Form 10-K, Exhibit 13
period 1995-12-31
UNION BANKSHARES CO/ME
filed 1996-03-28
CIK 745083

EXHIBIT 13




UNION BANKSHARES COMPANY

1995 ANNUAL REPORT



      Insert photo of the following:

Eugene Grindle, Teller at the Blue Hill Branch
Rebecca Sargent, AVP Trust Officer
Lisa Holmes, AVP Machias Office Branch Manager
John Lynch, Senior Vice President, Loans

      Insert graphic of our Union Trust Clock Logo







                      Dedication




                    J. Roy Barrett

             July 8, 1897 - April 30, 1995

            Director of Union Trust Company
                     for 31 Years




                   David J. Kennedy

           February 11, 1907 - July 11, 1995

            Director of Union Trust Company
                     for 38 Years





                   Sharon R. Carter

           June 13, 1946 - January 17, 1996

                Teller - Machias Branch
                    for 9 1/2 Years


























Can a loan officer install hope in a cancer patient?
Can an accounting clerk rescue people from a burning building? As your community bank, we believe in sharing our success--not only by investing in the people and businesses of Downeast Maine, but by encouraging our employees to use their abundant skills, compassion and intelligence to make life better for all.

Look within to discover some of the many ways our people are, as our Mission Statement says, "actively and positively contributing to the quality of life in our communities." We're proud of the inspiring contributions of the men and women of your Bank, and hope you will be, too.


      Insert photo of the following:

Eugene Grindle,Teller at the Blue Hill Branch
Rebecca Sargent, AVP Trust Officer
Lisa Holmes, AVP Machias Office Branch Manager
John Lynch, Senior Vice President, Loans










































February 16, 1996






Dear Shareholder:

      While 1995 was a satisfactory year in some respects for your Bank, it was disappointing in others. Earnings reached an all time high of $2,418,057 or $12.78 per share, a modest increase of
2.7 percent over the previous year. A rapid decrease in interest rates on the lending side and inability to offset such decreases as quickly in our cost of funds contributed to a general squeeze in our interest rate margins. Consequently, our earnings did not increase as much as originally planned. Also, noninterest expenses increased, due largely to wages, and costs associated with new product development, both of which unfortunately stunted the gains which otherwise would have been achieved through lower Federal Deposit
Insurance Premiums. Steps being taken to correct this situation are discussed elsewhere in this letter.

      On a more positive note, we call your attention to various ratios of performance. Your Bank continued to earn 1.3 percent on average assets and 11.4 percent on average capital. Capital ratios also remained strong. At year end, capital was a record 13.7 percent of deposits and 11.9 percent of total assets.

      Despite a slow economy, a strong sales and new business development effort by lenders, branch managers and customer service personnel produced solid gains in both loans and deposits. Loans increased by
10.7 percent to $93,242,760, while deposits grew by a more modest 3.2 percent to $165,357,869.

      During the year, after careful thought, the Board of Directors decided to employ John Floyd
Associates, banking consultants and specialists in bank operations, to study all the Bank s operations and the manner in which our products and services are sold, processed, and delivered to our customers. We expect this study will help us achieve operational efficiencies and cost savings going forward, resulting in a positive impact both on our ability to more effectively compete in our market place and on our net operating profits.

      In April, the Board voted to declare a stock dividend of 33 1/3 percent which was paid in May and


the cash dividend in accordance with past practice was maintained at $4.00 per share per year. This was the fourth such increase in the past 10 years and represents an increase in dividends paid of 2.77 times that paid in 1985.

      During the year, the following promotions and appointments were made:

        Dawn L. Lacerda     Operations Officer
        Teresa L. Linscott  Electronic Service
                            Officer
        Gayle A. Norton     Assistant Vice President,
                            Human Resources
        Marsha L. Osgood    Assistant Trust Officer
        Deborah F. Preble   Assistant Controller
        Stephen L. Tobey    Assistant Vice President,
                            Operations and Security
        Julie C. Vittum     Senior Auditor
















































     We note with sorrow the passing of two Honorary
Directors, J. Roy Barrette, Director for 31 years and
David J. Kennedy, who served 38 years; and Sharon R.
Carter, teller at our Machias branch for 9 1/2 years, to whom this report is dedicated.

     In September, Richard W. Teele, Executive Vice
President and Treasurer, elected to retire after 18 years of service. Dick made many contributions to the Bank and while his daily presence will be missed, we are pleased that he will remain as a Director and Secretary of the Corporation.

     Two new Directors were named during 1995:  Peter
Clapp, President, Blue Hill Garage and Paul L. Tracy,
President/Owner, Winter Harbor Agency and Vice
President, Schoodic Insurance Services.

     On April 1, 1996, Robert S. Boit, having reached mandatory retirement age, will step down as President and Chief Executive Officer. Having served the Bank for 23 years, Mr. Boit will remain as a Director on both the General Board and the Executive Board. In
February, the Board elected Peter A. Blyberg, currently Executive Vice President, to the position of President and Chief Executive Officer, to take effect on April 1, 1996. Mr. Blyberg joined the Bank in 1993 having been with Chemical Bank of New York for 18 years.

     The economy is more likely to grow at a slow pace for the balance of 1996, and we expect eastern Maine to be no exception. Despite all the talk about potential reforms in government spending, deficit reductions and alterations in the tax code, experience indicates that any changes will be less dramatic than current expectations suggest.

     We extend our sincerest thanks to you, our Shareholders, and our Directors, Officers and Employees for your support.


Sincerely,



John V. Sawyer, II                                 Robert S. Boit
Chairman of the Board                              President and Chief
                                                   Executive Officer


Five-Year Summary (000's Omitted)


                   1995         1994         1993         1992        1991

Deposits         $165,358     $160,249     $161,236    $158,674    $149,623

Loans              93,242       84,208       80,993      84,977      94,648
Securities        *75,716      *83,391      *73,821      76,704      56,981

Shareholders'
Equity           **22,227     **20,570       18,875      17,391      15,923

Total assets      191,353      181,597      182,129     177,767     167,138

Net earnings        2,418        2,354        2,134       1,920       1,300
***Earnings
per share           12.78        11.65        10.55       10.15        6.87


Equity Ratios
Equity expressed as a percentage of average:

                    **1995       **1994        1993         1992        1991

Deposits             13.7%        12.8%        11.8%       11.3%       10.8%

Loans                25.1%        24.9%        22.7%       19.4%       17.2%
Total assets         11.9%        11.3%        10.5%       10.1%        9.7%

Earning assets       12.9%        12.8%        11.2%       10.8%       10.4%

Other Financial Highlights


                      1995         1994         1993         1992        1991

**Return on average
Shareholders' equity  11.4%        11.9%        11.8%       11.5%        8.4%

Return on average
assets                 1.3%         1.3%         1.2%        1.1%        0.8%

Return on average
earning assets         1.4%         1.4%         1.3%        1.2%        0.9%


***Earnings per share have been restated to reflect a stock split effected in the form of a 33 1/3% stock dividend in 1995.

*Stated at amortized cost. Includes available for sale securities with cost of $70,939 and $76,007 and securities held for sale with cost of $65,816 at December 31, 1995, 1994 and 1993, respectively.

**Excluding net unrealized gain (loss) on available for sale securities of $567,810 and ($1,389,168) at December 31, 1995 and 1994, respectively.





     Insert: Three 10 year bar charts referencing the following:

Earnings Per Share

Book Value Per Share

Dividends Per Share





















































MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
December 31, 1995


     Union Bankshares Company is a one-bank holding company, organized under the laws of the State of Maine, which has acquired 99.928% of the common stock of Union Trust Company. The Company's only subsidiary is the Bank. The Company's holding company structure can be utilized to engage in permitted banking-related activities, either directly or through newly formed subsidiaries, or by acquiring companies already established in such activities. The Company has no immediate plans for such activities, but could do so if such action should appear desirable.

     Union Trust is a full-service, independent commercial bank with ten offices in coastal Maine, serving the financial needs of individuals, businesses, and municipalities in Hancock and Washington Counties. With its commitment to outstanding service, quality products and the ability to anticipate and respond to the customers' financial needs, Union Trust, now in its 108th year, is proud to have earned the reputation as one of New England's preeminent community banks.

     Union Trust supports the people and communities it serves and believes that reinvesting local money locally builds strong communities. The Bank's charitable contribution program supports a broad range of local charities, community development efforts and the volunteerism of its employees and retirees.

     Union Trust Company offers a full range of banking services, at competitive rates and at convenient banking hours and locations and is accessible to customers 24 hours a day through physical locations and electronic means. This year the Bank introduced BankLine which provides 24-hour access by phone, whereby customers may check the balance of their accounts, check recent account activity, verify interest paid and earned, transfer funds between accounts and make loan payments.

     Union Trust's deposit services include: regular and basic checking accounts, NOW accounts, money market accounts, savings accounts, certificate of deposits, IRA accounts, KEOGH Plans, ATM Convenience
Cards, Convenience Check Cards, reserve checking, credit cards, BankLine, Unlimited Club membership and safe deposit boxes. The Bank also provides the following loan services: installment loans, student loans, mortgages, lines of credit, commercial loans, home equity loans and Visa credit cards.

     Union Trust Company also offers a full range of



investment and trust services. Our professional trust advisors design and administer personal trusts, individual retirement accounts, self-employed retirement accounts, company retirement plans
(pension, simplified employee pension, 401(k), profit sharing), and estate plans. In addition, our trust staff will help people of all ages and income levels analyze their savings and retirement needs and plan customized investment strategies to meet the customer's goal. In 1995, the Trust Department introduced MutualPARTNERS, an asset allocation program that offers a balanced investment mechanism for our customers. Using mutual funds and creating portfolios designed to meet each person's individual situation and risk level, the Bank hopes to appeal to a broad range of potential trust customers, many of whom might otherwise think that they don't have enough savings to qualify for a trust.







     Insert photo of the following: Sandra Salsbury, Administrative Assistant Supervisor; Foster Mathews,
AVP Manager of Cherryfield Branch; Phyllis Harmon, AVP
Loan Officer and Harry Vickerson, AVP Manager of
Stonington Branch

RESULTS OF OPERATIONS
     The operating results of the Bank depend primarily on its net interest income, which is the difference between interest income on earning assets (which consists primarily of loans and investments) and interest expense (which consist primarily of deposits and borrowings). The
Bank's results are also affected by the Provision For
Loan Losses, which reflects management's assessment of the adequacy of the Allowance For Loan Losses;
noninterest income, including gains and losses on the sales of loans and securities; noninterest expenses;
and income tax expense. Each of these major components of the Bank's operating results are highlighted below.

NET INCOME
     Net income in 1995 of $2,418,057 increased from 1994 by $64,094 or 2.7%. Net income in 1994 represented an increase of $220,326 or 10.3% from 1993.

     The following table summarizes the status of the Bank's earnings and performance for the periods stated.





                                                      December 31,

                                               1995       1994        1993

Earning Per Share                             $12.78     $12.44      $11.28
Return on average Shareholder's equity *       11.4%      11.9%       11.8%
Return on average assets                        1.3%       1.3%        1.2%
Return on average earning assets                1.4%       1.4%        1.3%

     * Excluding net unrealized gain (loss) on available for sale securities of $567,810 and ($1,389,168) at December 31, 1995 and 1994,
respectively.

     In 1995, the Company declared a 33 1/3 percent stock dividend, and therefore earnings and cash dividends per share have been retroactively restated for 1994 and 1993 to reflect the stock dividend.

NET INTEREST INCOME
     Net interest income continues to be the most significant determinant of the Company's earning performance. The management of interest rate risk has become increasingly important to ensure the continued profitability of the Bank. Interest rate risk results from volatile interest rates, increased competition and changes in the regulatory environment. The Bank's exposure to interest rate movements is controlled by a careful balancing of interest earned and interest paid as well as the maturities of assets and liabilities.

     Net interest income in 1995 was $8,803,241, an increase of $312,848 or 3.7% from 1994. The increase was primarily due to higher loan levels in 1995, up
$9,034,924 on December 31, 1995 or 10.7% over December
31, 1994. Loans generally represent higher yielding assets than securities.

     Loan increases were primarily the result of a loan calling program instituted in late 1995 and a recovering local economy. Interest and fees earned on loans in 1995 amounted to $8,800,000, up $1,300,000 or
17.1% over the year ended December 31, 1994. Variable rate loans amounting to $54,000,000 represent approximately 58.0% of the total loan portfolio.
Despite falling interest rates, loan yields improved by 34 basis points in 1995 compared to the 1994 increase of 89 basis points. Moderate balance increases were experienced in real estate, commercial, municipal and consumer categories, and the loan mix remains consistent with prior years.

     Interest expense on deposits in 1995 increased
20.5% or $856,185 from 1994. The increase was primarily due to a change in the Bank's deposit mix to higher costing deposits, which reflected the customer's desire to invest more in high-yielding




certificates of deposit. In 1994, interest expense on deposits decreased 11.5% or $541,355 from 1993.

     Interest margin, the percentage difference between interest earned on loans and investments and interest paid to depositors, declined 23 basis points in 1995 over 1994. Your Bank's net interest margin is among the highest of all Maine banks. The Bank continues to monitor short- and long-term interest rates, balance sheet volumes and maturities in order to optimize its net interest margin.

     The following table illustrates the Bank's net interest margin for the years indicated:

                                            December 31,

                                  1995            1994           1993

Yield on earning assets          8.330%          8.042%         7.328%
Cost of all funds                3.104%          2.586%         2.539%
Net interest margin              5.226%          5.456%         4.789%


PROVISION FOR LOAN LOSSES
     The provision for loan losses increased by $30,000 in 1995. This increase was due to increased loan volume and the desire to maintain the Allowance for Loan Losses at 2.0% of gross loans. There was no provision made in 1994 and a $30,000 increase in 1993.

     The process of evaluating the adequacy of the Allowance for Loan Losses involves a high degree of management judgement. Such judgement is based, in part, on systematic methods. These methods include a loan-by-loan analysis of all larger commercial loans and commercial real estate loans as well as those that were nonperforming or were being closely monitored by management for potential problems, and a quantitative analysis of residential real estate and consumer loans. The analysis also incorporates all relevant matters that affect loan collectibility. Based on this analysis, an estimation of potential loss exposure was made and an allowance determined.

     Management believes that the Allowance for Loan
Losses and the carrying value of real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in northern New England. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's
Allowance for Loan Losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available




to them at the time of their examination.

     The following table reflects the quality of the Bank's loan portfolio and the emphasis placed upon the management of credit risk:

                                                     (000's omitted)
                                                       December 31,

                                                     1995        1994

 Non-accrual loans                                 $  614       $  151
 Loans past due 90 days and accruing                  388           86
 Restructured loans                                     0            0
 Other real estate owned (including
 insubstance foreclosure)                           1,316          908
 Total nonperforming assets                         2,318        1,145
 Ratio of total nonperforming loans
  to capital and the Allowance for
  Loan Losses (Texas ratio)                          .041         .011
 Ratio of net recoveries (charge-offs) to loans     (.001)        .002
 Ratio of Allowance for Loan Losses to loans          .02         .023
 Coverage of ratio (Allowance for Loan Losses
  divided by nonperforming assets)                   .845        1.689
 Ratio of nonperforming assets to total assets        .01         .006
 Ratio of nonperforming loans to total loans         .007         .003


NONINTEREST INCOME
     The Company receives noninterest income from trust fees, service charges on deposit accounts and income comprised of fees earned from a variety of other banking services. Security gains or losses are another major component of this category.

     Noninterest income, excluding securities gains, remained relatively stable for the years 1995 and 1994. In 1993, an increase of $92,525, or 4.9% was experienced. The primary reason for the change in 1995 was a $75,927 or 21.4% increase in Visa income, offset by a decrease of $81,802 or 20.2% of Loan
Department income.

     Major efforts were made in 1995 to increase Visa accounts in conjunction with the loan calling program.
The decrease in Loan Department income in 1995 is primarily a result of a major slowdown in the volume of residential mortgages. This slowdown impacted the volume of processed loans sold to the secondary market in both 1994 and 1995. Origination of loans held for sale were $8,593,440, $10,813,150, and $18,846,144 for
1995, 1994, and 1993, respectively.

     Trust Department income increased $43,352, or 10.8% in 1995 compared with $12,722 or 3.1% decrease in 1994. The increase is primarily a result of new business in 1995 and an improved stock market.

     Net security gains amounted to $3,103, $98,009




and $266,664 for the years 1995, 1994, and 1993,
respectively.

NONINTEREST EXPENSE
     Noninterest expense consists of employee compensation and benefits, occupancy and equipment expenses and other general operating expenses.

     In an effort to enhance the Bank's management process and operating procedures and to improve efficiencies, the Bank, in the fall of 1995, employed the services of John M. Floyd and Associates, Inc., of Bellaire, Texas. As a result of the work done with this firm, we expect to achieve more efficient use of resources, increased income opportunities, improved delivery of products and services and reduced expense.
Management anticipates implementation of many of the study's recommendations in 1996 and 1997.

     Noninterest expenses increased .53% to $7,459,206 in 1995 and 5.5% in 1994. The increases in 1995 were centered primarily in salaries and wages, advertising new product development and supplies. These increases were offset, to some extent, by decreases in pension and employee benefits, as well as an FDIC insurance premium rebate and rate reduction, which occurred during the year.

     Salaries and wages increased 5.7% in 1995, down from a 10.2% increase in 1994 over 1993.

     Pension and employee benefits (current and post-retirement) decreased 11.5% in 1995 following a 24.2% increase in 1994 due to the implementation of deferred compensation agreements. The periodic post-retirement benefit costs under Statement of Financial Accounting
Standards (SFAS) No. 106, "Employers' Accounting for
Post-Retirement Benefits Other Than Pension" were
$148,646, $154,800 and $148,700 for 1995, 1994, and
1993, respectively. Future changes in the discount rates applied to the actuarial analysis will have a corresponding impact on the Company's pension and post-retirement liabilities.

INCOME TAXES
     The status of the Bank's income tax expense is as follows:


                            Twelve Months Ended December 31,

            Tax Expense                      Percentage of Pre-tax Earnings

  1995          1994         1993            1995         1994        1993
$885,000      $797,000     $797,000          28.0%        25.3%       27.8%







     Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes", was adopted by the Company in 1993 and resulted in a positive cumulative effect of $68,000 to net income.
The Bank has sufficient refundable taxes paid in available carry-back years to fully realize its recorded deferred tax asset of $1,072,636 at December
31, 1995.

SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES
     The Federal Reserve Board's capital requirements generally call for an 8% total capital ratio, of which 4% must be comprised of Tier 1 capital. Risk-based capital ratios are calculated by weighing assets and off-balance sheet instruments according to their relative credit risks. The Company's Tier 1 capital ratio of 20.4% far exceeds the Federal Reserve Board's guidelines.



     Total shareholders' equity increased $3,613,113 in 1995 primarily as a result of net income of $2,418,057, as well as a $1,956,978 change in the category of "Unrealized Gains (Losses)on Securities
Available for Sale", net of applicable income taxes, from the adoption of Statement of Financial Accounting
Standards (SFAS) No. 115, "Accounting for Certain
Investments on Debt and Equity Securities."

     Dividends of $756,860 were declared on the Company's common stock and represented a 24.8% increase over 1994. Dividend payout for 1995, 1994, and 1993 was 31.3%, 25.8%, and 28.4% of net income, respectively. In 1995, the Company declared a 33 1/3 percent stock dividend.

LIQUIDITY MANAGEMENT
     Liquidity management is the process by which the Bank structures its cash flow to meet requirements of its customers as well as day-to-day operating expenses.

     Liquidity is provided from both assets and liabilities. The asset side of the balance sheet provides liquidity through the regular maturities on our securities portfolio, as well as the interest received on these assets. In addition, U.S.
Government securities may be readily converted to cash by sale in the open market. On the liability side, liquidity comes from deposit growth and the Bank's accessibility to other sources of borrowed funds. In this respect, liquidity is enhanced by a significant amount of core demand and savings deposits from a broad customer base.

     As a part of the Bank's asset and liability management and liquidity needs, management actively



evaluates its funding resource and strategies to reduce and manage the vulnerability of its operation to changes in interest rates.

     When a Company's ability to reprice interest-bearing liabilities exceeds its ability to reprice interest-earning assets within shorter time periods, material and prolonged increases in interest rates generally adversely affect net interest income, while material and prolonged decreases in interest rates generally have the opposite effect.

     A principal objective of the Company is to reduce and manage the vulnerability of its operations to changes in interest rates by managing the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing dates.

     Union Trust Company is asset-sensitive as a result of its variable-rate loan portfolio and its short-term investment portfolio. Bank earnings may be negatively affected, should interest rates fall.

     As of December 31, 1995, the Bank's ratio of rate-sensitive assets to rate-sensitive liabilities at the one-year horizon was 95%, its one-year GAP
(measurement of interest sensitivity of interest-earning assets and interest-bearing liabilities at a point in time) was -3%, and $82,000,000 in assets and $75,000,000 in liabilities will be repricable in one year.

     In addition to the "traditional" GAP calculation, the Company analyzes future net interest income based on budget projections including anticipated business activity, anticipated changes in interest rates and other variables, which are adjusted periodically by management to take into account current economic conditions, the current interest rate environment, and other factors.

     The following table presents, as of December 31, 1995, the Company's interest rate GAP analysis:



















                                 Interest Rate GAP Analysis
                         as of December 31, 1995 (000's omitted)


 Interest-earning
      Assets:            0-3        4-12        1-5      over 5     Total
                        months     months      years     years

 Loans:
   Real estate
     fixed rate        $   319   $  1,082     $ 7,144    $ 5,557    $14,102
     variab             18,322     17,083       8,193          0     43,598
 Commercial              9,469      1,056       3,253          0     13,778
 Municipal                 600      3,622       1,902      1,306      7,430
 Consumer               10,501      1,159       2,675          0     14,335
 Securities Available
   for Sale              4,717     31,739      30,967      3,515     70,938
 Held to Maturity
   Securities                0        817       2,600        702      4,119
 Loans Held for Sale     1,227          0           0          0      1,227
 Other Earning Asset     6,323          0         659          0      6,982
 TOTAL                 $51,478    $56,558     $57,393    $11,080   $176,509

 Interest-bearing Liabilities:

 Deposits:
   Savings             $ 7,860    $21,130     $22,220    $     0   $ 51,210
   NOW                   4,281     12,843      17,113          0     34,237
   Money Market          7,461      7,460           0          0     14,921
   Time                 18,545     34,241      12,203          0     64,989
 Borrowings                  0        110           0          0        110
 TOTAL                 $38,147    $75,784     $51,536    $     0   $165,467

 Rate-sensitivity GAP $ 13,331   $(19,226)    $ 5,857    $11,080

 Rate-sensitivity GAP as
 a percentage of total
 assets                  6.97%    (10.05%)      3.05%      5.79%

 Cumulative GAP       $ 13,331   $( 5,895)    $    38    $11,042



 Cumulative GAP as a
 percentage of total
 assets                  6.97%     (3.08%)     (.03%)      5.76%


     The distribution in the Interest Rate GAP
Analysis table is based on a combination of maturities, call provisions, repricing frequencies, prepayment patterns, historical data and management judgement. Variable-rate assets and liabilities are distributed based on the repricing frequency of the investment. Management has estimated the rate sensitivity of money market and savings deposits based on an historical analysis of the Bank and industry data.





The status of the Bank's sources of cash to fund its operation are as follows:

                                                        December 31,

                                                  1995               1994

Net Cash provided from Operations             $ 2,632,741       $  2,178,779
Net Cash (used) from Investing Activities      (1,983,445)       (12,169,912)
Net Cash (used) provided from Financing
    Activities                                  4,347,261         (1,993,878)
Net (decrease) increase in cash and cash
    equivalents                               $ 4,996,557       $(11,985,011)



BALANCE SHEET ANALYSIS
     Total assets increased $9,800,000 or 5.4%, in 1995, primarily due to increased loan volume, compared to a decrease of approximately $530,000 or .3%, in 1994. The following table gives a general overview and profile of the Company:

                                              (000's omitted)
                                            as of December 31,

                           1995           1994        Increase       % of
                                                     (Decrease)     Change

 Total Assets             $191,353      $181,597      $ 9,756         5.4%
 Total Earning Assets      177,369       167,788        9,581         5.7%
 Loans                      93,243        84,208        9,035        10.7%
 *Securities                75,716        83,391       (7,675)       (9.2%)
 Deposits                  165,358       160,249        5,109         3.2%
 **Shareholder's Equity     22,227        20,570        1,657         8.1%


* Stated at amortized cost. Includes available for sale securities with cost of $70,939,000 and $76,000,000 for 1995 and 1994, respectively.

** Excluding net unrealized gains (losses) on available for sale securities of $567,810 and ($1,389,168) at December 31, 1995 and 1994,
respectively.

SECURITIES
     The objective of the securities portfolio is to provide for a stable earnings base and the investment of excess liquidity. The carrying value of the portfolio at December 31, 1995, totaled $76,000,000, consisting primarily of U.S. Government and Agency
Securities. Approximately 46% of the securities portfolio matures in the one-through-five-year period.

     The Company has reviewed its investment policy regarding securities. In recognition of current




economic conditions and the attendant responsibility of management to consider known liquidity requirements and provide for capital planning, investment securities may be sold as part of prudent asset/liability management. Accordingly, the Bank has classified certain securities (exclusive of tax-free securities) to assets available for sale. Therefore, such assets are recorded at market value.

     As a result of Statement of Financial Accounting
Standards Board Statement (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity
Securities," unrealized holding gains or losses, net of tax effect, for securities classified as available for sale are recorded as an adjustment of a separate component of equity.

LOANS
     Total loans increased $9,035,000, or 10.7%, primarily due to a $3,499,000, or 6.5%, increase in real estate loans, and a $3,242,000, or 77.4%, increase in municipal loans.

     On January 1, 1995, the Company adopted Financial
Accounting Standards Board Statement No. 114,
"Accounting by Creditors for Impairment of a Loan", which states that a loan is defined as "impaired" when it is probable that the creditor will be unable to collect all amounts due, including principal and interest, under the contracted terms of the loan.

     Loans that are reported on nonaccrual, overdue, rated or watch listings are tested for impairment.
Management then determines, loan-by-loan based upon the credit history and repayment schedule, whether the loan is impaired or, in all probability, uncollectible by the Bank. Adoption of this standard has had no effect on the level of Allowance for Loan Losses in 1995.

DEPOSITS
     Total deposits increased $5,109,000, or 3.2%, during 1995, primarily due to competitive interest rates on products offered and as a result of the calling program instituted this year. Total deposits decreased .6%, or $987,000, in 1994.

     The banking business, in the Bank's market area, is somewhat seasonal due to an influx of tourists and summer residents each spring and summer. As a result, the Bank has an annual deposit swing from a high point in mid-October, to a low point in May. This deposit swing is predictable and does not have a materially adverse effect on the Bank.

IMPACT OF INFLATION AND CHANGING PRICES
     The Consolidated Financial Statements and related notes presented in this Annual Report have been



prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

     Union Bankshares, $25 par value, is not listed on any national exchange, nor is it actively traded.
Since the Company is not aware of all trades, the market price is established by determining what a willing buyer will pay a willing seller. Based upon the trades that the Company had knowledge of (per quotes from Paine, Webber, Inc., and other local brokerages), high and low bids for each quarter for 1995 and 1994 are listed in the following table:


         1st Quarter       2nd Quarter         3rd Quarter      4th Quarter
1995 $160.00 to $175.00 $125.00 to $169.26 $150.00 to $167.00 $167.00 to $170.00

1994 $155.00 to $160.00 $160.00 to $160.00 $160.00 to $160.00 $160.00 to $160.00


     As of December 31, 1995, there were 654 holders of record of Union Trust Company common stock.

     Quarterly dividends paid by the Company in 1995 and 1994 were as follows:

                                                  1995            1994

                           1st Quarter            $1.00           $.81
                           2nd Quarter            $1.00           $.81
                           3rd Quarter            $1.00           $.81
                           4th Quarter            $1.00           $.81
                           Total                  $4.00          $3.21


RECENT ACCOUNTING DEVELOPMENTS
     In March 1995, the Financial Accounting Standards
Board issued Statement of Financial Accounting
Standards (SFAS) No. 121, "Accounting for the
Impairment of Long-Lived Assets and for Long-Lived
Assets to be Disposed of," effective for financial




statements for fiscal years beginning after December
15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be held and used by an entity being reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount for an asset may not be recoverable. The Company expects no material impact from adopting SFAS No. 121.

     In May, 1995, the Financial Accounting Standards
Board issued Statement of Financial Accounting
Standards (SFAS) No. 122, "Accounting for Mortgage
Servicing Rights" (an amendment of FASB Statement No.
65). SFAS No. 122 applies to mortgage banking activities in which a mortgage loan is originated, or purchased, and then sold with the right to service the loan retained by the mortgage banking entity. The
Statement amends SFAS No. 65, which provided only for the recognition of purchased mortgage servicing rights. Prior to SFAS No. 122, purchased mortgage servicing rights were capitalized only in circumstances where the right to service loans was acquired from another organization. SFAS No. 122 amends SFAS No. 65 by requiring the capitalization of mortgage servicing rights, whether they were acquired from another organization or originated internally.
Additionally, SFAS No. 122 has provisions that require an impairment analysis of the servicing right regardless of whether the servicing right was originated or purchased. The Company has not determined the impact of adopting SFAS No. 122.

     In October, 1995, the Financial Accounting
Standards Board issued Statement of Financial
Accounting Standards (SFAS) No. 123, "Accounting for
Stock-based Compensation," effective for financial statements for the fiscal year beginning after December 15, 1995. SFAS No. 123, requires entities to disclose the fair value of their stock options, although they will not have to record the options at fair value in the financial statement. As of December
31, 1995, the Company did not offer stock-based compensation to its employees.



















UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED
BALANCE SHEETS
DECEMBER 31, 1995 AND 1994

                                                1995                1994

ASSETS
Cash and due from banks (note 2)            $ 7,343,489          $  7,025,431
Federal funds sold                            6,322,771             1,644,272
                                             13,666,260             8,669,703
Available for sale securities,
  at market value (note 4)                   71,799,295            73,901,802
Held to maturity securities at cost (note 3)
  (market value $4,232,683 and $6,843,871 at
  December 31, 1995 and 1994, respectively)   4,119,546             6,724,925
Other investment securities at cost, which
  approximates market value                     659,325               659,325
Loans held for sale                           1,227,447               651,191

LOANS (note 5):
Real estate                                  57,699,645            54,200,997
Commercial and industrial                    13,778,012            12,975,176
Municipal                                     7,430,234             4,187,860
Consumer                                     14,334,869            12,843,803
                                             93,242,760            84,207,836
Less deferred loan fees                         203,497               277,867
Less allowance for loan losses (note 6)       1,878,169             1,928,644
Net loans                                    91,161,094            82,001,325
Premises, furniture and equipment (note 7)    3,153,850             3,005,886
Other Assets (notes 10 and 11)                5,566,349             5,982,690
Total Assets                               $191,353,166          $181,596,847



The accompanying notes are an integral part of these consolidated financial statements.






                                                1995                1994

LIABILITIES
DEPOSITS:
Demand Deposits                             $ 19,327,213        $ 20,256,577
Savings deposits (including NOW deposits
  totaling $34,237,051 in 1995 and
  $33,807,108 in 1994)                        63,621,013          66,236,025
Money market accounts                         17,419,673          20,346,133
Time deposits                                 58,103,915          49,938,624
Certificates of deposit $100,000 and over      6,886,055           3,471,328
Total deposits                               165,357,869         160,248,687
Other liabilities (note 11)                    3,200,803           2,166,779
Total liabilities                            168,558,672         162,415,466
Contingent liabilities and commitments (note 13)

SHAREHOLDERS' EQUITY
Common stock, $25 par value.  Authorized 600,000
  shares, issued 202,515 in 1995 and 1994
  (restated) (notes 1 and 12)                $ 5,062,875        $  3,801,200
Surplus                                        3,948,485           3,948,680
Retained earnings                             13,285,337          12,915,637
Net unrealized gain (loss) on available for
  sale securities (note 4)                       567,810          (1,389,168)
Treasury stock, at cost (697 shares in 1995
  and 665 shares in 1994)                        (70,013)            (94,968)
Total Shareholders' equity                    22,794,494          19,181,381
Total liabilities and Shareholders' equity  $191,353,166        $181,596,847



The accompanying notes are an integral part of these consolidated financial statements.












UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED
STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                       1995          1994            1993

INTEREST AND DIVIDEND INCOME:
Interest and fees on loans         $ 8,780,734    $ 7,500,694    $ 7,323,880
Interest on securities available
  for sale                           4,230,639      4,446,906              0
Interest on securities held for
  sale                                       0              0      4,199,405
Interest on securities held to
  maturity                             419,829        520,215        607,153
Interest on Federal funds sold         424,146        209,210        262,871
Total interest income               13,855,348     12,677,025     12,393,309

INTEREST EXPENSE:
Interest on savings deposits         1,302,644      1,341,186      1,630,848
Interest on money market accounts      552,417        567,359        644,790
Interest on time deposits            2,912,040      2,175,936      2,281,342
Interest on certificates of deposit
  $100,000 and over                    274,069        100,504        169,360
Interest on short-term borrowings       10,937          1,647            596
Total interest expense               5,052,107      4,186,632      4,726,936
Net interest income                  8,803,241      8,490,393      7,666,373
Provision for loan losses (note 6)      30,000              0         30,000
Net interest income after provision
  for loan losses                    8,773,241      8,490,393      7,636,373

NONINTEREST INCOME:
Net securities gains (note 4)            3,103         98,009       266,664
Trust Department income                443,661        400,309       413,031
Service charges on deposit accounts    310,381        311,069       324,167
Visa income                            431,338        355,411       341,775
Loan Department income                 323,657        405,459       498,401
Other income                           477,145        509,866       416,086
Total noninterest income             1,989,285      2,080,123     2,260,124
Income before noninterest expenses  10,762,526     10,570,516     9,896,497

The accompanying notes are an integral part of these consolidated financial statements.







                                        1995          1994           1993

NONINTEREST EXPENSE:
Salaries and wages                   3,124,862      2,955,272     2,681,942
Pension and other employee
  benefits (note 10)                   894,706      1,011,960       814,869
Insurance                               97,809         99,286       137,355
FDIC insurance                         184,630        345,006       348,732
Net occupancy expenses                 776,703        767,400       780,022
Equipment expenses                     201,516        180,465       173,289
Advertising                            248,510        223,087       155,070
Supplies                               283,430        206,047       235,746
Postage                                147,947        130,755       127,683
Telephone                              155,120        165,357       153,131
Other professional fees                156,570        159,698       100,119
Other expenses                       1,187,403      1,175,484     1,325,902
Total noninterest expenses           7,459,206      7,419,817     7,033,860
Income before income taxes           3,303,320      3,150,699     2,862,637
Income taxes (note 11)                 885,263        796,736       797,000
Income before cumulative effect of
  a change in accounting principle   2,418,057      2,353,963     2,065,637
Cumulative effect of change in
  accounting for income taxes
  (note 11)                                  0              0       (68,000)
Net income                          $2,418,057     $2,353,963    $2,133,637

Net income per common share         $    12.78     $    11.65    $    10.55

Cash dividends declared per
  common share                      $     4.00     $     3.00    $     3.00

Weighted average common shares
  outstanding                          189,204        202,128       202,214






The accompanying notes are an integral part of these consolidated financial statements.







UNION BANKSHARES COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 1995, 1994 and 1993


                                                               NET
                                                           UNREALIZED
                                                         GAIN(LOSS)ON   SHARE-
                 COMMON              TREASURY  RETAINED  AVAILABLE FOR  HOLDER'S
                 STOCK    SURPLUS     STOCK    EARNINGS      SALE
SECURITIES   EQUITY

Balance at December
 31, 1992      3,801,175  2,448,576  (33,968)  11,174,901        0  17,390,684
Net income, 1993       0          0        0    2,133,637        0   2,133,637
Additional stock sold,
 1 share              25        122        0            0        0         147
Payment for fractional shares
 totaling 219.66
  shares               0          0        0     (33,491)        0     (33,491)
Transfer to surplus    0  1,500,000        0  (1,500,000)        0           0
Sale of 76 shares
 Treasury stock        0        (18)  11,418           0         0      11,400
Repurchase of 138 shares
 Treasury stock        0          0  (20,918)          0         0     (20,918)
Cash dividends
 declared              0          0        0    (606,882)        0    (606,882)
Balance at December
 31, 1993      3,801,200  3,948,680  (43,468) 11,168,165         0  18,874,577

Net income, 1994       0          0        0   2,353,963         0   2,353,963
Repurchase of 322 shares
Treasury stock         0          0  (51,500)          0         0     (51,500)
Effect from implementation
 of SFAS 115           0          0        0           0  1,545,654  1,545,654
Change in net unrealized
 gain (loss) on available
 for sale securities   0          0        0           0 (2,934,822)(2,934,822)
Cash dividends
 declared              0          0        0    (606,491)         0   (606,491)
Balance at December
 31, 1994      3,801,200  3,948,680  (94,968) 12,915,637 (1,389,168)19,181,381

Net income, 1995       0          0        0   2,418,057          0  2,418,057
Sale of 159 shares
Treasury stock         0       (195)  24,955           0          0     24,760
Stock split effected in the form of
 a 33 1/3% stock dividend
(50,467 shares) 1,261,675         0        0  (1,261,675)         0          0
Payment for fractional shares
 totaling 138.49 shares 0         0        0     (29,822)         0    (29,822)
Cash dividends declared 0         0        0    (756,860)         0   (756,860)
Change in net unrealized gain
 (loss) on available for
 sale securities        0         0        0           0  1,956,978  1,956,978
Balance at December
 31, 1995     $5,062,875 $3,948,485 $(70,013) $13,285,337 $567,810 $22,794,494


The accompanying notes are an integral part of these consolidated financial statements.












UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED
STATEMENTS OF CASH FLOW
Years ended December 31, 1995, 1994 and 1993

                                      1995            1994           1993
NET CASH FLOWS PROVIDED (USED)
BY OPERATING ACTIVITIES:

Net income                        $ 2,418,057    $  2,353,963    $  2,133,637

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED BY OPERATING ACTIVITIES:
Cumulative effect of implementation of
  FASB No. 109                              0               0         (68,000)
Depreciation, amortization and
  accretion                           477,744         252,783         589,130
Provision for loan losses              30,000               0          30,000
Gain on sale of available for sale
  securities                           (3,103)        (98,009)              0
Net securities gains                        0               0        (266,664)
Net loss on sale of equipment               0               0          14,060
Purchase of securities held for resale      0               0     (18,991,461)
Proceeds from maturities of securities
  held for sale                             0               0      14,083,420
Proceeds from sale of securities held
  for sale                                  0               0       6,432,216
Provision for other real estate owned  60,000               0          35,000
Originations of loans held
 for sale                          (8,593,440)    (10,813,150)    (18,846,144)
Proceeds from loans held for sale   7,936,912      11,042,763      18,961,740
Net change in other assets           (151,224)       (588,825)        870,447
Net change in other liabilities       522,499         132,523        (445,211)
Net change in deferred loan
  origination fees                    (74,370)         60,471          22,285
Provision for deferred income tax
  (benefit) expense                     9,666        (163,740)        113,794
Net cash provided by operating
  activities                       $2,632,741      $2,178,779      $4,668,249




The accompanying notes are an integral part of these consolidated financial statements.





Continued





























































CONSOLIDATED STATEMENTS OF CASH FLOW CONTINUED

                                    1995         1994             1993

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of available for
  sale securities               $16,933,182   $10,010,376      $         0
Purchase of available for sale
  securities                    (38,702,639)  (49,678,400)               0
Proceeds from maturities and principal
  payments on available for sale
  securities                     26,734,617    29,700,344                0
Purchase of held to maturity
   securities                             0      (725,000)               0
Proceeds from maturities and principal
  payments on held to maturity
  securities                      2,619,748     1,355,000                0
Purchase of investments                   0       (12,300)        (100,000)
Proceeds from called and matured
  investments                             0             0        1,539,275
Proceeds from sales of other real
  estate owned                            0        37,000                0
Net decrease (increase) in loans to
  customers                      (9,035,126)   (2,547,926)       3,371,588
Proceeds from sales of fixed assets   4,000             0            3,034
Capital expenditures               (537,227)     (309,006)        (304,528)
Net cash (used) provided by
  investing activities          $(1,983,445) $(12,169,912)     $ 4,509,369


CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) Increase in demand, savings and
  money market accounts          (6,470,836)      746,169        4,961,190
(Decrease) Increase in time
 deposits                        11,580,018    (1,733,145)      (2,399,218)
Net increase in cash surrender value
  of life insurance policies              0      (348,911)               0
Proceeds from issuance of common stock    0             0              147
Payment to eliminate fractional
shares                              (29,821)            0          (33,491)
Purchase of Treasury stock                0       (51,500)         (20,918)
Sale of Treasury stock               24,760             0           11,400
Dividends paid                     (756,860)     (606,491)        (606,882)
Net cash (used) provided by
  financing activities          $ 4,347,261   $(1,993,878)     $ 1,912,228

Net (decrease) increase in cash and
  cash equivalents                4,996,557   (11,985,011)      11,089,846
Cash and cash equivalents at
  beginning of year               8,669,703    20,654,714        9,564,868
Cash and cash equivalents at
  end of year                   $13,666,260   $ 8,669,703      $20,654,714



The accompanying notes are an integral part of these consolidated financial statements.








































                                     1995          1994            1993

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:

Interest paid                    $ 4,752,751    $4,264,239      $ 4,948,559
Income taxes paid                $   927,610    $1,049,000      $   636,904

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:

Net transfer of securities held for sale
 to available for sale
 securities                     $         0    $65,816,445      $         0
Net transfer of investment securities
  to assets held for sale       $         0    $         0      $   100,000
Net transfer from loans to other real
  estate owned and insubstance
  foreclosure                   $         0    $    39,850      $   247,427
Net transfer from loans held for
  sale to loans                 $    80,272    $   701,917      $         0
Net (decreases) increases required by
  Statement of Financial Accounting
  Standards No. 115 available for sale
  securities                    $ 2,966,401    $(2,104,799)     $         0
Deferred income tax assets      $(1,009,423)   $   715,631      $         0
Net unrealized gain (loss) on
  available for sale securities $ 1,956,978    $(1,389,168)     $         0


The accompanying notes are an integral part of these consolidated financial statements.





















UNION BANKSHARES COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1995 and 1994


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business
       Union Bankshares Company provides a full range of banking services to individual and corporate customers through its subsidiary and branches in Maine. The Company is subject to competition from other financial institutions. The Company is subject to regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Consolidated Financial Statement Presentation
       The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of continuing assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Principles of Consolidation
       The accompanying consolidated financial
statements include the accounts of the Company and its majority-owned subsidiary, Union Trust Company. All significant intercompany balances and transactions have been eliminated in the accompanying financial statements. Minority interests, which are not significant, are included in other liabilities in the balance sheets and other operating expenses in the consolidated statements of income.

Earnings and Cash Dividends Per Share
       Earnings per share is based upon the average number of common shares outstanding during each year.
In 1995, the Company declared a 33-1/3 percent stock dividend. Earnings and cash dividends per share have been retroactively restated for 1994 and 1993 to reflect the stock dividend.

Investments
       The Company adopted Statement of Financial
Accounting Standards No. 115, "Accounting for Certain
Investments in Debt and Equity Securities," effective
January 1, 1994. The adoption resulted in the reclassification of certain investment securities as of January 1, 1994. The scope of the Statement did not encompass loans. The Company s investment accounting policies are as follows:






Trading Account Securities
       Trading account securities, consisting of securities purchased with the intent that they will be subsequently sold to provide net securities gains, are carried at market value. Realized and unrealized gains and losses on trading account securities are recognized in the consolidated statements of income as they occur. There were no trading securities at December 31, 1995 and 1994.

       Insert photo of 1995 Christmas is for Kids volunteers and photo of Michelle Joy, Accounting Clerk and Jayne Wallace, Branch Supervisor at our Somesville
Branch.

Available for Sale Securities
       Available for sale securities consist of debt securities that the Company anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors. These assets are specifically identified and are carried at fair value.
Amortization of premiums and accretion of discounts are recorded as an adjustment to yield. Unrealized holding gains and losses for these assets, net of related income taxes, are excluded from earnings and are reported as a net amount in a separate component of Shareholders equity. When decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis for the security.

Held to Maturity Securities
       Held to maturity securities consist of
purchased debt securities that the Company has the positive intent and ability to hold until maturity.
Debt securities classified as held to maturity are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts. When decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis for the security.

Other Investment Securities
       Other investment securities consist of Federal
Home Loan Bank (FHLB) stock and Federal Reserve Bank stock. These securities are carried at cost, which approximates market at December 31, 1995 and 1994.

       Insert photo of Foster Mathews, AVP and Branch
Manager of Cherryfield Branch

Loans Held for Sale
       Loans held for sale are loans originated for the purpose of potential subsequent sale. These loans



are carried at lower of cost or market at December 31, 1995 and 1994. Gains and losses on the sale of these loans are computed on the basis of specific identification.

Loan Servicing
       Mortgage loans serviced for others are not included in the accompanying balance sheet. The Bank recognizes a loan servicing fee for the difference between the principal and interest payment collected on the loan and the payment remitted to the investor.
In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards
(SFAS) No. 122, "Accounting for Mortgage Servicing
Rights," which requires capitalization of mortgage servicing rights for loans originated after January 1, 1996.

Premises, Furniture and Equipment
       Premises, furniture and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed by accelerated and straight-line methods over the estimated useful life of each type of asset. Leasehold improvements are amortized over the terms of the respective leases or the service lives of the improvements. Maintenance and repairs are charged to expense as incurred; betterments are capitalized.

Allowance for Loan Losses
       The Allowance for Loan Losses is established by management to absorb charge-offs of loans deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged-off. The amount of the provision is based on management s evaluation of the loan portfolio. Considerations in this evaluation include past and anticipated loan loss experience, the character and size of the loan portfolio and maintenance of the allowance at a level adequate to absorb anticipated future losses.

       Statement of Financial Accounting Standards No.
114, "Accounting by Creditor for Impairment of a Loan," was adopted on January 1, 1995. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the Allowance for Loan Losses to such loans. If these allocations cause the Allowance for Loan Losses to increase, such increase is reported as loan loss provision. There was no effect on the financial statement in adopting this standard for 1995.

Other Real Estate Owned
       Other real estate owned, which is included in other assets, is recorded at the lower of cost or fair value less estimated costs to sell at the time the



Company takes possession of the property. Losses arising from the acquisition of such properties are charged against the Allowance for Loan Losses.
Operating expenses and any subsequent provisions to reduce the carrying value are charged to operations.
Gains and losses upon disposition are reflected in earnings as realized.

Accounting Estimates
       Material estimates that are particularly susceptible to significant change in the future relate to the determination of the Allowance for Loan Losses.
In connection with the determination of the Allowance for Loan Losses and the carrying value of real estate owned, management obtains independent appraisals for significant properties.

       Management believes that the allowance for losses on loans and the carrying value of real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in northern New England. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company s Allowance for Loan Losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Income Taxes
       The Bank accounts for income taxes in
accordance with Statement of Financial Accounting
Standards No.109, "Accounting for Income Taxes."
Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       Effective January 1, 1993, the Company adopted
Statement 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statements of income.

Accrual of Interest Income and Expense
       Interest on loans and investment securities is taken into income using methods that relate the income earned to the balances of loans outstanding and



investment securities. Interest expense on liabilities is derived by applying applicable interest rates to principal amounts outstanding. The recording of interest income on problem loan accounts ceases when collectibility within a reasonable period of time becomes doubtful. Interest income accruals are resumed only when they are brought fully current with respect to principal and interest and when management expects the loan to be fully collectible.

       The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reflected in the loan loss provision.

Loan Origination Fees and Costs
       Loan origination fees and certain direct loan origination costs are recognized over the life of the related loan as an adjustment to or reduction of the loan s yield.

Statement of Cash Flows
       For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods.

Fair Value Estimates
       The Company has made fair value estimates on its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

2. CASH AND DUE FROM BANK ACCOUNTS
       The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 1995 was $100,000.




3. HELD TO MATURITY SECURITIES
       The carrying amounts of held to maturity securities for 1995 and 1994 as shown in the consolidated balance sheets of the Company, and their approximate market values at December 31, are as follows:


            OBLIGATIONS OF STATE AND POLITICAL SUBDIVISION:    There were no
                                       December 31,              pledged
                                                                 held to
                                                                maturity
                                                               securities as of
                                  1995               1994      December 31, 1995
   Book Value                  $4,119,546        $6,724,925    and 1994,
   Gross unrealized gains      $  117,723        $  181,627    respectively.
   Gross unrealized losses     $   (4,586)       $  (62,681)
   Market Value                $4,232,683        $6,843,871


       The amortized cost and market value of held to maturity securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                            Amortized    Market
                                            Cost        Value     The Company
                                                                  did not sell
                                                                  any held to
 Due in one year or less                  $  816,992  $  812,406   maturity
 Due after one year through five years     2,599,963   2,675,776  securities in
 Due after five years through ten years      652,859     691,720  1995 and 1994.
 Due after ten years                          49,732      52,781
                                          $4,119,546  $4,232,683


       Insert photo of Phyllis Harmon, AVP Loan
Officer

4. AVAILABLE FOR SALE SECURITIES
       In accordance with SFAS No. 115, the Company carries available for sale securities at market value.
A summary of the cost and market values of available for sale securities at December 31, 1995 and 1994 are as follows:










                                          Gross       Gross     Carrying
                                        Unrealized  Unrealized  & Market
                           Amortized      Gains       Losses    Value
                             Cost

                              1995         1995        1995         1995

 U.S. Treasury
  Securities and other
  U.S. Government
  agencies                $70,308,79     $877,088     ($17,220)   $71,168,661
 Other Securities            628,900        1,734            0        630,634
Totals                   $70,937,693     $878,822     ($17,220)   $71,799,295


                              1994         1994         1994         1994

 U.S. Treasury
   Securities and other
   U.S. Government
   agencies               $74,506,809    $ 35,715   $(2,081,667)  $72,460,857
 Other Securities           1,499,792           0       (58,847)    1,440,945
Totals                    $76,006,601    $35,715    $(2,140,514)  $73,901,802

Pledged available for sale securities totaled $12,000,000 and $8,000,000 at December 31, 1995 and 1994, respectively.




       The amortized cost and market value of
available for sale securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.




                                  Amortized Cost     Market Value

 Due in one year or less          $12,327,678        $12,366,875
 Due in one year through
   five years                      31,006,085         31,347,235
 Due after five years through
 ten years                         27,603,930         28,085,165

                                  $70,937,693        $71,799,275

Proceeds from the sale of securities were $16,933,183, $10,010,376 and $6,432,216 in 1995, 1994 and 1993, respectively. Gross realized gains were $90,066, $183,825 and $0 in 1995, 1994, and
1993, respectively. Gross realized losses in 1995, 1994, and 1993 were $86,170, $85,816 and $0, respectively.


       Insert photo of Harry Vickerson AVP Branch
Manager of Stonington Branch

5. LOANS
       At December 31, 1995 and 1994, loans on
nonaccrual status totaled approximately $614,000 and $151,000, respectively. If interest had been accrued on such loans, interest income on loans would have been approximately $28,000, $17,000 and $52,000 higher in 1995, 1994, and 1993, respectively. Loans delinquent by 90 days or more that were still on accrual status at December 31, 1995 and 1994 totaled approximately $388,000 and $86,000, respectively.

       In the ordinary course of business, the
Company s subsidiary granted loans to the Executive
Officers and Directors of the Company and its subsidiary, and to affiliates of Directors. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility.

       The balance of loans to related parties
amounted to $1,388,780 and $1,163,540 at December 31, 1995 and 1994, respectively. New loans granted to related parties in 1995 totaled approximately
$532,567; payments and reductions amounted to $357,327.

6. Allowance for Loan Losses
       Analysis of the Allowance for Loan Losses is as follows for the years ended December 31, 1995, 1994 and 1993:







                                      1995           1994            1993

 Balance, beginning of year       $1,928,644     $1,802,443      $2,324,705
 Provision for loan losses            30,000              0          30,000
 Balance before loan losses        1,958,644      1,802,443       2,354,705
 Loans charged-off                   195,912        321,002         985,503
 Less recoveries on loans
  charged-off                        115,437        447,203         433,241
 Net loan charge-off (recoveries)     80,475      (126,201)         552,262
 Balance, end of year             $1,878,169     $1,928,644      $1,802,443


       Information regarding impaired loans is as follows for the year ended December 31, 1995:


                                                                   1995
 Average investment in impaired loans                             $59,000
 Interest income recognized on impaired loans
   including interest income recognized on cash basis               6,400
 Interest income recognized on impaired loans on cash basis         5,500




       Information regarding impaired loans at
December 31, 1995 is as follows:

                                                                   1995

 Balance of impaired loans                                        $58,874
 Less portion for which no Allowance for Loan Losses
    is allocated                                                        0
 Portion of impaired loan balance for which an allowance
    for credit losses is allocated                                 58,874
 Portion of Allowance for Loan Losses allocated
    to the impaired loan balance                                      600



7. PREMISES, FURNITURE AND EQUIPMENT


 Detail of Bank Premises, Furniture and                      Depreciation
 Equipment is as follows:               1995        1994     expense charged
 Land                              $  131,743   $  131,743   against income was
 Buildings and improvements         3,375,282    3,353,475   $385,327, $375,115
 Furniture and equipment            2,966,160    2,456,474   and $403,060 in
 Leasehold improvements               412,173      412,173   1995, 1994 and
                                   $6,885,358   $6,353,865   1993,
 Less accumulated depreciation      3,731,508    3,347,979   respectively.
                                   $3,153,850   $3,005,886


8.  LEASE AND RENTAL EXPENSE
       At December 31, 1995, the Bank was obligated under a number of noncancellable leases for premises and equipment which are accounted for as operating leases. Leases for real property contain original




terms from 2 to 20 years with renewal options up to 20 years. Management expects that in the normal course of business, most leases will be renewed or replaced by other leases, or when available, purchase options may be exercised.

       Rental expense was $83,068 in 1995, $90,175 in 1994, and $78,212 in 1993.

       The minimum annual lease commitments under noncancellable leases in effect at December 31, 1995, are as follows:


                         Year Ending December 31,          Amount
                                   1996                   $100,311
                                   1997                   $102,424
                                   1998                   $104,601
                                   1999                   $106,845
                                   2000                   $109,154



9.  OTHER REAL ESTATE OWNED
       Other real estate owned amounts to $1,315,505 and $907,850 at December 31,1995 and 1994,
respectively. Activity in the allowance for losses on other real estate owned for the years ended December
31, is as follows:


                                                        1995        1994

                   Balance at beginning of year       $35,000     $     0
                   Provisions charged to income        60,000      35,000
                   Balance at end of year             $95,000     $35,000


10.  Employee Benefits
PENSION PLAN
       The Company's subsidiary has a noncontributory defined benefit pension plan covering substantially all permanent full-time employees. The benefits are based on employees' years of service and the average of their three highest consecutive rates of annual salary preceding retirement.

       It is the subsidiary's policy to fund the plan sufficiently to meet the minimum funding requirements set forth in the Employee Retirement Income Security
Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

       Pension expense amounted to $126,219, $124,720 and $94,641 for the years ended December 31, 1995, 1994 and 1993, respectively.




       The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1995 and 1994:


       Insert photo of Rebecca Sargent AVP Trust
Officer

 ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:        1995         1994

 Accumulated benefit obligation including vested
 benefits of $3,077,477 in 1995 and $2,483,705
 in 1994                                          $(3,133,283)    $(2,505,191)
 Projected benefit obligation for service
 rendered to date                                  (4,030,311)     (3,188,762)
 Plan assets at fair value (cash and equivalent,
 U.S. Government securities and other
 investments)                                       3,884,088       3,269,570
 Plan assets in excess of projected benefit
 obligation                                          (146,223)         80,808
 Unrecognized net (gain) loss from past experience
 different from that assumed and effects of
 changes in assumptions                               608,338         396,093
 Unrecognized prior service cost                      (38,488)        (41,034)
 Unrecognized net asset at January 1, being
 recognized over 17 years                            (179,598)       (203,376)
 Prepaid pension cost included in other assets     $  244,029      $  232,491


 NET PENSION COST INCLUDED THE FOLLOWING
 COMPONENTS:                           1995          1994           1993
 Service cost - benefits earned
  during the period                  $158,055       $170,374      $141,499
 Interest cost on projected
  benefit obligation                  253,278        232,087       219,951
 Actual return on plan assets        (550,892)        95,028      (206,941)
 Net amortization and deferral        265,778       (372,769)      (59,868)
 Net periodic pension cost           $126,219       $124,720      $ 94,641

NET AMORTIZATION AND DEFERRAL INCLUDED THE
 FOLLOWING COMPONENTS:
 Amortization of unrecognized net
  obligations existing at January 1  $(23,778)      $(23,778)     $(23,778)
 Asset (loss) deferred                289,222       (357,725)      (36,090)
 Amortization of unrecognized prior
   service cost                        (2,546)        (2,546)            0
 Amortization of net gain (loss)
   from earlier periods                 2,880         11,280             0
                                     $265,778      $(372,769)     $(59,868)



       Insert photo of Sandra Salsbury, Administrative
Assistant Supervisor

       The weighted average discount rates of 7.0% and 8.0% were used in determining the projected benefit in 1995 and 1994, respectively. The increase in salary levels was 5.0%. Expected long-term rates of return on





assets were 8.0% for 1995, 1994, and 1993,
respectively.

Post-retirement Benefits Other Than Pensions
       The Company sponsors a post-retirement benefit program that provides medical coverage and life insurance benefits to certain employees and directors who meet minimum age and service requirements. Active employees and directors accrue benefits over a 25-year period.

       Effective January 1, 1993, the Company adopted
Statement of Financial Accounting Standards No. 106,
"Employers  Accounting for Post-retirement Benefits
Other Than Pensions." Statement 106 requires the
Company to change from the cash basis of accounting for post-retirement benefits, which recognizes costs when paid, to the accrual method, which recognizes costs over the employee s period of active employment.
Statement 106 may be adopted through a 20-year transition or by recognizing the entire accumulated post-retirement benefit obligation immediately. The
Company decided to amortize the total post-retirement benefit obligation of $915,000 over a 20-year period beginning January 1, 1993. The effect of adopting
Statement 106 was a decrease in net income and an increase of the net periodic benefit cost for the years ended December 31, 1995 and 1994 in the amount of $148,646 and $154,800, respectively.

       The following table sets forth the status of the Company s post-retirement obligation at December
31, 1995 and 1994:

 ACCUMULATED POST-RETIREMENT BENEFIT OBLIGATION:
                                                    1995          1994


 Retirees                                       $  457,603     $  555,789
 Fully eligible active program participants        150,412        186,533
 Other active program participants                 601,411        278,390
 Other                                              19,420        105,088
                                                $1,228,846     $1,125,800

 Accumulated post-retirement benefit obligation in excess of
    plan assets                                 $1,228,846     $1,125,800
 Unrecognized prior service cost                  (776,700)      (822,300)
 Accrued post-retirement benefit cost           $  452,146     $  303,500


       Net period post-retirement benefit cost for the years ended December 31, 1995, 1994, and 1993, respectively, includes the following components:











   (IN THOUSANDS):                     1995           1994          1993
   Service cost                     $ 30,129       $ 29,800      $ 27,400
   Interest cost                      74,758         79,400        75,700
   Amortization of accumulated
     post-retirement obligation       45,600         45,600        45,600
   Amortization of net
    (gain)/loss                       (1,841)             0             0
   Net periodic post-retirement
     benefit cost                   $148,646       $154,800      $148,700



       For measurement purposes, the assumed annual rates of increase in the per capita cost of covered benefits were 15% and 14% for 1995 and 1994, respectively. Per capita medical costs are assumed to decrease annually by 1% until the year 2002 and later, which at that time will be 6%. The health care cost trend rate assumption has a significant effect on the amounts reported; however, these amounts are not available at this time. The weighted average discount rate and rate of compensation increase used in determining the accumulated post-retirement benefit obligation were 8.5% and 6.0%, respectively, on December 31, 1995 and 1994.

401(K) PLAN
       The Company has a 401(k) noncontributory plan for employees who meet certain service requirements.

11.  INCOME TAXES
       Income tax expense (benefit) consists of the following:

                                    Current      Deferred      Total
            1995
            Federal                $835,597     $   9,666     $845,263
            State                    40,000             0       40,000
                                   $875,597     $   9,666     $885,263
            1994
            Federal                $913,476     $(163,740)    $749,736
            State                    47,000             0       47,000
                                   $960,476     $(163,740)    $796,736
            1993
            Federal                $642,206     $ 113,794     $756,000
            State                    41,000             0       41,000
                                   $683,206     $ 113,794     $797,000



       Deferred tax expense (benefits) results from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each are as follows:




                                            1995         1994        1993

 Excess of tax over financial
   statement depreciation               $  15,900    $   13,368  $   6,000
 Financial statement (over) under
   tax loan loss provision                 48,737       (34,410)   181,700
 Effect of deferring loan fees for
   financial statement purposes            30,885        20,560     (7,500)
 Deferred compensation accrual            (32,724)     (153,440)   (61,200)
 FDIC assessment accrual                   23,800        20,400          0
 Effect of recording real estate
  owned at market value                   (20,400)            0          0
 Post-retirement benefits accrual         (50,539)      (35,821)   (32,000)
 Other                                     (5,993)        5,603      26,794
                                         $  9,666     $(163,740)  $ 113,794

       Insert photo of Michelle Joy, Accounting Clerk and Jayne Wallace, Somesville Branch Supervisor

       Income tax expense amounted to $885,263 for 1995 (an effective rate of 28.0%), $796,736 for 1994
(an effective rate of 25.3%) and $797,000 for 1993 (an effective rate of 27.8%). The actual tax expense for 1995, 1994 and 1993 differs from the "expected" tax expense for those years (computed by applying the applicable U.S. Federal Corporate Tax Rate to income before income taxes) due to the following:


                               1995               1994              1993
                        Amount    % of    Amount     % of    Amount    % of
                                Pretax             Pretax            Pretax
                               Earnings           Earnings         Earnings

Computed "expected"
 tax expense         $1,098,900  34.0%  $1,071,237  34.0%  $ 973,825  34.0%
Nontaxable income on
 obligations of states
 and political
 subdivisions          (225,810) (7.0%)   (251,808) (8.0%)  (235,411) (8.2%)
Other                    12,173   1.0%     (22,693) (0.7%)    58,586   2.0%
                      $ 885,263  28.0%    $796,736  25.3%   $797,000  27.8%



       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:











 DEFERRED TAX ASSETS:                               1995            1994

 Unrealized loss on available
  for sale securities                            $        0      $  715,632
 Allowance for Loan Losses                          638,577         519,274
 Real Estate owned                                   32,300          94,475
 Deferred loan fees                                  63,590               0
 Accrued FDIC assessment                             17,000          40,800
 Deferred compensation                              186,164         153,440
 Post-retirement benefits                           118,358          67,819
 Other                                               16,647          18,629
 Deferred tax assets                             $1,072,636      $1,610,069


 DEFERRED TAX LIABILITIES:

 Unrealized gain on available
  for sale securities                            $  293,793      $        0
 Allowance for Loan Losses                          168,041               0
 Premises, furniture and equipment principally
  due to differences in depreciation                259,748         243,847
 Prepaid pension expense                             81,668          77,745
 Cash surrender value of life insurance              36,386          36,386
 Deferred tax liabilities                        $  839,636      $  357,978


       Insert photo of Eugene Grindle, Teller at Blue
Hill Branch

       The Bank has sufficient refundable taxes paid in available carry-back years to fully realize its recorded deferred tax asset of $1,072,636 at December
31, 1995. The deferred tax asset and liability are included in other assets and other liabilities on the balance sheet at December 31, 1995 and 1994, except for the amount attributed to available for sale securities, which is included in Shareholder's equity.

12. SHAREHOLDERS  EQUITY
       The Federal Reserve Board has issued guidelines for a risk-based approach to measuring the capital adequacy of bank holding companies and state-chartered banks that are members of the Federal Reserve System.
These capital requirements generally call for an 8% total capital ratio, of which 4% must be comprised of Tier I capital. Risk-based capital ratios are calculated by weighing assets and off-balance sheet instruments according to their relative credit risks.
At December 31, 1995, the Company had met the minimum capital ratios.

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
AND CONCENTRATIONS OF CREDIT RISK
       In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers.
These financial instruments include commitments to extend credit and letters of credit. The instruments




involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. At
December 31, 1995 and 1994, the following financial instruments, whose contract amounts represent credit risk, were outstanding:


                                                      Contract Amount

                                                    1995            1994
    Commitments to extend credit                $30,987,000     $27,911,000
    Standby letters of credit                   $    36,000     $   127,000
    Unadvanced portions of construction loans   $   809,000     $   459,000


       The Bank s exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.
Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
The Bank evaluates each customer s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon the credit extension, is based on management s credit evaluation of the counterparty. Collateral held varies but may include residential and commercial real estate and, to a lesser degree, personal property, business inventory and accounts receivable.

       Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

       The Bank grants residential, commercial and consumer loans to customers principally located in Hancock and Washington Counties of the State of Maine.
Although the loan portfolio is diversified, a substantial portion of its debtors ability to honor their contracts is dependent upon the economic conditions in the area, especially in the real estate




sector. There were no borrowers whose total indebtedness to the Bank exceeded 10% of the Bank s
Shareholders  equity at December 31, 1995.

       The consolidated balance sheets do not include various contingent liabilities such as liabilities for assets held in trust. Management does not anticipate any loss as a result of these contingencies.


14. FAIR VALUE OF FINANCIAL INSTRUMENTS
       Statement of Accounting Standards No. 107,
"Disclosures About Fair Value of Financial
Instruments," requires that the Bank disclose estimated fair values for its financial instruments.
Fair value estimates, methods and assumptions are set forth below for the Bank s financial instruments.
Statement 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications or estimated transaction costs. If these considerations had been incorporated into the fair value estimates, the aggregate fair value amount could have changed.

Cash, Due from Banks and Federal Funds Sold
       The fair value of cash, due from banks and Federal funds soldapproximates their relative book values at December 31, 1995 and 1994, as these financial instruments have short maturities.

Available for Sale Securities and Held to Maturity
Securities
       Fair values are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans
       Fair values are estimated for portfolios of loans with similar financial characteristics.
Management has determined that the fair value approximates book value on all loans with maturities of one year or less and variable interest rates. The fair values of all other loans are estimated based on bid quotations received from securities dealers. The estimates of maturity are based on the Bank s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic, lending conditions and the effects of estimated prepayments.




Loans Held for Sale
       The fair market value of this financial
instrument approximates the book value as this financial instrument has a short maturity.

Accrued Interest Receivable
       The fair market value of this financial
instrument approximates the book value as this financial instrument has a short maturity. It is the Bank s policy to stop accruing interest on loans past due by more than ninety days.

Other Investment Securities, Federal Home Loan Bank
Stock and Federal Reserve Bank Stock
       The fair market value of these financial instruments approximates the book value as these financial instruments do not have a market nor is it practical to estimate their fair value without incurring excessive costs.

Deposits
       Under Statement 107, the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW accounts and money market and checking accounts, is equal to the amount payable on demand. The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

       The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. If that value was considered, the fair value of the Bank s net assets could increase.

Accrued Interest Payable
       The fair value of this financial instrument approximates the book value as this financial instrument has a short maturity.

       Insert photo of John Lynch, Senior Vice
President Loans

Commitment to Extend Credit
       Under Statement 107, the fair value of
commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The Bank has not estimated the fair values of commitments to originate loans due to their short-term nature and their relative immateriality.







Limitations
       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These values do not reflect any premium or discount that could result from offering for sale at one time the Bank s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial instruments include the deferred tax assets, bank premises and equipment and other real estate owned. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

       Insert photo of Lisa Holmes, AVP Branch Manager of Machias Branch

       A summary of the fair values of the Company s significant financial instruments at December 31, 1995 and 1994 follows:





                                     1995                       1994

                            Carrying     Estimate     Carrying    Estimate of
                             Value       of Fair       Value       Fair Value
                                          Value

 ASSETS
 Cash, due from banks
 and Federal funds sold $ 13,666,260   $ 13,666,260  $  8,669,703 $  8,669,703
 Available for sale
 securities               71,799,295     71,799,295    73,901,802   73,901,802
 Held to maturity
 securities                4,119,546      4,232,683     6,724,925    6,843,871
 Other investment
 securities                  659,325        659,325       659,325      659,325
 Loans                    91,364,591     92,762,722    82,279,192   81,753,215
 Loans held for sale       1,227,447      1,227,447       651,191      651,191
 Acccrued interest
 receivable                1,846,149      1,846,149     1,986,543    1,986,543

 LIABILITIES
 Deposits                165,357,869    166,729,943   160,248,687  161,285,635
 Accrued interest
 payable                     808,103        808,103       508,747      508,747



15. PARENT-ONLY CONDENSED FINANCIAL STATEMENTS
       The condensed financial statements of Union
Bankshares Company as of December 31, 1995 and 1994 and for each of the years ended December 31, 1995, 1994, and 1993 are presented as follows:

 BALANCE SHEET
 December 31, 1995 and 1994                      1995               1994

 ASSETS:
 Cash                                        $    17,056        $       939
 Investment in subsidiary                     22,809,268         19,181,934
 Other assets                                    199,856            149,892
 Total assets                                $23,026,180        $19,332,765

 LIABILITIES AND SHAREHOLDER'S EQUITY:
 Dividends payable                           $   201,818        $   151,384
 Other liabilities                                29,868                  0
 Shareholders' equity                         22,794,494         19,181,381
 Total liabilities and Shareholders' equity  $23,026,180        $19,332,765









 STATEMENTS OF INCOME
 Years ended December 31, 1995, 1994 and 1993
                                          1995          1994          1993

 Dividends from subsidiary           $  749,460    $  599,568    $  599,568
 Equity in undistributed
  earnings of subsidiary              1,670,357     1,697,344     1,541,878
 Service income                               0        59,000             0
 Total income                        $2,419,817    $2,355,912    $2,141,446
 Operating expenses                       1,760         1,949         7,808
 Net income                          $2,418,057    $2,353,963    $2,133,638



 STATEMENTS OF CASH FLOWS
 Years ended December 31, 1995, 1994 and
 1993                               1995            1994            1993
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                     $  2,418,057    $  2,353,963    $  2,133,638

 ADJUSTMENTS TO RECONCILE NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES:
 Undistributed earnings of
  subsidiary                    $ (1,670,357)   $ (1,697,344)   $ (1,542,026)
 Increase in other assets            (49,963)              0         (37,475)
 Increase in other liabilities        29,868               0               0
 Increase (decrease) in dividends
  payable                             50,434            (321)         37,716
 Net cash provided by operating
 activities                     $    778,039    $    656,298    $    591,853

 CASH FLOWS FROM FINANCING ACTIVITIES:
 Sale of one additional
  share of stock                $          0    $          0    $        147
 Payment for fractional shares       (29,821)              0         (33,491)
 Dividends                          (756,860)       (606,491)       (606,882)
 Purchase of Treasury stock                0         (51,500)        (20,918)
 Sale of Treasury stock               24,759               0          11,400
 Net cash used by financing
  activities                        (761,922)       (657,991)       (649,744)
 Net increase (decrease) in cash
  and cash equivalents                16,117          (1,693)        (57,891)
 Cash and cash equivalents at
  beginning of year                      939           2,632          60,523
 Cash and cash equivalents at
  end of year                   $     17,056    $        939     $     2,632

 SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
 ACTIVITIES:
 Net unrealized gain (loss) on
  available for sale securities $ 1,956,978      ($1,389,168)    $         0


















             INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Union Bankshares Company

We have audited the accompanying consolidated balance sheet of Union Bankshares Company and Subsidiary as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Union Bankshares Company and Subsidiary as of and for the year ended December 31, 1994 were audited by other auditors whose report thereon dated January 20, 1995, included an explanatory paragraph that described the Company's change in its method of accounting for investments to adopt the provisions of the Financial Accounting
Standards Board's Statement of Financial Accounting
Standards (SFAS) No. 115, Accounting for Certain
Investments in Debt and Equity Securities at January
1, 1994, as discussed in Notes 3 and 4 to the financial statements. The financial statements of Union Bankshares Company and Subsidiary as of and for the year ended December 31, 1993 were audited by other auditors whose report thereon dated January 13, 1994, included an explanatory paragraph that described the Company's adoption of SFAS No. 106, Employers'
Accounting for Post Retirement Benefits Other Than
Pensions in 1993, as discussed in Note 9 to the financial statements, and the Company's change in its method of accounting for income taxes in 1993 to adopt provisions of SFAS No. 109, Accounting for Income
Taxes on January 1, 1993, as discussed in Note 10 to the financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Bankshares
Company and Subsidiary as of December 31, 1995, and the consolidated results of their operations and their



consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.

Berry, Dunn, McNeil & Parker

Portland, Maine
January 19, 1996





















































UNION BANKSHARES COMPANY &
UNION TRUST COMPANY DIRECTORS

Arthur J. Billings                  Richard W. Whitney
President, Barter Lumber Company    Dentist

Peter A. Blyberg              UNION BANKSHARES COMPANY
Executive Vice President      DIRECTORY OF OFFICERS
and Treasurer

Robert S. Boit                      John V. Sawyer II
President                           Chairman of the
                                    Board

Richard C. Carver                   Robert S. Boit
Owner, Carver Oil Co.               President
& Carver Shellfish, Inc.
                                    Peter A. Blyberg
Peter A. Clapp                      Executive Vice
President, Blue Hill Garage         President and
                                    Treasurer
Sandra H. Collier
Attorney-at-Law                     Richard W. Teele
Ferm, Collier & Larson              Secretary

Robert B. Fernald                   Sally J. Hutchins
Treasurer, A.C. Fernald Sons, Inc.  Vice President & &
Jordan-Fernald                      Clerk

Douglas A. Gott               UNION BANKSHARES COMPANY
Owner, Douglas A. Gott        & UNION TRUST COMPANY
& Sons                        HONORARY DIRECTORS

David E. Honey                      Franklin L. Beal
Retired, Former Manager,            Retired
Swan's Island Electric Coop
                                    Emery B. Dunbar
Delmont N. Merrill                  Owner, Edgewater
President, Merrill Blueberry        Cabins
Farms, Inc.
                                    Carroll V. Gay
Thomas R. Perkins                   Retired
Retired Pharmacy Owner
                                    John E. Raymond
Casper G. Sargent, Jr.              President, Bimbay,
Owner, Sargent's Real Estate Corp.  Inc.

John V. Sawyer II                   Mary T. Slaven
Chairman of the Board               Realtor
President, Worcester-Sawyer Agency
                                    Douglas N. Smith
Stephen C. Shea                     Retired
Secretary, E.L. Shea, Inc.,
President, Shea Leasing             I. Frank Snow
                                    President, Snow's
Richard W. Teele                    Plumbing and
Secretary, Retired Executive        Heating
Vice President & Treasurer




Paul L. Tracy
President, Owner, Winter Harbor Agency;
Vice President, Co-Owner, Schoodic Insurance
Agency


UNION TRUST COMPANY
DIRECTORY OF OFFICERS

John V. Sawyer II       Peter C. O'Brien
Chairman of the Board   AVP, Loan and CRA Officer

Robert S. Boit          Rebecca J. Sargent
President, Chief        AVP, Trust Officer
Executive Officer

Peter A. Blyberg        Stephen L. Tobey
Executive Vice President,   AVP, Operations and Chief
Operating Officer           Security Officer
and Treasurer
                        Patti S. Herrick
John P. Lynch           Operations Officer
Senior Vice President, Loans
                        Dawn L. Lacerda
Cynthia W. Cadwalader   Operations Officer
Vice President, Investment Officer
                        Mary Lou Lane
Peter F. Greene         Customer Service Officer
Vice President, Operations
                        Teresa L. Linscott
Sally J. Hutchins       Electronic Services Officer
Vice President, Controller & Clerk
                        Marsha L. Osgood
Christopher H. Keefe    Assistant Trust Officer
Vice President, Branch Administration
                        Deborah F. Preble
Bette B. Pierson        Assistant Controller
Vice President, Mortgage Loan Officer
                        Lorraine S. Ouellette
Leah S. Allen           Trust Officer
AVP, Deposit Operations Officer
                        Julie C. Vittum
James M. Callnan        Senior Auditor
AVP, Data Processing Officer

Nancy E. Domagala
AVP, Mortgage Underwriter

Laurence D. Fernald, Jr.
AVP, Loan and Appraisal Review Officer

Janis M. Guyette
AVP, Trust Operations Officer

Lynda C. Hamblen
AVP, Loan Officer


Phyllis C. Harmon
AVP, Loan Officer

Harold L. Metcalf
AVP, Loan Officer

Gayle A. Norton
AVP, Human Resource Officer



UNION TRUST COMPANY
BRANCH OFFICES

Blue Hill
Pamela G. Hutchins, AVP, Branch Manager

Castine
Sherry L. Oliver, Branch Manager

Cherryfield
C. Foster Mathews, AVP, Branch Manager

Ellsworth Shopping Center
Melody L. Wright, Branch Manager

Jonesport
Wendy W. Beal, AVP, Branch Manager

Machias
Lisa A. Holmes, AVP, Branch Manager

Milbridge
James E. Haskell, AVP, Branch Manager

Somesville
William R. Weir, Jr., AVP, Residential Lender


Stonington
Harry R. Vickerson III, AVP, Branch Manager

UNION TRUST COMPANY PERSONNEL
Albert, Betty
Allen, Deborah
Armstrong, Rebecca
Babson, William
Bayrd, Rona
Billings, Holly
Boyce, Katrina
Bragg, Randy
Braun, Tammie
Bunker, Corace
Carter, Linda
Carter, Sharon
Chisholm, Catherine
Condon, Helen
Curtis, Kristen
Curtis, Marjorie
Dearborn, Trevor
Douglass, Joanne
Edgecomb, Ann
Eldridge, Stacey
Elliott, Linda
Faulkner, Kathy
Fuller, Jackie
Gilbert, Jennie
Grant, Victoria


Grindle, Eugene
Handy, Louise
Harriman, Barbara
Heline, Heidi
Hills, Darlene
Hinckley, Wayne
Hutchins, Rebecca
Hutchinson, Elwell
Ingalls, Laurea
Johnson, Mindy
Joy, Michelle
Kelley, Cindy
Leach, Gail
Look, Lisa
Lounder, Lorraine
MacLaughlin, Wendy
Madden, Anita
Marshall, Carol
McCormick, Bernadette
Mitchell, Stacie
Murphy, Jill
Neale, Debra
Owen, Doris
Page, Deborah
Pierson, June
Pineo, Muriel
Podlubny, Helene
Robbins, Nancy
Rose, Brenda
Sackett, Jacqueline
Salisbury, Jane
Salsbury, Sandra
Santerre, Tammy
Sargent, Lucinda
Scott, Marsha
Scoville, Clark
Smith, Katherine
Smith, Ronald
Snow, Christie
Spaulding, Virginia
Spizio, Barbara
Sprague, Donna
Sproul, Bonnie
Sticht, Julie
St. Pierre, Bettina
Swett, Andrea
Thompson, Dianne
Thompson, Patricia
Treadwell, Mattie
Waldron, Marcella
Wallace, Jayne
West, Cynthia
White, Tammy
Woodward, Cheryl
York, Caroline
Young, April
Young, Michelle
Young, Vicki










Union Trust Company is committed to offering equal opportunity in regard to employment, training, benefits, salary administration and promotional opportunities to all employees, regardless of race, color, religion, sex, age or national origin. An
Affirmative Action Plan has been implemented by the Bank.

The Company will provide, without charge, upon written request, a copy of its annual report on SEC Form 10K for 1995, including the financial statements and the schedules required to be filed with the Securities and Exchange Commission.

Interested persons should write to:

Sally J. Hutchins, Vice President
Union Bankshares Company
PO Box 479
Ellsworth, Maine  04605



Annual Shareholders Meeting
2:00 pm.
Thursday, April 18, 1996
Holiday Inn, High Street
Ellsworth, Maine


































       Insert photo of 1995 Christmas is for Kids volunteers: Larry Fernald, Jackie Sackett, Helen
Condon, Vickie Grant, Wendy MacLaughlin, Mary Lou
Lane, Sandy Salsbury.























































