Form 10-K, Exhibit 13
period 1996-12-31
UNION BANKSHARES CO/ME
filed 1997-03-31
CIK 745083

UNION BANKSHARES COMPANY

1996 ANNUAL REPORT






Insert photo of Steve Jordan


   Insert text:

None of us operates in a vacuum. Least of all, perhaps, a community bank. All the effort we put into developing new banking services would be wasted - and the Bank soon out of business - if our services overshot the needs of real people. So we listen, carefully, to what you want in banking. Then we design new ways to make the process easier and more productive.

The payoff? It's hearing how the work we've done eases the work you do. In this Annual Report, allow us to introduce a few of the good people we work for - satisfied customers like John and Kendra Duley of Bar Harbor, town manager Paul Blanchette of Stonington, and businessman Louis Wilson of Merrill Furniture in Ellsworth, to name a few. We hope you'll enjoy learning how committed, innovative community banking has made their lives easier. This year, let us know what we can do for you.

We dedicate our 1996 Annual Report to Robert S. Boit, with appreciation for 23 years of outstanding service to Union Trust Company, its employees, customers, and shareholders.

Bob joined the Bank in May 1973 as Executive Vice President and Trust Officer, and was promoted to President and Chief Executive Officer in January 1981. When Bob joined the Bank, total assets were $32,000,000. Today, they are over $200,000,000. Since Bob's arrival, loans have increased from $21,000,000 in 1973 to $101,000,000, and capital from $2,600,000 to almost $24,000,000.

Thank you, Bob, for the dedication, guidance, and wise counsel that made such growth possible.

March 6, 1997

Dear Shareholder:

Last year was another year of solid performance for your Bank. Total earnings were $2,451,000, up slightly from the year before. This represents a strong 1.4 percent return on average earning assets. Our business development efforts continue, and the strong 8.4 percent increase in the loan portfolio for the year is reflective of those efforts. So, too, is the 11 percent year-to-year increase in noninterest income. We continue to expand our strong commercial customer base. In recognition of our efforts, we were named a Certified SBA (Small Business Administration) lender and ranked third in the state of Maine in small business lending.

We are committed to maintaining and expanding our position as one of Maine's preeminent community banks. It is our belief that local, independent banks are the backbone of the Downeast economy and must remain strong and active partners in their communities. Our role is to stay close to our customers, listen to their concerns, and respond to their need for a wide range of financial services. While growing and expanding, we will maintain the asset quality that is a hallmark of your Bank.

Meanwhile, the banking business is experienceing some of the most profound changes of the last 50 years. Not only must we keep up with rapidly changing technology, the evolution of new products and services, a host of nonbank competitors, and increased consumer demands, but do so while retaining the strong local atmosphere and accessibility you expect from a community bank. We think we are succeeding.

We have sought to expand our accessibility for customers through expanded branch hours; the establishment of a Customer Service Call Center, staffed by trained customer service representatives; and toll-free access to BankLine, which also was enhanced to provide faxed account data 24 hours a day. For our mortgage customers, we became the first bank in Maine to implement Freddie Mac's Loan Prospector automated underwriting system. This system has significantly shortened the time it takes to close a mortgage and can provide responses in minutes rather than days. We will continue to invest in new technology as well as new products and services that allow us to better serve our customers. Our people are our best asset, and our focus on individual development and education remains a top priority.

We are committed to the expansion of our trust capabilities and in 1996 saw significant growth in that area. Rebecca Sargent, as Senior Trust Officer, leads a strong group of highly qualified trust professionals. Trust assets reached the $100 million mark for the first time in 1996. With the recent addition of David Krech as Investment Officer, we are well positioned for even stronger growth in 1997 and beyond. David joins us havings spent five years as an investment officer at Washington Trust Company in Rhode Island and many years at Paine Webber in various capacities.

The following individuals joined our team in 1996, and we welcome their contributions to our success:

Terry L. Bishop           Audit Department
Melissa J. Bonville       Teller, Somesville Branch
Patricia A. Dunbar        Administrative Assistant, Trust Department
Jennifer L. White         Teller, Ellsworth Shopping Center
Jenny M. Gray             Teller, Castine Branch

In April, Robert S. Boit retired as President and CEO after 23 years of service. Bob's contributions to the current success of the Bank are legend, and we miss his daily presence. This Annual Report is respectfully dedicated to Bob in appreciation for his outstanding service.

We extend our thanks to you, our shareholders, directors, officers, and employees for your support.

Sincerely,


John V. Sawyer II                 Peter A. Blyberg
Chairman of the Board     President and Chief Executive Officer

Five-Year Summary (000's Omitted)


                     1996        1995        1994        1993       1992

 Deposits           $168,829    $165,358    $160,249    $161,236   $158,674

 Loans               101,044      93,242      84,208      80,993     84,977
 Securities          *81,568     *76,578     *83,391     *73,821     76,704

 Shareholders'      **23,885    **22,227    **20,570      18,875     17,391
 Equity

 Total assets        202,066     191,353     181,597     182,129    177,767

 Net earnings          2,452       2,418       2,354       2,134      1,920
 Earnings per          12.14       11.98       11.65       10.55       9.51
 share


Equity Ratios
Equity expressed as a percentage of average:

                    **1996      **1995      **1994       1993       1992

 Deposits              14.3%       13.7%       12.8%       11.8%      11.3%

 Loans                 24.6%       25.1%       24.9%       22.7%      19.4%
 Total assets          12.1%       11.9%       11.3%       10.5%      10.1%

 Earning assets        13.3%       12.9%       12.8%       11.2%      10.8%

Other Financial Highlights


                       1996        1995        1994        1993       1992

 **Return on
 average               10.6%       11.4%       11.9%       11.8%      11.5%
 Shareholders'
 equity

 Return on
 average                1.2%        1.3%        1.3%        1.2%       1.1%
 assets

 Return on
 average                1.4%        1.4%        1.4%        1.3%       1.2%
 earning assets

*Carrying value. Includes available for sale securities with cost of $75,095, $70,938 and $76,007 at December 31, 1996, 1995 and 1994,
respectively. Includes securities held for sale with cost of $65,816 at December 31, 1993.

**Excluding net unrealized gain (loss) on available for sale securities of ($171,460), $567,810 and ($1,389,168) at December 31, 1996, 1995 and 1994,
respectively.


                           6


Insert:  Three 10 year bar charts referencing the following:

Earnings Per Share

Book Value Per Share

Dividends Per Share

Insert photo of David Witter and Bill Petry


Insert text:

Fine wines, fragrant teas, rich coffees...David Witter appreciates the finer things in life at least as much as the next guy. But to make a living selling them? For that, he's had to acquire a taste for business.

Thus, it's not surprising that David, who, with Bill Petry, runs the soul satisfying emporium known as Blue Hill Tea & Tobacco, also appreciates Union Trust's BankLine. To the businessman in David, the telephone based service indulges a perpetual craving: the need for accurate financial information.

Currently receiving some 4,000 calls per month, BankLine affords Union Trust customers immediate, round the clock access to the account information they need most often. They can check their account balance, determine recent transactions on their account, verify deposits and ATM transactions, see how much interest they've paid or earned, make loan payments, or transfer funds between accounts. With a fax machine, they can even receive up to date statements. And it's all just a simple phone call (667-2855 or toll free 888-818-2265) away.

So while his customers bask amidst the temptations of exotic coffees, cigars, pipe tobaccos, teas, and hundreds of the choicest wines. David can swiftly resolve discrepancies between invoices and check stubs, perhaps, or verify the amount of a credit card deposit. BankLine is perfect, comments David, for the occasional problems even meticulous bookkeeping can't prevent. And the service's toll free phone number makes balancing the books a dish of caviar, from his office in Blue Hill or from his home in Sedgwick.

Romantic it's not. Yet, for David, BankLine easily qualifies as one of life's little pleasures.

"It's just a more efficient way to do things."


Insert text:

For Boston Exxon engineer Joseph Grimaldi and his wife Mary, a nurse, retirement brought a chance to create their own "little bit of heaven" a new home they designed and built on Surry's Newbury Neck. But this new chapter in their lives gave rise to new questions about financial planning. In particular, what could they do to minimize the tax bite when it came time to pass on their estate to their three grown children?

The Grimaldis found answers at a public seminar on estate planning, one of several such events offered each year by Union Trust. Led by Rebecca Sargent, head of Trust and Investment Services at Union Trust, along with attorney Melissa Moll and accountant David Hawkes, the seminar provided an introduction to trusts, how they are established, and related tax issues.

The experts, Joe remembers, went a long way toward dispelling the "fog" that, for many people, surrounds estate planning. Cutting through confusing terminology, they helped participants distinguish between the different types of trusts, explore important considerations concerning wills, learn ways to bypass probate, and save on taxes. As a result, Joe says, he and Mary feel better prepared to make choices and have adjusted their wills using what they learned.

Defogging, Joe calls it. By any name, it's powerful currency to bring home from a visit to the bank.


Insert photo of Joseph and Mary Grimaldi

Insert photo of Hollis Fickett

Insert text:
A self described computer nut, Hollis Fickett made sure his family run business, JC Milliken Agency, was the first to try Union Trust's Automated Clearing House Direct Deposit Service when it debuted a year ago. It was a leap of faith, Hollis admits, but after 25 plus years with Union Trust, it seemed a leap worth taking.

The Direct Deposit Service uses computer technology to streamline the time consuming and costly process of payroll. By the old method, a company's bookkeeper had to print out employees' paychecks, get the checks signed, stuff the envelopes, apply the postage, and mail. With the new service, one need only type the paycheck amounts into a program installed on the company's PC; then, with another keystroke or two, send the data electronically to Union Trust. (The Bank charges a one time software licensing fee, an annual fee for software maintenance and support, and a modest fee per submission.) Immediately Union Trust withdraws the necessary funds from the employer's account and automatically deposits each employee's pay in his or her account at any bank the employee specifies. Each employee receives confirmation of the transaction by mail.

To most of Milliken's 26 employees, divided between the company's three locations, the Direct Deposit Service represents convenience and peace of mind, no more trips to the bank to deposit paychecks; no more nail biting when mail slow downs or holidays delay checks' arrival. To Hollis, the system simply means time and money saved. What with printing, envelopes, and postage, he figures, each payday used to cost Milliken about $1.50 per employee, plus labor. Direct Deposit significantly trims that expense. As a bonus, holidays, which sometimes complicated the process, no longer present a problem.

With payroll now humming, Hollis the Technophile eagerly awaits Union Trust's next technological leap. Anyone up for a little commercial electronic bill paying?



Insert text:

Ellsworth's Grasshopper Shop has sweet smells, charmingly creaky wooden floors, delights from around the world, and growing numbers of customers with a preference for plastic. In 1996, credit card sales at the 'Hopper's Ellsworth and Stonington stores combined soared 34 percent over the previous year, making swift, reliable processing of credit purchases more important than ever.

So it was last fall, with the holidays looming, that Nancy Mayo, assistant manager and bookkeeper in the Ellsworth store, developed doubts about the California company she was paying for merchant card services: use of in store terminals and printers, servicing of the devices, paper supplies, and processing of each day's credit card receipts. The store, just a few doors up the street from Union Trust's Main Office, had been a Bank customer since opening in 1980; now, it was time to bring card services back home.

With Union Trust, Nancy explains, the fee for credit card services is built into the percentage the Bank takes from total sales. We just punch our sales figures into the terminal each evening, and the money is in our account the next day. By contrast, the California company took a higher percentage for its services, then charged extra for the terminals and shipping of supplies. The store had to wait a few days before it could access the funds deposited, and equipment repairs were delayed.

Thus, better service was there in Ellsworth all along. Of the attention she receives from Union Trust and electronic services officer Terri Linscott, Nancy says it's more economical; it's faster. I'm very pleased with the processing, and the statements are easy to understand. It's excellent service.

Insert photo of Nancy Mayo


Insert photo of Clair, Truth and Clair Whitten Jr.

Insert text:
Breaking ground has never been a problem for the Whitten family, owners of the general contracting firm AR Whitten & Son in Winter Harbor. For more than 40 years Whitten bulldozers, dump trucks, and backhoes have moved heaven and especially earth for customers needing foundations, septic systems, driveways, paving, and landscaping, or just a mountain or two of sand, gravel, or loam. The challenge for Whitten & Son, as for any company, is how to scratch up sufficient paydirt without falling into a financial hole.

For help in that area, company president Clair Whitten, treasurer Truth Whitten (his wife), and vice president Clair, Jr., turn to Union Trust, another company whose local roots run deep. Truth says the Bank's commercial banking services have eased some of the stress that goes with running a business.

In addition to business checking, the Whittens receive, each year, a line of credit from the Bank, enabling them to purchase needed equipment immediately, without having to apply for a loan. So far, the company has not had to use the line, Trust reports; nonetheless, it's reassuring. It's there, she says, if we need it.

Meanwhile, the Whittens' payroll account for themselves and their 10 employees makes the company books easier to keep. Before making out paychecks, Truth transfers the necessary funds from the company's regular account into a payroll account. Bank statements show payroll activity separately, so it's easy to monitor.

Then there are the money saving ideas that come from a bank that looks out for its business customers. Not long ago, for example, Harold Metcalf at the Bank's Main Office showed Truth how the business could save money by consolidating two outstanding equipment loans into one loan at a lower interest rate.

In the end, though, it's Union Trust's independence that Truth most values. It's not a big company that might get sold to somebody else, she comments. It's the local bank, and it'll always be here. For a business like Whitten & Son, that's fertile ground for good banking.

Insert text:

To feel good about your bank, you have to trust it. That means knowing you can cry foul when you think the bank has made a mistake.

Take Louis Wilson, manager of Merrill Furniture's expansive, 56,000 square foot showroom and warehouse in Ellsworth, for example. Louis speaks confidently of the depth of Merrill's 43 year relationship with Union Trust: we respect them, and I know they appreciate our business. If we have any requests, they're always there to help. So when Union Trust took what he considered a wrong turn, discontinuing Saturday lobby hours at its High Street branch, Louis wasn't shy. He called John Lynch at the Bank's Main Office.

Merrill's is open on Saturdays and Sundays, Louis recalls telling John. Without weekend banking, if we run short of change, we're stuck. We just have to hope we don't get a customer with a big check we have to cash. John listened, and it wasn't long before Saturday banking returned to High Street.

Years in the furniture business have given Louis a heightened appreciation for that kind of customer service. In the showroom, he says, consumers often can't see the internal features that constitute quality in a sofa, recliner, or bedroom set. The decision to buy is, in the end, a matter of trust.

Come to think of it, that's not a bad way to do business.



Insert photo of Louis Wilson


Insert photo of Steve Jordan

Insert text:

As field manager for Merrill Apple Farms, Steve Jordan knows his way around a lot of complicated equipment. But last year, presented with a chunk of money to invest, the 42 year old Ellsworth man faced the complexity of the investment world with little grasp of its workings.

It all began when Steve's employer switched retirement plans, leaving Steve with a difficult decision: roll his nest egg over into the new plan, or find a different approach. Fortunately, Steve remembered Lorraine Ouellette, the Bank trust officer who had met with Merrill employees to explain the plans. Lorraine's advice? Try Mutual Partners.

Specially designed for the mutual fund investor, Mutual Partners is a trust account that uses a computer program to analyze an investor's savings needs and attitude toward risk, then formulates a balanced, custom designed strategy of mutual fund investment. A trust officer helps the customer allocate assets, then monitors the account in accordance with the computer generated strategy.

The account, backed by Lorraine's expertise, took a load off Steve's shoulders. An hour long session with Lorraine and her computer yielded a clear plan, a blend of investments that, Steve happily reports, has performed beautifully. All the while, Lorraine monitors the Jordans' portfolio, providing quarterly reports and ongoing advice.

Being a working person, says the fater of two, I don't have time to stay on top of investments. Lorraine has been a godsend. She's very professional, and yet down to earth.

In Union Trust, it seems, Steve has found just the Partner his family's future demands.

Insert text:

John and Kendra Duley of Bar Harbor never heard of Union Trust's rapid response mortgage. All they knew was, they'd found the home they wanted, and they wanted to move in fast. John, manager of Galyn's Restaurant and a man accustomed to getting things done, spoke plainly with Bill Weir of the Bank's Somesville branch: Let's do it. Let's not lollygag about.

The Duleys got their wish. Two days after turning in their completed application, they received approval of their loan request. Four weeks and no sweat later, the house was theirs. Our biggest delay, John relates, was waiting two days for the renters in the house to move out.

Of course, not all home purchases proceed as smoothly as the Duleys'. But with the Bank's automated underwriting, many buyers now close in half the time it once took to seal a deal. Loan approval (or information about additional steps necessary to get approval) is accelerated. Paperwork and other hassles are held to a minimum.

John, Kendra (who recently launched a Mary Kay business with a startup loan from Union Trust), and their two cats are delighted with their 1,600 square foot home on Frenchman Hill, the first they've owned. And while some other homebuyers, like old soldiers, swap tales of woe, long waits for approval, piles of paperwork, closings delayed again and again, John and Kendra just smile.

We're really happy with Union Trust.

Insert photo of John and Kendra Duley


Insert photo of Paul Blanchette

Insert text:

In a cramped office papered with lists of phone numbers and to do reminders, the town manager of hardworking Stonington receives a stream of customers: people paying taxes on fishing boats, car registrations, dog licenses. The men wear denim jackets and flannel shirts. Over the years, their hands have smudged the edges of the doors black with motor grease.

Against the sound of hammering from the fish pier, Paul Blanchette shifts from task to task with the confidence of the experienced trouble shooter. In Stonington as in towns across Maine, managers struggle to balance declining state funding with increasing demand for local services. We have to stretch every dollar, Paul explains.

Stonington is holding its own, he says, thanks to prudent cash management combined with support from Union Trust. The town of 1,200 receives from the Bank tax anticipation and other loans that enable it to keep up with local needs. In 1996, for example, Stonington borrowed $78,000 to purchase a town vehicle and a fire truck. Reserve funds invested through the Bank's Trust Department are pooled to fetch higher interest rates, then applied toward, say, firefighting equipment, cemetery upkeep, or harbor maintenance.

Union Trust knows us very well, says Paul. If I call them, they know who I am. But time and again, the Bank also proves the practical choice: We often check other banks' rates. Union Trust's are very competitive.

Paul lauds the responsive service he receives from the Bank's Stonington branch as well as its Trust Department. Stress relief for this town manager? It's knowing that I can just pick up the phone, call the Bank, and get answers.

Insert text:

At age 87, Whitneyville resident Blanche Palmer possesses the energy and enthusiasm of a bounding pup. Once a Whitneyville schoolteacher, she was postmaster for her town for a remarkable 52 years before retiring (if you can call it that) just five years ago. But don't pull up the rocker for this grandmother of four, she's too busy studying history and literature at the University of Maine at Machias and laying plans for the St. Croix Postal Museum she hopes to open someday.

Blanche's eye for opportunity, a great sale, say, or a chance to help one of her grandchildren, makes quick, reliable bank service essential. So it's no surprise she dotes on Union Trust's Customer Service Call Center.

When I call (the Call Center), I say, Oh, you probably have people waiting. They always say, we have plenty of time for you, and they say it in such a cheerful voice. She calls at least once a week, too often for those girls, I'm sure, to determine whether she has enough money to cover a purchase, or to transfer funds to a grandchild in need. Once, she called the Call Center for an advance so she could help her granddaughter get home from Europe.

The Customer Service Call Center, available during Bank hours at 667-1268 or toll free at 800-432-0271, is designed to give customers immediate access to banking information. The emphasis is on the human touch, with specially trained Bank personnel fielding the 1,500 (or so) calls placed each month.

Within a minute or two, they can tell me what my balance is. And they keep information handy about the numbers I frequently transfer money to. I can send money to my son in Portland so he can go to sales at LL Bean for me. To Blanche, who doesn't drive and must rely on others for help with shopping, that means a lot.

I appreciate, more than I can tell you, everything Union Trust does for me, says Blanch. They truly are my friends.


Insert photo of Blanch Palmer


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
December 31, 1996


Union Bankshares Company is a one-bank holding company, organized under the laws of the State of Maine, that has acquired 99.928% of the common stock of Union Trust Company. The Company's only subsidiary is the Bank. Union Bankshares' holding company structure can be used to engage in permitted banking-related activities, either directly, through newly formed subsidiaries, or by acquiring companies already established in those activities. The Company has no immediate plans to engage in such activities, but could do so if such action should appear desirable.

Union Trust is a full-service, independent community bank with 10 offices in coastal Maine, serving the financial needs of individuals, businesses, and municipalities in Hancock and Washington Counties. With its commitment to outstanding service, quality products and ability to anticipate and respond to customers' financial needs, Union Trust, now in its 109th year, is proud to have earned a reputation as one of New England's preeminent independent community banks.

Union Trust supports the people and communities it serves and believes that reinvesting local money locally builds strong communities. The Bank's charitable contribution program supports a broad range of local charities, community development efforts and the volunteerism of its employees, directors, and retirees.

Union Trust Company offers a full range of banking services, at competitive rates and at convenient hours and locations, and is accessible to customers 24 hours a day at its physical locations and by electronic means.

The Bank is committed to be in the forefront as a financial service provider. During 1996 the Bank implemented the following products and services:

         *Expanded Cash Management Capabilities.
          Currently marketing fully electronic Automated Clearing House
          (ACH) programs.

         *Redesigned Mobile Home Loan Program.
          Competitive rates, 24 hour turnaround.

         *Freddie Mac Loan Prospector Program.
          An automated underwriting system that can cut mortgage loan processing time in half. Union Trust was the first in Maine to offer this program.

         *Expanded Electronic Banking Products.

         *New BankLine Telephone Banking Features.
          Faxed account statements, plus a nationwide toll-free number now available.

         *Customer Service Call Center.
          Specially trained employees respond to customers' telephone inquiries. Some 8,300 calls logged since July 1996.


         *Saturday Lobby Hours at Ellsworth Shopping Center Branch.

         *Internet Access at www.uniontrust.com.

Union Trust's deposit services include: regular and basic checking accounts, NOW accounts, money market accounts, savings accounts, certificates of deposit, IRA accounts, KEOGH Plans, ATM Convenience Cards, Convenience Check Cards, reserve checking, credit cards, BankLine, Unlimited Club membership and safe deposit boxes. The Bank also provides the following loan services: installment loans, student loans, mortgages, lines of credit, commercial loans, home equity loans and Visa and Master Card credit cards.

In addition, Union Trust Company offers a full range of investment and trust services. Our professional trust advisors administer personal trusts, investment management accounts, custody accounts, individual retirement accounts, self-employed retirement accounts, company retirement plans (pension, simplified employee pension, 401(k), simple profit sharing), and estate plans. Our trust staff will help people of all ages and income levels analyze their savings and retirement needs and plan customized investment strategies to meet customer's goals. In 1996, the Trust Department saw growth in MutualPARTNERS, an asset allocation account that offers customers individualized investment programs using mutual fund portfolios. Trust services are available for almost all customers, no matter what their investable assets may be.


RESULTS OF OPERATIONS
The operating results of the Bank depend primarily on its net interest income, which is the difference between interest income on earning assets (primarily loans and investments) and interest expense (primarily deposits and borrowings). The Bank's results are also affected by the Provision For Loan Losses, which reflects management's assessment of the adequacy of the Allowance For Loan Losses; noninterest income, including gains and losses on the sales of loans and securities; noninterest expenses; and income tax expense. Each of these major components of the Bank's operating results are highlighted below.

NET INCOME
Net income in 1996 climbed to $2,451,972, an increase of $33,915 or 1.4% over 1995. Net income in 1995 represented an increase of $64,094 or 2.7% over 1994.

The following table summarizes the status of the Bank's earnings and performance for the periods stated.

                                                        December 31,

                                                1996         1995       1994

  Earning Per Share                            $12.14       $11.98      $11.65
  Return on average Shareholder's equity        10.6%        11.4%       11.9%
  Return on average assets                       1.2%         1.3%        1.3%
  Return on average earning assets               1.4%         1.4%        1.4%






NET INTEREST INCOME
Net interest income continues to be the most significant determinant of the Company's earning performance. Management of interest rate risk has become increasingly important in ensuring the Bank's continued profitability. Interest rate risk results from volatile interest rates, increased competition and changes in the regulatory environment. The Bank's exposure to interest rate movements is controlled by a careful balancing of interest earned and interest paid as well as the maturities of assets and liabilities.

Net interest income in 1996 was $9,137,524, an increase of $334,283 or 3.8% over 1995. This increase was due primarily to higher loan levels in 1996 (up $7,801,165 on December 31, 1996, or 8.4% over December 31, 1995) and to a prefunding strategy, implemented during 1996 for the investment portfolio, that contributed some $300,000 to interest income over 1995 results.

Loan increases were primarily the result of a business development program and a slowly improving local economy. Interest and fees earned on loans in 1996 amounted to $9,191,876, up $411,142 or 4.7% over the year ended December 31, 1995. Variable rate loans amounting to $61,000,000 represent approximately 60.0% of the total loan portfolio. During 1996, loan yields declined by 75 basis points compared to the 1995 increase of 34 basis points, due in part to a Federal Reserve cut in interest rates by .25%, as well as narrower margins and competitive pricing. Moderate balance increases were experienced in real estate, commercial and consumer categories, and the loan mix remains mostly consistent with prior years, noting a decine in municipal loans during 1996.

Interest expense on deposits in 1996 increased 7.1% or $360,240 over 1995. The increase was primarily driven by the expense of short-term borrowings, rather than higher funding costs, which was the case in 1995. In 1995, interest expense on deposits increased 20.5% or $856,185 over 1994.

Interest margin, the percentage difference between interest earned on loans and investments and interest paid to depositors and on borrowed funds, declined 15 basis points in 1996 over 1995. Your Bank's net interest margin is among the highest of all Maine banks. The Bank continues to monitor short- and long-term interest rates, balance sheet volumes and maturities in order to optimize its net interest margin.

The following table illustrates the Bank's net interest margin for the years indicated:

                                            December 31,

                                 1996              1995          1994

 Yield on earning assets        8.096%            8.330%        8.042%
 Cost of all funds              3.026%            3.104%        2.586%
 Net interest margin            5.070%            5.226%        5.456%


PROVISION FOR LOAN LOSSES
The Provision for Loan Losses increased by $90,000 in 1996. This increase was due to increased loan volume and the Bank's desire to maintain the Allowance for Loan Losses at 2.0% of gross loans. There was a $30,000 provision in 1995 and no provision in 1994.


The process of evaluating the adequacy of the Allowance for Loan Losses involves a high degree of management judgement, based, in part, on systematic methods. These methods include a loan-by-loan analysis of all larger commercial and commercial real estate loans as well as those that were nonperforming or or under close monitoring by management for potential problems, and a quantitative analysis of residential real estate and consumer loans. The analysis also incorporates all relevant matters affecting loan collectibility. Based on this analysis, an estimation of potential loss exposure is made and an allowance determined.

Management believes that the Allowance for Loan Losses and the carrying value of real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in northern New England. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance for Loan Losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

The following table reflects the quality of the Bank's loan portfolio and the emphasis placed upon the management of credit risk:

                                                        (000's omitted)
                                                          December 31,

                                                       1996          1995

 Nonaccrual loans                                    $  491         $  614
 Loans past due 90 days and accruing                    196            388
 Other real estate owned (including
   insubstance foreclosure)                             842          1,316
 Total nonperforming assets                           1,529          2,318

 Ratio of total nonperforming loans to capital and the
    Allowance for Loan Losses (Texas ratio)            .026           .041
 Ratio of net recoveries (charge-offs) to loans        .001          (.001)
 Ratio of Allowance for Loan Losses to loans            .02            .02
 Coverage ratio (Allowance for Loan Losses divided by
    nonperforming assets)                             1.361           .845
 Ratio of nonperforming assets to total assets         .008            .01
 Ratio of nonperforming loans to total loans           .007           .007


NONINTEREST INCOME
The Company receives noninterest income from trust fees, service charges on deposit accounts and income comprising fees earned from other banking services. Security gains or losses are another major component of this category.

Noninterest income, excluding securities gains, increased a healthy $218,231 or 11.0% in 1996, with increases in virtually all categories. In 1995 and 1994, a $4,068 or .21% increase and a $11,346 or .57% decrease
(respectively) were experienced.

The Bank made major efforts in 1996 to improve fee based income, resulting in an increase of $27,244 or 8.8% in service charges on deposit accounts, an increase of $63,865 or 14.8% in Visa income, an increase of $36,818 or 11.4% in Loan Department income and an increase of $45,467 or 9.5% in other account fees income.

Trust Department income increased $44,837 or 10.1% in 1996 and $43,352 or 10.8% in 1995. During 1996 new trust accounts opened totaled some $10,000,000 and trust assets grew to an all time high of just under $100,000,000.

Net security gains amounted to $2,718, $3,103 and $98,009 for the years 1996, 1995, and 1994, respectively.

NONINTEREST EXPENSE
Noninterest expense consists of employee compensation and benefits, occupancy and equipment expenses and other general operating expenses.

During 1996, as a result of a study conducted in late 1995, the Bank implemented many programs that enhanced the Bank's management process and operating procedures. Going forward, we expect to achieve more efficient use of resources, increased income opportunities and improved delivery of products and services while reducing expenses.

Noninterest expenses increased 3.53% to $7,722,683 in 1996 and .53% in 1995. The 1996 increase centered primarily in employee benefits, depreciation expense and consulting fees. Bankcard expenses increased as part of business development efforts. These increases were offset, to some extent, by decreases in stationary and supplies due to cost saving efforts and a 1996 decrease in FDIC insurance premiums.

Salaries and wages decreased 4.9% in 1996 due to staff reductions and planned retirements, down from a 5.7% increase in 1995 over 1994.

Pension and employee benefits (current and post-retirement) increased 15.9% in 1996 following an 11.5% decrease in 1995 due to higher premium rates and a change in the interest discount rate of 8.5% to 7.0%. The periodic post-retirement benefit costs under Statement of Financial Accounting Standards
(SFAS) 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pension" were $184,493, $148,646 and $154,800 for 1996, 1995, and 1994,
respectively. Future changes in the discount rates applied to the actuarial analysis will continue to have a corresponding impact on the Company's pension and post-retirement liabilities.

INCOME TAXES
The status of the Bank's income tax expense is as follows:


                  Twelve Months Ended December 31,

             Tax Expense                   Percentage of Pre-tax
                                                  Earnings

    1996         1995         1994        1996     1995       1994
 $1,050,000    $885,000     $797,000     30.0%     26.8%     25.3%




The Bank has sufficient refundable taxes paid in available carry-back years to fully realize its recorded deferred tax asset of $1,309,340 at December 31, 1996.

SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES
The Federal Reserve Board's capital requirements generally call for an 8% total capital ratio, of which 4% must comprise Tier 1 capital. Risk-based capital ratios are calculated by weighing assets and off-balance sheet instruments according to their relative credit risks. The Company's Tier 1 capital ratio of 21.0% far exceeds the Federal Reserve Board's guidelines.

Total Shareholders' equity increased $919,364 in 1996 primarily as a result of net income of $2,451,972, offset by dividends paid of $807,628 and a $739,270 change in the category of "Unrealized Gains (Losses)on Securities Available for Sale", net of applicable income taxes, in accordance with Statement of Financial Accounting Standards (SFAS) 115, "Accounting for Certain Investments on Debt and Equity Securities."

Dividends of $807,628 were declared on the Company's common stock and represented a 6.7% increase over 1995. Dividend payout for 1996, 1995, and 1994 was 32.9%, 31.3%, and 25.8% of net income, respectively. In 1995, the Company declared a 33 1/3 percent stock dividend.


LIQUIDITY MANAGEMENT
Liquidity management is the process by which the Bank structures its cash flow to meet the requirements of its customers as well as day-to-day operating expenses.

Liquidity comes from both assets and liabilities. The asset side of the balance sheet provides liquidity through the regular maturities on our securities and loan portfolios, as well as interest received on these assets. In addition, U.S. Government securities may be readily converted to cash by sale on the open market. On the liability side, liquidity comes from deposit growth and the Bank's access to other sources of borrowed funds. In this respect, liquidity is enhanced by a significant amount of core demand and savings deposits from a broad customer base.

As a part of the Bank's asset and liability management and liquidity needs, management actively evaluates its funding resource and strategies to manage and reduce its vulnerability to changes in interest rates.

A principal objective of the Company is to manage and reduce its vulnerability to changes in interest rates by managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates.

As of December 31, 1996, the Bank's ratio of rate sensitive assets to rate sensitive liabilities at the one-year horizon was 94%, its one-year GAP (measurement of interest sensitivity of interest-earning assets and interest-bearing liabilities at a given point in time) was -4%, and $88,000,000 in assets and $80,371,000 in liabilities will be repricable in one year. The Bank becomes asset sensitive between 25 and 36 months. Bank earnings may be negatively affected, should interest rates fall.

In addition to the "traditional" GAP calculation, the Company analyzes future net interest income based on budget projections including anticipated business activity, anticipated changes in interest rates and other variables, which are adjusted periodically by management to take into account current economic conditions, the current interest rate environment, and other factors.

The following table presents, as of December 31, 1996, the Company's interest rate GAP analysis:

                                       Interest Rate GAP Analysis
                                 as of December 31, 1996 (000's omitted)


 Interest-earning Assets:
                              0-3       4-12        1-5     over 5      Total
                            months    months      years     years
 Loans:
   Real estate
     fixed rate             $   553   $ 1,654    $  8,756  $  4,965   $ 15,928
     variable rate           20,808    21,581       6,347         0     48,736
 Commercial                  11,154     2,002       2,815       612     16,583
 Municipal                       89     1,695       1,439     1,441      4,664
 Consumer                    11,067       684       3,382         0     15,133
 Securities AFS               2,358    31,416      36,204     4,645     74,623
 Held to maturity securities      0       752       3,339       696      4,787
 Loans held for sale          3,241         0           0         0      3,241
 Other earning assets           143         0       1,946         0      2,089
 TOTAL                      $49,413   $59,784     $64,228   $12,359   $185,784

 Interest-bearing Liabilities:

 Deposits:
   Savings                  $ 8,052   $21,315     $21,967   $     0   $ 51,334
   NOW                        4,302    12,906      17,215         0     34,423
   Money Market               6,480     6,478           0         0     12,958
   Time                      24,198    31,831      14,085         0     70,114
 Borrowings                   6,063       110           0         0      6,173
 TOTAL                      $49,095   $72,640     $53,267   $     0   $175,002


 Rate sensitivity GAP       $   318  $(12,856)    $10,961   $12,359

 Rate sensitivity GAP as a percentage of
 total assets                  .16%    (6.36%)      5.42%     6.12%
 Cumulative GAP             $   318  $(12,538)    $(1,577)  $10,782

 Cumulative GAP as a percentage
   of total assets             .16%    (6.20%)      (.78%)    5.34%



The distribution in the Interest Rate GAP Analysis is based on a combination of maturities, call provisions, repricing frequencies, prepayment patterns, historical data and management judgement. Variable-rate assets and liabilities are distributed based on the repricing frequency of the investment. Management has estimated the rate sensitivity of money market and savings deposits based on a historical analysis of the Bank and industry data.


The status of the Bank's sources of cash to fund its operation are as follows:

                                                        December 31,

                                                   1996              1995

 Net cash provided from operations             $   840,840       $  2,632,741
 Net cash used by investing activities         (13,645,724)        (1,983,445)
 Net cash provided from financing
    activities                                   8,740,804          4,347,261
 Net (decrease) increase in cash and cash
    equivalents                                $(4,064,080)      $  4,996,557



BALANCE SHEET ANALYSIS
Total assets increased $10,700,000 or 5.6% in 1996, primarily due to increased loan volume, and growth in the security portfolio compared to an increase of approximately $9,800,000 or 5.4%, in 1995.

SECURITIES
The objective of the securities portfolio is to provide for a stable earnings base and the investment of excess liquidity. The carrying value of the portfolio at December 31, 1996 totaled $81,000,000, consisting primarily of U.S. government and agency securities. Approximately 40% of the securities portfolio will mature within one to five years.

The Company has reviewed its investment policy regarding securities. In recognition of current economic conditions and the attendant responsibility of management to consider known liquidity requirements and provide for capital planning, investment securities may be sold in keeping with prudent asset/liability management. Accordingly, the Bank has classified certain securities as assets available for sale. Therefore, such assets are recorded at market value.

As a result of Statement of Financial Accounting Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities," unrealized holding gains or losses, net of tax effect, for securities classified as available for sale are recorded as an adjustment of a separate component of equity.

LOANS
Total loans increased $7,802,000, or 8.4%, due primarily to a $6,964,000, or 12.1% increase in real estate loans and a $2,805,000, or 20.4%, increase in commercial and industrial loans offset by a $2,766,000 decrease in municipal loans.

On January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) 114, "Accounting by Creditors for Impairment of a Loan", which states that a loan is defined as "impaired" when it is probable that the creditor will be unable to collect all amounts due, including principal and interest, under the contracted terms of the loan.

Loans that are reported on nonaccrual, overdue, rated or watch listings are tested for impairment. Management then determines, loan by loan based upon the credit history and repayment schedule, whether the loan is impaired or, in all probability, uncollectible. Adoption of this standard has had no effect on the Allowance for Loan Losses in 1996.

DEPOSITS
Total deposits increased $3,471,000 or 2.1% during 1996, due primarily to competitive interest rates on products offered. Total deposits increased 3.2%, or $5,109,000, in 1995.

 In the Bank's market area, the banking business is somewhat seasonal due to an influx of tourists and summer residents each spring and summer. As a result, the Bank has an annual deposit swing, from a high point in mid-October, to a low point in June. This deposit swing is predictable and does not have a materially adverse effect on the Bank.

IMPACT OF INFLATION AND CHANGING PRICES
The Consolidated Financial Statements and related notes presented in this Annual Report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation.

Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than has the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

OTHER STOCK INFORMATION
Union Bankshares, $25 par value, is not listed on any national exchange, nor is it actively traded. Since the Company is not aware of all trades, the market price is established by determining what a willing buyer will pay a willing seller. Based upon the trades that the Company had knowledge of (per quotes from local brokerages), high and low bids for each quarter for 1996 and 1995 are listed in the following table:


        1st Quarter        2nd Quarter         3rd Quarter        4th Quarter

1996 $170.00 to $180.00 $180.00 to $210.00 $198.00 to $210.00 $200.00 to $235.00

1995 $160.00 to $175.00 $125.00 to $169.26 $150.00 to $167.00 $167.00 to $170.00


         As of December 31, 1996, there were 665 holders of record of Union Bankshares Company common stock.

         Quarterly dividends paid by the Company in 1996 and 1995 were as follows:

                                27




                           1996                 1995

     1st Quarter           $1.00               $ .75
     2nd Quarter           $1.00               $1.00
     3rd Quarter           $1.00               $1.00
     4th Quarter           $1.00               $1.00
     Total                 $4.00               $3.75

RECENT ACCOUNTING DEVELOPMENTS

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," effective for financial statements for the fiscal year beginning after December 31, 1996 (excluding those sections identified in SFAS 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125"). SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company has not determined the impact of adopting SFAS 125.


UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS DECEMBER 31, 1996 AND 1995

                                                  1996                1995

ASSETS
Cash and due from banks (note 2)              $  9,458,971       $  7,343,489
Federal funds sold                                 143,209          6,322,771
Available for sale securities,
  at market value (note 3)                      74,835,300         71,799,295
Held to maturity securities at cost (note 4)
  (market value $4,861,061 and $4,232,683 at
  December 31, 1996 and 1995, respectively)      4,786,800          4,119,546
Other investment securities at cost, which
  approximates market value                      1,946,200            659,325
Loans held for sale                              3,241,054          1,227,447

LOANS (note 5):
Real estate                                     64,663,964         57,699,645
Commercial and industrial                       16,582,761         13,778,012
Municipal                                        4,663,900          7,430,234
Consumer                                        15,133,300         14,334,869
                                               101,043,925         93,242,760
Less deferred loan fees                             73,534            203,497
Less Allowance for Loan Losses (note 6)          2,083,831          1,878,169
Net loans                                       98,886,560         91,161,094
Premises, furniture and equipment (note 7)       2,917,112          3,153,850
Other Assets (notes 8, 11 and 12)                5,851,051          5,566,349
Total Assets                                  $202,066,257       $191,353,166

LIABILITIES
DEPOSITS:
Demand Deposits                               $ 19,185,504       $ 19,327,213
Savings deposits (including NOW deposits
  totaling $34,423,418 in 1996 and
  $34,237,051 in 1995)                          63,736,332         63,621,013
Money market accounts                           15,793,806         17,419,673
Time deposits (note 9)                          70,113,369         64,989,970
Total deposits                                 168,829,011        165,357,869
Borrowed Funds (note 10)                         6,173,000            110,000
Other liabilities (note 12)                      3,350,388          3,090,803
Total liabilities                              178,352,399        168,558,672
Contingent liabilities and commitments (notes 14 and 15)

SHAREHOLDERS' EQUITY
Common stock, $25 par value.  Authorized 600,000
  shares, issued 202,515
  in 1996 and 1995 (note 13)                  $  5,062,875       $  5,062,875
Surplus                                          3,948,797          3,948,485
Retained earnings                               14,929,681         13,285,337
Net unrealized gain (loss) on available for
  sale securities (note 3)                        (171,460)           567,810
Treasury stock, at cost (612 shares in 1996
  and 697 shares in 1995)                          (56,035)           (70,013)
Total Shareholders' equity                      23,713,858         22,794,494
Total liabilities and Shareholders' equity    $202,066,257       $191,353,166


The accompanying notes are an integral part of these Consolidated Financial Statements.


UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                        1996           1995          1994

INTEREST AND DIVIDEND INCOME:
Interest and fees on loans           $ 9,191,876   $ 8,780,734   $ 7,500,694
Interest on securities available
  for sale                             5,256,042     4,230,639     4,446,906
Interest on securities held to
  maturity                               244,561       419,829       520,215
Interest on Federal funds sold            75,889       424,146       209,210
Total interest income                 14,768,368    13,855,348    12,677,025

INTEREST EXPENSE:
Interest on savings deposits           1,171,987     1,302,644     1,341,186
Interest on money market accounts        477,720       552,417       567,359
Interest on time deposits              3,525,114     2,912,040     2,175,936
Interest on certificates of deposit
  $100,000 and over                      226,589       274,069       100,504
Interest on short-term borrowings        229,434        10,937         1,647
Total interest expense                 5,630,844     5,052,107     4,186,632
Net interest income                    9,137,524     8,803,241     8,490,393
Provision for Loan Losses (note 6)       120,000        30,000             0
Net interest income after Provision
  for Loan Losses                      9,017,524     8,773,241     8,490,393

NONINTEREST INCOME:
Net securities gains (note 3)              2,718         3,103        98,009
Trust Department income                  488,498       443,661       400,309
Service charges on deposit accounts      337,625       310,381       311,069
Visa income                              495,203       431,338       355,411
Loan Department income                   360,475       323,657       405,459
Other income                             522,612       477,145       509,866
Total noninterest income               2,207,131     1,989,285     2,080,123
Income before noninterest expenses    11,224,655    10,762,526    10,570,516

NONINTEREST EXPENSE:
Salaries and wages                     2,972,682     3,124,862     2,955,272
Pension and other employee
  benefits (note 11)                   1,036,792       894,706     1,011,960
Insurance                                 95,310        97,809        99,286
FDIC insurance                             1,500       184,630       345,006
Net occupancy expenses                   845,255       776,703       767,400
Equipment expenses                       233,617       201,516       180,465
Advertising                              266,544       248,510       223,087
Supplies                                 214,975       283,430       206,047
Postage                                  131,246       147,947       130,755
Telephone                                142,971       155,120       165,357
Other professional fees                  235,280       156,570       159,698
Other expenses                         1,546,511     1,187,403     1,175,484
Total noninterest expenses             7,722,683     7,459,206     7,419,817
Income before income taxes             3,501,972     3,303,320     3,150,699
Income taxes (note 12)                 1,050,000       885,263       796,736
Net income                            $2,451,972    $2,418,057    $2,353,963


Net income per common share           $    12.14    $    11.98    $    11.65
Cash dividends declared per
  common share                        $     4.00    $     3.75    $     3.00

Weighted average common shares
  outstanding                            201,899       201,821       202,128

The accompanying notes are an integral part of these consolidated financial statements.


UNION BANKSHARES COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 1996, 1995 and 1994


                                                         NET UNREALIZED
                                                         GAIN(LOSS)ON   SHARE-
              COMMON               TREASURY   RETAINED   AVAILABLE FOR  HOLDER'S
              STOCK    SURPLUS     STOCK      EARNINGS  SALE SECURITIES  EQUITY


Balance at December
  31, 1993   $3,801,200 $3,948,680 $(43,468) $11,168,165 $        0 $18,874,577

Net income, 1994      0          0        0    2,353,963          0   2,353,963
Repurchase of 322 shares Treasury
  stock               0          0  (51,500)           0          0     (51,500)
Effect from implementation
  of SFAS 115         0          0        0            0  1,545,654   1,545,654
Change in net unrealized gain (loss)
  on available for sale securities,
  net of tax
  of $1,511,876       0          0        0            0 (2,934,822) (2,934,822)
Cash dividends
  declared            0          0        0     (606,491)         0    (606,491)
Balance at December
  31, 1994    3,801,200  3,948,680  (94,968)  12,915,637 (1,389,168) 19,181,381

Net income, 1995      0          0        0    2,418,057          0   2,418,057
Sale of 159 shares
 Treasury stock       0       (195)  24,955            0          0      24,760
Stock split effected in the form of
  a 33 1/3% stock
  dividend (50,467
   shares)    1,261,675          0        0   (1,261,675)         0           0
Payment for fractional shares
  totaling
  138.49 shares       0          0        0      (29,822)         0     (29,822)
Cash dividends
  declared            0          0        0     (756,860)         0    (756,860)
Change in net unrealized gain (loss)
  on available for sale
  securities, net of tax
  of $1,009,423       0          0        0             0 1,956,978   1,956,978
Balance at December
   31, 1995  $5,062,875 $3,948,485 $(70,013)  $13,285,337 $ 567,810 $22,794,494

Net income, 1996      0          0        0     2,451,972         0   2,451,972
Sale of 93 shares
 Treasury Stock       0        312   15,498             0         0      15,810
Repurchase of 8 shares
 Treasury Stock       0          0   (1,520)            0         0      (1,520)
Cash dividends
 declared             0          0        0      (807,628)        0    (807,628)
Change in net unrealized gain (loss)
   on available for sale
   securities, net of tax
   of $382,120        0          0        0             0  (739,270)   (739,270)
Balance at December
 31, 1996    $5,062,875 $3,948,797 $(56,035)  $14,929,681 $(171,460) $23,713,858




The accompanying notes are an integral part of these consolidated financial statements.





UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOW Years ended December 31, 1996, 1995 and 1994

                                            1996         1995           1994
NET CASH FLOWS PROVIDED (USED)
BY OPERATING ACTIVITIES:

Net income                              $  2,451,972  $ 2,418,057 $  2,353,963

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED BY OPERATING ACTIVITIES:

Depreciation, amortization and
  accretion                                  440,273      477,744      252,783
Provision for loan losses                    120,000       30,000            0
Loss on sale of available for
  sale securities                             (1,060)      (3,103)     (98,009)
Net gain on sale of equipment                 (3,778)           0            0
Gain on sale of other real estate
  owned                                      (16,918)           0            0
Provision for other real estate owned         15,000       60,000            0
Originations of loans held
  for sale                               (11,993,334)  (8,593,440) (10,813,150)
Proceeds from loans held for sale          9,979,727    7,936,912   11,042,763
Net change in other assets                  (455,947)    (151,224)    (588,825)
Net change in other liabilities              526,397      522,499      132,523
Net change in deferred loan
  origination fees                          (129,963)     (74,370)      60,471
Provision for deferred income tax
  (benefit) expense                          (91,529)       9,666     (163,740)
Net cash provided by operating
  activities                             $   840,840  $ 2,632,741 $  2,178,779

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of available for
  sale securities                       $  3,001,060  $16,933,182  $10,010,376
Purchase of available for sale
  securities                             (35,337,132) (38,702,639) (49,678,400)
Proceeds from maturities and principal
  payments on available for sale
  securities                              26,876,205   26,734,617   29,700,344
Purchase of held to maturity
  securities                              (1,605,000)           0     (725,000)
Proceeds from maturities and principal
  payments on held to maturity
  securities                                 945,192    2,619,748    1,355,000
Purchase of investments                            0            0      (12,300)
Proceeds from sales of other real
  estate owned                               380,000            0       37,000
Net increase in loans to
  customers                               (7,715,503)  (9,035,126)  (2,547,926)
Proceeds from sales of fixed assets           16,541        4,000            0
Capital expenditures                        (207,087)    (537,227)    (309,006)
Net cash used by
  investing activities                  $(13,645,724) $(1,983,445) $(12,169,912)


CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) Increase in demand, savings and
  money market accounts                   (1,652,257)  (6,470,836)     746,169
(Decrease) Increase in time
  deposits                                 5,123,399   11,580,018   (1,733,145)
Net increase in cash surrender value
  of life insurance policies                       0            0     (348,911)
Net changes in short term borrowed
  funds                                    6,063,000            0            0
Payment to eliminate fractional shares             0      (29,821)           0
Purchase of Treasury stock                    (1,520)           0      (51,500)
Sale of Treasury stock                        15,810       24,760            0
Dividends paid                              (807,628)    (756,860)    (606,491)
Net cash (used) provided by
  financing activities                   $ 8,740,804   $4,347,261  $(1,993,878)

Net (decrease) increase in cash and
  cash equivalents                        (4,064,080)   4,996,557  (11,985,011)
Cash and cash equivalents at
  beginning of year                       13,666,260    8,669,703   20,654,714
Cash and cash equivalents at
  end of year                            $ 9,602,180  $13,666,260  $ 8,669,703

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:

Interest paid                            $ 5,665,358  $ 4,752,751  $ 4,264,239
Income taxes paid                        $ 1,077,250  $   927,610  $ 1,049,000

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:

Net transfer of securities held for sale
  to available for sale securities       $         0   $         0 $65,816,445
Net transfer of investment securities
  to assets held for sale                $         0   $         0 $         0
Net transfer from loans to
other real estate owned and insubstance
  foreclosure                            $         0   $         0 $    39,850
Net transfer from loans held for
  sale to loans                          $         0   $    80,272 $   701,917
Net (decreases) increases required by
  Statement of Financial Accounting
  Standards 115
   Available for Sale Securities         $ 1,121,390   $ 2,966,401 $(2,104,799)
Deferred income tax assets               $  (362,120)  $(1,009,423) $  715,631
Net unrealized gain (loss) on
  available for sale securities          $  (739,270)  $ 1,956,978 $(1,389,168)


The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1996 and 1995


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         Business
Union Bankshares Company provides a full range of banking services to individual and corporate customers through its subsidiary and branches in Maine. It is subject to regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities.

         Basis of Consolidated Financial Statement Presentation
The Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles. In preparing the Statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of continuing assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

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

         Investments
The Company adopted Statement of Financial Accounting Standards 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994. The adoption resulted in the reclassification of certain investment securities as of January 1, 1994. The Company s investment accounting policies are as follows:

         Available for Sale Securities
Available for sale securities consist of debt securities that the Company anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and similar factors. These assets are specifically identified and are carried at fair value. Amortization of premiums and accretion of discounts are recorded as an adjustment to yield. Unrealized holding gains and losses for these assets, net of related income taxes, are excluded from earnings and are reported as a net amount in a separate component of Shareholders equity. When decline in market value is considered other than temporary, the loss is recognized in the Consolidated Statements of Income, resulting in the establishment of a new cost basis for the security.

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

         Other Investment Securities
Other investment securities consist of Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank stock. These securities are carried at cost, which approximates market value at December 31, 1996 and 1995.

         Loans Held for Sale
Loans held for sale are loans originated for the purpose of potential subsequent sale. These loans are carried at the lower of cost or market at December 31, 1996 and 1995. Gains and losses on the sale of these loans are computed on the basis of specific identification.

         Loan Servicing
Mortgage loans serviced for others are not included in the accompanying balance sheet. The Bank recognizes a loan servicing fee for the difference between the principal and interest payment collected on the loan and the payment remitted to the investor. In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 122, "Accounting for Mortgage Servicing Rights," which requires capitalization of mortgage servicing rights for loans originated after January 1, 1996. Implementation of SFAS 122 is immaterial to the financial statements.

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

         Allowance for Loan Losses
The Allowance for Loan Losses is established by management to absorb charge-offs of loans deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. The amount of the provision is based on management s evaluation of the loan portfolio. Considerations include past and anticipated loan loss experience, the character and size of the loan portfolio and the need to maintenance the allowance at a level adequate to absorb anticipated future losses.

Statement of Financial Accounting Standards 114, "Accounting by Creditor for Impairment of a Loan," was adopted on January 1, 1995. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the Allowance for Loan Losses to such loans. If these allocations cause the allowance to increase, the increase is reported as loan loss provision.

         Other Real Estate Owned
Other real estate owned, which is included in other assets, is recorded at the lower of cost or fair value less estimated costs to sell at the time the Company takes possession of the property. Losses arising from the acquisition of such properties are charged against the Allowance for Loan

Losses. Operating expenses and any subsequent provisions to reduce the carrying value are charged to operations. Gains and losses upon disposition are reflected in earnings as realized.

         Accounting Estimates
Material estimates that are particularly susceptible to significant change in the future relate to the determination of the Allowance for Loan Losses. In connection with the determination of the Allowance for Loan Losses and the carrying value of real estate owned, management obtains independent appraisals for significant properties.

Management believes that the Allowance for Loan Losses and the carrying value of real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in northern New England. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company s Allowance for Loan Losses. These agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

         Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Accrual of Interest Income and Expense
Interest on loans and investment securities is taken into income using methods that relate the income earned to the balances of loans outstanding and investment securities. Interest expense on liabilities is derived by applying applicable interest rates to principal amounts outstanding. The recording of interest income on problem loan accounts ceases when collectibility within a reasonable period of time becomes doubtful. Interest income accruals are resumed only when they are brought fully current with respect to principal and interest and when management expects the loan to be fully collectible.

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

2. CASH AND DUE FROM BANK ACCOUNTS
The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 1996 was $100,000.

3. AVAILABLE FOR SALE SECURITIES
The Company carries available for sale securities at market value. A summary of the cost and market values of available for sale securities at December 31, 1996 and 1995 are as follows:

                                            Gross      Gross      Carrying &
                                         Unrealized    Unrealized Market Value
                                Amortized   Gains       Losses
                                 Cost


                                   1996       1996      1996         1996

U.S. Treasury Securities and
other U.S. Government agencies $73,633,395  $314,589  ($625,728)  $73,322,256
Other Securities                 1,461,693    68,396     17,045     1,513,044
 Totals                        $75,095,088  $314,589  ($642,773)  $74,835,300


                                   1995       1995      1995         1995
U.S. Treasury Securities and
other U.S. Government agencies $70,308,793  $877,088   ($17,220)  $71,168,661
Other Securities                   628,900     1,734          0       630,634
 Totals                        $70,937,693  $878,822   ($17,220)  $71,799,295


The amortized cost and market value of available for sale debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                Amortized     Market Value
                                   Cost


 Due in one year or less      $ 7,281,792     $ 7,827,247
 Due in one year
   through five years          22,048,032      22,225,780
 Due after five years
   through ten years           45,293,660      44,782,273

                              $74,623,484     $74,295,300



4. HELD TO MATURITY SECURITIES
         The carrying amounts of held to maturity securities for 1996 and 1995 as shown in the Company's Consolidated Balance Sheets, and their approximate market values at December 31, are as follows:


                                           Gross        Gross       Carrying &
                               Book      Unrealized    Unrealized     Market
                               Value       Gains         Losses       Value
                               1996         1996         1996         1996

 Obligations of state
  and political
  subdivisions              $3,792,285    $  91,908    $      0    $3,884,193

 US government agencies        994,515            0     (17,647)      976,868

 TOTALS                     $4,786,800    $  91,808    $(17,647)   $4,861,061

                               1995          1995         1995        1995

 Obligations of state
  and political
  subdivisions              $4,119,546    $ 117,723    $ (4,586)   $4,232,683

 US government agencies              0            0           0             0

 TOTALS                     $4,119,546    $ 117,723    $ (4,586)   $4,232,683



         The amortized cost and market value of held to maturity securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Amortized      Market
                                                 Cost          Value

  Due in one year or less                    $  751,821     $  763,570
  Due after one year through five years       2,298,907      2,364,945
  Due after five years through ten years        741,557        755,678
  Due after ten years                           994,515        976,868
                                             $4,786,800     $4,861,061



5. LOANS
At December 31, 1996 and 1995, loans on nonaccrual status totaled approximately $491,000 and $614,000, respectively. If interest had been accrued on such loans, interest income on loans would have been approximately $32,000, $28,000 and $17,000 higher in 1996, 1995, and 1994, respectively. Loans delinquent by 90 days or more that were still on accrual status at December 31, 1996 and 1995 totaled approximately $196,000 and $388,000, respectively.

In the ordinary course of business, the Company s subsidiary granted loans to the Executive Officers and Directors of the Company and its subsidiary, and to affiliates of Directors. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility.

The balance of loans to related parties amounted to $3,834,777 and $1,338,780 at December 31, 1996 and 1995, respectively. New loans granted to related parties in 1996 totaled $3,791,170; payments and reductions amounted to $1,269,580.

6. Allowance for Loan Losses
Analysis of the Allowance for Loan Losses is as follows for the years ended December 31, 1996, 1995 and 1994:


                                            1996           1995         1994
 Balance, beginning of year             $1,878,169     $1,928,644   $1,802,443
 Provision for loan losses                 120,000         30,000            0
 Balance before loan losses              1,998,169      1,958,644    1,802,443
 Loans charged off                          87,823        195,912      321,002
 Less recoveries on loans charged off      173,485        115,437      447,203
 Net loan charge off (recoveries)          (85,662)        80,475     (126,201)
 Balance, end of year                   $2,083,831     $1,878,169   $1,928,644


Information regarding impaired loans is as follows for the years ended December 31, 1996 and 1995:

                                                           1996        1995


 Average investment in impaired loans                    $21,000      $59,000
 Interest income recognized on impaired loans
  including interest income recognized on cash basis           0        6,400
 Interest income recognized on impaired
   loans on cash basis                                         0        5,500


Information regarding impaired loans at December 31, 1996 is as follows:

                                                           1996        1995

 Balance of impaired loans                                $21,776     $58,874
 Less portion for which no Allowance for Loan
  Losses is allocated                                           0           0
 Portion of impaired loan balance for which an allowance
   for credit losses is allocated                          21,776      58,874
 Portion of Allowance for Loan Losses allocated to the
  impaired loan balance                                       225         600



7. PREMISES, FURNITURE AND EQUIPMENT


 Detail of Bank premises, furniture and
 equipment is as follows:                          1996          1995
 Land                                          $  133,378     $  131,743
 Buildings and improvements                     3,425,892      3,375,282
 Furniture and equipment                        3,088,902      2,966,160
 Leasehold improvements                           413,604        412,173
                                               $7,061,776     $6,885,358
 Less accumulated depreciation                  4,144,664      3,731,508
                                               $2,917,112     $3,153,850



At December 31, 1996, the Bank was obligated under a number of noncancellable leases for premises and equipment that are accounted for as operating leases. Leases for real property contain original terms from 2 to 20 years with renewal options up to 20 years. Management expects that in the normal course of business, most leases will be renewed or replaced by other leases, or when available, purchase options may be exercised.

Rental expense was $80,144 in 1996, $83,068 in 1995 and $90,175 in 1994.

The minimum annual lease commitments under noncancellable leases in effect at December 31, 1996, are as follows:

         Year Ending December 31,          Amount

                   1997                   $102,424
                   1998                   $104,601
                   1999                   $106,845
                   2000                   $109,154
                   2001                   $111,504


8. OTHER REAL ESTATE OWNED
Other real estate owned amounts to $842,424 and $1,315,505 at December 31,1996 and 1995, respectively. Activity in the allowance for losses on other real estate owned for the years ended December 31, is as follows:


                                          1996        1995

    Balance, beginning of year          $95,000     $35,000
    Provisions charged to income         15,000      60,000
    Adjustment to market                 16,918           0
    Balance, end of year                $93,082     $95,000


9.  DEPOSITS

The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100,000, was approximately $6,554,857 and $6,886,055 in 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities of time deposits are as follows:

         1997                                      $56,338,577
         1998                                       10,414,203
         1999                                        1,742,795
         2000                                          720,821
         2001 and thereafter                           896,973

                                                   $70,113,369


10.  Borrowed Funds

Advances from the Federal Home Loan Bank are summarized as follows:

                         INTEREST RATES
                               AT                    1996             1995
                        DECEMBER 31, 1996

 Fixed advances           6.25% to 6.36%           $  110,000     $  110,000

 Variable advances            *7.32                 2,000,000              0

 Line of credit               *7.32                 4,063,000              0
                                                   $6,173,000     $  110,000


*Average interest rate for December 1996 was 5.798%


Pursuant to the collateral agreements with the Federal Home Loan Bank
(FHLB), advances are collateralized by stock in the FHLB, qualifying first mortgage loans and available for sale securities.

Advances at December 31, 1996, mature as follows:

               1997               2005             2010
           $6,063,000           $55,000           $55,000

11.  Employee Benefits
        PENSION PLAN
he Company's subsidiary has a noncontributory defined benefit pension plan covering substantially all permanent full-time employees. The benefits are based on employees' years of service and the average of their three highest consecutive rates of annual salary preceding retirement.

It is the subsidiary's policy to fund the plan sufficiently to meet the minimum requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

Pension expense amounted to $122,702, $126,219 and $124,720 for the years ended December 31, 1996, 1995 and 1994, respectively.

The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated Financial Statements at December 31, 1996 and 1995:
                                   48



 ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:        1996          1995

 Accumulated benefit obligation including vested
  benefits of $3,327,705 in 1996
   and $3,077,477 in 1995                           $(3,427,498)  $(3,133,283)
 Projected benefit obligation for service
  rendered to date                                   (4,347,390)   (4,030,311)
 Plan assets at fair value (cash and equivalent,
  U.S. government securities and other investments)   4,157,524     3,884,088
 Projected benefit obligation in excess of plan assets (189,866)     (146,223)
 Unrecognized net loss from past experience different
  from that assumed and effects of changes
  in assumptions                                        639,608       608,338
 Unrecognized prior service cost                        (35,942)      (38,488)
 Unrecognized net asset at January 1, being recognized
  over 17 years                                        (155,820)     (179,598)
 Prepaid pension cost included in other assets      $   257,980    $  244,029

                                                  1996      1995      1994
 NET PENSION COST INCLUDED THE FOLLOWING COMPONENTS:
 Service cost - benefits earned
  during the period                            $165,142   $158,055   $ 170,374
 Interest cost on projected benefit
  obligation                                    281,514    253,278     232,087
 Actual return on plan assets                  (274,912)  (550,892)     95,028
 Net amortization and deferral                  (49,042)   265,778    (372,769)
 Net periodic pension cost                     $122,702   $126,219   $ 124,720

 NET AMORTIZATION AND DEFERRAL INCLUDED THE FOLLOWING COMPONENTS:
 Amortization of unrecognized net obligations existing at
    January 1                                  $(23,778)  $(23,778)  $(23,778)
 Asset (loss) deferred                          (34,436)   289,222   (357,725)
 Amortization of unrecognized prior
   service cost                                  (2,546)    (2,546)    (2,546)
 Amortization of net gain from earlier periods   11,718      2,880     11,280
                                               $(49,042) $(265,778) $(372,769)

The weighted average discount rate of 7.0% was used in determining the projected benefit in 1996 and 1995, respectively. The increase in salary levels was 5.0%. Expected long-term rates of return on assets were 8.0% for 1996, 1995, and 1994.

        Postretirement Benefits Other Than Pensions
The Company sponsors a postretirement benefit program that provides medical coverage and life insurance benefits to certain employees and Directors who meet minimum age and service requirements. Active employees and Directors accrue benefits over a 25-year period.

The following table sets forth the status of the Company's post-retirement obligation at December 31, 1996 and 1995:



 ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION:
                                                     1996               1995

 Retirees                                        $  552,020        $  457,603
 Fully eligible active program participants         119,250           150,412
 Other active program participants                  633,434           601,411
 Other                                                    0            19,420
                                                 $1,304,704        $1,228,846

 Accumulated postretirement benefit obligation
  in excess of plan assets                       $1,304,704        $1,228,846
 Unrealized net loss for current year              (130,630)                0
 Unrecognized prior service cost                   (731,100)         (776,700)
 Accrued postretirement benefit cost             $  442,974        $  452,146


Net period postretirement benefit cost for the years ended December 31, 1996, 1995, and 1994, respectively, includes the following components:


                                     1996          1995           1994
    Service cost                  $ 55,581      $ 30,129       $ 29,800
    Interest cost                   82,697        74,758         79,400
    Amortization of accumulated
      postretirement obligation     45,600        45,600         45,600
    Amortization of net
     (gain)/loss                       615        (1,841)             0
    Net periodic postretirement
      benefit cost                $184,493      $148,646       $154,800


For measurement purposes, the assumed annual rates of increase in the per capita cost of covered benefits were 12% and 15% for 1996 and 1995, respectively. Per capita medical costs are assumed to decrease annually by 1% until the year 2002 (which at that time will be 6%) and later. The health care cost trend rate assumption has a significant effect on the amounts reported; however, these amounts are not currently available. The weighted average discount rate and rate of compensation increase used in determining the accumulated postretirement benefit obligation was 7% and 5%, respectively, on December 31, 1996 and 1995.

        401(K) PLAN
The Company has a noncontributory 401(k) plan for employees who meet certain service requirements.

12.  INCOME TAXES
Income tax expense (benefit) consists of the following:


                 Current        Deferred       Total

    1996
     Federal    $l,101,529     $ (91,529)     $1,010,000
     State          40,000             0          40,000
                $1,141,529     $ (91,529)     $1,050,000
    1995
     Federal    $  835,597     $   9,666      $  845,263
     State          40,000             0          40,000
                $  875,597     $   9,666      $  885,263
    1994
     Federal    $  913,476     $(163,740)     $  749,736
     State          47,000             0          47,000
                $  960,476     $(163,740)     $  796,736

Income tax expense amounted to $1,050,000 for 1996, $885,263 for 1995 and $796,736 for 1994. The actual tax expense for 1996, 1995 and 1994 differs from the "expected" tax expense for those years (computed by applying the applicable U.S. Federal Corporate Tax Rate to income before income taxes) due to the following:
                            1996               1995              1994

                       Amount    % of     Amount    % of     Amount      % of
                               Pretax              Pretax              Pretax
                              Earnings            Earnings            Earnings

 Computed "expected"
  tax expense        $1,190,670  34.0%  $1,098,900  34.0%  $1,071,237    34.0%
 Nontaxable income on
  obligations of states
  and political
  subdivisions        (143,854)  (4.1%)   (225,810) (7.0%)   (251,808)    (8.0%)
 Other                   3,184     .1%      12,173   1.0%     (22,693)    (0.7%)
                    $1,050,000   30.0%  $  885,263  28.0%   $ 796,736     25.3%



The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:

 DEFERRED TAX ASSETS:                                     1996           1995

 Unrealized loss on available for sale securities     $  111,582    $        0
 Allowance for Loan Losses                               708,503       638,577
 Real estate owned                                        37,400        32,300
 Deferred loan fees                                       25,002        63,590
 Accrued FDIC assessment                                       0        17,000
 Deferred compensation                                   267,963       186,164
 Postretirement benefits                                 149,167       118,358
 Other                                                     9,723        16,647
 Deferred tax assets                                  $1,309,340    $1,072,636


 DEFERRED TAX LIABILITIES:

 Unrealized gain on available for sale securities     $   23,255    $  293,793
 Allowance for Loan Losses                               169,805       168,041
 Premises, furniture and equipment, principally due
 to differences in depreciation                          271,833       259,748
 Prepaid pension expense                                  87,713        81,668
 Cash surrender value of life insurance                   36,386        36,386
 Other                                                    13,699             0
 Deferred tax liabilities                             $  602,691    $  839,636



The Bank has sufficient refundable taxes paid in available carry-back years to fully realize its recorded deferred tax asset of $1,309,340 at December 31, 1996. The deferred tax asset and liability are included in other assets and other liabilities on the balance sheet at December 31, 1996 and 1995.

13. REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators regarding components, risk weightings, and other factors.

Quantitive measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework. To be so categorized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. Management believes no conditions or events that would alter the Bank's categorization have occured since the Board's notification.

The actual capital amounts and ratios for the Bank and the Company as of December 31, 1996 are presented in the table below:

                                                           To Be Well
                                                          Capitalized Under
                                      For Capital        Prompt Corrective
Bank Only:        Actual          Adequacy Purposes      Action Provisions
               Amount    Ratio     Amount     Ratio      Amount     Ratio

Total capital
(to risk-weighted
  assets)   $24,832,936   22.0%   >$9,041,440   >8.0%  >$11,301,800   >10.0%

Tier I capital
(to risk-weighted
  assets)   $23,411,936   20.7%   >$4,520,720   >4.0%  >$ 6,781,080   > 6.0%

Tier I capital
(to average
  assets)   $23,411,936   11.8%   >$7,949,040   >4.0%  >$ 9,936,300   > 5.0%


Consolidated:

Total capital
(to risk-weighted
  assets)   $25,216,318   23.7%  >$8,522,720    >8.0%        N/A       N/A

Tier I capital
(to risk-weighted
 assets)    $23,885,318   22.4%  >$4,261,360    >4.0%        N/A       N/A

Tier I capital
(to average
 assets)    $23,885,318   12.1%  >$7,868,388    >4.0%        N/A       N/A


14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK
In the normal course of business, the Bank is a party to financial instruments with off balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Statement of Financial Position. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. At December 31, 1996, the following financial instruments, whose contract amounts represent credit risk, were outstanding:


                                                   Contract Amount

                                                         1996
     Commitments to extend credit                   $26,558,000
     Standby letters of credit                      $    61,000
     Unadvanced portions of construction loans      $ 1,534,000

The Bank s exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon the credit extension, is based on management s credit evaluation of the counterparty. The types of collateral held include residential and commercial real estate and, to a lesser degree, personal property, business inventory and accounts receivable.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Bank grants residential, commercial and consumer loans principally to customers in Maine's Hancock and Washington Counties. Although our loan portfolio is diversified, a substantial portion of our debtors ability to honor their contracts depends upon local economic conditions, especially in the real estate sector. At December 31, 1996, there were no borrowers whose total indebtedness to the Bank exceeded 10% of the Bank s Shareholders equity.

The Consolidated Balance Sheets do not include various contingent liabilities such as liabilities for assets held in trust. Management does not anticipate any loss as a result of these contingencies.

15.  Litigation

At December 31, 1996, the Company was involved in litigation arising from normal banking, financial and other activities of the Bank. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair value estimates, methods and assumptions are set forth below for the Bank s financial instruments. Fair values are calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications or estimated transaction costs. If these considerations had been incorporated into the fair value estimates, the aggregate fair value amount could have changed.

               Cash, Due from Banks and Federal Funds Sold
The fair value of cash, due from banks and Federal funds sold approximates their relative book values at December 31, 1996 and 1995, as these financial instruments have short maturities.

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

               Loans
Fair values are estimated for portfolios of loans with similar financial characteristics. Management has determined that the fair value approximates book value on all loans with maturities of one year or less or variable interest rates. The fair values of all other loans are estimated based on bid quotations received from securities dealers. The estimates of maturity are based on the Bank s historical experience with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions and the effects of estimated prepayments.

               Loans Held for Sale
The fair market value of this financial instrument approximates the book value as the instrument has a short maturity.

               Accrued Interest Receivable
The fair market value of this financial instrument approximates the book value as the instrument has a short maturity. It is the Bank s policy to stop accruing interest on loans past due by more than 90 days.


               Other Investment Securities, Federal Home Loan Bank Stock and Federal Reserve Bank Stock
The fair market value of these financial instruments approximates the book value as these instruments do not have a market nor is it practical to estimate their fair value without incurring excessive costs.

               Deposits
Fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings deposits, NOW accounts and money market and checking accounts, equals the amount payable on demand. The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. If that value was considered, the fair value of the Bank s net assets could increase.

               Accrued Interest Payable
The fair value of this financial instrument approximates the book value as the instrument has a short maturity.

               Commitment to Extend Credit
The Bank has not estimated the fair values of commitments to originate loans due to their short-term nature and their relative immateriality.

               Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These values do not reflect any premium or discount that could result from offering for sale at one time the Bank s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank s financial instruments, fair value estimates are based on judgments regarding future expected loss, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The latter may include deferred tax assets, Bank premises and equipment and other real estate owned. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

A summary of the fair values of the Company s significant financial instruments at December 31, 1996 and 1995 follows:








                                     56



                                    1996                          1995

                            Carrying     Estimate     Carrying     Estimate of
                             Value       of Fair       Value       Fair Value
                                          Value

 ASSETS
 Cash, due from banks and Federal
 funds sold              $  9,602,180  $  9,602,180  $ 13,666,260  $ 13,666,260
 AFS securities            74,835,300    74,835,300    71,799,295    71,799,295
 HTM securities             4,786,800     4,861,061     4,119,546     4,232,683
 Other invest securities    1,946,200     1,946,200       659,325       659,325
 Loans                     98,960,094    99,089,190    91,364,591    92,762,722
 Loans held for sale        3,241,054     3,241,054     1,227,447     1,227,447
 Accrued int receivable     2,003,002     2,003,002     1,846,149     1,846,149

 LIABILITIES
 Deposits                 168,829,011   170,533,025   165,357,869   166,729,943
 Accrued interest payable     773,588       773,588       808,103       808,103



17. PARENT-ONLY CONDENSED FINANCIAL STATEMENTS
The condensed financial statements of Union Bankshares Company as of December 31, 1996 and 1995 and for each of the years ended December 31, 1996, 1995, and 1994 are presented as follows:

 BALANCE SHEET
 December 31, 1996 and 1995                          1996              1995

 ASSETS:
 Cash                                           $    21,044      $    17,056
 Investment in subsidiary                        23,178,116       22,809,268
 Other assets                                       739,856          199,856
 Total assets                                   $23,939,016      $23,026,180

 LIABILITIES AND SHAREHOLDER'S EQUITY:
 Dividends payable                              $   201,903      $   201,818
 Other liabilities                                   23,255           29,868
 Shareholders' equity                            23,713,858       22,794,494
 Total liabilities and Shareholders' equity     $23,939,016      $23,026,180




 STATEMENTS OF INCOME
 Years ended December 31,
 1996, 1995 and 1994                  1996             1995             1994
 Dividend income                 $1,274,684       $  749,460       $  599,568
 Equity in undistributed
   earnings of subsidiary         1,153,258        1,670,357        1,697,344
 Service income                      29,868                0           59,000
 Total income                    $2,457,810       $2,419,817       $2,355,912
 Operating expenses                   5,839            1,760            1,949
 Net income                      $2,451,971       $2,418,057       $2,353,963

STATEMENTS OF CASH FLOWS
Years ended December 31, 1996, 1995 and 1994
                                             1996         1995        1994

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                $ 2,451,971 $ 2,418,057 $ 2,353,963

ADJUSTMENTS TO RECONCILE NET INCOME TO NET
CASH PROVIDED BY OPERATING ACTIVITIES:
Undistributed earnings of subsidiary      $(1,153,258) $(1,670,357) $(1,697,344)
Increase in other assets                     (471,604)     (49,963)           0
Increase (decrease) in other liabilities       29,868       29,868            0
Increase (decrease) in dividends payable           85       50,434         (321)
Net cash provided by operating activities $   797,326  $   778,039  $   656,298

CASH FLOWS FROM FINANCING ACTIVITIES:

Dividends                                 $  (807,628) $  (756,860) $  (606,491)
Purchase of Treasury stock                     (1,520)           0      (51,500)
Sale of Treasury stock                         15,810       24,759            0
Net cash used by financing activities        (793,338)    (761,922)    (657,991)
Net increase (decrease) in cash and cash
equivalents                                     3,988       16,117       (1,693)
Cash and cash equivalents, beginning of year   17,056          939        2,632
Cash and cash equivalents, end of year    $    21,044  $    17,056  $       939

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  ACTIVITIES:
Net unrealized gain (loss) on available for sale
   securities                             $  (739,270) $ 1,956,978  $(1,389,168)

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Union Bankshares Company

We have audited the accompanying consolidated balance sheets of Union Bankshares Company and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Union Bankshares Company and Subsidiary as of and for the year ended December 31, 1994, were audited by other auditors whose report thereon dated January 20, 1995, included an explanatory paragraph that described the Company's change in its method of acounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities at January 1, 1994, as discussed in Notes 3 and 4 to the financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above represent fairly, in all material respects, the consolidated financial position of Union Bankshares Company and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.


Berry, Dunn, McNeil & Parker

Portland, Maine
January 24, 1997

UNION BANKSHARES COMPANY &
UNION TRUST COMPANY DIRECTORS

Arthur J. Billings                         Richard W. Whitney
President, Barter Lumber Company           Dentist

Peter A. Blyberg                           UNION BANKSHARES COMPANY
President                                  DIRECTORY OF OFFICERS

Robert S. Boit                             John V. Sawyer II
Retired, President                         Chairman of the Board

Richard C. Carver                          Peter A. Blyberg
Owner, Carver Oil Co.                      President
& Carver Shellfish, Inc.
                                           Sally J. Hutchins
Peter A. Clapp                             Vice President & Clerk
President, Blue Hill Garage
                                           Richard W. Teele
Sandra H. Collier                          Secretary
Attorney-at-Law,
Ferm, Collier & Larson                     John P. Lynch
                                           Senior Vice President
Robert B. Fernald
Treasurer, A.C. Fernald Sons, Inc.         Peter F. Greene
& Jordan-Fernald                           Vice President

Douglas A. Gott                            Rebecca J. Sargent
Owner, Douglas A. Gott & Sons              Vice President - Trust Officer

David E. Honey
Retired, Former Manager,                   UNION BANKSHARES COMPANY
Swan's Island Electric Coop                & UNION TRUST COMPANY
                                           HONORARY DIRECTORS
Delmont N. Merrill
President, Merrill Blueberry Farms, Inc.   Franklin L. Beal
                                           Retired
Thomas R. Perkins
Retired Pharmacy Owner                     Emery B. Dunbar
                                           Owner, Edgewater Cabins
Casper G. Sargent, Jr.
Owner, Sargent's Real Estate Corp.         Carroll V. Gay
                                           Retired
John V. Sawyer II
Chairman of the Board                      John E. Raymond
President, Worcester-Sawyer Agency         President, Bimbay, Inc.

Stephen C. Shea                            Mary T. Slaven
Secretary, E.L. Shea, Inc.,                Realtor
President, Shea Leasing
                                           Douglas N. Smith
Richard W. Teele                           Retired
Secretary, Retired Executive President
& Treasurer                                I. Frank Snow
                                           President, Snow's Plumbing
Paul L. Tracy                              and Heating
President, Owner, Winter Harbor Agency;
Vice President, Co-Owner, Schoodic Insurance Agency

UNION TRUST COMPANY
DIRECTORY OF OFFICERS

John V. Sawyer II                            Peter C. O'Brien
Chairman of the Board                        AVP, Loan Support Manager and
                                             CRA Officer

Peter A. Blyberg                             Stephen L. Tobey
President, Chief Executive Officer           AVP, Cash Management and
                                             Security Officer

John P. Lynch                                Patti S. Herrick
Senior Vice President,                       Information Services Officer
Senior Banking Officer
                                             Dawn L. Lacerda
Peter F. Greene                              Loan Services Officer
Vice President, Bank Services
                                             Mary Lou Lane
Sally J. Hutchins                            Mortgage Underwriter
Vice President, Treasurer
Controller & Clerk                           Teresa L. Linscott
                                             Retail Banking Services Officer
Christopher H. Keefe
Vice President, Sr. Relationship Manager     Marsha L. Osgood
                                             Trust Officer
Bette B. Pierson
Vice President, Mortgage Loan Officer        Deborah F. Preble
                                             Assistant Controller
Rebecca J. Sargent
Vice President, Senior Trust Officer         Lorraine S. Ouellette
                                             Trust Officer
Leah S. Allen
AVP, Deposit Services Officer                Julie C. Vittum
                                             AVP, Senior Auditor
James M. Callnan
AVP, Sr. Information Services Officer        Cynthia D. West
                                             Customer Services Officer
Nancy E. Domagala
AVP, Mortgage Underwriter

Laurence D. Fernald, Jr.
AVP, Relationship Mgr and Appraisal Review Officer

Janis M. Guyette
AVP, Trust Operations Officer

Lynda C. Hamblen
AVP, Relationship Manager

Phyllis C. Harmon
AVP, Relationship Manager

Harold L. Metcalf
AVP, Relationship Manager







UNION TRUST COMPANY
BRANCH OFFICES

Blue Hill                                  Hills, Darlene
Pamela G. Hutchins, AVP,                   Hinckley, Wayne
Relationship Manager                       Hutchins, Rebecca
                                           Hutchinson, Elwell
Castine                                    Ingalls, Laurea
Sherry L. Oliver,                          Johnson, Mindy
Branch Supervisor                          Joy, Michelle
                                           Kelley, Cindy
Cherryfield                                Leach, Gail
C. Foster Mathews, AVP, Branch Manager     Look, Cheryl
                                           Look, Lisa
Ellsworth Shopping Center                  Lounder, Lorraine
Melody L. Wright, Branch Manager           MacLaughlin, Wendy
                                           Madden, Anita
Jonesport                                  Marshall, Carol
Wendy W. Beal, AVP, Relationship Manager   McCormick, Bernadette
                                           Mitchell, Stacie
                                           Neale, Debra
Machias                                    Norton, Clifford III
Lisa A. Holmes, AVP,                       Owen, Doris
Relationship Manager                       Page, Deborah
                                           Pineo, Muriel
Milbridge                                  Pinkham, Wanda
James E. Haskell, AVP,                     Podlubny, Helene
Relationship Manager                       Robbins, Nancy
                                           Rose, Brenda
Somesville                                 Sackett, Jacqueline
William R. Weir, Jr., AVP,                 Salisbury, Jane
Relationship Manager                       Salsbury, Sandra
                                           Santerre, Tammy
Stonington                                 Scott, Marsha
Harry R. Vickerson III, AVP,               Scoville, Clark
Relationship Manager                       Sinford, Stacey
                                           Smith, Katherine
                                           Smith, Ronald
UNION TRUST COMPANY PERSONNEL              Snow, Christie
                                           Spaulding, Virginia
                                           Spizio, Barbara
Albert, Betty                              Sprague, Donna
Allen, Deborah                             Sproul, Bonnie
Armstrong, Rebecca                         St. Pierre, Bettina
Babson, William                            Swett, Andrea
Bayrd, Rona                                Thompson, Dianne
Billings, Holly                            Treadwell, Mattie
Bishop, Terry                              Wallace, Jayne
Bonville, Melissa                          Wenger, April
Boyce, Katrina                             White,Jennifer
Bragg, Randy                               White, Tammy
Bunker, Corace                             Willey, Christina
Carter, Linda                              Woodward, Cheryl
Chisholm, Catherine                        York, Caroline
Condon, Helen                              Young, Vicki
Curtis, Kristen
Curtis, Marjorie
Dearborn, Trevor
Douglass, Joanne
Dunbar, Patricia
Edgecomb, Ann
Elliott, Linda
Faulkner, Kathy
Gilbert, Jennie
Gommo, Heidi
Grant, Victoria
Gray, Jenny
Grindle, Eugene
Handy, Louise
Harriman, Barbara
                                     65


Union Trust Company is committed to offering equal opportunity in regard to employment, training, benefits, salary administration and promotional opportunities to all employees, regardless of race, color, religion, sex, age or national origin. The Bank has implemented An Affirmative Action Plan.

Upon written request, the Company will provide, without charge, a copy of its Annual Report on SEC Form 10K for 1996, including the financial statements and schedules required to be filed with the Securities and Exchange Commission.
Interested persons should write to:

Sally J. Hutchins, Vice President
Union Bankshares Company
PO Box 479
Ellsworth, Maine  04605



Annual Shareholders Meeting
2:00 pm.
Thursday, April 17, 1997
Holiday Inn, High Street
Ellsworth, Maine

                                    66


Insert text:

The closing of another Annual Report, and another successful year....Laurels we have, but no time to rest on them. In fact, we're already building the successes we'll celebrate this time next year, striving to earn more and more satisfied customers like those you've met here. If you have questions or comments concerning this Report, please don't hesitate to call or write. We're working hand in hand for you and your community.




















































                          67