Form 10-K, Exhibit 13
period 1997-12-31
UNION BANKSHARES CO/ME
filed 1998-03-26
CIK 745083

UNION BANKSHARES COMPANY

1997 ANNUAL REPORT





We dedicate this Report to and Delmont N. Merrill and the late Emery B.
Dunbar. These two gentlemen served on our Board of Directors for many years. As directors, they cared about the bank, its employees, and its shareholders.
The role of a director is a difficult one and they both did an excellent job of representing the interest of the shareholders and were wonderful advisors to management.

February 11, 1998

Dear Shareholder:

     The past year has seen an improvement in our earnings. Net income was $2,700,472, an increase of 10.1 percent over 1996. We had strong growth in both net interest income as well as fee revenues. Expenses remain under control, and despite opening a new branch in Bar Harbor, non-interest expenses came in only 3.8 percent higher than the previous year. Balance sheet growth was driven by a 6 percent increase in the loan portfolio as well as higher levels of investment securities. Deposits grew by $10.9 million or 6.6 percent.

     Our focus over the last few years on sales and revenue generation is showing results. We have seen a strong business development effort in all of our markets. Customer visits by our relationship managers in 1997 were up more than 30 percent over 1996. Strong growth in loan and deposit volumes as well as trust assets under management are a testament to the efforts of our staff in meeting with and responding to the needs of our customers and prospects. These efforts will continue going forward. The addition of Catherine Planchart, as director of marketing, brings much needed focus to our marketing efforts.

     As part of our efforts to make the Bank more accessible to our customers, we not only opened a new branch in Bar Harbor but also introduced BankLine PC, our computer based banking service. We now have as full a range of banking options as any bank anywhere. You can now access your Bank around the corner or around the world, from your local branch to the Internet. We will continue developing services that help our customers manage their financial lives, at the same time seeking to retain the qualities that make a community bank successful. We will continue to provide friendly, personal service. We will work to understand every customer as an individual. We will continue to help build our communities.

     During 1997, we expanded our trust assets under management by over $10 million. This reflects the commitment on the part of the Bank and our professional staff members to this business. As part of this growth, we are pleased to have added Joseph Connors to our team of trust administrators. Joe is a graduate of the Maine Maritime Academy and has
family on Deer Isle.   We are proud to put his skills and ties to the
area to work for our customers.

     We're also pleased to welcome the following, who joined our staff in 1997:

     Glen Carter         Financial Analysis Clerk
     Andrew Crosthwaite  Teller
     Johna Driscoll      Bookkeeping
     Shelly Gray         Teller
     Jill Havey          Teller
     Beth Jewell         Teller
     Debra Kalloch       Teller
     Tyra Letendre       Administrative Assistant
     Susan Saunders      Project Management Officer
     Stephanie Wilson    Teller

     In August, Delmont Merrill retired as Director. We thank him for his service and miss his wise counsel. Emery Dunbar, a Director from 1973 to 1981, passed away in 1997. This Annual Report is respectfully dedicated to Del and Emery. Your Directors are a dedicated, caring group of individuals and these two individuals represented your interests extremely well.

     We thank you, our shareholders, directors, officers and employees for your support.

     Sincerely,                          Sincerely,

     John V. Sawyer, II                  Peter A. Blyberg
     Chairman of the Board               President and Chief Executive Officer


Does Community Banking have a Future? Absolutely! In a world where size and global reach have become buzzwords in corporate America, the need for community banks just keeps on growing. Why?

We know our customers. One of the primary guidelines by which banks should operate is "Know Thy Customer." As a community bank, we live and die by this dictum. We know each and every one of our customers as individuals. We believe that if we know our customers, then we can help them achieve their financial goals. At Union Trust, you're not just an account number, and you won't get a recording when you call. We serve our customers one at a time, person to person. We've managed that way for generations. You, your family, and your business will always be vitally important to us.

We care. Some people wonder why the Bank and its employees put so much time and effort into our communities. It's because the health of our Bank depends upon the financial well being of our citizens, businesses, and communities. Our corporate headquarters is here, not in some other state. We live and work close to the people we serve; as they prosper, we prosper. We support and encourage the volunteer efforts of our employees. We contribute to numerous organizations that make our communities better places to live and work. The money we receive from our customers goes back to our communities. It does not leave the area. Our shareholders, by and large, live and work in Maine, and they care about the same towns and villages our customers and employees call home. All of the people who have a stake in our Bank have a stake in our community.

We're here. As a community bank serving downeast Maine, we are committed to understanding and meeting the financial needs of the consumers, businesses, and municipalities of Hancock and Washington County. That's all we do. We are focused on helping our region grow and prosper. We have no interest in becoming part of a larger institution that would not serve this area well. We think there is a great future in being an independent community bank; we have been doing it since 1887. Our interest is in serving our customers when and where they want and with the services they need to manage their lives better.

Does Union Trust have the resources to succeed?  Definitely.

Capital. With over $26 million in capital and reserves, we are among the strongest banks in the State of Maine. While our strong capital position may help depositors sleep better at night, it provides other benefits as well. With the rapidly increasing pace of change, the ability to reinvest will be one of the keys to the future for community banks. Each year, we reinvest a portion of our earnings in new technology and education for our employees. Such investments ensure that we keep up with change in the marketplace and the evolving needs of our customers. When opportunities arise, and they fit with our strategic plan, we are prepared to make investments to strengthen our market position or broaden our product offerings. Our strong capital position gives us the flexibility to act quickly when the time is right.

People. Your bank has an extremely loyal, hardworking group of employees. Average tenure on our staff is about ten years - an unusually high figure in banking - but time in grade does not necessarily guarantee success. More important is the extent to which employees are willing to learn, to grow and to change. The employees of Union Trust devote a significant amount of time to learning new skills and new ways of doing their jobs. In many cases, they perform jobs that didn't even exist a few years ago. Their skills are sharper, their ability to deal with change is stronger and their dedication to their customers is unwavering.

Technology. The evolution of technology in banking is truly a double-edged sword. On the one hand, banking technology is changing so fast that you have to run faster and faster just to keep up; on the other, the cost of particular technologies is rapidly declining. We are dealing with this situation in several ways. First, in order to sort through all available options, we have developed a technology plan. During the past two years, this has allowed us to set priorities, schedule new products and control the direction and pace of our own technological change. We review the plan each year and make necessary adjustments. We see no need to be first with the latest fad. We want to do the right thing, at the right time, for the right price. We dedicate substantial dollars to technological improvements, and we want to ensure that they are well spent. Second, we are taking advantage of the falling cost of technology to offer products and services that just a few years ago were the exclusive province of big banks. We feel we should be able to compete with anyone in the range of services we offer. Third, we are dealing with the Year 2000 computer issue. Last year, we began a systematic effort to address any and all related challenges that might affect your Bank. Our goal is to guarantee a smooth transition into the next millenium.

Union Trust, its customers, and shareholders have much to look forward to in the next century. Together, we are a growing community.

Five Year Summary   (000's Omitted)


                        1997      1996      1995      1994      1993
Deposits              $177,386  $166,445  $164,481  $160,249  $161,236
Loans                  107,062   101,044    93,242    84,208    80,993
Securities             *96,065   *81,568   *76,578   *83,391   *73,821
Shareholders' Equity  **25,565  **23,885  **22,227  **20,570    18,875
Total Assets           222,560   202,066   191,353   181,597   182,129
Net Earnings             2,700     2,452     2,418     2,354     2,134
Earnings Per Share (1)    5.59      5.07      5.00      4.86      4.41

Equity Ratios
Equity expressed as a percentage of average:

                       **1997    **1996    **1995    **1994     1993
Deposits                 14.9%     14.4%     13.7%     12.8%     11.8%
Loans                    24.6%     24.6%     25.1%     24.9%     22.7%
Total Assets             12.0%     12.1%     11.9%     11.3%     10.5%
Earning Assets           13.0%     13.3%     12.9%     12.8%     11.2%

Other Financial Highlights

                         1997      1996      1995      1994     1993
**Return on Average
   Shareholders' Equity  10.9%     10.6%     11.4%     11.9%     11.8%
Return on Average Assets  1.3%      1.2%      1.3%      1.3%      1.2%
Return on Average
   Earning Assets         1.4%      1.4%      1.4%      1.4%      1.3%


*Carrying value. Includes available for sale securities with cost of $59,983, $75,095 and $70,938 at December 31, 1997, 1996 and 1995,
respectively. Includes securities held for sale with cost of $65,816 at December 31, 1993.

**Excluding net unrealized gain (loss) on available for sale securities of $437,749, ($171,460), $567,810 and ($1,389,168) at December 31, 1997,
1996, 1995 and 1994, respectively.

(1) Restated for effect of a 20% stock dividend effected in the form of a stock split and a two for one stock split declared in 1997.

Insert the following 5 year bar charts:

Earnings Per Share
Book Value Per Share
Dividends Per Share
Total Assets (in Thousands)
Net Income (in Thousands)
Shareholders' Equity (in Thousands)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
December 31, 1997

     Union Bankshares Company is a one-bank holding company, organized under the laws of the State of Maine, that has acquired 99.928% of the common stock of Union Trust Company. The Company's only subsidiary is the Bank. Union Bankshares' holding company structure can be used to engage in permitted banking related activities, either directly, through newly formed subsidiaries, or by acquiring companies already established in those activities. The Company has no immediate plans to engage in such activities, but could do so if such action should appear desirable.

     Union Trust is a full-service, independent, community bank that is locally owned and operated. Through its eleven offices, Union Trust serves the financial needs of individuals, businesses, municipalities and organizations in Hancock and Washington Counties. Union Trust offers a full range of consumer, commercial, trust and investment services. Now in its 110th year, Union Trust is committed to providing outstanding personalized service and maintaining and expanding its position as one of Maine's preeminent community banks.

     Union Trust Company supports the people and communities it serves by contributing to programs that address human needs within the community. It also supports the volunteerism of the Bank's employees, directors and retirees. Reinvesting local money locally builds strong communities. Through these programs, Union Trust is able to give back to the community it serves.

     On a continual basis, the Bank introduces new services and makes improvements to current offerings that will add value to customer relationships. Some of the service additions and improvements made during 1997 include:

    Implemented new procedures to handle Federal government electronic payment requirements, both making and receiving payments.
    Opened a new branch in Bar Harbor with Saturday hours during the summer.
    Introduced BankLinerPC, 24-hour computer banking.
    Conducted four seminars and two adult education classes and held eight Business Round Table luncheons for area professionals to discuss business issues.

     Union Trust's deposit services include: regular and basic checking accounts, small business checking, NOW accounts, money market accounts, Unlimited Club membership, savings accounts, Christmas Club, certificates of deposit, IRAs and Simplified Employee Pension (SEP) Plans. The Bank also provides the following loan products: personal loans, commercial loans, municipal loans, real estate loans, home equity loans, VISA and MasterCard credit cards, student loans, reserve checking and overdraft protection and lines of credit. The following cash management services are also available at Union Trust: coin and currency exchange, merchant card services, cash concentration, direct debit, electronic Federal tax payment services (EFTPS), direct deposit payroll services, ACH and wire transfers. Union Trust also provides many convenient banking services:
ATM and Convenience Check Cards, BankLiner telephone banking and BankLinerPC computer banking, night deposit and safe deposit boxes.

     Trust and Investment Services provides three distinct services: (1) custody and investment management, (2) retirement accounts and planning and (3) trust services, including estate planning. Investment services include investment management and advisory services, MutualPARTNERS (an asset allocation account using mutual funds), custodial services and safekeeping. The following retirement savings vehicles are available:
IRAs, Simplified Employee Pension (SEP) plans, SIMPLE IRAs, profit sharing and 401(k) plans and money purchase pension plans. Trust services include trust administration, personal representative and fiduciary services and estate planning.

     Union Trusts' services are offered through our eleven convenient locations and Customer Service Call Center. Customers can also access their accounts 24 hours a day through our network of eleven ATMs, BankLiner telephone banking and BankLiner PC computer banking.


REVIEW OF FINANCIAL STATEMENTS

     The discussion and analysis that follows focuses on the factors affecting Union Bankshares Company's (the "Company") financial condition at December 31, 1997 and 1996 and the financial results of operations during 1997, 1996 and 1995. The consolidated financial statements and related notes beginning on page 21of this report should be read in conjunction with this review.

RESULTS OF OPERATIONS

     The operating results of the Bank depend primarily on its net interest income, which is the difference between interest income on earning assets (primarily loans and investments) and interest expense (primarily deposits and borrowings). The Bank's results are also affected by the Provision for Loan Losses, which reflects management's assessment of the adequacy of the Allowance for Loan Losses; non interest income, including gains and losses on the sales of loans and securities; non interest expenses; and income tax expense. Each of these major components of the Bank's operating results is highlighted below.

NET INCOME

     The Company reported net income in 1997 of $2,700,472, an increase of $248,500 or 10.1% over 1996, as compared to an increase of $33,915 or 1.4% and $64,094 or 2.7% for 1996 and 1995, respectively.

     The following table summarizes the status of the Bank's earnings and performance for the periods stated.


December 31,                              1997         1996          1995

Earnings per share                       $ 5.59       $ 5.07       $ 5.00
Return on average shareholder's equity    10.9%        10.6%        11.4%
Return on average assets                   1.3%         1.2%         1.3%
Return on average earning assets           1.4%         1.4%         1.4%

     The improved results were attributable to moderate increases in net interest income, which amounted to $9,452,159, $9,137,524, and $8,803,241 for the years ended 1997, 1996, and 1995, respectively.

NET INTEREST INCOME

     Net interest income continues to be the most significant determinant of the Company's earning performance. Management of interest rate risk has become paramount in ensuring the Bank's continued profitability. Changes in net interest income are the results of interest rate movements, changes in the balance sheet mix of earning assets and interest bearing liabilities, and changes in the level of non earning assets and liabilities.

     The following table sets forth the information related to changes in net interest income. For purposes of the table and the following discussion, information is presented regarding (1) the total dollar amount of interest income of the Company from interest earning assets and the resulting average yields; (2) the total dollar amount of interest expense on interest bearing liabilities and the resulting average cost;
(3) net interest income; (4) interest rate spread; and (5) net interest margin. Information is based on average daily balance during the indicated periods. For the purposes of the table and the following discussion, (1) income from interest earning assets and net interest income are presented on a tax equivalent basis and (2) non accrual loans have been included in the appropriate average balance loan category, but unpaid interest on non accrual loans has not been included for purposes of determining interest income.

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
                                 (In Thousands)
                           (On a Tax Equivalent Basis)

                       1997                1996                 1995
            Average    Int  Yield/ Average Int  Yield/ Average  Int   Yield/
            Balance   Earned/ Rate Balance Earned/ Rate Balance   Earned/ Rate
                       Paid                  Paid                  Paid
Assets
Interest Earning Assets:
Securities Available
for Sale    $ 72,741 $ 5,182  7.12 $ 80,333 $ 5,256  6.54 $ 65,896 $ 4,231 6.42
Securities Held to
Maturity      22,689   1,437  6.33    3,772     369  9.78    5,926     635 10.70
Federal Funds
Sold             598      41  6.86    1,411      76  5.39    7,409     424  5.72
Loans (Net)  100,208   9,660  9.64   94,139   9,192  9.76   88,588   8,781  9.91
Total Interest Earning
Assets       196,236 $16,320  8.32  179,655 $14,893  8.28  167,819 $14,071  8.38
Other Non Earning
Assets        18,878                 14,926                 14,685
            $215,114               $194,581               $182,504

Liabilities
Interest Bearing Liabilities:
Savings
Deposits    $ 65,432 $ 1,119  1.71 $ 65,770 $ 1,172  1.78 $ 65,690 $ 1,302  1.98
Time Deposit  73,419   4,298  5.85   67,294   3,752  5.57   59,544   3,187  5.35
Money Market
Accounts      12,271     482  3.93   14,107     478  3.39   15,142     552  3.65
Borrowings    14,007     835  5.96    4,012     229  5.71       96      11 11.40
Total Interest Bearing
Liabilities  165,129 $ 6,734  4.08  151,183 $ 5,631  3.67  140,472 $ 5,052  3.59
Other Non Interest Bearing
Liabilities & Shareholders'
Equity        49,985                 43,398                 42,032
            $215,114               $194,581               $182,504

Net Interest Income   $9,586                $9,262                  $9,019

Net Interest Rate Spread      4.24                   4.61                   4.79

Net Interest Margin           4.88                   5.16                   5.37





The following table presents certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided with respect to changes attributable to (1) changes in rate (change in rate multiplied by old volume), (2) changes in volume (change in volume multiplied by old rate), and (3) changes in rate/volume (change in rate multiplied by change in volume).

           ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
          For the years ended December 31, 1997, 1996 and 1995
                             (In Thousands)

                             Year Ended December 31, 1997 vs. 1996
                                      Increase (Decrease)
                                        Due to Change In

                                Volume      Rate   Rate/Volume*  Total
Interest Earning Assets:
 Assets Available for Sale       $(499)     $463      $ (38)     $ (74)
 Securities Held to Maturity     1,223       (27)      (136)     1,060
 Federal Funds Sold                (44)       21        (12)       (35)
 Loans, Net                        588      (118)        (2)       468
Total Interest Earning Assets    1,268       339       (188)     1,419

Interest Bearing Liabilities:
 Savings Deposits                   (7)      (47)         1        (53)
 Time Deposits                     337       185         24        546
 Money Market Accounts             (62)       76        (10)         4
 Borrowed Funds                    571        10         25        606
Total Interest Bearing
 Liabilities                       839       224         40      1,103
Net Change in Net Interest
 Income                           $429      $115      $(148)     $ 316


                             Year Ended December 31, 1996 vs. 1995
                                      Increase (Decrease)
                                        Due to Change In

                                Volume      Rate   Rate/Volume*  Total
Interest Earning Assets:
 Assets Available for Sale       $926        $78        $21     $1,025
 Securities Held to Maturity     (152)       (36)        13       (175)
 Federal Funds Sold              (343)       (25)        20       (348)
 Loans, Net                       548        135       (272)       411
Total Interest Earning Assets     979        152       (218)       913

Interest Bearing Liabilities:
 Savings Deposits                   0       (133)         3       (130)
 Time Deposit                     416        327       (178)       565
 Money Market Accounts            (37)       (39)         2        (74)
 Borrowed Funds                   446         (6)      (222)       218
Total Interest Bearing
 Liabilities                      825        149       (395)       579
Net Change in Net Interest
 Income                          $154       $  3      $ 177       $334

*Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors.

     Net interest income increased by $314,905 or 3.4% during 1997. This increase was primarily attributable to increases in the volume of interest earning assets, in particular loans and investments, offset by an increase in volume of interest paying liabilities, in particular certificates of deposit. During 1996, net interest income increased by $334,013 or 3.8% compared to 1995. This increase was attributed to higher loan and investment volumes, offset by a higher cost of funds (interest on deposits and borrowings). In 1995, net interest income increased $312,848 or 3.7% due mainly to higher loan volumes offset by interest expense on certificate of deposits. The weighted average yield on a tax equivalent basis on all categories of interest earning assets was 8.32% for 1997, up slightly over 1996 of 8.28%. In 1995, the weighted average yield was 8.38%. The Company's net interest margin was 4.88%, 5.16% and 5.37% for 1997, 1996, and 1995, respectively and the net interest income spread was 4.24% in 1997, 4.61% in 1996, and 4.79% in 1995.

     Interest and dividend income increased $1,417,984 or 9.60% during 1997, primarily due to increased interest on loans and investments. Loan increases, particularly in real estate and commercial categories, were primarily the result of the business development program conducted by the Bank's relationship managers, attractive interest rates, and a stable local economy. Investment increases were primarily due to increased volumes, in particular to the securities held to maturity category, with a strategy to grow the portfolio, improve cash flow and offset lagging loan growth to improve net interest income. Interest and dividend income increased $913,020 or 6.6% in 1996 and $1,178,323 or 9.3% in 1995. The
primary reason for the decline from 1995 to 1996 was the fact that previously higher yielding investments repriced at lower rates.

     The amount of non accrual loans can also affect the average yield earned on all outstanding loans. Non accrual loans for 1997, 1996 and 1995 were insignificant, and therefore did not have a material effect on the average loan yield.

     Interest expense on deposits and borrowings increased $1,103,349 or 19.6% in 1997 compared to 1996. This increase is attributable to both increases in borrowings and deposits and the interest rates paid on those borrowings and certificates of deposit. This type of growth results in a squeeze of the net interest margin that must be offset by higher interest earning assets, increased yields, and control of operating expenses. Interest expense on deposits and borrowings in 1996 increased $578,737 or 11.5% over 1995. This increase was primarily driven by the expense of short term borrowings, rather than high funding costs.

PROVISION FOR LOAN LOSSES

     The Provision for Loan Losses was $120,000 in 1997. This level was set reflecting increased loan volume and the Bank's desire to maintain the Allowance for Loan Losses at 2.0% of gross loans. There was a $120,000 provision in 1996 and a $30,000 provision in 1995.

     The process of evaluating the adequacy of the Allowance for Loan Losses involves a high degree of management judgement, based, in part, on systematic methods. These methods include a loan by loan analysis of all larger commercial and commercial real estate loans as well as those that were non performing or under close monitoring by management for potential problems. Other factors included in the evaluation of the adequacy of the Allowance for Loan Losses involve the character and mix of the loan portfolio, current trends in non performing loans, delinquent loans and net charge-offs, new loan originations and other asset quality considerations.

     Management believes that the Allowance for Loan Losses and the carrying value of real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances might be necessary based on changes in economic conditions, particularly in northern New England. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance for Loan Losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

     The following table reflects the quality of the Bank's loan portfolio and the emphasis placed upon the management of credit risk:

                                                             (000's omitted)
                                                               December 31,
                                                             1997       1996

Non accrual loans                                          $   503    $   491
Loans past due 90 days and accruing                            209        196
Other real estate owned (including insubstance foreclosure)    376        842
Total non-performing assets                                  1,088      1,529

Ratio of total non-performing loans to capital and the
   Allowance for Loan Losses (Texas ratio)                    .025       .026
Ratio of net recoveries (charge offs) to loans                .001       .001
Ratio of Allowance for Loan Losses to loans                    .02        .02
Coverage ratio (Allowance for Loan Losses divided by
  non-performing assets)                                     2.034      1.361
Ratio of non-performing assets to total assets                .005       .008
Ratio of non-performing loans to total loans                  .007       .007

NON INTEREST INCOME

     Total non interest income was $2,608,206, $2,207,131, and $1,989,285 for the years ended December 31, 1997, 1996, and 1995, respectively. The $401,075 or 18.2% increase in non interest income during 1997 was primarily attributable to a $106,463 or 21.8% increase in Trust department income, a $116,036 or 23.4% increase in Visa income, and a $185,051 or 35.4% increase in other income, primarily due to the Mortgage Servicing Rights, which increased other income by $127,062. The $217,846 or 10.9% increase during 1996 was primarily due to increases in virtually all non interest income categories. The $90,838 or 4.4% decrease during 1995 was primarily attributable to a decrease in mortgage fee income and security gains.

     The following table summarizes information relating to the Company's non interest income:

                                         Year Ended December 31,
                                       1997        1996       1995

Net Security Gains (Losses)        $   (1,463) $    2,718   $    3,103
Trust Department Income               594,961     488,498      443,661
Service Income                        343,272     337,625      310,381
Visa Income                           611,239     495,203      431,338
Loan Department Income                352,534     360,475      323,657
Other Non Interest Income             707,663     522,612      477,145
Total Non Interest Income          $2,608,206  $2,207,131   $1,989,285

NON INTEREST EXPENSE

     Total non interest expenses, which consist primarily of employee compensation and benefits, occupancy and equipment expenses and other general operating expenses, increased $293,210 or 3.8% during 1997, $263,477 or 3.5% during 1996 and $39,389 or .53% during 1995. The increase in non interest expenses in 1997 was attributable to net occupancy and equipment expenses related to the opening of our newest branch in Bar Harbor, cash transactions between the Bank and the Company and bank card expenses incurred due to business development efforts in 1997. In 1996, the increase centered primarily in employee benefits, depreciation expense and consulting fees. In 1995, change was basically flat due to the decline in FDIC insurance premiums offset by increases in general operating expenses.

     Salaries and wages and employee benefits, one of the largest components of non interest expenses, remained relatively flat during 1997, 1996, and 1995 due to the strategic plan to grow the Bank with the current resources available.

INCOME TAXES

     The Company recognized $1,224,000, $1,050,000 and $885,000 in income tax expense for the years ended December 31, 1997, 1996, and 1995, respectively. The effective tax rate was 31.2% for 1997, 30.0% for 1996, and 28.0% for 1995. The Bank has sufficient refundable taxes paid in available carry back years to fully realize its recorded deferred tax asset of $1,297,759 at December 31, 1997.

FINANCIAL CONDITION

     Set forth below is a discussion of the material changes in the Company's financial condition for the periods indicated.

     BALANCE SHEET REVIEW

     Total assets increased $20,493,574 or 10.1% in 1997, primarily due to increased loan volume and growth in the securities portfolio compared to an increase of $10,713,091 or 5.6% in 1996.

     Securities available for sale, which include US Government securities, callable agency bonds and other securities, decreased $14,188,569 or 19.0% in 1997. In particular during 1997, the Bank elected to reduce the callable agencies portfolio and reinvest in longer term agencies and mortgage backed securities to better control risk of possible calls, and spread interest rate risk exposure within the total portfolio. The overall decrease in securities available for sale is consistent with the Company's investment strategy for 1997. As of December 31, 1997, the Bank has a net unrealized gain of $663,257 in this portfolio.

     Securities held to maturity, which include municipals and mortgage backed securities increased $28,012,886 compared to an increase of $667,254 in 1996. This increase was primarily in mortgage backed securities, which extended maturities, improved cash flows, and helped improve an overall portfolio yield to just under 7.00%.

     The changes in the security portfolio reflect the Company's efforts to meet asset and liability objectives, and otherwise manage its liquidity and funding needs within the parameters of the Company's policies. For further discussion, see the Risk Management section.

     LOANS

     Total loans reached a record high of $109,112,000 during 1997 and as of December 31, 1997 had increased $6,018,203 or 6.0% over 1996 primarily due to a $3,175,373 or 4.9% increase in real estate loans and a $1,982,782 or 12.0% increase in commercial loans.

     There has been no material change in the Bank's loan mix, and as of December 31, 1997 the loan portfolio remains diversified with a total of 64% secured by real estate of which consumer loans were 34% and commercial real estate were 30%. Loans to individuals for household, family and other personal expenditures were 9%, home equities were 5%, commercial loans accounted for 17% and 5% was invested in municipal loans.

     As of December 31, 1997, the loan mix and growth trends are illustrated in the graphs below:

                        LOAN GROWTH TRENDS BAR CHART


                             LOAN MIX PIE CHART

Deposits

     During 1997, deposits peaked at a record level of $177,920,000 and increased $10,940,398 or 6.6% (well above the state's average) by December 31, 1997 compared to a $1,964,000 or 1.2% increase over the same period in 1996.

     Growth was primarily in certificates of deposit due directly to special promotions and competitive rates.

     In the Banks market area, the banking business is somewhat seasonal due to an influx of tourists and seasonal residents returning to the area each spring and summer. As a result, the Bank has an annual deposit swing, from a high point in mid October to a low point in June. This deposit swing is predictable and does not have a material adverse effect on the bank.

     As of December 31, 1997 the deposit mix and growth trends are illustrated in the graphs below:

                      DEPOSIT GROWTH TRENDS BAR CHART



                           DEPOSIT MIX PIE CHART


     SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES

     The Federal Reserve Board's capital requirement generally calls for an 8% total capital ratio, of which 4% must be comprised of Tier I capital. Risk based capital ratios are calculated by weighing assets and off balance sheet instruments according to the relative credit risk. As of December 31, 1997, the Company's Tier I ratio of 18.5% far exceeds the Federal Reserve Board's guidelines.

     Total shareholders' equity increased $2,289,382 in 1997, primarily as a result of net income of $2,700,472, offset by dividends paid of $885,940 and a $609,209 change in the category of unrealized gains (losses) on securities available for sale net of applicable income taxes.

     During 1997, the Company declared a 20 percent stock dividend and a 2 for 1 stock split. Dividends of $885,940 were declared on the Company's common stock and represented a 9.7% increase over 1996. The dividend payouts for 1997, 1996, and 1995 were 32.8%, 32.9%, and 31.3% of net income, respectively. In 1995, the Company declared a 33 1/3 percent stock dividend.

     Union Bankshares Company stock, $12.50 par value, is not listed on any national exchange, nor is it actively traded. Since the Company is not aware of all trades, the market price is established by determining what a willing buyer will pay a willing seller. Based upon the trades that the Company had knowledge of (per quotes from local brokerages), high and low bids for each quarter for 1997 and 1996 are listed in the following table. Prices have been adjusted to reflect a 20 percent stock dividend and a two for one stock split distributed in August 1997.

           1st Quarter       2nd Quarter      3rd Quarter       4th Quarter
1997     93.00 to 104.00   93.00 to 97.00   88.00 to 100.00  100.00 to 110.00
1996     75.00 to 80.00    80.00 to 93.00   88.00 to 93.00    88.00 to 104.00

     As of December 31, 1997, there were 679 holders of record of Union Bankshares Company common stock.

     Quarterly dividends per share (adjusted for a 20 percent stock dividend and a two for one stock split) paid by the Company in 1997 and 1996 were as follows:
                              1997           1996

       1st Quarter          $  .41          $  .42
       2nd Quarter          $  .42          $  .42
       3rd Quarter          $  .50          $  .42
       4th Quarter          $  .50          $  .41

             Total           $1.83           $1.67

RISK MANAGEMENT

     The Company's continued success is primarily dependent upon its ability to strategically manage financial and nonfinancial risks.

     Nonfinancial risks facing the Company include:

         Competition from banks and nonbank financial service companies Changing regulatory and political environments
         Rapid change in technology
         Demographic changes
         Economic changes

     Financial risks managed by the Company include:

         Credit risk
         Interest rate risk (including asset/liability management)
         Liquidity risk
         Off balance sheet risks/commitments

CREDIT RISK MANAGEMENT

     The Company's net loan portfolio as of December 31, 1997 accounted for 47.1% of total assets and represents its primary source of credit risk. Substantial amounts of time and resources have been dedicated to the management of credit risk within the Bank's loan portfolio. Future emphasis will be applied toward enhancing the already proven systems of checks and balances to manage the origination, processing and collection of loans. Additional information relating to credit risk may be found on page 15, "Provision for Loans Losses" and Note 16 to the consolidated financial statements.

INTEREST RATE RISK AND ASSET/LIABILITY MANAGEMENT

     Interest rate risk can be defined as the exposure of the Company's net income or financial position to adverse movements in interest rates. Changes in the level of interest rates also can affect:

         The amount of loans originated/sold by an institution
         The ability of the borrower to repay his/her loan
         The average maturity of mortgage loans
         Value of the Company's interest earning assets
         Market value of available for sale securities

     The Company, through management of the relationship of interest rate sensitive assets to interest rate sensitive liabilities, reduces the volatility of its net income.

     To accomplish this, the Company has undertaken various steps to increase the percentage of fixed rate assets and to increase the average maturity of such assets, in particular through the loan products offered and its security portfolio.

     Net interest income sensitivity to movements in interest rates is measured through the use of a simulation model that analyzes resulting net income under various interest rate scenarios established by regulators. Projected net interest income is modeled based on both an immediate rise or fall in interest rates ("rate shock"). The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities and factors in projections for activity levels by product lines of the Company. Assumptions are made as to the changing relationship between different interest rates as interest rates increase/decrease (basis risk) and the customer's ability to prepay loans and withdraw deposit balances or transfer them to a higher yielding account (embedded option).

     Based on the information and assumptions in effect on December 31, 1997, under five rate simulations used, the Company's net interest income and net income remain strong, with the return on assets ratio remaining above 1% under all simulations.


LIQUIDITY RISK MANAGEMENT

     Liquidity management is the process by which the Bank structures its liquidity to meet the cash flow requirements of its customers as well as day to day operating expenses. Many factors affect the Company's ability to meet its liquidity needs, including its mix of assets and liabilities, interest rates, and local economic conditions. The Company's actual inflow and outflow of funds is detailed in the Consolidated Statement of Cash Flows on page 24-25 .

     Liquidity comes from both assets and liabilities. The assets of the balance sheet provide liquidity through prepayment and maturities of outstanding loans, investments and mortgage backed securities and the sale of mortgage loans. The liability side provides liquidity through deposits and borrowings from Federal Home Loan Bank of Boston. During 1997 and 1996, the Company used its sources of funds primarily to meet ongoing commitments to pay maturing certificates of deposits and savings withdrawals, fund loan originations and maintain a substantial securities portfolio.

     The Company's liquidity policy currently includes requirements that the Company maintain liquidity as a percentage of total assets at a minimum of 5%. Access to Federal Home Loan Bank advances allows the Bank to maintain a lower liquidity level than might otherwise be required. As of December 31, 1997, the Bank had a 9.5% liquidity ratio.

OFF BALANCE SHEET RISKS AND COMMITMENTS

     As of December 31, 1997 and 1996, the total approved loan commitments outstanding, the commitment under unused lines of credit and the unadvanced portion of loans amounted to $28,230,000 and $28,153,000, respectively.

REGULATORY ENVIRONMENT

REGULATORY CAPITAL REQUIREMENTS

     Under Federal Reserve Board guidelines, the Company is required to maintain capital based on "risk adjusted" assets. Under risk based capital guidelines, categories of assets with potentially higher credit risk require more capital than assets with lower risk. In addition to balance sheet assets, the Company is required to maintain capital, on a risk adjusted basis, to support off balance sheet activities, such as loan commitments. The Federal Reserve guidelines classify capital into two tiers, Tier I and Total Capital. Tier I risk based capital consists primarily of shareholders' equity. Total risk based capital consists of Tier I capital plus a portion of the general Allowance for Loan Losses.

     In addition to risk based capital requirements, the Federal Reserve requires the Company to maintain a minimum leverage capital ratio of Tier I capital to total assets.

     The Company as of December 31, 1997 and 1996 exceeds all applicable Federal and state laws and regulations and is in fact categorized as a well capitalized bank.

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

RECENT ACCOUNTING DEVELOPMENTS

     During 1997, the Company adopted Statements of Financial Accounting Standards (SFAS) No. 125 and No. 127, which relate to the accounting for transfers and servicing of financial assets and extinguishment of certain liabilities. The adoption of these standards did not have a material effect on the financial statements.

     The Financial Accounting Standards Board issued the following Statements of Financial Accounting Standards during 1997:

     SFAS No. 128   Earnings per Share
     SFAS No. 129   Disclosure of Information about Capital Structure
     SFAS No. 130   Reporting Comprehensive Income
     SFAS No. 131   Disclosures about Segments of an Enterprise and
                    Related Information

     These four statements do not change the measurement or recognition methods used in the financial statements but rather deal with disclosure and presentation requirements.

     The financial statements for 1997 and all prior periods include the disclosure requirements relating to earnings per share that are required under SFAS No. 128. Financial statement disclosures also comply with SFAS No. 129, which summarizes but does not change the Company's requirements to disclose information about capital structure.

     SFAS No. 130 and No. 131 are effective for periods beginning after December 15, 1997. Management expects unrealized gains and losses on available for sale securities to be the only item reported as other comprehensive income under SFAS No. 130. The effect, if any, of SFAS No. 131 on disclosure requirements on the Company has not been determined.

YEAR 2000 RISK ASSESSMENT AND ACTION PLAN

     It has been widely publicized that many computer applications will not operate as intended past the year 1999 without modifications. This potential problem results from the fact that computers store dates in two-digit format (i.e., 97) instead of four-digit format (1997). On January 1, 2000, it is possible that some systems with time sensitive software programs will recognize the year as "00" and may incorrectly interpret the year as "1900".

     During 1997, the Company adopted a plan of action to minimize the risk of the Year 2000 event. The plan includes the formation of a Technology Steering Committee to assess, monitor and review vendor compliance and certification and to identify clearly all systems and equipment used in the day to day operations of the Bank that might be affected. Management believes the Bank is adequately addressing the Year 2000 issue and that the current planning and preparations, and the testing to be conducted throughout the organization during 1998 and 1999, all seek to minimize any potential adverse effects on the Bank or its customers.

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS DECEMBER 31, 1997 AND 1996

                                                 1997                1996

ASSETS
Cash and due from banks  (note 2)           $   7,650,086       $   9,458,971
Federal funds sold                              2,251,105             143,209
Available for sale securities, at market
   value  (note 3)                             60,646,731          74,835,300
Held to maturity securities at cost  (note 4)
   (market value $33,242,473 and $4,861,061 at
    December 31, 1997 and 1996, respectively)  32,799,686           4,786,800
Other investment securities at cost, which
    approximates market value                   2,618,700           1,946,200
Loans held for sale                             3,138,218           3,241,054

LOANS  (note 5):
Real estate                                    67,839,337          64,663,964
Commercial and industrial                      18,565,543          16,582,761
Municipal                                       4,851,637           4,663,900
Consumer                                       15,805,611          15,133,300
                                              107,062,128         101,043,925
Less deferred loan fees                            24,160              73,534
Less Allowance for Loan Losses  (note 6)        2,212,740           2,083,831
Net loans                                     104,825,228          98,886,560
Premises, furniture and equipment  (note 8)     2,842,151           2,917,112
Other assets  (notes 7, 9, 13 and 14)           5,787,926           5,851,051
Total Assets                                 $222,559,831        $202,066,257

LIABILITIES
DEPOSITS
Demand deposits                             $  20,574,024       $  19,185,504
Savings deposits (including NOW deposits
   totaling $36,185,785 in 1997 and
   $34,423,418 in 1996)                        65,161,440          63,736,332
Money market accounts                          15,008,720          15,793,806
Time deposits  (note 10)                       76,641,681          67,729,825
Total deposits                                177,385,865         166,445,467
Advances from Federal Home Loan Bank (note 11)  9,273,250           6,173,000
Other borrowed funds  (note 12)                 5,690,975           2,383,544
Other liabilities  (notes 13 and 14)            4,206,501           3,350,388
Total Liabilities                             196,556,591         178,352,399
Contingent liabilities and commitments
   (notes 16 and 17)

SHAREHOLDERS' EQUITY
Common stock, $12.50 par value.  Authorized
   1,200,000 shares, issued 485,544 in 1997 and 1996
      (note 1)                              $  6,069,300        $  6,069,300
Surplus                                        3,948,797           3,948,797
Retained earnings  (note 15)                  15,708,089          13,923,256
Net unrealized gain (loss) on available
 for sale securities net of deferred
 tax asset of $225,507 and ($88,328) at
 1997 and 1996, respectively  (note 3)           437,749            (171,460)
Treasury stock, at cost (2,621 shares in
 1997 and 1,468 shares in 1996                  (160,695)            (56,035)
Total Shareholders' Equity                    26,003,240          23,713,858
Total Liabilities and Shareholders' Equity  $222,559,831        $202,066,257

The accompanying notes are an integral part of these Consolidated
Financial Statements.


UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                        1997          1996         1995

INTEREST AND DIVIDEND INCOME:
Interest and fees on loans          $ 9,659,971   $ 9,191,876   $ 8,780,734
Interest on securities
  available for sale                  5,182,071     5,256,042     4,230,639
Interest on securities
  held to maturity                    1,303,582       244,561       419,829
Interest on Federal funds sold           40,728        75,889       424,146
Total interest income                16,186,352    14,768,368    13,855,348

INTEREST EXPENSE:
Interest on savings deposits          1,119,098     1,171,987     1,302,644
Interest on money market accounts       481,714       477,720       552,417
Interest on time deposits             4,028,905     3,525,114     2,912,040
Interest on certificates of
  deposit $100,000 and over             269,264       226,589       274,069
Interest on short-term borrowings       835,212       229,434        10,937
Total interest expense                6,734,193     5,630,844     5,052,107
Net interest income                   9,452,159     9,137,254     8,803,241
Provision for Loan Losses  (note 6)     120,000       120,000        30,000
Net interest income after
  Provision for Loan Losses           9,332,159     9,017,524     8,773,241

NON INTEREST INCOME:
Net securities gains/(losses) (note 3)   (1,463)        2,718         3,103
Trust Department income                 594,961       488,498       443,661
Service charges on deposit accounts     343,272       337,625       310,381
Visa income                             611,239       495,203       431,338
Loan Department income                  352,534       360,475       323,657
Other income                            707,663       522,612       477,145
Total non interest income             2,608,206     2,207,131     1,989,285
Income before non interest expenses  11,940,365    11,224,655    10,762,526

NON INTEREST EXPENSE:
Salaries and wages                    3,040,454     2,972,682     3,124,862
Pension and other employee
  benefits  (note 13)                   977,292     1,036,792       894,706
Insurance                               112,761        95,310        97,809
FDIC insurance                           20,312         1,500       184,630
Net occupancy expenses                  888,014       845,255       776,703
Equipment expenses                      278,267       233,617       201,516
Advertising                             211,180       266,544       248,510
Supplies                                212,258       214,975       283,510
Postage                                 161,254       131,246       147,947
Telephone                               143,499       142,971       155,120
Other professional fees                 347,608       235,280       156,570
Other expenses                        1,622,994     1,546,511     1,187,403
Total non interest expenses           8,015,893     7,722,683     7,459,206
Income before income taxes            3,924,472     3,501,972     3,303,320
Income taxes  (note 14)               1,224,000     1,050,000       885,263
Net income                           $2,700,472    $2,451,972    $2,418,057

Net income per common share          $     5.59    $     5.07    $     5.00
Cash dividends declared per
  common share                       $     1.83    $     1.67    $     1.56

Weighted average common
  shares outstanding                    483,022       484,067       483,880

The accompanying notes are an integral part of these consolidated financial statements.


               UNION BANKSHARES COMPANY AND SUBSIDIARY
        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 Years ended December 31, 1997, 1996 and 1995

                                                   NET UNREALIZED
                                                   GAIN (LOSS) ON    SHARE-
           COMMON             TREASURY    RETAINED  AVAILABLE FOR   HOLDER'S
           STOCK     SURPLUS    STOCK     EARNINGS  SALE SECURITIES   EQUITY

Balance at December 31,
 1994   $5,062,875 $3,948,680 $  (94,968) $11,653,962 $(1,389,168) $19,181,381

Net income,
 1995            0          0          0    2,418,057           0    2,418,057
Sale of 380 shares
 Treasury stock  0       (195)     24,955           0           0       24,760
Effect of the August
 20, 1997 stock split
 effected in the form
 of a 20% stock dividend
 (40,257
 shares) 1,006,425          0          0   (1,006,425)          0            0
Payment for fractional
 shares totaling 138.49
 shares          0          0          0      (29,822)          0      (29,822)
Cash dividends
 declared        0          0          0     (756,860)          0     (756,860)
Change in net unrealized
 gain (loss) on available
 for sale securities,
 net of tax of
 $1,009,423      0          0          0            0   1,956,978    1,956,978
Balance at December 31,
 1995   $6,069,300 $3,948,485  $ (70,013) $12,278,912  $  567,810  $22,794,494

Net income,
 1996            0          0          0    2,451,972           0    2,451,972
Sale of 222 shares
 Treasury stock  0        312     15,498            0           0       15,810
Repurchase of 18 shares
 Treasury stock  0          0    (1,520)            0           0       (1,520)
Cash dividends
 declared        0          0          0     (807,628)          0     (807,628)
Change in net unrealized
 gain (loss) on available
 for sale securities, net
 of tax of
 $382,120        0          0           0           0    (739,270)    (739,270)
Balance at December 31,
 1996   $6,069,300 $3,948,797  $ (56,035) $13,923,256  $ (171,460) $23,713,858

Net income,
 1997            0          0          0    2,700,472           0    2,700,472
Sale of 97 shares Treasury
 stock           0          0      8,780            0           0        8,780
Repurchase of 1,250
 shares Treasury
 stock           0          0   (113,440)           0           0     (113,440)
Payment for fractional
 shares totaling 245.81
 shares          0          0          0      (29,699)          0      (29,699)
Cash dividends
 declared        0          0          0     (885,940)          0     (885,940)
Change in net unrealized
 gain (loss) on available
 for sale securities,
 net of tax of
 $313,835        0          0          0            0     609,209      609,209
Balance at December 31,
 1997  $ 6,069,300 $3,948,797  $(160,695) $15,708,089  $  437,749  $26,003,240

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOW Years ended December 31, 1997, 1996 and 1995

                                           1997          1996          1995

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:

Net Income                            $  2,700,472  $  2,451,972  $  2,418,057

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED BY OPERATING ACTIVITIES:

Depreciation, amortization and accretion   (44,744)      441,931       477,744
Provision for loan losses                  120,000       120,000        30,000
Net gain (loss) on sale of available
 for sale securities                         1,463        (2,718)       (3,103)
Net (gain) loss on sale of equipment           944        (3,778)            0
(Gain) loss on sale of other real
 estate owned                               22,390       (16,918)            0
Provision for other real estate owned       15,000        15,000        60,000
Originations of loans held for sale     (8,526,648)  (11,993,334)   (8,593,440)
Proceed from loans held for sale         8,629,484     9,979,727     7,936,912
Net change in other assets                (315,375)     (455,947)     (151,224)
Net change in other liabilities            553,860       526,397       522,499
Net change in deferred loan
 origination fees                           49,374      (129,963)      (74,370)
Provision for deferred income
 tax (benefit) expense                    (100,000)      (91,529)        9,666
Net cash provided by operating
 activities                           $  3,106,220  $    840,840  $  2,632,741

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of available for
 sale securities                      $ 41,170,105  $  3,001,060  $ 16,933,182
Purchase of available for
 sale securities                       (41,533,761)  (35,337,132)  (38,702,639)
Proceeds from maturities and principal
 payments on available for
 sale securities                        14,856,692    26,876,205    26,734,617
Purchase of held to maturity
 securities                            (29,663,803)   (1,605,000)            0
Proceeds from maturities and principal
 payments on held to maturity
 securities                              2,082,547       945,192     2,619,748
Proceeds from sales of other real
 estate owned                              429,528       380,000             0
Net increase in loans to customers      (6,108,042)   (7,715,503)   (9,035,126)
Proceeds from sales of fixed assets              0        16,541         4,000
Capital expenditures                      (368,255)     (207,087)     (537,227)
Net cash used by investing activities $(19,134,989) $(13,645,724) $ (1,983,445)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Decrease) increase in demand, savings
 and money market accounts               2,028,542    (1,652,257)   (6,470,836)
Increase in time deposits                8,911,856     2,739,855    11,580,018
Net changes in short term
 borrowed funds                          6,407,681     8,446,544             0
Payment to eliminate fractional shares     (29,699)            0       (29,821)
Purchase of Treasury stock                (113,440)       (1,520)            0
Sale of Treasury stock                       8,780        15,810        24,760
Dividends paid                            (885,940)     (807,628)     (756,860)
Net cash provided by financing
 activities                           $ 16,327,780  $  8,740,804  $  4,347,261
Net (decrease) increase in cash
 and cash equivalents                      299,011    (4,064,080)    4,996,557
Cash and cash equivalents at
 beginning of year                       9,602,180    13,666,260     8,669,703
Cash and cash equivalents at
 end of year                          $  9,901,191  $  9,602,180  $ 13,666,260


The accompanying notes are an integral part of these consolidated financial statements.

                                       1997          1996          1995

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:

Interest paid                       $ 6,501,460   $ 5,665,358   $ 4,752,751
Income taxes paid                   $ 1,425,987   $ 1,077,250   $   927,610


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Net transfer from loans held for
 sale to loans                      $         0   $         0   $    80,272
Net  increases (decreases) required
 by Statement of Financial Accounting
 Standards No. 115 Available for
 Sale Securities                    $   923,044   $(1,121,390)  $ 2,966,401
Deferred income tax assets          $  (313,835)  $   382,120   $(1,009,423)
Net unrealized gain (loss) on
 available for sale securities      $   609,209   $  (739,270)  $ 1,956,978

The accompanying notes are an integral part of these consolidated financial statements.


UNION BANKSHARES COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1997 and 1996

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Business
     Union Bankshares Company provides a full range of banking services to individual and corporate customers through its subsidiary and branches in Maine. It is subject to regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities.

     Accounting Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change in the future relate to the determination of the Allowance for Loan Losses. In connection with the determination of the Allowance for Loan Losses and the carrying value of real estate owned, management obtains independent appraisals for significant properties.

     Management believes that the Allowance for Loan Losses and the carrying value of real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances might be necessary based on changes in economic conditions, particularly in northern New England. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance for Loan Losses. These agencies may require the Company to recognize additions to the allowances based on their judgements about information available to them at the time of their examination.

     Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary, Union Trust Company. All significant intercompany balances and transactions have been eliminated in the accompanying financial statements. Minority interests, which are not significant, are included in other liabilities in the balance sheets and other operating expenses in the consolidated statements of income.

     Earnings and Cash Dividends Per Share
     At December 31, 1997, the Company adopted Statements of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", and No. 129, "Disclosure of Information About Capital Structure." These standards have no effect on the financial statements as the Company has no dilution of earnings per share and the Company's capital disclosures meet the requirements of SFAS No. 129.

     Earnings per share is based upon the average number of common shares outstanding during each year. In 1997, the Company declared a stock split effected in the form of a 20 percent stock dividend and a two for one stock split. In July 1997, the shareholders of the Company approved an amendment to the Articles of Incorporation that increased the authorized common stock from 600,000 shares, par value $25 per share, to 1,200,000 shares, par value $12.50 per share. Common share amounts, per share earnings and dividends and common stock and retained earnings for all years presented have been adjusted to reflect these transactions.

     Investments
     Available for Sale Securities
     Available for sale securities consist of debt securities that the Company anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and similar factors. These assets are specifically identified and are carried at fair value. Amortization of premiums and accretion of discounts are recorded as an adjustment to yield. Unrealized holding gains and losses for these assets, net of related income taxes, is excluded from earnings and is reported as a net amount in a separate component of shareholders' equity. When decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis. Gains and losses on the sale of available for sale securities are determined using the specific identification method.

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

     Other Investment Securities
     Other investment securities consist of Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank stock. These securities are carried at cost, which approximates market value at December 31, 1997 and 1996.


     Loans Held for Sale
     Loans held for sale are loans originated for the purpose of potential subsequent sale. These loans are carried at the lower of cost or market at December 31, 1997 and 1996. Gains and losses on the sale of these loans are computed on the basis of specific identification.

     Loan Servicing
     Mortgage loans serviced for others are not included in the accompanying balance sheet. The Bank recognizes a loan servicing fee for the difference between the principal and interest payment collected on the loan and the payment remitted to the investor. Statement of Financial Accounting Standards
(SFAS) No. 122, "Accounting for Mortgage Servicing Rights," requires capitalization of mortgage servicing rights for loans originated after January 1, 1996. Effective January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities." The impact of adoption of SFAS No. 122 and No. 125 was not material to the Company's financial statement.

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

     Allowance for Loan Losses
     The Allowance for Loan Losses is established by management to absorb charge-offs of loans deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. The amount of the provision is based on management's evaluation of the loan portfolio. Considerations include past and anticipated loan loss experience, the character and size of the loan portfolio and the need to maintain the allowance at a level adequate to absorb anticipated future losses.

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

     Loan Origination Fees and Costs
     Loan origination fees and certain direct loan origination costs are recognized over the life of the related loan as an adjustment to or reduction of the loan's yield.

     Statement of Cash Flows
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one day periods.

     Fair Value Estimates
     The Company has made fair value estimates on its financial instruments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

2.   CASH AND DUE FROM BANK ACCOUNTS
     The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 1997 was $2,139,000. In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by FDIC.

3.   AVAILABLE FOR SALE SECURITIES
     The Company carries available for sale securities at market value. A summary of the cost and market values of available for sale securities at December 31, 1997 and 1996 are as follows:

                                              Gross                 Gross
                                Amortized  Unrealized Unrealized  Carrying &
                                  Cost        Gains     Losses   Market Value
                                  1997         1997       1997       1997

U S Treasury Securities and other
  U S Government agencies     $59,510,645    $637,037  $(42,176)  $60,105,506
Other Securities                  472,829      68,396         0       541,225
Totals                        $59,983,474    $705,433  $(42,176)  $60,646,731

                                  1996          1996      1996       1996

U S Treasury Securities and other
   U S Government agencies    $73,633,395    $314,589 $(625,728)  $73,322,256
Other Securities                1,461,693      68,396   (17,045)    1,513,044
Totals                        $75,095,088    $382,985 $(642,773)  $74,835,300

     The amortized cost and market value of available for sale debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Amortized          Market
                                                    Cost             Value

Due in one year or less                         $  501,189       $  501,866
Due in one year through five years              10,088,723       10,245,885
Due after five years through ten years          48,367,304       48,806,313
Due after ten years                                553,429          551,442
Totals                                         $59,510,645      $60,105,506

     Proceeds from the sale of securities were $41,170,105, $3,001,060 and $16,933,182 in 1997, 1996 and 1995, respectively. Gross realized gains were $116,446, $8,638 and $90,066 in 1997, 1996 and 1995, respectively. Gross realized losses were $117,909, $5,920 and $86,510 in 1997, 1996 and 1995, respectively.

4.   HELD TO MATURITY SECURITIES
     The carrying amounts of held to maturity securities for 1997 and 1996 as shown in the Company's consolidated balance sheets, and their approximate market values at December 31, are as follows:

                                             Gross       Gross
                                 Book      Unrealized  Unrealized    Market
                                Value         Gains      Losses      Value
                                 1997          1997      1997        1997

Obligations of state and
   political subdivisions     $ 6,985,439    $113,508 $ (2,565)   $ 7,096,382
US Government agencies         25,814,247     334,905   (3,061)    26,146,091
Totals                        $32,799,686    $448,413 $ (5,626)   $33,242,473


                                 1996          1996      1996       1996

Obligations of state and
   political subdivisions    $ 3,792,285    $  91,908  $      0   $ 3,884,193
US Government agencies           994,515            0   (17,647)      976,868
Totals                       $ 4,786,800    $  91,808  $(17,647)  $ 4,861,061

     The amortized cost and market value of held to maturity securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Amortized          Market
                                                   Cost            Value

Due in one year or less                      $     297,053     $     298,105
Due after one year through five years            3,065,818         3,143,071
Due after five years through ten years           3,249,138         3,263,785
Due after 10 years                              26,187,677        26,537,512
Totals                                         $32,799,686       $33,242,473


5.  LOANS
     At December 31, 1997 and 1996, loans on nonaccrual status totaled approximately $503,000 and $491,000, respectively. If interest had been accrued on such loans, interest income on loans would have been approximately $39,000, $32,000 and $28,000 higher in 1997, 1996, and 1995, respectively.
Loans delinquent by 90 days or more that were still on accrual status at December 31, 1997 and 1996 totaled approximately $209,000 and $196,000, respectively.

     In the ordinary course of business, the Company's subsidiary granted loans to the executive officers and directors of the Company and its subsidiary, and to affiliates of directors. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility.

     The balance of loans to related parties amounted to $3,655,081 and $3,834,777 at December 31, 1997 and 1996, respectively. New loans granted to related parties in 1997 totaled $2,199,082; payments and reductions amounted to $2,378,778.

6.    ALLOWANCE FOR LOAN LOSSES
     Analysis of the Allowance for Loan Losses is as follows for the years ended December 31, 1997, 1996 and 1995:

                                           1997          1996         1995

Balance, beginning of year              $2,083,831    $1,878,169    $1,928,644
Provision for loan losses                  120,000       120,000        30,000
Balance before loan losses               2,203,831     1,998,169     1,958,644
Loans charged off                          225,365        87,823       195,912
Less recoveries on loans charged off       234,274       173,485       115,437
Net loan charge off (recoveries)            (8,909)      (85,662)       80,475
Balance, end of year                    $2,212,740    $2,083,831    $1,878,169

     Impairment of loans having recorded investments of $21,728 at December 31, 1997 and $21,776 at December 31, 1996 has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during both 1997 and 1996 was $21,000. The total allowance for loan losses related to these loans was $217 and $225 on December 31, 1997 and 1996, respectively. There was no interest income recognized on impaired loans in 1997 and 1996.

7.   LOAN SERVICING
     Mortgage servicing rights of $149,153 were capitalized in 1997, have been written down to their fair value of $91,096 through a valuation allowance at December 31, 1997, and are included in other assets.
Amortization of mortgage servicing rights was $28,227 in 1997.

8.   PREMISES, FURNITURE AND EQUIPMENT

     Detail of Bank premises, furniture and equipment is as follows:

                                                 1997          1996

Land                                         $  133,378     $  133,378
Buildings and improvements                    3,432,891      3,425,892
Furniture and equipment                       3,269,618      3,088,902
Leasehold improvements                          469,221        413,604
                                             $7,305,108     $7,061,776
Less accumulated depreciation                 4,462,957      4,144,664
                                             $2,842,151     $2,917,112

     At December 31, 1997, the Bank was obligated under a number of noncancellable leases for premises and equipment that are accounted for as operating leases. Leases for real property contain original terms from 2 to 20 years with renewal options up to 20 years. Management expects that, in the normal course of business, most leases will be renewed or replaced by other leases, or when available, purchase options may be exercised.

     Rental expense was $114,168 in 1997, $80,144 in 1996 and $83,068 in
1995.

     The minimum annual lease commitments under noncancellable leases in effect at December 31, 1997 are as follows:

     Year Ending December 31,        Amount
              1998                  $124,783
              1999                  $126,905
              2000                  $129,062
              2001                  $131,256
              2002                  $133,487

9.   OTHER REAL ESTATE OWNED
     Other real estate owned is included in other assets and amounts to $375,506 and $842,424 at December 31, 1997 and 1996, respectively. Activity in the allowance for losses on other real estate owned for the years ended December 31, is as follows:


                                        1997           1996
Balance, beginning of year         $   93,082      $  95,000
Provisions charged to income           15,000         15,000
Adjustment to market                 (108,082)       (16,918)
Balance, end of year               $        0      $  93,082

10.  DEPOSITS
     The aggregate amount of short term jumbo CDs, each with a minimum denomination of $100,000, was approximately $10,757,741 and $6,554,857 in 1997 and 1996, respectively.

     At December 31, 1997, the scheduled maturities of time deposits are as follows:

                     1998              $65,697,652
                     1999                6,553,809
                     2000                2,218,690
                     2001                2,171,530
                      Total            $76,641,681

11.  ADVANCES FROM FEDERAL HOME LOAN BANK
     Advances from the Federal Home Loan Bank are summarized as follows:

                 Interest Rates at
                 December 31, 1997           1997                1996

Fixed advances     6.25% to 7.23%        $   273,250         $   110,000
Variable advances  5.71% to 6.01%          9,000,000           2,000,000
Line of credit          N/A                        0           4,063,000
                                          $9,273,250          $6,173,000

     Pursuant to the collateral agreements with the Federal Home Loan Bank
(FHLB), advances are collateralized by stock in the FHLB, qualifying first mortgage loans and available for sale securities.

     Advances at December 31, 1997 mature as follows:

     1998          2002         2005       2007        2010        2012
  $5,000,000    $4,000,000     $55,000    $64,250     $55,000     $99,000

12.  OTHER BORROWED FUNDS
     Securities sold under agreements to repurchase generally mature within one day from the transaction date. At December 31, 1997, securities with a fair value of $5,000,000 were pledged to secure other borrowed funds. Information concerning securities sold under agreements to repurchase at December 31, 1997 is summarized as follows:

     Average balance during the year                             $3,950,415
     Average interest rate during the year                            4.17%
     Maximum month end balance during the year                   $7,890,521

13.  EMPLOYEE BENEFITS
     Pension Plan
     The Company's subsidiary has a noncontributory defined benefit pension plan covering substantially all permanent full time employees. The benefits are based on employees' years of service and the average of their three highest consecutive rates of annual salary proceeding retirement.

     It is the subsidiary's policy to fund the plan sufficiently to meet the minimum requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

     Pension expense amounted to $124,079, $122,702 and $126,219 for the years ended December 31, 1997, 1996 and 1995, respectively.

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1997 and 1996.

ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:
                                                     1997             1996
Accumulated benefit obligation including
 vested benefits of $3,412,619 in 1997 and
 $3,327,705 in 1996                             $ (3,464,314)    $ (3,427,498)
Projected benefit obligation for service
 rendered to date                                 (4,262,973)      (4,347,390)
Plan assets at fair value (cash and equivalent,
 U.S. Government securities and other investments) 4,782,945        4,157,524
Plan assets in excess of (less than) projected
 benefit obligation                                  519,972         (189,866)
Unrecognized net loss from past experience
 different from that assumed and effects of
 changes in assumptions                              (78,907)         639,608
Unrecognized prior service cost                      (33,396)         (35,942)
Unrecognized net asset at January 1, being
 recognized over 17 years                           (132,042)        (155,820)
Prepaid pension cost included in other assets   $    275,627      $   257,980


                                                 1997       1996       1995
NET PENSION COST INCLUDED THE FOLLOWING COMPONENTS:
Service cost - benefits earned during
 the period                                   $177,524    $165,142    $158,055
Interest cost on projected benefit obligation  293,016     281,514     253,278
Actual return on plan assets                  (663,994)   (274,912)   (550,892)
Net amortization and deferral                  317,533     (49,042)    265,778
Net periodic pension cost                     $124,079    $122,702    $126,219

NET AMORTIATION AND DEFERRAL INCLUDED THE FOLLOWING COMPONENTS:
Amortization of unrecognized net obligations
 existing at January 1                        $(23,778)   $(23,778)  $ (23,778)
Asset (loss) deferred                          337,073     (34,436)    289,222
Amortization of unrecognized prior service cost (2,546)     (2,546)     (2,546)
Amortization of net gain from earlier periods    6,784      11,718       2,880
                                              $317,533    $(49,042)  $(265,778)

     The weighted average discount rate of 7.0% was used in determining the projected benefit in 1997 and 1996, respectively. The increase in salary levels was 4% in 1997 and 5% for 1996 and 1995. Expected long term rates of return on assets were 8.0% for 1997, 1996, and 1995.

     Post Retirement Benefits Other Than Pensions
     The Company sponsors a post retirement benefit program that provides medical coverage and life insurance benefits to certain employee and
Directors who meet minimum age and service requirements.   Active employees
and Directors accrue benefits over a 25 year period.

     The following table sets forth the status of the Company's post retirement obligation at December 31, 1997 and 1996:

ACCUMULATED POST RETIREMENT BENEFIT OBLIGATION:

                                                       1997            1996

Retirees                                           $  548,389       $  552,020
Fully eligible active program participants            127,598          119,250
Other active program participants                     737,246          633,434
                                                   $1,413,233       $1,304,704

Accumulated post retirement benefit obligation in
 excess of plan assets                             $1,413,233       $1,304,704
Unrealized net loss for current year                 (130,621)        (130,630)
Unrecognized prior service cost                      (685,500)        (731,100)
Accrued post retirement benefit cost included
 in other liabilities                              $  597,112       $  442,974

     Net period post retirement benefit cost for the years ended December 31, 1997, 1996, and 1995, respectively, includes the following components:

                                           1997          1996          1995

Service cost                               $  59,472    $  55,581    $  30,129
Interest cost                                 89,543       82,697       74,758
Amortization of accumulated post
   retirement obligation                      45,600       45,600       45,600
Amortization of net (gain) loss                    9          615       (1,841)
Net periodic post retirement benefit cost   $194,624     $184,493     $148,646

     For measurement purposes, the assumed annual rates of increase in the per capita cost of covered benefits were 11% and 12% for 1997 and 1996, respectively. Per capita medical costs are assumed to decrease annually by 1% until the year 2002 (which at that time will be 6%) and later. The health care cost trend rate assumption has a significant effect on the amounts reported; however, these amounts are not currently available. The weighted average discount rate and the rate of compensation increase used in determining the accumulated post retirement benefit obligation was 7% and 4% on December 31, 1997 and 7% and 5% on December 31, 1996.

     401(k) Plan
     The Company has a noncontributory 401(k) plan for employees who meet certain service requirements.

14.  INCOME TAXES
     Income tax expense (benefit) consists of the following:

                                     Current     Deferred       Total
1997
  Federal                          $1,176,733   $   2,267     $1,179,000
  State                                45,000           0         45,000
                                   $1,221,733   $   2,267     $1,224,000

1996
  Federal                          $1,101,529   $ (91,529)    $1,010,000
  State                                40,000           0         40,000
                                   $1,141,529   $ (91,529)    $1,050,000

1995
  Federal                          $  835,597   $   9,666     $  845,263
  State                                40,000           0         40,000
                                   $  875,597   $   9,666     $  885,263

  Income tax expense amounted to $1,224,000 for 1997, $1,050,000 for 1996 and $885,263 for 1995. The actual tax expense for 1997, 1996 and 1995 differs from the "expected" tax expense for those years (computed by applying the applicable U. S. Federal Corporate Tax Rate to income before income taxes) due to the following:

                           1997              1996                 1995
                    Amount     % of     Amount     % of      Amount   % of
                              Pretax              Pretax              Pretax
                             Earnings            Earnings             Earnings
Computed "expected"
 tax expense     $1,334,320   34.0%   $1,190,670   34.0%   $1,098,900   34.0%
Nontaxable income
 on obligations of
 states and political
 subdivisions      (158,781)  (4.1%)    (143,854) (4.1%)     (225,810)  (7.0%)
Other                48,461    1.3%        3,184    .1%        12,173    1.0%
                 $1,224,000   31.2%   $1,050,000  30.0%    $  885,263   28.0%

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:

DEFERRED TAX ASSETS:                                  1997            1996

Unrealized loss on available for sale securities    $        0     $  111,582
Allowance for Loan Losses                              752,332        708,503
Real estate owned                                            0         37,400
Deferred loan fees                                       8,215         25,002
Deferred compensation                                  287,260        267,963
Post retirement benefits                               203,187        149,167
Other                                                   46,765          9,723
Deferred tax assets                                 $1,297,759     $1,309,340

DEFERRED TAX LIABILITIES:

Unrealized gain on available for sale securities      $225,508       $ 23,255
Allowance for Loan Losses                              170,114        169,805
Premises, furniture and equipment, principally
 due to differences in depreciation                    273,499        271,833
Prepaid pension expense                                 93,985         87,713
Cash surrender value of life insurance                  36,386         36,386
Other                                                    5,450         13,699
Deferred tax liabilities                              $804,942       $602,691

     The Bank has sufficient refundable taxes paid in available carry back years to fully realize its recorded deferred tax asset of $1,297,759 at December 31, 1997. The deferred tax asset and liability are included in other assets and other liabilities on the balance sheet at December 31, 1997 and 1996.

15.  REGULATORY MATTERS
     The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators regarding components, risk weightings, and other factors.

     Quantitive measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework. To be so categorized, the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table. Management believes no conditions or events that would alter the Bank's categorization have occurred since the Board's notification.

     The actual capital amounts and ratios for the Bank and the Company as of December 31, 1997 and 1996 are presented in the table below:


                             December  31, 1997
                                                              To Be Well
                                                           Capitalized Under
                                       For Capital         Prompt Corrective
                    Actual          Adequacy Purposes      Action Provisions
                Amount   Ratio       Amount     Ratio       Amount     Ratio
Bank Only:
Total capital
 (to risk weighted
 assets)     $25,793,168  21.8%   >$ 9,456,880  >8.0%    >$11,821,100  >10.0%

Tier I capital
(to risk weighted
assets)      $25,095,168  21.2%   >$ 4,728,440  >4.0%    >$ 7,092,660  > 6.0%

Tier I capital
(to average
 assets)     $25,095,168  11.4%   >$ 8,836,560  >4.0%    >$11,045,700  > 5.0%

Consolidated:
Total capital
(to risk weighted
 assets)     $26,263,491  19.0%   >$11,068,560  >8.0%        N/A         N/A

Tier I capital
(to risk weighted
 assets)     $25,565,491  18.5%   >$ 5,534,280  >4.0%        N/A         N/A

Tier I capital
(to average
 assets)     $25,565,491  11.6%   >$ 8,836,560  >4.0%        N/A         N/A


                              December 31, 1996
                                                                To Be Well
                                                            Capitalized Under
                                       For Capital          Prompt Corrective
                    Actual          Adequacy Purposes       Action Provisions
                Amount    Ratio      Amount    Ratio         Amount     Ratio
Bank Only:
Total capital
(to risk weighted
 assets)     $24,832,936  22.0%    >$9,041,440  >8.0%     >$11.301.800  >10.0%

Tier I capital
(to risk weighted
 assets)     $23,411,936  20.7%    >$4,520,720  >4.0%     >$ 6,781,080  > 6.0%

Tier I capital
(to average
 assets)     $23,411,936  11.8%    >$7,949,040  >4.0%     >$ 9,936,300  > 5.0%

Consolidated:
Total capital
(to risk weighted
 assets)     $25,216,318  23.7%    >$8,522,720  >8.0%          N/A       N/A

Tier I capital
(to risk weighted
 assets)     $23,885,318  22.4%    >$4,261,360  >4.0%          N/A       N/A

Tier I capital
(to average
 assets)     $23,885,318  12.1%    >$7,868,388  >4.0%          N/A       N/A

     The Company may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause the capital of the Company to be reduced below the capital requirements imposed by the Federal Reserve.


16. FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK
     In the normal course of business, the Bank is a party to financial instruments with off balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Statement of Financial Position. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. At December 31, 1997, the following financial instruments, whose contract amounts represent credit risk, were outstanding:

                                                       Contract Amount

                                                             1997
Commitments to extend credit                              $26,941,000
Standby letters of credit                                 $   109,000
Unadvanced portions of construction loans                 $ 1,180,000
Total                                                     $28,230,000

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the above financial instruments is represented by the contractual amounts of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank upon the credit extension, is based on management's credit evaluation of the counterparty. The types of collateral held include residential and commercial real estate and, to a lesser degree, personal property, business inventory and accounts receivable.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

     The Bank grants residential, commercial and consumer loans principally to customers in Maine's Hancock and Washington counties. Although the loan portfolio is diversified, a substantial portion of the debtors' ability to honor their contracts depends upon local economic conditions, especially in the real estate sector. At December 31, 1997, there were no borrowers whose total indebtedness to the Bank exceeded 10% of the Bank's shareholders' equity.

     The consolidated balance sheets do not include various contingent liabilities such as liabilities for assets held in trust. Management does not anticipate any loss as a result of these contingencies.

17.  LITIGATION
     At December 31, 1997, the Company was involved in litigation arising from normal banking, financial and other activities of the Bank. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.


18.  FAIR VALUE OF FINANCIAL INSTRUMENTS
     Fair value estimates, methods and assumptions are set forth below for the Bank's financial instruments. Fair values are calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications or estimated transaction costs. If these considerations had been incorporated into the fair value estimates, the aggregate fair value amount could have changed.

     Cash, Due from Banks and Federal Funds Sold
     The fair value of cash, due from banks and Federal funds sold approximates their relative book values at December 31, 1997 and 1996, as these financial instruments have short maturities.

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

     Loans
     Fair values are estimated for portfolios of loans with similar financial characteristics. Management has determined that the fair value approximates book value on all loans with maturities of one year or less or variable interest rates. The fair values of all other loans are estimated based on bid quotations received from securities dealers. The estimates of maturity are based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions and the effects of estimated prepayments.

     Loans Held for Sale
     The fair market value of this financial instrument approximates the book value as the instrument has a short maturity.

     Accrued Interest Receivable
     The fair market value of this financial instrument approximates the book value as the instrument has a short maturity. It is the Bank's policy to stop accruing interest on loans past due by more than 90 days.

     Other Investment Securities, Federal Home Loan Bank Stock and Federal Reserve Bank Stock
     The fair market value of these financial instruments approximates the book value as these instruments do not have a market nor is it practical to estimate their fair value without incurring excessive costs.

     Deposits
     Fair value of deposits with no stated maturity, such as non interest bearing demand deposits, savings deposits, NOW accounts and money market and checking accounts, equals the amount payable on demand. The fair values of certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     The fair value estimates do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market. If that value was considered, the fair value of the Bank's net assets could increase.

     Accrued Interest Payable
     The fair value of this financial instrument approximates the book value as the instrument has a short maturity.

     Advances from Federal Home Loan Bank
     The fair values of advances are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     Other Borrowed Funds
     The carrying amount of borrowings under repurchase agreements maturing within 90 days approximates their fair values.

     Commitment to Extend Credit
     The Bank has not estimated the fair values of commitments to originate loans due to their short term nature and their relative immateriality.

     Limitations
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These values do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

     A summary of the fair values of the Company's significant financial instruments at December 31, 1997 and 1996 follows:

                                1997                         1996

                        Carrying     Estimate of    Carrying     Estimate of
                         Value       Fair Value      Value       Fair Value

ASSETS
Cash, due from banks and Federal
   funds sold         $  9,901,191  $  9,901,191  $  9,602,180  $  9,602,180
Available for sale
 securities             60,646,731    60,646,731    74,835,300    74,835,300
Held to maturity
 securities             32,799,686    33,242,473     4,786,800     4,861,061
Other investment
 securities              2,618,700     2,618,700     1,946,200     1,946,200
Loans                  104,825,228   105,381,313    98,886,560    99,089,190
Loans held for sale      3,138,218     3,138,218     3,241,054     3,241,054
Accrued interest
 receivable              2,261,257     2,261,257     2,003,002     2,003,002

LIABILITIES
Deposits               177,385,865   178,901,792   166,445,467   168,149,481
Accrued interest payable 1,005,706     1,005,706       773,588       773,588
Advances from Federal
 Home Loan Bank          9,273,250     9,273,250     6,173,000     6,173,000
Other borrowed funds     5,690,975     5,690,975     2,383,544     2,383,544


19.  PARENT ONLY CONDENSED FINANCIAL STATEMENTS
     The condensed financial statements of Union Bankshares Company as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995 are presented as follows:


BALANCE SHEET
December 31, 1997 and 1996             1997             1996

ASSETS
Cash                               $    18,786     $    21,044
Investment in subsidiary            25,469,344      23,178,116
Other assets                           779,827         739,856
Total assets                       $26,267,957     $23,939,016

LIABILITIES AND SHAREHOLDER'S EQUITY
Dividends payable                  $   241,462     $   201,903
Other liabilities                       23,255          23,255
Shareholders' equity                26,003,240      23,713,858
Total liabilities and
 Shareholders' equity              $26,267,957     $23,939,016


STATEMENTS OF INCOME
Years ended December 31, 1997, 1996, and 1995
                                       1997            1996          1995

Dividend income                    $   887,466      $1,274,684  $   749,460
Equity in undistributed
 earnings of subsidiary              1,682,019       1,153,258    1,670,357
Service income                         140,804          29,868            0
Total income                        $2,710,289      $2,457,810   $2,419,817
Operating expenses                       9,817           5,839        1,760
Net income                          $2,700,472      $2,451,971   $2,418,057

STATEMENTS OF CASH FLOWS
Years ended December 31, 1997, 1996 and 1995

                                       1997            1996         1995

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                          $2,700,472      $2,451,971   $2,418,057

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:
Undistributed earnings of
 subsidiary                        $(1,682,019)    $(1,153,258) $(1,670,357)
Increase in other assets               (39,970)       (471,604)     (49,963)
Increase (decrease) in other liabilities     0         (29,868)      29,868
Increase in dividends payable           39,558              85       50,434
Net cash provided by operating
 activities                        $ 1,018,041     $   797,326  $   778,039

CASH FLOWS FROM FINANCING ACTIVITIES:

Payment to eliminate fractional
 shares                            $   (29,699)    $         0  $         0
Dividends paid                        (885,940)       (807,628)    (786,681)
Purchase of Treasury stock            (113,440)         (1,520)            0
Sale of Treasury stock                   8,780          15,810        24,759
Net cash used by financing
 activities                         (1,020,299)       (793,338)     (761,922)
Net increase (decrease) in cash and
 cash equivalents                       (2,258)          3,988        16,117
Cash and cash equivalents,
 beginning of year                      21,044          17,056           939
Cash and cash equivalents,
 end of year                       $    18,786     $    21,044   $    17,056

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Net increase (decrease) in net
 unrealized gain on available
 for sale securities               $   609,209     $  (739,270)  $ 1,956,978



                        INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Union Bankshares Company


We have audited the accompanying consolidated balance sheets of Union Bankshares Company and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above represent fairly, in all material respects, the consolidated financial position of Union Bankshares Company and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Berry, Dunn, McNeil & Parker
Portland, Maine
January 23, 1998

UNION BANKSHARES COMPANY &
UNION TRUST COMPANY DIRECTORS

Arthur J. Billings                      Thomas R. Perkins
President, Barter Lumber Company        Retired Pharmacy Owner, Retired
                                        Maine Legislator (Senator), Retired
Peter A. Blyberg                        Legislative Liaison MSHA
President
                                        Casper G. Sargent, Jr.
Robert S. Boit                          Owner, Sargent's Real Estate Corp.
Retired, former President
                                        John V. Sawyer II
Richard C. Carver                       Chairman of the Board
Owner, Carver Oil Co.                   President, Worcester-Sawyer Agency
& Carver Shellfish
                                        Stephen C. Shea
Peter A. Clapp                          Treasurer, E.L. Shea, Inc.,
President, Blue Hill Garage             President, Shea Leasing

Sandra H. Collier                       Richard W. Teele
Attorney at Law                         Secretary, Retired former Executive
Sandra Hylander Collier Law Offices     Vice President & Treasurer

Robert B. Fernald                       Paul L. Tracy
Treasurer, A.C. Fernald Sons, Inc.      President, Owner, Winter Harbor Agency;
& Jordan Fernald                        Vice President, Co-Owner, Schoodic
                                        Insurance Agency

Douglas A. Gott                         Richard W. Whitney
Owner, Douglas A. Gott & Sons           Dentist

David E. Honey
Retired, Former Manager,
Swan's Island Electric Coop




       INSERT PHOTO OF UNION BANKSHARES COMPANY BOARD OF DIRECTORS


UNION BANKSHARES COMPANY                UNION BANKSHARES COMPANY
DIRECTORY OF OFFICERS                   & UNION TRUST COMPANY
                                        HONORARY DIRECTORS
John V. Sawyer II
Chairman of the Board                   Franklin L. Beal
                                        Retired
Peter A. Blyberg
President                               Carroll V. Gay
                                        Retired
Sally J. Hutchins
Vice President & Clerk                  Delmont N. Merrill
                                        President, Merrill Blueberry Farms, Inc.
Richard W. Teele
Secretary                               John E. Raymond
                                        President, Bimbay, Inc.
John P. Lynch
Senior Vice President                   Mary T. Slaven
                                        Realtor
Peter F. Greene
Vice President                          Douglas N. Smith
                                        Retired
Rebecca J. Sargent
Vice President - Senior Trust Officer   I. Frank Snow
                                        President, Snow's Plumbing & Heating



UNION TRUST COMPANY
DIRECTORY OF OFFICERS

John V. Sawyer II                            Catherine M. Planchart
Chairman of the Board                        Marketing Officer

Peter A. Blyberg                             Deborah F. Preble
President, Chief Executive Officer           AVP, Assistant Controller

John P. Lynch                                Sandy D. Salsbury
Sr. Vice President, Sr. Banking Officer      Human Resources Officer

Peter F. Greene                              Stephen L. Tobey
Vice President, Sr. Bank Services Officer    AVP, Cash Management &
                                             Security Officer

Sally J. Hutchins                            Julie C. Vittum
Vice President, Treasurer,                   AVP, Senior Auditor
 Controller & Clerk

Christopher H. Keefe                         Joseph M. Connors
Vice President, Sr. Relationship Manager     Assistant Trust Officer

David A. Krech                               Patti S. Herrick
Vice President, Sr. Investment Officer       Information Services Officer

Bette B. Pierson                             Dawn L. Lacerda
Vice President, Mortgage Loan Officer        Loan Services Officer

Rebecca J. Sargent                           Mary Lou Lane
Vice President - Senior Trust Officer        Mortgage Underwriter

James M. Callnan                             Marsha L. Osgood
AVP, Sr. Information Services Officer        Trust Officer

Nancy E. Domagala                            Susan A. Saunders
AVP, Mortgage Underwriter                    Project Management Officer

Laurence D. Fernald, Jr.                     Cynthia D. West
AVP, Relationship Mgr. and                   Customer Services Officer
 Appraisal Review Officer

Janis M. Guyette
AVP, Trust Operations Officer

Lynda C. Hamblen
AVP, Relationship Manager

Phyllis C. Harmon
AVP, Relationship Manager

Harold L. Metcalf
AVP, Relationship Manager

Peter C. O'Brien
AVP, Loan Support Manager and CRA Officer

Lorraine S. Ouellette
AVP, Trust Officer


UNION TRUST COMPANY BRANCH OFFICES

Bar Harbor                              Harriman, Barbara
 Christopher H. Keefe, VP,              Havey, Jill
 Sr. Relationship Manager               Hills, Darlene
Blue Hill                               Hinckley, Wayne
 Pamela G. Hutchins, AVP,               Hutchins, Rebecca
 Relationahip Manager                   Hutchinson, Elwell
Castine                                 Ingalls, Laurea
 Pamela G. Hutchins, AVP,               Jewell, Beth
 Relationship Manager                   Johnson, Mindy
Cherryfield                             Joy, Michelle
 C. Foster Mathews, AVP,                Kalloch, Debra
 Branch Manager                         Kelley, Cindy
Ellsworth Shopping Center               Leach, Gail
Melody L. Wright, Branch Manager        Look, Cheryl
                                        Look, Lisa
Jonesport                               Lounder, Lorraine
 Wendy W. Beal, AVP,                    MacLaughlin, Wendy
 Relationship Manager                   Madden, Anita
Machias                                 Marshall, Carol
 Lisa A. Holmes, AVP,                   McCormick, Bernadette
 Relationship Manager                   Mitchell, Stacie
Milbridge                               Murphy, Forrest
 James E. Haskell, AVP,                 Norton, Clifford III
 Relationship Manager                   Owen, Doris
Somesville                              Page, Deborah
 William R. Weir, Jr., AVP,             Perry, Ann
 Relationship Manager                   Pineo, Muriel
Stonington                              Podlubny, Helene
 Harry R. Vickerson III, AVP,           Robbins, Nancy
 Relationship Manager                   Rose, Brenda
                                        Sackett, Jacqueline
UNION TRUST COMPANY PERSONNEL           Salisbury, Jane
Alexander, Jennifer                     Scott, Marsha
Allen, Deborah                          Scoville, Clark
Armstrong, Rebecca                      Sinford, Nicole
Babson, William                         Sinford, Stacey
Bayrd, Rona                             Smith, Katherine
Billings, Holly                         Smith, Ronald
Bonville, Melissa                       Snow, Christie
Boyce, Katrina                          Spaulding, Virginia
Carter, Linda                           Spizio, Barbara
Chisholm, Catherine                     Sprague, Donna
Church, Tammy                           Sproul, Bonnie
Condon, Helen                           St. Pierre, Bettina
Crosthwaite, Andrew                     Swett, Andrea
Curtis, Kristen                         Thompson, Dianne
Dearborn, Trevor                        Treadwell, Mattie
Douglass, Joanne                        Wallace, Jayne
Driscoll, Johna                         Wenger, April
Dunbar, Patricia                        White, Tammy
Elliott, Linda                          Wilson, Stephanie
Faulkner, Kathy                         Woodward, Cheryl
Gommo, Heidi                            York, Caroline
Grant, Victoria
Gray, Jenny
Gray, Shelly
Grindle, Eugene
Handy, Louise

     Union Trust Company is committed to offering equal opportunity in regard to employment, training, benefits, salary administration and promotional opportunities to all employees, regardless of race, color, religion, sex, age or national origin. The Bank has implemented an Affirmative Action Plan.

     Upon written request, the Company will provide, without charge, a copy of its Annual Report on SEC Form 10K for 1997, including the financial statements and schedules required to be filed with the Securities and Exchange Commission. Interested persons should write to:

Sally J. Hutchins, Vice President
Union Bankshares Company
PO Box 479
Ellsworth, Maine 04605


Annual Shareholder Meeting
11:00 a.m.
Thursday, April 16, 1998
White Birches Restaurant
Route 1
Hancock, Maine