Form 10-K, Exhibit 13
period 1998-12-31
UNION BANKSHARES CO/ME
filed 1999-03-29
CIK 745083

1
UNION BANKSHARES COMPANY

1998 ANNUAL REPORT



We Dedicate this Report to

THOMAS R. PERKINS AND THE LATE LAWRENCE W. FLETCHER

Tom Perkins was a loyal member of the Board of Directors who retired this year. Tom served the shareholders well for many years. We also salute him as an outstanding legislator and business owner.

Lawrence W. Fletcher was born December 29, 1909, and died June 12, 1998. He is remembered for his 50 years of service at Union Trust Company. After graduating from Ellsworth High School in June 1927, he started his career at Union Trust Company as a bookkeeper and teller, retiring as Treasurer in June 1977.


"What's Past Is Prologue"     - William Shakespeare
     Much of the work we have undertaken within the Bank during the past five years has been preparation for the new world of financial services. Shareholders' earnings and price per share, as documented in this Report, are the outward manifestations of these efforts.
     We have undergone tremendous change in every area of the Bank. Our staff members' knowledge and productivity have risen dramatically through increased education, hard work and improved information. A sense of urgency has developed, and the entire organization is infused with a desire to listen and work with our customers and provide solutions to their financial needs.
     We have introduced many new products and services and strengthened our capabilities in more traditional services. We were the first bank downeast to offer asset allocation accounts for investors. We introduced PC Banking. We provided access to the Bank through our site on the World Wide Web. Through automation, we reduced our mortgage underwriting time from days to literally minutes. We expanded our cash management offerings. We introduced 24-hour telephone banking, and we became the first to open a customer service call center.
     At Union Trust, everything we do is carefully planned and executed. Several years ago, we created a strategic planning process to help us chart our course, and we were among the first banks in Maine to devise a technology plan to guide our decision making and investments over a multi-year period. We will continue to plan for the future and build on what has been done.

"The Future Ain't What It Used To Be"     - Yogi Berra
     Over the next five years, we will see major changes in banking. As a community bank, we must compete not only with other local banks, but with national and global players as well. The pace they set as they vie for competitive advantage affects all of us, from the biggest to the smallest. Increasingly, we compete with nonbank financial service providers - such as insurance companies and brokerage houses - that act increasingly like banks. We all begin at different places on the financial landscape, yet we converge on the same point: providing our customers with comprehensive financial services.
     While Maine has taken the lead in regulatory reform, Congress will continue to scramble to catch up with developments in the marketplace. Absent a serious economic downturn, the regulatory environment should continue to encourage the broadening of bank powers to allow us to compete with less regulated nonbank financial services companies and offer the kind of products and services our customers demand.
     The use of electronic technology in financial service transactions will continue to grow by leaps and bounds. The channels through which customers bank will evolve as the capabilities of cards, ATMs, telephones and PCs expand and assume larger roles than the more traditional paper-based formats.
     Most important of all, the needs of our customers are changing. People are not so much savers as they are investors. Maine's population is aging, and while the total population is not expected to grow over the next decade, experts predict its composition and distribution will shift.
     The precise way in which all of this will play out remains uncertain. But for us, the basics remain the same. With motivated people, the right technology, adequate capital and a clear sense of what will be needed, we will succeed. Your Bank's Board, management and employees are optimistic about the opportunities, energized by the challenges and prepared for the future.


January 25, 1999

Dear Shareholder:

     Nineteen ninety-eight was another year of improved performance for your Bank. Net income rose 14.4 percent, and we ended the year with a net income of $3,090,028. Net interest income rose 5 percent while non-interest income increased 19 percent. Expenses, while up 4.9 percent, were only slightly ahead of planned levels. Nonrecurring expenses, such as those associated with preparing the Bank to deal with the Y2K problem, drove some of that growth.
     The direct expenses associated with preparing for potential Y2K problems do appear as an expense in the Bank's income statement. What is not as evident is the amount of time and energy that the Board, management and staff have devoted in recent years to avoiding problems associated with the Year 2000. Our goal has always been to ensure that the century date change is as uneventful for our customers as is humanly possible. While much of the work is behind us, we will continue working throughout 1999 to achieve our goal.
     The local economy continues to show signs of strengthening. Retail sales figures for 1998 were up, and construction activity continues strong. We had an active year in mortgage underwriting as the drop in interest rates encouraged many people to refinance their mortgages. Our loan portfolio grew by $3.3 million, and deposits rose by $10.6 million. As a reflection of our attention to the trust business, assets under management grew by more than $29 million. Our hope is that the nation's current economic expansion will continue, and that downeast Maine will continue to benefit.
     We have worked hard over the last several years to expand our business development capabilities and will continue to do so. With all of the competition we face in our marketplace, it is important to focus on the needs of our customers. We want to understand them, their businesses and their financial requirements. Only by fully understanding their needs can we be responsive in terms of the services we offer. We believe that, while the downeast region will continue to show modest economic growth, competition for financial services will intensify. Our capital, our employees and our technological capabilities position us to succeed; yet we also recognize the need to evolve along with the needs and expectations of our customers.
     During 1998, we were pleased to welcome the following individuals who joined our staff:

                  Dodi Austin..........Teller
               Kristina Bishop.........Teller
                  Lisa Carver..........Teller
              Kathy Czlapinski.........Teller
                  Maria Hall...........Teller
               Scott Hinkel.......Bookkeeping
               Robin Hennigan..........Teller
               Bonnie Rollins..........Teller
            Donna Sawyer....Branch Supervisor
                 Dana Servetas.........Teller

     Two new directors were elected in October: Blake "Cubby" Brown, president and owner of Brown's Appliance and TV, and James L. Markos, Jr., general manager of Maine Shellfish Company, Incorporated. We are very excited about the skills and experience they both bring to Union Trust.
     In November, Thomas Perkins retired as director. Tom had served this Bank as a director since 1979. In appreciation for his years of service, we dedicate this Annual Report to him.
     We thank you, our shareholders, directors, officers and employees for your interest and support.

     Sincerely,                                   Sincerely,


     John V. Sawyer, II                           Peter A. Blyberg
     Chairman of the Board                             President and
Chief Executive Officer


Five-Year Summary   (000's Omitted)

                        1998      1997      1996      1995      1994
Deposits              $188,029  $177,386  $166,445  $164,481  $160,249
Loans                  110,399   107,062   101,044    93,242    84,208
Securities            *111,304   *96,065   *81,568   *76,578   *83,391
Shareholders' equity  **27,577  **25,565  **23,885  **22,227  **20,570
Total assets           251,195   222,560   202,066   191,353   181,597
Net earnings             3,090     2,700     2,452     2,418     2,354
Earnings per share        6.41      5.59      5.07      5.00      4.86

Equity Ratios
Equity expressed as a percentage of average:

                       **1998    **1997    **1996    **1995    **1994
Deposits                 15.1%     14.9%     14.4%     13.7%     12.8%
Loans                    25.4%     24.6%     24.6%     25.1%     24.9%
Total assets             11.6%     12.0%     12.1%     11.9%     11.3%
Earning assets           12.8%     13.0%     13.3%     12.9%     12.8%

Other Financial Highlights

                         1998      1997      1996      1995     1994
Return on average
 shareholders' equity**  11.6%     10.9%     10.6%     11.4%     11.9%
Return on average assets  1.3%      1.3%      1.2%      1.3%      1.3%
Return on average
   earning assets         1.4%      1.4%      1.4%      1.4%      1.4%


*Carrying value. Includes available for sale securities with cost of $101,610, $59,983, $75,095 and $70,938 at December 31, 1998, 1997, 1996
and 1995, respectively.

**Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of $1,162,032, $437,749, ($171,460), $567,810 and
($1,389,168) at December 31, 1998, 1997, 1996, 1995 and 1994,
respectively.



Insert the following 5 year bar charts:

Earnings Per Share
Book Value Per Share
Dividends Per Share
Total Assets
Net Income
Shareholders' Equity


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
December 31, 1998

     Union Bankshares Company is a one-bank holding company, organized under the laws of the State of Maine. The Company's only subsidiary is Union Trust Company, established in 1887 and wholly owned. Union Bankshares' holding company structure can be used to engage in permitted banking-related activities, either directly, through newly formed subsidiaries, or by acquiring companies already established in those activities. The Company has no immediate plans to engage in such activities, but could do so if such action should appear desirable.
     Union Trust is a full-service, independent, community bank that is locally owned and operated. Through its eleven offices, Union Trust serves the financial needs of individuals, businesses, municipalities and nonprofit organizations in eastern Maine. Union Trust offers a wide variety of financial services with competitive interest rates; a helpful, friendly staff; and quick, local decision-making to meet the needs of the communities it serves. As a complement to the services offered by the Bank, the Trust and Investment Services Department provides a broad range of investment options to help meet the needs of our customers. Trust and Investment Services has served generations of Maine families with estate planning, investment management, custody, and retirement planning and employee benefit services.
     The long-term goals of Union Trust Company focus on:

    becoming a market-driven sales and service organization;
    becoming effective users of appropriate technology; and building the financial strength of the Bank with steady growth of earnings and assets and controlled risk taking consistent with shareholder expectations.

     We encourage our Relationship Managers to visit customers, listen to them and respond with appropriate solutions to their needs. Our Relationship Managers continue to meet with area business owners at their places of business in an effort to understand their businesses and how the Bank can play a role in helping them. More visits are being made to more and more businesses each year. The Bar Harbor branch, now one-and-a-half years old, has shown tremendous growth during 1998, confirming our commitment to the Mount Desert Island market area.
     As customers increase their demand for electronic banking services, Union Trust is responding. During 1998, scores of customers discovered the value of BankLinerPC (our computer banking service) and its cash management features. For example, we have experienced a significant increase in ACH transaction volume since 1994. This can be attributed to the growing appeal of automated services such as direct deposit payroll services, direct deposit of Government payments and direct debits for monthly bills.

                         INSERT 5 YEAR BAR CHART
                      ACH ANNUAL TRANSACTION VOLUME

                         INSERT 3 YEAR BAR CHART
                       BANKLINE ANNUAL CALL VOLUME

     BankLinerPC is just the most recent 24-hour financial connection that Union Trust has established to meet its customers' needs. In October 1998, the Jonesport branch became Union Trust's twelfth and newest 24-hour ATM location. BankLiner (our automated 24-hour telephone banking service) and Customer Service Call Center (answered by real people) continue to receive record-breaking numbers of calls year after year. Customers are wanting more information and more ways to access their accounts more often.
     Union Trust Company has a documented record of consistent earnings growth, posting an earnings increase in 1998 of 14.4%. Loans grew to $110 million. Over the years, as we have worked to expand our fee-based services, Trust and Investment Services has been a major focus. The department's contribution to net income increases every year. During 1998, trust assets under management grew by 25.6% over 1997.
     Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Union Trust also supports the people and communities it serves through a far-reaching donation program. The program addresses human needs within the community by contributing to various nonprofit organizations, community development efforts and environmental groups. It also encourages and supports the thousands of hours of volunteer time given each year by the Bank's employees, directors and retirees. During 1998, we elected two new directors to the Board, Blake "Cubby" Brown and Jim Markos. We are excited to have their business expertise and community connections at work for the Bank.

REVIEW OF FINANCIAL STATEMENTS

     The following discussion and analysis focus on the factors affecting Union Bankshares Company's (the "Company") financial condition at December 31, 1998 and 1997, and the financial results of operations during 1998, 1997 and 1996. The consolidated financial statements and related notes beginning on page 22 of this report should be read in conjunction with this review.

RESULTS OF OPERATIONS

     The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on earning assets (primarily loans and investments) and interest expense (primarily deposits and borrowings). The Company's results are also affected by the provision for loan losses, which reflects management's assessment of the adequacy of the allowance for loan losses; noninterest income, including gains and losses on the sales of loans and securities; noninterest expenses; and income tax expense. Each of these major components of the Company's operating results is highlighted below.

NET INCOME

     The Company reported net income in 1998 of $3,090,028, an increase of $389,556 or 14.4% over 1997, as compared to an increase of $248,500 or 10.1% and $33,915 or 1.4% for 1997 and 1996, respectively.
     The following table summarizes the status of the Company's earnings and performance for the periods stated.


December 31,                                 1998      1997        1996

Earnings per share                         $ 6.41    $ 5.59       $ 5.07
Return on average shareholders' equity       11.6%     10.9%        10.6%
Return on average assets                      1.3%      1.3%         1.2%
Return on average earning assets              1.4%      1.4%         1.4%

     The improved results were due to expense control efforts, increases in noninterest income and moderate increases in net interest income, which amounted to $9,926,607, $9,452,159 and $9,137,524 for the years ended 1998, 1997 and 1996, respectively.

NET INTEREST INCOME

     Net interest income continues to be the most significant determinant of the Company's earning performance. Management of interest rate risk has become paramount in ensuring the Bank's continued profitability. Changes in net interest income are the results of interest rate movements, changes in the balance sheet mix of earning assets and interest bearing liabilities, and changes in the level of nonearning assets and liabilities.
     The following table sets forth the information related to changes in net interest income. For purposes of the table and the following discussion, information is presented regarding (1) the total dollar amount of interest income of the Company from interest earning assets and the resulting average yields; (2) the total dollar amount of interest expense on interest bearing liabilities and the resulting average cost;
(3) net interest income; (4) interest rate spread; and (5) net interest margin. Information is based on average daily balances during the indicated periods. For the purposes of the table and the following discussion, (1) income from interest earning assets and net interest income are presented on a tax equivalent basis and (2) nonaccrual loans have been included in the appropriate average balance loan category, but unpaid interest on nonaccrual loans has not been included for purposes of determining interest income.

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
                                 (In Thousands)
                           (On a Tax Equivalent Basis)

                      1998                  1997                  1996
                Avg Interest Yield/  Avg Interest Yield/   Avg Interest  Yield/
                Bal Earned/Pd Rate   Bal  Earned/Pd Rate   Bal Earned/Paid Rate
Assets
Interest Earning Assets:
 Securities available
 for sale    $ 77,517 $ 5,278 6.81 $ 72,741 $ 5,182 7.12 $ 80,333 $ 5,256 6.54
 Securities held to
 maturity      23,968   1,510 6.30   22,689   1,437 6.33    3,772     369 9.78
 Federal funds
 sold           6,384     326 5.11      598      41 6.86    1,411      76 5.39
 Loans (net)  108,057  10,241 9.47  100,208   9,660 9.64   94,139   9,192 9.76
Total interest earning
 assets       215,926 $17,355 8.04  196,236 $16,320 8.32  179,655 $14,893 8.28
Other nonearning
 assets        19,699                18,878                14,926
             $235,625              $215,114              $194,581

Liabilities
Interest Bearing Liabilities:
 Savings
 deposits    $ 69,656 $ 1,131 1.62 $ 65,432 $ 1,119 1.71 $ 65,770 $ 1,172 1.78
 Time deposits 77,545   4,223 5.44   73,419   4,298 5.85   67,294   3,752 5.57
 Money market
 accounts      11,765     560 4.76   12,271     482 3.93   14,107     478 3.39
 Borrowings    18,077   1,260 6.97   14,007     835 5.96    4,012     229 5.71
Total interest bearing
 liabilities  177,043 $ 7,174 4.05  165,129 $ 6,734 4.08  151,183 $ 5,631 3.72
Other noninterest bearing
 liabilities & shareholders'
 equity        58,582                49,985               43,398
             $235,625              $215,114             $194,581

Net interest income   $10,181                $9,586               $9,262

Net interest rate spread      3.99                  4.24                  4.56

Net interest margin           4.72                  4.88                  5.16



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

           ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
          For the years ended December 31, 1998, 1997 and 1996
                             (In Thousands)

                                   Year Ended December 31, 1998 vs. 1997
                                             Increase (Decrease)
                                               Due to Change In

                                     Volume    Rate   Rate/Volume*  Total
Interest Earning Assets
  Securities available for sale       $337     $(488)       $83     $(68)
  Securities held to maturity           80       (37)        74      117
  Federal funds sold                   397      (296)       184      285
  Loans, net                           757      (751)       575      581
Total interest earning assets        1,571    (1,572)       916      915

Interest Bearing Liabilities
  Savings deposits                      72       (71)        11       12
  Time deposits                        238      (228)       (86)     (76)
  Money market accounts                (20)       24         74       78
  Borrowed funds                       242      (284)       468      426
Total interest bearing liabilities     532      (559)       467      440
Net change in net interest income   $1,039   $(1,013)      $449     $475


                                   Year Ended December 31, 1997 vs. 1996
                                            Increase (Decrease)
                                             Due to Change In

                                   Volume      Rate   Rate/Volume*  Total
Interest Earning Assets
  Securities available for sale     $(499)      $463      $(38)    $(74)
  Securities held to maturity       1,223        (27)     (136)   1,060
  Federal funds sold                  (44)        21       (12)     (35)
  Loans, net                          588       (118)       (2)     468
Total interest earning assets       1,268        339      (188)   1,419

Interest Bearing Liabilities
  Savings deposits                     (7)       (47)        1      (53)
  Time deposits                       337        185        24      546
  Money market accounts               (62)        76       (10)       4
  Borrowed funds                      571         10        25      606
Total interest bearing liabilities    839        224        40    1,103
Net change in net interest income    $429      $ 115     $(228)   $ 316

*Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors.

     Net interest income increased by $474,448 or 5.0% during 1998. This increase was primarily attributable to increases in the volume of interest earning assets, in particular loans and investments, offset by an increase in volume of interest paying liabilities, in particular money market accounts, certificates of deposit and borrowed funds. During 1997, net interest income increased by $314,635 or 3.4% compared to 1996. This increase was attributed to higher loan and investment volumes, offset by a higher cost of funds (interest on deposits and borrowings). In 1996, net interest income increased $334,013 or 3.8% due mainly to higher loan volumes offset by interest expense on certificates of deposit. The weighted average yield on a tax equivalent basis on interest earning assets was 8.15% for 1998, down slightly over 1997 of 8.32%. In 1996, the weighted average yield was 8.28%. The Company's net interest margin was 4.72%, 4.88% and 5.16% for 1998, 1997 and 1996, respectively, and the net interest income spread was 3.99% in 1998, 4.24% in 1997 and 4.56% in 1996.
     Interest and dividend income increased $914,358 or 5.7% during 1998, primarily due to increased interest on loans and investments. Loan increases, particularly in real estate loans, were primarily the result of the business development program conducted by the Bank's Relationship Managers, attractive interest rates and a stable local economy. Investment increases were primarily due to increased volumes, in particular to the securities available for sale category, with a strategy to grow the portfolio, improve cash flow and offset lagging loan growth to improve net interest income. Interest and dividend income increased $1,417,984 or 9.6% in 1997 and $913,020 or 6.6% in 1996.
     The amount of nonaccrual loans can also affect the average yield earned on all outstanding loans. Nonaccrual loans for 1998, 1997 and 1996 were insignificant, and therefore did not have a material effect on the average loan yield.
     Interest expense on deposits and borrowings increased $439,910 or 6.5% in 1998 compared to 1997. This increase is attributable both to increases in borrowings and deposits and the interest rates paid on those borrowings and deposits. This type of growth results in a squeeze of the net interest margin that must be offset by higher interest earning assets, increased yields and control of operating expenses. Interest expense on deposits and borrowings in 1997 increased $1,103,349 or 19.6% over 1996. This increase was primarily driven by the expense of short-term borrowings and certificates of deposit.

PROVISION FOR LOAN LOSSES

     The provision for loan losses was $285,000 in 1998. This level was set reflecting increased loan volume, estimated credit losses for specifically identified loans, as well as estimated probable credit losses inherent on the remainder of the loan portfolio, local economic conditions and loan trends. There was a $120,000 provision in 1997 and 1996, respectively.
     The process of evaluating the adequacy of the allowance for loan losses involves a high degree of management judgment, based, in part, on systematic methods. These methods include a loan by loan analysis of all larger commercial and commercial real estate loans as well as those that were nonperforming or under close monitoring by management for potential problems. Other factors included in the evaluation of the adequacy of the allowance for loan losses involve the character and mix of the loan portfolio; current trends in nonperforming loans, delinquent loans and net charge-offs; new loan originations; and other asset quality considerations. During 1998, the Company implemented an independent loan review program that supports the Company's lending strategies, monitors compliance with established loan policies and procedures and identifies credit trends.
     Management believes that the allowance for loan losses and the carrying value of real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances might be necessary based on changes in economic conditions, particularly in northern New England. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.
     The following table reflects the quality of the Bank's loan portfolio and the emphasis placed upon the management of credit risk:

                                                    (000's omitted)
                                                      December 31,
                                                    1998       1997

Nonaccrual loans                                 $   534    $   503
Loans past due 90 days and accruing                   47        209
Other real estate owned
 (including insubstance foreclosure)                 376        376
Total nonperforming assets                           957      1,088

Ratio of total nonperforming loans to capital and the
   allowance for loan losses (Texas ratio)          .019       .025
Ratio of net recoveries (charge-offs) to loans      .001       .001
Ratio of allowance for loan losses to loans          .02        .02
Coverage ratio (allowance for loan losses divided by
  nonperforming assets)                            2.543      2.034
Ratio of nonperforming assets to total assets       .004       .005
Ratio of nonperforming loans to total loans         .005       .007



NONINTEREST INCOME

     Total noninterest income was $3,155,412, $2,608,206 and $2,207,131 for the years ended December 31, 1998, 1997 and 1996, respectively. The $507,206 or 19.4% increase in noninterest income during 1998 was primarily attributable to a $131,219 or 22.1% increase in trust department income, a $201,586 or 57.2% increase in loan department income and a $161,936 or 22.8% increase in other income, primarily due to mortgage servicing rights, which increased other income by $147,910. The $401,075 or 18.2% increase during 1997 was primarily due to increases in trust department income, VISA income and mortgage servicing rights. The $217,846 or 10.9% increase during 1996 was primarily due to increases in virtually all noninterest income categories.
     The following table summarizes information relating to the Company's noninterest income:

                                         Year Ended December 31,
                                        1998        1997          1996

Net security gains (losses)        $   31,842     $ (1,463)   $    2,718
Trust department income               726,180      594,961       488,498
Service income                        331,574      343,272       337,625
VISA income                           642,097      611,239       495,203
Loan department income                554,120      352,534       360,475
Other noninterest income              869,599      707,663       522,612
Total noninterest income           $3,155,412   $2,608,206    $2,207,131

NONINTEREST EXPENSE

     Total noninterest expenses, which consist primarily of employee compensation and benefits, occupancy and equipment expenses and other general operating expenses, increased $397,098 or 4.9% during 1998, $293,210 or 3.8% during 1997 and $263,477 or 3.5% during 1996. The increase in noninterest expenses in 1998 was attributable to salary and staffing increases, depreciation, taxes and rent expenses related to our newest branch in Bar Harbor and expenses related to strategic initiatives. The increase in 1997 was attributable to net occupancy and equipment expenses and bank card expenses incurred due to business development efforts in 1997. In 1996, the increase centered primarily in employee benefits, depreciation expense and consulting fees.
     Salaries and wages and employee benefits, one of the largest components of non interest expenses, remained relatively flat during 1997 and 1996 due to the strategic plan to grow the Bank with the current resources available.

INCOME TAXES

     The Company recognized $1,294,000, $1,224,000 and $1,050,000 in income tax expense for the years ended December 31, 1998, 1997 and 1996, respectively. The effective tax rate was 29.5% for 1998, 31.2% for 1997 and 30.0% for 1996. The Bank has sufficient refundable taxes paid in available carry back years to fully realize its recorded deferred tax asset of $1,490,796 at December 31, 1998.

FINANCIAL CONDITION

     Set forth below is a discussion of the material changes in the Company's financial condition for the periods indicated.

     BALANCE SHEET REVIEW

     Total assets increased $28,634,974 or 12.9% in 1998, primarily due to increased loan volume and growth in the securities portfolio, compared to an increase of $20,493,574 or 10.1% in 1997.
     Securities available for sale, which include U.S. Government securities, callable agency bonds, municipals and mortgage backed securities, increased $42,723,673 or 70.4%, due primarily to a transfer from held to maturity investments of $28,502,694 and planned portfolio growth. The overall increase in securities available for sale is consistent with the Company's investment strategy for 1998. In particular, during 1998, the Bank elected to maintain the level of the securities portfolio to enhance its contribution to net interest income, maximize yields, reduce exposure of continuously callable agencies, manage cash flow, increase municipals as part of the Bank's overall tax strategy and control risk. As of December 31, 1998, the Company has a net unrealized gain of $1,760,656 in this portfolio.
     In 1997, securities available for sale decreased $14,188,569 or 19.0%. In particular, the Bank elected to restructure the callable agencies portfolio and reinvest in longer term agencies and mortgage backed securities to better control risk of possible calls and spread interest rate risk exposure within the total portfolio. As of December 31, 1997, the Company had a net unrealized gain of $663,257 in this portfolio.

     Securities held to maturity, which include in-state municipals, decreased $28,423,705 or 86.7% in 1998, primarily due to a transfer to securities available for sale compared to a $28,012,886 increase in 1997.
     The changes in the securities portfolio reflect the Company's efforts to meet asset and liability objectives and otherwise manage its liquidity and funding needs within the parameters of the Company's policies. For further discussion, see the Risk Management section, page 17.

     LOANS

     Total loans reached a record high of $114,293,312 during 1998 and, as of December 31, 1998, had increased $3,337,081 or 3.1% over 1997, primarily due to a $5,455,399 or 8.0% increase in real estate loans. As of December 31, 1997, loans increased $6,018,203 or 6.0% over 1996.
     There has been no material change in the Bank's loan mix, and as of December 31, 1998, the loan portfolio remains diversified with a total of 66% secured by real estate of which consumer loans were 33% and commercial real estate were 33%. Loans to individuals for household, family and other personal expenditures were 9%, home equities were 5%, commercial loans accounted for 15% and 5% was invested in municipal loans.
     Loan mix and growth trends, as of December 31, 1998, are illustrated in the graphs below:

                         INSERT 5 YEAR BAR CHART
                           LOAN GROWTH TRENDS

                            INSERT PIE CHART
                                LOAN MIX

     DEPOSITS

     During 1998, deposits peaked at a record level of $191,457,944 and increased $10,643,151 or 6.0% by December 31, 1998, compared to a $10,940,398 or 6.6% increase over the same period in 1997.
     Growth was primarily in certificates of deposit and money market accounts, due directly to special promotions, competitive rates and market volatility.
     In the Bank's market area, the banking business is somewhat seasonal due to an influx of tourists and seasonal residents returning to the area each spring and summer. As a result, the Bank has an annual deposit swing, from a high point in mid October to a low point in June. This deposit swing is predictable and does not have a material adverse effect on the Bank.
     Deposit mix and growth trends, as of December 31, 1998, are illustrated in the graphs below:

                         INSERT 5 YEAR BAR CHART
                          DEPOSIT GROWTH TRENDS

                            INSERT PIE CHART
                               DEPOSIT MIX

     SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES

     The Federal Reserve Board's capital requirement generally calls for an 8% total capital ratio, of which 3% must be comprised of Tier I capital. Risk based capital ratios are calculated by weighing assets and off balance sheet instruments according to the relative credit risk. As of December 31, 1998, the Company's Tier I ratio of 20.5% far exceeds the Federal Reserve Board's guidelines.
     Total shareholders' equity increased $2,736,478 in 1998, primarily as a result of net income of $3,090,028, offset by dividends paid of $964,144 and a $724,283 change in the category of unrealized gains (losses) on securities available for sale net of applicable income taxes.
     During 1997, the Company declared a 20% stock dividend and a 2 for 1 stock split. Dividends of $885,940 were declared on the Company's common stock and represented a 9.7% increase over 1996. The dividend payouts for 1998, 1997 and 1996 were 31.2%, 32.8% and 32.9% of net income, respectively.
     Union Bankshares Company stock, $12.50 par value, is not listed on any national exchange, nor is it actively traded. Since the Company is not aware of all trades, the market price is established by determining what a willing buyer will pay a willing seller. Based upon the trades that the Company had knowledge of (per quotes from local brokerages), high and low bids for each quarter for 1998 and 1997 are listed in the following table.

          1st Quarter       2nd Quarter       3rd Quarter      4th Quarter
1998   120.00 to 125.00  125.00 to 136.50  126.00 to 130.00  130.00 to 130.00
1997    93.00 to 104.00   93.00 to 97.00    88.00 to 100.00  100.00 to 110.00

     As of December 31, 1998, there were 691 holders of record of Union Bankshares Company common stock.
     Quarterly dividends per share paid by the Company in 1998 and 1997 were as follows:
                              1998           1997

       1st Quarter           $ .50           $ .41
       2nd Quarter           $ .50           $ .42
       3rd Quarter           $ .50           $ .50
       4th Quarter           $ .50           $ .50

             Total           $2.00           $1.83

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

     Financial risks managed by the Company include:

         Credit risk
         Interest rate risk (including asset/liability management)
         Market risk
         Liquidity risk
         Off balance sheet risks/commitments

     CREDIT RISK MANAGEMENT

     The Company's net loan portfolio as of December 31, 1998 accounted for 43.0% of total assets and represents its primary source of credit risk. Substantial amounts of time and resources have been dedicated to the management of credit risk within the Bank's loan portfolio. Future emphasis will be applied toward enhancing the already proven systems of checks and balances to manage the origination, processing and collection of loans. Additional information relating to credit risk may be found on page 13, "Provision for Loan Losses," and Note 16 to the consolidated financial statements.

     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT  MARKET RISK

     Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the Asset/Liability Committee (ALCO). In this capacity ALCO develops guidelines and strategies impacting the Company's asset/liability management-related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

     INTEREST RATE RISK AND ASSET/LIABILITY MANAGEMENT

     Interest rate risk can be defined as the exposure of the Company's net income or financial position to adverse movements in interest rates. Changes in the level of interest rates also can affect:


         The amount of loans originated/sold by an institution The ability of the borrower to repay his/her loan
         The average maturity of mortgage loans
         The value of the Company's interest earning assets The market value of available for sale securities

     The Company, through management of the relationship of interest rate sensitive assets to interest rate sensitive liabilities, reduces the volatility of its net income.
     To accomplish this, the Company has undertaken various steps to increase the percentage of fixed rate assets and to increase the average maturity of such assets, in particular through the loan products offered and its security portfolio.
     Net interest income sensitivity to movements in interest rates is measured through the use of a simulation model that analyzes resulting net income under various interest rate scenarios established by regulators. Projected net interest income (NII) is modeled based on both an immediate rise or fall in interest rates ("rate shock"). The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities and factors in projections for activity levels by product lines of the Company. Assumptions are made as to the changing relationship between different interest rates as interest rates increase/decrease (basis risk) and the customer's ability to prepay loans and withdraw deposit balances or transfer them to a higher yielding account (embedded option). The sensitivity analysis is compared to ALCO policy limits, which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200-point basis point (bp) upward and downward shift in interest rates.
A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 1998 and 1997.

                                     Estimated
          Rate Change             NII Sensitivity
                                   1998       1997

           +200 bp                +6.0%      +2.0%
           -200 bp                -8.0%      -3.0%

     The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.
     Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.
     Based on the information and assumptions in effect on December 31, 1998, under five rate simulations used, the Company's net interest income and net income remain strong, with the return on assets ratio remaining above 1% under all simulations.

     LIQUIDITY RISK MANAGEMENT

     Liquidity management is the process by which the Company structures its liquidity to meet the cash flow requirements of its customers as well as day to day operating expenses. Many factors affect the Company's ability to meet its liquidity needs, including its mix of assets and liabilities, interest rates and local economic conditions. The Company's actual inflow and outflow of funds is detailed in the Consolidated Statement of Cash Flows on pages 25-26.
     Liquidity comes from both assets and liabilities. The assets of the balance sheet provide liquidity through prepayment and maturities of outstanding loans, investments and mortgage backed securities and the sale of mortgage loans. The liability side provides liquidity through deposits and borrowings from Federal Home Loan Bank of Boston. During 1998 and 1997, the Company used its sources of funds primarily to meet ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan originations and maintain a substantial securities portfolio.
     The Company's liquidity policy currently includes requirements that the Company maintain liquidity as a percentage of total assets at a minimum of 5%. Access to Federal Home Loan Bank advances allows the Company to maintain a lower liquidity level than might otherwise be required. As of December 31, 1998, the Company had a 6.6% liquidity ratio.

     OFF BALANCE SHEET RISKS AND COMMITMENTS

     As of December 31, 1998 and 1997, the total approved loan commitments outstanding, the commitment under unused lines of credit and the unadvanced portion of loans amounted to $32,528,000 and $28,230,000, respectively.

REGULATORY ENVIRONMENT

REGULATORY CAPITAL REQUIREMENTS

     Under Federal Reserve Board guidelines, the Company is required to maintain capital based on "risk adjusted" assets. Under risk based capital guidelines, categories of assets with potentially higher credit risk require more capital than assets with lower risk. In addition to balance sheet assets, the Company is required to maintain capital, on a risk adjusted basis, to support off balance sheet activities such as loan commitments. The Federal Reserve guidelines classify capital into two tiers, Tier I and Total Capital. Tier I risk based capital consists primarily of shareholders' equity. Total risk based capital consists of Tier I capital plus a portion of the general allowance for loan losses.
     In addition to risk based capital requirements, the Federal Reserve requires the Company to maintain a minimum leverage capital ratio of Tier I capital to total assets.
     The Company as of December 31, 1998 and 1997 exceeds all applicable federal and state laws and regulations regarding minimum regulatory capital and is categorized as a well-capitalized bank.

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

RECENT ACCOUNTING DEVELOPMENTS

     The Financial Accounting Standards Board issued the following Statements of Financial Accounting Standards during 1997 and 1998:

SFAS No. 130 Reporting Comprehensive Income
SFAS No. 131 Disclosures about Segments of an Enterprise and Related Information SFAS No. 132 Employer's Disclosure about Pension and Other Post-Retirement
 Benefits
SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities

     SFAS No. 130 is effective for periods beginning after December 15, 1997. The Company implemented SFAS No. 130 in 1998, and its required disclosures are included in the consolidated statements of changes in shareholders' equity.
     SFAS No. 131 is effective for periods beginning after December 15, 1997. The Company's operations include only banking activities. Therefore, SFAS No. 131 imposes no additional disclosure requirements.
     SFAS No. 132, which revises employers' disclosures about pension and other post-retirement benefits, is effective for years beginning after December 31, 1997. The Company implemented SFAS No. 132 in 1998. The required disclosures have been made in the Company's consolidated financial statements.
     SFAS No. 133, which establishes accounting and reporting standards for derivative instruments and for hedging activity, is effective for fiscal years beginning after June 15, 1999. The Company adopted SFAS No. 133 effective July 1, 1998. During the three-year period ended December 31, 1998, the Company did not hold any derivative instruments, and management does not expect to enter into derivative transactions in the near future. The effect of adopting SFAS No. 133 on the consolidated financial statements of the Company is limited to the transfer of securities from held to maturity to available for sale.



YEAR 2000 READINESS
     It has been widely publicized that many computer software applications and hardware will not operate past the year 2000 without modifications. This problem results from the fact that some computer systems store dates in two-digit format (i.e., 98) instead of four-digit format (1998). On January 1, 2000, it is possible that some systems with time sensitive software programs will recognize the year as "00" and may incorrectly interpret the year as "1900."
     Union Trust, recognizing the importance of this issue, has been working on this problem for some time. The Company adopted a plan of action in 1997 to minimize the risks to the Company's operations posed by the Year 2000 event. The plan included the formation of a Technology Steering Committee to assess, monitor and review vendor compliance and certification. The committee's charter also called for it to identify clearly all systems and equipment used in the day to day operations of the Company that might be affected and to oversee the remediation of any date recognition problems thus identified.
     During 1998, guided by the stringent requirements of federal and state banking regulators and a comprehensive plan of action developed by the Technology Steering Committee, the Company completed the assessment phase, identified mission critical systems, tested all those internal systems and worked on contingency plans. It has also taken steps to verify that all third party vendors, suppliers and other related business parties are adequately prepared for the year 2000. Primarily for operational reasons, Union Trust replaced its mainframe operating system in 1995. The system vendor has certified to the Company that the system is Year 2000 compliant, and the Company has completed the validation of the system's readiness. Union Trust is currently on track with the Federal Financial Institutions Examination Council's (FFIEC) required time frames for compliance, and the Company's efforts have been examined by the bank regulators. The Company has also embarked upon an awareness program to educate its employees and customers regarding Year 2000 issues. During 1998, the Company participated in several seminars to educate the public about this issue. The Company also hosted discussion groups with area professionals to review potential areas of concern.
This program will be expanded during 1999 to include more customer communications and public seminars.
     The Company has estimated that the total costs directly relating to fixing Year 2000 issues, such as hardware purchases, software modification and system testing, will not have a material effect on the performance of the Company. The Company estimates that the total costs for evaluation, remediation and testing could amount to as much as $100,000, of which $25,000 was expensed in 1998. In addition, it is estimated that approximately 2,500 employee-hours were utilized during 1998 for related activities, which are not reflected in the above figures.
     The Company's most reasonable, likely, worst case Year 2000 scenarios may include the failure of a vendor or third party provider - which is beyond the Company's control. In the event a failure occurs, the Company will implement manual contingency systems without serious impact on the Company's financial condition. The Company has created contingency plans for all mission critical functions. These plans will be tested in 1999 based on the latest FFIEC guidelines.
     Management believes the Company is adequately addressing the Year 2000 issue and that the current preparations and testing being conducted throughout the organization seek to minimize any potential adverse effects on the Company or its customers.

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS DECEMBER 31, 1998 AND 1997

                                                    1998             1997

ASSETS
Cash and due from banks  (note 2)              $  7,845,223      $  7,650,086
Federal funds sold                                9,268,135         2,251,105
Available for sale securities, at market
   value  (note 3)                              103,370,494        60,646,731
Held to maturity securities, at cost  (note 4)
   (market value $4,503,123 and $33,242,473 at
    December 31, 1998 and 1997, respectively)     4,375,981        32,799,686
Other investment securities at cost, which
    approximates market value                     3,557,700         2,618,700
Loans held for sale                               6,137,956         3,138,218

LOANS  (note 5):
Real estate                                      73,294,736        67,839,337
Commercial and industrial                        15,979,032        18,565,543
Municipal                                         5,798,085         4,851,637
Consumer                                         15,327,356        15,805,611
                                                110,399,209       107,062,128
Deferred loan costs (fees)                           23,222           (24,160)
Less allowance for loan losses  (note 6)          2,434,636         2,212,740
Net loans                                       107,987,795       104,825,228
Premises, furniture and equipment, net  (note 8)  2,653,775         2,842,151
Other assets  (notes 7, 9, 13 and 14)             5,997,746         5,787,926
Total assets                                   $251,194,805      $222,559,831

LIABILITIES
DEPOSITS
Demand deposits                                $ 22,823,763      $ 20,574,024
Savings deposits (including NOW deposits
   totaling $37,114,944 in 1998 and
   $36,185,785 in 1997)                          66,796,459        65,161,440
Money market accounts                            18,751,256        15,008,720
Time deposits  (note 10)                         79,657,538        76,641,681
Total deposits                                  188,029,016       177,385,865
Advances from Federal Home Loan Bank (note 11)   20,451,250         9,273,250
Other borrowed funds  (note 12)                   8,965,977         5,690,975
Other liabilities  (notes 13 and 14)              5,008,844         4,206,501
Total liabilities                               222,455,087       196,556,591
Contingent liabilities and commitments
   (notes 16 and 17)

SHAREHOLDERS' EQUITY
Common stock, $12.50 par value.
  Authorized 1,200,000 shares,
 issued 485,544 in 1998 and 1997               $  6,069,300      $  6,069,300
Surplus                                           3,963,432         3,948,797
Retained earnings  (note 15)                     17,833,973        15,708,089
Net unrealized gain on available
 for sale securities net of deferred
 tax asset of $598,622 and $225,507
 at 1998 and 1997, respectively  (note 3)         1,162,032           437,749
Treasury stock, at cost (3,648 shares in 1998 and
   2,621 shares in 1997)                           (289,019)         (160,695)
Total shareholders' equity                       28,739,718        26,003,240
Total liabilities and shareholders' equity     $251,194,805      $222,559,831

The accompanying notes are an integral part of these consolidated financial statements.


UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                             1998         1997        1996

INTEREST AND DIVIDEND INCOME
Interest and fees on loans                $10,240,991 $ 9,659,971 $ 9,191,876
Interest on securities available for sale   5,113,775   5,182,071   5,256,042
Interest on securities held to maturity     1,420,204   1,303,582     244,561
Interest on federal funds sold                325,740      40,728      75,889
Total interest income                      17,100,710  16,186,352  14,768,368

INTEREST EXPENSE
Interest on savings deposits                1,131,252   1,119,098   1,171,987
Interest on money market accounts             560,186     481,714     477,720
Interest on time deposits                   4,222,178   4,298,169   3,751,703
Interest on short-term borrowings           1,260,487     835,212     229,434
Total interest expense                      7,174,103   6,734,193   5,630,844
Net interest income                         9,926,607   9,452,159   9,137,524
Provision for loan losses  (note 6)           285,000     120,000     120,000
Net interest income after provision
 for loan losses                            9,641,607   9,332,159   9,017,524

NONINTEREST INCOME
Net securities gains (losses)  (note 3)        31,842      (1,463)      2,718
Trust department income                       726,180     594,961     488,498
Service charges on deposit accounts           331,574     343,272     337,625
VISA income                                   642,097     611,239     495,203
Loan department income                        554,120     352,534     360,475
Other income                                  869,599     707,663     522,612
Total noninterest income                    3,155,412   2,608,206   2,207,131
Income before noninterest expenses         12,797,019  11,940,365  11,224,655

NONINTEREST EXPENSE
Salaries and wages                          3,182,478   3,040,454   2,972,682
Pension and other employee
 benefits  (note 13)                          976,522     977,292   1,036,792
Insurance                                      97,853     112,761      95,310
FDIC insurance                                 20,859      20,312       1,500
Net occupancy expenses                        955,316     888,014     845,255
Equipment expenses                            289,376     278,267     233,617
Advertising                                   176,649     211,180     266,544
Supplies                                      272,239     212,258     214,975
Postage                                       154,161     161,254     131,246
Telephone                                     141,738     143,499     142,971
Other professional fees                       319,975     347,608     235,280
Other expenses                              1,825,825   1,622,994   1,546,511
Total noninterest expenses                  8,412,991   8,015,893   7,722,683
Income before income taxes                  4,384,028   3,924,472   3,501,972
Income taxes  (note 14)                     1,294,000   1,224,000   1,050,000
Net income                                 $3,090,028  $2,700,472  $2,451,972

Net income per common share                $     6.41  $     5.59  $     5.07
Cash dividends declared per common share   $     2.00  $     1.83  $     1.67

Weighted average common shares outstanding    482,061     483,022     484,067

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 1998, 1997 and 1996

                                                       ACCUMULATED
                                                         OTHER        SHARE-
             COMMON             TREASURY    RETAINED  COMPREHENSIVE   HOLDERS'
             STOCK    SURPLUS     STOCK     EARNINGS     INCOME       EQUITY

Balance at December 31,
 1995     $6,069,300 $3,948,485 $ (70,013) $12,278,912 $  567,810  $22,794,494

Net income,
 1996              0          0         0    2,451,972          0    2,451,972
Change in net unrealized
 gain (loss) on available
 for sale securities, net of
 tax of $382,120   0          0         0            0   (739,270)    (739,270)
Total comprehensive
 income            0          0         0    2,451,972   (739,270)   1,712,702
Sale of 222 shares
 treasury stock    0        312    15,498            0          0       15,810
Repurchase of 18 shares
 treasury stock    0          0    (1,520)           0          0       (1,520)
Cash dividends
 declared          0          0         0     (807,628)         0     (807,628)
Balance at December
 31, 1996 $6,069,300 $3,948,797 $ (56,035) $13,923,256 $ (171,460) $23,713,858

Net income,
 1997              0          0         0    2,700,472          0    2,700,472
Change in net unrealized gain
 (loss) on available for sale
 securities, net of tax
 of $313,835       0          0         0            0    609,209      609,209
Total comprehensive
 income            0          0         0    2,700,472    609,209    3,309,681
Sale of 97 shares
 treasury stock    0          0     8,780            0          0        8,780
Repurchase of 1,250 shares
 treasury stock    0          0  (113,440)           0          0     (113,440)
Payment for fractional shares
 totaling 245.81
 shares            0          0         0      (29,699)         0      (29,699)
Cash dividends
 declared          0          0         0     (885,940)         0     (885,940)
Balance at December
 31, 1997 $6,069,300 $3,948,797 $(160,695) $15,708,089 $  437,749  $26,003,240

Net income,
 1998              0          0         0    3,090,028          0    3,090,028
Change in net unrealized gain
 (loss) on available for sale
 securities, net of tax
 of $373,116       0          0         0            0    724,283      724,283
Total comprehensive
 income            0          0         0    3,090,028    724,283    3,814,311
Sale of 425 shares
 treasury stock    0          0    53,546            0          0       53,546
Repurchase of 1,452 shares
 treasury stock    0          0  (181,870)           0          0     (181,870)
Redeem minority interest
 shareholders      0     14,635         0            0          0       14,635
Cash dividends
 declared          0          0         0     (964,144)         0     (964,144)
Balance at December
 31, 1998 $6,069,300 $3,963,432 $(289,019) $17,833,973 $1,162,032  $28,739,718



The accompanying notes are an integral part of these consolidated financial statements.
UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH
FLOW

Years ended December 31, 1998, 1997 and 1996

                                          1998           1997          1996

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Net income                           $   3,090,028  $  2,700,472  $  2,451,972

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED BY OPERATING ACTIVITIES

Depreciation, amortization and accretion   469,072       (44,744)      441,931
Provision for loan losses                  285,000       120,000       120,000
Net (gain) loss on sale of available
 for sale securities                       (31,842)        1,463        (2,718)
Net (gain) loss on sale of equipment         6,467           944        (3,778)
(Gain) loss on sale of other
 real estate owned                               0        22,390       (16,918)
Provision for other real estate owned            0        15,000        15,000
Originations of loans held for sale    (23,861,002)   (8,526,648)  (11,993,334)
Proceeds from loans held for sale       20,861,264     8,629,484     9,979,727
Net change in other assets                 (16,783)     (315,375)     (455,947)
Net change in other liabilities          3,722,472       553,860       526,397
Net change in deferred loan
 origination fees                          (47,382)       49,374      (129,963)
Provision for deferred income
 tax (benefit) expense                    (211,280)     (100,000)      (91,529)
Net cash provided by operating
 activities                           $  4,266,014   $ 3,106,220    $  840,840

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available
 for sale securities                  $ 13,525,454   $41,170,105    $3,001,060
Purchase of available for
 sale securities                       (54,796,618)  (41,533,761)  (35,337,132)
Proceeds from maturities and
 principal payments on available
 for sale securities                    28,548,951    14,856,692    26,876,205
Purchase of held to maturity securities (4,804,544)  (29,663,803)   (1,605,000)
Proceeds from maturities and
 principal payments on held to
 maturity securities                     4,347,687     2,082,547       945,192
Purchase of other investment securities    939,000             0             0
Proceeds from sales of other real estate owned   0       429,528       380,000
Net increase in loans to customers      (3,400,185)   (6,108,042)   (7,715,503)
Proceeds from sales of fixed assets          7,900             0        16,541
Capital expenditures                      (286,810)     (368,255)     (207,087)
Net cash used by investing activities $(17,797,165) $(19,134,989) $(13,645,724)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in demand, savings and
   money market accounts                  7,627,294    2,028,542   (1,652,257)
Increase in time deposits                 3,015,857    8,911,856    2,739,855
Net changes in short-term borrowed funds 11,178,000    6,407,681    8,446,544
Payment to eliminate fractional shares            0      (29,699)           0
Purchase of treasury stock                 (181,870)    (113,440)      (1,520)
Sale of treasury stock                       53,546        8,780       15,810
Elimination of minority shares               14,635            0            0
Dividends paid                             (964,144)    (885,940)    (807,628)
Net cash provided by financing
 activities                            $ 20,743,318 $ 16,327,780   $8,740,804
Net (decrease) increase in cash
 and cash equivalents                     7,212,167      299,011   (4,064,080)
Cash and cash equivalents at
 beginning of year                        9,901,191    9,602,180   13,666,260
Cash and cash equivalents at
 end of year                           $ 17,113,358  $ 9,901,191   $9,602,180


The accompanying notes are an integral part of these consolidated financial statements.
                                    1998         1997          1996

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION

Interest paid                 $   7,174,676 $  6,501,460 $   5,665,358
Income taxes paid             $   1,518,991 $  1,425,987 $   1,077,250


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Net  increases (decreases) required by Statement
   of Financial Accounting Standards No. 115
   "Available for Sale Securities"    $ 1,097,399   $  923,044  $(1,121,390)
Deferred income tax assets            $  (373,116)  $ (313,835) $   382,120
Net unrealized gain (loss) on available
   for sale securities                $   724,283   $  609,209  $  (739,270)
Cost of held to maturity securities transferred
   to available for sale              $28,502,694   $        0  $         0
Unrealized gain on securities transferred to
  available for sale, net of deferred taxes
  of $138,627                         $   269,100   $        0  $         0

The accompanying notes are an integral part of these consolidated financial statements.


UNION BANKSHARES COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1998 and 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Business
     Union Bankshares Company (the Company) provides a full range of banking services to individual and corporate customers through its subsidiary and branches in Maine. It is subject to regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     Operating Segments
     The Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 131, "Disclosures about
Segments of an Enterprise and Related Information," effective January 1, 1998. The Company's operations are comprised of a single operating segment; therefore, SFAS No. 131 imposes no additional disclosure requirements.

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


     Earnings and Cash Dividends per Share
     At December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share," and No. 129, "Disclosure of Information about Capital Structure." These standards have no effect on the financial statements as the Company has no dilution of earnings per share and the Company's capital disclosures meet the requirements of SFAS No. 129. Earnings per share is based upon the average number of common shares outstanding during each year.

     Investments
     The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on July 1, 1998. The Company does not hold any derivative instruments or engage in hedging activities, therefore, adoption of SFAS No. 133 on the financial statements of the Company is limited to the transfer of held to maturity securities to available for sale upon adoption of the standard.

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

     Held to Maturity Securities
     Held to maturity securities consist of debt securities that the Company has the positive intent and ability to hold until maturity. Debt securities classified as held to maturity are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts. When decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis for the security.

     Other Investment Securities
     Other investment securities consist of Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank stock. These securities are carried at cost, which approximates market value at December 31, 1998 and 1997.

     Loans Held for Sale
     Loans held for sale are loans originated for the purpose of potential subsequent sale. These loans are carried at the lower of cost or market at December 31, 1998 and 1997. Gains and losses on the sale of these loans are computed on the basis of specific identification.

     Loan Servicing
     Mortgage loans serviced for others are not included in the accompanying balance sheet. The Bank recognizes a loan servicing fee for the difference between the principal and interest payment collected on the loan and the payment remitted to the investor. Effective January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities," which requires capitalization of mortgage servicing rights for loans originated after January 1, 1996. The impact of adoption of SFAS No. 125 was not material to the Company's financial statement.

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

     Cash and Cash Equivalents
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     Comprehensive Income
     The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998. The required disclosures for all periods presented are included in the consolidated statement of changes in shareholders' equity. Comprehensive income includes both net income and other comprehensive income. The only component of other comprehensive income is net unrealized gains and losses on available for sale securities, net of deferred taxes.

2.          CASH AND DUE FROM BANK ACCOUNTS
     The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 1998 was $2,781,000. In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by FDIC.

3.   AVAILABLE FOR SALE SECURITIES
     The Company carries available for sale securities at fair value. A summary of the cost and fair values of available for sale securities at December 31, 1998 and 1997 is as follows:

                                            Gross       Gross
                               Amortized  Unrealized  Unrealized   Carrying &
                                 Cost        Gains     Losses     Fair Value

                                 1998         1998       1998          1998

U.S. Treasury securities and other
  U.S. Government agencies   $ 92,637,535  $1,424,490  $(91,311)  $ 93,970,714
Obligations of state and
 political subdivisions         8,499,474     272,654    (3,573)     8,768,555
Other securities                  472,829     158,396         0        631,225
Totals                       $101,609,838  $1,855,540  $(94,884)  $103,370,494

                                 1997          1997      1997          1997

U.S. Treasury securities and other
   U.S. Government agencies   $59,510,645    $637,037  $(42,176)   $60,105,506
Other securities                  472,829      68,396         0        541,225
Totals                        $59,983,474    $705,433  $(42,176)   $60,646,731

     The amortized cost and fair value of available for sale debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Amortized      Fair
                                                     Cost        Value

Due in one year or less                         $  3,131,909  $  3,152,651
Due in one year through five years                13,754,454    13,959,125
Due after five years through ten years            45,558,377    46,531,817
Due after ten years                               38,692,269    39,095,676
Totals                                          $101,137,009  $102,739,269

     Upon adoption of SFAS No. 133, an entity is allowed to change the classification of its securities from held to maturity to available for sale. The Company reclassified certain held to maturity investments to available for sale with a cost of $28,502,694 and an unrealized gain of $407,727 upon adoption of SFAS No. 133 on July 1, 1998.
     Proceeds from the sale of securities were $13,525,454, $41,170,105 and $3,001,060 in 1998, 1997 and 1996, respectively. Gross realized gains were $58,719, $116,446 and $8,638 in 1998, 1997 and 1996, respectively. Gross realized losses were $26,877, $117,909 and $5,920 in 1998, 1997 and 1996, respectively.




4.   HELD TO MATURITY SECURITIES
     The carrying amounts of held to maturity securities for 1998 and 1997 as shown in the Company's consolidated balance sheets, and their approximate fair values at December 31, are as follows:

                                           Gross       Gross
                               Book     Unrealized    Unrealized   Fair
                               Value      Gains       Losses      Value

                               1998        1998        1998        1998

Obligations of state and
   political subdivisions   $4,375,981    $140,142  $(13,000)   $4,503,123
Totals                      $4,375,981    $140,142  $(13,000)   $4,503,123


                               1997         1997        1997        1997

Obligations of state and
   political subdivisions $  6,985,439    $113,508 $  (2,565) $  7,096,382
U.S. Government agencies    25,814,247     334,905    (3,061)   26,146,091
Totals                     $32,799,686    $448,413 $  (5,626)  $33,242,473

     The amortized cost and fair value of held to maturity securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized           Fair
                                            Cost            Value

Due in one year or less                 $  150,110        $  152,703
Due after one year through five years    1,610,612         1,673,821
Due after five years through ten years   1,235,259         1,289,359
Due after ten years                      1,380,000         1,387,240
Totals                                  $4,375,981        $4,503,123

     Nontaxable interest income on municipal investments was $507,771, $274,081 and $235,486 for 1998, 1997 and 1996, respectively.

5.  LOANS
     At December 31, 1998 and 1997, loans on nonaccrual status totaled approximately $534,000 and $503,000, respectively. If interest had been accrued on such loans, interest income on loans would have been approximately $40,000, $39,000 and $32,000 higher in 1998, 1997 and 1996, respectively. Loans delinquent by 90 days or more that were still on accrual status at December 31, 1998 and 1997 totaled approximately $47,000 and $209,000, respectively.
     In the ordinary course of business, the Company's subsidiary granted loans to the executive officers and directors of the Company and its subsidiary, and to affiliates of directors. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility.
     The balance of loans to related parties amounted to $2,258,380 and $3,655,081 at December 31, 1998 and 1997, respectively. New loans granted to related parties in 1998 totaled $946,303; payments and reductions amounted to $2,343,004.


6.    ALLOWANCE FOR LOAN LOSSES
     Analysis of the allowance for loan losses is as follows for the years ended December 31, 1998, 1997 and 1996:

                                         1998        1997         1996

Balance, beginning of year           $2,212,740   $2,083,831    $1,878,169
Provision for loan losses               285,000      120,000       120,000
Balance before loan losses            2,497,740    2,203,831     1,998,169
Loans charged off                       112,810      225,365        87,823
Less recoveries on loans charged off     49,706      234,274       173,485
Net loan charge-off (recoveries)         63,104       (8,909)      (85,662)
Balance, end of year                 $2,434,636   $2,212,740    $2,083,831

     Impairment of loans having recorded investments of $207,686 at December 31, 1998 and $21,728 at December 31, 1997 has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during both 1998 and 1997 was $69,229 and $21,000, respectively. The total allowance for loan losses related to these loans was $170 and $217 on December 31, 1998 and 1997, respectively. There was no interest income recognized on impaired loans in 1998, 1997 and 1996.

7.   LOAN SERVICING
     The Bank services loans for others amounting to $57,721,623 at December 31, 1998. Mortgage servicing rights of $207,659 and $149,153 were capitalized in 1998 and 1997, respectively, and have been written down to their fair value of $203,504 and $91,096 through a valuation allowance at December 31, 1998 and 1997, and are included in other assets. Amortization of mortgage servicing rights were $53,613 and $28,227 in 1998 and 1997, respectively.

8.   PREMISES, FURNITURE AND EQUIPMENT

     Detail of bank premises, furniture and equipment is as follows:

                                                1998           1997

Land                                        $   133,378    $   133,378
Buildings and improvements                    3,462,435      3,432,891
Furniture and equipment                       3,432,249      3,269,618
Leasehold improvements                          469,221        469,221
                                             $7,497,283     $7,305,108
Less accumulated depreciation                 4,843,508      4,462,957
                                             $2,653,775     $2,842,151

     At December 31, 1998, the Bank was obligated under a number of noncancellable leases for premises and equipment that are accounted for as operating leases. Leases for real property contain original terms from 2 to 20 years with renewal options up to 20 years. Management expects that, in the normal course of business, most leases will be renewed or replaced by other leases, or, when available, purchase options may be exercised.
     Rental expense was $127,953 in 1998, $114,168 in 1997 and $80,144 in
1996.
     The minimum annual lease commitments through 2003 under noncancellable leases in effect at December 31, 1998 are as follows:

         Year Ending December 31,        Amount
                  1999                  $129,196
                  2000                  $130,723
                  2001                  $132,274
                  2002                  $133,850
                  2003                  $135,452


9.   OTHER REAL ESTATE OWNED
     Other real estate owned is included in other assets and amounts to $375,506 at December 31, 1998 and 1997, respectively. Activity in the allowance for losses on other real estate owned for the years ended December 31, is as follows:

                                        1997           1996
Balance, beginning of year         $   93,082      $  95,000
Provisions charged to income           15,000         15,000
Adjustment to market                 (108,082)       (16,918)
Balance, end of year               $        0      $  93,082

     There was no activity in the allowance for losses on other real estate owned during 1998.

10.  DEPOSITS
     The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $11,479,860 and $10,757,741 in 1998 and 1997, respectively.
     At December 31, 1998, the scheduled maturities of time deposits were as follows:

                     1999              $66,777,738
                     2000                8,547,220
                     2001                2,868,597
                     2002                1,463,983
                      Total            $79,657,538

11.  ADVANCES FROM FEDERAL HOME LOAN BANK
     Advances from the Federal Home Loan Bank are summarized as follows:

                 Interest Rates at
                 December 31, 1998       1998             1997

Fixed advances     5.84% to 7.23% $     451,250     $   273,250
Variable advances  4.89% to 5.71%    20,000,000       9,000,000
                                    $20,451,250      $9,273,250

     Pursuant to the collateral agreements with the Federal Home Loan Bank (FHLB), advances are collateralized by stock in the FHLB, qualifying first mortgage loans and available for sale securities.
     Advances at December 31, 1998 mature as follows:

     2002        2005     2007       2008       2010     2012     2013
 $4,000,000    $55,000  $84,250  $16,089,000  $55,000  $79,000  $89,000

12.  OTHER BORROWED FUNDS
     Securities sold under agreements to repurchase generally mature within one day from the transaction date. At December 31, 1998, securities with a fair value of $24,623,031 were pledged to secure other borrowed funds. Information concerning securities sold under agreements to repurchase at December 31, 1998 is summarized as follows:

     Average balance during the year                $6,485,367
     Average interest rate during the year               4.05%
     Maximum month-end balance during the year      $9,512,901

13.  EMPLOYEE BENEFITS

     The Company adopted SFAS No. 132, "Employer's Disclosure about Pension and Other Post-Retirement Benefits," in 1998. This statement, which revises employers' disclosures about pension and post-retirement benefits, is effective for years beginning after December 31, 1997.

     Pension Plan
     The Company's subsidiary has a noncontributory defined benefit pension plan covering substantially all permanent full-time employees. The benefits are based on employees' years of service and the average of their three highest consecutive rates of annual salary preceeding retirement.
     It is the subsidiary's policy to fund the plan sufficiently to meet the minimum requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.
     Pension expense amounted to $39,145, $124,079 and $122,702 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Post-Retirement Benefits Other Than Pensions
     The Company sponsors a post-retirement benefit program that provides medical coverage and life insurance benefits to certain employees and directors who meet minimum age and service requirements. Active employees and directors accrue benefits over a 25-year period.
     The following table sets forth the benefit obligations, fair value of plan assets and funded status for the Company's pension and other post-retirement benefit plans at December 31, 1998 and 1997.

                                        1998                   1997

                                Pension       Other      Pension      Other
                                Benefits    Benefits    Benefits     Benefits
Change in Benefit Obligations

     Benefit obligations at
       beginning of year      $4,262,973  $ 1,413,233  $4,347,390  $ 1,304,704
     Service cost                151,631       63,635     177,524       59,472
     Interest cost               288,111       97,391     293,016       89,543
     Actuarial gain              138,734       64,090    (329,755)           0
     Benefits paid              (232,314)     (40,486)   (225,202)     (40,486)
     Benefit obligations at
      end of year             $4,609,135  $ 1,597,863  $4,262,973  $ 1,413,233

Change in Plan Assets

   Fair value of plan assets
    at beginning of year      $4,782,945  $         0  $4,157,524  $         0
   Actual return on plan assets  708,384            0     708,897            0
     Employer contributions            0            0     141,726            0
     Benefits paid              (232,314)           0    (225,202)           0
     Fair value of plan assets
      at end of year          $5,259,015  $         0  $4,782,945   $        0

Funded Status                 $  649,880  $(1,597,863) $  519,972   $(1,413,233)
     Unrecognized net
      actuarial gain (loss)     (274,284)     194,711     (78,907)     130,621
     Unamortized prior
       service cost              (30,850)           0     (33,396)           0
     Unrecognized transition
    (net asset) net obligation  (108,264)     639,900    (132,042)     685,500
     Prepaid (accrued) benefit cost,
      included in other assets
       or other liabilities   $  236,482  $  (763,252) $  275,627   $ (597,112)

Net periodic benefit cost includes the following components:

                             1998               1997              1996

                       Pension  Other     Pension  Other     Pension   Other
                       Benefits Benefits   Benefits Benefits  Benefits Benefits

Service cost          $151,631  $ 63,635  $177,524 $ 59,472  $165,142 $ 55,581
Interest cost          288,111    97,391   293,016   89,543   281,514   82,697
Expected return on
 plan assets          (374,273)        0  (326,921)       0  (309,348)       0
Recognized net actuarial
 (gain) loss                 0         0     6,784        9    11,718      615
Amortization (Accretion) of
     unrecognized transition asset
     or obligation     (23,778)   45,600   (23,778)  45,600   (23,778)  45,600
Amortization of prior
 service cost           (2,546)        0    (2,546)       0    (2,546)       0
Net periodic benefit
 cost                 $ 39,145  $206,626  $124,079 $194,624  $122,702 $184,493

Weighted-average assumptions as of December 31

     Discount rate       6.75%     6.75%     7.00%    7.00%     7.00%    7.00%
     Expected return on
       plan assets       8.00%         -     8.00%        -     8.00%        -
     Rate of compensation
       increase          4.00%     5.00%     4.00%    5.00%     5.00%    5.00%

     For measurement purposes, the annual rates of increase in the per capita health care cost of covered benefits were 11%, 11% and 12% for 1998, 1997 and 1996, respectively. The annual rate of increase in per capita health care costs are assumed to decrease annually by 1% until the year 2002 (which at that time will be 6%) and later.
     The effects of a one-percentage-point change in the assumed health care cost trend rate on the aggregate service and interest cost components of the net periodic post-retirement health care benefit cost would be:

                                  1 Percentage                   1 Percentage
                                 Point Increase                 Point Decrease
                                1998        1997        1996        1998

Effect on total service and
 interest components         $ 43,505    $ 39,845     $ 33,254   $ (33,525)

Effect on post-retirement
 benefit obligation          $344,334    $332,820     $251,772   $(274,276)

The effects of a one-percentage-point decrease in the assumed health care cost trend rate on the aggregate service and interest cost components of the net periodic post-retirement benefit cost and the accumulated post-retirement benefit obligation for health care benefits are not available for 1997 and 1996.

     401(k) Plan
     The Company has a noncontributory 401(k) plan for employees who meet certain service requirements.

14.  INCOME TAXES
     Income tax expense (benefit) consists of the following:

                                     Current       Deferred    Total
1998
  Federal                          $1,023,720     $211,280  $1,235,000
  State                                59,000            0      59,000
                                   $1,082,720     $211,280  $1,294,000

1997
  Federal                          $1,176,733   $    2,267  $1,179,000
  State                                45,000            0      45,000
                                   $1,221,733   $    2,267  $1,224,000

1996
  Federal                          $1,101,529    $(91,529)  $1,010,000
  State                                40,000           0       40,000
                                   $1,141,529    $(91,529)  $1,050,000

     The actual tax expense for 1998, 1997 and 1996 differs from the "expected" tax expense for those years (computed by applying the applicable U.S. Federal Corporate Tax Rate to income before income taxes) due to the following:


                                  1998              1997           1996
                           Amount     % of     Amount   % of  Amount   % of
                                     Pretax            Pretax         Pretax
                                    Earnings          Earnings       Earnings

Computed "expected"
 tax expense           $1,490,570  34.0%  $1,334,320  34.0%  $1,190,670  34.0%
Nontaxable income on
 obligations of states
 and political
 subdivisions            (247,762) (5.7%)   (158,781) (4.1%)   (143,854) (4.1%)
Other                      51,192   1.2%      48,461   1.3%       3,184    .1%
                       $1,294,000  29.5%  $1,224,000  31.2%  $1,050,000  30.0%

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:

DEFERRED TAX ASSETS                            1998            1997

Allowance for loan losses                 $   849,232     $   752,332
Deferred compensation                         325,013         287,260
Post-retirement benefits                      259,674         203,187
Other                                          56,877          54,980
Deferred tax assets                        $1,490,796      $1,297,759

DEFERRED TAX LIABILITIES

Unrealized gain on available for sale securities   $  598,622  $  225,508
Allowance for loan losses                             170,114     170,114
Premises, furniture and equipment, principally due to
   differences in depreciation                        256,007     273,499
Prepaid pension expense                                80,676      93,985
Cash surrender value of life insurance                 36,386      36,386
Other                                                  18,010       5,450
Deferred tax liabilities                           $1,159,815   $ 804,942

     The Bank has sufficient refundable taxes paid in available carry back years to fully realize its recorded deferred tax asset of $1,490,796 at December 31, 1998. The deferred tax asset and liability are included in other assets and other liabilities on the balance sheet at December 31, 1998 and 1997.

15.  REGULATORY MATTERS
     The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices.
The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk weightings and other factors.
     Quantitive measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.
     As of December 31, 1998, the most recent notification from the
Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework. To be so categorized, the Bank must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. Management believes no conditions or events that would alter the Bank's categorization have occurred since the Board's notification.
     The actual capital amounts and ratios for the Bank as of December
31, 1998 and 1997 are presented in the table below:
                           December  31, 1998
                                                          To Be Well
                                                      Capitalized Under
                                     For Capital      Prompt Corrective
                       Actual     Adequacy Purposes   Action Provisions
                   Amount  Ratio     Amount  Ratio      Amount     Ratio
Total capital
(to risk weighted
 assets)       $28,490,327  21.6%  >$10,540,400  >8.0%   >$13,175,500  >10.0%

Tier I capital
(to risk weighted
 assets)       $26,833,327  20.4%  >$ 5,270,200  >4.0%   >$ 7,905,300  > 6.0%

Tier I capital
(to average
 assets)       $26,833,327  10.7%  >$ 7,500,060  >3.0%   >$12,500,100  > 5.0%


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

Total capital
(to risk weighted
 assets)        $25,793,168  21.8%  >$9,456,880  >8.0%  >$11,821,100 >10.0%

Tier I capital
(to risk weighted
 assets)        $25,095,168  21.2%  >$4,728,440  >4.0%  >$ 7,092,660 > 6.0%

Tier I capital
(to average
 assets)        $25,095,168  11.4%  >$8,836,560  >4.0%  >$11,045,700 > 5.0%

     The actual capital amounts and ratios for the Company are not materially different from those for the Bank.
     The Company may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause the capital of the Company to be reduced below the capital requirements imposed by the Federal Reserve.

16. FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK
     In the normal course of business, the Bank is a party to financial instruments with off balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. At December 31, 1998, the following financial instruments, whose contract amounts represent credit risk, were outstanding:
                                                        Contract Amount
                                                             1998
Commitments to extend credit                              $30,769,000
Standby letters of credit                                 $   195,000
Unadvanced portions of construction loans                 $ 1,564,000
Total                                                     $32,528,000

     The Bank's exposure to credit loss in the event of nonperformance by the other parties to the above financial instruments is represented by the contractual amounts of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank upon the credit extension, is based on management's credit evaluation of the counterparty. The types of collateral held include residential and commercial real estate and, to a lesser degree, personal property, business inventory and accounts receivable.
     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.
     The Bank grants residential, commercial and consumer loans principally to customers in Maine's Hancock and Washington counties. Although the loan portfolio is diversified, a substantial portion of the debtors' ability to honor their contracts depends upon local economic conditions, especially in the real estate sector. At December 31, 1998, there were no borrowers whose total indebtedness to the Bank exceeded 10% of the Bank's shareholders' equity.
     The consolidated balance sheets do not include various contingent liabilities such as liabilities for assets held in trust. Management does not anticipate any loss as a result of these contingencies.

17.  LITIGATION
     At December 31, 1998, the Company was involved in litigation arising from normal banking, financial and other activities of the Bank.
Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.


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

     Cash, Due from Banks and Federal Funds Sold
     The fair value of cash, due from banks and federal funds sold approximates their relative book values at December 31, 1998 and 1997, as these financial instruments have short maturities.

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

     Other Investment Securities, Federal Home Loan Bank Stock and Federal Reserve Bank Stock
     The fair market value of these financial instruments approximates the book value as these instruments do not have a market, nor is it practical to estimate their fair value without incurring excessive costs.

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

     Limitations
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These values do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The latter may include deferred tax assets, bank premises and equipment and other real estate owned. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.
     A summary of the fair values of the Company's significant financial instruments at December 31, 1998 and 1997 follows:
                                  1998                      1997

                          Carrying  Estimate of    Carrying   Estimate of
                           Value     Fair Value     Value      Fair Value
ASSETS
Cash, due from banks and federal
   funds sold             $ 17,113,358  $ 17,113,358  $  9,901,191 $  9,901,191
Available for sale
 securities                103,370,494   103,370,494    60,646,731   60,646,731
Held to maturity securities  4,375,981     4,503,123    32,799,686   33,242,473
Other investment securities  3,557,700     3,557,700     2,618,700    2,618,700
Loans                      107,987,795   108,860,924   104,825,228  105,381,313
Loans held for sale          6,137,956     6,137,956     3,138,218    3,138,218
Accrued interest receivable  2,368,736     2,368,736     2,261,257    2,261,257

LIABILITIES
Deposits                   188,029,016   189,881,877   177,385,865  178,901,792
Accrued interest payable     1,005,749     1,005,749     1,005,706    1,005,706
Advances from Federal
 Home Loan Bank             20,451,250    20,451,250     9,273,250    9,273,250
Other borrowed funds         8,965,977     8,965,977     5,690,975    5,690,975


19.  PARENT-ONLY CONDENSED FINANCIAL STATEMENTS
     The condensed financial statements of Union Bankshares Company as of December 31, 1998 and 1997 and for each of the years ended December 31, 1998, 1997 and 1996 are presented as follows:


BALANCE SHEET
December 31, 1998 and 1997             1998             1997

ASSETS
Cash                               $    70,198     $    18,786
Investment in subsidiary            28,093,905      25,469,344
Other assets                           870,000         779,827
Total assets                       $29,034,103     $26,267,957

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                  $   240,948     $   241,462
Other liabilities                       53,854          23,255
Shareholders' equity                28,739,301      26,003,240
Total liabilities and
 shareholders' equity              $29,034,103     $26,267,957


STATEMENTS OF INCOME
Years ended December 31, 1998, 1997, and 1996
                                        1998            1997         1996

Dividend income                    $   971,354     $   887,466   $1,274,684
Equity in undistributed earnings
 of subsidiary                       1,945,460       1,682,019    1,153,258
Other income                           181,870         140,804       29,868
Total income                        $3,098,684      $2,710,289   $2,457,810
Operating expenses                       8,656           9,817        5,839
Net income                          $3,090,028      $2,700,472   $2,451,971

STATEMENTS OF CASH FLOWS
Years ended December 31, 1998, 1997 and 1996

                                       1998             1997         1996

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                             $ 3,090,028   $ 2,700,472  $ 2,451,971

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
Undistributed earnings of subsidiary   $(1,945,460)  $(1,682,019) $(1,153,258)
Increase in other assets                      (173)      (39,970)    (471,604)
Decrease in other liabilities                    0             0      (29,868)
Increase (decrease) in dividends payable      (515)       39,558           85
Net cash provided by operating
 activities                            $ 1,143,880   $ 1,018,041  $   797,326

CASH FLOWS FROM FINANCING ACTIVITIES

Payment to eliminate fractional shares $         0   $   (29,699) $         0
Dividends paid                            (964,144)     (885,940)    (807,628)
Purchase of treasury stock                (181,870)     (113,440)      (1,520)
Sale of treasury stock                      53,546         8,780       15,810
Net cash used by financing activities   (1,092,468)   (1,020,299)    (793,338)
Net increase (decrease) in cash and cash
  equivalents                               51,412        (2,258)       3,988
Cash and cash equivalents,
 beginning of year                          18,786        21,044       17,056
Cash and cash equivalents, end of year  $   70,198   $    18,786  $    21,044

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Net increase (decrease) in net unrealized gain
  on available for sale securities      $  724,283   $   609,209  $  (739,270)

Elimination of minority shares              14,635             0            0



                      INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Union Bankshares Company

We have audited the accompanying consolidated balance sheets of Union Bankshares Company and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above represent fairly, in all material respects, the consolidated financial position of Union Bankshares Company and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Berry, Dunn, McNeil & Parker
Portland, Maine
January 22, 1999


UNION BANKSHARES COMPANY &
UNION TRUST COMPANY DIRECTORS

Arthur J. Billings                            David E. Honey
President, Barter Lumber Company              Retired, Former Manager
                                              Swans Island Electric Coop
Peter A. Blyberg
President                                     James L. Markos, Jr.
                                              General Manager,
Robert S. Boit                                Maine Shellfish Company, Inc.
Retired, Former President

Blake B. Brown                                Casper G. Sargent, Jr.
President & Owner, Brown's Appliance and TV   Owner, Sargent's Real Estate Corp.

Richard C. Carver                             John V. Sawyer II
Owner, Carver Oil Co.                         Chairman of the Board; Retired
& Carver Shellfish                            President, Worcester-Sawyer Agency

Peter A. Clapp                                Stephen C. Shea
President, Blue Hill Garage                   Treasurer, E. L. Shea, Inc.;
                                              President, Shea Leasing
Sandra H. Collier
Attorney at Law,                              Richard W. Teele
Sandra Hylander Collier Law Offices           Secretary; Retired Former
                                              Executive Vice President &
                                              Treasurer
Robert B. Fernald
Treasurer, A. C. Fernald Sons, Inc.           Paul L. Tracy
& Jordan Fernald                              President, Owner, Winter Harbor
                                              Agency; Vice President, Co-Owner,
                                              Schoodic Insurance Agency
Douglas A. Gott
Owner, Douglas A. Gott & Sons                 Richard W. Whitney
                                              Dentist


INSERT PHOTO OF UNION BANKSHARES COMPANY DIRECTORS BLAKE BROWN AND JAMES
                               MARKOS JR.

Blake "Cubby" Brown is president and owner of Brown's Appliance and TV in Ellsworth. A graduate of Ellsworth High School and Husson College, he worked for 13 years as a food broker before joining Brown's Appliance in 1981. Cubby and his wife, Judy Jordan Brown, have three children and three grandchildren.

James L. Markos, Jr., is general manager of Maine Shellfish Company, Inc., of Ellsworth. A graduate of Ellsworth schools, Jim received his bachelor's degree from Colby College and a law degree from The American University in Washington, D.C. From 1976 to 1982, he was a partner in the Ellsworth law firm of Markos and Roy. Jim is a member of the Board of Directors of the Blue Hill Hospital Foundation and sits on the Finance Committee of the Bay School in Blue Hill. He lives in Blue Hill with his wife, Elizabeth Edwards Markos, and their two children.


UNION BANKSHARES COMPANY                UNION BANKSHARES COMPANY
DIRECTORY OF OFFICERS                   & UNION TRUST COMPANY
                                        HONORARY DIRECTORS
John V. Sawyer II
Chairman of the Board                   Franklin L. Beal
                                        Retired
Peter A. Blyberg
President                               Carroll V. Gay
                                        Retired
John P. Lynch
Senior Vice President                   Delmont N. Merrill
                                        President, Merrill Blueberry
Farms, Inc.
Peter F. Greene
Vice President                          John E. Raymond
                                        President, Bimbay, Inc.
Sally J. Hutchins
Vice President & Clerk                  Mary T. Slaven
                                        Realtor
Rebecca J. Sargent
Vice President,  Senior Trust Officer   Douglas N. Smith
                                        Retired
Richard W. Teele
Secretary                               I. Frank Snow
                                        Retired
UNION TRUST COMPANY
DIRECTORY OF OFFICERS

John V. Sawyer II                       Lorraine S. Ouellette
Chairman of the Board                   AVP, Trust Officer

Peter A. Blyberg                        Catherine M. Planchart
President, Chief Executive Officer      AVP, Marketing Officer

John P. Lynch                           Deborah F. Preble
Sr. VP, Sr. Banking Officer             AVP, Assistant Controller

Peter F. Greene                         Sandy D. Salsbury
VP, Sr. Bank Services Officer           Human Resources Officer

Sally J. Hutchins                       Susan A. Saunders
VP, Treasurer, Controller & Clerk       AVP, Project Management Officer

Christopher H. Keefe                    Stephen L. Tobey
VP, Sr. Relationship Manager            AVP, Cash Management & Security Officer

David A. Krech                          Julie C. Vittum
Vice President, Sr. Investment Officer  AVP, Senior Auditor

Bette B. Pierson                        Helen J. Condon
Vice President, Mortgage Loan Officer   Electronic Services Officer

Rebecca J. Sargent                      Joseph M. Connors
Vice President, Senior Trust Officer    Assistant Trust Officer

James M. Callnan                        Dawn L. Lacerda
AVP, Sr. Information Services Officer   Loan Services Officer

Nancy E. Domagala                       Mary Lou Lane
AVP, Mortgage Underwriter               Mortgage Underwriter

Laurence D. Fernald, Jr.                Marsha L. Osgood
AVP, Relationship Mgr. and              Trust Officer
 Appraisal Review Officer

Janis M. Guyette                        Cynthia D. West
AVP, Trust Operations Officer           Customer Services Officer

Lynda C. Hamblen
AVP, Relationship Manager

Phyllis C. Harmon
AVP, Relationship Manager

Patti S. Herrick
AVP, Information Services Officer

Harold L. Metcalf
AVP, Relationship Manager

Peter C. O'Brien
AVP, Loan Support Manager and CRA Officer



UNION TRUST COMPANY BRANCH OFFICES

Bar Harbor
Christopher H. Keefe, VP, Sr. Relationship Manager

Blue Hill
Pamela G. Hutchins, AVP, Relationship Manager

Castine
Pamela G. Hutchins, AVP, Relationship Manager

Cherryfield
C. Foster Mathews, AVP, Branch Manager

Ellsworth Shopping Center
Melody L. Wright, Branch Manager

Jonesport
Wendy W. Beal, AVP, Relationship Manager

Machias
Lisa A. Holmes, AVP, Relationship Manager

Milbridge
James E. Haskell, AVP, Relationship Manager

Somesville
William R. Weir, Jr., AVP, Relationship Manager

Stonington
Harry R. Vickerson III, AVP, Relationship Manager

UNION TRUST COMPANY PERSONNEL

Alexander, Jennifer
Allen, Deborah
Armstrong, Rebecca
Austin, Lois
Babson, William
Bayrd, Rona
Billings, Holly
Bishop, Kristina
Bonville, Melissa
Boyce, Katrina
Carter, Glen
Carter, Linda
Carver, Lisa
Chisholm, Catherine
Crosthwaite, Andrew
Curtis, Kristen
Czlapinski, Kathy
Dillon, Patricia
Dorr, Peggy
Douglass, Joanne
Driscoll, Johna
Elliott, Linda
Faulkner, Kathy
Furrow, Cecila
Gommo, Heidi
Grant, Victoria
Gray, Jenny
Gray, Shelly
Grindle, Eugene
Hall, Maria
Handy, Louise
Harriman, Barbara
Havey, Jill
Hennigan, Robin
Hills, Darlene
Hinckley, Wayne
Hinkel, Scott
Hutchins, Rebecca
Hutchinson, Elwell
Ingalls, Laurea
Jewell, Beth
Johnson, Mindy
Joy, Michelle
Kalloch, Debra
Kelley, Cindy
Look, Cheryl
Look, Lisa
Lounder, Lorraine
MacLaughlin, Wendy
Madden, Anita
Marshall, Carol
McCormick, Bernadette
Murphy, Forrest
Norton, Clifford III
Owen, Doris
Page, Deborah
Perry, Ann
Pineo, Muriel
Podlubny, Helene
Rollins, Bonnie
Rose, Brenda
Sackett, Jacqueline
Salisbury, Jane
Santerre, Tammy
Sawyer, Donna
Scott, Marsha
Scoville, Clark
Servetas, Dana
Sinford, Nicole
Sinford, Stacey
Smith, Ronald
Snow, Christie
Spaulding, Virginia
Sprague, Donna
Sproul, Bonnie
St. Pierre, Bettina
Swett, Andrea
Thompson, Dianne
Treadwell, Mattie
Wallace, Jayne
Wenger, April
Wilson, Stephanie
York, Caroline
Young, Tyra


Investing in You

As downeast Maine's foremost community bank, our investment in the communities we serve goes far beyond dollars and cents. In 1998, our employees, officers and directors volunteered a total of 7,401 hours of their time and talents to the following 96 organizations, building a better life for us all.

ABA National Trust School            George Stevens Academy
Abnaki Girl Scouts                   Gouldsboro Volunteer FD
Acadia Council Affordable Housing    The Grand Auditorium
Alpha Rho                            Hancock Cty Big Brothers/Big Sisters
AFS, Ellsworth Chapter               Hancock Cty Trustees of Public Reservations
American Legion Auxiliary             (Colonel Black Mansion)
American Red Cross                   Henry D. Moore Library and Parish House
Bangor Band                          Hospice of Hancock County
Bay School                           International Order of Rainbow for Girls
Beals Island Reg Shellfish Hatchery  Jonesport Budget Comm and Board of Appeals
Blue Hill Consolidated School        Knowlton School
Blue Hill Fire Relief                Loaves and Fishes Food Pantry
Blue Hill Memorial Hospital          Maine Assn of REALTORS State Aff Housing
Blue Hill Nursery School             Maine Bankers Association
Boy Scouts of America, Katahdin      Maine Cancer Society Reach to Recovery Prog
 Area Council
Bruce Roberts Christmas Campaign     Maine Coast Memorial Hospital Chef's
                                     Gala and Poinsettia Ball
Camp Beech Cliff                     Maine Planned Giving Council and Leave
                                     a Legacy Program
Cancer Society Daffodil Days         Maine Seacoast Missionary Society
Cherryfield Alumni Association       Machias Bay Area Chamber of Commerce
Cherryfield Community Benefits       Memorial Ambulance Corps
Cherryfield Elementary School        Michael Carver Memorial Fund
Cherryfield Fourth of July           Milbridge Days
Cherryfield Parent-Teacher Org       Mount Desert Chamber of Commerce
City of Ellsworth Tax Abatement Bd   Mount Desert Island Lioness Club
Coastal Acadia Development Corp      Narraguagus Masonic Lodge #88
Courtland Rehab and Living Center    Order of the Eastern Star, Rubie Chapter
Cub Scouts Pack #21                  Peabody Memorial Library
Cystic Fibrosis Foundation           Penobscot Elementary School
DE AIDS Ntwk Hospice Respite Team    Peters Cove Men's Chorus
DE Fairgrounds Association           Positively Social
Down East Stampede Rodeo             Reorganized Church of Latter Day Saints
Downeast Big Brothers/Big Sisters     of Beals and Jonesport
Downeast Fishermen's Wives Assn      Ronald McDonald House
Ellsworth Adult Education            Route One Corridor Committee
Ellsworth Area Chamber of Commerce   St. Francis by the Sea Episcopal Church
Ellsworth Area Economic Devel Comm   St. John's Episcopal Church
Ellsworth Business and Prof Women    St. Joseph's Catholic Church
Ellsworth High School Alumni Assn    Salvation Army Service Unit
Ellsworth High School Booster Club   Somesville Fire Company
Ellsworth High School Reunion 2000   Sumner High School Service Learning Comm
Ellsworth Lioness Club               Sunrise Opportunities
Ellsworth Middle School              Town of Addison Budget Committee
Ellsworth Rotary Club                Town of Cherryfield Finance Committee
Emmaus Center                        Tremont Congregational Church
First Congregational Church of BH    Tremont Volunteer Fire Department
First Congr Church of Cherryfield    United Cerebral Palsy of Northeastern Maine
Friends of Acadia                    Washington-Hancock Community Agency
Friends of the BH Public Library     WKSQ Christmas is for Kids Program
Friends of Union River               YMCA Down East





Union Trust Company is committed to offering equal opportunity in regard to employment, training, benefits, salary administration and promotional opportunities to all employees, regardless of race, color, religion, sex, age or national origin. The Bank has implemented an Affirmative Action Plan.
     Upon written request, the Company will provide, without charge, a copy of its 1998 Annual Report on SEC Form 10K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission. Interested persons should write to:

Sally J. Hutchins, Vice President
Union Bankshares Company
P.O. Box 479
Ellsworth, Maine 04605


Annual Shareholders Meeting
11:00 a.m.
Thursday, April 15, 1999
White Birches Restaurant
Route 1
Hancock, Maine