Form 10-K, Exhibit 13
period 1999-12-31
UNION BANKSHARES CO/ME
filed 2000-03-29
CIK 745083

UNION BANKSHARES COMPANY

1999 ANNUAL REPORT


                         Letter to Shareholders

January 26, 2000

Your Bank closed 1999 with net income up 8.6 percent at $3,354,722. Competitive pressures held net interest income growth to 2.4 percent while non interest income rose 8.6%. Non interest income growth was driven by increased revenue in the Trust Department, VISA income and a one time gain on real estate sold. Our expenses remain under control showing an increase of 3.0 percent which is less than the 4.9 percent increase in the prior year.

Our local economy remains healthy although there are pockets of concern.
Home construction in our market area is strong. We saw active demand for mortgage refinances in the first third of the year but this fell off rapidly as interest rates rose. At current interest rate levels there are very few people refinancing. Our loan portfolio grew by $17.2 million and deposits rose $4.8 million. We will continue to seek opportunities to expand our loan portfolio at acceptable risk levels.

We have focused considerable attention in recent years on developing strong relationships with our customers. Not only do we want to be able to help them grow and prosper but we would also like to expand the range of services which we provide to them. The financial needs of our customers are many and they are becoming increasingly complex. Our business development efforts in recent years have focused on expanding and strengthening existing relationships as well as establishing new accounts. By listening and offering solutions to problems, by understanding their problems and their dreams, and by helping them achieve their goals we feel we will not only serve our customers, but our Bank as well.

We have put considerable efforts into our Trust and Investments area in the past few years and 1999 saw an increase in assets under management of $33.9 million and a 24.9 percent increase in income. We were fortunate to be able to attract five very highly qualified individuals to add to our experienced trust team, Brenda Strout, Geddes Simpson, Sylvia Joy, Rhonda Reardon and Ed Bonenfant. Our goal as we grow the business is to maintain the service levels which are so important to customer relationships. During this coming year, we will be looking to expand the services offered by our Trust Department in keeping with changing customer needs.

We weathered the Y2K matter without any problems and this is a reflection of the excellence of our staff of dedicated employees who not only made sure that our internal systems functioned normally, but worked with our customers and communities to reassure them of our readiness. We felt confident enough about our readiness to introduce our Internet banking service, NetBankingr, in September. This allows our customers to access their account information through the Internet, transfer funds, pay bills and check balances. It has proved very popular and if you would like a demonstration, you can access it through www.uniontrust.com.

In addition to the Trust staff mentioned above, we were pleased to welcome the following individuals who joined our staff in 1999:

  Michelle Banister...AVP, Training & Development Manager
  Richard Cole.....................Call Center Supervisor
  William Sneed, Jr.......Information Services Specialist
  Shari Dyer.......................................Teller
  Tracy Gellerson..................................Teller
  Tara Hamilton....................................Teller
  Jennifer Madore..................Accounts Payable Clerk
  Dawn Raybourn....................................Teller
  Mary Thibodeau..........Administrative Assistant, Loans
  Rhonda Ulichney..................................Teller
  Cheryl Woodward..................................Teller
  Mary Youngblood..................Call Center Specialist
  Harold Batson.................Physical Plant Technician

We thank you, our shareholders, directors, officers and employees for your interest and support.

     Sincerely,                                   Sincerely,


     John V. Sawyer, II                           Peter A. Blyberg
     Chairman of the Board                        President and
                                                  Chief Executive Officer

A Sea of Challenges

Charting the course for the future of Union Trust requires that the many challenges facing us be carefully analyzed, discussed, and appropriate responses developed, not only to individual issues, but to the whole spectrum. In the constantly changing, competitive landscape which is banking in the 21st century it is not enough to succeed in one or two areas. Success requires a constant balancing and rebalancing of responses to the myriad of challenges that we face. Challenges that change from year to year, challenges that only seem to multiply, not shrink.

First and foremost are the changing needs of our customers as their personal situations evolve. Developing new products to fill out the array of increasingly complex financial services which they need will be difficult. We must incorporate the appropriate level of technology while continuing to provide the highly personalized service which is one of the distinguishing characteristics of community banking. We have to grow the bank while facing an array of competitors who only get more numerous and more responsive. Our greatest assets, our employees, have been and will be given the opportunity to grow and develop both professionally and personally. The challenges may be legion but we are excited about meeting them.

Our goal in all we do is to provide consistently good returns for our shareholders over the long haul. We appreciate their support and their belief and trust in us.

A World of Opportunities

Looking at our business at the dawn of a new century, no one can say with any certainty what it will look like fifty or a hundred years from now. All we can say is that there are enormous opportunities. The recent passage of the Financial Modernization Bill by Congress was a fitting end to the century and will transform the competitive landscape by opening up numerous areas of business for us to explore.

Technology, while it changes at an ever increasing rate, is making whole areas of electronic services more accessible to community banks, not only from a cost point of view, but also from the perspective of the widespread acceptance of technologies which we, as a small institution, can exploit in delivering services to our customers. Our customers need more not less services, our employees are more highly trained and the demand for personal attention in an increasingly impersonal world will only expand.

The list of opportunities which this new world presents is seemingly endless and our job will be to navigate a well-plotted course always mindful of the need to adjust to changing conditions. Our aim is to provide financial solutions for the lifetime of our customers and we are optimistic that we will succeed.


Five-Year Summary   (000's Omitted)


                        1999      1998      1997      1996      1995
Deposits              $192,848  $188,029  $177,386  $166,445  $164,481
Loans                  127,623   110,399   107,062   101,044    93,242
Securities            *107,509  *111,304   *96,065   *81,568   *76,578
Shareholders' equity  **29,771  **27,577  **25,565  **23,885  **22,227
Total assets           257,850   251,195   222,560   202,066   191,353
Net earnings             3,355     3,090     2,700     2,452     2,418
Earnings per share (A)    5.80      5.34      4.66      4.22      4.17

Equity Ratios
Equity expressed as a percentage of average:

                       **1999    **1998    **1997    **1996    **1995
Deposits                 15.6%     15.1%     14.9%     14.4%     13.7%
Loans                    25.0%     25.4%     24.6%     24.6%     25.1%
Total assets             11.7%     11.6%     12.0%     12.1%     11.9%
Earning assets           12.7%     12.8%     13.0%     13.3%     12.9%

Other Financial Highlights

                         1999      1998      1997      1996     1995
Return on average
 shareholders' equity**  11.7%     11.6%     10.9%     10.6%     11.4%
Return on average assets  1.3%      1.3%      1.3%      1.2%      1.3%
Return on average
   earning assets         1.4%      1.4%      1.4%      1.4%      1.4%


*Carrying value. Includes available for sale securities with cost of $102,488, $101,610, $59,983, $75,095 and $70,938 at December 31, 1999,
1998, 1997, 1996 and 1995, respectively.

**Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of ($2,128,324), $1,162,032, $437,749, ($171,460) and
$567,810 at December 31, 1999, 1998, 1997, 1996 and 1995, respectively.

(A) Restated for the effect of a 20% stock dividend effected in the form of a stock split in 1999.



Insert the following 5 year bar charts:

Earnings Per Share
Book Value Per Share
Dividends Per Share
Total Assets
Net Income
Shareholders' Equity


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
December 31, 1999

Union Bankshares Company is a one-bank holding company, organized under the laws of the State of Maine. The Company's only subsidiary is Union Trust Company, wholly owned and established in 1887. Union Bankshares' holding company structure can be used to engage in permitted banking-related activities, either directly, through newly formed subsidiaries, or by acquiring companies already established in those activities.

Union Trust is a full-service, independent, community bank that is locally owned and operated. Through its eleven offices, Union Trust serves the financial needs of individuals, businesses, municipalities and nonprofit organizations in eastern Maine. Union Trust offers a wide variety of financial services with competitive interest rates, a helpful, friendly staff, and quick, local decision-making to meet the needs of the communities it serves. As a complement to the services offered by the Bank, the Trust and Investment Services department provides a broad range of investment options to help meet the needs of our customers. Trust and Investment Services has served generations of Maine families with estate planning, investment management and custody, and retirement planning and employee benefit services.

As a market driven sales and service organization, Union Trust is focused on the needs of its customers. Our employees are listening to customers' needs, suggesting solutions, answering their questions and making it easy for them to purchase and use our services. It is through our team of dedicated and knowledgeable employees that outstanding customer service is delivered. That is why Union Trust continues to hire quality individuals, invest in their continuing education and training, and reward them for the significant contribution they make to the overall success of the organization.

There is no better example of this than in our Trust and Investment Services department. Because of their commitment to personalized service and professional knowledge, they continue to experience over 20% growth in revenue and assets under management from 1998 to 1999. To support this growth, five additional staff members were added during 1999. Two others received advanced degrees/professional designations in their areas of expertise.

Another example of excellent customer service is that delivered by our Relationship Managers to loan customers. Again and again, customers are saying how extremely satisfied they are with the service they receive from Union Trust and would recommend Union Trust to a friend or family member. A "Mortgage Think Tank" was formed during 1999 to focus on this market segment. Their task is to discover new ways to better serve these customers. Many of their ideas were implemented in 1999 with positive results.

Technology continues to allow us to conduct business in new ways, never before possible. Access channels have evolved from the branches to ATM's, Customer Service Call Center, BankLiner telephone banking, BankLinePCr computer banking and new for 1999, NetBankingr on the Internet. To provide customer support for NetBankingr and future technological initiatives, the Call Center staff was increased by 100% this year. The latest in telephone technology was installed, with all calls to the Bank now being answered through the Call Center to facilitate customer service.

More than anything else, the Y2K challenge, which is now successfully behind us, proved the strength of Union Trust and the teamwork that exists among its employees. It also served as a testing ground of technology as a whole, helping to instill public confidence and enhancing the public's acceptance of this new delivery channel. This gives Union Trust the "green light" for continued investment in the latest financial services technology.

As customer service expectations increase, Union Trust will continue to anticipate customers' needs and pursue the appropriate strategic initiatives. Union Trust's service to its customers goes beyond the walls of the Bank, out into the community. During 1999, our employees and directors contributed over 9,000 hours of volunteer time to over 115 organizations.


REVIEW OF FINANCIAL STATEMENTS

The following discussion and analysis focus on the factors affecting Union Bankshares Company's (the "Company") financial condition at December 31, 1999 and 1998, and the financial results of operations during 1999, 1998 and 1997. The consolidated financial statements and related notes beginning on page 22 of this report should be read in conjunction with this review.

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

NET INCOME

The Company reported net income in 1999 of $3,354,722, an increase of $264,694 or 8.6% over 1998, as compared to an increase of $389,556 or 14.4% and $248,500 or 10.1% for 1998 and 1997, respectively.

The following table summarizes the status of the Company's earnings and performance for the periods stated.


December 31,                                    1999         1998       1997

Earnings per share                             $ 5.80       $ 5.34     $ 4.66
Return on average shareholders' equity*         11.7%        11.6%      10.9%
Return on average assets                         1.3%         1.3%       1.3%
Return on average earning assets                 1.4%         1.4%       1.4%

*Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of ($2,128,324), $1,162,032 and $437,749 at December 31, 1999,
1998 and 1997, respectively.

The improved results were due to expense control efforts, developing new business, generating higher fee based income and a slight increase in net interest income, which amounted to $10,168,831, $9,926,607 and $9,452,159 for the years ended 1999, 1998 and 1997, respectively.

NET INTEREST INCOME

Net interest income continues to be the most significant determinant of the Company's earnings performance. Management of interest rate risk has become paramount in ensuring the Bank's continued profitability. Changes in net interest income are the results of interest rate movements, changes in the balance sheet mix of earning assets and interest bearing liabilities, and changes in the level of nonearning assets and liabilities.

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

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
                                 (In Thousands)
                           (On a Tax Equivalent Basis)

                       1999                 1998                  1997
               Avg       Int  Yield/  Avg     Int  Yield/  Avg     Int  Yield/
             Balance   Earn/Pd Rate Balance Earn/Pd Rate Balance Earn/Pd  Rate
Assets
Interest Earning Assets:
 Securities available
  for sale    $105,663 $ 6,913 6.54 $ 77,517 $ 5,278 6.81 $72,741 $ 5,182 7.12
 Securities held
  to maturity    4,311     333 7.72   23,968   1,510 6.30  22,689   1,437 6.33
 Federal funds
  sold           5,705     294 5.15    6,384     326 5.11     598      41 6.86
 Loans (net)   115,825  10,237 8.83  108,057  10,241 9.47 100,208   9,660 9.64
Total interest earning
  assets       231,504 $17,777 7.68  215,926 $17,355 8.04 196,236 $16,320 8.32
Other nonearning
  assets        20,069                19,699               18,878
              $251,573              $235,625             $215,114

Liabilities
Interest Bearing Liabilities:
 Savings
  deposits   $ 67,766 $ 1,082 1.60 $ 69,656 $ 1,131 1.62 $ 65,432 $ 1,119 1.71
 Time
  deposits     77,139   3,784 4.91   77,545   4,223 5.44   73,419   4,298 5.85
 Money market
  accounts     21,262     728 3.42   11,765     560 4.76   12,271     482 3.93
 Borrowings    20,969   1,502 7.16   18,077   1,260 6.97   14,007     835 5.96
Total interest bearing
 liabilities  187,136 $ 7,096 3.79  177,043 $ 7,174 4.05 165,129  $ 6,734 4.08
Other noninterest bearing
 liabilities & shareholders'
 equity        64,437                58,582               49,985
             $251,573              $235,625             $215,114

Net interest income   $10,681               $10,181                $9,586

Net interest rate spread      3.89                  3.99                  4.24

Net interest margin           4.61                  4.72                  4.88


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

           ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
          For the years ended December 31, 1999, 1998 and 1997
                             (In Thousands)

                                        Year Ended December 31, 1999 vs. 1998
                                                 Increase (Decrease)
                                                   Due to Change In

                                         Volume     Rate   Rate/Volume*  Total
Interest Earning Assets
 Securities available for sale           $1,918   $(1,787)    $1,465   $1,596
 Securities held to maturity             (1,238)    1,044       (997)  (1,191)
 Federal funds sold                         (34)       35        (33)     (32)
 Loans, net                                 728      (674)      (263)    (209)
Total interest earning assets             1,374    (1,382)       172      164

Interest Bearing Liabilities
 Savings deposits                            33        32       (114)     (49)
 Time deposits                              (27)       23       (435)    (439)
 Money market accounts                      452      (326)        42      168
 Borrowed funds                             202      (208)       248      242
Total interest bearing liabilities          660      (479)       259      (78)
Net change in net interest income        $  714   $  (903)    $  431   $  242


                                        Year Ended December 31, 1998 vs. 1997
                                                  Increase (Decrease)
                                                    Due to Change In

                                         Volume     Rate   Rate/Volume*  Total
Interest Earning Assets
 Securities available for sale           $  337   $  (488)     $  83   $  (68)
 Securities held to maturity                 80       (37)        74      117
 Federal funds sold                         397      (296)       184      285
 Loans, net                                 757      (751)       575      581
Total interest earning assets             1,571    (1,572)       916      915

Interest Bearing Liabilities
 Savings deposits                            72       (71)        11       12
 Time deposits                              238      (228)       (86)     (76)
 Money market accounts                      (20)       24         74       78
 Borrowed funds                             242      (284)       468      426
Total interest bearing liabilities          532      (559)       467      440
Net change in net interest income        $1,039   $(1,013)      $449    $ 475

*Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors.

Net interest income increased by $242,224 or 2.4% during 1999. This increase was primarily due to increases in interest earning assets, in particular loans of $17,223,368, offset in part by a decrease in investments of $3,795,339 and an increase in volume of interest paying liabilities, in particular savings and money market accounts. During 1998, net interest income increased by $474,448 or 5.0% compared to 1997. This increase was attributed to higher loan and investment volumes, offset by a higher cost of funds (interest on deposits and borrowings). In 1997, net interest income increased $314,635 or 3.4% due mainly to higher loan volumes offset by interest expense on certificates of deposit. The weighted average yield on a tax equivalent basis on interest earning assets was 7.68% for 1999, down slightly over 1998 of 8.04%. In 1997, the weighted average yield was 8.32%. The Company's net interest margin was 4.62%, 4.72% and 4.88% for 1999, 1998 and 1997, respectively, and the net interest income spread was 3.89% in 1999, 3.99%  in 1998 and 4.24% in 1997.

Interest and dividend income increased slightly by $164,574 or 1.0% during 1999, primarily due to the extremely competitive banking market in Hancock and Washington counties. Profit margins continue to be compressed. The squeeze is part of a long term trend and one aspect of the increasing competitive nature of the national and local economy.

Loan increases, particularly in real estate loans, were primarily the result of the business development program conducted by the Bank's Relationship Managers, attractive interest rates, a one time transfer of loans classified as available for sale of approximately $5,000,000 and a strong local economy. Interest and dividend income increased $914,358 or 5.7% in 1998 and $1,417,984 or 9.6% in 1997, primarily due to increased interest on loans and investments due to volume growth and wider margins.

The amount of nonaccrual loans can also affect the average yield earned on all outstanding loans. Nonaccrual loans for 1999, 1998 and 1997 were insignificant, and therefore did not have a material effect on the average loan yield.

Interest expense on deposits and borrowings decreased $77,650 or 1.1% in 1999 compared to 1998. The cost of borrowings increased by $242,000 or .19 basis points on average during the year. The overall cost of deposits decreased by $319,000. The cost of deposits increased by $458,000 based on increased deposit volumes and decreased by $271,000 due to rate reductions to reflect the current interest rate environment. Interest expense on deposits and borrowings in 1998 increased $439,910 or 6.5% over 1997. This increase was primarily driven by the expense of short-term borrowings and certificates of deposit.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $200,000 in 1999. There was a $285,000 provision in 1998 and a $120,000 provision in 1997.

The process of evaluating the adequacy of the allowance for loan losses involves a high degree of management judgment, based, in part, on systematic methods. These methods include a loan by loan analysis of all larger commercial and commercial real estate loans as well as those that were nonperforming or under close monitoring by management for potential problems. Other factors included in the evaluation of the adequacy of the allowance for loan losses involve overall loan growth; the character and mix of the loan portfolio; current trends in nonperforming loans, delinquent loans and net charge-offs; new loan originations; and other asset quality considerations. During 1998, the Company implemented an independent loan review program that supports the Company's lending strategies, monitors compliance with established loan policies and procedures and identifies credit trends.

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

The following table reflects the quality of the Bank's loan portfolio and the emphasis placed upon the management of credit risk:

                                                            (000's omitted)
                                                              December 31,
                                                            1999       1998

Nonaccrual loans                                           $   437    $   534
Loans past due 90 days and accruing                            314         47
Other real estate owned (including insubstance foreclosure)      0        376
Total nonperforming assets                                     751        957

Ratio of total nonperforming loans to capital and the
   allowance for loan losses (Texas ratio)                    .025       .019
Ratio of net recoveries (charge-offs) to loans                   0       .001
Ratio of allowance for loan losses to loans                    .02        .02
Coverage ratio (allowance for loan losses divided by
  nonperforming assets)                                      3.501      2.543
Ratio of nonperforming assets to total assets                 .003       .004
Ratio of nonperforming loans to total loans                   .006       .005

NONINTEREST INCOME

Total noninterest income was $3,426,328, $3,155,412 and $2,608,206 for the years ended December 31, 1999, 1998 and 1997, respectively. The $270,916 or 8.6% increase in noninterest income during 1999 was primarily attributable to a $180,816 or 24.9% increase in trust department income, a $153,984 gain on other real estate owned and a $69,458 or 10.8% increase in VISA income. The $547,206 or 21.0% increase during 1998 was primarily due to increases in trust department income, loan department income, and mortgage servicing rights. The $401,075 or 18.2% increase during 1997 was primarily due to increases in trust department income, VISA income and mortgage servicing rights.

The following table summarizes information relating to the Company's noninterest income:

                                            Year Ended December 31,
                                       1999          1998           1997

Net security gains (losses)       $  (15,728)    $   31,842     $   (1,463)
Trust department income               906,996       726,180        594,961
Service income                        314,268       331,574        343,272
VISA income                           711,555       642,097        611,239
Loan department income                514,351       554,120        352,534
Gain on other real estate owned       153,984             0              0
Other noninterest income              840,902       869,599        707,663
Total noninterest income           $3,426,328    $3,155,412     $2,608,206

NONINTEREST EXPENSE

Total noninterest expenses, which consist primarily of employee compensation and benefits, occupancy and equipment expenses and other general operating expenses, increased $250,090 or 3.0% during 1999, $397,098 or 4.9% during 1998 and $293,210 or 3.8% during 1997. The increase in noninterest expenses in 1999 was attributable to salary and staffing increases, in particular in the Trust and Investment Services department and expenses related to new technology and access channels to the Bank and its services. The increase in 1998 was attributable to salary and staffing increases, depreciation, taxes and rent expenses related to our newest branch in Bar Harbor and expenses related to strategic initiatives. The increase in 1997 was attributable to net occupancy and equipment expenses and bank card expenses incurred due to business development efforts in 1997.

INCOME TAXES

The Company recognized $1,377,355, $1,294,000 and $1,224,000 in income tax expense for the years ended December 31, 1999, 1998 and 1997, respectively. The effective tax rate was 29.1% for 1999, 29.5% for 1998 and 31.2% for 1997. The Bank has sufficient refundable taxes paid in available carry back years to fully realize its recorded deferred tax asset of $2,587,204 at December 31, 1999.

FINANCIAL CONDITION

Set forth below is a discussion of the material changes in the Company's financial condition for the periods indicated.

     BALANCE SHEET REVIEW

Total assets increased $6,654,860 or 2.6% in 1999, primarily due to increased loan volume offset by decreased securities and cash volumes used to fund loan growth and Y2K year end transition needs, compared to an increase of $28,634,974 or 12.9% in 1998.

Securities available for sale, which include U.S. Government securities, callable agency bonds, municipals and mortgage backed securities, decreased $3,655,862 or 3.5%. During 1999, the Bank elected to maintain the level of the securities portfolio to enhance its contribution to net interest income, maximize yields, reduce exposure of continuously callable agencies, manage cash flow, control risk and to provide diversification. As of December 31, 1999, the Company has a net unrealized loss of $3,224,735 in this portfolio.

In 1998, securities available for sale increased $42,723,673 or 70.4% due primarily to a transfer from held to maturity investments of $28,502,694 and
planned portfolio growth.   As of December 31, 1998, the Company had a net
unrealized gain of $1,760,656 in this portfolio.

Securities held to maturity, which include in-state municipals, decreased $139,477 or 3.2% in 1999, compared to a $28,423,705 or 86.7% decrease in 1998 primarily due to a transfer to securities available for sale.

The changes in the securities portfolio reflect the Company's efforts to meet asset and liability objectives and otherwise manage its liquidity and funding needs within the parameters of the Company's policies. For further discussion, see the Risk Management section, page 17.

     LOANS

Total loans reached a record high of $129,633,426 during 1999 and, as of December 31, 1999, had increased $17,223,368 or 15.6% over 1998, primarily due to a $14,752,901 or 20.1% increase in real estate loans. As of December 31, 1998, loans increased $3,337,081 or 3.1% over 1997.

There has been no material change in the Bank's loan mix, and as of December
31, 1999, the loan portfolio remains diversified with a total of 69% secured by real estate of which consumer loans were 39% and commercial real estate were 30%. Loans to individuals for household, family and other personal expenditures were 8%, home equities were 3%, commercial loans accounted for 13% and 7% was invested in municipal loans.

Loan mix and growth trends, as of December 31, 1999, are illustrated in the graphs below:

                         INSERT 5 YEAR BAR CHART
                           LOAN GROWTH TRENDS

                            INSERT PIE CHART
                                LOAN MIX

     DEPOSITS

During 1999, deposits peaked at a record level of $203,632,917 and increased $4,818,818 or 2.6% by December 31, 1999, compared to a $10,643,151 or 6.0%
increase over the same period in 1998.

Growth was primarily in savings and money market accounts, due to competitive rates and customer's desire to place their funds in short term deposit accounts.

In the Bank's market area, the banking business is somewhat seasonal due to an influx of tourists and seasonal residents returning to the area each spring and summer. As a result, the Bank has an annual deposit swing, from a high point in mid October to a low point in June. This deposit swing is predictable and does not have a material adverse effect on the Bank.

Deposit mix and growth trends, as of December 31, 1999, are illustrated in the graphs below:

                         INSERT 5 YEAR BAR CHART
                          DEPOSIT GROWTH TRENDS

                            INSERT PIE CHART
                               DEPOSIT MIX

     SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES

The Federal Reserve Board's capital requirement generally calls for an 8% total capital ratio, of which 3% must be comprised of Tier I capital. Risk based capital ratios are calculated by weighting assets and off balance sheet instruments according to the relative credit risk. As of December 31, 1999, the Company's Tier I ratio of 19.97% far exceeds the Federal Reserve Board's guidelines.

Total shareholders' equity, excluding a net unrealized gain/(loss) on available for sale securities of ($2,128,324) in 1999 and $1,162,032 in 1998, increased $2,193,629 in 1999, primarily as a result of net income of $3,354,722, offset by dividends declared of $1,107,916.

During 1999, the Company declared a 20% stock dividend. Dividends of $1,107,916 were declared on the Company's common stock and represented a 14.9% increase over 1998. The dividend payouts for 1999, 1998, and 1997 were 33.0%, 31.2% and 32.8% of net income, respectively.

Union Bankshares Company stock, $12.50 par value, is not listed on any national exchange, nor is it actively traded. Since the Company is not aware of all trades, the market price is established by determining what a willing buyer will pay a willing seller. Based upon the trades that the Company had knowledge of (per quotes from local brokerages), high and low bids for each quarter for 1999 and 1998 are listed in the following table. Prices have been adjusted to reflect a 20% stock dividend distributed in May 1999.

         1st Quarter        2nd Quarter        3rd Quarter       4th Quarter
1999  108.33 to 108.33   106.63 to 106.67   106.63 to 108.00  108.00 to 110.00
1998  100.00 to 104.16   104.16 to 113.75   105.00 to 108.33  108.33 to 108.33

As of December 31, 1999, there were 725 holders of record of Union Bankshares Company common stock.

Quarterly dividends per share, adjusted for a 20% stock dividend, paid by the Company in 1999 and 1998 were as follows:

                             1999           1998

       1st Quarter          $ .41          $ .41
       2nd Quarter          $ .41          $ .41
       3rd Quarter          $ .50          $ .41
       4th Quarter          $ .50          $ .41

             Total          $1.82          $1.64


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

Financial risks managed by the Company include:

         Credit risk
         Interest rate risk (including asset/liability management)
         Market risk
         Liquidity risk
         Off balance sheet risks/commitments

     CREDIT RISK MANAGEMENT

The Company's net loan portfolio as of December 31, 1999 accounted for 49% of total assets and represents its primary source of credit risk. Substantial amounts of time and resources have been dedicated to the management of credit risk within the Bank's loan portfolio. Future emphasis will be applied toward enhancing the already proven systems of checks and balances to manage the origination, processing and collection of loans. Additional information relating to credit risk may be found on page 13, "Provision for Loan Losses," and Note 16 to the consolidated financial statements.

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

To accomplish this, the Company has undertaken various steps to increase the percentage of fixed rate assets and to increase the average maturity of such assets, in particular through the loan products offered and its investment portfolio.

Net interest income sensitivity to movements in interest rates is measured through the use of a simulation model that analyzes resulting net income under various interest rate scenarios established by regulators. Projected net interest income (NII) is modeled based on both an immediate rise or fall in interest rates ("rate shock"). The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities and factors in projections for activity levels by product lines of the Company. Assumptions are made as to the changing relationship between different interest rates as interest rates increase/decrease (basis risk) and the customer's ability to prepay loans and withdraw deposit balances or transfer them to a higher yielding account (embedded option). The sensitivity analysis is compared to ALCO policy limits, which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 1999 and 1998.

                                     Estimated
          Rate Change             NII Sensitivity

                                   1999       1998

           +200 bp            +    3.3%   +   4.4%
           -200 bp            -    6.2%   -   5.9%

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

Based on the information and assumptions in effect on December 31, 1999, under five rate simulations used, the Company's net interest income and net income remain strong, with the return on assets ratio remaining above 1% under all simulations.


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

Liquidity comes from both assets and liabilities. The assets of the balance sheet provide liquidity through prepayment and maturities of outstanding loans, investments and mortgage backed securities and the sale of mortgage loans. The liability side provides liquidity through deposits and borrowings from Federal Home Loan Bank of Boston. During 1999 and 1998, the Company used its sources of funds primarily to meet ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan originations and maintain a substantial securities portfolio.

The Company's liquidity policy currently includes requirements that the Company maintain liquidity as a percentage of total assets at a minimum of 5%. Access to Federal Home Loan Bank advances allows the Company to maintain a lower liquidity level than might otherwise be required. As of December 31, 1999, the Company had a 8.5% liquidity ratio.

     OFF BALANCE SHEET RISKS AND COMMITMENTS

As of December 31, 1999 and 1998, the total approved loan commitments outstanding, the commitment under unused lines of credit and the unadvanced portion of loans amounted to $35,990,000 and $32,528,000, respectively.

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

The Company as of December 31, 1999 and 1998 exceeds all applicable federal and state laws and regulations regarding minimum regulatory capital and is categorized as a well-capitalized bank.

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

RECENT ACCOUNTING DEVELOPMENTS

The Financial Accounting Standards Board issued the following Statements of Financial Accounting Standards during 1998 and 1999:

 SFAS No. 133   Accounting for Derivative Instruments and
                Hedging Activities
 SFAS No. 134   Accounting for Mortgage Backed Securities Retained After
                the Securitization of Mortgage Loans Held for Sale by a
                Mortgage Banking Enterprise
 SFAS No. 135   Rescission of FASB Statement No. 75 and Technical Corrections
 SFAS No. 136   Transfer of Assets to a Not-for-Profit Organization or
                Charitable Trust that Raises or Holds Contributions for Others
 SFAS No. 137   Accounting for Derivative Instruments and Hedging Activities

SFAS No. 133, which establishes accounting and reporting standards for derivative instruments and for hedging activity, is effective for fiscal years beginning after June 15, 1999. The Company adopted SFAS No. 133 effective July 1, 1998. During the three-year period ended December 31, 1999, the Company did not hold any derivative instruments, and management does not expect to enter into derivative transactions in the near future. The effect of adopting SFAS No. 133 on the consolidated financial statements of the Company is limited to the transfer of securities from held to maturity to available for sale.

SFAS No. 134, 135 and 136 have no effect on the consolidated financial condition and results of operations of the Company.

SFAS No. 137, which amends SFAS No. 133 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect this statement to have any material impact to its consolidated financial condition and results of operations.

YEAR 2000 READINESS

As of December 31, 1999, the Bank experienced no significant operational or financial impact from the year 2000 transition. Union Trust, recognizing the importance of this issue, started working on this problem several years ago.
The Company adopted a plan of action back in 1997 to minimize the risks to the Company's operations and financial condition posed by the Year 2000 event. The plan included the formation of a Technology Steering Committee to assess, monitor and review vendor compliance and certification. The committee's charter also called for it to identify clearly all systems and equipment used in the day to day operations of the Company that might be affected and to oversee the remediation of any date recognition problems thus identified.

During 1999 and 1998, guided by the stringent requirements of federal and state banking regulators and a comprehensive plan of action developed by the Technology Steering Committee, the Company completed the assessment phase, identified mission critical systems, tested all those internal systems and worked on contingency plans. It has also taken steps to verify that all third party vendors, suppliers and other related business parties are adequately prepared for the Year 2000. Primarily for operational reasons, Union Trust replaced its mainframe operating system in 1995. As of December 31, 1999, Union Trust met the Federal Financial Institutions Examination Council's (FFIEC) required time frames for compliance, and the Company's efforts have been examined by the bank regulators. The Company also embarked upon an awareness program to educate its employees and customers regarding Year 2000 issues. During 1998, the Company participated in several seminars to educate the public about this issue. The Company also hosted discussion groups with area professionals to review potential areas of concern. During 1999, the Bank joined an inter bank Y2K group to address the issues of the Year 2000 event, in particular, addressing cash reserves, security and customer communication and public seminars.

The Company has estimated that the total costs directly relating to fixing Year 2000 issues, such as hardware purchases, software modification and system testing, will not have a material effect on the performance of the Company.
The Company estimates that the total costs for evaluation, remediation and testing have amounted to as much as $110,000, of which $85,000 and $25,000 was expensed in 1999 and 1998, respectively. In addition, it is estimated that approximately 3,500 employee-hours were utilized during the period for related activities, which are not reflected in the above figures.

Management believes the Company has and will continue to adequately address the Year 2000 event and that testing will be conducted throughout the organization during year 2000 to minimize any potential adverse effects on the Company and its customers.

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS DECEMBER 31, 1999 AND 1998

                                                   1999               1998

ASSETS
Cash and due from banks  (note 2)              $  9,035,081      $  7,845,223
Federal funds sold                                   39,698         9,268,135
Available for sale securities, at market
 value  (note 3)                                 99,714,632       103,370,494
Held to maturity securities, at cost  (note 4)
 (market value $4,142,076 and $4,503,123 at
  December 31, 1999 and 1998, respectively)       4,236,504         4,375,981
Other investment securities at cost, which
    approximates market value                     3,557,700         3,557,700
Loans held for sale                                 594,464         6,137,956

LOANS  (note 5):
Real estate                                      88,047,637        73,294,736
Commercial and industrial                        16,221,882        15,979,032
Municipal                                         8,845,000         5,798,085
Consumer                                         14,508,058        15,327,356
                                                127,622,577       110,399,209
Deferred loan costs                                  26,574            23,222
Less allowance for loan losses  (note 6)          2,629,472         2,434,636
Net loans                                       125,019,679       107,987,795
Premises, furniture and equipment, net  (note 8)  2,987,572         2,653,775
Other assets  (notes 7, 9, 13 and 14)            12,664,335         5,997,746
Total assets                                   $257,849,665      $251,194,805

LIABILITIES
DEPOSITS
Demand deposits                                $ 25,368,731      $ 22,823,763
Savings deposits (including NOW deposits
   totaling $38,170,328 in 1999 and
   $37,114,944 in 1998)                          69,602,376        66,796,459
Money market accounts                            22,465,087        18,751,256
Time deposits  (note 10)                         75,411,640        79,657,538
Total deposits                                  192,847,834       188,029,016
Advances from Federal Home Loan Bank (note 11)   18,451,250        20,451,250
Other borrowed funds  (note 12)                  13,140,423         8,965,977
Other liabilities  (notes 13 and 14)              5,767,167         5,008,844
Total liabilities                               230,206,674       222,455,087
Contingent liabilities and commitments
   (notes 15, 16 and 17)

SHAREHOLDERS' EQUITY
Common stock, $12.50 par value.  Authorized
   1,200,000 shares, issued 582,394 shares
   in 1999 and 1998                            $  7,279,925      $  7,279,925
Surplus                                           3,963,533         3,963,432
Retained earnings  (note 15)                     18,837,028        16,623,348
Net unrealized gain (loss) on available for
   sale securities net of deferred tax liability
   (asset) of $(1,096,409) and $598,622 at 1999
   and 1998, respectively  (note 3)              (2,128,324)        1,162,032
Treasury stock, at cost (4,546 shares in 1999
   and 4,378 shares in 1998)                       (309,171)         (289,019)
Total shareholders' equity                       27,642,991        28,739,718
Total liabilities and shareholders' equity     $257,849,665      $251,194,805

The accompanying notes are an integral part of these consolidated financial statements.


UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                       1999           1998            1997

INTEREST AND DIVIDEND INCOME
Interest and fees on loans         $ 10,032,349   $ 10,240,991   $  9,659,971
Interest on securities available
  for sale                            6,709,940      5,113,775      5,182,071
Interest on securities held to maturity 229,221      1,420,204      1,303,582
Interest on federal funds sold          293,774        325,740         40,728
Total interest income                17,265,284     17,100,710     16,186,352

INTEREST EXPENSE
Interest on savings deposits          1,082,132      1,131,252      1,119,098
Interest on money market accounts       728,408        560,186        481,714
Interest on time deposits             3,783,922      4,222,178      4,298,169
Interest on borrowings                1,501,991      1,260,487        835,212
Total interest expense                7,096,453      7,174,103      6,734,193
Net interest income                  10,168,831      9,926,607      9,452,159
Provision for loan losses  (note 6)     200,000        285,000        120,000
Net interest income after provision
  for loan losses                     9,968,831      9,641,607      9,332,159

NONINTEREST INCOME
Net securities gains (losses) (note 3)  (15,728)        31,842         (1,463)
Trust department income                 906,996        726,180        594,961
Service charges on deposit accounts     314,268        331,574        343,272
VISA income                             711,555        642,097        611,239
Loan department income                  514,351        554,120        352,534
Gain on other real estate owned         153,984              0         22,390
Other income                            840,901        869,599        685,273
Total noninterest income              3,426,327      3,155,412      2,608,206
Income before noninterest expenses   13,395,158     12,797,019     11,940,365

NONINTEREST EXPENSE
Salaries and wages                    3,445,803      3,182,478      3,040,454
Pension and other employee
  benefits  (note 13)                   909,087        976,522        977,292
Insurance                               110,065         97,853        112,761
FDIC insurance                           21,414         20,859         20,312
Net occupancy expenses                  975,143        955,316        888,014
Equipment expenses                      373,208        289,376        278,267
Advertising                             179,148        176,649        211,180
Supplies                                265,919        272,239        212,258
Postage                                 175,031        154,161        161,254
Telephone                               125,330        141,738        143,499
Other professional fees                 297,018        319,975        347,608
Other expenses                        1,785,915      1,825,825      1,622,994
Total noninterest expenses            8,663,081      8,412,991      8,015,893
Income before income taxes            4,732,077      4,384,028      3,924,472
Income taxes  (note 14)               1,377,355      1,294,000      1,224,000
Net income                           $3,354,722     $3,090,028     $2,700,472

Net income per common share          $     5.80     $     5.34     $     4.66
Cash dividends declared
 per common share                    $     1.82     $     1.64     $     1.52

Weighted average common
 shares outstanding                     578,086        578,211        579,368

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 1999, 1998 and 1997
                                                     ACCUMULATED
                                                        OTHER        SHARE-
           COMMON             TREASURY    RETAINED  COMPREHENSIVE   HOLDERS'
           STOCK     SURPLUS    STOCK     EARNINGS     INCOME       EQUITY

Balance at December 31,
 1996   $6,069,300 $3,948,797 $ (56,035) $13,923,256 $  (171,460) $23,713,858

Net income,
 1997            0          0         0    2,700,472           0    2,700,472
Change in net unrealized gain (loss)
 on available for sale securities,
 net of tax of
 $313,835        0          0         0            0     609,209      609,209
Total comprehensive
 income          0          0         0    2,700,472     609,209    3,309,681
Sale of 116 shares treasury
 stock           0          0     8,780            0           0        8,780
Repurchase of 1,500 shares treasury
 stock           0          0  (113,440)           0           0     (113,440)
Payment for fractional
 shares totaling 294.97
 shares          0          0         0      (29,699)          0      (29,699)
Effect of the May 28, 1999 stock
 split effected in the form of a
 20% stock dividend (96,850
 shares) 1,210,625          0         0   (1,210,625)          0            0
Cash dividends
 declared        0          0         0     (885,940)          0     (885,940)
Balance at December 31,
 1997   $7,279,925 $3,948,797 $(160,695) $14,497,464  $  437,749  $26,003,240

Net income,
 1998            0          0         0    3,090,028           0    3,090,028
Change in net unrealized gain
 (loss) on available for sale
 securities, net of tax of
 $373,116        0          0         0            0     724,283      724,283
Total comprehensive
 income          0          0         0    3,090,028     724,283    3,814,311
Sale of 510 shares treasury
 stock           0          0    53,546            0           0       53,546
Repurchase of 1,742 shares treasury
 stock           0          0  (181,870)           0           0     (181,870)
Redeem minority interest
 shareholders    0     14,635         0            0           0       14,635
Cash dividends
 declared        0          0         0     (964,144)          0     (964,144)
Balance at December 31,
 1998   $7,279,925 $3,963,432 $(289,019) $16,623,348  $1,162,032  $28,739,718

Net income,
 1999            0          0         0    3,354,722           0    3,354,722
Change in net unrealized gain
 (loss) on available for sale
 securities, net of tax of
 $(1,695,031)    0          0         0            0  (3,290,356)  (3,290,356)
Total comprehensive
 income          0          0         0    3,354,722  (3,290,356)      64,366
Sale of 556 shares treasury
 stock           0        101    60,316            0           0       60,417
Repurchase of 726 shares treasury
 stock           0          0   (80,468)           0           0      (80,468)
Payment for fractional shares
 totaling 258.80
 shares          0          0         0      (33,126)          0      (33,126)
Cash dividends
 declared        0          0         0   (1,107,916)          0   (1,107,916)
Balance at December 31,
 1999   $7,279,925 $3,963,533 $(309,171) $18,837,028 $(2,128,324) $27,642,991


The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH
FLOWS
Years ended December 31, 1999, 1998 and 1997

                                      1999            1998            1997

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Net income                       $  3,354,722    $  3,090,028    $  2,700,472

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation                          478,466         460,820         409,043
Amortization and accretion            (62,422)          8,252        (453,787)
Provision for loan losses             200,000         285,000         120,000
Net (gain) loss on sale of
 available for sale securities         15,728         (31,842)          1,463
Net loss on sale of equipment           1,867           6,467             944
(Gain) loss on sale of other
 real estate owned                   (153,984)              0          22,390
Provision for other real estate owned       0               0          15,000
Originations of loans
 held for sale                    (18,010,986)    (23,861,002)     (8,526,648)
Proceeds from loans held for sale  18,589,135      20,861,264       8,629,484
Net change in other assets           (943,556)        (16,783)       (315,375)
Net change in other liabilities     1,954,816          24,910         451,593
Net change in deferred loan
 origination fees                      (3,352)        (47,382)         49,374
Provision for deferred income
 tax expense                                0         211,280           2,267
Net cash provided by operating
 activities                      $  5,420,434    $    991,012    $  3,106,220

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available
 for sale securities             $ 33,240,067    $ 13,525,454    $ 41,170,105
Purchase of available for
 sale securities                  (48,397,100)    (54,796,618)    (41,533,761)
Proceeds from maturities and
 principal payments on available
 for sale securities               13,888,678      28,548,951      14,856,692
Purchase of held to maturity
 securities                          (100,000)     (4,804,544)    (29,663,803)
Proceeds from maturities and
 principal payments on held to
 maturity securities                  225,000       4,347,687       2,082,547
Purchase of other investment securities     0        (939,000)              0
Purchase of cash surrender
 life insurance                    (5,600,000)              0               0
Proceeds from sales of other
 real estate owned                    529,490               0         429,528
Net increase in loans
 to customers                     (12,263,189)     (3,400,185)     (6,108,042)
Proceeds from sales of fixed assets         0           7,900               0
Capital expenditures                 (814,130)       (286,810)       (368,255)
Net cash used by investing
 activities                      $(19,291,184)   $(17,797,165)   $(19,134,989)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in demand, savings and
   money market accounts         $  9,064,716    $  7,627,294    $  2,028,542
Increase (decrease) in
 time deposits                     (4,245,898)      3,015,857       8,911,856
Net change in advances from
 Federal Home Loan Bank            (2,000,000)     11,178,000       3,100,250
Net change in other borrowed funds  4,174,446       3,275,002       3,307,431
Payment to eliminate
 fractional shares                    (33,126)              0         (29,699)
Purchase of treasury stock            (80,468)       (181,870)       (113,440)
Sale of treasury stock                 60,417          53,546           8,780
Elimination of minority shares              0          14,635               0
Dividends paid                     (1,107,916)       (964,144)       (885,940)
Net cash provided by financing
 activities                      $  5,832,171    $ 24,018,320    $ 16,327,780
Net (decrease) increase in cash
 and cash equivalents              (8,038,579)      7,212,167         299,011
Cash and cash equivalents at
 beginning of year                 17,113,358       9,901,191       9,602,180
Cash and cash equivalents at
 end of year                     $  9,074,779    $ 17,113,358    $  9,901,191


The accompanying notes are an integral part of these consolidated financial statements.
     1999                           1998          1997

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION

Interest paid                  $  7,278,946     $  7,174,676   $  6,501,460
Income taxes paid              $  1,431,000     $  1,518,991   $  1,425,987


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Net  increases (decreases) required
 by Statement of Financial Accounting
 Standards No. 115 "Available for Sale
 Securities"                    $(4,985,387)    $  1,097,399   $    923,044
Deferred income tax assets
 (liabilities) thereon          $ 1,695,031     $   (373,116)  $   (313,835)
Cost of held to maturity securities
 transferred to available
 for sale                       $         0     $ 28,502,694   $          0
Unrealized gain on securities
 transferred to available for
 sale, net of deferred taxes
  of $138,627                   $         0     $    269,100   $          0
Loans held for sale transferred
 to loan portfolio              $ 4,965,343     $          0   $          0

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999 and 1998

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

     Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Union Trust Company (the Bank). All significant intercompany balances and transactions have been eliminated in the accompanying financial statements.

     Earnings and Cash Dividends per Share
At December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share," and No. 129, "Disclosure of Information about Capital Structure." These standards have no effect on the financial statements as the Company has no dilution of earnings per share and the Company's capital disclosures meet the requirements of SFAS No. 129.

Earnings per share is based upon the average number of common shares outstanding
during each year.   In 1999, the Company declared a stock split effected in the form of a 20% stock dividend. Common share amounts, earnings per share and dividends per share, common stock and retained earnings for all years presented have been restated to reflect this transaction.

     Investments
The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on July 1, 1998. The Company does not hold any derivative instruments or engage in hedging activities; therefore, adoption of SFAS No.
133 on the financial statements of the Company is limited to the transfer of held to maturity securities to available for sale upon adoption of the standard.

     Available for Sale Securities
Available for sale securities consist of debt securities that the Company anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and similar factors. These assets are specifically identified and are carried at fair value. Amortization of premiums and accretion of discounts are recorded as an adjustment to yield. Unrealized holding gains and losses for these assets, net of related income taxes, is excluded from earnings and is reported as a net amount in a separate component of shareholders' equity. When a decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis. Gains and losses on the sale of available for sale securities are determined using the specific identification method.

     Held to Maturity Securities
Held to maturity securities consist of debt securities that the Company has the positive intent and ability to hold until maturity. Debt securities classified as held to maturity are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts. When a decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis for the security.

     Other Investment Securities
Other investment securities consist of Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank stock. These securities are carried at cost, which approximates market value at December 31, 1999 and 1998.

     Loans Held for Sale
Loans held for sale are loans originated for the purpose of potential subsequent sale. These loans are carried at the lower of aggregate cost or market value as determined by current investor yield requirements. Gains and losses on the sale of these loans are computed on the basis of specific identification.

     Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balances. Loan commitments are recorded when funded.

     Loan Servicing
Mortgage loans serviced for others are not included in the accompanying balance sheets. The Bank recognizes a loan servicing fee for the difference between the principal and interest payment collected on the loan and the payment remitted to the investor. Effective January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities," which requires capitalization of mortgage servicing rights for loans originated after January 1, 1996. The impact of adoption of SFAS No. 125 was not material to the Company's financial statements.

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

2.                  CASH AND DUE FROM BANKS
The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 1999 was $3,773,000. In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by Federal Deposit Insurance Corporation.

3.   AVAILABLE FOR SALE SECURITIES
The Company carries available for sale securities at fair value. A summary of the cost and fair values of available for sale securities at December 31, 1999 and 1998 is as follows:

                                             Gross       Gross
                              Amortized    Unrealized   Unrealized  Carrying &
                                Cost          Gains      Losses     Fair Value

                                1999           1999       1999         1999

Mortgage-backed securities  $ 35,198,891  $    7,092  $(1,206,514) $ 33,999,469
U.S. Treasury securities and
 other U.S. Government
 agencies                     55,921,382      21,812   (1,540,225)   54,402,969
Obligations of state and
 political subdivisions        8,454,47       92,023     (389,361)    8,067,141
Other securities              3,364,615            0     (119,562)    3,245,053
Totals                     $102,939,367   $   30,927  $(3,255,662) $ 99,714,632

                               1998          1998          1998         1998

Mortgage-backed securities $ 34,144,871   $  250,676  $   (59,988) $ 34,335,559
U.S. Treasury securities
 and other U.S. Government
 agencies                    58,492,664    1,173,814      (31,323)   59,635,155
Obligations of state and
 political subdivisions       8,499,474      272,654       (3,573)    8,768,555
Other securities                472,829      158,396            0       631,225
Totals                     $101,609,838   $1,855,540  $   (94,884) $103,370,494

The amortized cost and fair value of available for sale debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Amortized         Fair
                                                Cost           Value

Due in one year or less                    $  2,997,392     $  3,005,938
Due in one year through five years           24,667,129       24,285,653
Due after five years through ten years       34,009,874       32,756,336
Due after ten years                          40,792,143       39,197,480
Totals                                     $102,466,538     $ 99,245,407

Upon adoption of SFAS No. 133, an entity is allowed to change the classification of its securities from held to maturity to available for sale. The Company reclassified certain held to maturity investments to available for sale with a cost of $28,502,694 and an unrealized gain of $407,727 upon adoption of SFAS No. 133 on July 1, 1998.

Proceeds from the sale of securities were $33,240,067, $13,525,454 and $41,170,105 in 1999, 1998 and 1997, respectively. Gross realized gains were $197,312, $58,719 and $116,446 in 1999, 1998 and 1997, respectively. Gross realized losses were $213,040, $26,877 and $117,909 in 1999, 1998 and 1997, respectively.

4.   HELD TO MATURITY SECURITIES
The carrying amounts of held to maturity securities for 1999 and 1998 as shown in the Company's consolidated balance sheets, and their approximate fair values at December 31, are as follows:

                                           Gross         Gross
                               Book      Unrealized    Unrealized     Fair
                               Value       Gains         Losses      Value

                                1999         1999        1999        1999

Obligations of state and
   political subdivisions    $4,236,504   $  20,001   $(114,429)   $4,142,076


                                1998         1998        1998        1998

Obligations of state and
   political subdivisions    $4,375,981    $140,142   $ (13,000)   $4,503,123

The amortized cost and fair value of held to maturity securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized           Fair
                                           Cost             Value

Due in one year or less                 $  422,271        $  424,418
Due after one year through five years    1,908,996         1,925,386
Due after five years through ten years     590,237           583,339
Due after ten years                      1,315,000         1,208,933
Totals                                  $4,236,504        $4,142,076

Nontaxable interest income on municipal investments was $596,061, $507,771 and $274,081 for 1999, 1998 and 1997, respectively.

5.  LOANS
At December 31, 1999 and 1998, loans on nonaccrual status totaled approximately $437,000 and $534,000, respectively. If interest had been accrued on such loans, interest income on loans would have been approximately $31,000, $40,000 and $39,000 higher in 1999, 1998 and 1997, respectively. Loans delinquent by 90 days or more that were still on accrual status at December 31, 1999 and 1998 totaled approximately $313,000 and $47,000, respectively.

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

The balance of loans to related parties amounted to $2,350,837 and $2,258,380 at December 31, 1999 and 1998, respectively. New loans granted to related parties in 1999 and 1998 totaled $1,879,937 and $946,303, respectively; payments and reductions amounted to $1,487,205 and $2,343,004 in 1999 and 1998, respectively.

At December 31, 1999, the Bank assigned loans in the amount of $5,215,952 to the Federal Reserve Bank of Boston to provide access to additional borrowing capacity for year 2000 readiness purposes.

6.    ALLOWANCE FOR LOAN LOSSES
Analysis of the allowance for loan losses is as follows for the years ended December 31, 1999, 1998 and 1997:

                                        1999           1998         1997

Balance, beginning of year           $2,434,636     $2,212,740    $2,083,831
Provision for loan losses               200,000        285,000       120,000
Balance before loan charge-offs       2,634,636      2,497,740     2,203,831
Loans charged off                       148,355        112,810       225,365
Less recoveries on loans charged off    143,190         49,706       234,274
Net loan charge-offs (recoveries)         5,164         63,104        (8,909)
Balance, end of year                 $2,629,472     $2,434,636    $2,212,740

Impairment of loans having recorded investments of $14,978 at December 31, 1999 and $207,686 at December 31, 1998 has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during both 1999 and 1998 was $111,332 and $69,229, respectively. The total allowance for loan losses related to these loans was $150 and $170 on December 31, 1999 and 1998, respectively. There was no interest income recognized on impaired loans in 1999, 1998 and 1997.

7.   LOAN SERVICING
The Bank services loans for others amounting to $61,202,606 and $57,721,623 at December 31, 1999 and 1998, respectively. Mortgage servicing rights of $233,848 and $207,659 were capitalized in 1999 and 1998, respectively, and have been written to their fair value of $279,896 and $203,504 through a valuation allowance at December 31, 1999 and 1998, and are included in other assets. Amortization of mortgage servicing rights was $110,792, $53,613 and $28,227 in 1999, 1998 and 1997, respectively.

8.   PREMISES, FURNITURE AND EQUIPMENT
Detail of bank premises, furniture and equipment is as follows:

                                                1999           1998

Land                                        $   133,378    $   133,378
Buildings and improvements                    3,973,759      3,462,435
Furniture and equipment                       3,630,574      3,432,249
Leasehold improvements                          478,259        469,221
                                             $8,215,970     $7,497,283
Less accumulated depreciation                 5,228,398      4,843,508
                                             $2,987,572     $2,653,775

At December 31, 1999, the Bank was obligated under a number of noncancellable leases for premises and equipment that are accounted for as operating leases. Leases for real property contain original terms from 2 to 20 years with renewal options up to 20 years. Management expects that, in the normal course of business, most leases will be renewed or replaced by other leases, or, when available, purchase options may be exercised.

Rental expense was $124,412 in 1999, $127,953 in 1998 and $114,168 in 1997.

The minimum annual lease commitments under noncancellable leases in effect at December 31, 1999 are as follows:

          Year Ending December 31,        Amount
                  2000                   $131,524
                  2001                   $ 88,707
                  2002                   $ 54,896
                  2003                   $  5,014
                  2004                   $  5,149
                  Thereafter             $ 70,875
                  Total                  $356,165

9.   OTHER REAL ESTATE OWNED
Other real estate owned is included in other assets and amounts to $0 at December 31, 1999 and $375,506 at December 31, 1998, respectively. Activity in the allowance for losses on other real estate owned for the year ended December 31, 1997 is as follows:

                                        1997
Balance, beginning of year         $   93,082
Provisions charged to income           15,000
Adjustment to market                 (108,082)
Balance, end of year               $        0

There was no activity in the allowance for losses on other real estate owned during 1999 and 1998.

10.  DEPOSITS
The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was $10,614,011 and $11,479,860 in 1999 and 1998,
respectively.

At December 31, 1999, the scheduled maturities of time deposits were as follows:

                     2000              $65,101,945
                     2001                7,216,826
                     2002                2,301,735
                     2003                  791,134
                      Total            $75,411,640

11.  ADVANCES FROM FEDERAL HOME LOAN BANK
Advances from the Federal Home Loan Bank are summarized as follows:

                 Interest Rates at
                 December 31, 1999          1999               1998

Fixed advances     5.84% to 7.23%     $     451,250      $     451,250
Variable advances  5.27% to 5.71%        18,000,000         20,000,000
                                        $18,451,250        $20,451,250

Pursuant to the collateral agreements with the Federal Home Loan Bank (FHLB), advances are collateralized by stock in the FHLB, qualifying first mortgage loans and available for sale securities.

Advances at December 31, 1999 mature as follows:

  2005      2006       2007      2008        2009       2010     2012    2013
$55,000  $9,000,000  $84,250  $7,089,000  $2,000,000  $55,000  $79,000 $89,000

12.  OTHER BORROWED FUNDS
Securities sold under agreements to repurchase generally mature within one day from the transaction date. At December 31, 1999, securities with a fair value of $26,541,203 were pledged to collateralize other borrowed funds. Information concerning securities sold under agreements to repurchase at December 31, 1999 is summarized as follows:

     Average balance during the year                         $ 9,056,088
     Average interest rate during the year                         3.55%
     Maximum month-end balance during the year               $13,822,285

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

Pension expense amounted to $53,480, $39,145 and $124,079 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Post-Retirement Benefits Other Than Pensions
The Company sponsors a post-retirement benefit program that provides medical coverage and life insurance benefits to certain employees and directors who meet minimum age and service requirements. Active employees and directors accrue benefits over a 25-year period.

The following table sets forth the benefit obligations, fair value of plan assets and funded status for the Company's pension and other post-retirement benefit plans at December 31, 1999 and 1998.

                                     1999                      1998

                              Pension      Other       Pension        Other
                             Benefits    Benefits      Benefits      Benefits
Change in Benefit Obligations

 Benefit obligations at
 beginning of year         $4,609,135   $ 1,597,863   $4,262,973   $ 1,413,233
 Service cost                 185,348        37,622      151,631        63,635
 Interest cost                310,869        78,873      288,111        97,391
 Actuarial (gain) loss       (381,284)     (542,761)     138,734        64,090
 Benefits paid               (234,420)      (46,754)    (232,314)      (40,486)
 Benefit obligations at
 end of year               $4,489,648   $ 1,124,843   $4,609,135   $ 1,597,863

Change in Plan Assets

 Fair value of plan assets at
 beginning of year         $5,259,015   $         0   $4,782,945   $         0
 Actual return on plan assets 348,389             0      708,384             0
 Employer contributions             0        46,754            0        40,486
 Benefits paid               (234,420)      (46,754)    (232,314)      (40,486)
 Fair value of plan assets at
 end of year               $5,372,984   $         0   $5,259,015   $         0

Funded Status              $  883,336   $(1,124,843)  $  649,880   $(1,597,863)
 Unrecognized net actuarial
 (gain) loss                 (587,544)     (339,792)    (274,284)      194,711
 Unamortized prior service
 cost                         (28,304)            0      (30,850)            0
 Unrecognized transition (net
 asset) net obligation        (84,486)      594,300     (108,264)      639,900
 Prepaid (accrued) benefit
 cost, included in other assets
 or other liabilities      $  183,002   $  (870,335)  $  236,482   $  (763,252)

Net periodic benefit cost includes the following components:

                           1999               1998              1997

                     Pension   Other   Pension    Other    Pension    Other
                    Benefits  Benefits Benefits  Benefits  Benefits  Benefits

Service cost        $185,348  $ 37,622  $151,631  $ 63,635  $177,524  $ 59,472
Interest cost        310,869    78,873   288,111    97,391   293,016    89,543
Expected return on
 plan assets        (416,413)        0  (374,273)        0  (326,921)        0
Recognized net actuarial
 (gain) loss               0    (8,258)        0         0     6,784         9
Amortization (accretion) of
 unrecognized transition asset
 or obligation       (23,778)   45,600   (23,778)   45,600   (23,778)   45,600
Amortization of prior
 service cost         (2,546)        0    (2,546)        0    (2,546)        0
Net periodic
 benefit cost       $ 53,480  $153,837  $ 39,145  $206,626  $124,079  $194,624

Weighted-average assumptions as of December 31

 Discount rate         6.75%     6.75%     6.75%     6.75%     7.00%     7.00%
 Expected return on
  plan assets          8.00%         -     8.00%         -     8.00%         -
 Rate of compensation
  increase             4.00%     4.00%     4.00%     5.00%     4.00%     5.00%

For measurement purposes, the annual rates of increase in the per capita health care cost of covered benefits were 12%, 11% and 11% for 1999, 1998 and 1997, respectively. The annual rate of increase in per capita health care costs are assumed to decrease annually by 1% until the year 2005 (which at that time will be 6%) and later.

The effects of a one-percentage-point change in the assumed health care cost trend rate on the aggregate service and interest cost components of the net periodic post-retirement health care benefit cost would be:

                                  1 Percentage                1 Percentage
                                 Point Increase              Point Decrease
                          1999       1998       1997        1999        1998

Effect on total service and
 interest components  $  177,080  $ 43,505  $ 39,845  $  (136,112)  $ (33,525)

Effect on post-retirement
 benefit obligation   $1,363,639  $344,334  $332,820  $(1,055,423)  $(274,276)

The effects of a one-percentage-point decrease in the assumed health care cost trend rate on the aggregate service and interest cost components of the net periodic post-retirement benefit cost and the accumulated post-retirement benefit obligation for health care benefits are not available for 1997.

     401(k) Plan
The Company has a noncontributory 401(k) plan for employees who meet certain service requirements.

     Stock Purchase Plan
The Bank maintains a stock purchase plan which allows qualified employees and directors to acquire stock at fair market value.

14.  INCOME TAXES
Income tax expense consists of the following:

                                     Current       Deferred        Total
1999
  Federal                          $1,317,355     $      0      $1,317,355
  State                                60,000            0          60,000
                                   $1,377,355     $      0      $1,377,355
1998
  Federal                          $1,023,720     $211,280      $1,235,000
  State                                59,000            0          59,000
                                   $1,082,720     $211,280      $1,294,000
1997
  Federal                          $1,176,733     $  2,267      $1,179,000
  State                                45,000            0          45,000
                                   $1,221,733     $  2,267      $1,224,000

The actual tax expense for 1999, 1998 and 1997 differs from the "expected" tax expense for those years (computed by applying the applicable U.S. Federal Corporate Tax Rate to income before income taxes) due to the following:


                            1999                1998               1997
                      Amount    % of      Amount    % of     Amount     % of
                                Pretax             Pretax              Pretax
                               Earnings           Earnings            Earnings

Computed "expected"
 tax expense       $1,608,910   34.0%   $1,490,570  34.0%   $1,334,320   34.0%
Nontaxable income on
 obligations of states
 and political
 subdivisions        (286,523)  (6.1%)    (247,762) (5.7%)    (158,781)  (4.1%)
Other                  54,968    1.2%       51,192   1.2%       48,461    1.3%
                   $1,377,355   29.1%   $1,294,000  29.5%   $1,224,000   31.2%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:

DEFERRED TAX ASSETS                                   1999          1998

Unrealized loss on available for sale securities   $1,096,409    $        0
Allowance for loan losses                             894,020       849,232
Deferred compensation                                 230,225       224,786
Post-retirement benefits                              295,308       259,674
Other                                                  71,242       157,104
Deferred tax assets                                $2,587,204    $1,490,796

DEFERRED TAX LIABILITIES

Unrealized gain on available for sale securities   $        0    $  598,622
Allowance for loan losses                             146,903       170,114
Premises, furniture and equipment, principally
 due to differences in depreciation                   242,659       256,007
Prepaid pension expense                                62,493        80,676
Cash surrender value of life insurance                 36,386        36,386
Other                                                  72,751        18,010
Deferred tax liabilities                           $  561,192    $1,159,815

The Bank has sufficient refundable taxes paid in available carryback years to fully realize its recorded deferred tax asset of $2,587,204 at December 31, 1999. The deferred tax asset and liability are included in other assets and other liabilities in the balance sheet at December 31, 1999 and 1998.

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

Quantitive measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework. To be so categorized, the Bank must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. Management believes no conditions or events that would alter the Bank's categorization have occurred since the Board's notification.

The actual capital amounts and ratios for the Bank as of December 31, 1999 and 1998 are presented in the table below:

                            December  31, 1999
                                                               To Be Well
                                                            Capitalized Under
                                       For Capital          Prompt Corrective
                    Actual          Adequacy Purposes       Action Provisions
               Amount     Ratio     Amount      Ratio       Amount       Ratio
Total capital
(to risk weighted
 assets)     $31,061,000  21.2%   >$11,705,000   >8.0%   >$14,631,300   >10.0%

Tier I capital
(to risk weighted
 assets)     $29,222,000  20.0%   >$ 5,853,000   >4.0%   >$ 8,778,780   > 6.0%

Tier I capital
(to average
 assets)     $29,222,000  11.2%   >$ 7,854,000   >3.0%   >$13,223,500   > 5.0%


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

16.    FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION
       OF CREDIT RISK
In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These inancial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. At December 31, 1999 and 1998, the following financial instruments, whose contract amounts represent credit risk, were outstanding:

                                                    Contract Amount

                                                   1999             1998
Commitments to extend credit                    $33,241,000     $30,769,000
Standby letters of credit                       $    82,000     $   195,000
Unadvanced portions of construction loans       $ 2,667,000     $ 1,564,000
Total                                           $35,990,000     $32,528,000

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

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Expiration dates are usually within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Bank grants residential, commercial and consumer loans principally to customers in Maine's Hancock and Washington counties. Although the loan portfolio is diversified, a substantial portion of the debtors' ability to honor their contracts depends upon local economic conditions, especially in the real estate sector. At December 31, 1999, there were no borrowers whose total indebtedness to the Bank exceeded regulatory limits.

The consolidated balance sheets do not include various contingent liabilities such as liabilities for assets held in trust. Management does not anticipate any loss as a result of these contingencies.

17.  LITIGATION
At December 31, 1999, the Company was involved in litigation arising from normal banking, financial and other activities of the Bank. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.


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

     Cash, Due from Banks and Federal Funds Sold
The fair value of cash, due from banks and federal funds sold approximates their relative book values at December 31, 1999 and 1998, as these financial instruments have short maturities.

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

     Other Borrowed Funds
The carrying amount of borrowings under repurchase agreements maturing within 90 days approximates their fair value.

     Commitments to Extend Credit
The Bank has not estimated the fair values of commitments to originate loans due to their short-term nature and their relative immateriality.

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

A summary of the fair values of the Company's significant financial instruments at December 31, 1999 and 1998 follows:

                                       1999                      1998

                              Carrying  Estimate of    Carrying   Estimate of
                               Value     Fair Value     Value      Fair Value

ASSETS
Cash, due from banks and federal
   funds sold               $  9,074,779 $ 9,074,779 $ 17,113,358 $ 17,113,358
Available for sale securities 99,714,632  99,714,632  103,370,494  103,370,494
Held to maturity securities    4,236,504   4,142,076    4,375,981    4,503,123
Other investment securities    3,557,700   3,557,700    3,557,700    3,557,700
Loans                        125,019,679 123,904,819  107,987,795  108,860,924
Loans held for sale              594,464     594,464    6,137,956    6,137,956
Accrued interest receivable    2,294,145   2,294,145    2,368,736    2,368,736

LIABILITIES
Deposits                     192,847,834 194,258,313  188,029,016  189,881,877
Accrued interest payable         823,256     823,256    1,005,749    1,005,749
Advances from Federal Home
 Loan Bank                    18,451,250  18,451,250   20,451,250   20,451,250
Other borrowed funds          13,140,423  13,140,423    8,965,977    8,965,977


19.  PARENT-ONLY CONDENSED FINANCIAL STATEMENTS
The condensed financial statements of Union Bankshares Company as of December 31, 1999 and 1998 and for each of the years ended December 31, 1999, 1998 and 1997 are presented as follows:


BALANCE SHEET
December 31, 1999 and 1998
                                                      1999             1998

ASSETS
Cash                                              $    49,635     $    70,198
Investment in subsidiary                           27,125,055      28,094,322
Other assets                                          757,225         870,000
Total assets                                      $27,931,915     $29,034,520

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                 $   288,924     $   240,948
Other liabilities                                           0          53,854
Shareholders' equity                               27,642,991      28,739,718
Total liabilities and shareholders' equity        $27,931,915     $29,034,520


STATEMENTS OF INCOME
Years ended December 31, 1999, 1998, and 1997
                                        1999          1998         1997

Dividend income                       $1,149,726   $  971,354    $  887,466
Equity in undistributed earnings
 of subsidiary                         2,214,170    1,945,460     1,682,019
Other income                                   0      181,870       140,804
Total income                           3,363,896    3,098,684     2,710,289
Operating expenses                         9,174        8,656         9,817
Net income                            $3,354,722   $3,090,028    $2,700,472

STATEMENTS OF CASH FLOWS
Years ended December 31, 1999, 1998 and 1997

                                       1999           1998        1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                         $ 3,354,722    $ 3,090,028    $ 2,700,472

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
Undistributed earnings
of subsidiary                       (2,214,170)    (1,945,460)    (1,682,019)
Increase in other assets               (48,000)          (173)       (39,970)
Net cash provided by
 operating activities              $ 1,092,552    $ 1,144,395    $   978,483

CASH FLOWS FROM FINANCING ACTIVITIES

Payment to eliminate fractional
 shares                            $   (33,126)   $         0    $   (29,699)
Increase (decrease) in dividends
 payable                                47,978           (515)        39,558
Dividends paid                      (1,107,916)      (964,144)      (885,940)
Purchase of treasury stock             (80,468)      (181,870)      (113,440)
Sale of treasury stock                  60,417         53,546          8,780
Net cash used by financing
 activities                        $(1,113,115)   $(1,092,983)   $  (980,741)
Net increase (decrease) in cash
 and cash equivalents                  (20,563)        51,412         (2,258)
Cash beginning of year                  70,198         18,786         21,044
Cash end of year                   $    49,635    $    70,198    $    18,786

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Net increase (decrease) in net
 unrealized gain (loss) on available
 for sale securities               $(3,290,356)   $   724,283    $   609,209

Elimination of minority shares               0         14,635              0


                       INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Union Bankshares Company

We have audited the accompanying consolidated balance sheets of Union Bankshares Company and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above represent fairly, in all material respects, the consolidated financial position of Union Bankshares Company and Subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



Berry, Dunn, McNeil & Parker
Portland, Maine
January 21, 2000



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

Blake B. Brown                          Casper G. Sargent, Jr.
President & Owner, Brown's              Owner, Sargent's Real Estate Corp.
Appliance and TV

Richard C. Carver                       John V. Sawyer II
Owner, Carver Oil Co.                   Chairman of the Board; Retired
& Carver Shellfish                      President, Worcester-Sawyer Agency

Peter A. Clapp                          Stephen C. Shea
President, Blue Hill Garage             Treasurer, E. L. Shea, Inc.;
                                        President, Shea Leasing
Sandra H. Collier
Attorney at Law,                        Richard W. Teele
Sandra Hylander Collier Law Offices     Secretary; Retired Former Executive
                                        Vice President & Treasurer
Robert B. Fernald
Treasurer, A. C. Fernald Sons, Inc.     Paul L. Tracy
& Jordan Fernald                        President, Owner, Winter Harbor
                                        Agency; Vice President, Co-Owner,
Douglas A. Gott                         Schoodic Insurance Agency;
Owner, Douglas A. Gott & Sons           Vice President, Co-Owner, MDI
                                        Insurance Agency; Co-Owner,
                                        Grindstone Financial Group LLC

                                        Richard W. Whitney
                                        Dentist

UNION BANKSHARES COMPANY                UNION BANKSHARES COMPANY
DIRECTORY OF OFFICERS                   & UNION TRUST COMPANY
                                        HONORARY DIRECTORS
John V. Sawyer II
Chairman of the Board                   Franklin L. Beal
                                        Retired
Peter A. Blyberg
President                               Carroll V. Gay
                                        Retired
John P. Lynch
Executive Vice President                Delmont N. Merrill
                                        President, Merrill Blueberry Farms, Inc.
Peter F. Greene
Senior Vice President                   Thomas R. Perkins
                                        Retired Pharmacy Owner
Sally J. Hutchins                       Retired Maine Legislator (Senator)
Senior Vice President & Clerk           Retired Legislative Liaison MSHA

Rebecca J. Sargent                      John E. Raymond
Sr. Vice President, Sr. Trust Officer   President, Bimbay, Inc.

Richard W. Teele                        Mary T. Slaven
Secretary                               Realtor

                                        Douglas N. Smith
                                        Retired

                                        I Frank Snow
                                        Retired


UNION TRUST COMPANY
DIRECTORY OF OFFICERS

John V. Sawyer II                          Harold L. Metcalf
Chairman of the Board                      AVP, Relationship Manager

Peter A. Blyberg                           Peter C. O'Brien
President, Chief Executive Officer         AVP, Loan Support Manager and CRA
                                           Officer

John P. Lynch                              Lorraine S. Ouellette
Exec. Vice Pres., Sr. Banking Officer      AVP, Trust Officer

Peter F. Greene                            Catherine M. Planchart
Sr. Vice Pres., Sr. Bank Services Officer  AVP, Marketing Officer

Sally J. Hutchins                          Deborah F. Preble
Sr. Vice Pres., Treas., Controller & Clerk AVP, Assistant Controller

Rebecca J. Sargent                         Sandy Salsbury
Sr. Vice President, Senior Trust Officer   Human Resource Officer

Edwin Bonnenfont                           Susan A. Saunders
Vice President, Investment Officer         AVP, Project Management Officer

Janis Guyette                              Stephen L. Tobey
Vice President, Trust Operations Officer   AVP, Cash Management &
                                           Security Officer

Christopher H. Keefe                       Julie C. Vittum
Vice President, Sr. Relationship Manager   AVP, Senior Auditor

David A. Krech                             Linda Carter
Vice President, Sr. Investment Officer     Deposit Services Officer

Bette B. Pierson                           Helen J. Condon
Vice President, Mortgage Loan Officer      Electronic Services Officer

Geddes Simpson, Jr.                        Cynthia Davis
Vice President, Trust Officer              Customer Services Officer

Michelle Bannister                         Sylvia Joy
AVP, Training and Development Officer      Assistant Trust Officer

James M. Callnan                           Dawn L. Lacerda
AVP, Senior Information Services Officer   Loan Services Officer

Nancy E. Domagala                          Mary Lou Lane
AVP, Mortgage Underwriter                  Mortgage Underwriter

Laurence D. Fernald, Jr.                   William Sneed
AVP, Relationship Mgr. and                 Information Specialist Officer
Appraisal Review Officer

Lynda C. Hamblen                           Brenda Strout
AVP, Relationship Manager                  Assistant Trust Officer

Phyllis C. Harmon                          Tina St. Pierre
AVP, Relationship Manager                  Collections Officer

Patti S. Herrick
AVP, Information Services Officer


UNION TRUST COMPANY BRANCH OFFICES

Bar Harbor                                             Gray, Shelly
Christopher H. Keefe, VP, Sr. Relationship Manager     Grindle, Eugene
                                                       Hall, Maria
Blue Hill                                              Hamilton, Tara
Pamela G. Hutchins, AVP, Relationship Manager          Handy, Louise
Heidi Gommo, Assistant Branch Manager                  Hennigan, Robin
                                                       Hills, Darlene
Castine                                                Hinkel, Scott
Pamela G. Hutchins, AVP, Relationship Manager          Hutchins, Rebecca
                                                       Hutchinson, Elwell
Cherryfield                                            Ingalls, Laurea
C. Foster Mathews, AVP, Branch Manager                 Jewell, Beth
                                                       Johnson, Mindy
Ellsworth Shopping Center                              Kalloch, Debra
Melody L. Wright, Branch Manager                       Kelley, Cindy
                                                       Look, Cheryl
Jonesport                                              Look, Lisa
Wendy W. Beal, AVP, Relationship Manager               Lounder, Lorraine
                                                       MacLaughlin, Wendy
Machias                                                Madden, Anita
Lisa A. Holmes, AVP, Relationship Manager              Madore, Jennifer
                                                       Marshall, Carol
Milbridge                                              McCormick, Bernadette
James E. Haskell, AVP, Relationship Manager            Merritt, Caroline
                                                       Norton, Clifford III
Somesville                                             Owen, Doris
William R. Weir, Jr., AVP, Relationship Manager        Page, Deborah
                                                       Perry, Ann
Stonington                                             Pineo, Muriel
Harry R. Vickerson III, AVP, Relationship Manager      Podlubny, Helene
                                                       Raybourn, Dawn
UNION TRUST COMPANY PERSONNEL                          Reardon, Rhonda
                                                       Rollins, Bonnie
Allen, Deborah                                         Rose, Brenda
Armstrong, Rebecca                                     Sackett, Jacqueline
Austin, Lois                                           Salisbury, Jane
Babson, William                                        Santerre, Tammy
Batson, Harold                                         Sawyer, Donna
Bayrd, Rona                                            Scott, Marsha
Billings, Holly                                        Scoville, Clark
Bishop, Kristina                                       Servetas, Dana
Bonville, Melissa                                      Sinford, Nicole
Boyce, Katrina                                         Sinford, Stacey
Carter, Glendon                                        Snow, Christie
Carver, Lisa                                           Spaulding, Virginia
Cole, Richard                                          Sprague, Donna
Curtis, Kristen                                        Sproul, Bonnie
Czlapinski, Kathy                                      Swett, Andrea
Dillon, Patricia                                       Thibodeau, Mary
Dorr, Peggy                                            Thompson, Dianne
Douglas, Joanne                                        Treadwell, Mattie
Driscoll, Johna                                        Ulichny, Rhonda
Dyer, Shari                                            Wallace, Jayne
Elliott, Linda                                         Wenger, April
Faulkner, Kathy                                        Wilson, Stephanie
Furrow, Cecila                                         Youngblood, Mary
Gellerson, Tracy
Grant, Victoria

Union Trust Company is committed to offering equal opportunity in regard to employment, training, benefits, salary administration and promotional opportunities to all employees, regardless of race, color, religion, sex, age or national origin. The Bank has implemented an Affirmative Action Plan.

Upon written request, the Company will provide, without charge, a copy of its 1999 Annual Report on SEC Form 10K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission. Interested persons should write to:

Sally J. Hutchins, Senior Vice President
Union Bankshares Company
P.O. Box 479
Ellsworth, Maine 04605