Form 10-K, Exhibit 13
period 2000-12-31
UNION BANKSHARES CO/ME
filed 2001-03-28
CIK 745083

1
UNION BANKSHARES COMPANY

2000 ANNUAL REPORT






                               Dedication

                              In Memory Of:

                             Carroll V. Gay
                          Director for 14 Years


                           In Recognition of:

                           David E. Honey, Sr.
                          Director for 18 Years

                            C. Foster Mathews
                          Employee for 36 Years

                         Letter to Shareholders

January  2001

     The year 2000 was a very challenging time for your Bank. We undertook several significant initiatives in order to position the Bank for improved earnings opportunities in the years ahead. These by necessity had a negative impact on the bottom line for the year.

     First and foremost was the acquisition of The Waldoboro Bank, FSB. This move doubled the potential population base to which we can market our services and positioned us in a strong economy in the mid-coast region. We feel that this move gives us more opportunity for future growth than simply maintaining the status quo in Hancock and Washington Counties.

     Secondly we have expanded our physical facilities at the main office in Ellsworth. We added to our current space by purchasing the building next door which will provide space for staff who will offer a broader array of financial services than we currently provide. We already have two financial planners on staff and will be expanding into brokerage and insurance in the near future. Our investment and trust services have been growing at about 25 percent a year for several years now, and we're pressed for space so we have enlarged the third floor to accommodate more people so that we can maintain the quality of our service levels.

     From a technology perspective we moved to check imaging in the second quarter. Our old equipment had gone well beyond its service life and we felt the time was right to make the move. It even allowed us to provide check images to our NetBankingr customers. We enhanced the teller systems to bring them online and upgraded BankLiner, our telephone voice response system.

     Earnings for the year came in at $3,000,493, a 10.6 percent decline from the prior year. This was due to the unusually large increase in non interest expense which rose $1.7 million. A majority of this was associated with the acquisition of The Waldoboro Bank, FSB. The positive side of the equation shows net interest income up $1 million or 9.9 percent and non interest income up $212,000 or 6.2 percent. We also chose to boost our provision for loan losses by an added $171,000 to reflect the larger combined loan portfolio.

     We welcomed the following individuals to our team in 2000; many of whom joined us from The Waldoboro Bank, FSB.

                    Debra Ehrlenbach, Senior Auditor
                 Andrea Leonard, VP/Relationship Manager
                 Bonnie Poland, Loan Operations Officer
                   Annette Russell, Financial Planner
                    Scott Shields, Financial Planner
              Antoinette Buzzard, Electronic Services Clerk
                        Elizabeth Chatto, Teller
                           Jody Tripp, Teller
                  Nancy Worster, Deposit Services Clerk
                  Jane Dagley, AVP/Relationship Manager
                   Monica Grady, Relationship Manager
                          Meaghan Clark, Teller
                          Theresa Clark, Teller
                     Rachael Davis, Accounting Clerk
                          Sharon Davis, Teller
                          Tammy Kaspala, Teller
                         Lucinda Sargent, Teller
                         Jessica Strout, Teller
              Kelly Sprowl, Trust Administrative Assistant
                         Brandi Kimball, Teller
                  Pamela Dalfonso, Relationship Manager
                   Dianne Lawrence, AVP/Branch Manager
                      April Murray, Branch Manager
       Robert Carter, Senior Vice President/Branch Administration
                          Tabatha Allen, Teller
                          Sylvia Colson, Teller
                          Gretta Libby, Teller
                 Sandra Otis-Anderson, Branch Supervisor
                         Jessica Storer, Teller
                          Sherry Emery, Teller
                          Gayle Hustus, Teller
                       Michelle Philbrook, Teller
                           Alana Starr, Teller
             Christina Torres-York, AVP/Relationship Manager
                        Candice Abruzese, Teller
                        Rebecca Anderson, Teller
                          Joni Howlett, Teller
               Kathe Marion-Gallant, Mortgage Underwriter
                     Valerie Shields, Credit Analyst
                         Kimberly Tyler, Teller
                        Faye Hauck, Receptionist
                          Gloria Membry, Teller
                          Annette Spear, Teller
                     Aaron Jacobs, Operations Clerk

     We thank you, our shareholders, directors, officers and employees for your interest and support.

     Sincerely,                                   Sincerely,


     John V. Sawyer, II                           Peter A. Blyberg
     Chairman of the Board                        President and
                                                  Chief Executive Officer

Five-Year Summary   (000's Omitted)


                        2000      1999      1998      1997      1996
Deposits              $245,581  $192,848  $188,029  $177,386  $166,445
Loans                  205,019   127,623   110,399   107,062   101,044
Securities            *109,958  *107,509  *111,304   *96,065   *81,568
Shareholders' equity  **31,586  **29,771  **27,577  **25,565  **23,885
Total assets           348,242   257,850   251,195   222,560   202,066
Net earnings             3,000     3,355     3,090     2,700     2,452
Earnings per share        5.19      5.80      5.34      4.66      4.22

Equity Ratios
Equity expressed as a percentage of average:

                       **2000    **1999    **1998    **1997    **1996
Deposits                 14.4%     15.6%     15.1%     14.9%     14.4%
Loans                    19.0%     25.0%     25.4%     24.6%     24.6%
Total assets             10.4%     11.7%     11.6%     12.0%     12.1%
Earning assets           11.4%     12.7%     12.8%     13.0%     13.3%

Other Financial Highlights

                         2000      1999      1998      1997     1996
Return on average
 shareholders' equity**   9.5%     11.7%     11.6%     10.9%     10.6%
Return on average assets  1.0%      1.3%      1.3%      1.3%      1.2%
Return on average
   earning assets         1.1%      1.4%      1.4%      1.4%      1.4%


*Carrying value. Includes available for sale securities with cost of $100,678, $102,488, $101,610, $59,983 and $75,095 at December 31, 2000,
1999, 1998, 1997 and 1996, respectively.

**Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of ($466,522), ($2,128,324), $1,162,032, $437,749 and
($171,460) at December 31, 2000, 1999, 1998, 1997 and 1996, respectively.


SERVING THE CUSTOMER, CREATING A COMMUNITY

Every day Union Trust receives comments from our customers, from the people and businesses who are part of our community. We use this information to improve the level of service we provide, our aim is always to serve our customers better.

We want to share some of these remarkable comments with you. They emphasize what is most important to our success: serving our customers, and the community of which we are all a part. They are words of support, from the people who matter most: our customers.

Insert photo of Ellsworth

Insert the following 5 year bar charts:

Earnings Per Share
Book Value Per Share
Dividends Per Share
Total Assets
Net Income
Shareholders' Equity

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
December 31, 2000

Overview of Company

     Union Bankshares Company ("the Company") is a one-bank holding company, organized under the laws of the State of Maine and headquartered in Ellsworth, Maine. The Company's only subsidiary is Union Trust Company, (`the Bank") wholly owned and established in 1887. On August 31, 2000, the Company completed the acquisition of Mid-Coast Bancorp, Inc., a bank holding company with one principal subsidiary, Waldoboro Bank, FSB. On September 29, 2000, Waldoboro Bank, FSB was merged with and into Union Trust Company. The acquisition of Mid-Coast Bancorp, Inc. was accounted for under the purchase method of accounting. Union Bankshares' holding company structure can be used to engage in permitted banking-related activities, either directly, through newly formed subsidiaries, or by acquiring companies already established in those activities.

Business

     Union Trust Company is a full-service, independent, community bank that is locally owned and operated. Having acquired The Waldoboro Bank FSB during 2000, Union Trust now has fifteen offices located along Maine's coast, stretching from Waldoboro to Machias. Union Trust continues to provide banking, retirement, employee benefit, investment and personal trust services to individuals, businesses, municipalities, and non-profit organizations in its market area and throughout the state. To this broad list of services Union Trust added Financial Planning services during 2000. Offering financial advice to our customers is something we have been doing for many years. Financial Planning formalizes this by looking at a person's entire financial situation and providing a written plan with objectives for the customer to implement in order to reach their financial goals.

During 2000, many of our services were enhanced or upgraded. Having introduced Internet banking, known as NetBankingr, in September 1999, Net Bankingr Cash Management was unveiled in spring 2000. Net Bankingr Cash Management provides the same functionality as NetBankingr plus additional system enhancements designed specifically for the needs of small businesses. These include ACH origination services for direct deposit of payroll, stop payments and wire transfer initiation.

Hardware and software was purchased and implemented to provide
Relationship Managers with the ability to complete a mortgage loan application on a laptop computer either in or out of the office. This mobility and efficiency enhances the already exceptional service we provide to our mortgage customers.

The merger with The Waldoboro Bank FSB further necessitated service enhancements already on the year's docket. In June 2000, Check Imaging was installed with overwhelming success and customer acceptance. This has enabled customers to more easily reconcile their monthly statements and conveniently organize, store and reference their records. For the Bank, Check Imaging has brought all the operational efficiencies we hoped it would. Now customers receive images of their checks with their monthly statements, can view them on-line using NetBankingr, and can request them on CD-ROM for additional storage and retrieval convenience.

In July 2000, a new on-line teller system was installed. BankLiner telephone banking was also brought on-line. With both of these systems on-line, a customer can make a deposit at the branch and upon returning home can call BankLiner or log onto NetBankingr and have that deposit already reflected in their account balance. Or, if the customer were to make a transfer using BankLiner and then call Customer Service to verify their balance, the transfer would be reflected on their account.

The merger with The Waldoboro Bank FSB expanded our market. Union Trust's market area now covers five counties including Hancock and Washington plus Knox, Lincoln and Waldo. There are 192,000 people within this five county market area, representing a 125% expansion of the population base that Union Trust serves. The number of business establishments in this new expanded market area is 6,500 - a 116% increase. The Bank's products that are positioned to be most effective in this newly expanded market are NetBankingr, home mortgages, small business banking and trust and investment services. However, this new growth opportunity also brings new challenges, including new competitors. As we capitalize on the opportunity that the acquisition of The Waldoboro Bank FSB provides, during 2001 and beyond, we will also be positioning the Bank for product expansion. By peering in the window of the new Union Trust storefront on Main Street in Ellsworth, one can see Union Trust's future emerging, becoming a true provider of financial services in the broadest sense.

REVIEW OF FINANCIAL STATEMENTS

     The following discussion and analysis focus on the factors affecting Union Bankshares Company's financial condition at December 31, 2000 and 1999, and the financial results of operations during 2000, 1999 and 1998. The consolidated financial statements and related notes beginning on page 25 of this report should be read in conjunction with this review.

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

NET INCOME

     The Company reported net income in 2000 of $3,000,493, a decrease of $354,229 or 10.6% over 1999, as compared to an increase of $264,694 or 8.6% and $389,556 or 14.4% for 1999 and 1998, respectively.

     The following table summarizes the status of the Company's earnings and performance for the periods stated.

                                             December 31
                                    2000         1999          1998

Earnings per share                           $5.19     $5.80        $5.34
Return on average shareholders' equity*       9.5%     11.7%        11.6%
Return on average assets                      1.0%      1.3%         1.3%
Return on average earning assets              1.1%      1.4%         1.4%

*Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of ($466,522), ($2,128,324) and $1,162,032 at
December 31, 2000, 1999 and 1998, respectively.

     The decrease in net income for the twelve months ending December 31, 2000 versus the same period in 1999 was not unexpected due to significant one time expenses associated with the Mid-Coast acquisition during 2000 and several one time events that occurred in 1999, including one time gains on a sale of bank owned property and security gains realized on the Company's security portfolio.

WE GET TO KNOW OUR CUSTOMERS SO WE CAN SERVE THEM BETTER

"My Relationship Manager, Tina Torres-York, has bent over backwards to get me what I need for my business. She does a great job, knows my needs and negotiates on my behalf. She has worked so hard for us and we trust her completely. I couldn't ask for better service from Union Trust. The staff in Waldoboro is truly customer service friendly - a quality not usually found in the public today."

Insert photo of Waldoboro

NET INTEREST INCOME

     Net interest income continues to be the most significant determinant of the Company's earnings performance. Net interest income, when expressed as a percentage of average assets, is referred to as net interest margin. Management of interest rate risk has become paramount in ensuring the Bank's continued profitability. Changes in net interest income are the results of interest rate movements, changes in the balance sheet mix of earning assets and interest bearing liabilities, and changes in the level of nonearning assets and liabilities.

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

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
                                 (In Thousands)
                           (On a Tax Equivalent Basis)

                  2000                1999                    1998
         Average   Int  Yield/ Average   Int  Yield/ Average   Int   Yield/
         Balance  Earned Rate  Balance  Earned Rate  Balance  Earned  Rate
                  /Paid                  /Paid                /Paid
Assets
Interest Earning Assets:
 Securities available for
  sale   $101,234 $ 6,980 6.89 $105,663 $ 6,913 6.54 $ 77,517 $ 5,278 6.81
 Securities held to
  maturity  4,184     315 7.53    4,311     333 7.72   23,968   1,510 6.30
 Federal funds
  sold        821      44 5.36    5,705     294 5.15    6,384     326 5.11
 Loans
  (net)   149,169  13,656 9.15  115,825  10,237 8.83  108,057  10,241 9.47
Total interest earning
 assets   255,408 $20,995 8.22  231,504 $17,777 7.68  215,926 $17,355 8.04
Other nonearning
 assets    26,891                20,069                19,699
         $282,299              $251,573              $235,625

Liabilities
Interest Bearing Liabilities:
 Savings dep-
  osits  $100,245 $ 1,321 1.32 $ 67,766 $ 1,082 1.60 $ 69,656 $ 1,131 1.62
 Time
  deposits 84,012   4,540 5.40   77,139   3,784 4.91   77,545   4,223 5.44
 Money market
  accounts 22,192     808 3.64   21,262     728 3.42   11,765     560 4.76
Borrowings 32,328   2,629 8.13   20,969   1,502 7.16   18,077   1,260 6.97
Total interest bearing liabil-
ities     238,777 $ 9,298 3.89  187,136 $ 7,096 3.79  177,043 $ 7,174 4.05
Other noninterest bearing liabilities
 & shareholders'
 equity    43,522                64,437                58,582
         $282,299              $251,573              $235,625

Net interest
 income           $11,697               $10,681               $10,181

Net interest rate spread 4.33                   3.89                  3.99

Net interest margin      4.58                   4.61                  4.72



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

           ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
          For the years ended December 31, 2000, 1999 and 1998
                             (In Thousands)

                                    Year Ended December 31, 2000 vs. 1999
                                            Increase (Decrease)
                                              Due to Change In

                                      Volume      Rate   Rate/Volume*  Total
Interest Earning Assets
     Securities available for sale    $ (292)    $   300   $   53   $   61
     Securities held to maturity         (10)         10      (11)     (11)
     Federal funds sold                 (252)        262     (259)    (249)
Loans, net                             2,935      (3,058)   3,531    3,408
Total interest earning assets          2,381      (2,486)   3,314    3,209

Interest Bearing Liabilities
     Savings deposits                    522        (433)     150      239
     Time deposits                       341        (374)     790      757
     Money market accounts                31         (34)      82       79
     Borrowed funds                      813        (924)   1,238    1,127
Total interest bearing liabilities     1,707      (1,765)   2,260    2,202
Net change in net interest income     $  674     $  (721)  $1,054   $1,007


                                     Year Ended December 31, 1999 vs. 1998
                                             Increase (Decrease)
                                               Due to Change In

                                      Volume      Rate   Rate/Volume*  Total
Interest Earning Assets
     Securities available for sale    $1,918     $(1,787)  $1,465   $1,596
     Securities held to maturity      (1,238)      1,044     (997)  (1,191)
     Federal funds sold                  (34)         35      (33)     (32)
     Loans, net                          728        (674)    (263)    (209)
Total interest earning assets          1,374      (1,382)     172      164

Interest Bearing Liabilities
     Savings deposits                     33          32     (114)     (49)
     Time deposits                       (27)         23     (435)    (439)
     Money market accounts               452        (326)      42      168
     Borrowed funds                      202        (208)     248      242
Total interest bearing liabilities       660        (479)    (259)     (78)
Net change in net interest income     $  714     $  (903)   $ 431    $ 242

*Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors.

     Net interest income increased by $1,007,607 or 9.9% during 2000. This increase was primarily due to increases in interest earning assets, in particular, loans of $77,396,131 and investments of $2,449,320, offset in part by an increase in interest paying liabilities, in particular, an increase in deposits of $52,732,883 and borrowings of $34,610,888.
During 1999, net interest income increased by $242,224 or 2.4% compared to 1998. This increase was attributed to increases in loans of $17,223,368, offset in part by a decrease in investments of $3,795,339 and an increase in savings and money market accounts. During 1998, net interest income increased by $474,448 or 5.0% compared to 1997. This increase was attributed to higher loan and investment volumes, offset by a higher cost of funds (interest on deposits and borrowings). The weighted average yield on a tax equivalent basis on interest earning assets was 8.22% for 2000, up slightly over 1999 of 7.68%. In 1998, the weighted average yield was 8.04%. The Company's net interest margin was 4.58%, 4.61% and 4.72% for 2000, 1999 and 1998, respectively, and the net interest income spread was 4.33% in 2000, 3.89% in 1999 and 3.99% in 1998. Overall margin compression, the Federal Reserve reducing the Federal Funds rate, increased competition from bank and non-bank institutions in our service area and pricing pressures continue to be significant factors in the Bank's ability to grow net interest income at a faster pace.

     Interest and dividend income increased $3,209,006 or 18.6% during 2000, primarily due to growth in the loan portfolio and investment securities, and an increase in the yield on average earning assets to 8.22% in 2000 from 7.68% in 1999.

     Loan increases, particularly in real estate loans, were primarily the result of the acquisition of The Waldoboro Bank FSB, the business development program conducted by the Bank's Relationship Managers, attractive interest rates and a strong local economy. Interest and dividend income increased slightly by $164,574 or 1.0% in 1999 and $914,358 or 5.7% in 1998, primarily due to increased interest on loans and investments due to volume growth offset in part by narrowing margins.

     The average balances of non-accrual loans can also affect the average yield earned on all outstanding loans. Nonaccrual loans as of December 31, 2000 were $3,390,000 and lowered the average yield on loans by 35 basis points for 2000. The average balances on nonaccrual loans in 1999 and 1998 were minimal and, therefore, had an insignificant effect on average loan yield.

     Interest expense on deposits and borrowings increased $2,201,399 or 31.0% in 2000 compared to 1999. This increase was the result of acquired deposits and borrowings of $77,379,205. The cost of borrowings increased by $1,127,000 or 97 basis points on average during the year. The overall cost of deposits increased by $1,075,000 or 19 basis points due primarily to the increase in interest expense of certificates of deposit. Interest expense on deposits and borrowings decreased $77,650 or 1.1% in 1999 compared to 1998. The cost of borrowings increased by $242,000 or 19 basis points on average during the year. The overall cost of deposits decreased by $319,000. Interest expense in 1998 increased $439,910 or 6.5% over 1997. This increase was primarily driven by the expense of short-term borrowings and certificates of deposit.

PROVISION FOR LOAN LOSSES

     The process of evaluating the adequacy of the allowance for loan losses involves a high degree of management judgment, based, in part, on systematic methods. These methods include a loan by loan analysis of all larger commercial and commercial real estate loans as well as those that were nonperforming or under close monitoring by management for potential problems. Other factors included in the evaluation of the adequacy of the allowance for loan losses involve overall loan growth; the character and mix of the loan portfolio; current trends in nonperforming loans, delinquent loans and net charge-offs; new loan originations; and other asset quality considerations. The Company has an independent loan review program that supports the Company's lending strategies, monitors compliance with established loan policies and procedures and identifies credit trends.

     During 2000, the Company provided $371,000 to the allowance for possible loan losses, compared to $200,000 and $285,000 in 1999 and 1998, respectively. During 2000, the allowance was increased because of loans acquired from The Waldoboro Bank FSB, overall loan growth and an increase in nonaccrual loans, in particular, in the commercial loan category. Overall loan mix can be seen on page 14 of this section and additional information concerning the level of the allowance and historical charge-off experience can be found in footnote 6 on page 30.

     The following table sets forth information concerning the allocation of the Company's allowance for loan losses by category:



                        Allowance for Loan Losses

                                      December 31,
                       2000              1999                 1998
Loan Category   Amount      % of  Amount      % of     Amount    % of Loans
                          Loans in           Loans in              in Each
                            Each              Each                Category
                          Category           Category             to Total
                          to Total           to Total               Loans
                           Loans              Loans
Commercial       $2,695     10.2%  $2,176      12.7%   $1,933       14.4%
Residential         647     78.2%     449      69.0%      454       66.4%
Real Estate
Municipal             0      1.8%       0       6.9%        0        5.3%
Installment          34      9.8%       4      11.4%       47       13.9%
Totals           $3,376    100.0%   2,629     100.0%   $2,434      100.0%

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

     The following table reflects the quality of the Bank's loan portfolio and the emphasis placed upon the management of credit risk:

                                                   (000's omitted)
                                                      December 31,
                                                    2000       1999

Nonaccrual loans                                  $3,390    $   437
Loans past due 90 days and accruing                   21        314
Total nonperforming assets                         3,411        751

Ratio of total nonperforming loans to capital and the
   allowance for loan losses (Texas ratio)          .098       .025
Ratio of net recoveries (charge-offs) to loans         0          0
Ratio of allowance for loan losses to loans          .02        .02
Coverage ratio (allowance for loan losses divided by
  nonperforming assets)                             .990      3.501
Ratio of nonperforming assets to total assets       .010       .003
Ratio of nonperforming loans to total loans         .017       .006

NONINTEREST INCOME

     Total noninterest income was $3,639,548, $3,426,328 and $3,155,412 for the years ended December 31, 2000, 1999 and 1998, respectively. The $213,221 or 6.2% increase in non-interest income during 2000 was primarily attributable to a $245,914 or 27.1% increase in trust department income, a $105,720 or 14.9% increase in VISA income offset by a decrease of $114,937 or 22.3% in loan department income. The $270,916 or 8.6% increase in noninterest income during 1999 was primarily attributable to a $180,816 or 24.9% increase in trust department income, a $153,984 gain on other real estate owned and a $69,458 or 10.8% increase in VISA income. The $547,206 or 21.0% increase during 1998 was primarily due to increases in trust department income, loan department income, and mortgage servicing rights.

     The following table summarizes information relating to the Company's noninterest income:

                                         Year Ended December 31,
                                       2000        1999       1998

Net security gains (losses)       $  (13,545) $  (15,728) $   31,842
Trust department income             1,152,910    906,996     726,180
Service income                        291,195    314,268     331,574
VISA income                           817,275    711,555     642,097
Loan department income                399,414    514,351     554,120
Gain on other real estate owned             0    153,984           0
Other noninterest income              992,299    840,901     869,599
Total noninterest income           $3,639,548 $3,426,327  $3,155,412

NONINTEREST EXPENSE

     Total noninterest expenses, which consist primarily of employee compensation and benefits, occupancy and equipment expenses and other general operating expenses, increased $1,704,412 or 19.7% during 2000, $250,090 or 3.0% during 1999 and $397,098 or 4.9% during 1998. The increase in non-interest expenses in 2000 was primarily attributable to increased staffing, the expenses related to upgrading equipment and facilities and non-recurring acquisition related costs, in particular, those costs related to obsolete systems and contracts. The increase in noninterest expenses in 1999 was attributable to salary and staffing increases, in particular in the Trust and Investment Services department and expenses related to new technology and access channels to the Bank and its services. The increase in 1998 was attributable to salary and staffing increases, depreciation, taxes and rent expenses related to our newest branch in Bar Harbor and expenses related to strategic initiatives.

INCOME TAXES

     The Company recognized $1,077,000, $1,377,355 and $1,294,000 in income tax expense for the years ended December 31, 2000, 1999 and 1998, respectively. The effective tax rate was 26.4% for 2000, 29.1% for 1999 and 29.5% for 1998. The Bank has sufficient refundable taxes paid in available carry back years to fully realize its recorded deferred tax asset of $2,014,124 at December 31, 2000.

FINANCIAL CONDITION

     Set forth below is a discussion of the material changes in the Company's financial condition for the periods indicated.

     BALANCE SHEET REVIEW

OVERVIEW

     The year 2000 was highlighted by the acquisition of Mid-Coast Bancorp, Inc. on August 31, 2000. Its only subsidiary, The Waldoboro Bank, FSB, had branch locations in Belfast, Rockland, Jefferson and Waldoboro. These branch locations represent a logical expansion of the Company's service area. The acquisition was accounted for under the purchase method of accounting for business combinations. On September 29, 2000, the Company assumed $63.4 million in deposits, $14.0 million in borrowings, $65.9 million in loans and $10.2 million in securities.

     Total assets at December 31, 2000 were $348,242,126, an increase of $90,392,461 or 35.1% from December 31, 1999. The change in assets consisted primarily of a $76,535,015 increase in net loans, an increase in investment securities of $2,468,674, an increase of $1,278,699 in cash and due from banks and federal funds sold, and an increase in other assets of $7,000,520. The asset growth was supported by an increase of $52,732,883 in deposits and $34,610,888 in borrowings. Total assets increased $6,654,860 or 2.6% in 1999.

INVESTMENT SECURITIES

     Securities available for sale, which include U.S. Government securities, callable agency bonds, municipals, mortgage backed securities and certificates of deposit, increased $2,449,320 or 2.3%. During 2000, the Bank elected to maintain the level of the securities portfolio to enhance its contribution to net interest income, maximize yields, reduce exposure of continuously callable agencies, manage cash flow, control risk and to provide diversification. Those securities acquired from The Waldoboro Bank FSB of $10.2 million were allowed to mature or were sold. As of December 31, 2000, the Company has a net unrealized loss of $706,851 in this portfolio.

     In 1999, securities available for sale increased $3,655,862 or 3.5%
due primarily to planned portfolio growth.   As of December 31, 1999, the
Company had a net unrealized gain of $3,224,735 in this portfolio.

     Securities held to maturity, which include in-state municipals, decreased $385,043 or 9.1% in 2000, compared to a $139,477 or 3.2%
decrease in 1999.

     The changes in the securities portfolio reflect the Company's efforts to meet asset and liability objectives and otherwise manage its liquidity and funding needs within the parameters of the Company's policies. For further discussion, see the Risk Management section, page 16.

LOANS

     Union Trust offers a wide variety of loan products to serve the financial needs of individuals, businesses, municipalities and nonprofit organizations. Total loans (which excludes loans held for sale) reached a record high of $205,018,708 (which includes $65,945,392 in loans acquired from The Waldoboro Bank FSB) at December 31, 2000, a 60.6% increase from total loans of $127,622,577 at December 31, 1999. As of December 31, 1999, loans increased $17,223,368 or 15.6% over 1998.

     Real estate mortgage loans, which consist of loans secured by real estate (commercial, residential and home equity loans), increased by $72.3 million or 82.1% in 2000. During 1999, real estate loans increased $14.8 million or 20.1% from $73.2 million to $88.0 million. The Company generally retains adjustable rate mortgages in its portfolio, but will from time to time, retain fixed rate mortgages. With a relatively low interest rate environment, it has been the Company's asset/liability strategy for 2000 to hold fixed rate mortgages in its portfolio. The yields on these interest earning assets have been higher than yields available in the investment portfolio. The Company also originates fixed rate residential loans for sale to investors in the secondary market. However, during 2000, volumes were down from 1999.

Commercial loans increased by $4.8 million or 29.5% during 2000. In 1999, commercial loans increased from $16.0 million to $16.2 million, an increase of $242,850 or 1.5%. Commercial loans consist of loans secured by various corporate assets, as well as loans to provide working capital in the form of lines of credit.

Consumer loans increased by $5.5 million or 37.6% in 2000. In 1999, consumer loans decreased from $15.3 million to $14.5 million, a decrease of $819,298 or 5.4%. Consumer loans include credit card, overdraft protection, automobile, boat, recreation vehicle, mobile home and personal loans.

Municipal loans decreased by $5.1 million or 58.0% in 2000 due mainly to a large municipal loan payoff in late fall. In 1999, municipal loans increased from $5,798,085 to $8,845,000, an increase of $3,046,915 or
52.5%.

     Loan mix and growth trends, as of December 31, 2000, are illustrated in the graphs below:

                         INSERT 5 YEAR BAR CHART
                           LOAN GROWTH TRENDS

                            INSERT PIE CHART
                                LOAN MIX

DEPOSITS

     Deposits represent the Company's primary source of funds for lending, investing and as a general source of liquidity for the Bank. In 2000, total deposits increased by $52.7 million (including $63,414,205 in deposits acquired from The Waldoboro Bank FSB) or 27.3% over 1999, ending the year at $245,580,717. The Company experienced growth in all deposit categories in 2000 with savings accounts increasing 23.5%, money market accounts increasing 6.2%, demand deposits increasing 11.6% and time deposits increasing 42.5%. The Company offers a wide array of deposit products in its market area, including checking accounts, money market accounts, savings accounts, certificates of deposit and retirement savings plans. In 1999, total deposits increased by $4,818,818 or 2.6%.

     In the Bank's market area, the banking business is somewhat seasonal due to an influx of tourist and seasonal residents returning to the area each spring and summer. As a result, the Bank has an annual deposit swing, from a high point in mid October to a low point in June. This deposit swing is predictable and does not have a material adverse effect on the Bank.

     Deposit mix and growth trends, as of December 31, 2000, are illustrated in the graphs below:

                         INSERT 5 YEAR BAR CHART
                          DEPOSIT GROWTH TRENDS

                            INSERT PIE CHART
                               DEPOSIT MIX

BORROWINGS

     Borrowings supplement deposits as a source of funds for the Bank.
In addition to borrowing from the Federal Home Loan Bank (FHLB), the Bank uses securities sold under agreement to repurchase accounts to provide additional liquidity. Total borrowings as of December 31, 2000 were $66,202,561, an increase of $34,610,888. In 1999, total borrowings increased $2,174,446 over 1998.

SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES

     The Federal Reserve Board's capital requirement generally calls for an 8% total capital ratio, of which 3% must be comprised of Tier I capital. Risk based capital ratios are calculated by weighting assets and off balance sheet instruments according to the relative credit risk. As of December 31, 2000, the Company's Tier I ratio of 11.64% far exceeds the Federal Reserve Board's guidelines.

     Total shareholders' equity, excluding a net unrealized loss on available for sale securities of $466,522 in 2000 and $2,128,324 in 1999, increased $1,814,880 in 2000, primarily as a result of net income of $3,000,493, offset by dividends declared of $1,155,375.

     During 1999, the Company declared a 20% stock dividend. Dividends of $1,107,916 were declared on the Company's common stock and represented a 14.9% increase over 1998. The dividend payouts for 2000, 1999 and 1998 were 38.5%, 33.0% and 31.2% of net income, respectively.

     Union Bankshares Company stock, $12.50 par value, is not listed on any national exchange, nor is it actively traded. Since the Company is not aware of all trades, the market price is established by determining what a willing buyer will pay a willing seller. Based upon the trades that the Company had knowledge of (per quotes from local brokerages), high and low bids for each quarter for 2000 and 1999 are listed in the following table. Prices have been adjusted to reflect a 20% stock dividend distributed in May 1999.

          1st Quarter       2nd Quarter       3rd Quarter     4th Quarter
2000   107.00 to 107.00   97.50 to 107.00   95.00 to 97.50   85.00 to 85.00
1999   108.33 to 108.33  106.63 to 106.67  106.63 to 108.00 108.00 to 110.00

     As of December 31, 2000, there were 737 holders of record of Union Bankshares Company common stock.

     Quarterly dividends per share paid by the Company in 2000 and 1999 were as follows:
                              2000           1999

       1st Quarter           $ .50           $ .41
       2nd Quarter           $ .50           $ .41
       3rd Quarter           $ .50           $ .50
       4th Quarter           $ .50           $ .50

             Total           $2.00           $1.82


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

     Financial risks managed by the Company include:

         Credit risk
         Interest rate risk (including asset/liability management)
         Market risk
         Liquidity risk
         Off balance sheet risks/commitments

CREDIT RISK MANAGEMENT

     The Company's net loan portfolio as of December 31, 2000 accounted for 58% of total assets and represents its primary source of credit risk. Substantial amounts of time and resources have been dedicated to the management of credit risk within the Bank's loan portfolio. Future emphasis will be applied toward enhancing the already proven systems of checks and balances to manage the origination, processing and collection of loans. Additional information relating to credit risk may be found on page 11, "Provision for Loan Losses," and Note 16 to the consolidated financial statements.

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

     Net interest income sensitivity to movements in interest rates is measured through the use of a simulation model that analyzes resulting net income under various interest rate scenarios established by regulators. Projected net interest income (NII) is modeled based on both an immediate rise or fall in interest rates ("rate shock"). The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities and factors in projections for activity levels by product lines of the Company. Assumptions are made as to the changing relationship between different interest rates as interest rates increase/decrease (basis risk) and the customer's ability to prepay loans and withdraw deposit balances or transfer them to a higher yielding account (embedded option). The sensitivity analysis is compared to ALCO policy limits, which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 2000 and 1999.

                                     Estimated
          Rate Change             NII Sensitivity

                                   2000       1999

           +200 bp             +   1.6%   +   3.3%
           -200 bp             -   2.8%   -   6.2%

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

     Based on the information and assumptions in effect on December 31, 2000, under five rate simulations used, the Company's net interest income and net income remain strong, with the return on assets ratio remaining above 1% under all simulations.

LIQUIDITY RISK MANAGEMENT

     Liquidity management is the process by which the Company structures its liquidity to meet the cash flow requirements of its customers as well as day to day operating expenses. Many factors affect the Company's ability to meet its liquidity needs, including its mix of assets and liabilities, interest rates and local economic conditions. The Company's actual inflow and outflow of funds is detailed in the Consolidated Statement of Cash Flows on pages 23-24.

     Liquidity comes from both assets and liabilities. The assets of the balance sheet provide liquidity through prepayment and maturities of outstanding loans, investments and mortgage backed securities and the sale of mortgage loans. The liability side provides liquidity through deposits and borrowings from Federal Home Loan Bank of Boston. During 2000 and 1999, the Company used its sources of funds primarily to meet ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan originations and maintain a substantial securities portfolio.

     The Company's liquidity policy currently includes requirements that the Company maintain liquidity as a percentage of total assets at a minimum of 5%. Access to Federal Home Loan Bank advances allows the Company to maintain a lower liquidity level than might otherwise be required. As of December 31, 2000, the Company had a 7.4% liquidity ratio.

OFF BALANCE SHEET RISKS AND COMMITMENTS

     As of December 31, 2000 and 1999, the total approved loan commitments outstanding, the commitment under unused lines of credit and the unadvanced portion of loans amounted to $36,980,000 and $35,990,000, respectively.

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

     The Company as of December 31, 2000 and 1999 exceeds all applicable federal and state laws and regulations regarding minimum regulatory capital and is categorized as a well-capitalized bank.

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

RECENT ACCOUNTING DEVELOPMENTS

     The Financial Accounting Standards Board recently issued the following Statement of Financial Accounting Standards (SFAS):

  SFAS No. 137   Accounting for Derivative Instruments and Hedging Activities
  SFAS No. 138   Accounting for Certain Derivative Instruments and Certain
                 Hedging Activities
  SFAS No. 140   Accounting for Transfers and Servicing of Financial Assets
                 and Extinguishments of Liabilities

SFAS No. 133, establishes accounting and reporting standards for derivative instruments and for hedging activity. The Company adopted SFAS No. 133 effective July 1, 1998. During the years ended December 31, 2000 and 1999, the Company did not hold any derivative instruments and management does not expect to enter into derivative transactions in the near future. The effect of adopting SFAS No. 133 on the consolidated financial statements of the Company was limited to the transfer of securities from held to maturity to available for sale.

SFAS No. 137 and 138, which amend SFAS No. 133 and establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities, are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect these statements to have any material impact to its consolidated financial condition and results of operations.

SFAS No. 140 replaces SFAS No. 125. It is effective for transfers occurring after March 31, 2001. The Company does not expect this statement to have any material impact to its consolidated financial condition and results of operations.

IT'S ABOUT PROVIDING YOU WITH THE BEST CUSTOMER SERVICE, ALL THE TIME

"I deal with banks every single day in my profession and I can assure you that the exceptional treatment I received from Jane Dagley in Rockland is not standard operating procedure. For a bank employee to go out of their way to assist me with my little problem? Unheard of! Ms. Dagley's response: "Just doing my job." Well I appreciated what felt like special treatment. Once in a while you find someone who'll go that extra mile. You appreciate it of course but this experience simply could not pass with just a thank you. Jane was totally professional, understanding, and pleasant!"

Insert photo of Rockland

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2000 AND 1999
                                                2000               1999
ASSETS
Cash and due from banks  (note 2)           $ 10,309,649       $  9,035,081
Federal funds sold                                43,829             39,698
Available for sale securities, at market
   value  (note 3)                           101,138,345         99,714,632
Held to maturity securities, at cost  (note 4)
   (market value $3,830,800 and $4,142,076 at
    December 31, 2000 and 1999, respectively)  3,851,461          4,236,504
Other investment securities at cost, which
    approximates market value                  4,968,350          3,557,700
Loans held for sale                              320,125            594,464

LOANS  (note 5):
Real estate                                  160,333,395         88,047,637
Commercial and industrial                     21,001,790         16,221,882
Municipal                                      3,717,912          8,845,000
Consumer                                      19,965,611         14,508,058
                                             205,018,708        127,622,577
Deferred loan costs (fees)                       (87,619)            26,574
Less allowance for loan losses  (note 6)       3,376,395          2,629,472
Net loans                                    201,554,694        125,019,679
Premises, furniture and equipment,
  net  (note 8)                                6,371,464          2,987,572
Core deposit intangible (note 9)                 307,619                  0
Goodwill (note 9)                              6,572,652                  0
Other assets  (notes 7, 9, 13 and 14)         12,803,938         12,664,335
Total assets                                $348,242,126       $257,849,665

LIABILITIES
DEPOSITS
Demand deposits                             $ 28,313,749       $ 25,368,731
Savings deposits (including NOW deposits
   totaling $45,991,547 in 2000 and
   $38,170,328 in 1999)                       85,946,245         69,602,376
Money market accounts                         23,854,901         22,465,087
Time deposits  (note 10)                     107,465,822         75,411,640
Total deposits                               245,580,717        192,847,834
Advances from Federal Home Loan
 Bank (note 11)                               51,123,250         18,451,250
Other borrowed funds  (note 12)               15,079,311         13,140,423
Other liabilities  (notes 13 and 14)           5,339,174          5,767,167
Total liabilities                            317,122,452        230,206,674
Contingent liabilities and commitments
   (notes 8, 15, 16 and 17)

SHAREHOLDERS' EQUITY
Common stock, $12.50 par value.  Authorized
   1,200,000 shares, issued 582,394
    shares in 2000 and 1999                    7,279,925         7,279,925
Surplus                                        3,963,472         3,963,533
Retained earnings  (note 15)                  20,682,146        18,837,028
Accumulated other comprehensive loss
   Net unrealized loss on available for
    sale securities net of deferred tax
    asset of $240,329 and $1,096,409 at
    December 31, 2000 and 1999,
    respectively  (note 3)                      (466,522)       (2,128,324)
Treasury stock, at cost (4,900 shares
    in 2000 and 4,546 shares in 1999)           (339,347)         (309,171)
Total shareholders' equity                    31,119,674        27,642,991
Total liabilities and shareholders' equity  $348,242,126      $257,849,665

The accompanying notes are an integral part of these consolidated financial statements.


UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                             2000         1999         1998

INTEREST AND DIVIDEND INCOME
Interest and fees on loans                $13,441,308  $10,032,349  10,240,991
Interest on securities available for sale   6,770,631    6,709,940   5,113,775
Interest on securities held to maturity       217,794      229,221   1,420,204
Interest on federal funds sold                 44,557      293,774     325,740
Total interest income                      20,474,290   17,265,284  17,100,710

INTEREST EXPENSE
Interest on savings deposits                1,321,363    1,082,132   1,131,252
Interest on money market accounts             807,451      728,408     560,186
Interest on time deposits                   4,539,942    3,783,922   4,222,178
Interest on borrowings                      2,629,096    1,501,991   1,260,487
Total interest expense                      9,297,852    7,096,453   7,174,103
Net interest income                        11,176,438   10,168,831   9,926,607
Provision for loan losses  (note 6)           371,000      200,000     285,000
Net interest income after provision
  for loan losses                          10,805,438    9,968,831   9,641,607

NONINTEREST INCOME
Net securities gains (losses)  (note 3)       (13,545)     (15,728)     31,842
Trust department income                     1,152,910      906,996     726,180
Service charges on deposit accounts           291,195      314,268     331,574
VISA income                                   817,275      711,555     642,097
Loan department income                        399,414      514,351     554,120
Gain on other real estate owned                     0      153,984           0
Other income                                  992,299      840,901     869,599
Total noninterest income                    3,639,548    3,426,327   3,155,412
Income before noninterest expenses         14,444,986   13,395,158  12,797,019

NONINTEREST EXPENSE
Salaries and wages                          4,100,498    3,445,803   3,182,478
Pension and other employee
 benefits  (note 13)                        1,057,498      909,087     976,522
Insurance                                     122,786      110,065      97,853
FDIC insurance                                 44,851       21,414      20,859
Net occupancy expenses                      1,206,485      975,143     955,316
Equipment expenses                            450,104      373,208     289,376
Advertising                                   156,278      179,148     176,649
Supplies                                      372,911      265,919     272,239
Postage                                       187,435      175,031     154,161
Telephone                                     116,974      125,330     141,738
Other professional fees                       200,922      297,018     319,975
Other expenses                              2,350,751    1,785,915   1,825,825
Total noninterest expenses                 10,367,493    8,663,081   8,412,991
Income before income taxes                  4,077,493    4,732,077   4,384,028
Income taxes  (note 14)                     1,077,000    1,377,355   1,294,000
Net income                                 $3,000,493   $3,354,722  $3,090,028

Net income per common share                $     5.19   $     5.80  $     5.34
Cash dividends declared per common share   $     2.00   $     1.82  $     1.64

Weighted average common shares outstanding    577,716      578,086     578,211

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 2000, 1999 and 1998
                                                      ACCUMULATED    TOTAL
                                                         OTHER       SHARE-
            COMMON             TREASURY   RETAINED   COMPREHENSIVE   HOLDERS'
            STOCK    SURPLUS    STOCK     EARNINGS    INCOME (LOSS)  EQUITY

Balance at December 31,
 1997    $7,279,925 $3,948,797 $(160,695) $14,497,464 $   437,749 $26,003,240

Net income,
 1998             0          0         0    3,090,028           0   3,090,028
Change in net unrealized
 gain (loss) on available
 for sale securities,
 net of tax of
 $373,116         0          0         0            0     724,283     724,283
Total comprehensive
 income           0          0         0    3,090,028     724,283   3,814,311
Sale of 510 shares treasury
 stock            0          0    53,546            0           0      53,546
Repurchase of 1,742 shares treasury
 stock            0          0  (181,870)           0           0    (181,870)
Redeem minority interest
 shareholders     0     14,635         0            0           0      14,635
Cash dividends
 declared         0          0         0     (964,144)          0    (964,144)
Balance at December 31,
 1998    $7,279,925 $3,963,432 $(289,019) $16,623,348  $1,162,032 $28,739,718

Net income,
 1999             0          0         0    3,354,722           0   3,354,722
Change in net unrealized gain
 (loss) on available for sale
 securities, net of tax of
 $(1,695,031)     0          0         0            0  (3,290,356) (3,290,356)
Total comprehensive
 income           0          0         0    3,354,722  (3,290,356)     64,366
Sale of 556 shares treasury
 stock            0        101    60,316            0           0      60,417
Repurchase of 726 shares treasury
 stock            0          0   (80,468)           0           0     (80,468)
Payment for fractional
 shares totaling 258.80
 shares           0          0         0      (33,126)          0     (33,126)
Cash dividends
 declared         0          0         0   (1,107,916)          0  (1,107,916)
Balance at December 31,
 1999    $7,279,925 $3,963,533 $(309,171) $18,837,028 $(2,128,324) $27,642,991

Net income,
 2000             0          0         0    3,000,493           0    3,000,493
Change in net unrealized gain
 (loss) on available for sale
 securities, net of tax of
 $856,080         0          0         0            0   1,661,802    1,661,802
Total comprehensive
 income           0          0         0    3,000,493   1,661,802    4,662,295
Sale of 516 shares treasury
 stock            0        (61)   55,084            0           0       55,023
Repurchase of 870 shares treasury
 stock            0          0   (85,260)           0           0      (85,260)
Cash dividends
 declared         0          0         0   (1,155,375)          0   (1,155,375)
Balance at December 31,
 2000    $7,279,925 $3,963,472 $(339,347) $20,682,146  $ (466,522) $31,119,674



The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH
FLOWS
Years ended December 31, 2000, 1999 and 1998
                                         2000           1999          1998
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Net income                          $  3,000,493   $  3,354,722  $  3,090,028

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
Goodwill amortization                    162,406              0             0
Depreciation                             662,742        478,466       460,820
Net amortization of premium (accretion
 of discount) on investments             (93,650)       (62,422)        8,252
Provision for loan losses                371,000        200,000       285,000
Net (gain) loss on sale of available
 for sale securities                      13,545         15,728       (31,842)
Net loss on sale of equipment                  0          1,867         6,467
Gain on sale of other real estate owned        0       (153,984)            0
Originations of loans held for sale   (4,129,490)   (18,010,986)  (23,861,002)
Proceeds from loans held for sale      4,403,829     18,589,135    20,861,264
Net change in other assets             1,185,273       (943,556)      (16,783)
Net change in other liabilities       (1,487,982)     1,954,816        24,910
Net change in deferred loan
 origination fees                        114,193         (3,352)      (47,382)
Provision for deferred income tax expense      0              0       211,280
Net cash provided by operating
 activities                         $  4,202,359  $   5,420,434   $   991,012

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition costs                   $ (1,564,452) $           0   $         0
Cash paid to Mid-Coast stockholders in
 connection with Mid-Coast
 acquisition                         (11,809,047)             0             0
Cash received through Mid-Coast
 acquisition                           4,403,785              0             0
Proceeds from sale of available
 for sale securities                   8,278,721     33,240,067    13,525,454
Purchase of available for sale
 securities                          (10,821,602)   (48,397,100)  (54,796,618)
Proceeds from maturities and principal
 payments on available for sale
 securities                           12,535,982     13,888,678    28,548,951
Purchase of held to maturity securities  (50,000)      (100,000)   (4,804,544)
Proceeds from maturities and principal payments
   on held to maturity securities        421,250        225,000     4,347,687
Purchase of other investment securities        0              0      (939,000)
Purchase of life insurance policies            0     (5,600,000)            0
Proceeds from sales of other real
 estate owned                                  0        529,490             0
Net increase in loans to customers   (11,074,816)   (12,263,189)   (3,400,185)
Proceeds from sales of fixed assets            0              0         7,900
Capital expenditures                  (2,022,435)      (814,130)     (286,810)
Net cash used by investing
 activities                         $(11,702,614)  $(19,291,184) $(17,797,165)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in demand, savings and
   money market accounts            $ (8,660,189)  $  9,064,716  $  7,627,294
Increase (decrease) in time deposits  (2,021,133)    (4,245,898)    3,015,857
Net change in advances from Federal
 Home Loan Bank                       18,707,000     (2,000,000)   11,178,000
Net change in other borrowed funds     1,938,888      4,174,446     3,275,002
Payment to eliminate fractional shares         0        (33,126)            0
Purchase of treasury stock               (85,260)       (80,468)     (181,870)
Sale of treasury stock                    55,023         60,417        53,546
Elimination of minority shares                 0              0        14,635
Dividends declared                    (1,155,375)    (1,107,916)     (964,144)
Net cash provided by financing
 activities                         $  8,778,954  $   5,832,171  $ 24,018,320
Net increase (decrease) in cash
 and cash equivalents                  1,278,699     (8,038,579)    7,212,167
Cash and cash equivalents at
 beginning of year                     9,074,779     17,113,358     9,901,191
Cash and cash equivalents at
 end of year                        $ 10,353,478  $   9,074,779  $ 17,113,358


The accompanying notes are an integral part of these consolidated financial statements.

     2000                           1999          1998

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION

Interest paid                  $  8,900,821   $  7,278,946   $   7,174,676
Income taxes paid              $  1,185,800   $  1,431,000   $   1,518,991


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Net  increases (decreases) required
 by Statement of Financial Accounting
 Standards No. 115 "Available for
 Sale Securities"              $  2,517,882   $ (4,985,387)  $   1,097,399
Deferred income tax assets
 (liabilities) thereon         $   (856,080)  $  1,695,031   $    (373,116)
Cost of held to maturity securities
 transferred to available
 for sale                      $          0   $          0   $  28,502,694
Unrealized gain on securities transferred to
  available for sale, net of deferred taxes
  of $138,627                  $          0   $          0   $     269,100
Loans held for sale transferred
 to loan portfolio             $          0   $  4,965,343   $           0

The accompanying notes are an integral part of these consolidated financial statements.


WHEN YOU CARE ABOUT YOUR CUSTOMERS, THEY CARE ABOUT YOU

"Part of the difficulty in moving from Machias was leaving my friends at Union Trust-Lisa, Lori, Becky, and Donna. I learned, through this wonderful group of people, what "relationship banking" really means. In over thirty years of banking it has become evident that a special human chemistry operates at Union Trust, a rare combination of good will, smiling faces and total professionalism."

Insert photo of Machias

UNION BANKSHARES COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2000 and 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Business
     Union Bankshares Company (the Company) provides a full range of banking services to individual and corporate customers through its subsidiary and branches in Maine. It is subject to regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     Operating Segments
     Operations are managed and financial performance is evaluated on a corporate-wide basis. Accordingly, all the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

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

     Material estimates that are particularly susceptible to significant change in the future relate to the determination of the allowance for loan losses and valuation of other real estate owned. In connection with the determination of the allowance for loan losses and the carrying value of other real estate owned, management obtains independent appraisals for significant properties.

     Management believes that the allowance for loan losses and the carrying value of other real estate owned are adequate. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowances might be necessary based on changes in economic conditions, particularly in northern New England.
In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. These agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

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

     Investments
     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," on July 1, 1998. The Company does not hold any derivative instruments or engage in hedging activities; therefore, adoption of SFAS No. 133 on the financial statements of the Company is limited to the transfer of held to maturity securities to available for sale upon adoption of the standard.

     Available for Sale Securities
     Available for sale securities consist of marketable securities that the Company anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and similar factors. These assets are specifically identified and are carried at fair value. Amortization of premiums and accretion of discounts are recorded as an adjustment to yield. Unrealized holding gains and losses for these assets, net of related income taxes, is excluded from earnings and is reported as a net amount in a separate component of shareholders' equity. When a decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis. Gains and losses on the sale of available for sale securities are determined using the specific identification method.

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

     Other Investment Securities
     Other investment securities consist of Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank stock. These securities are carried at cost, which approximates market value at December 31, 2000 and 1999.

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

     The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following risk characteristics of the underlying loans; interest rate, fixed versus variable rate, and period of origination. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

     Premises, Furniture and Equipment
     Premises, furniture and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed by accelerated and straight-line methods over the estimated useful life of each type of asset.
Leasehold improvements are amortized over the lesser of the terms of the respective leases or the service lives of the improvements. Maintenance and repairs are charged to expense as incurred; betterments are capitalized.

     Intangible Assets
     Goodwill is amortized on a straight-line basis over 15 years. The core deposit intangible is amortized on a straight-line basis over 7 years. Goodwill and the core deposit intangible are reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset.

     Allowance for Loan Losses
     The allowance for loan losses is established by management to absorb charge-offs of loans deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. The amount of the provision is based on management's evaluation of the loan portfolio. Considerations include past and anticipated loan loss experience, current economic conditions, the character and size of the loan portfolio and the need to maintain the allowance at a level adequate to absorb anticipated future losses.

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

2.   CASH AND DUE FROM BANKS
     The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 2000 was $3,968,000. In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by Federal Deposit Insurance Corporation.

3.   AVAILABLE FOR SALE SECURITIES
     The Company carries available for sale securities at fair value. A summary of the cost and fair values of available for sale securities at December 31, 2000 and 1999 is as follows:

                                           Gross         Gross
                              Amortized  Unrealized   Unrealized  Carrying &
                                Cost        Gains        Losses   Fair Value

                                2000        2000          2000       2000

Mortgage-backed securities  $ 34,881,652  $152,546  $  (422,245)  $ 34,611,953
U.S. Treasury securities and other
  U.S. Government agencies    51,551,788   191,310     (502,800)    51,240,298
Obligations of state and
 political subdivisions       11,339,127    50,724     (112,841)    11,277,010
Other securities               4,072,631         0      (63,547)     4,009,084
Totals                      $101,845,198  $394,580  $(1,101,433)  $101,138,345

                                1999        1999          1999        1999

Mortgage-backed securities  $ 35,198,891  $  7,092  $(1,206,514)  $ 33,999,469
U.S. Treasury securities and other
   U.S. Government agencies   55,921,382    21,812   (1,540,225)    54,402,969
Obligations of state and
 political subdivisions        8,454,479     2,023     (389,361)     8,067,141
Other securities               3,364,615         0     (119,562)     3,245,053
Totals                      $102,939,367   $30,927  $(3,255,662)  $ 99,714,632

     The amortized cost and fair value of available for sale debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Amortized         Fair
                                                Cost            Value

Due in one year or less                     $  2,000,787      $ 2,001,271
Due in one year through five years            21,066,978       21,066,825
Due after five years through ten years        35,838,332       35,539,704
Due after ten years                           41,772,271       41,383,069
Totals                                      $100,678,368      $99,990,869

     Upon adoption of SFAS No. 133, an entity is allowed to change the classification of its securities from held to maturity to available for sale. The Company reclassified certain held to maturity investments to available for sale with a cost of $28,502,694 and an unrealized gain of $407,727 upon adoption of SFAS No. 133 on July 1, 1998.

     Proceeds from the sale of securities were $8,278,721, $33,240,067 and $13,525,454 in 2000, 1999 and 1998, respectively. Gross realized gains were $37,472, $197,312 and $58,719 in 2000, 1999 and 1998, respectively.
Gross realized losses were $51,017, $213,040 and $26,877 in 2000, 1999 and
1998, respectively.

4.   HELD TO MATURITY SECURITIES
     The carrying amounts of held to maturity securities for 2000 and 1999 as shown in the Company's consolidated balance sheets, and their approximate fair values at December 31, are as follows:

                                          Gross       Gross
                               Book     Unrealized  Unrealized     Fair
                               Value       Gains     Losses        Value
                               2000        2000       2000         2000
Obligations of state and
   political subdivisions   $3,851,461   $  33,070  $(53,731)   $3,830,800

                                1999        1999       1999        1999
Obligations of state and
   political subdivisions   $4,236,504   $  20,001  $(114,429)  $4,142,076

     The amortized cost and fair value of held to maturity securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized         Fair
                                            Cost           Value

Due in one year or less                 $  421,031       $  424,654
Due after one year through five years    1,530,442        1,547,435
Due after five years through ten years     584,988          595,484
Due after ten years                      1,315,000        1,263,227
Totals                                  $3,851,461       $3,830,800

     Nontaxable interest income on municipal investments was $597,258, $596,061 and $507,771 for 2000, 1999 and 1998, respectively.

5.  LOANS
     At December 31, 2000 and 1999, loans on nonaccrual status totaled approximately $3,390,000 and $437,000, respectively. If interest had been accrued on such loans, interest income on loans would have been approximately $332,622, $31,000 and $40,000 higher in 2000, 1999 and 1998, respectively. Loans delinquent by 90 days or more that were still on accrual status at December 31, 2000 and 1999 totaled approximately $21,000 and $313,000, respectively.

     In the ordinary course of business, the Company's subsidiary granted loans to the executive officers and directors of the Company and its subsidiary, and to affiliates of directors. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of uncollectibility.

     The balance of loans to related parties amounted to $2,773,611 and $2,350,837 at December 31, 2000 and 1999, respectively. New loans granted to related parties in 2000 and 1999 totaled $2,251,599 and $1,879,937, respectively; payments and reductions amounted to $1,927,713 and $1,487,205 in 2000 and 1999, respectively.

6.    ALLOWANCE FOR LOAN LOSSES
     Analysis of the allowance for loan losses is as follows for the years ended December 31, 2000, 1999 and 1998:

                                        2000         1999         1998

Balance, beginning of year           $2,629,472   $2,434,636   $2,212,740
Provision for loan losses               371,000      200,000      285,000
Allowance on acquired loans             520,019            0            0
Balance before loan charge-offs       3,520,491    2,634,636    2,497,740
Loans charged off                       179,903      148,354      112,810
Less recoveries on loans charged off     35,807      143,190       49,706
Net loan charge-offs                    144,096        5,164       63,104
Balance, end of year                 $3,376,395   $2,629,472   $2,434,636

     Impairment of loans having recorded investments of $2,661,402 at December 31, 2000 and $14,978 at December 31, 1999 has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during 2000 and 1999 was $2,938,516 and $111,332, respectively. The total allowance for loan losses related to these loans was $256,588 and $150 on December 31, 2000 and 1999, respectively. There was $126,100 interest income recognized on impaired loans in 2000, and none in 1999 and 1998.

7.   LOAN SERVICING
     The Bank services loans for others amounting to $71,835,641 and $61,202,606 at December 31, 2000 and 1999, respectively. Mortgage servicing rights of $144,081 and $233,848 were capitalized in 2000 and 1999, respectively, and have been written to their fair value of $222,389 and $279,896 through a valuation allowance at December 31, 2000 and 1999, and are included in other assets. Amortization of mortgage servicing rights was $198,092, $110,792 and $53,613 in 2000, 1999 and 1998,
respectively.

8.   PREMISES, FURNITURE AND EQUIPMENT

     Detail of bank premises, furniture and equipment is as follows:

                                                2000           1999

Land                                        $   409,275     $  133,378
Buildings and improvements                    6,308,996      3,973,759
Furniture and equipment                       4,642,315      3,630,574
Leasehold improvements                          715,881        478,259
                                            $12,076,467     $8,215,970
Less accumulated depreciation                 5,705,003      5,228,398
                                            $ 6,371,464     $2,987,572

     At December 31, 2000, the Bank was obligated under a number of noncancellable leases for premises and equipment that are accounted for as operating leases. Leases for real property contain original terms from 2 to 20 years with renewal options up to 20 years. Management expects that, in the normal course of business, most leases will be renewed or replaced by other leases, or, when available, purchase options may be exercised.

     Rental expense was $142,420 in 2000, $124,412 in 1999 and $127,953 in
1998.

     The minimum annual lease commitments under noncancellable leases in effect at December 31, 2000 are as follows:


     Year Ending December 31,        Amount
                  2001            $  184,191
                  2002               105,280
                  2003                81,964
                  2004                77,549
                  2005                73,470
                  Thereafter         549,205
                  Total           $1,071,659

9.   ACQUISITION of MID-COAST BANCORP, INC.
     On August 31, 2000, the Bank acquired the outstanding stock of Mid-Coast Bancorp, Inc., and its subsidiary, The Waldoboro Bank FSB. The acquisition was accounted for under the purchase method of accounting for business combinations. The following is a summary of the transaction.

     Cash and equivalents                                    $  4,403,785
     Loans acquired                                            65,945,392
     Investments                                               10,215,683
     Premises, furniture and equipment                          2,024,200
     Goodwill                                                   5,155,225
     Other assets                                               1,899,664
     Deposits and accrued interest assumed                    (63,414,205)
     Borrowings                                               (13,965,000)
     Other liabilities                                           (455,697)
     Net cash paid to the Stockholders of Mid-Coast Bancorp    11,809,047
     Acquisition costs (goodwill)                               1,564,452
     Net cash paid                                            $13,373,499


     Goodwill, including acquisition costs, is being amortized using the straight line method over 15 years. The core deposit intangible of $323,000 is being amortized using the straight line method over 7 years. Amortization charged to operations was $162,406 in 2000. Results of operations from the date of acquisition are included in the Company's Consolidated Statement of Income.

     Following are proforma results of operations for the years ended December 31, 2000 and 1999, as though Union Bankshares Company and Mid-Coast Bancorp, Inc. had been combined at the beginning of each period.

                                          December 31,
                                       2000           1999

     Net Interest Income          $13,230,742    $12,921,831
     Net Income                   $ 3,317,787    $ 3,414,722
     Earnings Per Share           $      5.74    $      5.91

10.  DEPOSITS
     The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was $13,831,249 and $10,614,011 in 2000
and 1999, respectively.

     At December 31, 2000, the scheduled maturities of time deposits were as follows:

                     2001             $ 98,728,148
                     2002                6,519,729
                     2003                1,416,407
                     2004                  731,851
                     2005                   61,186
                     Thereafter              8,501
                     Total            $107,465,822


11.  ADVANCES FROM FEDERAL HOME LOAN BANK
     Advances from the Federal Home Loan Bank are summarized as follows:

                 Interest Rates at
                 December 31, 2000      2000           1999

Fixed advances     5.05% to 6.67%   $30,000,000     $   451,250
Variable advances  2.00% to 7.23%    21,123,250      18,000,000
                                    $51,123,250     $18,451,250

     Pursuant to the collateral agreements with the Federal Home Loan Bank
(FHLB), advances are collateralized by stock in the FHLB, qualifying first mortgage loans and available for sale securities.

     Advances at December 31, 2000 mature as follows:

                         2001         $38,957,000
                         2002           1,000,000
                         2003           1,000,000
                         2005           1,055,000
                         Thereafter     9,111,250
                         Total        $51,123,250

12.  OTHER BORROWED FUNDS
     Securities sold under agreements to repurchase generally mature within one day from the transaction date. The Bank provides collateral based upon the par value of the underlying securities. At December 31, 2000, securities with a fair value of $37,336,385 were pledged to collateralize other borrowed funds. Information concerning securities sold under agreements to repurchase at December 31, 2000 is summarized as follows:

     Average balance during the year                        $13,870,855
     Average interest rate during the year                        5.11%
     Maximum month-end balance during the year              $18,555,654

13.  EMPLOYEE BENEFITS

     The Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in 1998. This statement, which revises employers' disclosures about pension and postretirement benefits, is effective for years beginning after December 31, 1997.

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

     Pension expense amounted to $60,279, $53,480 and $39,145 for the years ended December 31, 2000, 1999 and 1998, respectively.

Postretirement Benefits Other Than Pensions
     The Company sponsors a postretirement benefit program that provides medical coverage and life insurance benefits to certain employees and directors who meet minimum age and service requirements. Active employees and directors accrue benefits over a 25-year period.

     The following table sets forth the benefit obligations, fair value of plan assets and funded status for the Company's pension and other postretirement benefit plans at December 31, 2000 and 1999.


                                        2000               1999

                                Pension     Other     Pension     Other
                                Benefits   Benefits   Benefits    Benefits
Change in Benefit Obligations

Benefit obligations at beginning
 of year                     $4,489,648  $ 1,124,843  $4,609,135  $ 1,597,863
Service cost                    175,039       37,433     185,348       37,622
Interest cost                   331,444       74,206     310,869       78,873
Actuarial (gain) loss           223,969      (87,362)   (381,284)    (542,761)
Benefits paid                  (242,435)     (42,740)   (234,420)     (46,754)
Benefit obligations at end
 of year                     $4,977,665  $ 1,106,380  $4,489,648  $ 1,124,843

Change in Plan Assets

Fair value of plan assets at
 beginning of year           $5,372,984  $         0  $5,259,015  $         0
Actual return on plan assets    266,199            0     348,389            0
Employer contributions                0       42,740           0       46,754
Benefits paid                  (242,435)     (42,740)   (234,420)     (46,754)
Fair value of plan assets at
 end of year                 $5,396,748  $         0  $5,372,984  $         0

Funded Status                $  419,083  $(1,106,380) $  883,336  $(1,124,843)
Unrecognized net actuarial
 gain                          (209,894)    (408,706)   (587,544)    (339,792)
Unamortized prior service cost  (25,758)           0     (28,304)           0
Unrecognized transition (net
 asset) net obligation          (60,708)     548,700     (84,486)     594,300
Prepaid (accrued) benefit cost,
 included in other assets or
 other liabilities          $   122,723  $  (966,386)  $ 183,002  $  (870,335)

Net periodic benefit cost includes the following components:

                           2000               1999              1998

                   Pension     Other  Pension    Other    Pension   Other
                   Benefits  Benefits Benefits  Benefits  Benefits  Benefits

Service cost       $175,039  $ 37,433  $185,348  $ 37,622  $151,631  $ 63,635
Interest cost       331,444    74,206   310,869    78,873   288,111    97,391
Expected return on
 plan assets       (419,880)        0  (416,413)        0  (374,273)        0
Recognized net actuarial
 gain                     0   (18,448)        0    (8,258)        0         0
Amortization (accretion) of
 unrecognized transition asset
 or obligation      (23,778)   45,600   (23,778)   45,600   (23,778)   45,600
Amortization of prior
 service cost        (2,546)        0    (2,546)        0    (2,546)        0
Net periodic benefit
 cost              $ 60,279  $138,791  $ 53,480  $153,837  $ 39,145  $206,626

Weighted-average assumptions as of December 31

Discount rate         6.75%     6.75%     6.75%     6.75%      7.00%    7.00%
Expected return on
 plan assets          8.00%         -     8.00%         -      8.00%        -
Rate of compensation
 increase             4.00%     4.00%     4.00%     5.00%      4.00%    5.00%

     For measurement purposes, the annual rates of increase in the per capita health care cost of covered benefits were 12%, 12% and 11% for 2000, 1999 and 1998, respectively. The annual rate of increase in per capita health care costs is assumed to decrease annually by 1% until the year 2006 (which at that time will be 6%) and later.

     The effects of a one-percentage-point change in the assumed health care cost trend rate on the aggregate service and interest cost components of the net periodic postretirement health care benefit cost and on the postretirement benefit obligation would be:


                         1 Percentage                1 Percentage
                        Point Increase              Point Decrease
                 2000       1999     1998     2000        1999       1998

Effect on total service and
 interest
 components $  161,157 $  177,080 $ 43,505 $(121,746) $  (136,112) $ (33,525)
Effect on postretirement
 benefit
 obligation $1,269,267 $1,363,639 $344,334 $(977,805) $(1,055,423) $(274,276)

     401(k) Plan
     The Company has a noncontributory 401(k) plan for employees who meet certain service requirements.

     Stock Purchase Plan
     The Bank maintains a stock purchase plan which allows qualified employees and directors to acquire stock at fair market value.

14.  INCOME TAXES
     Income tax expense consists of the following:

                                     Current       Deferred    Total
2000
  Federal                          $1,019,000    $       0    $1,019,000
  State                                58,000            0        58,000
                                   $1,077,000    $       0    $1,077,000
1999
  Federal                          $1,317,355    $       0    $1,317,355
  State                                60,000            0        60,000
                                   $1,377,355    $       0    $1,377,355
1998
  Federal                          $1,023,720     $211,280    $1,235,000
  State                                59,000            0        59,000
                                   $1,082,720     $211,280    $1,294,000

     The actual tax expense for 2000, 1999 and 1998 differs from the "expected" tax expense for those years (computed by applying the applicable U.S. Federal Corporate Tax Rate to income before income taxes) due to the following:

                    2000              1999                1998
              Amount     % of    Amount     % of     Amount      % of
                        Pretax             Pretax               Pretax
                       Earnings           Earnings             Earnings

Computed "expected" tax
 expense    $1,386,350  34.0%   $1,608,910  34.0%   $1,490,570   34.0%
Nontaxable income on
 obligations of states
 and political
 subdivisions (285,624) (7.0%)    (286,523) (6.1%)    (247,762)  (5.7%)
Cash surrender value of life
 insurance    (118,118) (2.9%)           0    .0%            0     .0%
Other           94,392   2.3%       54,968   1.2%       51,192    1.2%
            $1,077,000  26.4%   $1,377,355  29.1%   $1,294,000   29.5%

HELPING OUR CUSTOMERS IN NEW WAYS MAKES US A BETTER BANK

"The service at Union Trust is outstanding. Donna Sawyer, the Castine branch manager, came to my house to show me how to use the Netbanking program. Where else but at the Castine Branch of Union Trust would you get such wonderful help."

Insert photo of Castine

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:

DEFERRED TAX ASSETS                                    2000         1999

Unrealized loss on available for sale securities    $  240,329   $1,096,409
Allowance for loan losses                            1,147,974      894,020
Deferred compensation                                  247,812      230,225
Post-retirement benefits                               327,911      295,308
Other                                                   50,098       71,242
Deferred tax assets                                 $2,014,124   $2,587,204


DEFERRED TAX LIABILITIES

Allowance for loan losses                           $  127,965   $  146,903
Premises, furniture and equipment, principally due to
   differences in depreciation                         404,055      242,659
Prepaid pension expense                                 41,998       62,493
Mortgage servicing rights                              109,051       95,164
Cash surrender value of life insurance                  36,386       36,386
Other                                                  149,240      (22,413)
Deferred tax liabilities                            $  868,695   $  561,192

     The Bank has sufficient refundable taxes paid in available carryback years to fully realize its recorded deferred tax asset of $2,014,124 at December 31, 2000. The deferred tax asset and liability are included in other assets and other liabilities in the balance sheet at December 31, 2000 and 1999.

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

     Quantitive measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 2000, the most recent notification from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework. To be so categorized, the Bank must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. Management believes no conditions or events that would alter the Bank's categorization have occurred since the Board's notification.

     The actual capital amounts and ratios for the Company and the Bank as of December 31, 2000 and for the Bank as of December 31, 1999 are presented in the table below:
                            December  31, 2000
                                                             To Be Well
                                                          Capitalized Under
                                       For Capital        Prompt Corrective
                       Actual       Adequacy Purposes     Action Provisions
                 Amount     Ratio    Amount     Ratio      Amount     Ratio
Total capital (to risk weighted assets)
Consolidated   $27,263,000  13.3%  >$16,352,000  >8.0%  >$20,401,000  >10.0%
Union Trust
 Company       $26,279,000  12.9%  >$16,305,000  >8.0%  >$20,381,000  >10.0%

Tier I capital (to risk weighted assets)
Consolidated   $24,705,000  12.1%  >$ 8,176,000  >4.0%  >$12,264,000  > 6.0%
Union Trust
 Company       $23,721,000  11.6%  >$ 8,152,000  >4.0%  >$12,229,000  > 6.0%

Tier I capital (to average assets)
Consolidated   $24,705,000   7.1%  >$10,470,000  >3.0%  >$17,450,000  > 5.0%
Union Trust
 Company       $23,721,000   6.8%  >$10,452,000  >3.0%  >$17,420,000  > 5.0%


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

Total capital
(to risk weighted
 assets)        $31,061,000  21.2%  >$11,705,000  >8.0%  >$14,631,300  >10.0%

Tier I capital
(to risk weighted
 assets)        $29,222,000  20.0%  >$ 5,853,000  >4.0%  >$ 8,778,780  > 6.0%

Tier I capital
(to average
 assets)        $29,222,000  11.2%  >$ 7,854,000  >3.0%  >$13,223,500  > 5.0%

     The actual capital amounts and ratios for the Company for 1999 were not materially different from those for the Bank. The Company may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause the capital of the Company to be reduced below the capital requirements imposed by the Federal Reserve.

16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK
     In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. At December 31, 2000 and 1999, the following financial instruments, whose contract amounts represent credit risk, were outstanding:
                                                 Contract Amount

                                                  2000           1999
Commitments to extend credit                  $33,359,000    $33,241,000
Standby letters of credit                     $    51,000    $    82,000
Unadvanced portions of construction loans     $ 3,570,000    $ 2,667,000
Total                                         $36,980,000    $35,990,000

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

     The Bank grants residential, commercial and consumer loans principally to customers in Maine's Hancock, Washington, Waldo, Knox and Lincoln counties. Although the loan portfolio is diversified, a substantial portion of the debtors' ability to honor their contracts depends upon local economic conditions, especially in the real estate sector. At December 31, 2000, there were no borrowers whose total indebtedness to the Bank exceeded regulatory limits.

     The consolidated balance sheets do not include various contingent liabilities such as liabilities for assets held in trust. Management does not anticipate any loss as a result of these contingencies.


17.  LITIGATION
     At December 31, 2000, the Company was involved in litigation arising from normal banking, financial and other activities of the Bank.
Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.

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

     Cash, Due from Banks and Federal Funds Sold
     The fair value of cash, due from banks and federal funds sold approximates their relative book values at December 31, 2000 and 1999, as these financial instruments have short maturities.

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

     A summary of the fair values of the Company's significant financial instruments at December 31, 2000 and 1999 follows:

                                        2000                      1999

                                Carrying  Estimate of    Carrying   Estimate of
                                 Value     Fair Value     Value      Fair Value

ASSETS
Cash, due from banks and federal
   funds sold                $ 10,353,478 $ 10,353,478 $ 9,074,779 $ 9,074,779
Available for sale securities 101,138,345  101,138,345  99,714,632  99,714,632
Held to maturity securities     3,851,461    3,830,300   4,236,504   4,142,076
Other investment securities     4,968,350    4,968,350   3,557,700   3,557,700
Loans                         201,554,694  201,750,000 125,019,679 123,904,819
Loans held for sale               320,125      320,125     594,464     594,464
Accrued interest receivable     2,592,044    2,592,044   2,294,145   2,294,145

LIABILITIES
Deposits                      245,580,717  245,676,000 192,847,834 194,258,313
Accrued interest payable        1,220,287    1,220,287     823,256     823,256
Advances from Federal Home
 Loan Bank                     51,123,250   51,123,250  18,451,250  18,451,250
Other borrowed funds           15,079,311   15,079,311  13,140,423  13,140,423

OUR COMMUNITY IS WHO WE ARE

"In my many years of doing business with banks everywhere, I have never encountered a bank such as this. The Cherryfield branch of Union Trust is remarkable and for many in town, a truly hometown bank. Community-mindedness is reflected by every single employee and shines inside and outside the bank's doors. When friends or family in the community are in need, we are never turned away by anyone at the bank. We have come to expect that the staff will always say `yes' to helping with local benefit events. Everyone is treated with respect, served with efficiency and benefits from the mutual relationship."

Insert photo of Cherryfield

19.  PARENT-ONLY CONDENSED FINANCIAL STATEMENTS
     The condensed financial statements of Union Bankshares Company as of December 31, 2000 and 1999 and for each of the years ended December 31, 2000, 1999 and 1998 are presented as follows:


BALANCE SHEET
December 31, 2000 and 1999                            2000        1999

ASSETS
Cash                                              $   354,375  $    49,635
Investment in subsidiary                           23,488,599   27,125,055
Core deposit intangible                               307,619            0
Goodwill                                            6,572,652            0
Other assets                                          685,176      757,225
Total assets                                      $31,408,421  $27,931,915

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                 $   288,747  $   288,924
Other liabilities                                           0            0
Shareholders' equity                               31,119,674   27,642,991
Total liabilities and shareholders' equity        $31,408,421  $27,931,915


STATEMENTS OF INCOME
Years ended December 31, 2000, 1999, and 1998
                                        2000          1999         1998

Dividend income                   $ 14,704,600    $1,149,726   $   971,354
Equity in undistributed earnings
 of subsidiary (1)                 (11,519,371)    2,214,170     1,945,460
Other income                            11,754             0       181,870
Total income                         3,196,983     3,363,896     3,098,684
Operating expenses                     196,490         9,174         8,656
Net income                        $  3,000,493    $3,354,722    $3,090,028

  (1) Amount in parenthesis represents the excess of dividends over net income of subsidiary.

STATEMENTS OF CASH FLOWS
Years ended December 31, 2000, 1999 and 1998
                                       2000           1999          1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                        $  3,000,493   $  3,354,722   $  3,090,028

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
Undistributed earnings
 of subsidiary                      11,519,371     (2,214,170)    (1,945,460)
Goodwill amortization                  162,406              0              0
(Increase) decrease in other assets    156,367        (48,000)          (173)
Net cash provided by operating
 activities                        $14,838,637   $  1,092,552    $ 1,144,395

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisition costs                  $(1,560,759)  $          0    $         0
Cash paid to Mid-Coast stockholders
 in connection with
 Mid-Coast acquisition             (11,809,047)             0              0
Cash received through Mid-Coast
 acquisition                            21,698              0              0
Net cash used by investing
 activities                       $(13,348,108)  $          0   $          0
CASH FLOWS FROM FINANCING ACTIVITIES

Payment to eliminate fractional
 shares                           $          0   $    (33,126)  $          0
Increase (decrease) in dividends payable  (177)        47,978           (515)
Dividends declared                  (1,155,375)    (1,107,916)      (964,144)
Purchase of treasury stock             (85,260)       (80,468)      (181,870)
Sale of treasury stock                  55,023         60,417         53,546
Net cash used by financing
 activities                        $(1,185,789)   $(1,113,115)   $(1,092,983)
Net increase (decrease) in cash and cash
  equivalents                          304,740        (20,563)        51,412
Cash at beginning of year               49,635         70,198         18,786
Cash at end of year                $   354,375  $      49,635    $    70,198

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Net increase (decrease) in net unrealized gain (loss)
  on available for sale securities $ 1,661,802  $  (3,290,356)   $   724,283

Elimination of minority shares               0              0         14,635




                       INDEPENDENT AUDITORS' REPORT




The Board of Directors and Shareholders
Union Bankshares Company


We have audited the accompanying consolidated balance sheets of Union Bankshares Company and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above represent fairly, in all material respects, the consolidated financial position of Union Bankshares Company and Subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.



Berry, Dunn, McNeil & Parker
Portland, Maine
January 19, 2001



                        UNION BANKSHARES COMPANY &
                       UNION TRUST COMPANY DIRECTORS

                            Arthur J. Billings
                     President, Barter Lumber Company

                             Peter A. Blyberg
                                 President

                              Robert S. Boit
                         Retired, Former President

                              Blake B. Brown
                President & Owner, Brown's Appliance and TV

                             Richard C. Carver
                  Owner, Carver Oil Co.& Carver Shellfish

                              Peter A. Clapp
                        President, Blue Hill Garage

                              Samuel G. Cohen
                          Attorney, Cohen & Cohen

                             Sandra H. Collier
           Attorney at Law, Sandra Hylander Collier Law Offices

                             Robert B. Fernald
            Treasurer, A. C. Fernald Sons, Inc.& Jordan Fernald

                              Douglas A. Gott
                       Owner, Douglas A. Gott & Sons

                           James L. Markos, Jr.
              General Manager, Maine Shellfish Company, Inc.

                          Casper G. Sargent, Jr.
                    Owner, Sargent's Real Estate Corp.

                             John V. Sawyer II
     Chairman of the Board; Retired President, Worcester-Sawyer Agency

                              Stephen C. Shea
           Treasurer, E. L. Shea, Inc.; President, Shea Leasing

                              Robert W. Spear
               Commissioner of Agriculture - State of Maine

                             Richard W. Teele
      Secretary; Retired Former Executive Vice President & Treasurer

                               Paul L. Tracy
          President, Owner, Winter Harbor Agency; Vice President,
                   Co-Owner, Schoodic Insurance Agency;
              Vice President, Co-Owner, MDI Insurance Agency;
                 Co-Owner, Grindstone Financial Group LLC
                     Co-Owner, Insurance Source of ME

                            Richard W. Whitney
                                  Dentist






                         UNION BANKSHARES COMPANY
                           DIRECTORY OF OFFICERS

                             John V. Sawyer II
                           Chairman of the Board

                             Peter A. Blyberg
                                 President

                               John P. Lynch
                         Executive Vice President

                              Peter F. Greene
                           Senior Vice President

                             Sally J. Hutchins
                       Senior Vice President & Clerk

                            Rebecca J. Sargent
              Senior Vice President,  Senior Trust Officer

                             Richard W. Teele
                                 Secretary


                         UNION BANKSHARES COMPANY
                           & UNION TRUST COMPANY
                            HONORARY DIRECTORS

                             Franklin L. Beal
                                  Retired

                              David E. Honey
           Retired, Former Manager Swan's Island Electric Co-op

                            Delmont N. Merrill
                 President, Merrill Blueberry Farms, Inc.

                             Thomas R. Perkins
        Retired Pharmacy Owner, Retired Maine Legislator (Senator),
                     Retired Legislative Liaison MSHA

                              John E. Raymond
                          President, Bimbay, Inc.

                              Mary T. Slaven
                                  Realtor

                             Douglas N. Smith
                                  Retired

                               I Frank Snow
                                  Retired




                            UNION TRUST COMPANY
                           DIRECTORY OF OFFICERS

                             John V. Sawyer II
                           Chairman of the Board

                             Peter A. Blyberg
                    President, Chief Executive Officer

                               John P. Lynch
             Executive Vice President, Senior Banking Officer

                             Robert E. Carter
                Senior Vice President, Branch Administrator

                              Peter F. Greene
            Senior Vice President, Senior Bank Services Officer

                             Sally J. Hutchins
                 Senior Vice President, Treasurer & Clerk

                            Rebecca J. Sargent
                Senior Vice President, Senior Trust Officer

                              Edwin Bonenfant
                    Vice President, Investment Officer

                               Janis Guyette
                 Vice President, Trust Operations Officer

                              David A. Krech
                    Vice President, Investment Officer

                             Peter G. Lawrence
                Vice President, Senior Relationship Manager

                             Bette B. Pierson
                   Vice President, Mortgage Loan Officer

                            Geddes Simpson, Jr.
                       Vice President, Trust Officer

                              Craig Worcester
                Vice President, Financial Services Officer

                            Michelle Bannister
                   AVP, Training and Development Officer

                             James M. Callnan
                 AVP, Senior Information Services Officer

                            Debra A. Ehrlenbach
                               AVP, Auditor

                         Laurence D. Fernald, Jr.
          AVP, Relationship Manager and Appraisal Review Officer

                             Lynda C. Hamblen
                         AVP, Relationship Manager

                             Phyllis C. Harmon
                         AVP, Relationship Manager

                             Patti S. Herrick
                     AVP, Information Services Officer

                               Mary Lou Lane
                     AVP, Mortgage Underwriter Officer

                             Harold L. Metcalf
                         AVP, Relationship Manager

                             Peter C. O'Brien
                 AVP, Loan Support Manager and CRA Officer

                           Lorraine S. Ouellette
                            AVP, Trust Officer

                          Catherine M. Planchart
                          AVP, Marketing Officer

                             Deborah F. Preble
                              AVP, Controller

                             Susan A. Saunders
                      AVP, Project Management Officer

                             Stephen L. Tobey
                  AVP, Cash Management & Security Officer

                             Tina Torres-York
                         AVP, Relationship Manager

                               Linda Carter
                         Deposit Services Officer

                              Helen J. Condon
                        Electronic Services Officer

                               Cynthia Davis
                          Teller Services Officer

                               Monica Grady
                           Relationship Manager

                                Sylvia Joy
                               Trust Officer

                               Bonnie Poland
                           Loan Services Officer

                              Annette Russell
                        Financial Planning Officer

                              Sandy Salsbury
                          Human Resource Officer

                               Scott Shields
                        Financial Planning Officer

                               William Sneed
                      Information Specialist Officer

                               Brenda Strout
                               Trust Officer

                              Tina St. Pierre
                            Collections Officer

                              Julie C. Vittum
                             Audit Specialist


                        UNION TRUST COMPANY OFFICES

                                Bar Harbor
                           Christopher H. Keefe
                Vice President, Senior Relationship Manager

                                  Belfast
                              Pamela Dalfonso
                           Relationship Manager

                                 Blue Hill
                            Pamela G. Hutchins
                         AVP, Relationship Manager
                              Dianne Thompson
                         Assistant Branch Manager

                                  Castine
                            Pamela G. Hutchins
                         AVP, Relationship Manager

                                Cherryfield
                             C. Foster Mathews
                         AVP, Relationship Manager

                         Ellsworth Shopping Center
                             Melody L. Wright
                              Branch Manager

                                 Jefferson
                              Dianne Lawrence
                            AVP, Branch Manager

                                 Jonesport
                               Wendy W. Beal
                         AVP, Relationship Manager

                                  Machias
                              Lisa A. Holmes
                         AVP, Relationship Manager

                                 Milbridge
                             James E. Haskell
                         AVP, Relationship Manager

                                 Rockland
                                Jane Dagley
                         AVP, Relationship Manager

                                Somesville
                             Andrea G. Leonard
                   Vice President, Relationship Manager

                                Stonington
                          Harry R. Vickerson III
                         AVP, Relationship Manager

                                 Waldoboro
                               April Murray
                              Branch Manager



                       UNION TRUST COMPANY PERSONNEL

                              Abruzese, Candi
                              Allen, Deborah
                              Allen, Tabatha
                             Anderson, Rebecca
                               Archer, Ruby
                            Armstrong, Rebecca
                              Ashmore, Valeri
                               Austin, Lois
                              Babson, William
                              Batson, Harold
                              Billings, Holly
                             Bonville, Melissa
                              Boyce, Katrina
                               Buzzard, Toni
                              Carter, Glendon
                               Carver, Lisa
                             Chatto, Elizabeth
                               Clark, Maegan
                              Clark, Theresa
                               Cole, Richard
                              Colson, Sylvia
                               Crane, Sarah
                              Curtis, Kristen
                              Davis, Rachael
                               Davis, Sharon
                             Dillon, Patricia
                                Dorr, Peggy
                             Douglass, Joanne
                                Dyer, Shari
                              Elliott, Linda
                               Emery, Sherry
                              Faulkner, Kathy
                             Gellerson, Tracy
                              Grant, Victoria
                               Gray, Shelley
                              Grindle, Eugene
                                Hall, Maria
                               Handy, Louise
                                Hauck, Faye
                              Hennigan, Robin
                              Hills, Darlene
                               Hinkel, Scott
                               Howlett, Joni
                               Hustus, Gayle
                             Hutchins, Rebecca
                            Hutchinson, Elwell
                              Ingalls, Laurea
                               Jacobs, Aaron
                               Jewell, Beth
                              Johnson, Mindy
                             Jones, Maryellen
                              Kalloch, Debra
                              Kaspala, Tammy
                               Kelley, Cindy
                              Kimball, Brandi
                              Leonard, Kathy
                               Libby, Gretta
                               Look, Cheryl
                                Look, Lisa
                            MacLaughlin, Wendy
                               Madden, Anita
                              Marshall, Carol
                           McCormick, Bernadette
                             Merritt, Caroline
                             Miller, Michelle
                           Norton, Clifford III
                           Otis-Anderson, Sandra
                                Owen, Doris
                                Perry, Ann
                            Philbrook, Michelle
                               Pineo, Muriel
                             Podlubny, Helene
                              Raybourn, Dawn
                              Reardon, Rhonda
                                Rice, Kerry
                               Rose, Brenda
                            Sackett, Jacqueline
                              Salisbury, Jane
                             Sargent, Lucinda
                              Sargent, Tammy
                               Sawyer, Donna
                               Scott, Marsha
                              Scoville, Clark
                              Servetas, Dana
                             Shields, Valerie
                              Sinford, Nicole
                              Sinford, Stacey
                            Spaulding, Virginia
                              Spear, Annette
                              Sprague, Donna
                              Sproul, Bonnie
                               Sprowl, Kelly
                               Starr, Allana
                              Storer, Jessica
                              Strout, Jessica
                               Swett, Andrea
                              Thibodeau, Mary
                             Treadwell, Mattie
                                Tripp, Jody
                              Tyler, Kimberly
                              Wallace, Jayne
                             Wilson, Stephanie
                             Woodward, Cheryl
                              Worster, Nancy
                             Youngblood, Mary


Union Trust Company is committed to offering equal opportunity in regard to employment, training, benefits, salary administration and promotional opportunities to all employees, regardless of race, color, religion, sex, age or national origin. The Bank has implemented an Affirmative Action Plan.

Upon written request, the Company will provide, without charge, a copy of its 2000 Annual Report on SEC Form 10K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission. Interested persons should write to:

Sally J. Hutchins, Senior Vice President
Union Bankshares Company
P.O. Box 479
Ellsworth, Maine 04605