Form 10-K, Exhibit 13
period 2001-12-31
UNION BANKSHARES CO/ME
filed 2002-03-28
CIK 745083

UNION BANKSHARES COMPANY

2001 ANNUAL REPORT

UNION TRUST COMPANY
UNION TRUST
Investment & Trust Services
UNION TRUST
Financial Resource Center
CORNERSTONE
Investment Services


Dedication

In Recognition of:

Richard W. Whitney
Director for 34 Years

Casper G. Sargent, Jr.
Director for 23 Years



Dear Shareholder,

The final results for the year 2001 are gratifying considering the fact that the national economy fell into a recessionary mode and the Federal Reserve, in its efforts to encourage the economy, cut lending rates by 475 basis points, an unprecedented drop in less than 12 months. While our net interest income was up year on year, it was negatively impacted by the reductions in our prime lending rate. The encouraging element was that we were able to make adjustments to our balance sheet and improve our net interest margin by the 4th quarter. We were also able to increase our fee income significantly, helped to a large extent by the enormous growth in mortgage refinancing activity spurred by the above mentioned interest rate decreases. We were able to extend our double-digit growth in trust income for the seventh consecutive year.

We are close to having assembled all the pieces of our vision of the Company as a full service financial institution. Our view has been that in order to compete effectively in the future, we needed to broaden our service offering to encompass a wider spectrum of financial services and expand our geographic reach to provide us with the ability to compete in a larger market. Recent moves such as the establishment of Cornerstone Investment Services brings us closer to our goal.

Our major competitive advantage remains the talent, dedication and skill of our people. The past year we have welcomed the following new members to our team of financial professionals:

Patricia Ellis - Assistant Treasurer
Bonnie Lash - VP/Relationship Manager
Jeannie Merchant - Electronic Services Officer
Diane Rimm - Brokerage Operations
Paul Doody - AVP/Relationship Manager
John Muth - VP Credit
Craig Worcester - VP/Financial Services
Ronald Hamilton - Financial Consultant
Wendy Brooks - Accounting Clerk
Sarah Calise - Mortgage Clerk
Khristy Carter - Teller
Emily Chapman - Teller
Diana Cook - Teller
Francis Day - Teller
Deborah Edgecomb - Mortgage Clerk
Judith Gaul - Teller
Courtney Geyer - Teller
Jennifer Grover - Teller
Roberta Hale - Branch Supervisor
Jennifer Madore - Accounting Clerk
Regina McHenan - Teller
Crystal Pace - Teller
Kathleen Podraza - Loan Administration Assistant
Candace Richardson - Teller
Mary Silverman - Branch Supervisor
Nancy Tucker - Trust Operations Clerk
Sonja Waldrop - Trust Administrative Assistant
Randy Bragg - Mortgage Processor
John Foss - Teller
Nancy Reese - Bookkeeper
Deborah Tracy - Bookkeeper
Janice Wilson - Bookkeeper
Jared Merritt - Bookkeeper

Our goal for 2002 is to broaden and deepen our market penetration, integrate all the different elements of our financial services businesses together and grow our bottom line and our return on equity.

	We thank you for your continued support.

Sincerely,							Sincerely,


John V. Sawyer, II						Peter A. Blyberg
Chairman of the Board					President and Chief
Executive Officer


Five-Year Summary   (000's Omitted)


	2001	2000	1999	1998	1997
Deposits	$267,907	$245,581	$192,848	$188,029	$177,386
Loans	211,615	205,019	127,623	110,399	107,062
Securities	*102,970	*109,958	*107,509	*111,304	*96,065
Shareholders' equity	**33,606	**31,586	**29,771	**27,577	**25,565
Total assets	362,003	348,242	257,850	251,195	222,560
Net earnings	3,226	3,000	3,355	3,090	2,700
Earnings per share 	5.59	5.19	5.80	5.34	4.66

Equity Ratios
Equity expressed as a percentage of average:

	**2001	**2000	**1999	**1998	**1997
Deposits	13.1%	14.4%	15.6%	15.1%	14.9%
Loans	16.1%	19.0%	25.0%	25.4%	24.6%
Total assets	9.3%	10.4%	11.7%	11.6%	12.0%
Earning assets	10.3%	11.4%	12.7%	12.8%	13.0%

Other Financial Highlights

	2001	2000	1999	1998	1997
Return on average
 shareholders' equity**	9.9%	9.5%	11.7%	11.6%	10.9%
Return on average assets	0.9%	1.0%	1.3%	1.3%	1.3%
Return on average
   earning assets	1.0%	1.1%	1.4%	1.4%	1.4%


*Carrying value. Includes available for sale securities with cost of $98,913, $100,678, $102,488, $101,610, and $59,983 at December 31, 2001,
2000, 1999, 1998, and 1997, respectively.

**Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of $530,290, ($466,522), ($2,128,324),
$1,162,032, and $437,749 at December 31, 2001, 2000, 1999, 1998,
and 1997, respectively.


INSERT PHOTO OF CRAIG WORCESTER

CRAIG WORCESTER
VP/FINANCIAL SERVICES

Mr. Worcester is responsible for managing the day to day operations of Cornerstone Investment Services, including the integration of Cornerstone with the Bank and the Investment and Trust Services department. Mr. Worcester also works with customers, helping them to reach their long-term financial goals. He does this by assessing where they are now, where they would like to be in the future and takes the time to understand what the customers is already doing to get there.

Mr. Worcester has over 15 years experience in the financial services industry, which includes insurance, business planning, financial planning, investments and trust. He holds a bachelor's degree from Husson College, his Series 6, 7, 63, and 65 Securities licenses, and his Maine Life and Health Insurance license. He joined Union Trust in 2001 and resides in Harrington.


Insert the following 5 year bar charts:

Earnings Per Share
Book Value Per Share
Dividends Per Share
Total Assets
Net Income
Shareholders' Equity


BANKING IS...funding a business...paying for college...owning a home
....managing cash flow...investing in the future...planning for
retirement...realizing your dreams.

It is all of these things and more. Today's community bank must provide friendly help and advice from local people while offering a full range of financial services that can compete with the biggest banks in the community. Not an easy task but one to which we at Union Trust have been fully dedicated to for years.

The last several years have seen dramatic changes at Union Trust with new geographic coverage, more skilled financial advisors, improved technology, added space and a broader array of services than ever before. We have been working to transform the bank into a financial service company that serves a wider spectrum of customers while striving to maintain that down home, Down East touch that is so important.

During 2000, we expanded our geographic scope by moving into Knox, Lincoln and Waldo counties; thus, effectively doubling the population we can serve and adding to our opportunities for future growth. The integration of the Waldoboro Bank is complete and business is growing. In 2002, we are opening up a Financial Services Center in Camden right on Route 1.

After expanding geographically, the next move saw us putting another piece of our strategic plan in place with the establishment of Cornerstone Investment Services, our full service brokerage and insurance operation. This, combined with our existing Investment and Trust Services business and our team of Financial Planners, rounds out our ability to offer the fullest array of financial advisory and investment services of anyone in our marketplace. Going forward, we will concentrate on expanding and growing these services in conjunction with the more traditional bank services for which we are well known.

Last year saw your bank designated as a Preferred Lender by the U.S. Small Business Administration and rated as one of the best small business friendly banks in the nation for the third year in a row by Entrepreneur Magazine. Small businesses are the backbone of our market place and we continue our strategic focus on serving this market. We intend to keep expanding our service offering and meeting as many of the financial needs of our business community as possible.

2001 was a challenging year for your bank as interest rate declines put pressure on our interest margins, but we were able to improve our net interest margin by the fourth quarter. The decline in interest rates led to a record year for mortgage financing and we were able to deal with unprecedented volumes of loans, while at the same time strengthening our ability to compete in the future by adding some staff to the talented group of mortgage professionals already on board. We are also working toward streamlining and automating the process to improve our ability to deliver our mortgage services closer to the customer through such things as laptop origination.

We did not rest on our laurels on the technology front even though we brought no major new systems on line in 2001. Rather, we took the opportunity to improve and strengthen our internal operations so that added growth in the future could be more easily accommodated. So often people take bank operations and technology for granted. We never have and never will. To us, it is something to be constantly working on to ensure reliability and soundness so that our customers have no cause for concern.

Dedication, skill, training and attitude are the hallmarks of our employees and we continue to invest in them with education and challenge them with opportunities to grow. They are committed to serving their customers and committed to serving their communities with over 9,000 hours of community service given by our staff annually.

For the future, we look forward to the continued execution of the strategic plan we have set for ourselves and integrating all the elements we have put in place these last few years. By systematically developing our vision for the future, we feel that our customers, our communities and our shareholders will all benefit.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
December 31, 2001

Forward Looking Statements

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Important factors which could cause actual events to differ from the Company's expectations include, but are not limited to, fluctuations in interest rates and loan and deposit pricing, which could reduce the Company's net interest margins, asset valuations and expense expectations; a deterioration in the economy or business conditions, either nationally or in the Company's market areas, that could increase credit-related losses and expenses; increases in defaults by borrowers and other loan delinquencies resulting in increases in the Company's provision for loan losses and related expenses; higher than anticipated costs related to the Company's new banking centers or slower than expected earning assets growth which could extend anticipated breakeven periods at these locations; significant increases in competition; legislative or regulatory changes applicable to bank holding companies or the Company's banking subsidiary; and possible changes in tax rates, tax laws, or tax law interpretation.

Overview of Company

Union Bankshares Company ("the Company") is a one-bank holding company, organized under the laws of the State of Maine and headquartered in Ellsworth, Maine. The Company's only subsidiary is Union Trust Company ("the Bank"), wholly owned and established in 1887. On August 31, 2000, the Company completed the acquisition of Mid-Coast Bancorp, Inc., a bank holding company with one principal subsidiary, The Waldoboro Bank, FSB. On September 29, 2000, The Waldoboro Bank, FSB was merged with and into Union Trust Company. The acquisition of Mid-Coast Bancorp, Inc. was accounted for under the purchase method of accounting. Union Bankshares' holding company structure can be used to engage in permitted banking-related activities, either directly, through newly formed subsidiaries, or by acquiring companies already established in those activities. Union Trust Company is a full service, independent, community bank with fifteen offices located along Maine's coast, stretching from Waldoboro to Machias.

Business

With 2000 focused on market expansion into the Midcoast region, year 2001 focused on product expansion into brokerage and insurance services. Our new division, Cornerstone Investment Services, opened its doors officially in October 2001. Not just a bank anymore, Union Trust is now able to provide customers with a full array of financial services - those that are FDIC insured and those that are not. The specific products available through Cornerstone include stocks, bonds, mutual funds, annuities, and long-term care, life and disability insurance.

In the realm of financial services, Investment and Trust Services saw a continued expansion of its business during 2001, with fee income increasing by 11% over 2000. This growth occurred even in a "down" market, and during the construction of additional office space for the department.

2001 was the first full year that Financial Planning has been operational. As expected, this service is generating additional business for all areas of the Company including loans, deposits, trust accounts, brokerage accounts, insurance sales and Internet banking.

Getting back to banking as usual, 2001 was everything but usual. 2001 was marked by an unprecedented decrease in rates, with the Federal Reserve decreasing the Federal Funds rate by a total of 475 basis points, over the course of 11 individual reductions. While this put pressure on the Bank's net interest income, it did spur consumers to apply for mortgages or refinance existing mortgages. Many customers chose Union Trust as their new bank with which to refinance. The number of mortgages closed over the course of the year was a record - approaching the number closed during the prior two years combined! Mortgages included residential purchases, construction, commercial, home equity and refinances.

Our investment in the Midcoast area is showing positive returns. Belfast grew their loan portfolio by 59% and Rockland grew theirs by 35% over year end 2000. Jefferson grew their deposits dramatically and Waldoboro showed strong gains in both commercial loans and demand deposit accounts.

REVIEW OF FINANCIAL STATEMENTS

The following discussion and analysis focus on the factors affecting Union Bankshares Company's financial condition at December 31, 2001 and 2000, and the financial results of operations during 2001, 2000 and 1999. The consolidated financial statements and related notes beginning on page 25 of this report should be read in conjunction with this review.

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

NET INCOME

The Company reported net income in 2001 of $3,226,172, an increase of $225,679 or 7.5% over 2000, as compared to a decrease of $354,229 or 10.6% for 2000 and an increase of $264,694 or 8.6% for 1999.

The following table summarizes the status of the Company's earnings and performance for the periods stated.

		December 31

	2001	2000	1999

Earnings per share	$ 5.59	$ 5.19	$ 5.80
Return on average
shareholders' equity*	9.9%	9.5%	11.7%
Return on average assets	0.9%	1.0%	1.3%
Return on average earning assets	1.0%	1.1%	1.4%

*Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of $530,290, ($466,522) and ($2,128,324) at December 31, 2001, 2000 and 1999, respectively.

The increase in net income for the twelve months ending December 31, 2001 versus the same period in 2000 was primarily due to an increase in net interest income, a significant increase in loan fees, and a healthy increase in trust fees during 2001 and several one time expenses associated with the Mid-Coast acquisition that occurred in 2000.


INSERT PHOTO OF DIANE RIMM

DIANE RIMM
BROKERAGE OPERATIONS

Ms. Rimm is responsible for overseeing and running the operational and customer service side of Cornerstone. This includes establishing new investment accounts, submitting insurance applications, placing trades, licensing the representatives, overseeing compliance and providing general support to the Financial Consultants. She is the liaison with UVEST Investment Services, the registered securities broker-dealer with whom Union Trust has partnered to provide brokerage and insurance services to its customers.

Ms. Rimm has over 20 years experience in the financial services industry, which includes the fields of insurance, investments and banking. She holds her Series 6, 7 and 66 Securities licenses as well as her Maine Life and Health Insurance license. She joined Union Trust in 2001 and is a native of Bangor.


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

AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
(In Thousands)
(On a Tax Equivalent Basis)

	2001	2000	1999
		Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned	Rate	Balance	Earned	Rate	Balance	Earned	Rate
		/Paid			/Paid			/Paid
Assets
Interest Earning Assets:
Securities available for
sale		$ 95,873	$ 5,992	6.25	$101,234	$ 6,980	6.89	$105,663	$  6,913	6.54
Securities held to
maturity	3,722	282	7.58	4,184	315	7.53	4,311	333	7.72
Federal funds
sold		5,989	168	2.81	821	44	5.36	5,705	294	5.15
Loans
(net)	  207,099	  17,560	8.48	  149,169	  13,656	9.15	  115,825	  10,237	8.83
Total interest earning
assets	    312,683	$24,002	7.68	255,408	$20,995	8.22	231,504	$17,777	7.68
Other nonearning
assets	    30,111	26,891		20,069
		$342,794	$282,299	$251,573

Liabilities
Interest Bearing Liabilities:
Savings
deposits	$120,127	$ 1,311	1.09	$100,245	$ 1,321	1.32	$ 67,766	$ 1,082	1.60
Time
deposits	108,781	5,380	4.95	84,012	4,540	5.40	77,139	3,784	4.91
Money market
accounts	25,951	834	3.21	22,192	808	3.64	21,262	728	3.42
Borrowings	46,025	    2,882	6.26	  32,328	   2,629	8.13	  20,969	    1,502	7.16
Total interest
bearing liabil-
ities	300,884	$10,407	3.46	238,777	$ 9,298	3.89	187,136	$ 7,096	3.79
Other noninterest
bearing liabilities
& shareholders'
equity	 41,910	43,522	64,437
		$342,794	$282,299		$251,573

Net interest
income	$13,595		$11,697		$10,681

Net interest rate spread	4.22			4.33			3.89

Net interest margin	4.35			4.58			4.61

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

ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
For the years ended December 31, 2001, 2000 and 1999
(In Thousands)

	Year Ended December 31, 2001 vs. 2000
	Increase (Decrease)
	Due to Change In

	Volume	Rate	Rate/Volume*	Total
Interest Earning Assets
Securities available for sale	$ (374)	$  (335)	$  (311)	$(1,020)
Securities held to maturity	(35)	(35)	43	(27)
Federal funds sold	277	145	(299)	123
Loans, net	  5,294	  4,910	  (6,263)	  3,941
Total interest earning assets	  5,162	  4,685	  (6,830)	  3,017

Interest Bearing Liabilities
Savings deposits	265	218	(493)	(10)
Time deposits	1,334	1,221	(1,715)	840
Money market accounts	137	122	(233)	26
Borrowed funds	 1,113	      858	  (1,718)	     253
Total interest bearing
liabilities	 2,849	   2,419	  (4,159)	  1,109
Net change in net
interest income	$2,313	$2,266	$(2,671)	$1,908


	Year Ended December 31, 2000 vs. 1999
	Increase (Decrease)
		Due to Change In

		Volume	Rate	Rate/Volume*	Total
Interest Earning Assets
Securities available
for sale	$ (292)		$   300	$   53	$   61
Securities held to maturity		(10)	10	(11)		(11)
Federal funds sold		(252)	262		(259)		(249)
Loans, net	2,935		  (3,058)		3,531	  3,408
Total interest earning assets	  2,381		  (2,486)	  3,314	  3,209

Interest Bearing Liabilities
Savings deposits	522	(433)		150		239
Time deposits		341	(374)		790		757
Money market accounts	31		(34)	82	79
Borrowed funds	     813		    (924)	1,238	  1,127
Total interest bearing
liabilities	  1,707		 (1,765)	  2,260	2,202
Net change in net interest
income	$  674		$  (721)	$1,054	$1,007

*Represents the change not solely attributable to change in rate or change in volume but a combination of these two factors.

Net interest income increased $1,908,394 or 17.1% to $13,084,832 in 2001 from $11,176,438 in 2000. Interest income on total earning assets increased $3,017,077 in 2001 from 2000. Interest income on loans increased $3,940,901 in 2001 from 2000 due to a $57,930,000 increase in average loans outstanding, offsetting a decrease in average loan rates from 9.15% to 8.48%. Interest expense on interest bearing liabilities increased $1,108,683 in 2001 from 2000, as a result of a $855,307 increase in interest expense on deposits and an increase of $253,376 in interest expense on other borrowings. The increase in interest expense was due primarily to a combination of a $48,410,000 increase in average deposits offset in part by a decrease in the average rate paid on deposits from 3.45% in 2000 to 3.08% in 2001. The increase in interest expense on borrowings was due primarily to an increase in average balances of $13,697,000 of FHLB advances outstanding and repurchase agreements during 2001. The increase was offset, in part, by a decrease in overall interest rates on borrowings from 8.13% in 2000 to 6.26% in 2001.

During 2000, net interest income increased by $1,007,607 or 9.9%. This increase was primarily due to increases in average earning assets of $23,904,000 and an increase in the average rate earned from those assets of 8.22% in 2000 from 7.68% in 1999.

During 1999, net interest income increased by $242,224 or 2.4% compared to 1998. This increase was attributed to increases in loans of $17,223,368, offset in part by a decrease in investments of $3,795,339 and an increase in savings and money market accounts.

During 2001, the Federal Reserve decreased the Federal Funds rate by a total of 475 basis points over 11 individual rate reductions. The weighted average yield on a tax equivalent basis on interest earning assets decreased 54 basis points to 7.68% for the year ended December 31, 2001 from 8.22% for the year ended December 31, 2000 while the average cost of interest-bearing liabilities decreased 43 basis points to 3.46% for the year ended December 31, 2001 from 3.89% for the year ended December 31, 2000. As a result, the interest rate spread decreased by 11 basis points to 4.22% for the year ended December 31, 2001 from 4.33% for the year ended December 31, 2000. The interest rate spread decreased due to a higher volume of interest earning assets during a period of declining interest rates. In 1999, the weighted average yield was 7.68% and the average cost of interest-bearing liabilities was 3.79%. The interest rate spread was 3.89%. Overall margin compression, the Federal Reserve reducing the Federal Funds rate, increased competition from bank and non-bank institutions in our service area and pricing pressures continue to be significant factors in the Bank's ability to grow net interest income at a faster pace.

The average balances of non-accrual loans can also affect the average yield on all outstanding loans. Non-accrual loans as of December 31, 2001 were $1,823,000 and lowered the average yield on loans by 16 basis points for 2001. For the year ended December 31, 2000, non-accrual loans were $3,390,000 due to the acquisition and several large loans on non-accrual status. The average yield on loans was lowered by 35 basis points for 2000. The average balances on non-accrual loans in 1999 was minimal and, therefore, had an insignificant effect on average loan yield.

PROVISION FOR LOAN LOSSES

The Bank maintains an allowance for possible loan losses through a provision that is charged to income. The process of evaluating the adequacy of the allowance for loan losses involves a high degree of management judgment, based, in part, on systematic methods. These methods, which are generally quantitative measures, are employed, not so the allowance will be the result of routine mathematical exercise, but to help ensure that all relevant matters affecting loan collectability
will consistently be identified.   Such methods at December 31, 2001
included a loan by loan analysis of all impaired loans and loans under close monitoring by management for potential problems, a risk rating analysis for all commercial and commercial real estate loans and a quantitative analysis of residential real estate and consumer loans.
Other factors included in the evaluation of the adequacy of the allowance for loan losses involve overall loan growth; the character and mix of the loan portfolio; current trends in nonperforming loans, delinquent loans and net charge-offs; new loan origination; local economic conditions; regulatory changes and other quality considerations.

The Company has an independent loan review program that supports the Company's lending strategies, monitors compliance with established loan policies and procedures and identifies credit trends. The review included all criticized and classified assets over $100,000, all loans delinquent over 30 days and over $100,000, non-accruals over $100,000, new (closed) and renewed loans over $100,000 as well as the adequacy of the loan loss reserve.

Although management utilized its best judgment in providing for possible losses, there can be no assurance that the Company will not have to increase its provision for possible loan losses in the future as a result of increased loan demand in the Company's primary market areas, future increases in non-performing assets or otherwise which would adversely affect the Company's results of operations.

For the year ended December 31, 2001, the Company increased the allowance for loan losses through a $300,000 provision for loan losses, compared to $371,000 in 2000 and $200,000 in 1999. The Company believes that the current allowance for loan losses accurately reflects the level of risk in the loan portfolio. The most significant trend influencing the level of the allowance over the last five years is growth in the real estate and construction loan portfolio, which has risen from $67.8 million at the end of 1997 to $170.3 million at December 31, 2001. The Company believes that, despite using prudent underwriting standards and that the historical loss experience appears low relative to the level of the allowance, overall loan growth, entering into a new market area and current economic conditions has warranted the current level of the allowance.

The following table sets forth information concerning the allocation of the Company's allowance for loan losses by category:

Allowance for Loan Losses

		December 31,
	2001	2000	1999
Loan Category	Amount	% of	Amount	% of	Amount	% of
		Loans in		Loans in		Loans in
		Each		Each		Each
		Category		Category		Category
		To Total		To Total		To Total
		Loans		Loans		Loans

Commercial	$2,869	9.7%	$2,695	10.2%	$2,176	12.7%
Residential Real
 Estate	579	80.5%	647	78.2%	449	69.0%
Municipal	0	1.4%	0	1.8%	0	6.9%
Installment	5	8.4%	34	9.8%	4	11.4%
Totals	$3,453	100.0%	$3,376	100.0%	$2,629	100.0%

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

The following table reflects the quality of the Bank's loan portfolio and the emphasis placed upon the management of credit risk:

	(000's omitted)
	December 31,
		2001	2000

Nonaccrual loans	$1,823	$3,390
Loans past due 90 days and accruing	75	21
Total nonperforming assets	1,898	3,411

Ratio of total nonperforming loans to capital and the
   allowance for loan losses (Texas ratio)	.051	.098
Ratio of net recoveries (charge-offs) to loans	0	0
Ratio of allowance for loan losses to loans	.02	.02
Coverage ratio (allowance for loan losses divided by
  nonperforming assets)	1.819	.990
Ratio of nonperforming assets to total assets	.005	.010
Ratio of nonperforming loans to total loans	.009	.017

NONINTEREST INCOME

Total noninterest income was $4,906,716, $3,639,548 and $3,426,327 for the years ended December 31, 2001, 2000 and 1999, respectively.
The $1,267,168 or 34.8% increase in noninterest income during 2001 was primarily attributable to a $126,305 or 11.0% increase in trust department income, a $126,750 or 15.5% increase in VISA income, an increase of $463,188 or 116.0% in loan department income and an increase of $468,364 or 66.5% in other noninterest income primarily due to fees earned on customer accounts and mortgage servicing income. The $213,221 or 6.2% increase in noninterest income during 2000 was primarily attributable to a $245,914 or 27.1% increase in trust department income and a $105,720 or 14.9% increase in VISA income. The $270,915 or 8.6% increase during 1999 was primarily due to increases in trust department income, VISA income, and gains on other real estate owned property.

The following table summarizes information relating to the Company's noninterest income:
	Year Ended December 31,

		2001	2000	1999

Net security gains (losses)	$   39,131	$  (13,545)	$  (15,728)
Trust department income	1,279,215	1,152,910	906,996
Service income	303,652	291,195	314,268
VISA income	944,025	817,275	711,555
Loan department income	862,602	399,414	514,351
Gain on other real estate owned	0	0	153,984
Income from cash surrender value
of life insurance	305,761	288,333	19,778
Other noninterest income	  1,172,330	    703,966	    821,123
Total noninterest income	$4,906,716	$3,639,548	$3,426,327

NONINTEREST EXPENSE

Total noninterest expenses, which consist primarily of employee compensation and benefits, occupancy and equipment expenses and other general operating expenses, excluding goodwill amortization expenses of $498,307, increased $2,249,576 or 21.7% during 2001, $1,704,412 or
19.7% during 2000 and $250,090 or 3.0% during 1999. The increase in noninterest expenses in 2001 was primarily attributable to increased staffing, additional branch facilities, additional equipment expenses and advertising expenses related to the Bank's new market area. The increase in 2000 was primarily attributable to increased staffing, the expenses related to upgrading equipment and facilities and non-recurring acquisition related costs. The increase in noninterest expenses in 1999 was related to new technology and access channels to the Bank and its services.

INCOME TAXES

The Company recognized $1,350,000, $1,077,000 and $1,377,355 in income tax expense for the years ended December 31, 2001, 2000 and 1999, respectively. The effective tax rate was 29.5% for 2001, 26.4% for 2000 and 29.1% for 1999. The Bank has sufficient refundable taxes paid in available carry back years to fully realize its recorded deferred tax asset of $1,853,107 at December 31, 2001.

FINANCIAL CONDITION

Set forth below is a discussion of the material changes in the Company's financial condition for the periods indicated.

	BALANCE SHEET REVIEW

OVERVIEW

Total assets at December 31, 2001 were $362,003,056, an increase of $13,760,930 or 4.0% from December 31, 2000. The change in assets consisted primarily of a $6,596,277 increase in loans, an increase of $11,512,254 in cash and due from banks and federal funds sold, offset in part by a decrease of investment securities of $6,988,298. The asset growth was supported by an increase of $22,326,409 in deposits offset by a decrease of $12,109,522 in borrowings.

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

INVESTMENT SECURITIES

Securities available for sale, which include U.S. Government securities, callable agency bonds, municipals, mortgage backed securities and certificates of deposit, decreased $6,735,063 or 6.7%. During 2001, the Bank managed the securities portfolio to continue its significant contribution to net interest income, maximize yields, reduce exposure of continuously callable agencies, manage cash flow, control risk and to provide diversification. As of December 31, 2001, the Company has a net unrealized gain of $803,468 in this portfolio.

In 2000, securities available for sale increased $1,423,713 or 1.5%
due primarily to planned portfolio growth.   As of December 31, 2000,
the Company had a net unrealized loss of $706,851 in this portfolio.

Securities held to maturity, which include in-state municipals, decreased $324,835 or 8.4% in 2001, compared to a $385,043 or 9.1%
decrease in 2000.

The changes in the securities portfolio reflect the Company's efforts to meet asset and liability objectives and otherwise manage its liquidity and funding needs within the parameters of the Company's policies. For further discussion, see the Risk Management section, page 16.

LOANS

Union Trust offers a wide variety of loan products to serve the financial needs of individuals, businesses, municipalities and nonprofit organizations. Total loans (which excludes loans held for sale) reached a record high of $214,883,141 during 2001 and, as of December 31, 2001, had increased $6,596,277 or 3.2% over 2000, primarily due to a $9,939,323 or 6.2% increase in real estate loans. As of December 31, 2000, loans (which included $65,945,392 acquired from The Waldoboro Bank, FSB) increased 60.6%.

Real estate mortgage loans, which consist of loans secured by real estate (commercial, residential and home equity loans), increased by $9,939,323 or 6.2% in 2001. During 2000, real estate loans increased by $72.3 million or 82.1% from $88.0 million to $160.3 million. The Company generally retains adjustable rate mortgages in its portfolio, but will from time to time, retain fixed rate mortgages. With a very low interest rate environment, it has been the Company's asset/ liability strategy for 2001 to hold a certain number of 15 year fixed rate mortgages in its portfolio. The yields on these interest earning assets have been higher than yields available in the investment portfolio. The Company also originates fixed rate residential loans for sale to investors in the secondary market and during 2001, volumes reached record highs due to historical low rates.

Commercial loans decreased by $526 thousand or 2.5% during 2001. In 2000, commercial loans increased by $4.8 million or 29.5%. Commercial loans consist of loans secured by various corporate assets, as well as loans to provide working capital in the form of lines of credit.

Consumer loans decreased by $2.2 million or 10.9% in 2001. In 2000, consumer loans increased by $5.5 million or 37.6%. Consumer loans include credit card, overdraft protection, automobile, boat, recreation vehicle, mobile home and personal loans.

Municipal loans decreased $634 thousand or 17.1% in 2001. In 2000, municipal loans decreased by $5.1 million due mainly to a large municipal loan payoff in late fall of 2000.

Loan mix and growth trends, as of December 31, 2001, are illustrated in the graphs below:

INSERT 5 YEAR BAR CHART
LOAN GROWTH TRENDS

INSERT PIE CHART
LOAN MIX

DEPOSITS

Deposits represent the Company's primary source of funds for lending, investing and are a general source of liquidity for the Bank.
In 2001, total deposits increased a healthy $22.3 million or 9.1% over 2000, ending the year at $267,907,126. The Company experienced growth in most all deposit categories in 2001 with savings accounts increasing 15.5%, money market accounts increasing 20.6%, demand deposits increasing 24.4% offset in part by a decrease in time deposits of 2.7%. The
Company offers a wide array of deposit products in its market area, including checking accounts, money market accounts, savings accounts, certificates of deposit and retirement savings plans. In 2000, total deposits increased by $52.7 million or 27.3% (which included
$63,414,205 assumed from The Waldoboro Bank, FSB).

In the Bank's market area, the banking business is somewhat seasonal due to an influx of tourist and seasonal residents returning to the area each spring and summer. As a result, the Bank has an annual deposit swing, from a high point in mid October to a low point in June. This deposit swing is predictable and does not have a material adverse effect on the Bank.

Deposit mix and growth trends, as of December 31, 2001, are illustrated in the graphs below:

INSERT 5 YEAR BAR CHART
DEPOSIT GROWTH TRENDS

INSERT PIE CHART
DEPOSIT MIX

BORROWINGS

Borrowings supplement deposits as a source of funds for the Bank. In addition to borrowing from the Federal Home Loan Bank (FHLB), the Bank uses securities sold under agreement to repurchase accounts to provide additional liquidity. Total borrowings as of December 31, 2001 were $54,093,039, a decrease of $12,109,522. In 2000, total borrowings increased $34,610,888 over 1999 (including $13,965,000 assumed from The Waldoboro Bank, FSB).

SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES

The Federal Reserve Board's capital requirement generally calls for an 8% total capital ratio, of which 3% must be comprised of Tier I capital. Risk based capital ratios are calculated by weighting assets and off balance sheet instruments according to the relative credit risk. As of December 31, 2001, the Company's Tier I ratio of 12.91% far exceeds the Federal Reserve Board's guidelines.

During 2001, total shareholders' equity, excluding a net unrealized gain on available for sale securities of $530,290, increased $2,019,869 in 2001, primarily as a result of net income of $3,226,172, offset by dividends declared of $1,212,896.

Total shareholders' equity, excluding a net unrealized loss on available for sale securities of $466,522, increased $1,814,880 in 2000, primarily as the result of net income of $3,000,493 offset by dividends declared of $1,155,375.

During 1999, the Company declared a 20% stock dividend. Dividends of $1,107,916 were declared on the Company's common stock and represented a 14.9% increase over 1998. The dividend payouts for 2001, 2000 and 1999 were 37.6%, 38.5% and 33.0% of net income, respectively.

Union Bankshares Company stock, $12.50 par value, is not listed on any national exchange, nor is it actively traded. Since the Company is not aware of all trades, the market price is established by determining what a willing buyer will pay a willing seller. Based upon the trades that the Company had knowledge of (per quotes from local brokerages), high and low bids for each quarter for 2001 and 2000 are listed in the following table.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2001	$79.50 to $85.00	$63.00 to $80.00	$72.00 to $75.00	$58.50 to $63.00
2000	$107.00 to $107.00	$97.50 to $107.00	$95.00 to $97.50	$85.00 to $85.00

As of December 31, 2001, there were 743 holders of record of Union Bankshares Company common stock.

Quarterly dividends per share declared by the Company in 2001 and 2000 were as follows:
2001 	2000

		1st Quarter	$  .50	$  .50
		2nd Quarter	$  .50	$  .50
		3rd Quarter	$  .55	$  .50
		4th Quarter	$  .55	$  .50

		Total	$2.10	$2.00


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

Financial risks managed by the Company include:

Credit risk
Interest rate risk (including asset/liability management)
Market risk
Liquidity risk
Off balance sheet risks/commitments

CREDIT RISK MANAGEMENT

The Company's net loan portfolio as of December 31, 2001 accounted for 58% of total assets and represents its primary source of credit risk. Substantial amounts of time and resources have been dedicated to the management of credit risk within the Bank's loan portfolio. Future emphasis will be applied toward enhancing the already proven systems of checks and balances to manage the origination, processing and collection of loans. Additional information relating to credit risk may be found on page 11, "Provision for Loan Losses," and Note 16 to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the Asset/ Liability Committee (ALCO). In this capacity ALCO develops guidelines and strategies impacting the Company's asset/liability management-related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

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

Net interest income sensitivity to movements in interest rates is measured through the use of a simulation model that analyzes resulting net income under various interest rate scenarios established by regulators. Projected net interest income (NII) is modeled based on both an immediate rise or fall in interest rates ("rate shock"). The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities and factors in projections for activity levels by product lines of the Company. Assumptions are made as to the changing relationship between different interest rates as interest rates increase/decrease (basis risk) and the customer's ability to prepay loans and withdraw deposit balances or transfer them to a higher yielding account (embedded option). The sensitivity analysis is compared to ALCO policy limits, which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 2001 and 2000.

			Estimated
		Rate Change		NII Sensitivity

			2001	2000

		+200 bp	+   0.1%	+   1.6%
		-200 bp	-   0.5%	-   2.8%

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

Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/ refinancing levels likely deviating from those assumed, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

Based on the information and assumptions in effect on December 31, 2001, under five rate simulations used, the Company's net interest income and net income remain strong, with the return on assets ratio remaining above 1% under all simulations.

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

Liquidity comes from both assets and liabilities. The assets of the balance sheet provide liquidity through prepayment and maturities of outstanding loans, investments and mortgage backed securities and the sale of mortgage loans. The liability side provides liquidity through deposits and borrowings from Federal Home Loan Bank of Boston. During 2001 and 2000, the Company used its sources of funds primarily to meet ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan originations and maintain a substantial securities portfolio.

The Company's liquidity policy currently includes requirements that the Company maintain liquidity as a percentage of total assets at a minimum of 5%. Access to Federal Home Loan Bank advances provides additional funding options if the need arises. As of December 31, 2001, the Company had a 16.7% liquidity ratio.

OFF BALANCE SHEET RISKS AND COMMITMENTS

As of December 31, 2001 and 2000, the total approved loan commitments outstanding, the commitment under unused lines of credit and the unadvanced portion of loans amounted to $40,969,000 and $36,980,000, respectively.

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

The Company as of December 31, 2001 and 2000 exceeds all applicable federal and state laws and regulations regarding minimum regulatory capital and is categorized as a well-capitalized bank.

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

RECENT ACCOUNTING DEVELOPMENTS

The Financial Accounting Standards Board recently issued the following Statement of Financial Accounting Standards (SFAS):

	SFAS No. 141	Business Combinations
	SFAS No. 142	Goodwill and Other Intangible Assets
	SFAS No. 143	Accounting for Asset Retirement Obligations
	SFAS No. 144	Accounting for the Impairment or Disposal
		of Long-Lived Assets

SFAS No. 141 requires that the purchase method be used to account for business combinations initiated after June 30, 2001.

SFAS No. 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement on January 1, 2002. Management is in the process of evaluating the effects of this statement on the Company's consolidated financial condition and results of operations.

SFAS Nos. 143 and 144 provide guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets and obligations associated with the retirement of tangible long-lived assets. Management does not expect these statements to affect the Company's consolidated financial condition and results of operations.



Quarterly Information

The following tables provide unaudited financial information by quarter for each of the past two years:
	2001
Dollars in thousands	Q1	Q2	Q3	Q4
Balance Sheets
Cash	$ 17,214	$ 11,148	$ 25,476	$ 21,865
Investments	100,912	94,075	95,531	105,744
Net loans	200,742	210,532	210,191	208,115
Other assets	    25,861	    25,965	    26,319	    26,279
Total assets	$344,729	$341,720	$357,517	$362,003

Deposits	$243,639	$244,806	$268,430	$267,907
Borrowed funds	49,666	51,680	37,115	41,958
Other liabilities	18,621	12,266	17,761	18,002
Shareholders' equity	    32,803	    32,968	    34,211	    34,136
Total liabilities & equity	$344,729	$341,720	$357,517	$362,003

Income Statements
Interest income	$  6,187	$  5,914	$  5,713	$  5,677
Interest expense	  3,057	  2,795	  2,438	  2,117
Net interest income	3,130	3,119	3,275	3,560
Provision for loan losses	       75	       75	       75	       75
Net interest income after
 provision	3,055	3,044	3,200	3,485
Noninterest income	1,074	1,144	1,324	1,365
Noninterest expense	  3,069	  3,373	  3,393	  3,280
Income before taxes	1,060	815	1,131	1,570
Income taxes	     300	    242	    317	     491
Net income	$   760	$   573	 $    814	$  1,079

Basic earnings per share	$  1.31	$   .99	 $   1.41	 $   1.88

	2000
Dollars in thousands	Q1	Q2	Q3	Q4
Balance Sheets
Cash	$  9,790	$  9,869	$ 15,784	$ 10,354
Investments	105,285	103,134	112,352	110,277
Net loans	124,222	135,522	204,215	201,555
Other assets	    16,280	    17,239	    26,520	    26,056
Total assets	$255,577	$265,764	$358,871	$348,242

Deposits	$182,852	$187,635	$261,380	$245,581
Borrowed funds	28,451	35,411	46,416	51,123
Other liabilities	16,785	14,878	21,936	20,418
Shareholders' equity	    27,489	    27,840	    29,139	    31,120
Total liabilities & equity	$255,577	$265,764	$358,871	$348,242

Income Statements
Interest income	$  4,432	$  4,547	$  5,219	$  6,276
Interest expense	  1,800	  1,986	  2,483	  3,029
Net interest income	2,632	2,561	2,736	3,247
Provision for loan losses	       30	       45	     101	     195
Net interest income after
 provision	2,602	2,516	2,635	3,052
Noninterest income	720	822	1,004	1,093
Noninterest expense	  2,166	  2,465	  2,558	  3,178
Income before taxes	1,156	873	1,081	967
Income taxes	     330	    247	    354	     146
Net income	$   826	$  626	 $  727	$   821

Basic earnings per share	$  1.43	 $ 1.08	 $ 1.26	$  1.42


UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2001 AND 2000
	2001	2000
ASSETS
Cash and due from banks  (note 2)	$ 12,940,420	$ 10,309,649
Federal funds sold	      8,925,312	           43,829
Cash and cash equivalents	21,865,732	10,353,478
Available for sale securities, at market
   value  (note 3)	94,403,282	101,138,345
Held to maturity securities, at cost
 (note 4) (market value
 $3,586,393 and $3,830,800 at
 December 31, 2001 and 2000,
 respectively)	3,526,626	3,851,461
Other investment securities at cost,
 Which approximates market value	5,039,950	4,968,350
Loans held for sale	2,774,179	320,125

LOANS  (note 5):
Real estate	170,272,718	160,333,395
Commercial and industrial	20,476,149	21,001,790
Municipal	3,083,857	3,717,912
Consumer	    17,782,261	    19,965,611
	211,614,985	205,018,708
Deferred loan fees 	(46,995)	(87,619)
Less allowance for loan losses
 (note 6)	      3,453,245	      3,376,395
Net loans	  208,114,745	  201,554,694
Premises, furniture and equipment,
 net  (note 8)	6,372,705	6,371,464
Core deposit intangible (note 9)	260,977	307,619
Goodwill (note 9)	6,145,130	6,572,652
Other assets  (notes 7, 9, 13 and 14)   13,499,730	    12,803,938
Total assets	$362,003,056	$348,242,126

LIABILITIES
DEPOSITS
Demand deposits	$ 35,218,551	$ 28,313,749
Savings deposits (including NOW deposits
   totaling $54,332,628 in 2001 and
   $45,991,547 in 2000)	99,300,921	85,946,245
Money market accounts	28,774,213	23,854,901
Time deposits  (note 10)	 104,613,441	  107,465,822
Total deposits	 267,907,126	  245,580,717
Advances from Federal Home Loan
 Bank (note 11)	41,957,641	51,123,250
Other borrowed funds  (note 12)	12,135,398	15,079,311
Other liabilities  (notes 13 and 14)	   5,866,536	      5,339,174
Total liabilities	  327,866,701	  317,122,452
Contingent liabilities and commitments
   (notes 8, 15, 16 and 17)

SHAREHOLDERS' EQUITY
Common stock, $12.50 par value.
 Authorized 1,200,000 shares, issued
 582,394 shares in 2001 and 2000 	    7,279,925	   7,279,925
Surplus	3,963,116	3,963,472
Retained earnings  (note 15)	22,695,422	20,682,146
Accumulated other comprehensive
 income (loss)
Net unrealized gain (loss) on
 available for sale securities
 net of deferred tax (liability)
 asset of $(273,178) and $240,329
 at December 31, 2001 and 2000,
respectively  (note 3)	530,290	(466,522)
Treasury stock, at cost (4,899
 shares in 2001 and
 4,900 shares in 2000)	      (332,398)	      (339,347)
Total shareholders' equity	   34,136,355	   31,119,674
Total liabilities and
 shareholders' equity	$362,003,056	$348,242,126

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS
OF INCOME

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999

INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$17,382,209	$13,441,308	$10,032,349
Interest on securities
 available for sale	5,750,207	6,770,631	6,709,940
Interest on securities
 held to maturity	190,922	217,794	229,221
Interest on federal funds sold	      168,029	       44,557	       293,774
Total interest income	   23,491,367	  20,474,290	   17,265,284

INTEREST EXPENSE
Interest on savings deposits	1,311,446	1,321,363	1,082,132
Interest on money market accounts	832,712	807,451	728,408
Interest on time deposits	5,379,905	4,539,942	3,783,922
Interest on borrowings	    2,882,472	    2,629,096	    1,501,991
Total interest expense	  10,406,535	    9,297,852	    7,096,453
Net interest income	  13,084,832	11,176,438	10,168,831
Provision for loan losses
  (note 6)	       300,000	    371,000	       200,000
Net interest income after
 provision for loan losses	  12,784,832	  10,805,438	    9,968,831

NONINTEREST INCOME
Net securities gains (losses)
  (note 3)	39,131	(13,545)	(15,728)
Trust department income	1,279,215	1,152,910	906,996
Service charges on deposit accounts	303,652	291,195	314,268
VISA income	944,025	817,275	711,555
Loan department income	862,602	399,414	514,351
Gain on other real estate owned	0	0	153,984
Income from cash surrender value
 of life insurance	305,761	288,333	19,778
Other income	     1,172,330	      703,966	      821,123
Total noninterest income	   4,906,716	   3,639,548	   3,426,327
Income before noninterest
 expenses	 17,691,548	 14,444,986	 13,395,158

NONINTEREST EXPENSE
Salaries and wages	4,952,672	4,100,498	3,445,803
Pension and other employee
 benefits  (note 13)	1,259,739	1,057,498	909,087
Insurance	142,359	122,786	110,065
FDIC insurance	46,185	44,851	21,414
Net occupancy expenses	1,620,542	1,206,485	975,143
Equipment expenses	508,152	450,104	373,208
Advertising	286,155	156,278	179,148
Supplies	376,038	372,911	265,919
Postage	221,656	187,435	175,031
Telephone	195,835	116,974	125,330
Other professional fees	376,970	200,922	297,018
Other expenses	  3,129,073	  2,350,751	  1,785,915
Total noninterest expenses	13,115,376	10,367,493	  8,663,081
Income before income taxes	  4,576,172	4,077,493	4,732,077
Income taxes  (note 14)	  1,350,000	  1,077,000	  1,377,355
Net income	$3,226,172	$3,000,493	$3,354,722

Net income per common share	$     5.59	$     5.19	$     5.80
Cash dividends declared per
 common share	$     2.10	$     2.00	$     1.92

Weighted average common shares
 outstanding	     577,512	     577,716	     578,086

The accompanying notes are an integral part of these consolidated financial statements.


UNION BANKSHARES COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 2001, 2000 and 1999
	ACCUMULATED	TOTAL
	OTHER	SHARE-
	COMMON	TREASURY	RETAINED	COMPREHENSIVE	HOLDERS'
	STOCK	SURPLUS	STOCK	EARNINGS	INCOME (LOSS)	EQUITY

Balance at December 31,
 1998	$7,279,925	$3,963,432	$(289,019)	$16,623,348	$ 1,162,032	$28,739,718

Net income,
 1999	0	0	0	3,354,722	0	3,354,722
Change in net
 unrealized gain
 (loss) on available
 for sale securities,
 net of tax of
 $(1,695,031)	 0	          0	        0	            0	 (3,290,356)	  (3,290,356)
Total comprehensive
 income	0	0	0	3,354,722	(3,290,356)	64,366
Sale of 556
 shares treasury
 stock	0	101	60,316	0	0	60,417
Repurchase of 726
 shares treasury
 stock	0	0	(80,468)	0	0	(80,468)
Payment for fractional
 shares totaling 258.80
 shares	0	0	0	(33,126)	0	(33,126)
Cash dividends
 declared	    0	          0	        0	 (1,107,916)	        0	  (1,107,916)
Balance at December 31,
 1999	$7,279,925	$3,963,533	$(309,171)	$18,837,028	$(2,128,324)	$27,642,991

Net income,
 2000	0	0	0	3,000,493	0	3,000,493
Change in net
 unrealized gain
 (loss) on available
 for sale securities,
 net of tax of
 $856,080     	0	0	        0	    0	1,661,802	 1,661,802
Total comprehensive
 income	0	0	 0	     3,000,493	1,661,802	4,662,295
Sale of 516
 shares treasury
 stock	0	(61)	55,084	0	0	55,023
Repurchase of 870
 shares treasury
 stock	0	0	(85,260)	0	0	(85,260)
Cash dividends
 declared	     0	          0	       0	 (1,155,375)	        0	 (1,155,375)
Balance at December 31,
 2000	$7,279,925	$3,963,472	 $(339,347)	$20,682,146	$ (466,522)	$31,119,674

Net income,
 2001	0	0	0	3,226,172	0	3,226,172
Change in net
 unrealized gain
 (loss) on available
 for sale securities,
 net of tax of
 $513,509	     0	          0	      0	          0	   996,812	      996,812
Total comprehensive
 income	0	0	0	3,226,172	996,812	4,222,984
Sale of 563
 shares treasury
 stock	0	(356)	47,855	0	0	47,499
Repurchase of 562
 shares treasury
 stock	0	0	(40,906)	0	0	(40,906)
Cash dividends
 declared	     0	          0	        0	  (1,212,896)	         0	  (1,212,896)
Balance at December 31,
 2001	$7,279,925	$3,963,116	$(332,398)	$22,695,422	$  530,290	$34,136,355


The accompanying notes are an integral part of these consolidated financial statements.


UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS
 OF CASH FLOWS
Years ended December 31, 2001, 2000 and 1999
	2001	2000	1999
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Net income	$ 3,226,172	$ 3,000,493	$ 3,354,722

ADJUSTMENTS TO RECONCILE NET
 INCOME TO NET CASH PROVIDED
 BY OPERATING ACTIVITIES
Goodwill amortization	498,307	162,406	0
Depreciation	863,801	662,742	478,466
Net amortization of premium
 (accretion of discount)
 on investments	21,643	(93,650)	(62,422)
Provision for loan losses	300,000	371,000	200,000
Net (gain) loss on sale of
 available for sale securities	(39,131)	13,545	15,728
Net (gain) loss on sale of equipment	(684)	0	1,867
Gain on sale of other real estate owned	0	0	(153,984)
Originations of loans held
for sale	(24,520,344)	(4,129,490)	(18,010,986)
Proceeds from loans held
 for sale	22,066,290	4,403,829	18,589,135
Net change in other assets	(429,541)	1,185,273	(943,556)
Net change in other liabilities	218,728	(1,487,982)	1,954,816
Net change in deferred loan
 origination fees	       (40,624)	     114,193	        (3,352)
Net cash provided by
 operating activities	     2,164,617	    4,202,359	     5,420,434

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition costs	       (24,144)	  (1,564,452)	           0
Cash paid to Mid-Coast
 stockholders in connection with
 Mid-Coast acquisition	0	  (11,809,047)	            0
Cash received through Mid-Coast
 acquisition	0	4,403,785	0
Proceeds from sale of available
 for sale securities	  11,731,432	  8,278,721	  33,240,067
Purchase of available for
 sale securities	(48,872,524)	(10,821,602)	(48,397,100)
Proceeds from maturities and
 principal payments on available
 for sale securities	45,416,263	12,535,982	13,888,678
Purchase of held to
 maturity securities	(107,464)	(50,000)	(100,000)
Proceeds from maturities
 and principal payments
 on held to maturity securities	420,000	421,250	225,000
Purchase of other
 investment securities	(71,600)	0	0
Purchase of life insurance
 policies	(500,000)	0	(5,600,000)
Proceeds from sales of
 other real estate owned	0	0	529,490
Net increase in loans
 to customers	(6,819,427)	(11,074,816)	(12,263,189)
Proceeds from sales of
 fixed assets	8,000	0	0
Capital expenditures	    (872,358)	  (2,022,435)	     (814,130)
Net cash provided (used)
 by investing activities	       308,178	  (11,702,614)	  (19,291,184)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease)
 in deposits	      22,326,409	    (10,681,322)	    4,818,818
Proceeds from long-term
 borrowings	20,791,391	1,500,000	9,000,000
Repayment of long-term
 borrowings	(2,500,000)	(5,285,000)	(11,000,000)
Net change in short-term
 advances from Federal Home
 Loan Bank	(27,457,000)	22,492,000	0
Net change in other
 borrowed funds	(2,943,913)	1,938,888	4,174,446
Payment to eliminate
 fractional share	0	0	(33,126)
Purchase of treasury stock	(40,906)	(85,260)	(80,468)
Sale of treasury stock	47,499	55,023	60,417
Dividends paid	  (1,184,021)	(1,155,375)	  (1,107,916)
Net cash provided by
 financing activities	     9,039,459	    8,778,954	    5,832,171
Net increase (decrease)
 in cash and cash equivalents	11,512,254	1,278,699	(8,038,579)
Cash and cash equivalents at
 beginning of year	   10,353,478	    9,074,779	    17,113,358
Cash and cash equivalents
 at end of year	$21,865,732	$10,353,478	$ 9,074,779


The accompanying notes are an integral part of these consolidated financial statements.
	2001	2000	1999

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION

Interest paid	$10,739,397	$ 8,900,821	$ 7,278,946
Income taxes paid	$ 1,355,155	$ 1,185,800	$ 1,431,000


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Net  increases (decreases)
 required by Statement of Financial
 Accounting Standards No. 115
 "Available for Sale Securities"	$ 1,510,321	$2,517,882	$(4,985,387)
Deferred income tax
 (liabilities) assets thereon	$  (513,509)	$ (856,080)	$ 1,695,031
Loans held for sale transferred
 to loan portfolio	$         0	$        0	$ 4,965,343

The accompanying notes are an integral part of these consolidated financial statements.


INSERT PHOTO OF RON HAMILTON

RON HAMILTON
FINANCIAL CONSULTANT

Mr. Hamilton is responsible for working with customers to help them meet their financial goals and preserve and protect their financial assets. He assists customers by sifting through the many alternatives to find the specific solution that best meets their needs. He approaches his work from a relationship standpoint, providing exceptional service before, during and after the sale. Developing the Union Trust branch staff into an effective referral network for new customers is something to which Mr. Hamilton devotes a significant amount of time.

Mr. Hamilton has over 25 years experience in the financial services industry with an insurance concentration, which includes life, health, long-term care, disability and property and casualty insurance along with mutual funds and annuities. Mr. Hamilton holds a bachelor's degree from the University of Maine, his Maine Life and Health Insurance license, his Series 6 license, and will soon sit for his Series 7 Securities license exam. He joined Union Trust in 2001 and is an Ellsworth native.

UNION BANKSHARES COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000 and 1999

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

Earnings and Cash Dividends per Share
Earnings per share is based upon the weighted average number of common
shares outstanding during each year.   In July 2001, the Company
increased its cash dividend by 10%. In 1999, the Company declared a stock split effected in the form of a 20% stock dividend. Common share amounts, earnings per share and dividends per share, common stock and retained earnings for all years presented have been restated to reflect this transaction.

Investments
Available for Sale Securities
Available for sale securities consist of marketable securities that the Company anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and similar factors. These assets are specifically identified and are carried at fair value. Amortization of premiums and accretion of discounts are recorded as an adjustment to yield. Unrealized holding gains and losses for these assets, net of related income taxes, are excluded from earnings and are reported as a net amount in a separate component of shareholders' equity. When a decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis. Gains and losses on the sale of available for sale securities are determined using the specific identification method.

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

Other Investment Securities
Other investment securities consist of Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank stock. These securities are carried at cost, which approximates market value at December 31, 2001 and 2000.

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

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following risk characteristics of the underlying loans: interest rate, fixed versus variable rate, and period of origination. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

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

Intangible Assets
Goodwill is amortized on a straight-line basis over 15 years. The core deposit intangible is amortized on a straight-line basis over 7 years. Goodwill and the core deposit intangible are reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset. Upon adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002, amortization of goodwill will be discontinued and the goodwill asset will be evaluated for impairment.

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

Advertising Costs
The Company expenses advertising costs as they are incurred.

Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Comprehensive Income
Comprehensive income includes both net income and other comprehensive income. The only component of other comprehensive income is net unrealized gains and losses on available for sale securities, net of deferred taxes. The required disclosures for all periods presented are included in the consolidated statement of changes in shareholders' equity.

Reclassifications
Certain 2000 and 1999 balances have been reclassified to conform with the 2001 presentation.

2.		CASH AND DUE FROM BANKS
The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 2001 was $250,000. In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the Federal Deposit Insurance Corporation.

3.	AVAILABLE FOR SALE SECURITIES
The Company carries available for sale securities at fair value. A summary of the cost and fair values of available for sale securities at December 31, 2001 and 2000 is as follows:




	Gross	Gross
	Amortized	Unrealized	Unrealized	Carrying &
	Cost	Gains	Losses	Fair Value

	2001	2001	2001	2001

Mortgage-backed
 securities	$ 38,157,879	$  302,556	$(296,557)	$ 38,163,878
U.S. Treasury
 securities and other
 U.S. Government
 agencies	  35,506,787	    629,196	(98,489)	  36,037,494
Obligations of states
 and political subdivisions	15,754,433	193,978	(201,959)	15,746,452
Other securities	     4,180,714	    283,795	    (9,051)	   4,455,458
Totals	$ 93,599,813	$1,409,525	$(606,056)	$ 94,403,282


	2000	2000	2000	2000

Mortgage-backed
 securities	$ 34,881,652	$152,546	$ (422,245)	$ 34,611,953
U.S. Treasury
 securities and other
 U.S. Government
 agencies	 51,551,788	191,310	(502,800)	  51,240,298
Obligations of states
 and political subdivisions	11,339,127	50,724	(112,841)	11,277,010
Other securities	      4,072,631	       0	   (63,547)	     4,009,084
Totals	$101,845,198	$394,580	$(1,101,433)	$101,138,345

The amortized cost and fair value of available for sale debt securities at December 31, 2001, by contractual maturity, are shown below.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

Due in one year or less		$ 1,174,922	$ 1,195,009
Due in one year through five years		27,166,408	27,473,725
Due after five years through ten years	27,964,881	28,287,844
Due after ten years		  36,820,773	  36,827,989
Totals		$93,126,984	 $93,784,567

Mortgage-backed securities are allocated among the above maturity groupings based on their final maturity dates.

Proceeds from the sale of securities were $11,731,432, $8,278,721 and $33,240,067 in 2001, 2000 and 1999, respectively. Gross realized gains were $104,197, $37,472 and $197,312 in 2001, 2000 and 1999, respectively. Gross realized losses were $65,066, $51,017 and $213,040 in 2001, 2000 and 1999, respectively.

4.	HELD TO MATURITY SECURITIES
The carrying amounts of held to maturity securities for 2001 and 2000 as shown in the Company's consolidated balance sheets, and their approximate fair values at December 31, are as follows:

	Gross	Gross
	Book	Unrealized	Unrealized	Fair
	Value	Gains	Losses	Value
	2001	2001	2001	2001

Obligations of states and
   political subdivisions	$3,526,626	$89,260	$(29,493)	$3,586,393


	2000	2000	2000	2000

Obligations of states and
   political subdivisions	$3,851,461	$33,070	$(53,731)	$3,830,800

The amortized cost and fair value of held to maturity securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

Due in one year or less	$  300,033	$  306,743
Due after one year through five years	1,319,770	1,376,663
Due after five years through ten years	1,054,740	1,071,008
Due after ten years	     852,083	     831,979
Totals	$3,526,626	$3,586,393

Nontaxable interest income on municipal investments was $712,889, $597,258 and $596,061 for 2001, 2000 and 1999, respectively.

5.  LOANS
At December 31, 2001 and 2000, loans on nonaccrual status totaled approximately $1,823,000 and $3,390,000, respectively. If interest had been accrued on such loans, interest income on loans would have been approximately $334,989, $332,622 and $31,000 higher in 2001, 2000 and 1999, respectively. Loans delinquent by 90 days or more that were still on accrual status at December 31, 2001 and 2000 totaled approximately $75,000 and $21,000, respectively.

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

The balance of loans to related parties amounted to $3,104,703 and $2,773,611 at December 31, 2001 and 2000, respectively. New loans granted to related parties in 2001 and 2000 totaled $2,713,536 and $2,251,599, respectively; payments and reductions amounted to $2,283,148 and $1,927,713 in 2001 and 2000, respectively.

6.	 ALLOWANCE FOR LOAN LOSSES
Analysis of the allowance for loan losses is as follows for the years ended December 31, 2001, 2000 and 1999:

	2001	2000	1999

Balance, beginning of year	$3,376,395	$2,629,472	$2,434,636
Provision for loan losses	     300,000	     371,000	     200,000
Allowance on acquired loans	                0	     520,019	           0
Balance before loan charge-offs	  3,676,395	  3,520,491	  2,634,636
Loans charged-off	324,720	179,903	148,354
Less recoveries on loans charged-off	    101,570	     35,807	     143,190
Net loan charge-offs 	     223,150	     144,096	       5,164
Balance, end of year	$3,453,245	$3,376,395	$2,629,472

Impairment of loans having recorded investments of $1,822,604 at December 31, 2001 and $2,661,402 at December 31, 2000 has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during 2001 and 2000 was $2,242,003 and $2,938,516, respectively. All impaired loans have a related allowance for loan losses. The total allowance for loan losses related to these loans was $273,391 and $256,588 on December 31, 2001 and 2000, respectively. There was $68,810 and $126,100 interest income recognized on impaired loans in 2001 and 2000, respectively, and none in 1999.

7.	LOAN SERVICING
The Bank services loans for others amounting to $80,849,851 and $71,835,641 at December 31, 2001 and 2000, respectively. Mortgage servicing rights of $280,253 and $144,081 were capitalized in 2001 and 2000, respectively. Mortgage servicing rights have been written down to their fair value of $219,303 and $222,389 through a valuation allowance at December 31, 2001 and 2000, and are included in other assets. Amortization of mortgage servicing rights was $201,968, $198,092 and $110,792 in 2001, 2000 and 1999, respectively.

8.	PREMISES, FURNITURE AND EQUIPMENT

Detail of bank premises, furniture and equipment is as follows:

	2001	2000

Land		$   413,675	$   409,275
Buildings and improvements	6,629,518	6,308,996
Furniture and equipment	5,086,413	4,642,315
Leasehold improvements	       724,931	      715,881
		$12,854,537	$12,076,467
Less accumulated depreciation	    6,481,832	    5,705,003
		$ 6,372,705	$ 6,371,464

At December 31, 2001, the Bank was obligated under a number of noncancellable leases for premises and equipment that are accounted for as operating leases. Leases for real property contain original terms from 2 to 20 years with renewal options up to 20 years. Management expects that, in the normal course of business, most leases will be renewed or replaced by other leases, or, when available, purchase options may be exercised.

Rental expense was $180,272 in 2001, $142,420 in 2000 and $124,412 in 1999.

The minimum annual lease commitments under noncancellable leases in effect at December 31, 2001 are as follows:


	Year Ending December 31,	Amount
2002	$160,760
2003	   90,607
2004	     83,085
2005	     66,484
2006	     37,829
Thereafter	  496,472
Total	$935,237

9.	ACQUISITION of MID-COAST BANCORP, INC.
On August 31, 2000, the Bank acquired the outstanding stock of Mid-Coast Bancorp, Inc., and its subsidiary, The Waldoboro Bank, FSB. The acquisition was accounted for under the purchase method of accounting for business combinations. The following is a summary of the transaction.

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


Goodwill, including acquisition costs, is being amortized using the straight line method over 15 years. The core deposit intangible of $323,000 is being amortized using the straight line method over 7 years. Amortization charged to operations was $498,307 and $162,406 in 2001 and 2000, respectively. Results of operations from the date of acquisition are included in the Company's Consolidated Statement of Income.

Following are proforma results of operations for the years ended
December 31, 2000 and 1999, as though Union Bankshares Company and Mid-Coast Bancorp, Inc. had been combined at the beginning of each period.

		December 31,
		2000	1999

	Net interest income	$13,230,742	$12,921,831
	Net income	$ 3,317,787	$ 3,414,722
	Earnings per share	$      5.74	$      5.91

10.	DEPOSITS
The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was $18,541,406 and $13,831,249 in
2001 and 2000, respectively.

At December 31, 2001, the scheduled maturities of time deposits were as follows:

2002	$ 91,814,948
2003	     8,688,153
		2004	1,183,274
		2005	 2,843,385
2006	9,209
		Thereafter	           74,472
		Total	$104,613,441


11.	ADVANCES FROM FEDERAL HOME LOAN BANK
Advances from the Federal Home Loan Bank are summarized as follows:

	Range of Final	Interest Rates at
	Maturity Dates	December 31, 2001	2001	2000

Fixed advances	2002 to 2008	2.71% to 6.09%	$39,291,391	$30,000,000
Variable advances	2002 to 2013	2.00% to 7.23%	 2,666,250	  21,123,250
		$41,957,641	$51,123,250

Pursuant to the collateral agreements with the Federal Home Loan
Bank (FHLB), advances are collateralized by stock in the FHLB, qualifying first mortgage loans and available for sale securities. The Bank has an available line of credit with the FHLB of $5,000,000. The amount of advances with a call option totaled $13,000,000 at December 31, 2001.

Advances at December 31, 2001 mature as follows:

2002	$10,000,000
2003	6,000,000
2004	7,791,391
2005	2,055,000
		Thereafter	  16,111,250
		Total	$41,957,641

12.	OTHER BORROWED FUNDS
Securities sold under agreements to repurchase generally mature within one day from the transaction date. The Bank provides collateral based upon the par value of the underlying securities. At December 31, 2001, securities with a fair value of $24,190,591 were pledged to collateralize other borrowed funds. Information concerning securities sold under agreements to repurchase for 2001 is summarized as follows:

	Average balance during the year	$10,944,416
	Average interest rate during the year	2.73%
	Maximum month-end balance during the year	$13,948,545

13.	EMPLOYEE BENEFITS

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

Pension expense amounted to $126,806, $60,279 and $53,480 for the years ended December 31, 2001, 2000 and 1999, respectively.

Postretirement Benefits Other Than Pensions
The Company sponsors a postretirement benefit program that provides medical coverage and life insurance benefits to certain employees and directors who meet minimum age and service requirements. Active employees and directors accrue benefits over a 25-year period.
The following table sets forth the benefit obligations, fair value of plan assets and funded status for the Company's pension and other postretirement benefit plans at December 31, 2001 and 2000.

	2001	2000	1999

	Pension	Other	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits
Change in Benefit Obligations

Benefit obligations at
 beginning of
 year	$4,977,665	$1,106,380	$4,489,648	$1,124,843	$4,609,135	$1,597,863
Service
 cost	217,737	45,771	175,039	37,433	185,348	37,622
Interest
 cost	356,242	73,129	331,444	74,206	310,869	78,873
Actuarial
 (gain) loss	266,362	129,878	223,969	(87,362)	(381,284)	(542,761)
Benefits
 paid	   (260,227)	   (57,090)	(242,435)	  (42,740)	 (234,420)	   (46,754)
Benefit obligations
 at end
 of year	$5,557,779	$1,298,068	$4,977,665	$1,106,380	$4,489,648	$1,124,843

Change in Plan Assets

Fair value of plan
Assets at beginning
 of year	$5,396,748	 $        0 	$5,372,984	$       0	 $5,259,015  $       0
Actual return
 on plan
 assets	(175,895)	0 	266,199	0	348,389	0
Employer
 contributions	0	57,090	0	42,740	0	46,754
Benefits
 paid	   (260,227)	   (57,090)	   (242,435)	 (42,740)	  (234,420)	  (46,754)
Fair value of
 plan assets
 at end of
 year	$4,960,626 	$        0	$5,396,748	 $       0	$5,372,984	$     0

Funded
 Status	$(597,153)	$(1,298,068)	$  419,083	$(1,106,380)	$ 883,336	$(1,124,843)
Unrecognized net
 actuarial (gain)
 loss	653,212	(254,017)	(209,894)	(408,706)	(587,544)	(339,792)
Unamortized prior
 service cost	(23,212)	0	(25,758)	0	(28,304)	0
Unrecognized transition
 (net asset) net
 obligation	 (36,930)	    503,100	   (60,708)	   548,700	   (84,486)	   594,300
Prepaid (accrued)
 benefit cost,
 included in other
 assets or other
 liabilities $ (4,083) $(1,048,985)) $ 122,723 $  (966,386) $ 183,002 $(870,335)

Net periodic benefit cost includes the following components:

	2001	2000	1999

	Pension	Other	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits	Benefits	Benefits

Service cost	$217,737	$ 45,771	$175,039	$ 37,433	$185,348	$ 37,622
Interest cost	356,242	73,129	331,444	74,206	310,869	78,873
Expected return on
 plan assets	(420,849)	0	(419,880)	0	(416,413)	0
Recognized net
 actuarial gain	0	(24,811)	0	(18,448)	0	(8,258)
Amortization (accretion)
 of unrecognized
 transition asset
 or obligation	(23,778)	45,600	(23,778)	45,600	(23,778)	45,600
Amortization of prior
 service cost	   (2,546)	       0	 (2,546)	     0	 (2,546)	      0
Net periodic
 benefit cost	$126,806	$139,689	$ 60,279	$138,791	$ 53,480	$153,837

Weighted-average assumptions as of December 31

Discount rate	7.25%	6.75%	7.50%	6.75%	6.75%	6.75%
Expected return on
 plan assets	8.00%	-	8.00%	-	8.00%	-
Rate of compensation
 increase	4.00%	4.00%	4.00%	4.00%	4.00%	5.00%

For measurement purposes, the annual rates of increase in the per capita health care cost of covered benefits were 12%, 12% and 12% for 2001, 2000 and 1999, respectively. The annual rate of increase in per capita health care costs is assumed to decrease annually by 1% until the year 2007 (which at that time will be 6%) and later.

The effects of a one-percentage-point change in the assumed health care cost trend rate on the aggregate service and interest cost components of the net periodic postretirement health care benefit cost and on the postretirement benefit obligation would be:

	 1 Percentage	1 Percentage
	Point Increase	Point Decrease
	2001	2000	1999	2001	2000	1999

Effect on total
 service and interest
 components	$  142,531	$  161,157 $  177,080 $(100,726) $(121,746) $  (136,112)

Effect on
 postretirement
 benefit
 obligation
	$1,484,439 $1,269,267 $1,363,639 $(1,150,001) $(977,805) $(1,055,423)

401(k) Plan
The Company has a noncontributory 401(k) plan for employees who meet certain service requirements.

Stock Purchase Plan
The Bank maintains a stock purchase plan which allows qualified employees and directors to acquire stock at fair market value.

14.	INCOME TAXES
Income tax expense, which is all current, consists of the following:

		Total
		2001
		Federal		$1,278,000
		State		      72,000
			$1,350,000
		2000
		Federal		$1,019,000
		State		       58,000
			$1,077,000
		1999
		Federal		$1,317,355
		State		       60,000
			$1,377,355

The actual tax expense for 2001, 2000 and 1999 differs from the "expected" tax expense for those years (computed by applying the applicable U.S. Federal Corporate Tax Rate to income before income taxes) due to the following:

	2001	2000	1999
	Amount	% of	Amount	% of	Amount	% of
	Pretax	Pretax	Pretax
	Earnings	Earnings	Earnings

Computed "expected"
 tax expense	$1,555,900	34.0%	$1,386,350	34.0%	$1,608,910	34.0%
Nontaxable income on
 obligations of states
 and political
 subdivisions	(337,753)	(7.4%)	(285,624)	(7.0%)	(286,523)	(6.1%)
Cash surrender value
 of life insurance	(123,631)	(2.7%)	(118,118)	 (2.9%)	0	0.0%
Goodwill
 amortization	153,685	3.4%	0	0.0%	0	0.0%
Other	     101,799	  2.2%	     94,392	  2.3%	      54,968	1.2%
	$1,350,000	29.5%	$1,077,000	26.4%	$1,377,355	29.1%


INSERT PHOTO OF SCOTT K. SHIELDS

SCOTT K. SHIELDS
FINANCIAL PLANNER

Mr. Shields is responsible for serving the needs of customers in a financial planning capacity. His role is to give advice to customers regarding their comprehensive financial situation. Mr. Shields prides himself in helping people reach their short-term and long-term financial goals by constructing a suitable plan that meets their individual needs.

Mr. Shields has been advising customers on a full range of financial matters including investments and insurance since 1997. He holds his NASD Securities Series 7 and 63 licenses along with his Maine Life and Health Insurance licenses. Mr. Shields is a native of Bar Harbor, Maine and joined Union Trust in 2000.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:


DEFERRED TAX ASSETS	2001	2000

Unrealized loss on available
 for sale securities	$        0	$  240,329
Allowance for loan losses	1,174,103    	  1,147,974
Deferred compensation	265,884	247,812
Post-retirement benefits	375,405	327,911
Other	       37,715	       50,098
Deferred tax assets	$1,853,107	$2,014,124


DEFERRED TAX LIABILITIES

Unrealized gain on available
 for sale securities	$  273,178	$        0
Deferred origination fees	93,233	0
Allowance for loan losses	    127,965	    127,965
Premises, furniture and equipment,
 principally due to
 differences in depreciation	370,776	404,055
Mortgage servicing rights	73,407	109,051
Cash surrender value of life insurance	36,386	36,386
Other	    246,240	     191,238
Deferred tax liabilities	$1,221,185	$  868,695

 The Bank has sufficient refundable taxes paid in available carryback years to fully realize its recorded deferred tax asset of $1,853,107 at December 31, 2001. The deferred tax asset and liability are included in other assets and other liabilities in the balance sheet at December 31, 2001 and 2000.

15.	REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators regarding components, risk weightings and other factors.

Quantitive measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios
(set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework. To be so categorized, the Bank must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. Management believes no conditions or events that would alter the Bank's categorization have occurred since the Board's notification.

The actual capital amounts and ratios for the Company and the Bank as of December 31, 2001 and 2000 are presented in the table below:



December  31, 2001
		To Be Well
		Capitalized Under
	For Capital	Prompt Corrective
	Actual	Adequacy Purposes	Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)
Consolidated	$29,764,000	14.5%	>$16,410,000	>8.0%	>$20,513,000	>10.0%
Union Trust
 Company	$28,840,000	14.1%	>$16,351,000	>8.0%	>$20,439,000	>10.0%

Tier I capital
(to risk weighted assets)
Consolidated	$27,198,000	13.3%	>$ 8,205,000	>4.0%	>$12,308,000	> 6.0%
Union Trust
 Company	$26,274,000	12.9%	>$ 8,175,000	>4.0%	>$12,263,000	> 6.0%

Tier I capital
 (to average assets)
Consolidated	$27,198,000	7.6%	>$14,238,000	>4.0%	>$17,798,000	> 5.0%
Union Trust
 Company	$26,274,000	7.4%	>$14,209,000	>4.0%	>$17,761,000	> 5.0%

December 31, 2000
						To Be Well
						Capitalized Under
		For Capital	Prompt Corrective
		Actual	Adequacy Purposes	Action Provisions
		Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk weighted assets)
Consolidated	$27,263,000	13.3%	>$16,352,000	>8.0%	>$20,401,000	>10.0%
Union Trust
 Company	$26,279,000	12.9%	>$16,305,000	>8.0%	>$20,381,000	>10.0%

Tier I capital
 (to risk weighted assets)
Consolidated	$24,705,000	12.1%	>$ 8,176,000	>4.0%	>$12,264,000	> 6.0%
Union Trust
 Company	$23,721,000	11.6%	>$ 8,152,000	>4.0%	>$12,229,000	> 6.0%

Tier I capital
 (to average assets)
Consolidated	$24,705,000	7.1%	>$10,470,000	>3.0%	>$17,450,000	> 5.0%
Union Trust
 Company	$23,721,000	6.8%	>$10,452,000	>3.0%	>$17,420,000	> 5.0%

The Company may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause the capital of the Company to be reduced below the capital requirements imposed by the Federal Reserve.

16.	  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
	CONCENTRATION OF CREDIT RISK
In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. At December 31, 2001 and 2000, the following financial instruments, whose contract amounts represent credit risk, were outstanding:
	Contract Amount

	2001	2000
Commitments to extend credit	$35,550,000	$33,359,000
Standby letters of credit	       86,000	       51,000
Unadvanced portions of
 construction loans	    5,333,000	    3,570,000
Total	$40,969,000	$36,980,000

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

The Bank grants residential, commercial and consumer loans principally to customers in Maine's Hancock, Washington, Waldo, Knox and Lincoln counties. Although the loan portfolio is diversified, a substantial portion of the debtors' ability to honor their contracts depends upon local economic conditions, especially in the real estate sector. At December 31, 2001, there were no borrowers whose total indebtedness to the Bank exceeded regulatory limits.

The consolidated balance sheets do not include various contingent liabilities such as liabilities for assets held in trust. Management does not anticipate any loss as a result of these contingencies.

17.	LITIGATION
At December 31, 2001, the Company was involved in litigation arising from normal banking, financial and other activities of the Bank. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.

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

Cash, Due from Banks and Federal Funds Sold
The fair value of cash, due from banks and federal funds sold approximates their relative book values at December 31, 2001 and 2000, as these financial instruments have short maturities.

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

Loans Held for Sale
The fair value of this financial instrument approximates the book value as the instrument has a short maturity.

Accrued Interest Receivable
The fair value of this financial instrument approximates the book value as the instrument has a short maturity.

Other Investment Securities, Federal Home Loan Bank Stock and Federal Reserve Bank Stock
The fair value of these financial instruments approximates the book value as these instruments do not have a market, nor is it practical to estimate their fair value without incurring excessive costs.

Cash Surrender Value Life Insurance
The fair value is based on the actual cash surrender value of life insurance.

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

A summary of the fair values of the Company's significant financial instruments at December 31, 2001 and 2000 follows:

	2001	2000

	Carrying	Estimate of	Carrying	Estimate of
	Value	Fair Value	Value	Fair Value

ASSETS
Cash, due from banks
 and federal funds sold	$ 21,865,732	$ 21,865,732	$ 10,353,478	$ 10,353,478
Available for sale
 securities	94,403,282	94,403,282	101,138,345	101,138,345
Held to maturity
 securities	3,526,626	3,586,393	3,851,461	3,830,300
Other investment
 securities	5,039,950	5,039,950	4,968,350	4,968,350
Loans	208,114,745	206,490,000	201,554,694	201,750,000
Loans held for sale	2,774,179	2,774,179	320,125	320,125
Accrued interest
 receivable	2,128,351	2,128,351	2,592,044	2,592,044
Cash surrender value
 life insurance	7,442,277	7,442,277	6,578,656	6,578,656



LIABILITIES
Deposits	267,907,126	268,862,000	245,580,717	245,676,000
Accrued interest payable	887,426	887,426	1,220,287	1,220,287
Advances from Federal
 Home Loan Bank	41,957,641	43,130,000	51,123,250	51,123,250
Other borrowed funds	12,135,398	12,135,398	15,079,311	15,079,311


INSERT PHOTO OF ANNETTE M. RUSSELL

ANNETTE M. RUSSELL
FINANCIAL PLANNER

Ms. Russell is responsible for delivering fee-only financial planning services directly to customers. This includes all stages of the planning process, from conducting the initial interview and gathering information to forming comprehensive strategies to help customers achieve their goals. Ms. Russell prides herself in being the one advisor that customers consult first about important financial decisions or a serious business problem.

Ms. Russell has worked in the financial services industry, serving the Downeast area, since 1992. She has completed several courses in financial management at the University of Maine at Orono, in addition to earning many diplomas and degrees specific to the financial services industry. Ms. Russell is a native of Maine and joined Union Trust in 2000.

19.	PARENT-ONLY CONDENSED FINANCIAL STATEMENTS
The condensed financial statements of Union Bankshares Company as of December 31, 2001 and 2000 and for each of the years ended December 31, 2001, 2000 and 1999 are presented as follows:


BALANCE SHEETS
December 31, 2001 and 2000	2001	2000

ASSETS
Cash	$   330,854	$   354,375
Investment in subsidiary	26,729,355	23,488,599
Core deposit intangible	260,977	307,619
Goodwill	6,145,130	6,572,652
Other assets 	    1,037,263	       685,176
Total assets	$34,503,579	$31,408,421


LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable	$   317,622	$   288,747
Other liabilities	49,602	0
Shareholders' equity	  34,136,355	  31,119,674
Total liabilities and
 shareholders' equity	$34,503,579	$31,408,421


STATEMENTS OF INCOME
Years ended December 31, 2001, 2000, and 1999
	2001	2000	1999

Dividend income	$ 1,224,900	$ 14,704,600	$1,149,726
Equity in undistributed
 earnings of subsidiary (1)	2,523,002	(11,519,371)	2,214,170
Other income	         12,836	        11,754	         0
Total income	3,760,738	  3,196,983	3,363,896
Operating expenses	       534,566	       196,490	      9,174
Net income	$ 3,226,172	$ 3,000,493	$3,354,722

(1)	Amount in parenthesis represents the excess of dividends over net income of subsidiary.







STATEMENTS OF CASH FLOWS
Years ended December 31, 2001, 2000 and 1999
	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	    $3,226,172	$3,000,493	$3,354,722

ADJUSTMENTS TO RECONCILE NET
 INCOME TO NET CASH PROVIDED
 BY OPERATING ACTIVITIES
Undistributed earnings of
 subsidiary	(2,523,002)	11,519,371	(2,214,170)
Goodwill amortization	498,307	162,406	0
(Increase) decrease in
 other assets	    (23,426)	     156,367	    (48,000)
Net cash provided by
 operating activities	    1,178,051	  14,838,637	    1,092,552

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition costs	      (24,144)	  (1,560,759)	           0
Cash paid to Mid-Coast stockholders
 in connection with
 Mid-Coast acquisition	0	 (11,809,047)	           0
Cash received through Mid-Coast
 acquisition	                  0	      21,698	           0
Net cash used by investing activities	 (24,144)	(13,348,108)	           0

CASH FLOWS FROM FINANCING ACTIVITIES
Payment to eliminate
 fractional shares	                0	            0    	 (33,126)
Dividends paid	(1,184,021) 	 (1,155,552)	 (1,059,938)
Purchase of treasury stock	(40,906)	     (85,260)	(80,468)
Sale of treasury stock	        47,499	       55,023	    60,417
Net cash used by financin
 activities	  (1,177,428)	  (1,185,789)	 (1,113,115)
Net increase (decrease) in cash	(23,521)	304,740	(20,563)
Cash at beginning of year	       354,375	       49,635	70,198
Cash at end of year	$  330,854	$  354,375	$   49,635

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Net increase (decrease) in net
 unrealized gain (loss)
 on available for sale securities	$  996,812	$ 1,661,802	$(3,290,356)







INDEPENDENT AUDITORS' REPORT




The Board of Directors and Shareholders
Union Bankshares Company


We have audited the accompanying consolidated balance sheets of Union Bankshares Company and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above represent fairly, in all material respects, the consolidated financial position of Union Bankshares Company and Subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2001 in conformity with U.S. generally accepted accounting principles.

Berry, Dunn, McNeil & Parker
Portland, Maine
January 18, 2002












UNION BANKSHARES COMPANY &
UNION TRUST COMPANY DIRECTORS

Arthur J. Billings
President, Barter Lumber Company

Peter A. Blyberg
President

Robert S. Boit
Retired, Former President

Blake B. Brown
President & Owner, Brown's Appliance and TV

Richard C. Carver
Owner, Carver Oil Co. & Carver Shellfish

Peter A. Clapp
President, Blue Hill Garage

Samuel G. Cohen
Attorney, Cohen & Cohen

Sandra H. Collier
Attorney at Law, Sandra Hylander Collier Law Offices

Robert B. Fernald
Treasurer, A. C. Fernald Sons, Inc. & Jordan Fernald

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

Franklin L. Beal
Retired

David E. Honey
Retired, Former Manager Swan's Island Electric Co-op

Delmont N. Merrill
President, Merrill Blueberry Farms, Inc.

Thomas R. Perkins
Retired Pharmacy Owner, Retired Maine Legislator (Senator),
Retired Legislative Liaison MSHA

John E. Raymond
President, Bimbay, Inc.

Casper G. Sargent, Jr.
Owner, Sargent's Real Estate Corp.

Mary T. Slaven
Realtor

Douglas N. Smith
Retired

I Frank Snow
Retired

Richard W. Whitney
Dentist


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

Bonnie Lash
Vice President, Relationship Manager

John Muth
Vice President, Relationship Manager

Bette B. Pierson
Vice President, Mortgage Loan Officer

Geddes Simpson, Jr.
Vice President, Trust Officer

Craig Worcester
Vice President, Financial Services Officer

Michelle Bannister
AVP, Training and Development Officer

James M. Callnan
AVP, Senior Information Services Officer

Paul Doody
AVP, Relationship Manager

Debra A. Ehrlenbach
AVP, Auditor

Laurence D. Fernald, Jr.
AVP, Appraisal Review and Loan Officer


Lynda C. Hamblen
AVP, Relationship Manager

Phyllis C. Harmon
AVP, Relationship Manager

Patti S. Herrick
AVP, Information Services Officer

Mary Lou Lane
AVP, Mortgage Underwriter Officer

Kathe Marion-Gallant
AVP, Underwriter

Peter C. O'Brien
AVP, Underwriter and CRA Officer

Lorraine S. Ouellette
AVP, Trust Officer

Catherine M. Planchart
AVP, Marketing Officer

Deborah F. Preble
AVP, Controller

Sandy Salsbury
AVP, Human Resource Officer

Susan A. Saunders
AVP, Project Management Officer

Stephen L. Tobey
AVP, Security Officer

Tina Torres-York
AVP, Relationship Manager

Linda Carter
Deposit Services Officer

Helen J. Condon
Electronic Commercial Banking Officer

Patricia Ellis
Assistant Treasurer

Ronald Hamilton
Financial Consultant

Sylvia Joy
Trust Officer

Jeannie Merchant
Electronic Services Officer

Cynthia Pinkham
Teller Services Officer

Bonnie Poland
Loan Services Officer


Diane Rimm
Operations Manager, Cornerstone

Annette Russell
Financial Planning Officer

Scott Shields
Financial Planning Officer

Brenda Strout
Trust Officer

Tina St. Pierre
Collections Officer

UNION TRUST COMPANY OFFICES

Bar Harbor
Christopher H. Keefe
Vice President, Senior Relationship Manager

Belfast
Pamela Dalfonso
Relationship Manager

Blue Hill
Pamela G. Fowler
AVP, Relationship Manager
Dianne Thompson
Assistant Branch Manager

Castine
Pamela G. Fowler
AVP, Relationship Manager

Cherryfield
James E. Haskell
AVP, Relationship Manager

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

Milbridge
James E. Haskell
AVP, Relationship Manager

Rockland
Jane Dagley
AVP, Relationship Manager


Somesville
Andrea G. Leonard
Vice President, Relationship Manager

Stonington
Harry R. Vickerson III
AVP, Relationship Manager

Waldoboro
April Murray
Branch Manager



UNION TRUST COMPANY PERSONNEL


Allen, Deborah
Allen, Tabatha
Armstrong, Rebecca
Austin, Lois
Babson, William
Batson, Harold
Bayrd, Rona
Billings, Holly
Bonville, Melissa
Bragg, Randy
Brooks, Wendy
Calise, Sarah
Carter, Glendon
Carter, Khristy
Carver, Lisa
Chapman, Emily
Chatto, Elizabeth
Clark, Theresa
Cole, Richard
Colson, Sylvia
Cook, Diana
Curtis, Kristen
Davis, Rachael
Davis, Sharon
Day, Francis
Dillon, Patricia
Dorr, Peggy
Douglass, Joanne
Edgecomb, Deborah
Emery, Sherry
Faulkner, Kathy
Foss, John
Gaul, Judith
Gellerson, Tracy
Geyer, Courtney
Grant, Victoria
Gray, Shelley
Grindle, Eugene
Grover, Jennifer
Hale, Roberta
Hall, Maria
Handy, Louise
Hennigan, Robin
Hills, Darlene
Hinkel, Scott
Huckins, Heidi
Hustus, Gayle
Hutchins, Rebecca
Hutchinson, Elwell
Ingalls, Laurea
Jewell, Beth
Johnson, Mindy
Kalloch, Debra
Kaspala, Tammy
Kelley, Cindy
Kimball, Brandi
Leonard, Kathy
Libby, Gretta
Look, Cheryl
Look, Lisa
MacLaughlin, Wendy
Madden, Anita
Madore, Jennifer
Marshall, Carol
McCormick, Bernadette
McHenan, Regina
Merritt, Caroline
Norton, Clifford III
Otis-Anderson, Sandra
Owen, Doris
Pace, Crystal
Philbrook, Michelle
Pineo, Muriel
Podlubny, Helene
Reardon, Rhonda
Reese, Nancy
Richardson, Candice
Salisbury, Jane
Sargent, Lucinda
Sargent, Tammy
Sawyer, Donna
Scott, Marsha
Servetas, Dana
Shields, Valerie
Silverman, Mary
Sinford, Nicole
Sinford, Stacey
Spaulding, Virginia
Spear, Annette
Sprague, Donna
Sproul, Bonnie
Sprowl, Kelly
Storer, Jessica
Strout, Jessica
Swett, Andrea
Thibodeau, Mary
Tracy, Deborah
Treadwell, Mattie
Tripp, Jody
Tucker, Nancy
Tyler, Kimberly
Vittum, Julie
Waldrop, Sonja
Wallace, Jayne
Wilson, Janice
Wilson, Stephanie
Woodward, Cheryl
Worster, Nancy
Youngblood, Mary



Union Trust Company is committed to offering equal opportunity in regard to employment, training, benefits, salary administration and promotional opportunities to all employees, regardless of race, color, religion, sex, age or national origin. The Bank has implemented an Affirmative Action Plan.

Upon written request, the Company will provide, without charge, a copy of its 2001 Annual Report on SEC Form 10K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission. Interested persons should write to:

Sally J. Hutchins, Senior Vice President
Union Bankshares Company
P.O. Box 479
Ellsworth, Maine 04605