Form 10-K, Exhibit 13
period 2002-12-31
UNION BANKSHARES CO/ME
filed 2003-03-26
CIK 745083

Exhibit 13

UNION BANKSHARES COMPANY

2002 ANNUAL REPORT

                                 Dedication

                                In Memory of:

                               June C. Pierson
                             18 Years of Service

                                 Joy M. Look
                             10 Years of Service

Dear Shareholder,

      Considering that 2002 was a recessionary year and that the stock markets continued to slide, the Bank's performance was certainly satisfactory. Interest rates remain at levels not seen for a generation and any significant economic recovery remains elusive for the foreseeable future. The Bank saw decent growth in loans and deposits last year with the bulk of the new assets concentrated in the consumer mortgage area. A combination of new home purchases and a significant refinancing volume led to record levels of mortgages being processed.

      Our goal of becoming a full service financial services company is closer to reality following the first full year of operation for Cornerstone Investment Services. The staff was able to exceed our first year's asset growth targets through a strong sales effort. We have also opened an office in Camden, which houses a Financial Consultant for Cornerstone as well as a Trust Administrator for our Trust business.

      During 2002, we welcomed the following people to our team of dedicated employees:

                   Penny Carter - VP Relationship Manager
                    Vicki Leathers - Relationship Manager
                     Sarah Luck - VP Trust Administrator
                 Charles Ault - Business Development Officer
            Charles Yestramski - Information Services Specialist
                    Nancy Schultz - Financial Consultant
              Janice Bell - Marketing Administrative Assistant
                           Kirsten Clark - Teller
                             Dawne Clay - Teller
          Christina Craveiro - Administrative Assistant Cornerstone
                         Sylvia Cunningham - Teller
                          Colleen Durling - Teller
                           Joanna Fernald - Teller
              Elizabeth Gimpel - Trust Administrative Assistant
                     Judith Hebert - Mortgage Processor
                          Melissa Hinckley - Teller
                          Michelle Martin - Teller
                           Jamie Phillips - Teller
                Wanda Ring - Relationship Managers Associate
                            Cara Sawyer - Teller
                           Adele Simpson - Teller
                          Christina Willey - Teller
                           Jessica Wilson - Teller
                          Stephanie Wilson - Teller
                        Bruce Ottman - Credit Analyst

      You should also be aware that in light of all the issues surrounding corporate governance, your bank has met the various regulatory requirements with very little change in our normal operations. We have always worked hard over the years to operate in such a way as to keep all of our constituencies properly informed, be conservative in our accounting and conduct business in such a way that you can take pride in being a shareholder.

      We thank you for your continued support.

      Sincerely,                       Sincerely,



      John V. Sawyer, II               Peter A. Blyberg
      Chairman of the Board            President and
                                       Chief Executive Officer

Five-Year Summary   (000's Omitted)


                                2002          2001         2000         1999         1998

Deposits                      $ 275,765     $267,907     $245,581     $192,848      $188,029
Loans                           226,286      211,615      205,019      127,623       110,399
Securities                     *109,569     *102,970     *109,958     *107,509      *111,304
Shareholders' equity           **36,394     **33,606     **31,586     **29,771      **27,577
Total assets                    381,029      362,003      348,242      257,850       251,195
Net earnings                      4,315        3,226        3,000        3,355         3,090
Earnings per share                 7.49         5.59         5.19         5.80          5.34

Equity Ratios
Total equity expressed as a percentage of average:


                               **2002        **2001       **2000       **1999       **1998

Deposits                           13.4%        13.1%        14.4%        15.6%         15.1%
Loans                              16.6%        16.1%        19.0%        25.0%         25.4%
Total assets                        9.8%         9.3%        10.4%        11.7%         11.6%
Earning assets                     10.9%        10.3%        11.4%        12.7%         12.8%

Other Financial Highlights


                                2002          2001         2000         1999         1998

Return on average
 shareholders' equity**            12.3%         9.9%         9.5%        11.7%         11.6%
Return on average assets            1.2%         0.9%         1.0%         1.3%          1.3%
Return on average
 earning assets                     1.3%         1.0%         1.1%         1.4%          1.4%

* Carrying value. Includes available for sale securities with cost of $97,329, $98,913, $100,678, $102,488 and $101,610 at December 31, 2002,
      2001, 2000, 1999, and 1998, respectively.

** Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of $2,250,696, $530,290, ($466,522), ($2,128,324) and
      $1,162,032 at December 31, 2002, 2001, 2000, 1999, and 1998, respectively, and minimum pension liability adjustment, net of deferred taxes, of $(326,168) at December 31, 2002.

Insert photo of Peter Blyberg
COMMUNITY
The phrase "It takes a village to raise a child" is all inclusive of a bank's role in improving the quality of life in the community in which it operates.

Insert the following 5 year bar charts:

Earnings Per Share
Book Value Per Share
Dividends Per Share
Total Assets
Net Income
Shareholders' Equity

                           COMMUNITY BANKING TODAY


      The role of a community-oriented bank in today's world is a complex one. It calls for the balancing of numerous demands which are placed on the business by a number of different stake holders, each of which has their own particular requirements. It is a measure of the strength of community banks that their size and proximity to customers, communities, employees and shareholders allows them to listen to and respond better than larger institutions.

CUSTOMERS

      First and foremost of the constituencies we serve are the numerous customers who look to the bank for solutions to their financial needs. Those needs can be as simple as purchasing a money order or opening up a checking account. They can also involve complex estate planning issues, retirement needs, or business expansion plans. It is the job of a strong, community based, financial institution to anticipate those needs and provide as full a range of services as possible. In some cases rather than building in-house capabilities, working with an outside partner can be economically attractive and allow an institution to be responsive without having to invest large amounts of capital to build a business from the ground up. Our long-term success depends upon how well we provide those services, how responsive and creative our people are and how the customer "experience" will lead to stronger relationships and more business. For unless we maintain high standards of customer service and do so consistently over time, we will not be successful in the long run.

COMMUNITIES

      The bank's long-term health depends intrinsically upon the health of the communities in which it operates. Here the bank's main role is acting as an engine of economic development. Without capital and financial advice, the efforts of those in the community who seek to create jobs, expand opportunities and improve the lives of its citizens, will come to naught. It truly is a virtuous circle as the stronger the community becomes the stronger the bank and the more opportunities each have to grow and prosper. But good corporate citizenship is more than just making loans. It involves serving all the diverse groups in town and helping them achieve their goals. As a member of the community, the bank is always looked to for support by groups of all kinds. The strength of the non-profits in an area corresponds to the health of the community as a whole. While we believe in supporting these groups directly the bank is also active in supporting the community involvement of its employees as they work with local groups to improve the quality of life in their towns.

EMPLOYEES

      Our employees are the essential link between our customers, our communities and our shareholders. A community bank must work hard to attract, motivate and retain good people. It has been said and it is true that the only true competitive advantage that we have is the quality of our people. The people we hire are bright, articulate, energetic and love working with customers. We must provide them with a challenging and rewarding place to work and instill a sense of pride and ownership in everyone.

SHAREHOLDERS

      Having a stake in the long-term success of the corporation is what shareholders look for in a company. We must strive to justify the faith our shareholders have in the organization and its people by constantly looking for ways to improve the overall return on investment. Our view is that there is a need to balance short-term performance with the longer-term health of the organization. This may mean making investments in people, technology or new services that contribute to the strategic positioning of the bank.

      Community bankers have long balanced the needs of a wide set of constituencies and have served our communities well. We look forward every day to the challenges and opportunities of being an active participant in the daily lives of so many groups.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
December 31, 2002

FORWARD LOOKING STATEMENTS

      This Annual Report contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

      general and local economic conditions;

      changes in interest rates, deposit flows, demand for mortgages and
      other loans, real estate values, and   competition;

      changes in accounting principles, policies, or guidelines;

      changes in legislation or regulation; and

      other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

      Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

CRITICAL ACCOUNTING POLICIES

      Management's discussion and analysis of the Company's financial condition are based on the consolidated financial statements which are prepared in accordance with accounting principles generally accepted in the United States. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis in making judgments about the carrying values of assets that are not readily apparent from other sources. Actual results could differ from the amount derived from management's estimates and assumptions under different assumptions or conditions. See "Summary of Significant Accounting Policies" on page 25 for a more detailed discussion of accounting policies.

      Management believes the allowance for loan losses is a critical accounting policy that requires the most significant estimates and assumptions used in the preparation of the consolidated financial statements. The allowance for loan losses is based on management's evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Management believes the allowance for loan losses is a significant estimate and therefore regularly evaluates it for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of potential losses. The use of different estimates or assumptions could produce different provisions for loan losses.

OVERVIEW OF COMPANY

      Union Bankshares Company ("the Company") is a one-bank holding company, organized under the laws of the State of Maine and headquartered in Ellsworth, Maine. The Company's only subsidiary is Union Trust Company ('the Bank"), wholly-owned and established in 1887. In 2000, the Company completed the acquisition of Mid-Coast Bancorp, Inc., and its principal subsidiary, The Waldoboro Bank, FSB using the purchase method of accounting. Our holding company structure can be used to engage in permitted banking-related activities, either directly, through newly formed subsidiaries, or by acquiring companies already established in those activities. The Bank is a full service, independent, community bank with 15 offices located along Maine's coast, stretching from Waldoboro to Machias.

BUSINESS

      The Bank serves the financial needs of individuals, businesses, municipalities and organizations with a full range of consumer, commercial, trust and investment, brokerage and insurance services. Now in its 115th year, the Bank is committed to providing outstanding personalized service while maintaining and expanding its position as one of Maine's preeminent community banks.

      As a market driven sales and service organization, Union Trust is focused on the needs of its customers. Our employees are listening to customers' needs, suggesting solutions, answering their questions and making it easy for them to purchase and use our services. It is through our team of dedicated and knowledgeable employees that outstanding customer service is delivered. That is why the Bank continues to hire quality individuals, invest in their continuing education and training, and reward them for the significant contribution they make to the overall success of the organization.

      The Company supports the people and communities it serves by contributing to programs that address human needs within the community. It also supports the volunteerism of the Bank's employees, directors, and retirees. Reinvesting local money locally builds strong communities. Through these programs, the Bank and the Company are able to give back to the community it serves. During 2002, our employees contributed over 11,000 hours of volunteer time to over 150 organizations.

      On a continuing basis, the Bank introduces new services and makes improvements to current offerings that will add value to customer relationships. Some of the service additions and improvements made during 2002 include:

      Opening a new Financial Services Office in Camden

      Breaking ground for a new Belfast branch facility on Route 3

      Conducting numerous seminars and adult education courses in various market areas

      As customer service expectations increase, the Bank will continue to anticipate customers' needs and pursue the appropriate strategic initiatives that will add value to our customer relationships.

REVIEW OF FINANCIAL STATEMENTS

      The following discussion and analysis focus on the factors affecting the Company's financial condition at December 31, 2002 and 2001, and the financial results of operations during 2002, 2001 and 2000. The consolidated financial statements and related notes beginning on page 25 of this report should be read in conjunction with this review.

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

NET INCOME

      The Company reported net income in 2002 of $4,315,140, an increase of $1,008,968 or 33.8% over 2001, as compared to an increase of $225,679 or 7.5% for 2001 and a decrease of $354,229 or 10.6% for 2000.

      The following table summarizes the status of the Company's earnings and performance for the periods stated.


                                                     December 31

                                             2002        2001        2000
                                             ----        ----        ----

Earnings per share                          $ 7.49      $ 5.59      $ 5.19
Return on average shareholders' equity*      12.3%        9.9%        9.5%
Return on average assets                      1.2%        0.9%        1.0%
Return on average earning assets              1.3%        1.0%        1.1%

* Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of $2,250,696, $530,290 and ($466,522) at
      December 31, 2002, 2001 and 2000, respectively, and minimum pension liability adjustment, net of deferred taxes, of $(326,168) at December 31, 2002.

      The increase in net income for the twelve months ending December 31, 2002 versus the same period in 2001 was primarily due to an increase in net interest income of $920,727, an increase in noninterest income of $967,729, primarily due to loan and financial service fees, and a decrease in goodwill amortization expense offset by an increase in noninterest expenses of $349,489 and an increase in the provision of income taxes of $390,000.

NET INTEREST INCOME

      Net interest income continues to be the most significant determinant of the Company's earnings performance. Net interest income, when expressed as a percentage of average assets, is referred to as net interest margin. Management of interest rate risk has become paramount in ensuring the Company's continued profitability. Changes in net interest income are the results of interest rate movements, changes in the balance sheet mix of earning assets and interest bearing liabilities, and changes in the level of nonearning assets and liabilities.

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

         AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
                           (Dollars In Thousands)
                         (On a Tax Equivalent Basis)


                                                   2002                           2001                           2000
                                                   ----                           ----                           ----
                                      Average    Interest    Yield/  Average    Interest    Yield/  Average    Interest    Yield/
                                      Balance   Earned/Paid   Rate   Balance   Earned/Paid   Rate   Balance   Earned/Paid   Rate

ASSETS
INTEREST EARNING ASSETS:
  Securities available for sale       $106,587    $ 5,278    4.95%   $ 95,873    $ 5,992    6.25%   $101,234    $ 6,980    6.89%
  Securities held to maturity            3,533        267    7.56       3,722        282    7.58       4,184        315    7.53
  Federal funds sold                     5,711         96    1.68       5,989        168    2.81         821         44    5.36
  Loans, net                           218,479     15,984    7.32     207,099     17,560    8.48     149,169     13,656    9.15
                                      --------    -------    ----    --------    -------    ----    --------    -------    ----
Total interest earning assets          334,310    $21,625    6.47     312,683    $24,002    7.68     255,408    $20,995    8.22
                                                  =======    ====                =======    ====                =======    ====
Other nonearning assets                 32,706                         30,111                         26,891
                                      --------                       --------                       --------
                                      $367,016                       $342,794                       $282,299
                                      ========                       ========                       ========

LIABILITIES
INTEREST BEARING LIABILITIES:
  Savings deposits                    $148,245    $   786    0.53%   $120,127    $ 1,311    1.09%   $100,245    $ 1,321    1.32%
  Time deposits                         99,666      3,092    3.10     108,781      5,380    4.95      84,012      4,540    5.40
  Money market accounts                 19,810        677    3.42      25,951        834    3.21      22,192        808    3.64
  Borrowings                            53,474      2,529    4.73      46,025      2,882    6.26      32,328      2,629    8.13
                                      --------    -------    ----    --------    -------    ----    --------    -------    ----
Total interest bearing liabilities     321,195    $ 7,084    2.21     300,884    $10,407    3.46     238,777    $ 9,298    3.89
                                                  =======    ====                =======    ====                =======    ====

Other noninterest bearing liabilities
 & shareholders' equity                 45,821                         41,910                         43,522
                                      --------                       --------                       --------
                                      $367,016                       $342,794                       $282,299
                                      ========                       ========                       ========

Net interest income                               $14,541                        $13,595                        $11,697

Net interest rate spread                                     4.26                           4.22                           4.33

Net interest margin                                          4.35                           4.35                           4.58

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

             ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
            For the years ended December 31, 2002, 2001 and 2000
                              (In Thousands)


                                            Year Ended December 31, 2002 vs. 2001
                                                     Increase (Decrease)
                                                       Due to Change In

                                       Volume       Rate       Rate/Volume      Total
                                       ------       ----       -----------      -----

Interest Earning Assets
-----------------------
  Securities available for sale        $  670     $  (532)      $  (926)       $  (788)
  Securities held to maturity             (14)         14           (15)           (15)
  Federal funds sold                       (8)          5           (70)           (73)
  Loans, net                              967        (824)       (1,669)        (1,526)
                                       ------     -------       -------        -------
Total interest earning assets           1,615      (1,337)       (2,680)        (2,402)
                                       ------     -------       -------        -------

Interest Bearing Liabilities
----------------------------
  Savings deposits                        305        (200)         (631)          (526)
  Time deposits                          (447)        281        (2,122)        (2,288)
  Money market accounts                  (198)        120           (78)          (156)
  Borrowed funds                          465        (352)         (466)          (353)
                                       ------     -------       -------        -------
Total interest bearing liabilities        125        (151)       (3,297)        (3,323)
                                       ------     -------       -------        -------
Net change in net interest income      $1,490     $(1,186)      $   617        $   921
                                       ======     =======       =======        =======


                                            Year Ended December 31, 2001 vs. 2000
                                                     Increase (Decrease)
                                                       Due to Change In

                                       Volume       Rate       Rate/Volume      Total
                                       ------       ----       -----------      -----

Interest Earning Assets
-----------------------
  Securities available for sale        $ (374)    $  (335)      $  (311)       $(1,020)
  Securities held to maturity             (35)        (35)           43            (27)
  Federal funds sold                      277         145          (299)           123
  Loans, net                            5,294       4,910        (6,263)         3,941
                                       ------     -------       -------        -------
Total interest earning assets           5,162       4,685        (6,830)         3,017
                                       ------     -------       -------        -------

Interest Bearing Liabilities
----------------------------
  Savings deposits                        265         218          (493)           (10)
  Time deposits                         1,334       1,221        (1,715)           840
  Money market accounts                   137         122          (233)            26
  Borrowed funds                        1,113         858        (1,718)           253
                                       ------     -------       -------        -------
Total interest bearing liabilities      2,849       2,419        (4,159)         1,109
                                       ------     -------       -------        -------
Net change in net interest income      $2,313     $ 2,266       $(2,671)       $ 1,908
                                       ======     =======       =======        =======

      Net interest income increased $920,737 or 7.0% to $14,005,559 in 2002 from $13,084,832 in 2001. Interest income on total earning assets decreased $2,402,080 in 2002 from 2001. Interest income on loans decreased $1,526,517 in 2002 from 2001 due to a $11,380,000 increase in average loans outstanding, offsetting a decrease in average loan rates from 8.48% to 7.32%. Interest expense on interest bearing liabilities decreased $3,322,807 in 2002 from 2001, as a result of a $2,979,636 decrease in interest expense on deposits and a decrease of $353,171 in interest expense on other borrowings. The decrease in interest expense was due primarily to a combination of a $12,862,000 increase in average deposits offset in part by a decrease in the average rate paid on deposits from 3.08% in 2001 to 1.70% in 2002. The decrease in interest expense on borrowings was due primarily to an increase in average balances of $7,449,000 of FHLB advances outstanding and repurchase agreements during 2002, offset, in part, by a decrease in overall interest rates on borrowings from 6.26% in 2001 to 4.73% in 2002.

      During 2001, net interest income increased by $1,908,394 or 17.1%. This increase was primarily due to increases in average earning assets of $57,275,000 and a decrease in the average rate earned from those assets of 7.68% in 2001 from 8.22% in 2000.

      During 2000, net interest income increased by $1,007,607 or 9.9% compared to 1999. This increase was attributed to increases in loans of $33,344,000, offset in part by a decrease in investments of $4,556,000 and an increase in savings and money market accounts.

      During 2002, the Federal Reserve decreased the Prime Rate by a total of 50 basis points. The average yield on a tax equivalent basis on interest earning assets decreased 121 basis points to 6.47% for the year ended December 31, 2002 from 7.68% for the year ended December 31, 2001 while the average cost of interest-bearing liabilities decreased 125 basis points to 2.21% for the year ended December 31, 2002 from 3.46% for the year ended December 31, 2001. As a result, the interest rate spread increased by 4 basis points to 4.26% for the year ended December 31, 2002 from 4.22% for the year ended December 31, 2001. The interest rate spread increased due to a higher volume of interest earning assets during a period of basically flat interest rates.

      The average balances of non-accrual loans can also affect the average yield on all outstanding loans. Non-accrual loans as of December 31, 2002 were $1,472,870 and lowered the average yield on loans by 5 basis points for 2002. For the year ended December 31, 2001, non-accrual loans were $1,823,000. The average yield on loans was lowered by 16 basis points for 2001. The average balances on non-accrual loans in 2000 were $3,390,000 due to the acquisition and several large loans on non-accrual status.

PROVISION FOR LOAN LOSSES

      The Company maintains an allowance for possible loan losses through a provision that is charged to income. The process of evaluating the adequacy of the allowance for loan losses involves a high degree of management judgment, based, in part, on systematic methods. These methods, which are generally quantitative measures, are employed, not so the allowance will be the result of routine mathematical exercise, but to help ensure that all relevant matters affecting loan collectability will be
consistently identified.   Such methods at December 31, 2002 included a
loan by loan analysis of all impaired loans and loans under close monitoring by management for potential problems, a risk rating analysis for all commercial and commercial real estate loans and a quantitative analysis of residential real estate and consumer loans. Other factors included in the evaluation of the adequacy of the allowance for loan losses involve overall loan growth; the character and mix of the loan portfolio; current trends in nonperforming loans, delinquent loans and net charge-offs; new loan origination; local economic conditions; regulatory changes and other quality considerations.

      The Company has a semi annual independent loan review program that supports the Company's lending strategies, monitors compliance with established loan policies and procedures and identifies credit trends. The review included all criticized and classified assets over $100,000, all loans delinquent over 30 days and over $100,000, new (closed) and renewed loans over $100,000, a sampling of remaining commercial loans as well as the adequacy of the loan loss reserve.

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

      For the year ended December 31, 2002, the Company increased the allowance for loan losses through a $360,000 provision for loan losses, compared to $300,000 in 2001 and $371,000 in 2000. The Company believes that the current allowance for loan losses accurately reflects the level of risk in the loan portfolio. The most significant trend influencing the level of the allowance over the last five years is growth in the real estate and construction loan portfolio, which has risen from $73.4 million at the end of 1998 to $182.9 million at December 31, 2002. The Company believes that, despite using prudent underwriting standards and that the historical loss experience appears low relative to the level of the allowance, overall loan growth, entering into a new market area and current economic conditions has warranted the current level of the allowance.

      The following table sets forth information concerning the allocation of the Company's allowance for loan losses by category:

                          Allowance for Loan Losses
                          -------------------------


                                                                December 31,
                            -------------------------------------------------------------------------------------
                                      2002                          2001                          2000
                            -------------------------     -------------------------     -------------------------
                                       % of Loans in                 % of Loans in                 % of Loans in
                                       Each Category                 Each Category                 Each Category
     Loan Category          Amount     to Total Loans     Amount     to Total Loans     Amount     to Total Loans
     -------------          ------     --------------     ------     --------------     ------     --------------

Commercial                  $1,142          25.4%         $1,081          31.7%         $2,195          34.8%
Residential Real Estate        641          57.6           1,289          60.9             647          51.6
Municipal                        0           4.3              31           1.5              37           1.9
Installment                    247           9.0              96           4.5             137           9.7
Visa                            67           0.6              14           0.7               0           0.5
Reserve Checking                36           0.2               5           0.2               0           0.2
Identified                     552           2.9             295           0.5             257           1.3
Contingent Liabilities         653             0             323             0               0             0
Unallocated                    341             0             319             0             103             0
                            ------         -----          ------         -----          ------         -----
Totals                      $3,679         100.0%         $3,453         100.0%         $3,376         100.0%
                            ======         =====          ======         =====          ======         =====

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

      The following table reflects the quality of the Company's loan portfolio and the emphasis placed upon the management of credit risk:


                                                           December 31,
                                                         2002       2001
                                                         ----       ----
                                                     (Dollars in Thousands)

Nonaccrual loans                                        $1,473     $1,823
Loans past due 90 days and accruing                        351         75
                                                        ------     ------
Total nonperforming assets                               1,824      1,898

Ratio of total nonperforming loans to capital and the
 allowance for loan losses                                 .046      .051
Ratio of net recoveries (charge-offs) to loans             .001      .000
Ratio of allowance for loan losses to loans                .02       .02
Coverage ratio (allowance for loan losses divided by
 nonperforming assets)                                    2.017     1.819
Ratio of nonperforming assets to total assets              .007      .005
Ratio of nonperforming loans to total loans                .012      .009

NONINTEREST INCOME

      Total noninterest income was $5,874,445, $4,906,716 and $3,639,548 for the years ended December 31, 2002, 2001 and 2000, respectively. The $967,729 or 19.7% increase in noninterest income during 2002 was primarily attributable to a $300,658 or 23.5% increase in financial service income, an increase of $451,725 or 52.4% in loan department income and an increase of $260,011 or 22.2% in other noninterest income primarily due to fees earned on customer accounts and mortgage servicing income. The $1,267,168 or 34.8% increase in noninterest income during 2001 was primarily attributable to a $126,305 or 11.0% increase in trust department income, a $126,750 or 15.5% increase in VISA income, an increase of $463,188 or 116.0% in loan department income and an increase of $468,364 or 66.5% in other noninterest income primarily due to fees earned on customer accounts and mortgage servicing income. The $213,221 or 6.2% increase during 2000 was primarily due to increases in trust department income and VISA income.

      The following table summarizes information relating to the Company's noninterest income:


                                                               Year Ended December 31,

                                                          2002           2001           2000
                                                          ----           ----           ----

Net security gains (losses)                            $   23,003     $   39,131     $  (13,545)
Financial services income                               1,579,873      1,279,215      1,152,910
Service income                                            328,053        303,652        291,195
VISA income                                               866,181        944,025        817,275
Loan department income                                  1,314,327        862,602        399,414
Income from cash surrender value of life insurance        330,667        305,761        288,333
Other noninterest income                                1,432,341      1,172,330        703,966
                                                       ----------     ----------     ----------
Total noninterest income                               $5,874,445     $4,906,716     $3,639,548
                                                       ==========     ==========     ==========

NONINTEREST EXPENSE

      Total noninterest expenses, which consist primarily of employee compensation and benefits, occupancy and equipment expenses and other general operating expenses increased $349,489 or 2.7% during 2002, $2,747,837 or 26.5% during 2001 and $1,704,412 or 19.7% during 2000. The increase in noninterest expenses in 2002 was primarily attributable to a $629,368 increase in salary expense due primarily to additional staff in the financial services area, a $290,755 increase in pension and employee benefits primarily due to significant increases in premium costs and an increase of $134,496 in other professional fees offset in part by a decrease in other expenses of $515,075 primarily due to a decrease in goodwill amortization expense. Upon adoption of SFAS No. 142, on January 1, 2002, amortized goodwill was discontinued. See note 9 to the consolidated financial statements for a more detailed discussion of the impact of SFAS No. 142 on the Company's financial statements. The increase in noninterest expenses in 2001 was primarily attributable to increased staffing, additional branch facilities, additional equipment expenses and advertising expenses related to the Bank's new market area. The increase in 2000 was primarily attributable to increased staffing, the expenses related to upgrading equipment and facilities and non-recurring acquisition related costs.

INCOME TAXES

      The Company recognized $1,740,000, $1,350,000 and $1,077,000 in income tax expense for the years ended December 31, 2002, 2001 and 2000, respectively. The effective tax rate was 28.7% for 2002, 29.5% for 2001 and 26.4% for 2000. The Company has sufficient refundable taxes paid in available carry back years to fully realize its recorded deferred tax asset of $2,047,495 at December 31, 2002.

FINANCIAL CONDITION

      Set forth below is a discussion of the material changes in the Company's financial condition for the periods indicated.

BALANCE SHEET REVIEW

OVERVIEW

      Total assets at December 31, 2002 were $381,028,901, an increase of $19,025,845 or 5.3% from December 31, 2001. The change in assets consisted primarily of a $14,432,504 increase in loans, an increase of $6,599,086 in investment securities, offset in part by a decrease in cash and due from banks and federal funds sold of $5,218,971. Asset growth was supported by an increase of $7,857,568 in deposits and an increase of $4,930,421 in total borrowings.

INVESTMENT SECURITIES

      Securities available for sale, which include U.S. Government securities, callable agency bonds, municipals, mortgage backed securities and certificates of deposit, increased $6,352,517 or 6.7%. During 2002, the Company managed the securities portfolio to continue its significant contribution to net interest income, maximize yields, reduce exposure of continuously callable agencies, manage cash flow, control risk and provide diversification. As of December 31, 2002, the Company had a net unrealized gain of $3,426,704 in this portfolio.

      In 2001, securities available for sale decreased $6,735,063 or 6.7% due to the Company managing the securities portfolio to continue its significant contribution to net interest income, maximize yields, reduce exposure of continuously callable agencies, manage cash flow, control risk and provide diversification. As of December 31, 2001, the Company had a net unrealized gain of $803,468 in this portfolio.

      Securities held to maturity, which include in-state municipals, decreased $209,973 or 6.0% in 2002, compared to a $324,835 or 8.4% decrease in 2001.

      The changes in the securities portfolio reflect the Company's efforts to meet asset and liability objectives and otherwise manage its liquidity and funding needs within the parameters of the Company's policies. For further discussion, see the Risk Management section, page 16.

LOANS

      The Company offers a wide variety of loan products to serve the financial needs of individuals, businesses, municipalities and nonprofit organizations. Total loans (which excludes loans held for sale) reached a record high of $228,727,058 during 2002 and, as of December 31, 2002, had increased $14,432,504 or 6.9% over 2001 to $226,285,634, primarily due to an increase in real estate loans. As of December 31, 2001, loans increased 3.2% over December 31, 2000.

      Real estate mortgage loans, which consist of loans secured by real estate (commercial and residential), increased by $12.7 million or 7.4% in 2002. During 2001, real estate loans increased by $9.6 million or 5.7% from $166.9 million to $176.5 million. The Company generally retains adjustable rate mortgages in its portfolio, but will from time to time, retain fixed rate mortgages. With a very low interest rate environment, it has been the Company's asset/liability strategy for 2002 to hold a certain number of 15 year fixed rate mortgages in its portfolio. The yields on these interest earning assets have been higher than yields available in the investment portfolio. The Company also originates fixed rate residential loans for sale to investors in the secondary market and during 2002, volumes reached record highs due to historical low rates.

      Commercial loans decreased by $1.0 million or 4.9% during 2002. In 2001, commercial loans decreased by $526 thousand or 2.5%. Commercial loans consist of loans secured by various corporate assets, as well as loans to provide working capital in the form of lines of credit.

      Consumer loans increased by $536 thousand or 3.0% in 2002. In 2001, consumer loans decreased by $2.2 million or 10.9%. Consumer loans include credit card, overdraft protection, automobile, boat, recreation vehicle, mobile home and personal loans.

      Municipal loans increased $2.5 million or 80.7% in 2002. In 2001, municipal loans decreased by $634 thousand or 17.1%.

      Loan mix and growth trends, as of December 31, 2002, are illustrated in the graphs below:

                           INSERT 5 YEAR BAR CHART
                             LOAN GROWTH TRENDS

                              INSERT PIE CHART
                                  LOAN MIX

DEPOSITS

      Deposits represent the Company's primary source of funds for lending, investing and are a general source of liquidity for the Bank. In 2002, total deposits increased $7.9 million or 2.9% over 2001, ending the year at $275,764,694. The Company experienced growth in 2002 with savings accounts increasing 4.7%, money market accounts increasing 32.6%, offset in part by a decrease in time deposits of 5.4% and a decrease of 1.6% in demand deposits. The Company offers a wide array of deposit products in its market area, including checking accounts, money market accounts, savings accounts, certificates of deposit and retirement savings plans. In 2001, total deposits increased by $22.3 million or 9.1%. The total deposit increase in 2002 of $7.9 million versus the 2001 increase of $22.3 million was down primarily due to the low interest rate environment and the ability to attract and maintain deposit balances.

      In the Bank's market area, the banking business is somewhat seasonal due to an influx of tourist and seasonal residents returning to the area each spring and summer. As a result, deposits fluctuate from a relative high point in mid October to a low point in June. This deposit fluctuation is predictable and does not have a material adverse effect on the Bank.

      Deposit mix and growth trends, as of December 31, 2002, are illustrated in the graphs below:

                           INSERT 5 YEAR BAR CHART
                            DEPOSIT GROWTH TRENDS

                              INSERT PIE CHART
                                 DEPOSIT MIX

BORROWINGS

      Borrowings supplement deposits as a source of funds for the Company. In addition to borrowing from the Federal Home Loan Bank (FHLB), the Company uses securities sold under agreement to repurchase accounts to provide additional liquidity. Total borrowings as of December 31, 2002 were $59,023,460, an increase of $4,930,421. In 2001, total borrowings decreased $12,109,522 over 2000.

SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES

      The Federal Reserve Board's capital requirement generally calls for an 8% total capital ratio, of which 3% must be comprised of Tier I capital. Risk based capital ratios are calculated by weighting assets and off balance sheet instruments according to the relative credit risk. As of December 31, 2002, the Company's Tier I ratio of 13.6% far exceeds the Federal Reserve Board's guidelines.

      During 2002, total shareholders' equity increased $2,787,803, excluding a net unrealized gain on available for sale securities of $2,250,696 and net minimum pension liability adjustment of $(326,168), primarily as a result of net income of $4,315,140, offset by dividends declared of $1,266,114.

      Total shareholders' equity, excluding a net unrealized loss on available for sale securities of $530,290, increased $2,019,869 in 2001, primarily as the result of net income of $3,226,172 offset by dividends declared of $1,212,896.

      The dividend payouts for 2002, 2001 and 2000 were 29.3%, 37.6% and 38.5% of net income, respectively.

MARKET FOR COMMON STOCK

      There are significant regulatory limitations on the Company's ability to pay dividends depending on the dividends it receives from its subsidiary, the Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements and the overall health of the institution. See note 15 to the notes to consolidated financial statements on page 36.

      Union Bankshares Company common stock, $12.50 par value, is not listed on any national exchange, nor is it actively traded. Since the Company is not aware of all trades, the market price is established by determining what a willing buyer will pay a willing seller. Based upon the trades that the Company had knowledge of (per quotes from local brokerages), high and low bids for each quarter for 2002 and 2001 are listed in the following table.


           1st Quarter          2nd Quarter          3rd Quarter          4th Quarter

2002     $63.00 to $63.00     $61.00 to $73.00     $80.00 to $84.00     $84.00 to $84.50
2001     $79.50 to $85.00     $63.00 to $80.00     $72.00 to $75.00     $58.50 to $63.00

      As of December 31, 2002, there were 745 holders of record of Union Bankshares Company common stock.

      Quarterly dividends per share declared by the Company in 2002 and 2001 were as follows:


                              2002        2001
                              ----        ----

            1st Quarter      $  .55      $  .50
            2nd Quarter      $  .55      $  .50
            3rd Quarter      $  .55      $  .55
            4th Quarter      $  .55      $  .55
                             ------      ------
            Total            $ 2.20      $ 2.10
                             ======      ======

RISK MANAGEMENT

      The Company's continued success is primarily dependent upon its ability to strategically manage financial and nonfinancial risks.

      Nonfinancial risks facing the Company include:

      *  Competition from banks and nonbank financial service companies
      *  Changing regulatory and political environments
      *  Rapid change in technology
      *  Demographic changes
      *  Economic changes

      Financial risks managed by the Company include:

      *  Credit risk
      *  Interest rate risk (including asset/liability management)
      *  Market risk
      *  Liquidity risk
      *  Off balance sheet risks/commitments

CREDIT RISK MANAGEMENT

      The Company's net loan portfolio as of December 31, 2002 accounted for 59% of total assets and represents its primary source of credit risk. Substantial amounts of time and resources have been dedicated to the management of credit risk within the Bank's loan portfolio. Future emphasis will be applied toward enhancing the already proven systems of checks and balances to manage the origination, processing and collection of loans. Additional information relating to credit risk may be found on page 11, "Provision for Loan Losses," and Note 16 to the consolidated financial statements.

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

INTEREST RATE RISK AND ASSET/LIABILITY MANAGEMENT

      Interest rate risk can be defined as the exposure of the Company's net income or financial position to adverse movements in interest rates. Changes in the level of interest rates also can affect:

      *  The amount of loans originated/sold by an institution
      *  The ability of the borrower to repay his/her loan
      *  The average maturity of mortgage loans
      *  The value of the Company's interest earning assets
      *  The market value of available for sale securities

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

      Net interest income sensitivity to movements in interest rates is measured through the use of a simulation model that analyzes resulting net income under various interest rate scenarios established by regulators. Projected net interest income (NII) is modeled based on both an immediate rise or fall in interest rates ("rate shock"). The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities and factors in projections for activity levels by product lines of the Company. Assumptions are made as to the changing relationship between different interest rates as interest rates increase/decrease (basis risk) and the customer's ability to prepay loans and withdraw deposit balances or transfer them to a higher yielding account (embedded option). The sensitivity analysis is compared to ALCO policy limits, which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and a 100 basis point downward shift in interest rates.
A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 2002 and 2001.


                                      Estimated
            Rate Change            NII Sensitivity
            -----------            ---------------

                                    2002      2001
                                    ----      ----

            +200 bp                + 0.8%    + 0.1%
            -100 bp                - 0.8%    - 0.5%

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

      Liquidity comes from both assets and liabilities. The assets of the balance sheet provide liquidity through prepayment and maturities of outstanding loans, investments and mortgage backed securities and the sale of mortgage loans. The liability side provides liquidity through deposits and borrowings from Federal Home Loan Bank of Boston. During 2002 and 2001, the Company used its sources of funds primarily to meet ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan originations and maintain a substantial securities portfolio.

      The Company's liquidity policy currently includes requirements that the Company maintain liquidity as a percentage of total assets at a minimum of 5%. Access to Federal Home Loan Bank advances provides additional funding options if the need arises. As of December 31, 2002, the Company had a 17.7% liquidity ratio.

OFF BALANCE SHEET RISKS AND COMMITMENTS

      As of December 31, 2002 and 2001, the total approved loan commitments outstanding, the commitment under unused lines of credit and the unadvanced portion of loans amounted to $51,712,000 and $40,969,000, respectively.

REGULATORY ENVIRONMENT

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

      The Company as of December 31, 2002 and 2001 exceeds all applicable federal and state laws and regulations regarding minimum regulatory capital and is categorized as a well-capitalized bank.

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

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

      Statement of Financial Accounting Standards (SFAS) No. 147, "Acquisitions of Certain Financial Institutions," amends SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," to exclude from its scope most acquisitions of financial institutions. Such transactions should be accounted for in accordance with SFAS No. 141, "Business Combinations." This Statement had no impact on the Company's consolidated financial condition and results of operations.

      SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," contains enhanced disclosure requirements for stock-based compensation. The transition guidance and annual disclosure provisions of Statement No. 148 are effective for fiscal years ending after December 15, 2002. The Statement had no impact on the Company's consolidated financial condition and results of operations as the Company does not have stock-based compensation.

      Statement of Position (SOP) 01-6, "Accounting by Certain Entities (Including Entities with Trade Receivables) That Lend to or Finance the Activities of Others," was issued in December 2001. The SOP is effective for financial statements issued for the fiscal year beginning after December 15, 2001. The SOP reconciles and conforms the accounting and financial reporting provisions established by various Audit and Accounting Industry Guides. Adoption of this Statement had no impact on the Company's consolidated financial condition and results of operations.

QUARTERLY INFORMATION

The following tables provide unaudited financial information by quarter for each of the past two years:


                                                             2002

Dollars in thousands                       Q1           Q2           Q3           Q4

Balance Sheets
Cash                                    $  9,331     $ 10,813     $ 26,792     $ 16,647
Investments                              105,930      113,629      116,266      109,569
Net loans                                215,018      219,259      222,871      222,547
Other assets                              26,492       26,424       26,387       32,266
                                        --------     --------     --------     --------
Total assets                            $356,771     $370,125     $392,316     $381,029
                                        ========     ========     ========     ========

Deposits                                $254,162     $254,452     $287,996     $275,765
Borrowed funds                            54,272       61,699       47,834       45,959
Other liabilities                         13,739       17,643       18,457       20,987
Shareholders' equity                      34,598       36,331       38,029       38,318
                                        --------     --------     --------     --------
Total liabilities & equity              $356,771     $370,125     $392,316     $381,029
                                        ========     ========     ========     ========

Income Statements
Interest income                         $  5,334     $  5,349     $  5,388     $  5,018
Interest expense                           1,816        1,791        1,807        1,669
                                        --------     --------     --------     --------
Net interest income                        3,518        3,558        3,581        3,349
Provision for loan losses                     90           90           90           90
                                        --------     --------     --------     --------
Net interest income after provision        3,428        3,468        3,491        3,259
Noninterest income                         1,254        1,412        1,636        1,572
Noninterest expense                        3,080        3,378        3,347        3,660
                                        --------     --------     --------     --------
Income before taxes                        1,602        1,502        1,780        1,171
Income taxes                                 490          460          515          275
                                        --------     --------     --------     --------
Net income                              $  1,112     $  1,042     $  1,265     $    896
                                        ========     ========     ========     ========

Basic earnings per share                $   1.93     $   1.81     $   2.20     $   1.55


                                                             2001

Dollars in thousands                       Q1           Q2           Q3           Q4

Balance Sheets
Cash                                    $ 17,214     $ 11,148     $ 25,476     $ 21,865
Investments                              100,912       94,075       95,531      105,744
Net loans                                200,742      210,532      210,191      208,115
Other assets                              25,861       25,965       26,319       26,279
                                        --------     --------     --------     --------
Total assets                            $344,729     $341,720     $357,517     $362,003
                                        ========     ========     ========     ========

Deposits                                $243,639     $244,806     $268,430     $267,907
Borrowed funds                            49,666       51,680       37,115       41,958
Other liabilities                         18,621       12,266       17,761       18,002
Shareholders' equity                      32,803       32,968       34,211       34,136
                                        --------     --------     --------     --------
Total liabilities & equity              $344,729     $341,720     $357,517     $362,003
                                        ========     ========     ========     ========

Income Statements
Interest income                         $  6,187     $  5,914     $  5,713     $  5,677
Interest expense                           3,057        2,795        2,438        2,117
                                        --------     --------     --------     --------
Net interest income                        3,130        3,119        3,275        3,560
Provision for loan losses                     75           75           75           75
                                        --------     --------     --------     --------
Net interest income after provision        3,055        3,044        3,200        3,485
Noninterest income                         1,074        1,144        1,324        1,365
Noninterest expense                        3,069        3,373        3,393        3,280
                                        --------     --------     --------     --------
Income before taxes                        1,060          815        1,131        1,570
Income taxes                                 300          242          317          491
                                        --------     --------     --------     --------
Net income                              $    760     $    573     $    814     $  1,079
                                        ========     ========     ========     ========

Basic earnings per share                $   1.31     $    .99     $   1.41     $   1.88

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2002 AND 2001


                                                                              2002             2001
                                                                              ----             ----

ASSETS
Cash and due from banks (note 2)                                          $ 10,977,028     $ 12,940,420
Federal funds sold                                                           5,669,733        8,925,312
                                                                          ------------     ------------
Cash and cash equivalents                                                   16,646,761       21,865,732
Available for sale securities, at market
 value (note 3)                                                            100,755,799       94,403,282
Held to maturity securities, at cost (note 4)
 (market value $3,470,703 and $3,586,393 at
 December 31, 2002 and 2001, respectively)                                   3,316,653        3,526,626
Other investment securities at cost, which
 approximates market value                                                   5,496,492        5,039,950
Loans held for sale                                                          5,420,697        2,774,179

LOANS (note 5):
Real estate                                                                182,932,647      170,272,718
Commercial and industrial                                                   19,461,034       20,476,149
Municipal                                                                    5,573,902        3,083,857
Consumer                                                                    18,318,051       17,782,261
                                                                          ------------     ------------
                                                                           226,285,634      211,614,985
Deferred loan fees                                                             (59,777)         (46,995)
Less allowance for loan losses (note 6)                                      3,678,608        3,453,245
                                                                          ------------     ------------
Net loans                                                                  222,547,249      208,114,745
                                                                          ------------     ------------
Premises, furniture and equipment, net (note 8)                              6,129,058        6,372,705
Core deposit intangible (note 9)                                               214,235          260,977
Goodwill (note 9)                                                            6,305,130        6,305,130
Other assets (notes 7, 9, 13 and 14)                                        14,196,827       13,339,730
                                                                          ------------     ------------
Total assets                                                              $381,028,901     $362,003,056
                                                                          ============     ============

LIABILITIES
DEPOSITS
Demand deposits                                                           $ 34,630,217     $ 35,218,551
Savings deposits (including NOW deposits
 totaling $54,405,287 in 2002 and
 $54,332,628 in 2001)                                                      103,996,212       99,300,921
Money market accounts                                                       38,149,981       28,774,213
Time deposits (note 10)                                                     98,988,284      104,613,441
                                                                          ------------     ------------
Total deposits                                                             275,764,694      267,907,126
                                                                          ------------     ------------
Advances from Federal Home Loan Bank (note 11)                              45,959,829       41,957,641
Other borrowed funds (note 12)                                              13,063,631       12,135,398
Other liabilities (notes 13 and 14)                                          7,922,352        5,866,536
                                                                          ------------     ------------
Total liabilities                                                          342,710,506      327,866,701
                                                                          ------------     ------------
Contingent liabilities and commitments
 (notes 8, 15, 16 and 17)

SHAREHOLDERS' EQUITY
Common stock, $12.50 par value.  Authorized
 1,200,000 shares, issued 582,394 shares in 2002 and
 2001                                                                        7,279,925        7,279,925
Surplus                                                                      4,024,564        3,963,116
Retained earnings (note 15)                                                 25,744,448       22,695,422
Accumulated other comprehensive income
  Net unrealized gain on available for sale securities
   net of deferred tax liability of $1,159,450 and
   $273,178 at December 31, 2002 and 2001, respectively (note 3)             2,250,696          530,290
   Minimum pension liability adjustment, net of deferred tax asset of
   $168,026 at December 31, 2002 (note 13)                                    (326,168)               0
Treasury stock, at cost (8,256 shares in 2002 and
 4,899 shares in 2001)                                                        (655,070)        (332,398)
                                                                          ------------     ------------
Total shareholders' equity                                                  38,318,395       34,136,355
                                                                          ------------     ------------
Total liabilities and shareholders' equity                                $381,028,901     $362,003,056
                                                                          ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                           2002            2001            2000

INTEREST AND DIVIDEND INCOME
Interest and fees on loans                              $15,855,692     $17,382,209     $13,441,308
Interest on securities available for sale                 4,962,287       5,750,207       6,770,631
Interest on securities held to maturity                     175,785         190,922         217,794
Interest on federal funds sold                               95,524         168,029          44,557
                                                        -----------     -----------     -----------
Total interest and dividend income                       21,089,288      23,491,367      20,474,290
                                                        -----------     -----------     -----------

INTEREST EXPENSE
Interest on savings deposits                                785,601       1,311,446       1,321,363
Interest on money market accounts                           677,103         832,712         807,451
Interest on time deposits                                 3,091,723       5,379,905       4,539,942
Interest on borrowings                                    2,529,301       2,882,472       2,629,096
                                                        -----------     -----------     -----------
Total interest expense                                    7,083,728      10,406,535       9,297,852
                                                        -----------     -----------     -----------
Net interest income                                      14,005,560      13,084,832      11,176,438
Provision for loan losses  (note 6)                         360,000         300,000         371,000
                                                        -----------     -----------     -----------
Net interest income after provision for loan losses      13,645,560      12,784,832      10,805,438
                                                        -----------     -----------     -----------

NONINTEREST INCOME
Net securities gains (losses)  (note 3)                      23,003          39,131         (13,545)
Financial service income                                  1,579,873       1,279,215       1,152,910
Service charges on deposit accounts                         328,053         303,652         291,195
VISA income                                                 866,181         944,025         817,275
Loan department income                                    1,314,327         862,602         399,414
Income from cash surrender value of life insurance          330,667         305,761         288,333
Other income                                              1,432,341       1,172,330         703,966
                                                        -----------     -----------     -----------
Total noninterest income                                  5,874,445       4,906,716       3,639,548
                                                        -----------     -----------     -----------
Income before noninterest expenses                       19,520,005      17,691,548      14,444,986
                                                        -----------     -----------     -----------

NONINTEREST EXPENSE
Salaries and wages                                        5,582,040       4,952,672       4,100,498
Pension and other employee benefits  (note 13)            1,550,494       1,259,739       1,057,498
Insurance                                                   167,491         142,359         122,786
FDIC insurance                                               45,212          46,185          44,851
Net occupancy expenses                                    1,605,113       1,620,542       1,206,485
Equipment expenses                                          499,513         508,152         450,104
Advertising                                                 170,078         286,155         156,278
Supplies                                                    334,527         376,038         372,911
Postage                                                     221,292         221,656         187,435
Telephone                                                   163,641         195,835         116,974
Other professional fees                                     511,466         376,970         200,922
Other expenses                                            2,613,998       3,129,073       2,350,751
                                                        -----------     -----------     -----------
Total noninterest expenses                               13,464,865      13,115,376      10,367,493
                                                        -----------     -----------     -----------
Income before income taxes                                6,055,140       4,576,172       4,077,493
Income taxes  (note 14)                                   1,740,000       1,350,000       1,077,000
                                                        -----------     -----------     -----------
Net income                                              $ 4,315,140     $ 3,226,172     $ 3,000,493
                                                        ===========     ===========     ===========

Net income per common share                             $      7.49     $      5.59     $      5.19
                                                        ===========     ===========     ===========
Cash dividends declared per common share                $      2.20     $      2.10     $      2.00
                                                        ===========     ===========     ===========

Weighted average common shares outstanding                  576,479         577,512         577,716
                                                        ===========     ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 2002, 2001 and 2000


                                                                                                      ACCUMULATED       TOTAL
                                                                                                         OTHER         SHARE-
                                                  COMMON                   TREASURY     RETAINED     COMPREHENSIVE    HOLDERS'
                                                  STOCK       SURPLUS       STOCK       EARNINGS     INCOME (LOSS)     EQUITY

Balance at December 31, 1999                    $7,279,925   $3,963,533   $(309,171)   $18,837,028   $(2,128,324)    $27,642,991

Net income, 2000                                         0            0           0      3,000,493             0       3,000,493
Change in net unrealized gain (loss) on
 available for sale securities, net of tax
 of $856,080                                             0            0           0              0     1,661,802       1,661,802
                                                ----------   ----------   ---------    -----------   -----------     -----------
Total comprehensive income                               0            0           0      3,000,493     1,661,802       4,662,295
Sale of 516 shares treasury stock                        0          (61)     55,084              0             0          55,023
Repurchase of 870 shares treasury stock                  0            0     (85,260)             0             0         (85,260)
Cash dividends declared                                  0            0           0     (1,155,375)            0      (1,155,375)
                                                ----------   ----------   ---------    -----------   -----------     -----------
Balance at December 31, 2000                    $7,279,925   $3,963,472   $(339,347)   $20,682,146   $  (466,522)    $31,119,674
                                                ----------   ----------   ---------    -----------   -----------     -----------

Net income, 2001                                         0            0           0      3,226,172             0       3,226,172
Change in net unrealized gain (loss) on
 available for sale securities, net of tax
 of $513,509                                             0            0           0              0       996,812         996,812
                                                ----------   ----------   ---------    -----------   -----------     -----------
Total comprehensive income                               0            0           0      3,226,172       996,812       4,222,984
Sale of 563 shares treasury stock                        0         (356)     47,855              0             0          47,499
Repurchase of 562 shares treasury stock                  0            0     (40,906)             0             0         (40,906)
Cash dividends declared                                  0            0           0     (1,212,896)            0      (1,212,896)
                                                ----------   ----------   ---------    -----------   -----------     -----------
Balance at December 31, 2001                    $7,279,925   $3,963,116   $(332,398)   $22,695,422   $   530,290     $34,136,355
                                                ----------   ----------   ---------    -----------   -----------     -----------

Net income, 2002                                         0            0           0      4,315,140             0       4,315,140
Change in net unrealized gain (loss) on
 available for sale securities, net of tax
 of $886,270                                             0            0           0              0     1,720,406       1,720,406
Minimum pension liability adjustment, net
 of tax of $168,026                                      0            0           0              0      (326,168)       (326,168)
                                                ----------   ----------   ---------    -----------   -----------     -----------
Total comprehensive income                               0            0           0      4,315,140     1,394,238       5,709,378
Sale of 2,732 shares treasury stock                      0       61,448     130,760              0             0         192,208
Repurchase of 6,089 shares treasury stock                0            0    (453,432)             0             0        (453,432)
Cash dividends declared                                  0            0           0     (1,266,114)            0      (1,266,114)
                                                ----------   ----------   ---------    -----------   -----------     -----------
Balance at December 31, 2002                    $7,279,925   $4,024,564   $(655,070)   $25,744,448   $ 1,924,528     $38,318,395
                                                ==========   ==========   =========    ===========   ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.

UNION BANKSHARES COMPANY AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH
FLOWS
Years ended December 31, 2002, 2001 and 2000


                                                                           2002             2001             2000

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Net income                                                             $  4,315,140     $  3,226,172     $  3,000,493

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
Amortization of intangible assets                                            46,742          498,307          162,406
Depreciation                                                                768,515          863,801          662,742
Net amortization of premium (accretion of discount) on investments          673,488           21,643          (93,650)
Deferred income taxes                                                      (202,000)               0                0
Provision for loan losses                                                   360,000          300,000          371,000
Net (gain) loss on sale of available for sale securities                    (23,003)         (39,131)          13,545
Net gain on sale of equipment                                                  (953)            (684)               0
Originations of loans held for sale                                     (54,209,046)     (24,520,344)      (4,129,490)
Proceeds from loans held for sale                                        51,562,528       22,066,290        4,403,829
Net change in other assets                                               (1,575,341)        (429,541)       1,185,273
Net change in other liabilities                                           1,761,776          218,728       (1,487,982)
Net change in deferred loan origination fees                                 12,782          (40,624)         114,193
                                                                       ------------     ------------     ------------
Net cash provided by operating activities                                 3,490,628        2,164,617        4,202,359
                                                                       ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition costs                                                                 0          (24,144)      (1,564,452)
Cash paid to Mid-Coast stockholders in connection with
 Mid-Coast acquisition                                                            0                0      (11,809,047)
Cash received through Mid-Coast acquisition                                       0                0        4,403,785
Proceeds from sale of available for sale securities                       8,538,565       11,731,432        8,278,721
Purchase of available for sale securities                               (35,144,373)     (48,872,524)      (10,821,602)
Proceeds from maturities and principal payments
 on available for sale securities                                        21,764,919       45,416,263        12,535,982
Purchase of held to maturity securities                                    (102,004)        (107,464)          (50,000)
Proceeds from maturities and principal payments
 on held to maturity securities                                             300,000          420,000           421,250
Purchase of other investment securities                                           0          (71,600)                0
Purchase of life insurance policies                                               0         (500,000)                0
Net increase in loans to customers                                      (14,805,286)      (6,819,427)      (11,074,816)
Proceeds from sales of fixed assets                                           1,000            8,000                 0
Capital expenditures                                                       (524,916)        (872,358)       (2,022,435)
                                                                       ------------     ------------     ------------
Net cash provided (used) by investing activities                        (19,972,095)         308,178       (11,702,614)
                                                                       ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                                       7,857,568       22,326,409       (10,681,322)
Proceeds from long-term borrowings                                       16,500,000       20,791,391         1,500,000
Repayment of long-term borrowings                                        (3,497,812)      (2,500,000)       (5,285,000)
Net change in short-term advances from Federal Home Loan Bank            (9,000,000)     (27,457,000)       22,492,000
Net change in other borrowed funds                                          928,232       (2,943,913)        1,938,888
Purchase of treasury stock                                                 (453,432)         (40,906)          (85,260)
Sale of treasury stock                                                      192,208           47,499            55,023
Dividends paid                                                           (1,264,268)      (1,184,021)       (1,155,375)
                                                                       ------------     ------------     ------------
Net cash provided by financing activities                                11,262,496        9,039,459         8,778,954
                                                                       ------------     ------------     ------------
Net increase (decrease) in cash and cash equivalents                     (5,218,971)      11,512,254         1,278,699
Cash and cash equivalents at beginning of year                           21,865,732       10,353,478         9,074,779
                                                                       ------------     ------------     ------------
Cash and cash equivalents at end of year                               $ 16,646,761     $ 21,865,732     $  10,353,478
                                                                       ============     ============     ============

The accompanying notes are an integral part of these consolidated financial statements.


                                                       2002           2001            2000

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION

Interest paid                                       $7,362,347     $10,739,397     $8,900,821
Income taxes paid                                   $2,008,000     $ 1,355,155     $1,185,800

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Net increase required by Statement
 of Financial Accounting Standards No. 115
 "Available for Sale Securities"                    $2,606,677     $ 1,510,321     $2,517,882
Deferred income tax liability thereon               $ (886,270)    $  (513,509)    $ (856,080)
Net decrease required by Statement of Financial
  Accounting Standards No. 87 Employer's
  Accounting for Pension                            $ (494,194)    $         0     $        0
Deferred income tax asset thereon                   $  168,026     $         0     $        0

The accompanying notes are an integral part of these consolidated financial statements.

Insert photo of Andrea Leonard

RELATIONSHIPS

Successful relationships are based upon choosing and maintaining a sustainable financial path for the future. Financial institutions differentiate themselves by achieving a competitive advantage through their excellence of delivery, support, and trust.

UNION BANKSHARES COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002, 2001 and 2000

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

      Other Investment Securities

      Other investment securities consist of Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank stock. These securities are carried at cost, which approximates market value at December 31, 2002 and 2001.

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

      Intangible Assets

      The core deposit intangible is amortized on a straight-line basis over 7 years. The core deposit intangible is reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset. Upon adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002, amortization of goodwill was discontinued and the goodwill asset is evaluated for impairment annually, or more frequently upon the occurrence of certain events. Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over 15 years.

      Allowance for Loan Losses

      The allowance for loan losses is established by management to absorb charge-offs of loans deemed uncollectible. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged off. The amount of the provision is based on management's evaluation of the loan portfolio. Considerations include past and anticipated loan loss experience, current economic conditions, the character and size of the loan portfolio and the need to maintain the allowance at a level adequate to absorb probable losses.

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

      Comprehensive Income

      Comprehensive income includes both net income and other comprehensive income. The only components of other comprehensive income are net unrealized gains and losses on available for sale securities and minimum pension liability adjustment, net of deferred taxes. The required disclosures for all periods presented are included in the consolidated statement of changes in shareholders' equity.

      Reclassifications

      Certain 2001 and 2000 balances have been reclassified to conform with the 2002 presentation.

2.  CASH AND DUE FROM BANKS

      The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 2002 was $236,000. In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the Federal Deposit Insurance Corporation.

3.  AVAILABLE FOR SALE SECURITIES
      The Company carries available for sale securities at fair value. A summary of the cost and fair values of available for sale securities at December 31, 2002 and 2001 is as follows:


                                                                       Gross          Gross
                                                      Amortized      Unrealized     Unrealized      Carrying &
                                                        Cost           Gains          Losses        Fair Value

                                                        2002            2002          2002             2002
                                                        ----            ----          ----             ----

Mortgage-backed securities                           $34,349,056     $  620,553     $(12,136)      $ 34,957,473
U.S. Treasury securities and other
 U.S. Government agencies                             45,553,235      1,838,534            0         47,391,769
Obligations of states and political subdivisions      11,812,732        604,955       (2,960)        12,414,727
Other securities                                       5,614,071        377,759            0          5,991,830
                                                     -----------     ----------     --------       ------------
Totals                                               $97,329,094     $3,441,801     $(15,096)      $100,755,799
                                                     ===========     ==========     ========       ============


                                                        2001            2001          2001            2001
                                                        ----            ----          ----            ----

Mortgage-backed securities                           $38,157,879     $  302,556     $(296,557)     $38,163,878
U.S. Treasury securities and other
 U.S. Government agencies                             35,506,787        629,196       (98,489)      36,037,494
Obligations of states and political subdivisions      15,754,433        193,978      (201,959)      15,746,452
Other securities                                       4,180,714        283,795        (9,051)       4,455,458
                                                     -----------     ----------     ---------      -----------
Totals                                               $93,599,813     $1,409,525     $(606,056)     $94,403,282
                                                     ===========     ==========     =========      ===========

      The amortized cost and fair value of available for sale debt securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                             Amortized          Fair
                                                Cost            Value

Due in one year or less                    $  4,191,255     $  4,264,300
Due in one year through five years           47,353,374       49,314,855
Due after five years through ten years       14,707,204       15,257,636
Due after ten years                          30,604,432       31,244,582
                                           ------------     ------------
Totals                                     $ 96,856,265     $100,081,373
                                           ============     ============

      Mortgage-backed securities are allocated among the above maturity groupings based on their final maturity dates.

      Proceeds from the sale of securities were $8,538,565, $11,731,432 and $8,278,721 in 2002, 2001 and 2000, respectively. Gross realized gains were $45,118, $104,197 and $37,472 in 2002, 2001 and 2000, respectively. Gross realized losses were $22,115, $65,066 and $51,017 in 2002, 2001 and 2000, respectively.

4.  HELD TO MATURITY SECURITIES

      The carrying amounts of held to maturity securities for 2002 and 2001 as shown in the Company's consolidated balance sheets, and their approximate fair values at December 31, are as follows:


                                               Gross          Gross
                                 Book        Unrealized     Unrealized        Fair
                                Value          Gains          Losses         Value

                                 2002           2002           2002           2002
                                 ----           ----           ----           ----

Obligations of states and
 political subdivisions       $3,316,653      $154,050       $      0      $3,470,703


                                 2001           2001           2001           2001
                                 ----           ----           ----           ----

Obligations of states and
 political subdivisions       $3,526,626      $ 89,260       $(29,493)     $3,586,393

      The amortized cost and fair value of held to maturity securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                           Amortized         Fair
                                              Cost           Value

Due in one year or less                    $  435,301     $  441,721
Due after one year through five years       1,193,338      1,275,317
Due after five years through ten years      1,230,000      1,281,010
Due after ten years                           458,014        472,655
                                           ----------     ----------
Totals                                     $3,316,653     $3,470,703
                                           ==========     ==========

      Nontaxable interest income on municipal investments was $827,002, $712,889 and $597,258 for 2002, 2001 and 2000, respectively.

5.  LOANS

      At December 31, 2002 and 2001, loans on nonaccrual status totaled approximately $1,472,000 and $1,823,000, respectively. If interest had been accrued on such loans, interest income on loans would have been approximately $47,354, $68,810 and $126,100 higher in 2002, 2001 and 2000, respectively. Loans delinquent by 90 days or more that were still on accrual status at December 31, 2002 and 2001 totaled approximately $351,000 and $75,000, respectively.

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

      The balance of loans to related parties amounted to $2,778,194 and $3,104,703 at December 31, 2002 and 2001, respectively. New loans granted to related parties in 2002 and 2001 totaled $2,818,526 and $2,713,536, respectively; payments and reductions amounted to $3,181,135 and $2,283,148 in 2002 and 2001, respectively.

6.  ALLOWANCE FOR LOAN LOSSES

      Analysis of the allowance for loan losses is as follows for the years ended December 31, 2002, 2001 and 2000:


                                            2002           2001           2000
                                            ----           ----           ----

Balance, beginning of year               $3,453,245     $3,376,395     $2,629,472
Provision for loan losses                   360,000        300,000        371,000
Allowance on acquired loans                       0              0        520,019
                                         ----------     ----------     ----------
Balance before loan charge-offs           3,813,245      3,676,395      3,520,491
                                         ----------     ----------     ----------
Loans charged-off                           279,495        324,720        179,903
Less recoveries on loans charged-off        144,858        101,570         35,807
                                         ----------     ----------     ----------
Net loan charge-offs                        134,637        223,150        144,096
                                         ----------     ----------     ----------
Balance, end of year                     $3,678,608     $3,453,245     $3,376,395
                                         ==========     ==========     ==========

      Impairment of loans having recorded investments of $1,472,870 at December 31, 2002 and $1,822,604 at December 31, 2001 has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during 2002 and 2001 was $1,526,834 and $2,242,003, respectively. All impaired loans have a related allowance for loan losses. The total allowance for loan losses related to these loans was $735,338 and $273,391 on December 31, 2002 and 2001,
respectively. There was $7,561, $68,810 and $126,100 interest income recognized on impaired loans in 2002, 2001 and 2000, respectively.

7.  LOAN SERVICING

      The Bank services loans sold to others amounting to $101,152,362 and $80,849,851 at December 31, 2002 and 2001, respectively. Mortgage servicing rights of $576,502 and $280,253 were capitalized in 2002 and 2001, respectively. Mortgage servicing rights have been written down to their fair value of $391,145 and $219,303 through a valuation allowance at December 31, 2002 and 2001, and are included in other assets. Amortization of mortgage servicing rights was $290,160, $201,968 and $198,092 in 2002, 2001 and 2000, respectively. Gain on loans sold was $358,618, $137,150 and $15,175 in 2002, 2001 and 2000, respectively.

8.  PREMISES, FURNITURE AND EQUIPMENT

      Detail of bank premises, furniture and equipment is as follows:


                                       2002              2001
                                       ----              ----

Land                               $   422,805      $   413,675
Buildings and improvements           6,758,037        6,629,518
Furniture and equipment              5,448,456        5,086,413
Leasehold improvements                 741,757          724,931
                                   -----------      -----------
                                    13,371,055       12,854,537
Less accumulated depreciation        7,241,997        6,481,832
                                   -----------      -----------
                                   $ 6,129,058      $ 6,372,705
                                   ===========      ===========

      At December 31, 2002, the Bank was obligated under a number of noncancellable leases for premises and equipment that are accounted for as operating leases. Leases for real property contain original terms from 2 to 20 years with renewal options up to 20 years. Management expects that, in the normal course of business, most leases will be renewed or replaced by other leases, or, when available, purchase options may be exercised.

      Rental expense was $202,143 in 2002, $180,272 in 2001 and $142,420 in
2000.

      The minimum annual lease commitments under noncancellable leases in effect at December 31, 2002 are as follows:


                   Year Ending December 31,      Amount

                        2003                  $  244,156
                        2004                     232,796
                        2005                     168,691
                        2006                     138,065
                        2007                     113,146
                        Thereafter             1,359,179
                                              ----------
                        Total                 $2,256,033
                                              ==========

9.  ACQUISITION of MID-COAST BANCORP, INC.

      On August 31, 2000, the Bank acquired the outstanding stock of Mid-Coast Bancorp, Inc., and its subsidiary, The Waldoboro Bank, FSB. The acquisition was accounted for under the purchase method of accounting for business combinations. The following is a summary of the transaction.


    Cash and equivalents                                      $  4,403,785
    Loans acquired                                              65,945,392
    Investments                                                 10,215,683
    Premises, furniture and equipment                            2,024,200
    Goodwill                                                     5,155,225
    Other assets                                                 1,899,664
    Deposits and accrued interest assumed                      (63,414,205)
    Borrowings                                                 (13,965,000)
    Other liabilities                                             (455,697)
                                                              ------------
    Net cash paid to the Stockholders of Mid-Coast Bancorp      11,809,047
    Acquisition costs (goodwill)                                 1,564,452
                                                              ------------
    Net cash paid                                             $ 13,373,499
                                                              ============

      Following are proforma results of operations for the year ended December 31, 2000, as though Union Bankshares Company and Mid-Coast Bancorp, Inc. had been combined at the beginning of the period.


                               December 31,
                                   2000
                                   ----

      Net interest income      $13,230,742
      Net income               $ 3,317,787
      Earnings per share       $      5.74

      Prior to January 1, 2002, goodwill, including acquisition costs, was being amortized using the straight line method over 15 years. On January 1, 2002, the Company discontinued amortization of goodwill in accordance with SFAS No. 142. Amortization charged to operations was $0, $451,565 and $147,025 in 2002, 2001 and 2000, respectively. Results of operations from the date of acquisition are included in the Company's Consolidated Statement of Income.

      Following is the effect on net income and earnings per share had amortization of goodwill not been recorded in each period presented.


                                             December 31,
                                 2002            2001            2000
                                 ----            ----            ----

Reported net income           $4,315,140      $3,226,172      $3,000,493
Add:  Goodwill amortization            0         451,665         147,025
                              ----------      ----------      ----------
Adjusted net income           $4,315,140      $3,677,837      $3,147,518

Reported earnings per share        $7.49           $5.59           $5.19
Add: Goodwill amortization           .00             .78             .26
                                   -----           -----           -----
Adjusted earnings per share        $7.49           $6.37           $5.45

      The Company has an intangible asset subject to amortization related to the acquisition in 2000. The core deposit intangible is being amortized on a straight-line basis over 7 years, and reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset. The carrying amount is as follows:


                                                December 31,
                                      2002          2001          2000
                                      ----          ----          ----

  Core deposit intangible, cost     $323,000      $323,000      $323,000
  Accumulated amortization           108,765        62,023        15,381
                                    --------      --------      --------
  Core deposit intangible, net      $214,235      $260,977      $307,619

      Amortization expense related to the core deposit intangible for the years ended December 31, 2002, 2001 and 2000 amounted to $46,742, $46,642 and $15,381, respectively. The expected amortization expense is estimated to be $46,742 each year through December 31, 2006 and $27,167 in 2007.

10.  DEPOSITS

      The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was $16,861,707 and $18,541,406 in 2002
and 2001, respectively.

      At December 31, 2002, the scheduled maturities of time deposits were as follows:


                       2003       $70,277,589
                       2004         9,077,651
                       2005        11,405,870
                       2006         3,488,062
                       2007         4,739,112
                                  -----------
                       Total      $98,988,284
                                  ===========

11.  ADVANCES FROM FEDERAL HOME LOAN BANK

      Advances from the Federal Home Loan Bank are summarized as follows:


                      Range of Final     Interest Rates at
                      Maturity Dates     December 31, 2002        2002            2001
                                                                  ----            ----

Fixed advances         2003 to 2011       2.71% to 6.09%       $44,293,579     $39,291,391
Variable advances      2005 to 2013       2.00% to 7.23%         1,666,250       2,666,250
                                                               -----------     -----------
                                                               $45,959,829     $41,957,641
                                                               ===========     ===========

      Pursuant to the collateral agreements with the Federal Home Loan Bank
(FHLB), advances are collateralized by stock in the FHLB, qualifying first mortgage loans and available for sale securities. The Bank has an available line of credit with the FHLB of $5,000,000. The amount of advances with a call option totaled $17,000,000 at December 31, 2002.

      Advances at December 31, 2002 mature as follows:


                  2003            $ 6,000,000
                  2004              7,818,500
                  2005              7,674,624
                  2006              2,000,000
                  Thereafter       22,466,705
                                  -----------
                  Total           $45,959,829
                                  ===========

12.  OTHER BORROWED FUNDS

      Securities sold under agreements to repurchase generally mature within one day from the transaction date. The Bank provides collateral based upon the par value of the underlying securities. At December 31, 2002, securities with a fair value of $23,314,583 were pledged to collateralize other borrowed funds. Information concerning securities sold under agreements to repurchase for 2002 is summarized as follows:


      Average balance during the year                $10,417,373
      Average interest rate during the year                1.14%
      Maximum month-end balance during the year      $13,489,686

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

      At December 31, 2002, the accumulated benefit obligation exceeded the fair value of plan assets. The Company recognized an additional minimum liability equal to the unfunded accumulated benefit obligation of $494,194. The minimum pension liability adjustment was recorded as a separate component of equity, net of a deferred tax asset of $168,026.

      Pension expense amounted to $275,720, $126,806 and $60,279 for the years ended December 31, 2002, 2001 and 2000, respectively.

Postretirement Benefits Other Than Pensions

      The Company sponsors a postretirement benefit program that provides medical coverage and life insurance benefits to certain employees and directors who meet minimum age and service requirements. Active employees and directors accrue benefits over a 25-year period.

      The following table sets forth the benefit obligations, fair value of plan assets and funded status for the Company's pension and other postretirement benefit plans at December 31, 2002 and 2001.


                                                     2002                          2001                         2000

                                               Pension         Other        Pension         Other        Pension         Other
                                              Benefits       Benefits       Benefits      Benefits       Benefits      Benefits
                                              --------       --------       --------      --------       --------      --------

Change in Benefit Obligations

  Benefit obligations at
   beginning of year                         $ 5,557,779    $ 1,298,068    $4,977,665    $ 1,106,380    $4,489,648    $ 1,124,843
  Service cost                                   292,682         53,650       217,737         45,771       175,039         37,433
  Interest cost                                  385,302         85,578       356,242         73,129       331,444         74,206
  Actuarial (gain) loss                          309,721         97,991       266,362        129,878       223,969        (87,362)
  Benefits paid                                 (262,012)       (59,419)     (260,227)       (57,090)     (242,435)       (42,740)
                                             -----------    -----------    ----------    -----------    ----------    -----------
  Benefit obligations at
   end of year                               $ 6,283,472    $ 1,475,868    $5,557,779    $ 1,298,068    $4,977,665    $ 1,106,380
                                             -----------    -----------    ----------    -----------    ----------    -----------

Change in Plan Assets

  Fair value of plan assets
   at beginning of year                      $ 4,960,626    $         0    $5,396,748    $         0    $5,372,984    $         0
  Actual return on plan assets                  (581,690)             0      (175,895)             0       266,199              0
  Employer contributions                         162,729         59,419             0         57,090             0         42,740
  Benefits paid                                 (262,012)       (59,419)     (260,227)       (57,090)     (242,435)       (42,740)
                                             -----------    -----------    ----------    -----------    ----------    -----------
  Fair value of plan assets at
   end of year                               $ 4,279,653    $         0    $4,960,626    $         0    $5,396,748    $         0
                                             -----------    -----------    ----------    -----------    ----------    -----------

Funded Status                                $(2,003,819)   $(1,475,868)   $ (597,153)   $(1,298,068)   $  419,083    $(1,106,380)
  Unrecognized net actuarial (gain) loss       1,920,563       (144,260)      653,212       (254,017)     (209,894)      (408,706)
  Unamortized prior service cost                 (20,666)             0       (23,212)             0       (25,758)             0
  Unrecognized transition
   (net asset) net obligation                    (13,152)       457,500       (36,930)       503,100       (60,708)       548,700
                                             -----------    -----------    ----------    -----------    ----------    -----------
  Net amount recognized                      $  (117,074)   $(1,162,628)   $   (4,083)   $(1,048,985)   $  122,723    $  (966,386)
                                             -----------    -----------    ----------    -----------    ----------    -----------




Amounts recognized in the consolidated balance sheets consist of:

  Prepaid (accrued) benefit cost             $  (611,268)   $(1,162,628)   $   (4,083)   $(1,048,985)   $  122,723    $  (966,386)
  Accumulated other
   comprehensive loss                            326,168              0             0              0             0              0
  Deferred tax asset                             168,026              0             0              0             0              0
                                             -----------    -----------    ----------    -----------    ----------    -----------
  Net amount recognized                      $  (117,074)   $(1,162,628)   $   (4,083)   $(1,048,985)   $  122,723    $  (966,386)
                                             -----------    -----------    ----------    -----------    ----------    -----------

Net periodic benefit cost includes the following components:


                                                  2002                       2001                       2000

                                          Pension       Other        Pension       Other         Pension      Other
                                         Benefits      Benefits     Benefits      Benefits      Benefits     Benefits
                                         --------      --------     --------      --------      --------     --------

Service cost                             $ 292,682     $ 53,650     $ 217,737     $ 45,771     $ 175,039     $ 37,433
Interest cost                              385,302       85,578       356,242       73,129       331,444       74,206
Expected return on plan assets            (385,889)           0      (420,849)           0      (419,880)           0
Recognized net actuarial (gain) loss         9,949      (11,766)            0      (24,811)            0      (18,448)
Amortization (accretion) of
 unrecognized transition asset
 or obligation                             (23,778)      45,600      (23,778)       45,600       (23,778)      45,600
Amortization of prior service cost          (2,546)           0       (2,546)            0        (2,546)           0

                                         ---------     --------     --------      --------     ---------     --------
Net periodic benefit cost                $ 275,720     $173,062     $126,806      $139,689     $  60,279     $138,791
                                         ---------     --------     --------      --------     ---------     --------

Weighted-average assumptions as of December 31


                                             2002                2001                2000
                                             ----                ----                ----

     Discount rate                      7.00%     6.75%     7.25%     6.75%     7.50%     6.75%
     Expected return on plan assets     8.00%        -      8.00%        -      8.00%        -
     Rate of compensation increase      4.00%        -      4.00%        -      4.00%        -

      For measurement purposes, the annual rates of increase in the per capita health care cost of covered benefits were 12% for 2002, 2001 and 2000, respectively. The annual rate of increase in per capita health care costs is assumed to decrease annually by .5% to an ultimate rate of 6% per year.

      The effects of a one-percentage-point change in the assumed health care cost trend rate on the aggregate service and interest cost components of the net periodic postretirement health care benefit cost and on the postretirement benefit obligation would be:


                                             1 Percentage                                 1 Percentage
                                            Point Increase                               Point Decrease
                                  2002          2001           2000           2002           2001            2000
                                  ----          ----           ----           ----           ----            ----

Effect on total service and
 interest components            $ 27,074     $  142,531     $  161,157     $ (20,981)     $  (100,726)     $(121,746)

Effect on postretirement
 benefit obligation             $213,588     $1,484,439     $1,269,267     $(170,172)     $(1,150,001)     $(977,805)

      401(k) Plan

      The Company has a noncontributory 401(k) plan for employees who meet certain service requirements.

      Stock Purchase Plan

      The Bank maintains a stock purchase plan which allows qualified employees and directors to acquire stock at fair market value.

14.  INCOME TAXES

      Income tax expense (benefit), consists of the following:


                                          Total
                                          -----

              2002
            Federal Current            $1,866,000
            Federal Deferred             (202,000)
            State                          76,000
                                       ----------
                                       $1,740,000
                                       ==========
              2001
            Federal Current            $1,278,000
            State                          72,000
                                       ----------
                                       $1,350,000
                                       ==========
              2000
            Federal Current            $1,019,000
            State                          58,000
                                       ----------
                                       $1,077,000
                                       ==========

      The actual tax expense for 2002, 2001 and 2000 differs from the "expected" tax expense for those years (computed by applying the applicable U.S. Federal Corporate Tax Rate to income before income taxes) due to the following:


                                                  2002                      2001                      2000
                                                  ----                      ----                      ----
                                           Amount        % of        Amount        % of        Amount        % of
                                                        Pretax                    Pretax                    Pretax
                                                       Earnings                   Earnings                  Earnings

Computed "expected" tax expense          $2,058,750      34.0%     $1,555,900       34.0%    $1,386,350       34.0%
Nontaxable income on obligations
 of states and political subdivisions      (302,983)     (5.0)       (337,753)      (7.4)      (285,624)      (7.0)
Cash surrender value of life insurance     (132,631)     (2.2)       (123,631)      (2.7)      (118,118)      (2.9)
Goodwill amortization                             0       0.0         153,685        3.4              0        0.0
Other                                       116,864       1.9         101,799        2.2         94,392        2.3
                                         ----------      ----      ----------       ----     ----------       ----
                                         $1,740,000      28.7%     $1,350,000       29.5%    $1,077,000       26.4%
                                         ==========      ====      ==========       ====     ==========       ====

Insert photo of Jane Dagley

LOYALTY

Customers will give their loyalty to financial institutions able to understand and fulfill their financial needs. Understanding customer preferences and needs is an investment into a long lasting customer relationship.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:


                                                       2002         2001
                                                       ----         ----

DEFERRED TAX ASSETS

Allowance for loan losses                           $1,250,727    $1,174,103
Deferred compensation                                  238,323       265,884
Post-retirement benefits                               390,419       375,405
Minimum pension liability                              168,026             0
Other                                                        0        37,715
                                                    ----------    ----------
Deferred tax assets                                 $2,047,495    $1,853,107
                                                    ==========    ==========

DEFERRED TAX LIABILITIES

Unrealized gain on available for sale securities    $1,159,450    $  273,178
Deferred origination fees                              109,267        93,233
Allowance for loan losses                              127,965       127,965
Premises, furniture and equipment, principally
  due to differences in depreciation                   365,529       370,776
Mortgage servicing rights                              132,989        73,407
Cash surrender value of life insurance                  36,386        36,386
Other                                                        0       246,240
                                                    ----------    ----------
Deferred tax liabilities                            $1,931,586    $1,221,185
                                                    ==========    ==========

      The Bank has sufficient refundable taxes paid in available carryback years to fully realize its recorded deferred tax asset of $2,047,495 at December 31, 2002. The deferred tax asset and liability are included in other assets and other liabilities in the balance sheet at December 31, 2002 and 2001.

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

      Quantitive measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 2002, the most recent notification from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework. To be so categorized, the Bank must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. Management believes no conditions or events that would alter the Bank's categorization have occurred since the Board's notification.

      The actual capital amounts and ratios for the Company and the Bank as of December 31, 2002 and 2001 are presented in the table below:


                                                                           December  31, 2002
                                                                           ------------------
                                                                                                           To Be Well
                                                                                                       Capitalized Under
                                                                           For Capital                 Prompt Corrective
                                                  Actual                Adequacy Purposes              Action Provisions
                                                  ------                -----------------              -----------------
                                             Amount       Ratio        Amount          Ratio          Amount           Ratio

Total capital (to risk weighted assets)
Consolidated                               $32,576,000    15.1%    > = $17,287,000    > = 8.0%    > = $21,609,000    > = 10.0%
Union Trust Company                        $31,991,000    14.9%    > = $17,210,000    > = 8.0%    > = $21,513,000    > = 10.0%

Tier I capital (to risk weighted assets)
Consolidated                               $29,875,000    13.8%    > = $ 8,644,000    > = 4.0%    > = $12,965,000    > =  6.0%
Union Trust Company                        $29,290,000    13.6%    > = $ 8,605,000    > = 4.0%    > = $12,907,000    > =  6.0%

Tier I capital (to average assets)
Consolidated                               $29,875,000     7.8%    > = $11,505,000    > = 3.0%    > = $19,175,000    > =  5.0%
Union Trust Company                        $29,290,000     7.7%    > = $15,301,000    > = 3.0%    > = $19,127,000    > =  5.0%


                                                                           December  31, 2001
                                                                           ------------------
                                                                                                           To Be Well
                                                                                                       Capitalized Under
                                                                           For Capital                 Prompt Corrective
                                                  Actual                Adequacy Purposes              Action Provisions
                                                  ------                -----------------              -----------------
                                             Amount       Ratio        Amount          Ratio          Amount           Ratio

Total capital (to risk weighted assets)
Consolidated                               $29,764,000    14.5%    > = $16,410,000    > = 8.0%    > = $20,513,000    > = 10.0%
Union Trust Company                        $28,840,000    14.1%    > = $16,351,000    > = 8.0%    > = $20,439,000    > = 10.0%

Tier I capital (to risk weighted assets)
Consolidated                               $27,198,000    13.3%    > = $ 8,205,000    > = 4.0%    > = $12,308,000    > =  6.0%
Union Trust Company                        $26,274,000    12.9%    > = $ 8,175,000    > = 4.0%    > = $12,263,000    > =  6.0%

Tier I capital (to average assets)
Consolidated                               $27,198,000     7.6%    > = $14,238,000    > = 4.0%    > = $17,798,000    > =  5.0%
Union Trust Company                        $26,274,000     7.4%    > = $14,209,000    > = 4.0%    > = $17,761,000    > =  5.0%

      The Company may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause the capital of the Company to be reduced below the capital requirements imposed by the Federal Reserve.

16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

      In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. At December 31, 2002 and 2001, the following financial instruments, whose contract amounts represent credit risk, were outstanding:


                                                      Contract Amount
                                                   2002             2001
                                                   ----             ----

Commitments to extend credit                   $42,413,000      $35,550,000
Standby letters of credit                          201,000           86,000
Unadvanced portions of construction loans        9,098,000        5,333,000
                                               -----------      -----------
Total                                          $51,712,000      $40,969,000
                                               ===========      ===========

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

      The Bank grants residential, commercial and consumer loans principally to customers in Maine's Hancock, Washington, Waldo, Knox and Lincoln counties. Although the loan portfolio is diversified, a substantial portion of the debtors' ability to honor their contracts depends upon local economic conditions, especially in the real estate sector. At December 31, 2002, there were no borrowers whose total indebtedness to the Bank exceeded regulatory limits.

      The consolidated balance sheets do not include various contingent liabilities such as liabilities for assets held in trust. Management does not anticipate any loss as a result of these contingencies.

17.  LITIGATION

      At December 31, 2002, the Company was involved in litigation arising from normal banking, financial and other activities of the Bank.
Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.

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

      Cash, Due from Banks and Federal Funds Sold

      The fair value of cash, due from banks and federal funds sold approximates their relative book values at December 31, 2002 and 2001, as these financial instruments have short maturities.

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

      Cash Surrender Value Life of Insurance

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

      A summary of the fair values of the Company's significant financial instruments at December 31, 2002 and 2001 follows:


                                                    2002                            2001
                                                    ----                            ----
                                          Carrying      Estimate of       Carrying      Estimate of
                                            Value        Fair Value         Value        Fair Value

ASSETS
Cash, due from banks and federal
 funds sold                             $ 16,646,761    $ 16,646,761    $ 21,865,732    $ 21,865,732
Available for sale securities            100,755,799     100,755,799      94,403,282      94,403,282
Held to maturity securities                3,316,653       3,470,703       3,526,626       3,586,393
Other investment securities                5,496,492       5,496,492       5,039,950       5,039,950
Loans                                    222,547,249     227,131,722     208,114,745     206,490,000
Loans held for sale                        5,420,697       5,420,697       2,774,179       2,774,179
Accrued interest receivable                2,365,133       2,365,133       2,128,351       2,128,351
Cash surrender value life insurance        7,832,370       7,832,370       7,442,277       7,442,277

LIABILITIES
Deposits                                 275,764,694     277,088,365     267,907,126     268,862,000
Accrued interest payable                     613,083         613,083         887,426         887,426
Advances from Federal Home Loan Bank      45,959,829      47,085,845      41,957,641      43,130,000
Other borrowed funds                      13,063,631      13,063,631      12,135,398      12,135,398

Insert photo of Becky Sargent

INVESTMENT

Free educational opportunities provided by financial institutions help prepare their customers make better financial choices. A proactive approach of investment through education helps to secure financial success and further strengthen customer relationships.

19.  PARENT-ONLY CONDENSED FINANCIAL STATEMENTS

      The condensed financial statements of Union Bankshares Company as of December 31, 2002 and 2001 and for each of the years ended December 31, 2002, 2001 and 2000 are presented as follows:

BALANCE SHEETS


December 31, 2002 and 2001                        2002           2001
                                                  ----           ----

ASSETS
Cash                                          $    36,513    $   330,854
Investment in subsidiary                       31,120,217     26,729,355
Core deposit intangible                           214,235        260,977
Goodwill                                        6,305,130      6,305,130
Other assets                                    1,092,973        877,263
                                              -----------    -----------
Total assets                                  $38,769,068    $34,503,579
                                              ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                             $   315,776    $   317,622
Other liabilities                                 134,896         49,602
Shareholders' equity                           38,318,396     34,136,355
                                              -----------    -----------
Total liabilities and shareholders' equity    $38,769,068    $34,503,579
                                              ===========    ===========

STATEMENTS OF INCOME


Years ended December 31, 2002, 2001 and 2000             2002          2001            2000
                                                         ----          ----            ----

Dividend income                                       $1,267,200    $1,224,900    $ 14,704,600
Equity in undistributed earnings of subsidiary (1)     3,133,392     2,523,002     (11,519,371)
Other income                                              20,806        12,836          11,754
                                                      ----------    ----------    ------------
Total income                                           4,421,398     3,760,738       3,196,983
Operating expenses                                       106,258       534,566         196,490
                                                      ----------    ----------    ------------
Net income                                            $4,315,140    $3,226,172    $  3,000,493
                                                      ==========    ==========    ============

(1) Amount in parenthesis represents the excess of dividends over net income of subsidiary.

STATEMENTS OF CASH FLOWS


Years ended December 31, 2002, 2001 and 2000                  2002            2001            2000
                                                              ----            ----            ----

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                $ 4,315,140     $ 3,226,172     $  3,000,493

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES
Undistributed earnings of subsidiary                       (2,996,623)     (2,523,002)      11,519,371
Amortization                                                   46,742         498,307          162,406
(Increase) decrease in other assets                          (215,710)        (23,426)         156,367
Increase in other liabilities                                  85,294               0                0
                                                          -----------     -----------     ------------
Net cash provided by operating activities                   1,234,843       1,178,051       14,838,637
                                                          -----------     -----------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition costs                                                   0         (24,144)      (1,560,759)
Cash paid to Mid-Coast stockholders in connection with
 Mid-Coast acquisition                                              0               0      (11,809,047)
Cash received through Mid-Coast acquisition                         0               0           21,698
                                                          -----------     -----------     ------------
Net cash used by investing activities                               0         (24,144)     (13,348,108)
                                                          -----------     -----------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                             (1,267,960)     (1,184,021)      (1,155,552)
Purchase of treasury stock                                   (453,432)        (40,906)         (85,260)
Sale of treasury stock                                        192,208          47,499           55,023
                                                          -----------     -----------     ------------
Net cash used by financing activities                      (1,529,184)     (1,177,428)      (1,185,789)
                                                          -----------     -----------     ------------
Net increase (decrease) in cash                              (294,341)        (23,521)         304,740
Cash at beginning of year                                     330,854         354,375           49,635
                                                          -----------     -----------     ------------
Cash at end of year                                       $    36,513     $   330,854     $    354,375
                                                          ===========     ===========     ============

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES
Net increase in net unrealized gain
 on available for sale securities                         $ 1,720,407     $   996,812     $  1,661,802
Net decrease from minimum pension liability adjustment    $  (326,168)    $         0     $          0

                        INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Union Bankshares Company


We have audited the accompanying consolidated balance sheets of Union Bankshares Company and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above represent fairly, in all material respects, the consolidated financial position of Union Bankshares Company and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2002 in conformity with U.S. generally accepted accounting principles.

As discussed in notes 1 and 9 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002 in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."


Berry, Dunn, McNeil & Parker
Portland, Maine
January 24, 2003

                         UNION BANKSHARES COMPANY &
                        UNION TRUST COMPANY DIRECTORS

                             Arthur J. Billings
                      President, Barter Lumber Company

                              Peter A. Blyberg
                                  President

                               Blake B. Brown
                 President & Owner, Brown's Appliance and TV

                              Richard C. Carver
          Owner, Carver Oil Company; Part Owner, Carver Industries

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

                                I. Frank Snow
                                   Retired

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

                               Peter F. Greene
             Senior Vice President, Senior Bank Services Officer

                              Sally J. Hutchins
                  Senior Vice President, Treasurer & Clerk

                             Rebecca J. Sargent
                 Senior Vice President, Senior Trust Officer

                               Edwin Bonenfant
                     Vice President, Investment Officer

                                Penny Carter
                    Vice President, Relationship Manager

                                Janis Guyette
                  Vice President, Trust Operations Officer

                              Phyllis C. Harmon
                    Vice President, Relationship Manager

                               David A. Krech
                     Vice President, Investment Officer

                                 Bonnie Lash
                    Vice President, Relationship Manager

                                 Sarah Luck
                     Vice President, Trust Administrator

                            Lorraine S. Ouellette
                        Vice President, Trust Officer

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

                          Laurence D. Fernald, Jr.
                   AVP, Appraisal Review and Loan Officer

                              Lynda C. Hamblen
                          AVP, Relationship Manager

                              Patti S. Herrick
                      AVP, Information Services Officer

                                Mary Lou Lane
                      AVP, Mortgage Underwriter Officer

                            Kathe Marion-Gallant
                              AVP, Underwriter

                              Peter C. O'Brien
                             AVP, Underwriter

                              Deborah F. Preble
                               AVP, Controller

                                 Diane Rimm
                    AVP, Operations Manager, Cornerstone

                               Sandy Salsbury
                         AVP, Human Resource Officer

                              Susan A. Saunders
                         AVP, Bank Services Officer

                              Stephen L. Tobey
                            AVP, Security Officer

                              Tina Torres-York
                          AVP, Relationship Manager

                                Charlie Ault
                        Business Development Officer

                                Linda Carter
                          Deposit Services Officer

                               Patricia Ellis
                             Assistant Treasurer

                               Ronald Hamilton
                            Financial Consultant

                                 Sylvia Joy
                                Trust Officer

                               Vicki Leathers
                            Relationship Manager

                              Jeannie Merchant
                              Marketing Officer

                               Cynthia Pinkham
                           Teller Services Officer

                               Rhonda Reardon
                           Assistant Trust Officer

                               Annette Russell
                         Financial Planning Officer

                                Nancy Schultz
                            Financial Consultant

                                Scott Shields
                         Financial Planning Officer

                                Brenda Strout
                                Trust Officer

                              Chuck Yestramski
                      Network Administrator Specialist

                         UNION TRUST COMPANY OFFICES

                                 Bar Harbor
                            Christopher H. Keefe
                 Vice President, Senior Relationship Manager

                                   Belfast
                               Pamela Dalfonso
                            Relationship Manager

                                  Blue Hill
                              Pamela G. Fowler
                          VP, Relationship Manager
                               Dianne Thompson
                          Assistant Branch Manager

                                   Castine
                              Pamela G. Fowler
                          VP, Relationship Manager

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

                                  Milbridge
                              James E. Haskell
                          AVP, Relationship Manager

                                  Rockland
                                 Jane Dagley
                          AVP, Relationship Manager

                                 Somesville
                              Andrea G. Leonard
                    Vice President, Relationship Manager

                                 Stonington
                           Harry R. Vickerson III
                          AVP, Relationship Manager

                                  Waldoboro
                                April Murray
                               Branch Manager

                        UNION TRUST COMPANY PERSONNEL

                               Allen, Deborah
                               Allen, Tabatha
                                Austin, Lois
                               Batson, Harold
                                 Bayrd, Rona
                                Beal, Jessica
                                Bell, Janice
                              Bonville, Melissa
                                Bragg, Randy
                                Brooks, Wendy
                               Carter, Glendon
                               Carter, Khristy
                                Carver, Lisa
                              Chatto, Elizabeth
                               Clark, Kirsten
                                 Clay, Dawn
                                Cole, Richard
                               Colson, Sylvia
                                 Cook, Diana
                             Craveiro, Christina
                             Cunningham, Sylvia
                               Curtis, Kristen
                               Davis, Rachael
                                Davis, Sharon
                                Day, Francis
                              Dillon, Patricia
                              Douglass, Joanne
                               Duffy, Tracy
                              Durling, Colleen
                              Edgecomb, Deborah
                                Emery, Sherry
                               Faulkner, Kathy
                               Fernald, Joanna
                                 Foss, John
                                Gaul, Judith
                              Gimpel, Elizabeth
                                Gokey, Tammy
                               Grant, Victoria
                                Gray, Shelley
                               Grindle, Eugene
                                 Hall, Maria
                                Handy, Louise
                               Hebert, Judith
                               Hennigan, Robin
                               Hills, Darlene
                              Hinckley, Melissa
                                Hustus, Gayle
                              Hutchins, Rebecca

                             Hutchinson, Elwell
                                Jewell, Beth
                               Johnson, Mindy
                               Kalloch, Debra
                               Kaspala, Tammy
                                Kelley, Cindy
                               Kimball, Brandi
                               Leonard, Kathy
                                Libby, Gretta
                                Look, Cheryl
                                 Look, Lisa
                             MacLaughlin, Wendy
                               Marshall, Carol
                              Martin, Michelle
                            McCormick, Bernadette
                               McHenan, Regina
                             Merchant, Michelle
                              Merritt, Caroline
                               Merritt, Jared
                            Otis-Anderson, Sandra
                                Ottman, Bruce
                                 Owen, Doris
                             Philbrook, Michelle
                               Phillips, Jamie
                                Pineo, Muriel
                              Podlubny, Helene
                              Podraza, Kathleen
                                Reese, Nancy
                            Richardson, Candice
                                 Ring, Wanda
                               Salisbury, Jane
                              Sargent, Lucinda
                               Sargent, Tammy
                                Sawyer, Cara
                                Sawyer, Donna
                                Scott, Marsha
                              Shields, Valerie
                               Silverman, Mary
                               Simpson, Adele
                               Sinford, Nicole
                             Spaulding, Virginia
                               Spear, Annette
                               Sprague, Donna
                               Sproul, Bonnie
                                Sprowl, Kelly
                                Starr, Alana
                               Storer, Jessica
                                Swett, Andrea
                               Tracy, Deborah
                              Treadwell, Mattie
                               Tucker, Nancy
                               Tyler, Kimberly
                                Vittum, Julie
                               Wallace, Jayne
                              Willey, Christina
                               Wilson, Jessica
                              Wilson, Stephanie
                              Woodward, Cheryl
                               Worster, Nancy
                              Youngblood, Mary

Union Trust Company is committed to offering equal opportunity in regard to employment, training, benefits, salary administration and promotional opportunities to all employees, regardless of race, color, religion, sex, age or national origin. The Bank has implemented an Affirmative Action Plan.

Upon written request, the Company will provide, without charge, a copy of its 2002 Annual Report on SEC Form 10K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission. Interested persons should write to:

Sally J. Hutchins, Senior Vice President
Union Bankshares Company
P.O. Box 479
Ellsworth, Maine 04605


Insert photos of Belfast Branch
BRANCHING OUT
Construction began in 2002 on the new Belfast branch location. The new location at 17 Belmont Avenue will bring higher levels of customer convenience with scheduled Saturday hours beginning in April 2003.


Insert photo of Camden Branch
SERVICING FINANCIAL SERVICES NEEDS IN CAMDEN
A new Financial Services Center was opened at 75 Elm Street in Camden during 2002. The office offers a full array of advisory services staffed with a Cornerstone Financial Consultant and a Trust Administrator.