Form 10-K, Exhibit 13
period 2003-12-31
UNION BANKSHARES CO/ME
filed 2004-03-30
CIK 745083

Exhibit 13

                          UNION BANKSHARES COMPANY

                             2003 ANNUAL REPORT


True success is measured by the well-being of every woman, child and man in the community. On the most basic level, we all need health, dependable work and family support, not only to make ends meet, but to realize bigger dreams.

                                 Dedication

                                In Memory of:

                              Alfred S. Martin

At Union Trust, community has always been as important to us as the bottom line. Last year, 180 employees from all service areas gave over 11,000 hours of their time, volunteering in more that 200 charitable organizations. Organizations like Make A Wish Foundation's Walk for Wishes/Dash for Dreams - where the Hancock county walk raised the most funds statewide. Or Habitat for Humanity, where our employees gave 200 hours in the name of low-cost housing. Or the National Teach Children to Save Day to promote literacy in our schools, which saw 13 of our staff members speaking to classrooms about topics like saving versus spending.

We encourage our employees to give by giving them time off during work, if that's what the job demands, but we never had a formal volunteer policy and we never insisted. We're lucky that way. We have people who care deeply about their communities and are willing to put brain and muscle behind their convictions.

We bowl with Big Brothers/Big Sisters; we walk for Cancer and the March of Dimes; we hammer and paint for Habitat for Humanity; we educate potential non-profit board members through The Board Network; we reward the extraordinary. Our 2004 America's Promise Volunteer of the Year was Charlie Ault of Damariscotta, for his exemplary work with kids.

Union Trust has been a bank for over 116 years. We do business with virtually every segment of our society from Down East in Machias to the Damariscotta area in the Mid-Coast. We provide loans, deposit services, investment advice, financial support and - perhaps most important, our time and energy. We work with nonprofit agencies, customers, and contractors to help make owning a home a reality. We fund job-creating projects and partner with agencies to ensure that business owners get the resources they need to succeed. Entrepreneur Magazine repeatedly named us one of the top small business-friendly banks in Maine.

Working year after year with the people in our communities, we are making a difference. You can follow our financial growth and stability in the numbers throughout this annual report, but how do you measure the success of volunteering? Through personal stories. One man, one woman and one child begin to tell us how communities can become a little easier, a little richer - one life at a time.

Insert four photos - Friends of Acadia Roadside Pick-up, Habitat for Humanity, Bowl for Kids Sake and Down East AIDS Network Walk

DYLAN BERNAQUER

Insert photo of Dylan Bernaquer

Bree Sargent was a single mom with a child care problem. To keep her job at Jackson Lab and support her family, she had to take her son Dylan and her infant Damon to separate care facilities in opposite directions. She drove from Gouldsboro to Milbridge to Ellsworth to Bar Harbor and back, every workday. Child and Family Opportunities (CFO) is one of the few centers that take care of babies. When they called Bree with two openings, she quit worrying. Now she spends more time with her boys and when they need special care, the CFO staff comes through. "Seeing my boys smiling faces when I drop them off in the morning and pick them up in the afternoon is enough for me to know that they are well cared for and happy."

Insert photo of Bree Sargent, Damon and Dylan Bernaquer

Child & Family Opportunities has airy classrooms, windows stretching from floor to ceiling, outdoor play areas that make you want to be a kid again and trained professionals who obviously love what they do. Executive Director Jeanie Mills sums it up. "This building is about children. The administrative staff lines up to rock babies over their lunch hour."

What helps parents, helps local businesses. According to Mills, "Employers complained they couldn't hire or keep good employees because child care options were too few here." She says businesses are less likely to settle in an area where basic human needs aren't being met.

Insert photo of CFO staff member Tammy Walker rocking Damon Bernaquer.

Union Trust knew there was a need, in fact the bank experienced it first hand. "We employ a lot of young parents who benefit from the good care their children receive," said John Lynch, Executive VP. "Many couldn't work without it. Lending financial support helped the community, yes, but it also helped us."

The bank helped fund the creation of the new child care center, which in turn created 14 new jobs. But child care is only part of the CFO picture. They respond personally to the unique needs of parents and individual caregivers. They provide financial assistance, training and classes. They make sure children are served healthy meals and pay close attention to special food and allergy concerns. They have a lending library and put out a newsletter loaded with current events. Dylan, however, doesn't care about all that. He just likes the slide.

Coastal Enterprises, Inc. started as a community development corporation with roots in the civil rights struggle. Today they have more than 4,000 corporations in the form of community development banks, credit unions and micro funds. Their focus is bridging that capital gap to get things cooking for cottage industries, small farms, child care centers and other micro businesses. They also give technical assistance in everything from writing business plans to designing web sites. But their focus has always been on entrepreneurs - their values, integrity, ideas, experience. And above all, they listen for passion in a project.

Their mission statement reads: to help people and communities, particularly those with low incomes, reach an adequate and equitable standard of living, working and learning in harmony with the natural environment.

Union Trust shared their sentiments. The bank was looking for aggressive ways of supporting new business ventures and partnering with projects to boost local employment. Coastal Ventures II Fund represented a viable means of delivering capital dollars to businesses in need or, in the case of Maine Cat, businesses with the enviable problem of too much success.

Insert photo of CEI representatives Dawn Shillings and Nat Henshaw meeting with Union Trust Company officers to discuss support for new business ventures.

DICK VERMEULEN

Insert photo of Dick Vermeulen

Detail is everything to Maine Cat. Owner Dick Vermeulen works with fifteen of the state's most talented craftsmen to build catamarans of such timeless quality, the process is regarded as a dying art. To deliver his first four orders, he relied on Union Trust. The world responded, orders mounted, Maine Cat needed more room. Vermeulen found the perfect location - a spot on the Bremen waterfront. Putting up a building? No small financial venture. "Union Trust and CEI made it happen. More than a financial partner, the bank's been a friend. I respect the business sense of Christina Torres-York from the Waldoboro branch." Maine Cat got their building, they're finishing up order #56, they're talking to Union Trust. Seems they need more room...

PAT JORDAN

Insert photo of Pat Jordan

Seven years ago, thanks to an annual mammography, Pat Jordan learned she had breast cancer. "It was difficult to comprehend I had the "Big C." With help, she coped, but in 2001 cancer was found in her other breast. "Thankfully, it wasn't invasive. I take daily medication, keep busy, keep a positive outlook, but my priorities definitely changed. I feel a bond with other women who have this. I call, send notes, I fundraise." The American Cancer Society of North Eastern Maine gave Pat a "Courage Award" in 2002. "I'm grateful for the MCMH Breast Clinic and for the support of Union Trust. And by the way, the Gala's fun, too."

The Celebrity Chef's Gala has raised over $300,000 for the Maine Coast Memorial Hospital's Breast and Osteoporosis Center. Securing operational funds was a challenge, and to offer women the best care, they needed the latest technology. They also needed a positive link with the community at large. What better way than four-star food, live music and dancing? And what if local chefs could show off their culinary prowess? The wheels began to turn.

Rich Malaby, owner of The Crocker House Inn, has chaired the Gala for the past ten years. He joined forces with the bank's Rebecca Sargent, Sr. Vice President of Financial Services, and Union Trust became the major sponsor. Rebecca recruited hands-on help from bank volunteers who decorated, set up tables, made props, cleaned - you name it. And Malaby got so involved with the needs of the hospital, he is now vice-chairman of the board. The Gala has been successful on two important fronts: providing crucial financial assistance for the hospital, and bringing the community closer together through a shared goal.

And every year, there are more dancing feet, more sumptuous tables, more funds pouring directly into the Breast and Osteoporosis Center so that stories with good endings, like Pat Jordan's, can be the rule rather than the exception.

Insert photo - Paul Marcosian, Sullivan Harbor Smokehouse chef and smoker, and Rich Malaby taste testing the wine.

Dear Shareholder,

Last year would best be characterized as one of reorganizing, repositioning, and rebuilding. The nature of the banking business in Maine is distinguished by strong competitive pressures, slow economic growth and a high cost of doing business. This puts a premium on strategic planning, attracting and retaining high quality staff and making the right decisions
about resource allocation.   Coastal Maine is more fortunate than other
areas of the state. The counties covered by the Bank are among the fastest growing, not only in terms of population, but also as measured by other indicators such as personal income. The combination of these and other factors puts our focus on key areas that present the best opportunities for future growth.

                               Reorganization

At the end of 2003 we announced a management reorganization aimed at targeting our efforts more effectively on key growth opportunities. Two banking regions were established, one encompassing Hancock and Washington Counties, the other Knox, Lincoln and Waldo Counties. A senior regional manager was appointed for each region. This structure puts the decision-making closer to the customer and recognizes the reality that Mid-Coast and Down East Maine, while geographically proximate, are very different markets with unique challenges.

John Lynch, who has been responsible for business development throughout the Bank during his career with Union Trust Company, continues to be responsible for the Down East Region of Hancock and Washington Counties. John is well-known and respected in the market and brings a depth of knowledge and experience to bear on the challenges ahead. We were fortunate in attracting Kent Winters as Mid-Coast Regional Manager responsible for Knox, Lincoln and Waldo Counties. Kent has a long history with Maine banks, having worked at Depositors Trust, Maine Savings and Key Bank, where, among other things, he was President and CEO of Key Bank New Hampshire.

Our third major business focus is in the Financial Services area. Financial Services includes brokerage, insurance, retirement, employee benefits, investments, personal trust and financial planning services to individuals, businesses, municipalities and non-profit organizations. Rebecca Sargent continues to bring a strong skill set to the job of managing this business across our whole territory. Financial Services has been a growth area for us for the past six years, and we see continued opportunities there in the future.

Another component of the reorganization was the consolidation of bank operations, mortgage services, branch administration, training and development and human resources under one senior manager. Peter Greene has expanded his roll as Senior Vice President of Bank Services and assumed the new position of Chief Administrative Officer. Peter's years of experience and management skills will enhance support for all business lines through greater efficiency and operational effectiveness.

This reorganization allows us to focus on growing our two banking regions and our financial service business. Everything we do internally will support both efforts.

In keeping with the changing nature of our business and regulatory environment, as well as a desire to improve Board interaction and efficiency and effectiveness, the Board of Directors went through some significant changes this year. Their corporate governance role was enhanced. We created a separate Corporate Governance and a Compensation Committees of the Board which, in addition to the Audit Committee, are comprised solely of independent Directors. The Corporate Governance Committee also acts as the Nominating Committee for the Board and oversees our succession planning efforts. For the past two years, the Audit Committee - in response to changing regulatory requirements - established a practice of meeting regularly with our outside auditors.

The Board also approved a set of Corporate Governance Principles, a Code of Ethics for Bank Officers, and a Code of Ethics for the Board. In addition to the committee restructuring, members of the Board are attending seminars and conferences covering numerous areas of banking, as well as Board practices and procedures. Your Board is organized, informed, educated and cares deeply about the future of Union Trust Company.

                             Repositioning

As you know, several years ago we made a strategic decision to move down the coast and establish a significant presence in the Mid-Coast region. This has worked out well for us, and the recent reorganization and staffing moves should bolster our position there. We cannot, however, be all things to all people, and are constantly looking to prioritize our efforts.

As part of providing better focus to our company, we reviewed several business lines and made key decisions involving outsourcing, selling or consolidation. In the case of our merchant card processing, we have outsourced our business to Primax and expect not only to realize savings but, more importantly, to be able to provide a better product at a better price to our customers. The same competitive pressures drove us to sell our credit card portfolio. This is a business of scale, and we were not in a position to compete with the large monoline card companies. The third step we took was to consolidate our Jefferson Branch operations into the Waldoboro Branch. All these moves allow us to focus our resources where the growth potential is better.

                                 Rebuilding

We took several steps in rebuilding the capabilities of the organization. First, we literally built a new branch to replace our old Belfast office, moving into our new and better location on Route 3 last April. This facility gives us more visibility, more room and, we believe, has contributed to our significant growth in loans and deposits. We also invested in people this year by adding two key positions to our corporate structure. We strengthened our financial capabilities with the hiring of Tim Maynard as CFO and our credit culture with the addition of Michael J. Marino as Chief of Credit Administration.

We believe that all of these steps place us in a strong, competitive position and provide for a stronger Board and management team. We are in some of the best markets in Maine but also some of the most competitive. However, we believe that by recruiting the strongest board, management and staff, we can and will succeed in delivering better value for you, our Shareholder.

We thank you for your continued support.

Sincerely,

/s/ John V. Sawyer II                  /s/ Peter A. Blyberg

John V. Sawyer, II                     Peter A. Blyberg
Chairman of the Board                  President and Chief Executive
Officer

                      FIVE-YEAR SUMMARY (000'S OMITTED)


                                       2003         2002         2001         2000         1999
-------------------------------------------------------------------------------------------------

Deposits                             $298,454     $275,765     $267,907     $245,581     $192,848
Loans, gross                          286,408      226,286      211,615      205,019      127,623
Securities                            138,155      109,569      102,970      109,958      107,509
Shareholders' equity                 **39,210     **36,394     **33,606     **31,586     **29,771
Total assets                          464,194      381,029      362,003      348,242      257,850
Net earnings                            4,278        4,315        3,226        3,000        3,355
Earnings per share                       7.46         7.49         5.59         5.19         5.80


EQUITY RATIOS

Total equity expressed as a percentage of average:

                                     **2003       **2002       **2001       **2000       **1999
-----------------------------------------------------------------------------------------------


Deposits                             13.8%        13.4%        13.1%        14.4%        15.6%
Loans                                15.3%        16.6%        16.1%        19.0%        25.0%
Total assets                          9.8%         9.8%         9.3%        10.4%        11.7%
Earning assets                       10.7%        10.9%        10.3%        11.4%        12.7%


OTHER FINANCIAL HIGHLIGHTS

                                     2003         2002         2001         2000         1999
-----------------------------------------------------------------------------------------------

Return on average
 shareholders' equity**              11.3%        12.3%        9.9%         9.5%         11.7%
Return on average assets              1.1%         1.2%        0.9%         1.0%          1.3%
Return on average earning assets      1.2%         1.3%        1.0%         1.1%          1.4%

** Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of $1,542,454, $2,250,696, $530,290,
      $(466,522) and $(2,128,324) at December 31, 2003, 2002, 2001, 2000
      and 1999, respectively, and minimum pension liability adjustment, net of deferred taxes, of $(326,168) at December 31, 2002.

</TABLE

Insert the following 5 year bar charts:

                                TOTAL ASSETS
                               (IN THOUSANDS)


1999          257,850
2000          348,242
2001          362,003
2002          381,029
2003          464,194

                             EARNINGS PER SHARE
                                (IN DOLLARS)


1999          5.80
2000          5.19
2001          5.59
2002          7.49
2003          7.46

                                 NET INCOME
                               (IN THOUSANDS)


1999          3,355
2000          3,000
2001          3,226
2002          4,315
2003          4,278

                            BOOK VALUE PER SHARE
                                (IN DOLLARS)


1999          51.50
2000          54.67
2001          58.19
2002          63.21
2003          68.38

                            SHAREHOLDERS' EQUITY
                               (IN THOUSANDS)


1999          29,771
2000          31,586
2001          33,606
2002          36,394
2003          39,210

                             DIVIDENDS PER SHARE
                                (IN DOLLARS)


1999          1.92
2000          2.00
2001          2.10
2002          2.20
2003          2.35

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                              December 31, 2003

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

CRITICAL ACCOUNTING POLICIES

Management's discussion and analysis of the Company's financial condition are based on the consolidated financial statements which are prepared in accordance with accounting principles generally accepted in the United States. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis in making judgments about the carrying values of assets that are not readily apparent from other sources. Actual results could differ from the amount derived from management's estimates and assumptions under different assumptions or conditions. See "Summary of Significant Accounting Policies" on page 34 for a more detailed discussion of accounting policies.

Management believes the allowance for loan losses is a critical accounting policy that requires the most significant estimates and assumptions used in the preparation of the consolidated financial statements. The allowance for loan losses is based on management's evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Management believes the allowance for loan losses is a significant estimate, and therefore, regularly evaluates it for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions, and management's estimation of potential losses. The use of different estimates or assumptions could produce different provisions for loan losses.

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

BUSINESS

Union Trust serves the financial needs of individuals, businesses, municipalities and organizations with a full range of consumer, commercial, trust and investment, brokerage, and insurance services. Now in its 116th year, Union Trust is committed to providing outstanding personalized service while maintaining and expanding its position as one of Maine's preeminent community banks.

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

Union Trust Company supports the people and communities it serves by contributing to programs that address human needs within the community. It also supports the volunteerism of the Bank's employees, directors, and retirees. Reinvesting local money locally builds strong communities. Through these programs, Union Trust is able to give back to the community it serves. During 2003, our employees contributed over 11,000 hours of volunteer time to over 200 organizations.

As customer service expectations increase, Union Trust will continue to anticipate customers' needs and pursue the appropriate strategic initiatives that will add value to our customer relationships.

REVIEW OF FINANCIAL STATEMENTS

The following discussion and analysis focus on the factors affecting the Company's financial condition at December 31, 2003 and 2002, and the financial results of operations during 2003, 2002 and 2001. The consolidated financial statements and related notes beginning on page 29 of this report should be read in conjunction with this review.

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

NET INCOME

The Company reported net income in 2003 of $4,278,295, a decrease of $36,845 or 0.9% over 2002, as compared to an increase of $1,088,968 or 33.8% for 2002 and an increase of $225,679 or 7.5% for 2001.

The following table summarizes the status of the Company's earnings and performance for the periods stated.


                                                    December 31

                                             2003       2002      2001
                                             ----       ----      ----

Earnings per share                          $ 7.46     $ 7.49     $5.59
Return on average shareholders' equity*      11.30%     12.30%     9.90%
Return on average assets                      1.10%      1.20%     0.90%
Return on average earning assets              1.20%      1.30%     1.00%

* Excluding net unrealized gain (loss) net of deferred taxes on available for sale securities of $1,542,454, $2,250,696 and $530,290 at December 31, 2003, 2002 and 2001, respectively, and minimum pension liability adjustment, net of deferred taxes, of $(326,168) at December 31, 2002.

The decrease in net income for the twelve months ending December 31, 2003 versus the same period in 2002 was primarily due to an increase in noninterest expenses of $379,285 or 2.8%, primarily due to salary and benefit increases, offset by an increase in net interest income of $129,932 and an increase in noninterest income of $292,508, primarily due to loan and financial service fees.

NET INTEREST INCOME

Net interest income continues to be the most significant determinant of the Company's earnings performance. Net interest income, when expressed as a percentage of average assets, is referred to as net interest margin. Management of interest rate risk has become paramount in ensuring the Company's continued profitability. Changes in net interest income are the results of interest rate movements, changes in the balance sheet mix of earning assets and interest bearing liabilities, and changes in the level of nonearning assets and liabilities. During 2003, a sustained low interest rate environment resulted in lower interest income and expense offset in part by overall loan growth.

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

         AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
                           (Dollars In Thousands)
                         (On a Tax Equivalent Basis)


                                                   2003                           2002                           2001
                                       -----------------------------  -----------------------------  -----------------------------
                                       Average    Interest    Yield/  Average    Interest    Yield/  Average    Interest    Yield/
                                       Balance   Earned/Paid   Rate   Balance   Earned/Paid   Rate   Balance   Earned/Paid   Rate

ASSETS
------
INTEREST EARNING ASSETS:
  Securities available for sale        $115,905    $ 4,920    4.24%   $106,587    $ 5,278    4.95%   $ 95,873    $ 5,992    6.25%
  Securities held to maturity             3,049        235    7.71       3,533        267    7.56       3,722        282    7.58
  Federal funds sold                        981         14    1.43       5,711         96    1.68       5,989        168    2.81
  Loans, net                            246,581     15,404    6.25     218,479     15,984    7.32     207,099     17,560    8.48
                                       --------    -------    ----    --------    -------    ----    --------    -------    ----
Total interest earning assets           366,516    $20,573    5.61     334,310    $21,625    6.47     312,683    $24,002    7.68
                                                   =======    ====                =======    ====                =======    ====
Other nonearning assets                  32,916                         32,706                         30,111
                                       --------                       --------                       --------
                                       $399,432                       $367,016                       $342,794
                                       ========                       ========                       ========

LIABILITIES
-----------
INTEREST BEARING LIABILITIES:
  Savings deposits                     $161,953    $   485    0.30%   $148,245    $   786    0.53%   $120,127    $ 1,311    1.09%
  Time deposits                         100,803      2,416    2.40      99,666      3,092    3.10     108,781      5,380    4.95
  Money market accounts                  22,465        406    1.81      19,810        677    3.42      25,951        834    3.21
  Borrowings                             61,491      2,655    4.32      53,474      2,529    4.73      46,025      2,882    6.26
                                       --------    -------    ----    --------    -------    ----    --------    -------    ----
Total interest bearing liabilities      346,712    $ 5,962    1.72     321,195    $ 7,084    2.21     300,884    $10,407    3.46
                                                   =======    ====                =======    ====                =======    ====
Other noninterest bearing liabilities
 & shareholders' equity                  52,720                         45,821                         41,910
                                       --------                       --------                       --------
                                       $399,432                       $367,016                       $342,794
                                       ========                       ========                       ========

Net interest income                                $14,611                        $14,541                        $13,595

Net interest rate spread                                      3.89                           4.26                           4.22

Net interest margin                                           3.99                           4.35                           4.35

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

             ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE
            For the years ended December 31, 2003, 2002 and 2001
                               (In Thousands)


                                            Year Ended December 31, 2003 vs. 2002
                                            Increase (Decrease) Due to Change In

                                       Volume       Rate       Rate/Volume      Total
                                       ------       ----       -----------      -----

INTEREST EARNING ASSETS
-----------------------
  Securities available for sale        $  459     $  (401)      $  (400)       $  (342)
  Securities held to maturity             (36)         37           (23)           (22)
  Federal funds sold                      (80)         63           (65)           (82)
  Loans, net                            2,065      (1,749)         (862)          (546)
                                       ------     -------       -------        -------
Total interest earning assets           2,408      (2,050)       (1,350)          (992)
                                       ------     -------       -------        -------

INTEREST BEARING LIABILITIES
----------------------------
  Savings deposits                         19         (11)         (309)          (301)
  Time deposits                            33         (24)         (685)          (676)
  Money market accounts                    91        (158)         (204)          (271)
  Borrowed funds                          380        (344)           90            126
                                       ------     -------       -------        -------
Total interest bearing liabilities        523        (537)       (1,108)        (1,122)
                                       ------     -------       -------        -------
Net change in net interest income      $1,885     $(1,513)      $  (242)       $   130
                                       ======     =======       =======        =======


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
                                       ======     =======       =======        =======

Net interest income increased $129,932 or 0.9% to $14,135,492 in 2003 from $14,005,560 in 2002. Interest income on total earning assets decreased $991,804 in 2003 from 2002. Interest income on loans decreased $546,000 in 2003 from 2002 primarily due to a decrease in average loan rates from 7.32% to 6.25% offset in part by an increase in average loans outstanding of $28,102,000. Interest expense on interest bearing liabilities decreased $1,121,736 in 2003 from 2002, as a result of a $1,247,081 decrease in interest expense on deposits offset by an increase of $125,345 in interest expense on other borrowings. The decrease in interest expense was due primarily to a combination of a decrease in the average rate paid on deposits from 1.70% in 2002 to 1.20% in 2003 offset in part by a $17,500,000 increase in average deposits. The decrease in interest expense on borrowings was due primarily to a decrease in the overall interest rates on borrowings from 4.73% in 2002 to 4.32% in 2003, offset in part, by an increase in average balances of $8,017,000 of FHLB advances outstanding and repurchase agreements during 2003.

Net interest income increased $920,737 or 7.0% to $14,005,559 in 2002 from $13,084,832 in 2001. This increase was primarily due to increases in average earning assets offset in part by a decrease in the yield of those assets. Interest expense on interest bearing liabilities decreased $3,322,807 in 2002 from 2001 primarily due to a decrease in the average rate paid on deposits and borrowings.

During 2001, net interest income increased by $1,908,394 or 17.1%.   This
increase was primarily due to increases in average earning assets of $57,275,000 and a decrease in the average rate earned from those assets of 7.68% in 2001 from 8.22% in 2000.

During 2003, the Federal Reserve decreased the Prime Rate by a total of 25 basis points. The average yield on a tax equivalent basis on interest earning assets decreased 86 basis points to 5.61% for the year ended December 31, 2003 from 6.47% for the year ended December 31, 2002, while the average cost of interest-bearing liabilities decreased 49 basis points to 1.72% for the year ended December 31, 2003 from 2.21% for the year ended December 31, 2002. As a result, the interest rate spread decreased by 36 basis points to 3.90% for the year ended December 31, 2003 from 4.26% for the year ended December 31, 2002.

The average balances of nonaccrual loans can also affect the average yield on all outstanding loans. Non-accrual loans as of December 31, 2003 were $1,387,310 and lowered the average yield on loans by 4 basis points for 2003. As of December 31, 2002, nonaccrual loans were $1,472,870. The average yield on loans was lowered by 5 basis points for 2002. The balance on nonaccrual loans in 2001 was $1,823,000, and the average yield on loans was lowered by 16 basis points.

PROVISION FOR LOAN LOSSES

The Company maintains an allowance for possible loan losses through a provision that is charged to income. The process of evaluating the adequacy of the allowance for loan losses involves a high degree of management judgment, based in part on systematic methods. These methods, which are generally quantitative measures, are employed, not so the allowance will be the result of routine mathematical exercise, but to help ensure that all relevant matters affecting loan collectability will be
consistently identified.   Such methods at December 31, 2003 included a
loan-by-loan analysis of all impaired loans and loans under close monitoring by management for potential problems, a risk rating analysis for all commercial and commercial real estate loans and a quantitative analysis of residential real estate and consumer loans. Other factors included in the evaluation of the adequacy of the allowance for loan losses involve overall loan growth; the character and mix of the loan portfolio; current trends in nonperforming loans, delinquent loans and net charge-offs; new loan origination; local economic conditions; regulatory changes and other quality considerations.

The Company has a semi-annual independent loan review program that supports the Company's lending strategies, monitors compliance with established loan policies and procedures and identifies credit trends. The review included all criticized and classified assets over $100,000, all loans delinquent over 30 days and over $100,000, new (closed) and renewed loans over $100,000, a sampling of remaining commercial loans as well as the adequacy of the loan loss reserve.

Although management utilized its best judgment in providing for possible losses, there can be no assurance that the Company will not have to increase its provision for possible loan losses in the future as a result of increased loan demand in the Company's primary market areas, future increases in non-performing assets or otherwise that would adversely affect the Company's results of operations.

For the year ended December 31, 2003, the Company increased the allowance for loan losses through a $420,000 provision for loan losses, compared to $360,000 in 2002 and $300,000 in 2001. The Company believes that the current allowance for loan losses accurately reflects the level of risk in the loan portfolio. The most significant trend influencing the level of the allowance over the last five years is growth in the real estate and construction loan portfolio, that has risen from $88.0 million at the end of 1999 to $241.8 million at December 31, 2003. The Company believes that, despite using prudent underwriting standards, and that the historical loss experience appears low relative to the level of the allowance, overall loan growth, entering into a new market area and current economic conditions has warranted the current level of the allowance.

The following table sets forth information concerning the allocation of the Company's allowance for loan losses by category:

                          Allowance for Loan Losses
                          -------------------------


                                                             December 31,
                           --------------------------------------------------------------------------------
                                     2003                        2002                        2001
                           ------------------------    ------------------------    ------------------------
                                     % of Loans in               % of Loans in               % of Loans in
                                     Each Category               Each Category               Each Category
     Loan Category         Amount    to Total Loans    Amount    to Total Loans    Amount    to Total Loans
     -------------         ------    --------------    ------    --------------    ------    --------------
Commercial                 $1,386         20.8%        $1,142         25.4%        $1,081         31.7%
Residential Real Estate     1,247         65.3            641         57.6          1,289         60.9
Municipal                       0          1.1              0          4.3             31          1.5
Installment                   287          9.3            247          9.0             96          4.5
Visa                            1          0.0             67          0.6             14          0.7
Reserve Checking               25          0.1             36          0.2              5          0.2
Identified                    824          3.4            552          2.9            295          0.5
Contingent Liabilities        456          0.0            653          0.0            323          0.0
Unallocated                   113          0.0            341          0.0            319          0.0
                           ------        -----         ------        -----         ------        -----
Totals                     $4,339        100.0%        $3,679        100.0%        $3,453        100.0%
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

The following table reflects the quality of the Company's loan portfolio and the emphasis placed upon the management of credit risk:


                                                              December 31,
                                                            2003        2002
                                                            ----        ----
                                                         (Dollars in Thousands)

Nonaccrual loans                                           $1,387      $1,473
Loans past due 90 days and accruing                           360         351
                                                           ------      ------
Total nonperforming assets                                  1,747       1,824

Ratio of total nonperforming loans to capital and the
 allowance for loan losses                                   .040        .046
Ratio of net (recoveries) charge-offs to loans              (.001)       .001
Ratio of allowance for loan losses to loans                  .020        .020
Coverage ratio (allowance for loan losses divided by
 nonperforming assets)                                      2.484       2.017
Ratio of nonperforming assets to total assets                .004        .004
Ratio of nonperforming loans to total loans                  .006        .008

NONINTEREST INCOME

Total noninterest income was $6,166,953, $5,874,445 and $4,906,716 for the years ended December 31, 2003, 2002 and 2001, respectively. The $292,508 or 5.0% increase in noninterest income during 2003 was primarily attributable to a $232,159 or 14.7% increase in financial service income, an increase of $182,079 or 13.9% in loan department income and an increase of $534,706 in net security gains taken in 2003 offset in part by a decrease of $481,638 in VISA income due to the sale of that product. The $967,729 or 19.7% increase in noninterest income during 2002 was primarily attributable to a $300,658 or 23.5% increase in financial services income, an increase of $451,725 or 52.4% in loan department income and an increase of $260,011 or 22.2% in other noninterest income primarily due to fees earned on customer accounts and mortgage servicing income. The $1,267,168 or 34.8% increase during 2001 was primarily due to increases in financial services income, VISA income, and loan department income.

The following table summarizes information relating to the Company's noninterest income:


Year Ended December 31,                                  2003          2002          2001
-----------------------                                  ----          ----          ----

Net security gains                                    $  557,709    $   23,003    $   39,131
Financial services income                              1,812,032     1,579,873     1,279,215
Service income                                           322,548       328,053       303,652
VISA income                                              384,543       866,181       944,025
Loan department income                                 1,496,406     1,314,327       862,602
Income from cash surrender value of life insurance       318,065       330,667       305,761
Other noninterest income                               1,275,650     1,432,341     1,172,330
                                                      ----------    ----------    ----------
Total noninterest income                              $6,166,953    $5,874,445    $4,906,716
                                                      ==========    ==========    ==========

NONINTEREST EXPENSE

Total noninterest expenses, which consist primarily of employee compensation and benefits, occupancy and equipment expenses and other general operating expenses increased $379,285 or 2.8% during 2003, $349,489 or 2.7% during 2002 and $2,747,837 or 26.5% during 2001. The increase in noninterest expenses in 2003 was primarily attributable to a $448,007 increase in salary expense due primarily to additional staff, a $411,354 increase in pension and employee benefits primarily due to significant increases in premium costs and an increase of $57,838 in other professional fees offset, in part, by a decrease in other expenses of $755,498 primarily due to a decrease in VISA expense. Upon adoption of SFAS No. 142, on January 1, 2002, amortized goodwill was discontinued. See note 9 to the consolidated financial statements for a more detailed discussion of the impact of SFAS No. 142 on the Company's financial statements. The increase in noninterest expenses in 2001 was primarily attributable to increased staffing, additional branch facilities, additional equipment expenses and advertising expenses related to the Bank's new market area.

INCOME TAXES

The Company recognized $1,760,000, $1,740,000 and $1,350,000 in income tax expense for the years ended December 31, 2003, 2002 and 2001, respectively. The effective tax rate was 29.1% for 2003, 28.7% for 2002 and 29.5% for 2001. The Company has sufficient refundable taxes paid in available carry back years to fully realize its recorded deferred tax asset of $2,175,091 at December 31, 2003.

FINANCIAL CONDITION

Following is a discussion of the material changes in the Company's financial condition for the periods indicated.


---------------------------------------------------------------------------
CHILD & FAMILY OPPORTUNITIES, INC.

Child & Family Opportunities has grown from its humble beginning of serving a handful of children with the Child and Adult Care Food Program, into an agency providing early care and education for more than 500 children annually in nine communities. Incorporated as Action Opportunities in 1970, the agency was renamed Child and Family Opportunities, Inc. in 1998 to better reflect its services that include Head Start, Early Head Start, child care resource, and referral and subsidy programs.

A new Ellsworth state-of-the-art child care center with administrative offices opened on June 23, 2003. The facility is literally a dream come true with its six child care classrooms, two all-weather playgrounds, full industrial kitchen, administrative wing and high tech conference room. Designed by Stewart Brecher Architects of Bar Harbor, and enhanced with the artwork of Jonesboro resident, Marilyn Dowling, the public's reaction has been tremendous.

Insert photo - CFO staff member Dawn Dow feeding Avery Holbrook with Cole Leeman and Camille Michaud looking on.
---------------------------------------------------------------------------

BALANCE SHEET REVIEW

OVERVIEW

Total assets at December 31, 2003 were $464,193,504, an increase of $83,164,603 or 21.8% from December 31, 2002. The change in assets consisted primarily of a $60,122,019 increase in loans, an increase of $28,586,203 in investment securities, offset in part by a decrease in cash and due from banks and federal funds sold of $1,945,271. Asset growth was supported by an increase of $22,689,069 in deposits and an increase of $58,459,604 in total borrowings.

INVESTMENT SECURITIES

Securities available for sale, which include U.S. Government securities, callable agency bonds, municipals, mortgage backed securities, and certificates of deposit, increased $29,033,136 or 27.3%. During 2003, the Company managed the securities portfolio to continue its significant contribution to net interest income, maximize yields, reduce exposure of continuously callable agencies, manage cash flow, control risk and provide diversification. As of December 31, 2003, the Company had a net unrealized gain of $2,337,049 in this portfolio.

In 2002, securities available for sale increased $6,599,086 or 6.7% due to the Company managing the securities portfolio to continue its significant contribution to net interest income, maximize yields, reduce exposure of continuously callable agencies, manage cash flow, control risk and provide diversification. As of December 31, 2002, the Company had a net unrealized gain of $3,426,704 in this portfolio.

Securities held to maturity, which include in-state municipals, decreased $446,903 or 13.5% in 2003, compared to a $209,973 or 6.0% decrease in 2002.

The changes in the securities portfolio reflect the Company's efforts to meet asset and liability objectives and otherwise manage its liquidity and funding needs within the parameters of the Company's policies. For further discussion, see the Risk Management section, page 24.

LOANS

The Company offers a wide variety of loan products to serve the financial needs of individuals, businesses, municipalities and nonprofit organizations. Total loans (excluding loans held for sale) reached a record high of $288,906,247 during 2003 and, as of December 31, 2003, had increased $60,122,019 or 26.6% over 2002 to $286,407,653, primarily due to an increase in real estate loans as a result of a strategy to retain loans rather than selling loans. As of December 31, 2002, loans increased 6.9% over December 31, 2001.

Real estate mortgage loans, which consist of loans secured by real estate (commercial and residential), increased by $58.9 million or 32.2% in 2003. During 2002, real estate loans increased by $12.7 million or 7.4% from $170.2 million to $182.9 million. With a very low interest rate environment, it has been the Company's asset/liability strategy for 2003 to hold a certain number of 15 and 30 year fixed rate mortgages in its portfolio. The yields on these interest earning assets have been higher


---------------------------------------------------------------------------
Five of the six classrooms are currently operational and fully enrolled as of March 2004 (62 children - 24 infants and toddlers; 38 preschoolers).
The sixth classroom will open later this spring and will be used to support a community need for children needing a specialized child care setting for up to 12 additional children.

The center provides services for Ellsworth and 10 surrounding communities. Area businesses with multiple employees that use the services include Jackson Lab, EBS Building Supply, Gallery Leather, Maine Coast Memorial Hospital, Wal-Mart, and the Ellsworth Public School System. Thirty-six of the agency's ninety employees work in the Ellsworth facility. Fourteen of these employees are in new jobs that were created with the opening of this facility.

Staff and the community utilize the Holt Conference Room, dedicated to founding Board Member, Nicholas Holt, who helped create the agency through his vision more than 30 years ago. Three different college-level courses are held here three nights a week for between 12-20 students. The courses are through Washington County Community College and Maine Roads to Quality, a program of the Muskie Center of USM. In addition, parenting courses, CPR/First Aid training, staff training and development sessions have been held. The video conferencing capabilities in the conference room make it easy to involve parents in agency decision making by linking Hancock County and Washington County parents once a month for a program governance meeting.

CFO is proud to open the doors of this beautiful facility every day for the children and families of the greater Ellsworth area.
---------------------------------------------------------------------------
than yields available in the investment portfolio. The Company also originates fixed rate residential loans for sale to investors in the secondary market and during 2003, volumes reached record highs due to historical low rates.

Commercial loans increased by $4.4 million or 22.5% during 2003 as a result of specific loan growth goals. In 2002, commercial loans decreased by $1.0 million or 4.9%. Commercial loans consist of loans secured by various corporate assets, as well as loans to provide working capital in the form of lines of credit.

Consumer loans decreased by $824 thousand or 4.5% in 2003. In 2002, consumer loans increased by $536 thousand or 3.0%. Consumer loans include credit card, overdraft protection, automobile, boat, recreation vehicle, mobile home and personal loans. During 2003, the Bank sold its credit card portfolio as part of its effort to provide better focus of its business lines.

Municipal loans decreased $2.3 million or 41.2% in 2003. In 2002, municipal loans increased by $2.5 million or 80.7%.

Loan mix and growth trends, as of December 31, 2003, are illustrated in the graphs below:

                           INSERT 5 YEAR BAR CHART
                             LOAN GROWTH TRENDS
                                (IN MILLIONS)


1999          127.6
2000          205.0
2001          211.6
2002          226.2
2003          286.4

                              INSERT PIE CHART
                                  LOAN MIX


Consumer R/E         65.8%
Commerical R/E       18.6%
Commerical Loans      8.3%
Municipal Loans       1.1%
Consumer Loans        3.3%
Home Equities         2.8%

DEPOSITS

Deposits represent the Company's primary source of funds for lending, investing and are a general source of liquidity for the Bank. In 2003, total deposits increased $22.7 million or 8.2% over 2002, ending the year at $298,453,763. The Company experienced growth in 2003 with savings accounts increasing 16.4%, and demand deposit accounts increasing 19.0%, offset in part by a decrease in time deposits of 1.2%. The Company offers a wide array of deposit products in its market area, including checking accounts, money market accounts, savings accounts, certificates of deposit and retirement savings plans. In 2002, total deposits increased by $7.9 million or 2.9%. The total deposit increase in 2003 of $22.7 million versus the 2002 increase of $7.9 million was up primarily due to the low interest rate environment and the ability to attract and maintain deposit balances.

In the Bank's market area, the banking business is somewhat seasonal due to an influx of tourist and seasonal residents returning to the area each spring and summer. As a result, deposits fluctuate from a relative high point in mid October to a low point in June. This deposit fluctuation is predictable and does not have a material adverse effect on the Bank.

Deposit mix and growth trends, as of December 31, 2003, are illustrated in the graphs below:

                           INSERT 5 YEAR BAR CHART
                            DEPOSIT GROWTH TRENDS
                                (IN MILLIONS)


1999          192.8
2000          245.6
2001          267.9
2002          275.8
2003          298.5

                              INSERT PIE CHART
                                 DEPOSIT MIX


Personal DDA                  3.7%
Business DDA                 10.1%
Savings                      18.6%
Personal Nows                15.3%
Business Nows                 6.7%
Money Markets                12.9%
Certificates of Deposits     32.8%

BORROWINGS

Borrowings supplement deposits as a source of funds for the Company. In addition to borrowing from the Federal Home Loan Bank (FHLB), the Company uses securities sold under agreements to repurchase accounts to provide additional liquidity. Total borrowings as of December 31, 2003 were $117,483,064, an increase of $58,459,604. In 2002, total borrowings increased $4,930,421 over 2001.

SHAREHOLDERS' EQUITY AND CAPITAL RESOURCES

The Federal Reserve Board's capital requirement generally calls for an 8% total capital ratio, of which 3% must be comprised of Tier I capital. Risk based capital ratios are calculated by weighting assets and off balance sheet instruments according to the relative credit risk. As of December 31, 2003, the Company's Tier I ratio of 12.7% far exceeds the Federal Reserve Board's guidelines.

During 2003, total shareholders' equity increased $3,142,309, excluding a net unrealized gain on available for sale securities of $1,542,454, primarily as a result of net income of $4,278,295, offset by dividends declared of $1,345,882.

Total shareholders' equity, excluding a net unrealized loss on available for sale securities of $2,250,696, increased $2,787,803 in 2002, primarily as the result of net income of $4,315,140 offset by dividends declared of $1,266,114.

The dividend payouts for 2003, 2002 and 2001 were 31.5%, 29.3% and 37.6% of net income, respectively.

MARKET FOR COMMON STOCK

There are significant regulatory limitations on the Company's ability to pay dividends depending on the dividends it receives from its subsidiary, the Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements, and the overall health of the institution. See note 15 to the notes to consolidated financial statements on page 46.

Union Bankshares Company common stock, $12.50 par value, is not listed on any national exchange, nor is it actively traded. Since the Company is not aware of all trades, the market price is established by determining what a willing buyer will pay a willing seller. Based upon the trades that the Company had knowledge of (per quotes from local brokerages), high and low bids for each quarter for 2003 and 2002 are listed in the following table.


           1st Quarter         2nd Quarter         3rd Quarter         4th Quarter
           -----------         -----------         -----------         -----------

2003    $84.00 to $84.00    $82.00 to $87.00    $84.00 to $87.00    $84.00 to $89.50
2002    $63.00 to $63.00    $61.00 to $73.00    $80.00 to $84.00    $84.00 to $84.50

As of December 31, 2003, there were 754 holders of record of Union Bankshares Company common stock.

Quarterly dividends per share declared by the Company in 2003 and 2002 were as follows:


                         2003      2002
                         ----      ----

         1st Quarter     $ .55     $ .55
         2nd Quarter     $ .60     $ .55
         3rd Quarter     $ .60     $ .55
         4th Quarter     $ .60     $ .55
                         -----     -----
              Total      $2.35     $2.20
                         =====     =====

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

      Financial risks managed by the Company include:

      *     Credit risk
      *     Interest rate risk (including asset/liability management)
      *     Market risk
      *     Liquidity risk
      *     Off balance sheet risks/commitments

CREDIT RISK MANAGEMENT

The Company's net loan portfolio as of December 31, 2003 accounted for 62% of total assets and represents its primary source of credit risk. Substantial amounts of time and resources have been dedicated to the management of credit risk within the Bank's loan portfolio. We intend to continue to enhance our already strong systems of checks and balances to manage the origination, processing and collection of loans. Additional information relating to credit risk may be found on page 18, "Provision for Loan Losses," and Note 16 to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the Asset/Liability Committee
(ALCO). In this capacity ALCO develops guidelines and strategies impacting the Company's asset/liability management-related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

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

To accomplish this, the Company has undertaken various steps to increase the percentage of fixed rate assets, and to increase the average maturity of such assets, in particular through the loan products offered and its investment portfolio.

Net interest income sensitivity to movements in interest rates is measured through the use of a simulation model that analyzes resulting net income under various interest rate scenarios established by regulators. Projected net interest income (NII) is modeled, based on both an immediate rise or fall in interest rates ("rate shock"). The model is based on the actual maturity and repricing characteristics of interest rate sensitive assets and liabilities and factors in projections for activity levels by product lines of the Company. Assumptions are made as to the changing relationship between different interest rates as interest rates increase/decrease (basis risk) and the customer's ability to prepay loans and withdraw deposit balances or transfer them to a higher yielding account (embedded option). The sensitivity analysis is compared to ALCO policy limits, which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and a 100 basis point downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 2003 and 2002.


                                  Estimated
         Rate Change           NII Sensitivity
         -----------           ---------------

                               2003       2002
                               ----       ----

           +200 bp            + 0.8%     + 0.8%
           -100 bp            - 2.4%     - 0.8%

The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape; prepayments on loans and securities; deposit decay rates; pricing decisions on loans and deposits; reinvestment/replacement of asset and liability cash flows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed; the potential effect of changing debt service levels on customers with adjustable rate loans; depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

LIQUIDITY RISK MANAGEMENT

Liquidity management is the process by which the Company structures its liquidity to meet the cash flow requirements of its customers as well as day-to-day operating expenses. Many factors affect the Company's ability to meet its liquidity needs, including its mix of assets and liabilities, interest rates and local economic conditions. The Company's actual inflow and outflow of funds are detailed in the Consolidated Statement of Cash Flows on pages 32 - 33.

Liquidity comes from both assets and liabilities. The assets of the balance sheet provide liquidity through prepayment and maturities of outstanding loans, investments and mortgage backed securities and the sale of mortgage loans. The liability side provides liquidity through deposits and borrowings from Federal Home Loan Bank of Boston. During 2003 and 2002, the Company used its sources of funds primarily to meet ongoing commitments to pay maturing certificates of deposit and savings withdrawals, fund loan originations and maintain a substantial securities portfolio.

The Company's liquidity policy currently includes requirements that the Company maintain liquidity as a percentage of total assets at a minimum of 5%. Access to Federal Home Loan Bank advances provides additional funding options if the need arises. As of December 31, 2003, the Company had a 17.1% liquidity ratio.

OFF-BALANCE SHEET RISKS AND COMMITMENTS

As of December 31, 2003 and 2002, the total approved loan commitments outstanding, the commitment under unused lines of credit and the unadvanced portion of loans amounted to $47,372,000 and $51,712,000, respectively.
See Note 16 to our Consolidated Financial Statements for further discussion of our off-balance sheet risk.

CONTRACTUAL OBLIGATIONS

The following table is a summary of the Company's contractual obligations, as of December 31, 2003, to extend credit, commitments under contractual leases as well as the Company's contractual obligations, consisting of operating lease obligations and FHLB advances by contractual maturity date for the next five years.


                                                    (Dollars in Thousands)
                                                    Payment due by period
                                 ------------------------------------------------------------
                                             Less than                              More than
Contractual Obligations            Total       1 year     1-3 years    3-5 years     5 years
-----------------------            -----     ---------    ---------    ---------    ---------

Operating lease obligations      $  1,585     $   221      $   287      $  199       $   878
FHLB borrowings                   105,027      78,790       18,192       3,139         4,906
Off-balance sheet commitments      47,372      11,776       14,175           0        21,421
                                 --------     -------      -------      ------       -------
Total                            $153,984     $90,787      $32,654      $3,338       $27,205
                                 ========     =======      =======      ======       =======

REGULATORY ENVIRONMENT

Under Federal Reserve Board guidelines, the Company is required to maintain capital based on "risk adjusted" assets. Under risk based capital guidelines, categories of assets with potentially higher credit risk require more capital than assets with lower risk. In addition to balance sheet assets, the Company is required to maintain capital, on a risk adjusted basis, to support off-balance sheet activities such as loan commitments. The Federal Reserve guidelines classify capital into two tiers, Tier I and Total Capital. Tier I risk based capital consists primarily of shareholders' equity. Total risk based capital consists of Tier I capital plus a portion of the general allowance for loan losses.

In addition to risk based capital requirements, the Federal Reserve requires the Company to maintain a minimum leverage capital ratio of Tier I capital to total assets.

The Company as of December 31, 2003 and 2002 exceeds all applicable federal and state laws and regulations regarding minimum regulatory capital and is categorized as a well-capitalized bank.

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

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In 2003, FASB issued Statement of Financial Accounting Standards (SFAS) No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133.

SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. SFAS No. 149 does not have a material impact on the Company's consolidated financial statements.

In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).

SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. This Statement does not impact the Company's consolidated financial statements as the Company does not have any financial instruments with characteristics of both liabilities and equity.

FASB's Emerging Issues Task Force, in its Issue No. 03-1, has issued new disclosure requirements with respect to investment securities with unrealized losses that have not been classified as other than temporary. Companies are required to disclose separately investments that have had continual unrealized losses for twelve months or more, and those that have had continual unrealized losses for less than twelve months. For investments in the former category, a narrative disclosure is required that would allow financial statement users to understand the positive and negative information management considered in reaching the conclusion that the impairments are not other than temporary. The new disclosure requirements, which are effective for years ending after December 15, 2003, did not have a material impact on the Company's consolidated financial statements.

In December 2003, FASB issued a revised version of SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." The Statement retains all of the previous requirements and introduces additional disclosure requirements and interim reporting requirements. SFAS 132 (revised 2003) is effective for years ending after December 15, 2003.

FASB Staff Position (FSP) No. FAS 106-1 was issued to address the accounting impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) signed into law in December 2003. The Act includes a prescription drug benefit under Medicare Part D and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

The FSP provides temporary guidance whereby a plan's sponsoring company may elect to defer, recognizing the effects of the Act on postretirement benefit expense, and on the accumulated projected benefit obligation (APBO) pursuant to SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and defer providing the information related to the plan called for in SFAS 132. The Company has elected the deferral option. Accordingly, the effects of the Act on the APBO or net periodic postretirement benefit cost are not reflected in the financial statements or accompanying notes. Pending specific authoritative guidance on the accounting for the federal subsidy could require the Company to change previously reported information when the guidance is issued.

QUARTERLY INFORMATION

The following tables provide unaudited financial information by quarter for each of the past two years:


                                                           2003
Dollars in thousands                      Q1          Q2          Q3          Q4
--------------------                      --          --          --          --

Balance Sheets
Cash                                   $  9,510    $ 11,357    $ 12,009    $ 14,701
Investments                             127,168     123,329     115,801     138,155
Net loans                               224,598     242,384     271,229     281,993
Other assets                             27,145      27,329      26,704      29,345
                                       --------    --------    --------    --------
Total assets                           $388,421    $404,399    $425,743    $464,194
                                       ========    ========    ========    ========

Deposits                               $271,713    $278,180    $302,295    $298,454
Borrowed funds                           57,078      67,563      60,225     105,027
Other liabilities                        20,201      18,225      23,181      19,961
Shareholders' equity                     39,429      40,431      40,042      40,752
                                       --------    --------    --------    --------
Total liabilities & equity             $388,421    $404,399    $425,743    $464,194
                                       ========    ========    ========    ========

Income Statements
Interest income                        $  4,911    $  4,993    $  5,070    $  5,123
Interest expense                          1,492       1,510       1,430       1,530
                                       --------    --------    --------    --------
Net interest income                       3,419       3,483       3,640       3,593
Provision for loan losses                   105         105         105         105
                                       --------    --------    --------    --------
Net interest income after provision       3,314       3,378       3,535       3,488
Noninterest income                        1,674       1,822       1,430       1,241
Noninterest expense                       3,294       3,782       3,314       3,454
                                       --------    --------    --------    --------
Income before taxes                       1,694       1,418       1,651       1,275
Income taxes                                480         415         547         318
                                       --------    --------    --------    --------
Net income                             $  1,214    $  1,003    $  1,104    $    957
                                       ========    ========    ========    ========

Basic earnings per share               $   2.11    $   1.75    $   1.93    $   1.67


                                                           2002
Dollars in thousands                      Q1          Q2          Q3          Q4
--------------------                      --          --          --          --

Balance Sheets
Cash                                   $  9,331    $ 10,813    $ 26,792    $ 16,647
Investments                             105,930     113,629     116,266     109,569
Net loans                               215,018     219,259     222,871     222,547
Other assets                             26,492      26,424      26,387      32,266
                                       --------    --------    --------    --------
Total assets                           $356,771    $370,125    $392,316    $381,029
                                       ========    ========    ========    ========

Deposits                               $254,162    $254,452    $287,996    $275,765
Borrowed funds                           54,272      61,699      47,834      45,959
Other liabilities                        13,739      17,643      18,457      20,987
Shareholders' equity                     34,598      36,331      38,029      38,318
                                       --------    --------    --------    --------
Total liabilities & equity             $356,771    $370,125    $392,316    $381,029
                                       ========    ========    ========    ========

Income Statements
Interest income                        $  5,334    $  5,349    $  5,388    $  5,018
Interest expense                          1,816       1,791       1,807       1,669
                                       --------    --------    --------    --------
Net interest income                       3,518       3,558       3,581       3,349
Provision for loan losses                    90          90          90          90
                                       --------    --------    --------    --------
Net interest income after provision       3,428       3,468       3,491       3,259
Noninterest income                        1,254       1,412       1,636       1,572
Noninterest expense                       3,080       3,378       3,347       3,660
                                       --------    --------    --------    --------
Income before taxes                       1,602       1,502       1,780       1,171
Income taxes                                490         460         515         275
                                       --------    --------    --------    --------
Net income                             $  1,112    $  1,042    $  1,265    $    896
                                       ========    ========    ========    ========

Basic earnings per share               $   1.93    $   1.81    $   2.20    $   1.55

                   UNION BANKSHARES COMPANY AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS
                         DECEMBER 31, 2003 AND 2002


                                                                2003             2002
                                                                ----             ----

ASSETS
Cash and due from banks (note 2)                            $ 14,701,490     $ 10,977,028
Federal funds sold                                                     0        5,669,733
                                                            ------------     ------------
Cash and cash equivalents                                     14,701,490       16,646,761
Available for sale securities, at market
 value (note 3)                                              128,954,447      100,755,799
Held to maturity securities, at cost (note 4)
 (market value $3,040,557 and $3,470,703 at
  December 31, 2003 and 2002, respectively)                    2,869,750        3,316,653
Other investment securities at cost, which
 approximates market value                                     6,330,950        5,496,492
Loans held for sale                                              937,000        5,420,697

LOANS (note 5):
Real estate                                                  241,800,736      182,932,647
Commercial and industrial                                     23,837,418       19,461,034
Municipal                                                      3,275,567        5,573,902
Consumer                                                      17,493,932       18,318,051
                                                            ------------     ------------
                                                             286,407,653      226,285,634
Deferred loan fees                                               (74,875)         (59,777)
Less allowance for loan losses (note 6)                        4,339,336        3,678,608
                                                            ------------     ------------
Net loans                                                    281,993,442      222,547,249
                                                            ------------     ------------
Premises, furniture and equipment, net (note 8)                5,819,098        6,129,058
Core deposit intangible (note 9)                                 167,492          214,235
Goodwill (note 9)                                              6,305,130        6,305,130
Other assets (notes 7, 9, 13 and 14)                          16,114,705       14,196,827
                                                            ------------     ------------
Total assets                                                $464,193,504     $381,028,901
                                                            ============     ============

LIABILITIES
DEPOSITS
Demand deposits                                             $ 41,209,175     $ 34,630,217
Savings deposits (including NOW deposits
 totaling $65,656,826 in 2003 and
 $54,405,287 in 2002)                                        121,052,423      103,996,212
Money market accounts                                         38,358,644       38,149,981
Time deposits (note 10)                                       97,833,521       98,988,284
                                                            ------------     ------------
Total deposits                                               298,453,763      275,764,694
                                                            ------------     ------------
Advances from Federal Home Loan Bank (note 11)               105,026,706       45,959,829
Other borrowed funds (note 12)                                12,456,358       13,063,631
Other liabilities (notes 13 and 14)                            7,504,215        7,922,352
                                                            ------------     ------------
Total liabilities                                            423,441,042      342,710,506
                                                            ------------     ------------
Contingent liabilities and commitments
 (notes 8, 15, 16 and 17)

SHAREHOLDERS' EQUITY
Common stock, $12.50 par value. Authorized
 1,200,000 shares, issued 582,394 shares in 2003
 and 2002                                                      7,279,925        7,279,925
Surplus                                                        4,056,394        4,024,564
Retained earnings (note 15)                                   28,676,861       25,744,448
Accumulated other comprehensive income
  Net unrealized gain on available for sale securities
   net of deferred tax liability of $794,597 and
   $1,159,450 at December 31, 2003 and 2002,
   respectively (note 3)                                       1,542,454        2,250,696
  Minimum pension liability adjustment, net of deferred
   tax asset of $168,026 at December 31, 2002 (note 13)                0         (326,168)
Treasury stock, at cost (9,614 shares in 2003 and
 8,256 shares in 2002)                                          (803,172)        (655,070)
Total shareholders' equity                                    40,752,462       38,318,395
                                                            ------------     ------------
Total liabilities and shareholders' equity                  $464,193,504     $381,028,901
                                                            ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

                   UNION BANKSHARES COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF INCOME
                YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001


                                                           2003            2002            2001
                                                           ----            ----            ----

INTEREST AND DIVIDEND INCOME
Interest and fees on loans                              $15,311,212     $15,855,692     $17,382,209
Interest on securities available for sale                 4,619,905       4,962,287       5,750,207
Interest on securities held to maturity                     152,831         175,785         190,922
Interest on federal funds sold                               13,536          95,524         168,029
                                                        -----------     -----------     -----------
Total interest and dividend income                       20,097,484      21,089,288      23,491,367
                                                        -----------     -----------     -----------

INTEREST EXPENSE
Interest on savings deposits                                484,575         785,601       1,311,446
Interest on money market accounts                           406,296         677,103         832,712
Interest on time deposits                                 2,416,475       3,091,723       5,379,905
Interest on borrowings                                    2,654,646       2,529,301       2,882,472
                                                        -----------     -----------     -----------
Total interest expense                                    5,961,992       7,083,728      10,406,535
                                                        -----------     -----------     -----------

Net interest income                                      14,135,492      14,005,560      13,084,832
Provision for loan losses (note 6)                          420,000         360,000         300,000
                                                        -----------     -----------     -----------
Net interest income after provision for loan losses      13,715,492      13,645,560      12,784,832
                                                        -----------     -----------     -----------

NONINTEREST INCOME
Net securities gains (note 3)                               557,709          23,003          39,131
Financial service income                                  1,812,032       1,579,873       1,279,215
Service charges on deposit accounts                         322,548         328,053         303,652
VISA income                                                 384,543         866,181         944,025
Loan department income                                    1,496,406       1,314,327         862,602
Income from cash surrender value of life insurance          318,065         330,667         305,761
Other income                                              1,275,650       1,432,341       1,172,330
                                                        -----------     -----------     -----------
Total noninterest income                                  6,166,953       5,874,445       4,906,716
                                                        -----------     -----------     -----------

Income before noninterest expenses                       19,882,445      19,520,005      17,691,548
                                                        -----------     -----------     -----------

NONINTEREST EXPENSE
Salaries and wages                                        6,030,047       5,582,040       4,952,672
Pension and other employee benefits (note 13)             1,961,848       1,550,494       1,259,739
Insurance                                                   188,053         167,491         142,359
FDIC insurance                                               43,953          45,212          46,185
Net occupancy expenses                                    1,676,194       1,605,113       1,620,542
Equipment expenses                                          547,497         499,513         508,152
Advertising                                                 192,639         170,078         286,155
Supplies                                                    352,064         334,527         376,038
Postage                                                     222,938         221,292         221,656
Telephone                                                   201,112         163,641         195,835
Other professional fees                                     569,304         511,466         376,970
Other expenses                                            1,858,501       2,613,998       3,129,073
                                                        -----------     -----------     -----------
Total noninterest expenses                               13,844,150      13,464,865      13,115,376
                                                        -----------     -----------     -----------

Income before income taxes                                6,038,295       6,055,140       4,576,172
Income taxes (note 14)                                    1,760,000       1,740,000       1,350,000
                                                        -----------     -----------     -----------
Net income                                              $ 4,278,295     $ 4,315,140     $ 3,226,172
                                                        ===========     ===========     ===========

Net income per common share                             $      7.46     $      7.49     $      5.59
                                                        ===========     ===========     ===========
Cash dividends declared per common share                $      2.35     $      2.20     $      2.10
                                                        ===========     ===========     ===========

Weighted average common shares outstanding                  573,383         576,479         577,512
                                                        ===========     ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.

                   UNION BANKSHARES COMPANY AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                Years ended December 31, 2003, 2002 and 2001


                                                                                                      ACCUMULATED        TOTAL
                                                                                                         OTHER          SHARE-
                                               COMMON                     TREASURY      RETAINED     COMPREHENSIVE     HOLDERS'
                                               STOCK        SURPLUS        STOCK        EARNINGS     INCOME (LOSS)      EQUITY
                                               ------       -------       --------      --------     -------------     --------

Balance at December 31, 2000                 $7,279,925    $3,963,472    $(339,347)    $20,682,146    $ (466,522)     $31,119,674

Net income, 2001                                      0             0            0       3,226,172             0        3,226,172
Change in net unrealized gain (loss) on
 available for sale securities, net of tax
 of $513,509                                          0             0            0               0       996,812          996,812
                                             ----------    ----------    ---------     -----------    ----------      -----------
Total comprehensive income                            0             0            0       3,226,172       996,812        4,222,984
Sale of 563 shares treasury stock                     0          (356)      47,855               0             0           47,499
Repurchase of 562 shares treasury stock               0             0      (40,906)              0             0          (40,906)
Cash dividends declared                               0             0            0      (1,212,896)            0       (1,212,896)
                                             ----------    ----------    ---------     -----------    ----------      -----------
Balance at December 31, 2001                 $7,279,925    $3,963,116    $(332,398)    $22,695,422    $  530,290      $34,136,355
                                             ----------    ----------    ---------     -----------    ----------      -----------

Net income, 2002                                      0             0            0       4,315,140             0        4,315,140
Change in net unrealized gain (loss) on
 available for sale securities, net of tax
 of $886,270                                          0             0            0               0     1,720,406        1,720,406
Minimum pension liability adjustment, net
 of tax of $168,026                                   0             0            0               0      (326,168)        (326,168)
                                             ----------    ----------    ---------     -----------    ----------      -----------
Total comprehensive income                            0             0            0       4,315,140     1,394,238        5,709,378
Sale of 2,732 shares treasury stock                   0        61,448      130,760               0             0          192,208
Repurchase of 6,089 shares treasury stock             0             0     (453,432)              0             0         (453,432)
Cash dividends declared                               0             0            0      (1,266,114)            0       (1,266,114)
                                             ----------    ----------    ---------     -----------    ----------      -----------
Balance at December 31, 2002                 $7,279,925    $4,024,564    $(655,070)    $25,744,448    $1,924,528      $38,318,395
                                             ==========    ==========    =========     ===========    ==========      ===========

Net income, 2003                                      0             0            0       4,278,295             0        4,278,295
Change in net unrealized gain (loss) on
 available for sale securities, net of tax
 of $(364,853)                                        0             0            0               0      (708,242)        (708,242)
Minimum pension liability adjustment, net
 of tax of $168,026                                   0             0            0               0       326,168          326,168
                                             ----------    ----------    ---------     -----------    ----------      -----------
Total comprehensive income                            0             0            0       4,278,295      (382,074)       3,896,221
Sale of 3,276 shares treasury stock                   0        31,830      245,843               0             0          277,673
Repurchase of 4,633 shares treasury stock             0             0     (393,945)              0             0         (393,945)
Cash dividends declared                               0             0            0      (1,345,882)            0       (1,345,882)
                                             ----------    ----------    ---------     -----------    ----------      -----------
Balance at December 31, 2003                 $7,279,925    $4,056,394    $(803,172)    $28,676,861    $1,542,454      $40,752,462
                                             ==========    ==========    =========     ===========    ==========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                   UNION BANKSHARES COMPANY AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                Years ended December 31, 2003, 2002 and 2001


                                                             2003             2002             2001
                                                             ----             ----             ----

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES

Net income                                               $  4,278,295     $  4,315,140     $  3,226,172

ADJUSTMENTS TO RECONCILE NET INCOME TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
Amortization of intangible assets                              46,743           46,742          498,307
Depreciation                                                  696,622          768,515          863,801
Net amortization of premium (accretion of discount)
 on investments                                               849,678          673,488           21,643
Deferred income taxes                                               0         (202,000)               0
Provision for loan losses                                     420,000          360,000          300,000
Net gain on sale of available for sale securities            (557,709)         (23,003)         (39,131)
Net gain on sale of equipment                                       0             (953)            (684)
Originations of loans held for sale                       (47,748,309)     (54,209,046)     (24,520,344)
Proceeds from loans held for sale                          52,232,006       51,562,528       22,066,290
Net change in other assets                                 (2,085,904)      (1,575,341)        (429,541)
Net change in other liabilities                               413,017        1,761,776          218,728
Net change in deferred loan origination fees                   15,099           12,782          (40,624)
                                                         ------------     ------------     ------------
Net cash provided by operating activities                   8,559,538        3,490,628        2,164,617
                                                         ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition costs                                                   0                0          (24,144)
Proceeds from sale of available for sale securities         7,548,218        8,538,565       11,731,432
Purchase of available for sale securities                 (78,326,065)     (35,144,373)     (48,872,524)
Proceeds from maturities and principal payments
 on available for sale securities                          40,391,580       21,764,919       45,416,263
Purchase of held to maturity securities                             0         (102,004)        (107,464)
Proceeds from maturities and principal payments
 on held to maturity securities                               435,000          300,000          420,000
Purchase of other investment securities                             0                0          (71,600)
Purchase of life insurance policies                                 0                0         (500,000)
Net increase in loans to customers                        (59,881,292)     (14,805,286)      (6,819,427)
Proceeds from sales of fixed assets                                 0            1,000            8,000
Capital expenditures                                         (386,662)        (524,916)        (872,358)
                                                         ------------     ------------     ------------
Net cash provided (used) by investing activities          (90,219,221)     (19,972,095)         308,178
                                                         ------------     ------------     ------------


---------------------------------------------------------------------------
The Breast Clinic at Maine Coast Memorial Hospital

Insert photo - MCMH technologist performing a mammogram.

The Breast Clinic at Maine Coast Memorial Hospital has had a long tradition of integrating new technologies and excellent personnel to make it one of the front-runners for mammography in the State of Maine.

In October of 1994, The American College of Radiology (ACR), prompted by The Food and Drug Administration (FDA), set strict guidelines and protocols for every aspect of mammography, including equipment, personnel, interpretation and how an exam is performed. No problem for Maine Coast's Breast Clinic, since they were accredited with the ACR since the day they opened.

The primary focus of the clinic is patient comfort and education. All personnel have specialized training to assure your visit will be smooth, from scheduling to check out.

After a warm greeting, you'll be taken to a room where you will receive a review of the latest, most effective techniques in breast self-examination by
---------------------------------------------------------------------------


                                                             2003             2002             2001
                                                             ----             ----             ----

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                   22,689,069        7,857,568       22,326,409
Proceeds from long-term borrowings                         14,000,000       16,500,000       20,791,391
Repayment of long-term borrowings                         (10,443,000)      (3,497,812)      (2,500,000)
Net change in short-term advances from
 Federal Home Loan Bank                                    55,509,877       (9,000,000)     (27,457,000)
Net change in other borrowed funds                           (607,273)         928,232       (2,943,913)
Purchase of treasury stock                                   (393,945)        (453,432)         (40,906)
Sale of treasury stock                                        277,673          192,208           47,499
Dividends paid                                             (1,317,989)      (1,264,268)      (1,184,021)
                                                         ------------     ------------     ------------
Net cash provided by financing activities                  79,714,412       11,262,496        9,039,459
                                                         ------------     ------------     ------------
Net increase (decrease) in cash and cash equivalents       (1,945,271)      (5,218,971)      11,512,254
Cash and cash equivalents at beginning of year             16,646,761       21,865,732       10,353,478
                                                         ------------     ------------     ------------
Cash and cash equivalents at end of year                 $ 14,701,490     $ 16,646,761     $ 21,865,732
                                                         ============     ============     ============

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Interest paid                                            $  6,002,405     $  7,362,347     $ 10,739,397
Income taxes paid                                        $  1,887,100     $  2,008,000     $  1,355,155

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Changes in other comprehensive income:
Net increase (decrease) required by Statement
 of Financial Accounting Standards No. 115
 "Available for Sale Securities"                         $ (1,073,095)    $  2,606,677     $  1,510,321
Deferred income tax receivable (liability) thereon       $    364,853     $   (886,270)    $   (513,509)
Increase (decrease) required by Statement of
 Financial Accounting Standards No. 87
 Employers Accounting for Pension                        $    494,194     $   (494,194)    $          0
Change in deferred income tax asset thereon              $   (168,026)    $    168,026     $          0

The accompanying notes are an integral part of these consolidated financial statements.


---------------------------------------------------------------------------
a clinical member of our staff. She'll handle any concerns or questions before conducting a thorough breast examination in our mammography room where, once again, your concerns will be addressed. One of the most important aspects of any mammography facility is its x-ray equipment, and our current unit was designed to obtain the highest quality of imaging, while specializing in patient comfort.

After your mammography, you will be asked to wait a few minutes while the films are developed. While you wait, we offer a short film reviewing the important breast self-examination procedure. When the quality of the films has been confirmed, you can get dressed and be on your way. The entire visit should take no more than 30 minutes.

A Radiologist will then read your films and the results of his interpretation will be forwarded to your physician, who will inform you of the findings. The Breast Clinic also sends you a letter with a brief description of this information.

The main focus of the Breast Clinic is to constantly update and maintain our high level of image quality, accessibility, and dedication to the people of the greater Hancock County area. Over the years, Maine Coast Memorial Hospital has been devoted to this same goal, and the Breast Clinic has been a major part of achieving it.
---------------------------------------------------------------------------

                   UNION BANKSHARES COMPANY AND SUBSIDIARY
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      December 31, 2003, 2002 and 2001

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

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the future relate to the determination of the allowance for loan losses and valuation of other real estate owned. In connection with the determination of the allowance for loan losses and the carrying value of other real estate owned, management obtains independent appraisals for significant properties.

Management believes that the allowance for loan losses and the carrying value of other real estate owned are adequate. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowances might be necessary based on changes in economic conditions, particularly in northern New England. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. These agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Earnings and Cash Dividends per Share

Earnings per share is based upon the weighted average number of common
shares outstanding during each year.   In April 2003, the Company increased
its cash dividend by 9% and in July 2001, the Company increased its cash dividend by 10%.

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

Other Investment Securities

Other investment securities consist of Federal Home Loan Bank (FHLB) stock and Federal Reserve Bank stock. These securities are carried at cost, which approximates market value at December 31, 2003 and 2002.

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

Accrual of Interest Income and Expense

Interest on loans and investment securities is taken into income using methods that relate the income earned to the balances of loans outstanding and investment securities. Interest expense on liabilities is derived by applying applicable interest rates to principal amounts outstanding. The recording of interest income on problem loan accounts ceases when collectibility within a reasonable period of time becomes doubtful. Interest income accruals are resumed only when they are brought fully current with respect to principal and interest, and when management expects the loan to be fully collectible.

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

Loan Origination Fees and Costs

Loan origination fees and certain direct loan origination costs are recognized over the life of the related loan as an adjustment to, or reduction of, the loan's yield.

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

Reclassifications

Certain 2001 and 2002 balances have been reclassified to conform with the 2003 presentation.

2.  CASH AND DUE FROM BANKS

The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 2003 was $360,000. In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the Federal Deposit Insurance Corporation.

3.  AVAILABLE FOR SALE SECURITIES

The Company carries available for sale securities at fair value. A summary of the cost and fair values of available for sale securities at December 31, 2003 and 2002 is as follows:


                                                                        Gross          Gross
                                                      Amortized       Unrealized     Unrealized      Carrying &
                                                         Cost           Gains          Losses        Fair Value
                                                      ---------       ----------     ----------      ----------

December 31, 2003
-----------------
Mortgage-backed securities                           $ 67,637,487     $  552,681     $(231,984)     $ 67,958,184
U.S. Treasury securities and other
 U.S. Government agencies                              38,316,593      1,116,623             0        39,433,216
Obligations of states and political subdivisions       11,772,285        807,364             0        12,579,649
Other securities                                        8,891,032        144,407       (52,041)        8,983,398
                                                     ------------     ----------     ---------      ------------
Totals                                               $126,617,397     $2,621,075     $(284,025)     $128,954,447
                                                     ============     ==========     =========      ============


                                                                        Gross          Gross
                                                      Amortized       Unrealized     Unrealized      Carrying &
                                                         Cost           Gains          Losses        Fair Value
                                                      ---------       ----------     ----------      ----------

December 31, 2002
-----------------

Mortgage-backed securities                           $34,349,056      $  620,553     $ (12,136)     $ 34,957,473
U.S. Treasury securities and other
 U.S. Government agencies                             45,553,235       1,838,534             0        47,391,769
Obligations of states and political subdivisions      11,812,732         604,955        (2,960)       12,414,727
Other securities                                       5,614,071         377,759             0         5,991,830
                                                     ------------     ----------     ---------      ------------
Totals                                               $97,329,094      $3,441,801      $(15,096)     $100,755,799
                                                     ============     ==========     =========      ============

The amortized cost and fair value of available for sale debt securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                           Amortized Cost      Fair Value
                                           --------------      ----------

Due in one year or less                     $ 17,439,065      $ 17,673,162
Due after one year through five years         31,645,683        32,787,309
Due after five years through ten years        44,625,867        45,381,492
Due after ten years                           32,906,782        33,112,484
                                            ------------      ------------
Totals                                      $126,617,397      $128,954,447
                                            ============      ============

Mortgage-backed securities are allocated among the above maturity groupings based on their final maturity dates.

Proceeds from the sale of securities were $7,548,218, $8,538,565 and $11,731,432 in 2003, 2002 and 2001, respectively. Gross realized gains were $557,709, $45,118 and $104,197 in 2003, 2002 and 2001, respectively.
Gross realized losses were $0, $22,115 and $65,066 in 2003, 2002 and 2001, respectively.

The fair value and unrealized losses on available for sale securities that have been in a continuous unrealized loss position for less than 12 months and for 12 months and more as of December 31, 2003 are as follows:


                                  Less Than 12 Months        12 Months or Longer               Total
                                 Fair        Unrealized     Fair       Unrealized       Fair        Unrealized
Description of Securities        Value         Losses       Value        Losses         Value         Losses
-------------------------        -----       ----------     -----      ----------       -----       ----------

Federal agency mortgage
 backed securities            $23,070,726    $(231,984)    $      0     $      0     $23,070,726    $(231,984)

Preferred stock                         0            0      426,059      (52,041)        426,059      (52,041)
                              -----------    ---------     --------     --------     -----------    ---------
Total temporarily
 impaired securities          $23,070,726    $(231,984)    $426,059     $(52,041)    $23,496,785    $(284,025)
                              ===========    =========     ========     ========     ===========    =========

Available for sale securities consist of marketable securities that the Company anticipates could be made available for sale in response to changes in the market, interest rates, liquidity needs, and changes in funding sources. As of December 31, 2003, there were 12 securities with a fair value of $23,070,726 and an unrealized loss of $231,984 that have been in a continuous unrealized loss position for less than 12 months. There was also 1 security with a 12 month or more continuous unrealized loss position
that had a fair value of $426,059 and unrealized loss of $52,041.   On a
monthly basis, Management reviews the unrealized loss position for the Company's portfolio, in addition to industry analyst reports, sector credit ratings and interest rate risk profiles, and has concluded that the impairment was not other than temporary and was primarily due to the volatility of the security's market price.

4.  HELD TO MATURITY SECURITIES

The carrying amounts of held to maturity securities for 2003 and 2002 as shown in the Company's consolidated balance sheets, and their approximate fair values at December 31, are as follows:


                                               Gross          Gross
                                Book         Unrealized     Unrealized       Fair
                                Value          Gains          Losses         Value
                                -----        ----------     ----------       -----

December 31, 2003
-----------------
Obligations of states and
 political subdivisions       $2,869,750      $170,807        $    0       $3,040,557

December 31, 2002
-----------------
Obligations of states and
 political subdivisions       $3,316,653      $154,050        $    0       $3,470,703

The amortized cost and fair value of held to maturity securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                           Amortized         Fair
                                              Cost          Value
                                           ---------        -----

Due in one year or less                    $  607,255     $  621,855
Due after one year through five years         575,602        621,930
Due after five years through ten years      1,479,000      1,574,498
Due after ten years                           207,893        222,274
                                           ----------     ----------
Totals                                     $2,869,750     $3,040,557
                                           ==========     ==========

Nontaxable interest income on municipal investments was $709,347, $827,002 and $712,889 for 2003, 2002 and 2001, respectively.

5.  LOANS

At December 31, 2003 and 2002, loans on nonaccrual status totaled approximately $1,387,000 and $1,473,000, respectively. If interest had been accrued on such loans, interest income on loans would have been approximately $111,144, $242,866 and $334,989 higher in 2003, 2002 and
2001, respectively. Loans delinquent by 90 days or more that were still on accrual status at December 31, 2003 and 2002 totaled approximately $360,764 and $351,000, respectively.

In the ordinary course of business, the Company's subsidiary granted loans to the executive officers and directors of the Company and its subsidiary, and to affiliates of directors. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of uncollectibility or present other unfavorable features.


---------------------------------------------------------------------------
Coastal Enterprises, Inc.

Insert photo of Maine coastline

Coastal Enterprises, Inc. (CEI) has been investing in people and places for more than 26 years, contributing to a sustainable and equitable future for Maine. They're part of a national network of organizations whose goal is directing resources to communities and populations left out of the economic mainstream.

CEI offers an array of programs supporting economic opportunity and united in pursuit of a single mission: to create economically and environmentally healthy communities in which all people, especially those with low incomes, can reach full potential. Their support includes everything from financing and technical assistance, to workforce development.

Access to capital is the cornerstone of their approach. CEI offers a continuum of financing from micro-loans of less than $5,000, to loans and investments of up to $1,000,000 used to generate jobs, support small businesses, provide community facilities and affordable housing.
---------------------------------------------------------------------------

The balance of loans to related parties amounted to $3,398,432 and $2,778,194 at December 31, 2003 and 2002, respectively. New loans granted to related parties in 2003 and 2002 totaled $2,903,219 and $2,818,526, respectively; payments and reductions amounted to $2,868,520 and $3,181,135 in 2003 and 2002, respectively.

6.  ALLOWANCE FOR LOAN LOSSES

Analysis of the allowance for loan losses is as follows for the years ended December 31, 2003, 2002 and 2001:


                                            2003           2002           2001
                                            ----           ----           ----

Balance, beginning of year               $3,678,608     $3,453,245     $3,376,395
Provision for loan losses                   420,000        360,000        300,000
                                         ----------     ----------     ----------
Balance before loan charge-offs           4,098,608      3,813,245      3,676,395
                                         ----------     ----------     ----------
Loans charged-off                           187,937        279,495        324,720
Less recoveries on loans charged-off        428,665        144,858        101,570
                                         ----------     ----------     ----------
Net loan charge-offs (recoveries)          (240,728)       134,637        223,150
                                         ----------     ----------     ----------
Balance, end of year                     $4,339,336     $3,678,608     $3,453,245
                                         ==========     ==========     ==========

Impairment of loans having recorded investments of $1,387,310 at December 31, 2003 and $1,472,870 at December 31, 2002 has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans during 2003 and 2002 was $1,671,242 and $1,526,834, respectively. All impaired loans have a related allowance for loan losses. The total allowance for loan losses related to these loans was $147,755 and $313,000 on December 31, 2003 and 2002,
respectively. There was $20,832, $47,354 and $68,810 interest income recognized on impaired loans in 2003, 2002 and 2001, respectively.

7.  LOAN SERVICING

The Bank services loans sold to others amounting to $102,720,072 and $101,152,362 at December 31, 2003 and 2002, respectively. Mortgage servicing rights of $557,400 and $576,502 were capitalized in 2003 and 2002, respectively. Mortgage servicing rights have been written down to their fair value of $589,802 and $391,145 through a valuation allowance at December 31, 2003 and 2002, and are included in other assets. Amortization of mortgage servicing rights was $476,838, $290,160 and $201,968 in 2003, 2002 and 2001, respectively. Gain on loans sold was $546,330, $358,618 and $137,150 in 2003, 2002 and 2001, respectively.


---------------------------------------------------------------------------
CEI's customers range from home-based child care providers, to manufacturers of precision equipment and information technology firms. Crucial to their financing activity is partnering with banks, state and federal agencies, municipalities, private individual investors, foundations, religious institutions and others to find the right resources for each individual situation.

They offer technical assistance in managing resources for maximum effectiveness, and give targeted help to women business owners through the Women's Business Center; refugees and immigrants through StartSmart; people with disabilities and others through the Maine Small Business Development Center. They also address E-commerce and the Internet to help businesses integrate new opportunities into their marketing strategies.

CEI's workforce development activity includes working with job training and social service organizations so people with low incomes have access to jobs. Recently, they added CEI Staffing Services to work with private sector employers, providing on-site employment support for disadvantaged individuals by creating a point of entry into the labor force.

They're proud to contribute to the growth of over 1,400 small businesses by mobilizing nearly $500 million in social investment and lending, affecting over 15,000 jobs, and providing management assistance to 17,600 emerging and existing entrepreneurs. CEI looks forward to investing in the people and places of Maine over the coming years.
---------------------------------------------------------------------------

8.  PREMISES, FURNITURE AND EQUIPMENT

Detail of bank premises, furniture and equipment is as follows:


                                              2003            2002
                                              ----            ----

Land                                       $   428,677     $   422,805
Buildings and improvements                   6,771,002       6,758,037
Furniture and equipment                      5,733,218       5,448,456
Leasehold improvements                         767,168         741,757
                                           -----------     -----------
                                            13,700,065      13,371,055
Less accumulated depreciation                7,880,967       7,241,997
                                           -----------     -----------
Premises, furniture and equipment, net     $ 5,819,098     $ 6,129,058
                                           ===========     ===========

At December 31, 2003, the Bank was obligated under a number of noncancellable leases for premises and equipment that are accounted for as operating leases. Leases for real property contain original terms from 2 to 20 years with renewal options up to 20 years. Management expects that, in the normal course of business, most leases will be renewed or replaced by other leases, or, when available, purchase options may be exercised.

Rental expense was $207,317 in 2003, $202,143 in 2002 and $180,272 in 2001.

The minimum annual lease commitments under noncancellable leases in effect at December 31, 2003 are as follows:


         Year Ending December 31,       Amount
         ------------------------       ------

                2004                  $  220,776
                2005                     170,569
                2006                     117,138
                2007                     106,633
                2008                      92,400
                Thereafter               877,800
                                      ----------
                Total                 $1,585,316
                                      ==========

9.  INTANGIBLE ASSETS

On August 31, 2000, the Bank acquired the outstanding stock of Mid-Coast Bancorp, Inc., and its subsidiary, The Waldoboro Bank, FSB. The acquisition was accounted for under the purchase method of accounting for business combinations.

Prior to January 1, 2002, goodwill, including acquisition costs, was being amortized using the straight line method over 15 years. On January 1, 2002, the Company discontinued amortization of goodwill in accordance with SFAS No. 142. Amortization charged to operations was $0, $0 and $451,565 in 2003, 2002 and 2001, respectively. Results of operations from the date of acquisition are included in the Company's Consolidated Statements of Income.

Following is the effect on net income and earnings per share had amortization of goodwill not been recorded in each period presented.


                                                 December 31,
                                     2003           2002           2001
                                     ----           ----           ----

Reported net income               $4,278,295     $4,315,140     $3,226,172
Add:  Goodwill amortization                0              0        451,665
                                  ----------     ----------     ----------
Adjusted net income               $4,278,295     $4,315,140     $3,677,837
                                  ==========     ==========     ==========

Reported earnings per share            $7.46          $7.49          $5.59
Add: Goodwill amortization               .00            .00            .78
                                  ----------     ----------     ----------
Adjusted earnings per share            $7.46          $7.49          $6.37
                                  ==========     ==========     ==========

The Company has an intangible asset subject to amortization related to the acquisition in 2000. The core deposit intangible is being amortized on a straight-line basis over 7 years, and reviewed for possible impairment when it is determined that events or changed circumstances may affect the underlying basis of the asset. The carrying amount is as follows:


                                               December 31,
                                    2003           2002           2001
                                    ----           ----           ----

Core deposit intangible, cost     $323,000       $323,000       $323,000
Accumulated amortization           155,508        108,765         62,023
                                  --------       --------       --------
Core deposit intangible, net      $167,492       $214,235       $260,977
                                  ========       ========       ========

Amortization expense related to the core deposit intangible for the years ended December 31, 2003, 2002 and 2001 amounted to $46,742, $46,742 and
$46,642, respectively. The expected amortization expense is estimated to be $46,742 each year through December 31, 2006 and $27,167 in 2007.

10.  DEPOSITS

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was $18,932,574 and $16,861,707 in 2003 and 2002,
respectively.

At December 31, 2003, the scheduled maturities of time deposits were as follows:


         2004         $67,940,670
         2005          15,914,153
         2006           5,065,661
         2007           6,271,834
         2008           2,641,203
                      -----------
         Total        $97,833,521
                      ===========

11.  ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank are summarized as follows:


                      Range of Final     Interest Rates at
                      Maturity Dates     December 31, 2003         2003            2002
                      --------------     -----------------         ----            ----

Fixed advances         2004 to 2009       1.00% to 5.88%       $103,360,456     $44,293,579
Variable advances      2005 to 2013       2.00% to 7.23%          1,666,250       1,666,250
                       ------------       -------------        ------------     -----------
                                                               $105,026,706     $45,959,829
                                                               ============     ===========

Pursuant to the collateral agreements with the Federal Home Loan Bank
(FHLB), advances are collateralized by stock in the FHLB, qualifying first mortgage loans and available for sale securities. The Bank has an available line of credit with the FHLB of $5,000,000. The amount of advances with a call option totaled $17,000,000 at December 31, 2003.

Advances at December 31, 2003 mature as follows:


         2004              $ 78,789,286
         2005                16,192,751
         2006                 2,000,000
         2007                 3,138,907
         Thereafter           4,905,762
                           ------------
         Total             $105,026,706
                           ============

12.  OTHER BORROWED FUNDS

Securities sold under agreements to repurchase generally mature within one day from the transaction date. The Bank provides collateral based upon the par value of the underlying securities. At December 31, 2003, securities with a fair value of $22,684,373 were pledged to collateralize other borrowed funds. Information concerning securities sold under agreements to repurchase for 2003 is summarized as follows:

      Average balance during the year                  $12,596,874
      Average interest rate during the year                  0.53%
      Maximum month-end balance during the year        $15,690,032

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

The accumulated benefit obligation at December 31, 2003, 2002 and 2001 was $5,889,792, $4,890,921 and $4,394,398, respectively. At December 31, 2002, the accumulated benefit obligation exceeded the fair value of plan assets. In 2002, the Company recognized an additional minimum liability equal to the unfunded accumulated benefit obligation of $494,194. The minimum pension liability adjustment was recorded as a separate component of equity, net of a deferred tax asset of $168,026. The minimum pension liability adjustment was reversed in 2003 upon additional funding of the plan.

Pension expense amounted to $486,945, $275,720 and $126,806 for the years ended December 31, 2003, 2002 and 2001, respectively.

The measurement dates for the pension plan were January 1, 2003 for purposes of determining the net periodic pension cost and December 31, 2003 for purposes of funded status disclosure.

Plan Assets

The Company's pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:


                                     Plan Assets
                                   at December 31

      Asset Category               2003       2002
      --------------               ----       ----

      Cash and Equivalents         23.3%       4.9%
      U.S. Govt Agencies           11.9       16.1
      Corporate Bonds & Notes      14.1       24.0
      Equity Securities            49.7       54.4
      Other                         1.0        0.6
                                  -----      -----
      Total                       100.0%     100.0%
                                  -----      -----

Investment Policies

The Retirement Plan for the Employees of Union Trust Company (the "Plan") was established in 1959 to provide for the payment of benefits to employees of Union Trust Company. The Plan is overseen by a Pension Plan Committee who meets semi-annually to review asset performance, compliance to investment guidelines and to set the investment policy guidelines. A complete review is presented annually to the Board of Directors' Human Resource Committee.

The Bank utilizes the investment management services of Union Trust Company's Trust Department. The goal of the Union Trust Pension Fund is to provide sufficient funds to pay the pension obligations, which the Bank has incurred for current and future retirees. As such, it should be conservatively managed with the appropriate mix of fixed income and equity securities.

On an annual basis, the Fund should obtain sufficient cash to pay all obligations from either income, the Bank's contribution or appreciation in the value of the equity portion of the portfolio. Growth in the total value of the Fund will come from excess growth or Bank contribution.

The asset allocation shall be as follows:

Fixed Income:
-------------
At least 40% - 50% of the portfolio should be invested in high quality fixed income securities. A preference exists for US Treasury and Agency securities. As much as 30% of the fixed income portfolio may be invested in corporate bonds rated A or better, and with final maturities of no greater than 15 years. The Treasury and Agency portion of the portfolio should be a balanced portfolio with maturities ranging from 2 - 15 years upon purchase.

Common Stocks:
--------------
Up to 50% - 60% of the portfolio may be invested in a diversified group of high quality common stocks or common stock equivalents. (1) The portfolio should consist of no more than thirty individual companies spread across at least eight industries. (2) At the time of purchase, there shall be a maximum of ten percent of the portfolio in any one equity. (3) After appreciation, there shall be no more than 15% of the total portfolio value in any one equity. (4) There shall be no more than 25% of the equity portfolio in any one industry.

Expected Long Term Rate of Return
---------------------------------
Basis for the expected long term rate of return assumption: the 8% expected long term rate of return assumption was derived from historical rates of return on stocks, government bonds and 30 day T-Bills, assuming a portfolio comprised of 55% stocks, 45% bonds and 5% cash equivalents.

The expected contribution for 2004 is $55,000 for the pension plan.

Postretirement Benefits Other Than Pensions

The Company sponsors a postretirement benefit program that provides medical coverage and life insurance benefits to certain employees and directors who meet minimum age and service requirements. Active employees and directors accrue benefits over a 25-year period.

In December 2003, the President signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) into law. The Act includes the following two new features to Medicare (Medicare Part D) that could affect the measurement of the accumulated postretirement benefit obligation (APBO) and net periodic postretirement benefit cost for the
Plan:

      * A subsidy to plan sponsors that is based on 28% of an individual beneficiary's annual prescription drug costs between $250 and $5,000, and,

      * The opportunity for a retiree to obtain a prescription drug benefit under Medicare.

The effects of the Act on the APBO or net periodic postretirement benefit cost are not reflected in these financial statements or accompanying notes. Pending specific authoritative guidance on the accounting for the federal subsidy could require the Company to change previously reported information when the guidance is issued.

The measurement dates for postretirement benefits were January 1, 2003 for the purpose of determining the net periodic postretirement benefit cost and December 31, 2003 for the purpose of funded status disclosure. The expected benefit cost for 2004 is $49,592 for postretirement benefits.

The following table sets forth the benefit obligations, fair value of plan assets and funded status for the Company's pension and other postretirement benefit plans at December 31, 2003, 2002 and 2001.


                                                2003                            2002                            2001
                                     ---------------------------     ---------------------------     --------------------------
                                       Pension          Other          Pension          Other         Pension          Other
                                      Benefits        Benefits        Benefits        Benefits        Benefits       Benefits
                                      --------        --------        --------        --------        --------       --------

Change in Benefit Obligations
  Benefit obligations at
   beginning of year                 $ 6,283,472     $ 1,475,868     $ 5,557,779     $ 1,298,068     $4,977,665     $ 1,106,380
  Service cost                           349,319          72,918         292,682          53,650        217,737          45,771
  Interest cost                          411,146          97,376         385,302          85,578        356,242          73,129
  Actuarial (gain) loss                  759,577         (20,691)        309,721          97,991        266,362         129,878
  Benefits paid                         (263,959)        (61,738)       (262,012)        (59,419)      (260,227)        (57,090)
                                     -----------     -----------     -----------     -----------     ----------     -----------
  Benefit obligations at
   end of year                       $ 7,539,555     $ 1,563,733     $ 6,283,472     $ 1,475,868     $5,557,779     $ 1,298,068
                                     -----------     -----------     -----------     -----------     ----------     -----------

Change in Plan Assets
  Fair value of plan assets
   at beginning of year              $ 4,279,653     $         0     $ 4,960,626     $         0     $5,396,748     $         0
  Actual return on plan assets           623,830               0        (581,690)              0       (175,895)              0
  Employer contributions               1,271,000          61,738         162,729          59,419              0          57,090
  Benefits paid                         (263,959)        (61,738)       (262,012)        (59,419)      (260,227)        (57,090)
                                     -----------     -----------     -----------     -----------     ----------     -----------
  Fair value of plan assets at
   end of year                       $ 5,910,524     $         0     $ 4,279,653     $         0     $4,960,626     $         0
                                     -----------     -----------     -----------     -----------     ----------     -----------

Funded Status                        $(1,629,031)    $(1,563,733)    $(2,003,819)    $(1,475,868)    $ (597,153)    $(1,298,068)
  Unrecognized net actuarial
   (gain) loss                         2,314,132        (163,384)      1,920,563        (144,260)       653,212        (254,017)
  Unamortized prior service cost         (18,120)              0         (20,666)              0        (23,212)              0
  Unrecognized transition
   (net asset) net obligation                  0         411,900         (13,152)        457,500        (36,930)        503,100
                                     -----------     -----------     -----------     -----------     ----------     -----------
  Net amount recognized              $   666,981     $(1,315,217)    $  (117,074)    $(1,162,628)    $   (4,083)    $(1,048,985)
                                     -----------     -----------     -----------     -----------     ----------     -----------

Amounts recognized in the consolidated balance sheets consist of:
  Prepaid (accrued) benefit cost     $   666,981     $(1,315,217)    $  (611,268)    $(1,162,628)    $   (4,083)    $(1,048,985)
  Accumulated other
   comprehensive loss                          0               0         326,168               0              0               0
  Deferred tax asset                           0               0         168,026               0              0               0
                                     -----------     -----------     -----------     -----------     ----------     -----------
Net prepaid (accrued)
 benefit cost                        $   666,981     $(1,315,217)    $  (117,074)    $(1,162,628)    $   (4,083)    $(1,048,985)
                                     -----------     -----------     -----------     -----------     ----------     -----------

Net periodic benefit cost includes the following components:


                                                  2003                       2002                       2001
                                         ----------------------     ----------------------     ----------------------
                                          Pension       Other        Pension       Other        Pension       Other
                                         Benefits      Benefits     Benefits      Benefits     Benefits      Benefits
                                         --------      --------     --------      --------     --------      --------

Service cost                             $ 349,319     $ 72,918     $ 292,682     $ 53,650     $ 217,737     $ 45,771
Interest cost                              411,146       97,376       385,302       85,578       356,242       73,129
Expected return on plan assets            (331,289)           0      (385,889)           0      (420,849)           0
Recognized net actuarial (gain) loss        73,467       (1,567)        9,949      (11,766)            0      (24,811)
Amortization (accretion) of
 unrecognized transition asset
 or obligation                             (13,152)      45,600       (23,778)      45,600       (23,778)      45,600
Amortization of prior service cost          (2,546)           0        (2,546)           0        (2,546)           0
                                         ---------     --------     ---------     --------     ---------     --------
Net periodic benefit cost                $ 486,945     $214,327     $ 275,720     $173,062     $ 126,806     $139,689
                                         ---------     --------     ---------     --------     ---------     --------

Weighted-average assumptions as of December 31


                                           2003                      2002                      2001
                                   ---------------------     ---------------------     ---------------------
                                   Pension       Other       Pension       Other       Pension       Other
                                   Benefits     Benefits     Benefits     Benefits     Benefits     Benefits
                                   --------     --------     --------     --------     --------     --------

Discount rate                       6.75%        6.75%        7.00%        6.75%        7.25%        6.75%
Expected return on plan assets      8.00%           -         8.00%           -         8.00%           -
Rate of compensation increase       4.00%           -         4.00%           -         4.00%           -

For measurement purposes, the annual rates of increase in the per capita health care cost of covered benefits were 12% for 2003, 2002 and 2001, respectively. The annual rate of increase in per capita health care costs is assumed to decrease annually by .5% to an ultimate rate of 6% per year.

The effects of a one-percentage-point change in the assumed health care cost trend rate on the aggregate service and interest cost components of the net periodic postretirement health care benefit cost and on the postretirement benefit obligation would be:


                                            1 Percentage                             1 Percentage
                                           Point Increase                           Point Decrease
                                  2003         2002          2001          2003           2002            2001
                                  ----         ----          ----          ----           ----            ----

Effect on total service and
 interest components            $ 33,989     $ 27,074     $  142,531     $ (26,213)     $ (20,981)     $  (100,726)

Effect on postretirement
 benefit obligation             $254,424     $213,588     $1,484,439     $(199,647)     $(170,172)     $(1,150,001)

401(k) Plan

The Company has a noncontributory 401(k) plan for employees who meet certain service requirements.

Stock Purchase Plan

The Bank maintains a stock purchase plan which allows qualified employees and directors to acquire stock at fair market value.

14.  INCOME TAXES

Income tax expense (benefit), consists of the following:


                                   Total
                                   -----

           2003
         Federal Current         $1,680,000
         Federal Deferred                 0
         State                       80,000
                                 ----------
                                 $1,760,000
                                 ==========

           2002
         Federal Current         $1,866,000
         Federal Deferred          (202,000)
         State                       76,000
                                 ----------
                                 $1,740,000
                                 ==========

           2001
         Federal Current         $1,278,000
         State                       72,000
                                 ----------
                                 $1,350,000
                                 ==========

The actual tax expense for 2003, 2002 and 2001 differs from the "expected" tax expense for those years (computed by applying the applicable U.S. Federal Corporate Tax Rate to income before income taxes) due to the following:


                                                        2003                        2002                        2001
                                               -----------------------     -----------------------     -----------------------
                                                 Amount         % of         Amount         % of         Amount         % of
                                                               Pretax                      Pretax                      Pretax
                                                              Earnings                    Earnings                    Earnings
                                                 ------       --------       ------       --------       ------       --------

Computed "expected" tax expense                $2,053,020      34.0%       $2,058,750      34.0%       $1,555,900      34.0%
Nontaxable income on obligations of states
 and political subdivisions                      (276,161)     (4.6)         (302,983)     (5.0)         (337,753)     (7.4)
Cash surrender value of life insurance           (123,741)     (2.0)         (132,631)     (2.2)         (123,631)     (2.7)
Goodwill amortization                                   0       0.0                 0       0.0           153,685       3.4
Other                                             106,882       1.7           116,864       1.9           101,799       2.2
                                               ----------      ----        ----------      ----        ----------      ----
                                               $1,760,000      29.1%       $1,740,000      28.7%       $1,350,000      29.5%
                                               ==========      ====        ==========      ====        ==========      ====

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented as follows:


                                                             2003           2002
                                                             ----           ----

DEFERRED TAX ASSETS
Allowance for loan losses                                 $1,475,374     $1,250,727
Deferred compensation                                        247,113        238,323
Post-retirement benefits                                     452,604        390,419
Minimum pension liability                                          0        168,026
                                                          ----------     ----------
Deferred tax assets                                       $2,175,091     $2,047,495
                                                          ==========     ==========

DEFERRED TAX LIABILITIES
Unrealized gain on available for sale securities          $  794,597     $1,159,450
Deferred origination fees                                     93,401        109,267
Allowance for loan losses                                    209,813        127,965
Premises, furniture and equipment, principally due to
 differences in depreciation                                 424,346        365,529
Mortgage servicing rights                                    200,533        132,989
Cash surrender value of life insurance                        36,386         36,386
Other                                                        103,279              0
                                                          ----------     ----------
Deferred tax liabilities                                  $1,862,355     $1,931,586
                                                          ==========     ==========

The Bank has sufficient refundable taxes paid in available carryback years to fully realize its recorded deferred tax asset of $2,175,091 at December 31, 2003. The deferred tax asset and liability are included in other assets and other liabilities in the balance sheet at December 31, 2003 and 2002.

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

Quantitive measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework. To be so categorized, the Bank must maintain minimum total risk based, Tier I risk based and

Tier I leverage ratios as set forth in the table. Management believes no conditions or events that would alter the Bank's categorization have occurred since the Board's notification.

The actual capital amounts and ratios for the Company and the Bank as of December 31, 2003 and 2002 are presented in the table below:


                                                                          December  31, 2003
                                          -----------------------------------------------------------------------------------
                                                                                                            To Be Well
                                                                                                        Capitalized Under
                                                                          For Capital                   Prompt Corrective
                                                 Actual                Adequacy Purposes                Action Provisions
                                          --------------------    ---------------------------    ---------------    ---------
                                            Amount       Ratio        Amount          Ratio          Amount           Ratio

Total capital (to risk weighted assets)
Consolidated                              $35,825,000    14.3%    > = $20,045,000     > = 8.0%                N/A          N/A
Union Trust Company                       $35,650,000    14.2%    > = $20,081,000     > = 8.0%    > = $25,612,000    > = 10.0%

Tier I capital (to risk weighted assets)
Consolidated                              $32,738,000    13.0%    > = $10,041,000     > = 4.0%                N/A          N/A
Union Trust Company                       $32,563,000    13.0%    > = $10,023,000     > = 4.0%    > = $15,034,000    > =  6.0%

Tier I capital (to average assets)
Consolidated                              $32,738,000     7.5%    > = $13,053,000     > = 3.0%                N/A          N/A
Union Trust Company                       $32,563,000     7.5%    > = $13,040,000     > = 3.0%    > = $21,733,000    > =  5.0%


                                                                          December  31, 2002
                                          -----------------------------------------------------------------------------------
                                                                                                            To Be Well
                                                                                                        Capitalized Under
                                                                          For Capital                   Prompt Corrective
                                                 Actual                Adequacy Purposes                Action Provisions
                                          --------------------    ---------------------------    ---------------    ---------
                                            Amount       Ratio        Amount          Ratio          Amount           Ratio

Total capital (to risk weighted assets)
Consolidated                              $32,576,000    15.1%    > = $17,287,000     > = 8.0%                N/A          N/A
Union Trust Company                       $31,991,000    14.9%    > = $17,210,000     > = 8.0%    > = $21,513,000    > = 10.0%

Tier I capital (to risk weighted assets)
Consolidated                              $29,875,000    13.8%    > = $ 8,644,000     > = 4.0%                N/A          N/A
Union Trust Company                       $29,290,000    13.6%    > = $ 8,605,000     > = 4.0%    > = $12,907,000    > =  6.0%

Tier I capital (to average assets)
Consolidated                              $29,875,000     7.8%    > = $11,505,000     > = 3.0%                N/A          N/A
Union Trust Company                       $29,290,000     7.7%    > = $15,301,000     > = 3.0%    > = $19,127,000    > =  5.0%

The Company may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause the capital of the Company to be reduced below the capital requirements imposed by the Federal Reserve.

16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. At December 31, 2003 and 2002, the following financial instruments, whose contract amounts represent credit risk, were outstanding:


                                                    Contract Amount
                                                 2003            2002
                                                 ----            ----

Commitments to extend credit                  $36,849,000     $42,413,000
Standby letters of credit                         532,000         201,000
Unadvanced portions of construction loans       9,991,000       9,098,000
                                              -----------     -----------
Total                                         $47,372,000     $51,712,000
                                              ===========     ===========

The Bank's exposure to credit loss in the event of nonperformance by the other parties to the above financial instruments is represented by the contractual amounts of the instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon the credit extension, is based on management's credit evaluation of the counterparty. The types of collateral held include residential and commercial real estate and, to a lesser degree, personal property, business inventory and accounts receivable.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Expiration dates are usually within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

The Bank grants residential, commercial and consumer loans principally to customers in Maine's Hancock, Washington, Waldo, Knox and Lincoln counties. Although the loan portfolio is diversified, a substantial portion of the debtors' ability to honor their contracts depends upon local economic conditions, especially in the real estate sector. At December 31, 2003, there were no borrowers whose total indebtedness to the Bank exceeded regulatory limits.

The consolidated balance sheets do not include various contingent liabilities such as liabilities for assets held in trust. Management does not anticipate any loss as a result of these contingencies.

17.  LITIGATION

At December 31, 2003, the Company was involved in litigation arising from normal banking, financial and other activities of the Bank. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the Company's financial condition.

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

Cash, Due from Banks and Federal Funds Sold

The fair value of cash, due from banks and federal funds sold approximates their relative book values at December 31, 2003 and 2002, as these financial instruments have short maturities.

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

A summary of the fair values of the Company's significant financial instruments at December 31, 2003 and 2002 follows:


                                                     2003                              2002
                                         -----------------------------     -----------------------------
                                           Carrying       Estimate of        Carrying       Estimate of
                                            Value          Fair Value         Value          Fair Value
                                           --------       -----------        --------       -----------

ASSETS
Cash, due from banks and federal
 funds sold                              $ 14,701,490     $ 14,701,490     $ 16,646,761     $ 16,646,761
Available for sale securities             128,954,447      128,954,447      100,755,799      100,755,799
Held to maturity securities                 2,869,750        3,040,557        3,316,653        3,470,703
Other investment securities                 6,330,950        6,330,950        5,496,492        5,496,492
Loans                                     281,993,442      289,240,673      222,547,249      227,131,722
Loans held for sale                           937,000          937,000        5,420,697        5,420,697
Accrued interest receivable                 2,123,431        2,123,431        2,365,133        2,365,133
Cash surrender value life insurance         8,040,950        8,040,950        7,832,370        7,832,370

LIABILITIES
Deposits                                  298,453,703      299,199,837      275,764,694      277,088,365
Accrued interest payable                      579,994          579,994          613,083          613,083
Advances from Federal Home Loan Bank      105,026,706      106,717,636       45,959,829       47,085,845
Other borrowed funds                       12,456,358       12,456,358       13,063,631       13,063,631

19.  PARENT-ONLY CONDENSED FINANCIAL STATEMENTS

The condensed financial statements of Union Bankshares Company as of December 31, 2003 and 2002 and for each of the years ended December 31, 2003, 2002 and 2001 are presented as follows:

BALANCE SHEETS


December 31, 2003 and 2002                            2003            2002
--------------------------                            ----            ----

ASSETS
Cash                                               $    19,123     $    36,513
Investment in subsidiary                            34,164,516      31,120,217
Core deposit intangible                                167,492         214,235
Goodwill                                             6,305,130       6,305,130
Other assets                                           448,473       1,092,973
                                                   -----------     -----------
Total assets                                       $41,104,734     $38,769,068
                                                   ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable                                  $   343,669     $   315,776
Other liabilities                                        8,603         134,896
Shareholders' equity                                40,752,462      38,318,396
                                                   -----------     -----------
Total liabilities and shareholders' equity         $41,104,734     $38,769,068
                                                   ===========     ===========

STATEMENTS OF INCOME


Years ended December 31, 2003, 2002 and 2001          2003            2002            2001
--------------------------------------------          ----            ----            ----


Dividend income                                    $ 1,503,300     $ 1,367,200     $ 1,224,900
Equity in undistributed earnings of subsidiary       2,410,239       3,033,392       2,523,002
Other income                                           470,667          20,806          12,836
                                                   -----------     -----------     -----------
Total income                                         4,384,206       4,421,398       3,760,738
Operating expenses                                     105,911         106,258         534,566
                                                   -----------     -----------     -----------
Net income                                         $ 4,278,295     $ 4,315,140     $ 3,226,172
                                                   ===========     ===========     ===========

STATEMENTS OF CASH FLOWS


Years ended December 31, 2003, 2002 and 2001           2003            2002            2001
--------------------------------------------           ----            ----            ----

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                          $ 4,278,295     $ 4,315,140     $ 3,226,172

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES
Undistributed earnings of subsidiary                 (2,410,239)     (3,033,392)     (2,523,002)
Amortization                                             46,743          46,742         498,307
Gain on sale of stock                                  (410,396)              0               0
(Increase) decrease in other assets                     (28,700)       (160,000)        (23,426)
Increase (decrease) in other liabilities                (57,750)         66,353               0
                                                    -----------     -----------     -----------
Net cash provided by operating activities             1,417,953       1,234,843       1,178,051
                                                    -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in Union Trust Company                      (883,082)              0               0
Proceeds from sale of stock                             882,000               0               0
Acquisition costs                                             0               0         (24,144)
                                                    -----------     -----------     -----------
Net cash used by investing activities                    (1,082)              0         (24,144)
                                                    -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                       (1,317,989)     (1,267,960)     (1,184,021)
Purchase of treasury stock                             (393,945)       (453,432)        (40,906)
Sale of treasury stock                                  277,673         192,208          47,499
                                                    -----------     -----------     -----------
Net cash used by financing activities                (1,434,261)     (1,529,184)     (1,177,428)
                                                    -----------     -----------     -----------
Net decrease in cash                                    (17,390)       (294,341)        (23,521)
Cash at beginning of year                                36,513         330,854         354,375
                                                    -----------     -----------     -----------
Cash at end of year                                 $    19,123     $    36,513     $   330,854
                                                    ===========     ===========     ===========

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES
Changes in other comprehensive income:
Net increase (decrease) in net unrealized gain
 on available for sale securities                   $  (708,242)    $ 1,720,407     $   996,812
Net increase (decrease) from minimum
 pension liability adjustment                       $   326,168     $  (326,168)    $         0

                  BERRY, DUNN, MCNEIL & PARKER [LETTERHEAD]


                        INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Union Bankshares Company

We have audited the accompanying consolidated balance sheets of Union Bankshares Company and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above represent fairly, in all material respects, the consolidated financial position of Union Bankshares Company and Subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 9 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002 in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."


/s/Berry, Dunn, McNeil & Parker


Portland, Maine
January 23, 2004

                         UNION BANKSHARES COMPANY &
                        UNION TRUST COMPANY DIRECTORS

                             Arthur J. Billings
                      President, Barter Lumber Company

                              Peter A. Blyberg
                     President, Chief Executive Officer

                               Blake B. Brown
                 President & Owner, Brown's Appliance and TV

                              Richard C. Carver
                     Former Owner of Carver Oil Company;
                        Part Owner, Carver Industries

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


                          UNION BANKSHARES COMPANY
                            DIRECTORY OF OFFICERS

                              John V. Sawyer II
                            Chairman of the Board

                              Peter A. Blyberg
                     President, Chief Executive Officer

                                John P. Lynch
                          Executive Vice President

                               Peter F. Greene
             Senior Vice President, Chief Administrative Officer

                              Sally J. Hutchins
                        Senior Vice President & Clerk

                             Timothy R. Maynard
               Senior Vice President, Chief Financial Officer

                             Rebecca J. Sargent
          Senior Vice President, Senior Financial Services Officer

                              Richard W. Teele
                                  Secretary


                          UNION BANKSHARES COMPANY
                            & UNION TRUST COMPANY
                             HONORARY DIRECTORS

                              Franklin L. Beal
                                   Retired

                               Robert S. Boit
               Retired, President and Chief Executive Officer
                         of the Company and the Bank

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

                             Richard W. Whitney
                                   Dentist


                             UNION TRUST COMPANY
                            DIRECTORY OF OFFICERS

                              John V. Sawyer II
                            Chairman of the Board

                              Peter A. Blyberg
                     President, Chief Executive Officer

                                John P. Lynch
                 Executive Vice President, Regional Manager

                              Robert E. Carter
                Senior Vice President, Branch Administration

                               Peter F. Greene
             Senior Vice President, Chief Administrative Officer

                              Sally J. Hutchins
                  Senior Vice President, Treasurer & Clerk

                             Timothy R. Maynard
               Senior Vice President, Chief Financial Officer

                             Rebecca J. Sargent
          Senior Vice President, Senior Financial Services Officer

                                Kent Winters
                   Senior Vice President, Regional Manager

                               Edwin Bonenfant
                     Vice President, Investment Officer

                              James M. Callnan
             Vice President, Senior Information Services Officer

                             Debra A. Ehrlenbach
                           Vice President, Auditor

                                Janis Guyette
                      Vice President, Trust Operations

                               David A. Krech
                     Vice President, Investment Officer

                              Michael J. Marino
               Vice President, Chief of Credit Administration

                            Lorraine S. Ouellette
                        Vice President, Trust Officer

                              Bette B. Pierson
                      Vice President, Mortgage Lending

                            Sarah Ruef-Lindquist
                    Vice President, Trust Administration

                               Sandy Salsbury
                       Vice President, Human Resources

                              Susan A. Saunders
                        Vice President, Bank Services

                             Geddes Simpson, Jr.
                        Vice President, Trust Officer

                               Craig Worcester
                     Vice President, Financial Services

                             Michelle Bannister
                    AVP, Training and Development Officer

                          Laurence D. Fernald, Jr.
                   AVP, Appraisal Review and Loan Officer

                              Lynda C. Hamblen
                          AVP, Relationship Manager

                              Patti S. Herrick
                          AVP, Information Services

                                Mary Lou Lane
                          AVP, Mortgage Underwriter

                            Kathe Marion-Gallant
                          AVP, Mortgage Underwriter

                              Peter C. O'Brien
                          AVP, Mortgage Underwriter

                               Renee Ouellette
                           AVP, Financial Analyst

                              Deborah F. Preble
                               AVP, Controller

                                 Diane Rimm
                    AVP, Operations Manager, Cornerstone

                              Stephen L. Tobey
                            AVP, Security Officer

                              Tina Torres-York
                          AVP, Relationship Manager

                                Charlie Ault
                        Business Development Officer

                                 Shawn Ellis
                             Collections Officer

                               Brenda Gatcomb
                                Trust Officer

                               Ronald Hamilton
                            Financial Consultant

                                 Guy Hamlin
                            Financial Consultant

                                 Sylvia Joy
                                Trust Officer

                              Jeannie Merchant
                              Marketing Officer

                               Cynthia Pinkham
                           Teller Services Officer

                               Rhonda Reardon
                           Assistant Trust Officer

                               Annette Russell
                         Financial Planning Officer

                                Scott Shields
                         Financial Planning Officer

                              Chuck Yestramski
                      Network Administrator Specialist

                                Jon C. Young
                            Relationship Manager


                         UNION TRUST COMPANY OFFICES

                                 Bar Harbor
                            Christopher H. Keefe
                 Vice President, Senior Relationship Manager

                                   Belfast
                                 Paul Doody
                          AVP, Relationship Manager

                                  Blue Hill
                              Pamela G. Fowler
                          VP, Relationship Manager
                               Dianne Thompson
                               Branch Manager

                                   Camden
                                Kent Winters
                   Senior Vice President, Regional Manager

                                   Castine
                              Pamela G. Fowler
                          VP, Relationship Manager

                                 Cherryfield
                              James E. Haskell
                          AVP, Relationship Manager

                            Ellsworth Main Office
                                 Beth Jewell
                                   Manager

                          Ellsworth Shopping Center
                              Melody L. Wright
                             AVP, Branch Manager

                                  Jonesport
                                Wendy W. Beal
                          AVP, Relationship Manager

                                   Machias
                               Lisa A. Holmes
                          AVP, Relationship Manager

                                  Milbridge
                              James E. Haskell
                          AVP, Relationship Manager

                                  Rockland
                                 Jane Dagley
                          AVP, Relationship Manager
                               Pamela Dalfonso
                               Branch Manager

                                 Somesville
                              Andrea G. Leonard
                    Vice President, Relationship Manager

                                 Stonington
                           Harry R. Vickerson III
                          AVP, Relationship Manager

                                  Waldoboro
                              Diane Y. Lawrence
                             AVP, Branch Manager

                        UNION TRUST COMPANY PERSONNEL

                               Allen, Deborah
                                Austin, Dodi
                               Bagley, Joanna
                               Batson, Harold
                               Baum, Jennifer
                                 Bayrd, Rona
                                Bell, Janice
                              Bonville, Melissa
                                Bragg, Randy
                                Brooks, Wendy
                               Candage, Brandi
                               Carter, Glendon
                                Carter, Linda
                                Carver, Lisa
                                 Clay, Dawne
                               Cole, Christina
                                Cole, Richard
                               Colson, Sylvia
                             Craveiro, Christina
                                Crosby, Lisa
                             Cunningham, Sylvia
                               Curtis, Kristen
                                Damon, Jennie
                                Davis, Sharon
                                Day, Francis
                                Day, Margaret
                              DeCesere, Joanne
                              Dillon, Patricia
                              Douglass, Joanne
                                Duffy, Tracy
                              Durling, Colleen
                                  Dyer, Tia
                              Edgecomb, Deborah
                                Emery, Sherry
                               Faulkner, Kathy
                                 Foss, John
                                Gaul, Judith
                              Gimpel, Elizabeth
                                Gokey, Tammy
                               Grant, Victoria
                                Gray, Shelley
                              Gray-York, Denice
                               Grindle, Eugene
                                 Hall, Maria
                              Hamilton, Kirsten
                                Handy, Louise
                               Hebert, Judith
                               Hennigan, Robin
                               Hewson, Krystal
                               Hills, Darlene
                              Hinckley, Melissa
                                Hustus, Gayle
                              Hutchins, Rebecca
                             Hutchinson, Elwell
                               Kalloch, Debra
                               Kaspala, Tammy
                                Kelley, Cindy
                                Kenney, Doria
                               Leighton, Mindy
                               Leonard, Kathy
                                Look, Cheryl
                                 Look, Lisa
                                Lufkin, Delia
                             MacLaughlin, Wendy
                               Marshall, Carol
                              McCarty, Melinda
                            McCormick, Bernadette
                               McHenan, Regina
                                McMahon, Jane
                             Merchant, Michelle
                              Merritt, Caroline
                               Merritt, Jared
                               Murray, Alanna
                                Murray, April
                               Oakes, Suzette
                            Otis-Anderson, Sandra
                                Ottman, Bruce
                               Phillips, Jamie
                                Pineo, Muriel
                              Podlubny, Helene
                              Podraza, Kathleen
                               Rackliff, Kathy
                             Richardson, Candice
                                 Ring, Wanda
                               Sargent, Tammy
                                Sawyer, Cara
                                Sawyer, Donna
                                Scott, Marsha
                              Shields, Valerie
                               Silverman, Mary
                               Simpson, Adele
                               Sinford, Nicole
                             Spaulding, Virginia
                               Spear, Annette
                               Sprague, Donna
                               Sproul, Bonnie
                                Sprowl, Kelly
                               Storer, Jessica
                                Swett, Andrea
                               Thayer, Jeannie
                              Thibault, Travas
                                Thompson, Amy
                               Tracy, Deborah
                              Treadwell, Mattie
                                Tucker, Nancy
                               Tyler, Kimberly
                               Upham, Vanessa
                                Vittum, Julie
                               Wallace, Jayne
                              Willey, Christina
                              Wilson, Stephanie
                                Woodsum, Anne
                              Woodward, Cheryl
                              Youngblood, Mary

Union Trust Company is committed to offering equal opportunity in regard to employment, training, benefits, salary administration and promotional opportunities to all employees, regardless of race, color, religion, sex, age or national origin. The Bank has implemented an Affirmative Action Plan.

Upon written request, the Company will provide, without charge, a copy of its 2003 Annual Report on SEC Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission. Interested persons should write to:

Timothy R. Maynard, Senior Vice President
Union Bankshares Company
P.O. Box 479
Ellsworth, Maine 04605


                     MEMBER FDIC   EQUAL HOUSING LENDER

Making the community strong, one life, one business, one dream at a time. Union Trust. Success starts here.