Form 10-K, Exhibit 13
period 2004-12-31
UNION BANKSHARES CO/ME
filed 2005-03-31
CIK 745083

Exhibit 13

COVER PHOTO

                          UNION BANKSHARES COMPANY

                             Annual Report 2004

                    connecting you to success since 1887

INTRODUCTION

success starts by...

      Maine people have always been intimately connected to the region's waterways and coastline. Historically, rivers were our super highways, transporting goods and people to and from region to region. They connected the inland territories to the ocean and from there they connected all of us to the rest of the world.

      After the Civil War, the rivers along Maine's coast became our economic, social, and cultural lifelines. They powered the sawmills that converted logs into marketable lumber and the gristmills that turned grain into flour. Coastal quarries shipped tons of granite to faraway cities, and countless ships were built and launched from Maine shipyards. Steamboats transported people and workers, and they brought rusticators, our first tourists.

      Over the years, industry flourished and the towns along the rivers thrived and prospered. Rivers became a vital partner in the successful development of our communities by giving its citizens access to resources and opportunities.

      Ellsworth was one of those river towns. In 1887, Union Trust Company opened its doors for business. Ever since, the Bank has looked to build partnerships with the people we serve.

      In 1920, the Bank's policy was stated as such: "The policy of the management of the institution is to foster intimate, helpful relations between the Bank and its depositors."

      That single message is the foundation of our customer's success and still rings true in 2005. Everyday, we continue to foster partnerships built on intimate relationships-ones of trust with our customers, of support for our communities and of pride for the people who work for us. Throughout the years, these partnerships have helped Union Trust grow into a successful full-service bank, serving individuals, businesses and communities from Jonesport to Waldoboro.

      Today, the Internet is our super highway and the world is merely a click away. Yet, those of us who live and work in coastal Maine still share an innate connection to our waterways and the coast.

      As your financial partner, Union Trust understands the unique challenges that face individuals, businesses, and non-profits in our region. We actively seek solutions by working with you to meet your financial needs. We invest in our communities to create jobs and opportunities. And, we partner with outside service providers to make sure our customers have the very best access to capital and outside resources. Our focus has always been-and always will be-your success.

CAPTIONS
ABOVE Seining for herring
in Sorrento.
PHOTO COURTESY OF
DEALE SALISBURY

LEFT Union River,
Ellsworth.
PHOTO KEN CLINE

COVER Hall Quarry in
Mount Desert had a
workforce of over
2,000 men. Many came
from Europe like the
Italians who were
skilled stone carvers,
and the Polish and
Finns who were skilled
at precision cutting.

PHOTO COURTESY OF
MERCHANT FAMILY


                                                      building partnerships
working with our communities is an...


      Union Trust has long believed that economic success depends on the overall health of the community. As a locally owned bank, decisions are made here, and we continually seek ways to invest back into our own communities. Partnering with our municipalities enables us to work with and support our communities for a variety of much needed projects. Last year, Union Trust provided over $17 million in financing to twenty-two municipalities.

      Municipalities in Maine are under constant pressure to find the best value for their taxpayers. Union Trust understands their need for competitive financing and is ready to assist whether your town needs to buy a plow truck or build a new school. Partnering with municipalities is an easy decision. The rewards often span more than one generation, and the quality of life for our citizens is better all around.

BROOKLIN

Brooklin is a small fishing and boating village situated on a peninsula, completely surrounded by water. To ease the burden of loading and unloading fishing gear and equipment, the town decided to build a much-needed pier. Union Trust provided favorable rates and terms that enabled the town to proceed with the project. The pier will be constructed on Naskeag Point this spring.

FRIENDSHIP

Friendship is an active fishing village located in the mid-coast. Maine winters are long, and residents expect the roads to stay well maintained. When it came time for the town to purchase a new plow truck, Jane Dagley at Union Trust was one of the first people they called. Jane brought back a quote with a competitive rate and took the time to answer any of the selectmen's questions. Her quick and thorough response helped local officials respond to the town's people who approved the purchase. PHOTO KATHERINE WILKES

QUOTE
Union Trust handles
our Town accounts with
as much respect as they
would for a larger city.

   Kathy MacLeod, Treasurer
   Town of Friendship


[INSERT 3 PHOTOS]

[PHOTO]

SOUTHWEST HARBOR

When the Clean Water Act was passed in 1987, Southwest Harbor began a long process to try and meet the new regulations. Because the town's water comes from Long Pond it is an open water system. The USDA wanted the town to have a more stringent filtration system. Several methods were tried, including a small pump station that added chlorine and fluoride to the water.

Eventually, USDA mandated that a new, more sophisticated filtration system be built. The price tag was just over $2 million, a considerable amount for the small coastal village. In addition, the town had to construct at least three fourths of the new system before USDA would finance the project. It took another four years for Southwest Harbor to negotiate a land trade with the National Park Service to acquire a location for the plant. Interim financing provided by Union Trust enabled the town to construct the plant and meet the USDA requirements. photo view of long pond. courtesy of southwest harbor/tremont chamber of commerce.

[PHOTO]

LINCOLNVILLE CENTRAL SCHOOL

In 2000, the town of Lincolnville was faced with closing their school and the prospect of building a new one. Built in 1947, the school had undergone two major additions in 1978 and 1987. Construction for a third was about to begin when unacceptable levels of fungi and bacteria were found to be widespread. The school was rendered unfit to occupy and closed on April 28, 2000. A temporary facility was erected in Northport to house students until a solution could be found.

In the summer of 2004, the State Board of Education approved the construction of a new Lincolnville Central School. The cost, however, was estimated to be $9.1 million. Local fundraising efforts, including a generous matching grant, raised over $2 million. Getting students into the new school sooner rather than later, however, was the goal. A short-term Bond Anticipation Note from Union Trust allowed the community to break ground immediately. The school is scheduled to open this fall and students are looking forward to learning in a first class facility.


PHOTO (opposite page, right) view of pitcher pond, Lincolnville

QUOTE

We enjoy the friendship of the Union Trust officials and their 'down home' manner of doing business.

   Bob Tapley, Selectman Chair
   Town of Brooklin


                                                  investment in your future

municipalities

During 2004 Union Trust Company provided Tax Anticipation, Bond
Anticipation, Revenue Anticipation, and General Obligation financing to:


Columbia Falls               $   100,000
Flanders Bay Community
 School District             $    54,706
City of Calais               $   620,000
Hancock County               $ 2,500,000
Washington County            $   900,000
Town of Blue Hill            $    30,000
Town of Brooklin             $   145,000
Town of Castine              $   164,000
Town of Deer Isle            $ 1,095,000
Town of Friendship           $    69,887
Town of Gouldsboro           $   100,000
Town of Lamoine              $   125,000
Town of Lincolnville         $ 5,550,000
Town of Northport            $   750,000
Town of Rockport             $ 1,715,000
Town of Searsport            $ 1,126,000
Town of Sorrento             $    65,000
Town of Southwest Harbor     $   617,000
Town of Steuben              $   150,000
Town of Stonington           $   675,000
Town of Surry                $   600,000
Town of Thomaston            $   500,000
----------------------------------------
TOTAL                        $17,651,593

a healthy endowment...

For the past fifty years, Union Trust has provided investment management and custodial services to numerous non-profits throughout our region.


PHOTO CREDIT
FROM THE COLLECTIONS OF MAINE MARITIME MUSEUM


HISTORICAL

Shipbuilding flourished on the Maine coast in the eighteenth and nineteenth centuries. The proximity to sawmills, which produced the lumber, and the coves and rivers from which ships were launched created ideal conditions for shipyards. Ellsworth shipyards built 173 vessels, including the 1800-ton Horizon, constructed in 1855 by Seth Tisdale. Some villages like Somesville had five shipyards in operation at once.

The Governor Ames (above), a five-masted schooner, is being prepared to launch from the Leavitt Storer shipyard at Waldoboro on December 1, 1888. She was the first five-masted schooner built on the East Coast (an earlier one was built in the Great Lakes). Constructed of wood, the cargo-carrying coastal schooner measured 1,779 gross tons with a register length of 245.6 feet. In December of 1909, she was wrecked near Cape Hatteras, North Carolina. Eleven lives were lost. In this picture, smoke on the right billows from the stack of a tug attending the launching.


      Non-profit organizations in Maine are constantly challenged to maintain support for the resources they use to fulfill their missions. At Union Trust, we recognize their special needs. For the past fifty years, we have provided investment management and custodial services to numerous non-profits throughout our region. Our prudent, yet progressive investment philosophy has earned us a solid investment reputation and has served our customers, and us, well. Assets currently under management at the Bank are in excess of $300 million-a testament to our customers' confidence in the ability of our knowledgeable and experienced staff.

      At Union Trust, we believe a well-formulated strategy is the best way to ensure a healthy endowment. By working in partnership with your non-profit and its' other professional advisors, we are better able to evaluate your risk, time horizon, and investment objectives. From there, the Bank's role can range from advice only to the full implementation of an investment program suited to the special needs of your non-profit organization.

      Since 1990, Union Trust has been providing investment services to Maine Maritime Academy. Our investment professionals manage the college's endowment fund, the source for the majority of their scholarships. We are pleased-and proud-to be part of the process that provides so many of our young people with the opportunity to attend this world class institution.

PROFILE

MAINE MARITIME ACADEMY

Maine Maritime Academy enjoys a reputation for excellence. Since the Academy opened in 1941, enrollment has grown from 29 students to over 800 students today. Each year, the college's endowment provides hundreds of scholarships to goal-oriented students who might otherwise not be able to attend college. The success of these graduates, and the skills they bring to their jobs here in Maine and around the globe, contribute to the college's worldwide reputation.


QUOTE
A well-managed endowment allows us to attract leading academicians, offer the latest technology and facilities, and welcome motivated students regardless of financial status.

   Leonard Tyler, President
   Maine Maritime Academy


                                                       means more resources

PROFILE

BAR HARBOR AVIATION

For some, building a successful business like the Manor House Inn, would be satisfaction enough. But Mac and Jim weren't content with just living life comfortably. Building an aviation business that offers glider rides and sightseeing flights seemed like an interesting challenge-one that combined a hobby with a new business venture. Bar Harbor Aviation, another success for Jim and Mac, has taken off. Life just doesn't get any better.


QUOTE
Looking back on the length of our relationship, Union Trust is like a trusted old friend.

   Jim Dennison
   Bar Harbor Aviation

dreams take vision and planning...

      Today, planning for retirement means more than making sure the rocking chair is comfortable. Many of you still want to pursue activities that fulfill your desire to be creative and stay productive. You may want to turn a lifelong hobby into a business, buy that 38-foot sail boat, or garden to your heart's content.

      Careful financial planning can make sure that the resources are there for whatever the purpose. Union Trust has been working and planning with Mac Noyes and Jim Dennison for years, watching them turn The Manor House Inn into a successful business. After selling the Manor House, one would think that Jim and Mac might slow down, take it easy. Not them, they wanted to combine a hobby with a new business and offer glider plane rides and sightseeing flights over Acadia National Park.

      Together, we've made sure Jim and Mac have the resources to pursue their second dream, giving them, and their customers, the thrill of a lifetime.

Some of our investment services include:

FINANCIAL PLANNING SERVICES

BROKERAGE

INSURANCE

INVESTMENT AND TRUST SERVICES



                                              so does your retirement

Careful financial planning can make sure the resources are there for whatever the purpose.


PHOTO CREDIT
PHOTO COURTESY OF THE MERCHANT FAMILY



HISTORICAL

During the nineteenth century, granite was harvested from quarries located on Maine's coast. Due to the demand for Maine granite, many coastal towns like Jonesport, Mount Desert, Stonington and Blue Hill had several quarries in operation at one time.

Proximity to waterways was crucial in order to get the tonnage aboard ships and off to market. The Hall Quarry (above) was located in the town of Mount Desert and opened about 1880. The granite was transported 800 feet by track to the wharf, which was accessible to schooners.

Nearby was The Campbell & Macomber Quarry, owned by Hale & Hamlin of Ellsworth. Granite from this quarry was a light pinkish-gray color with a medium to coarse texture and referred to as "Somes Sound Pink." The granite was transported 1600 feet by cart to the wharf on Somes Sound. It was used in the United States Mint in Philadelphia; the basement of the New York Customhouse; the Brooklyn anchorage to the Manhattan Bridge; and a bridge over the Potomac in Washington.

even the oldest traditions...


QUOTE
Our relationship managers routinely visit our commercial customers at their place of business and listen carefully to understand their needs.


PHOTO CREDIT
COURTESY OF THE BAR HARBOR HISTORICAL SOCIETY



HISTORICAL

In the mid-to-late 1800s, steamboat excursions to coastal towns became very popular. The Rockland, a 400-ton-paddlewheel streamer, and the 246-foot Lewiston brought thousands of rusticators from Rockland to Bar Harbor. They docked at Belfast, North Haven, Castine, Deer Isle, Sedgwick, Ellsworth, Bar Harbor, Southwest Harbor, Jonesport, and Machiasport. Large hotels like the Rodick House (above) in Bar Harbor began to appear in other fashionable resorts like Deer Isle and Camden. Built in 1860 and torn down in 1906, the Rodick House was the largest resort hotel in New England at the time.

By the 1880s, Bar Harbor was experiencing a real-estate boom. Many well-to-do families from Philadelphia, New York and Chicago began building summer cottages on the island and staying for the summer. A healthy rivalry ensued between the summer colonies at Bar Harbor and Newport, Rhode Island as each tried to outdo the other. The "Tow Path" in Bar Harbor was renamed the "Shore Path" to keep in step with Newport whose walkway along the ocean was called the "Cliff Walk."



      Our first priority is to understand your business and its unique needs. Industries along the Maine coast are different from those in other regions. Traditional industries, like fishing, tourism, and boat building, have looked to Union Trust for financial advice for over 118 years. We share a history that gives us a better understanding of the particular needs of those businesses, as well as the experience to respond more effectively to the challenges they face today.

      Relationship managers at Union Trust routinely visit our commercial customers at their place of business and listen carefully to understand their needs. Once they gain an overall picture of your business and understand your goals, they can offer guidance, solve problems, and connect customers to the appropriate venue. Our relationship managers work extra hard to find the best solution possible, even if it means customizing that product or service to your specific needs.

      Union Trust has provided banking service to Moody's Diner since 1998. Their relationship manager, Tina Torres-York, has one goal-to help the Moody Family find the best financial solution possible so they can keep their family tradition alive and well. Building a lasting, personal relationship with customers is our way of helping them find success.

PROFILE

MOODY'S DINER

Moody's Diner and Cabins on US Route One began modestly in 1927, with three cabins and a vision. Over the years as the successful business grew, additions were made, and a family tradition was born. The restaurant's cookbook (right) shares 75 years of recipes and reminiscences.

Today, in its fifth generation of family ownership, over one million customers from throughout the world have been happily served.


                             We appreciate the friendly and helpful tellers and the timely and efficient attention from Tina our loan manager.

                                              Nancy Genthner, Moody's Diner


                                       want a financial partner who listens

PROFILE

LOBSTER FISHERMAN

Butch Ciomei is a well-respected fisherman, who runs a lobster boat out of Stonington. He's been fishing for over 20 years and knows that it takes more than hard work and a love of the sea to succeed. Drive and plenty of patience are equally important. It also takes having the right equipment and a financial partner that understands this industry.

For years his sons, Seth and Lance, worked alongside their dad, baiting traps, working on his boat and learning the ropes. Now, as teenagers, they each own boats. They learned from Butch that in this business, as in life, it takes drive to succeed.



                             Our relationship manager, Chris Young,
                             instills us with a strong feeling of trust-we always feel that Union Trust is as committed to our success as we are.

                                                          The Ciomei Family


                 the best tools for success are access to...

      Union Trust understands that your success depends on access to funds without the waiting game. Quick approval and flexibility are just a few of the full range of credit services our customers enjoy.

      Occasionally, a customer needs a business plan or the participation of another organization before they can apply for a loan. When the required service is beyond the Bank's scope, Union Trust still works to open doors. We partner with a wide range of outside organizations and connect our customers to the appropriate resource. Helping a customer position their business for success means more than providing them with capital-sometimes it means making sure they have the right tools to succeed.

      Union Trust has been helping Butch Ciomei, a local lobster fisherman, with commercial loans and banking services since 1973. Butch is proud to see his sons, Seth and Lance, follow in his footsteps. When they need banking advice, Union Trust will be ready to help them too.

Some of our partners are:

SMALL BUSINESS ADMINISTRATION (SBA)

MAINE SMALL BUSINESS DEVELOPMENT CENTERS (MSBDC)

SERVICE CORE OF RETIRED EXECUTIVES (SCORE)

FINANCE AUTHORITY OF MAINE (FAME)

RURAL DEVELOPMENT

EASTERN MAINE DEVELOPMENT CORPORATION (EMDC)

COASTAL ENTERPRISES, INC. (CEI)

SUNRISE ECONOMIC DEVELOPMENT CORPORATION

WASHINGTON-HANCOCK COMMUNITY AGENCY (WHCA)

CHAMBERS OF COMMERCE



                                                      capital and resources


QUOTE
When the required service is beyond the Bank's scope, Union Trust still works to open doors.


PHOTO CREDIT
PHOTO COURTESY OF ELLSWORTH PUBLIC LIBRARY


HISTORICAL

After the Civil War and until the beginning of the twentieth century, Maine's booming timber industry brought astonishing growth and prosperity to coastal towns. The scene above of the Union River in Ellsworth (1880) jammed with lumber was a typical site during the heyday of the lumber era.

Sawmills were first built on rivers near the coast where the timber was abundant and the ports were convenient to the mills. Dams were built on the rivers to power the mills that converted the logs into lumber, which was then shipped to market. Many rivers had multiple dams and mills operating simultaneously. By 1867, there were seven dams and eleven mills on the Union River alone. One hundred and forty-nine sailing vessels were owned in Ellsworth, making this small settlement one of the largest producers of lumber in the world for a brief period of time.

By 1870, there were over 1000 active sawmills in operation throughout the state. Although the majority of these mills were fairly small, mills like the ones on the Narraguagus River turned twelve to fifteen million feet of timber into lumber annually.

PRESIDENT'S LETTER


Dear Shareholder,

      2004 was a strong year for your Bank. The numbers confirm our status as a strong, independent, community bank providing the best possible service to our markets. Earnings reached a record high of $4.8 million, representing a 13% increase year on year and a 61% increase since 2000. Earnings per share increased year on year by 14% from $3.73 to $4.24. Return on average equity was 11.63% on December 31, 2004, compared to 10.75% in 2003.

      The market value per share for your company closed the year at $54.50, an increase of $9.75 or 22% over the December 31, 2003, closing price of $44.75. As of December 31, 2004, market value as a multiple of book value was 1.5 versus 1.3 times book in 2003. During 2004, the increase in market value resulted in a higher price/earnings ratio of 12.9 over the 2003 ratio of 12.0. Annual cash dividends per share declared in 2004 were $1.275, an increase of $.10 or 9% over 2003. The dividend payout ratio was 30.18% for 2004 versus 31.46% in 2003.

      Last year was challenging due to a dramatically smaller mortgage refinancing pipeline with compressed margins and aggressive competition across the board. Your staff, however, performed well and our results highlight their efforts. Coastal Maine, from Jonesport to Waldoboro, is displaying solid economic progress. The blueberry industry, lobster fishing, tourism, retail sales, boat building and housing, while each having some pluses and minuses, in aggregate, finished the year well.

      The Bank experienced healthy asset growth in 2004, increasing $24.2 million or 5% from $464.2 million to $488.4 million as of December 31, 2004. Loan growth was strong, as we finished up the year at an all time high of $310.0 million, increasing by $23.6 million or 8%. Deposits also grew and the assets we have in our Financial Services area are in excess of $300 million, providing validation to our strategic vision for that business.

      As part of our ongoing efforts to concentrate our resources, we announced the closing of our Machias branch and the consolidation of our Cherryfield location with the Milbridge branch. It was time to emphasize lines of business and locations that provide the best returns. At the same time, we are expanding our Jonesport branch and additional business development staff was added in Waldoboro, Rockland, and Belfast as well as in Hancock County. Last year, a number of new services and products were also introduced, providing replacement revenue streams and enhancing our competitive position. These strategic moves will place the Bank in a better position to tap the opportunities in our market.

      To address stiff competition in the marketplace, we also launched a new corporate brand and identity in 2004. Our tagline Success Starts Here speaks to the value of success whether it's defined by a customer, an employee, or the community. We are proud of the success stories featured in this annual report. They reflect our commitment to put our customer's success first, and they emphasize the value we place on forging mutually beneficial partnerships.

      As we look ahead, we continue to seek opportunities that will help us achieve our strategic objectives and serve our customers and communities. By investing in our team of dedicated employees and services, and positioning ourselves in growth areas, we believe Union Trust will continue to grow and prosper.

      This past year, we lost two of our former directors, Franklin Beal and Mary Slaven. Both were long-time, dedicated and loyal directors who served the Bank and shareholders well. We will miss them.

      We look forward to the challenges of 2005 and are grateful for the support of our customers, our employees, our communities and our shareholders. We thank you for your continued support.

                                       Sincerely,



                        /s/ John V. Sawyer, II     /s/Peter A. Blyberg

                            John V. Sawyer, II        Peter A. Blyberg
                         Chairman of the Board       President and CEO

Insert Graphs:


                                        2000         2001         2002         2003         2004
                                      -----------------------------------------------------------

Return on average equity                11.13%       9.92%        11.82%       10.75%       11.63%
Earnings per share (in dollars)          2.60         2.79         3.75         3.73         4.24
Book value per share (in dollars)       27.34        29.10        31.57        34.19        36.06
Net income (in thousands)               3,000        3,226        4,315        4,278        4,829
Total Assets (in thousands)           348,242      362,003      381,029      464,194      488,355
Dividend payout ratio                   38.51%       37.60%       29.34%       31.46%       30.18%

AUDITOR'S LETTER


                                [LETTERHEAD]
                        BERRY, DUNN, MCNEIL & PARKER
                            --------------------

                        CERTIFIED PUBLIC ACCOUNTANTS
                           MANAGEMENT CONSULTANTS


To the Board of Directors of Union Bankshares Company:

      We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Union Bankshares Company and its subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004 (not presented herein); and in our report dated January 21, 2005, we expressed an unqualified opinion on those consolidated financial statements.

      In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine
January 21, 2005

          PORTLAND, ME * BANGOR, ME * LEBANON, NH * MANCHESTER, NH
                                WWW.BDMP.COM

                   Union Bankshares Company and Subsidiary
                       Summary of Financial Highlights


                December 31, 2004, 2003, 2002, 2001, and 2000
                (Dollars in thousands, except per share data)


                                              2004         2003          2002          2001          2000
                                            ----------------------------------------------------------------

Summary of Operations
Net income                                  $  4,829     $   4,278     $   4,315     $   3,226     $   3,000
Net interest income                           15,932        14,131        14,001        13,058        11,192
Non-interest income                            5,754         6,167         5,875         4,857         3,629
Non-interest expense                          14,590        13,840        13,461        13,039        10,373
Provision for loan losses                        222           420           360           300           371

Per Common Share Data
Earnings per share (in dollars)             $   4.24     $    3.73     $    3.75     $    2.79     $    2.60
Dividends per share (in dollars)                1.275         1.175         1.100         1.050         1.000
Book value per share (in dollars)              36.06         34.19         31.57         29.10         27.34

Financial Ratios
Return on average equity                       11.63%        10.75%        11.82%         9.92%        11.13%
Return on average assets                        1.03          1.06          1.15          0.93          1.06
Average equity to average assets                8.84          9.87          9.76          9.34          9.55
Net interest margin                             3.77          3.95          4.30          4.33          4.55
Allowance for loan losses / total loans         1.45          1.52          1.63          1.63          1.65
Non-performing loans to total loans             0.47          0.61          0.81          0.90          1.66
Efficiency ratio                               65.95         66.62         65.96         70.38         67.43
Dividend payout ratio                          30.18         31.46         29.34         37.60         38.51

At Year End
Total assets                                $488,355      $464,194      $381,029      $362,003      $348,242
Loans, gross                                 309,951       286,333       226,226       211,568       204,931
Total investment securities                  144,139       138,155       109,569       102,970       109,958
Total deposits                               304,982       298,454       275,765       267,907       245,581
Total borrowed funds                         134,414       117,729        59,284        54,366        66,203
Total shareholders' equity                    41,092        40,752        38,318        34,136        31,120

All share amounts have been restated to reflect the Company's 2-for-1 stock split, in the form of a 100% stock dividend, paid on March 21, 2005.

                   Union Bankshares Company and Subsidiary
                         Consolidated Balance Sheets

                                 December 31,
                           (Dollars in thousands)


                                                              2004        2003
------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                                 $ 10,112    $ 14,702
Securities, available for sale,
 at market                                                 134,157     129,427
Securities, held to maturity                                 2,255       2,870
Other investment securities                                  7,727       5,858
Loans held for sale                                            246         937

Loans                                                      309,951     286,333
Less allowance for loan losses                               4,504       4,339
------------------------------------------------------------------------------
Net loans                                                  305,447     281,994

Premises, furniture and equipment, net                       5,672       5,819

Goodwill                                                     6,305       6,305

Bank owned life insurance                                    8,413       8,041
Other assets                                                 8,021       8,241
------------------------------------------------------------------------------

Total assets                                              $488,355    $464,194
==============================================================================


                                                              2004        2003
------------------------------------------------------------------------------

LIABILITIES
Demand deposits                                           $ 46,314    $ 41,209
NOW deposits                                                66,913      65,657
Money market accounts                                       30,858      38,359
Savings deposits                                            70,921      55,396
Certificates of deposit                                     89,976      97,833
------------------------------------------------------------------------------
Total deposits                                             304,982     298,454

Borrowings from Federal Home Loan Bank                     120,160     105,027
Other borrowed funds                                        14,254      12,702
Other liabilities                                            7,867       7,259
------------------------------------------------------------------------------
Total liabilities                                          447,263     423,442
------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Common stock                                                13,937      14,560
Surplus                                                      2,973       4,056
Retained earnings                                           24,152      21,396
Accumulated other comprehensive income (loss)
  Net unrealized gain on securities available for sale         457       1,543
Minimum pension liability adjustment                          (427)          -
Treasury stock                                                   -        (803)
------------------------------------------------------------------------------
Total shareholders' equity                                  41,092      40,752
------------------------------------------------------------------------------

Total liabilities and shareholders' equity                $488,355    $464,194
==============================================================================


Refer to the Union Bankshares 2004 Annual Report on Form 10-K for a complete set of consolidated financial statements, including information covering stock prices, dividends, outstanding shares, per share data and financial ratio calculations.

                   Union Bankshares Company and Subsidiary
                      Consolidated Statements of Income

                           Years Ended December 31,
                           (Dollars in thousands)


                                                          2004       2003       2002
------------------------------------------------------------------------------------

INTEREST AND DIVIDEND INCOME
Interest and fees on loans                             $16,521    $15,311    $15,856
Interest and dividends on investments                    5,570      4,786      5,233
------------------------------------------------------------------------------------
Total interest and dividend income                      22,091     20,097     21,089

INTEREST EXPENSE
Interest on deposits                                     2,838      3,312      4,559
Interest on borrowed funds                               3,321      2,654      2,529
------------------------------------------------------------------------------------
Total interest expense                                   6,159      5,966      7,088
------------------------------------------------------------------------------------

Net interest income                                     15,932     14,131     14,001
Provision for loan losses                                  222        420        360
------------------------------------------------------------------------------------
Net interest income after provision for loan losses     15,710     13,711     13,641

NONINTEREST INCOME
Net gains on sales of investment securities                237        558         23
Financial services fees and commissions                  1,953      1,812      1,580
Service charges and fees on deposit accounts             1,792      1,252      1,253
Bankcard fees                                              227        385        866
Loan fees                                                  888      1,496      1,314
Income from cash surrender value of life insurance         372        318        331
Other income                                               285        346        508
------------------------------------------------------------------------------------
Total noninterest income                                 5,754      6,167      5,875

NONINTEREST EXPENSE
Salaries and employee benefits                           8,913      8,174      7,330
Net occupancy                                            1,530      1,527      1,304
Equipment and data processing                            1,238      1,301      1,849
Other                                                    2,909      2,838      2,978
------------------------------------------------------------------------------------
Total noninterest expense                               14,590     13,840     13,461
------------------------------------------------------------------------------------

Income before income taxes                               6,874      6,038      6,055
Income taxes                                             2,045      1,760      1,740
------------------------------------------------------------------------------------
Net income                                             $ 4,829    $ 4,278    $ 4,315
====================================================================================

Refer to the Union Bankshares 2004 Annual Report on Form 10-K for a complete set of consolidated financial statements, including information covering stock prices, dividends, outstanding shares, per share data and financial ratio calculations.

UNION BANKSHARES COMPANY
---------------------------------------------------------------------------

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

Howard E. Mikkelsen
Tax Director, Williams CPA Group, LLC

John V. Sawyer II
Chairman of the Board; Retired President,
Worcester-Sawyer Agency

Stephen C. Shea
Treasurer, E. L. Shea, Inc.; President, Shea Leasing

Robert W. Spear
Commissioner of Agriculture - State of Maine

Karen Stanley
President, Stanley Subaru

Richard W. Teele
Secretary; Retired Former Executive
Vice President & Treasurer

Paul L. Tracy
President, Owner, Winter Harbor Agency; Vice President, Co-Owner, Schoodic Insurance Agency;
Vice President, Co-Owner, MDI Insurance Agency;
Co-Owner, Grindstone Financial Group LLC
Co-Owner, Insurance Source of ME

UNION BANKSHARES COMPANY
DIRECTORY OF OFFICERS

John V. Sawyer II
Chairman of the Board

Sandra H. Collier
Vice Chairman of the Board

Peter A. Blyberg
President, Chief Executive Officer

John P. Lynch
Executive Vice President

Peter F. Greene
Senior Vice President, Chief Administrative Officer

Sally J. Hutchins
Senior Vice President & Clerk

Timothy R. Maynard
Senior Vice President, Chief Financial Officer

Rebecca J. Sargent
Senior Vice President, Senior Financial Services Officer

Richard W. Teele
Secretary

Kent Winters
Senior Vice President


UNION BANKSHARES COMPANY
& UNION TRUST COMPANY
HONORARY DIRECTORS

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

Delmont N. Merrill
President, Merrill Blueberry Farms, Inc.

Thomas R. Perkins
Retired Pharmacy Owner, Retired Maine Legislator
(Senator), Retired Legislative Liaison MSHA

John E. Raymond
President, Bimbay, Inc.

Casper G. Sargent, Jr.
Owner, Sargent's Real Estate Corp.

Douglas N. Smith
Retired

I. Frank Snow
Retired

Richard W. Whitney
Dentist



PHOTO CAPTION
The Brooklin General Store.

PHOTO CREDIT
COURTESY OF BROOKLIN KEEPING SOCIETY

                                                        UNION TRUST COMPANY
---------------------------------------------------------------------------

UNION TRUST COMPANY
DIRECTORY OF OFFICERS

John V. Sawyer II
Chairman of the Board

Sandra H. Collier
Vice Chairman of the Board

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

Michelle Bannister
Vice President, Training and Development Officer

Edwin Bonenfant
Vice President, Investment Officer

James M. Callnan
Vice President, Senior Information Services Officer

Jane Dagley
Vice President, Relationship Manager

Paul Doody
Vice President, Relationship Manager

Debra A. Ehrlenbach
Vice President, Auditor

Thomas E. Estes, Sr.
Vice President, Relationship Manager

Terance Fancy
Vice President, Compliance Officer

Laurence D. Fernald, Jr.
Vice President, Appraisal Review and Loan Officer

Pamela G. Fowler
Vice President, Relationship Manager

Janis Guyette
Vice President, Trust Operations

James E. Haskell
Vice President, Relationship Manager

Lisa A. Holmes
Vice President, Relationship Manager

Christopher H. Keefe
Vice President, Senior Relationship Manager

David A. Krech
Vice President, Investment Officer

Andrea G. Leonard
Vice President, Relationship Manager

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

Sandy Salsbury
Vice President, Human Resources

Susan A. Saunders
Vice President, Bank Services

Geddes Simpson, Jr.
Vice President, Trust Officer

Craig Worcester
Vice President, Financial Services

Petrea Allen
AVP, Relationship Manager

Wendy W. Beal
AVP, Relationship Manager

Cynthia Davis-Pinkham
AVP, Teller Services Officer

Brenda Gatcomb
AVP, Trust Officer

Lynda C. Hamblen
AVP, Relationship Manager

Patti S. Herrick
AVP, Information Services

Mary Lou Lane
AVP, Mortgage Underwriter

Diane Y. Lawrence
AVP, Branch Manager

Kathe Marion-Gallant
AVP, Mortgage Underwriter

Jeannie Merchant
AVP, Marketing Officer

Peter C. O'Brien
AVP, Mortgage Underwriter

Renee Ouellette
AVP, Senior Financial Analyst

Deborah F. Preble
AVP, Audit Assistant

Diane Rimm
AVP, Operations Manager, Cornerstone

Bobbi-Jo Thornton
AVP, Relationship Manager

Stephen L. Tobey
AVP, Security Officer

Melody L. Wright
AVP, Branch Manager

Tina Torres-York
AVP, Relationship Manager

Jon C. Young
AVP, Relationship Manager

Charlie Ault
Business Development Officer

Elizabeth Gimpel
Assistant Trust Officer

Ronald Hamilton
Financial Consultant

Sylvia Joy
Trust Officer

Dennis Kinghorn
Financial Consultant

Rhonda Reardon
Assistant Trust Officer

Annette Russell
Financial Planning Officer

Scott Shields
Collections Officer

Chuck Yestramski
Network Administrator Specialist

UNION TRUST COMPANY
---------------------------------------------------------------------------

Union Trust Company Personnel

Deborah Allen

Drew Allen

April Ashmore

Dodi Austin

Melissa Babbidge

Joanna Bagley

Harold Batson

Jennifer Baum

Brian Beaulieu

Melissa Bonville

Randy Bragg

Wendy Brooks

Brandi Candage

Glendon Carter

Linda Carter

Lisa Carver

Christina Cole

Sylvia Colson

Christina Craveiro

Karen Cukierski

Sylvia Cunningham

Kristen Curtis

Pamela Dalfonso

Sharon Davis

Jessica Day

Margaret Day

Patricia Dillon

Joanne Douglass

Tracy Duffy

Tia Dyer

Michelle Eaton

Deborah Edgecomb

Sherry Emery

Kathy Faulkner

John Foss

Judith Gaul

Victoria Grant

Candace Gray

Denice Gray-York

Annalee Grindal

Eugene Grindle

Kirsten Hamilton

Louise Handy

Mercy Hardison

Kathy Hawes

Robin Hennigan

Gail Higgins

Darlene Hills

Nichole Hinckel

Melissa Hinckley

Gayle Hustus

Elwell Hutchinson

Beth Jewell

Debra Kalloch

Tammy Kaspala

Cindy Kelley

Doria Kenney

Mindy Leighton

Kathy Leonard

Michele Libby

Cheryl Look

Lisa Look

Delia Lufkin

Melinda McCarty

Bernadette McCormick

Regina McHenan

Jane McMahon

Caroline Merritt

Jared Merritt

Alanna Murray

April Murray

Suzette Oakes

Kristina O'Neill

Sandra Otis-Anderson

Jamie Phillips

Muriel Pineo

Nichole Putnam

Wanda Ring

Sherry Rochefort

Tammy Sargent

Kimberly Saucier

Donna Sawyer

Marsha Scott

Valerie Shields

Mary Silverman

Adele Simpson

Virginia Spaulding

Annette Spear

Kelly Sprowl

Andrea Swett

Jeannie Thayer

Travas Thibault

Amy Thompson

Dianne Thompson

Deborah Tracy

Mattie Treadwell

Nancy Tucker

Kimberly Tyler

Julie Vittum

Jayne Wallace

Stephanie Wilson

Malerie Wirey

Mary Youngblood


UNION TRUST COMPANY OFFICES

Bar Harbor
288-2300

Belfast
338-2800

Blue Hill
374-2707

Camden
236-8490

Castine
326-8006

Ellsworth Main
667-2504

Ellsworth
Shopping Center
667-7243

Jonesport
497-5902

Milbridge
546-2521

Rockland
594-0390

Somesville
244-5057

Stonington
367-2201

Waldoboro
832-2122

HISTORICAL

The Underwood and Loring sardine factory was one of several fish canneries built in Jonesport in the 1880s. The Underwood factory was considered to be one of the most modern of its kind in the world. It was located in West Jonesport just before the bridge over Moosabec Reach. The coast guard station is there presently, and the Union Trust Company Jonesport branch is across the street.

PHOTO CREDIT
COURTESY OF VELTON PEABODY

INSIDE BACK COVER

UNION BANKSHARES COMPANY

Union Trust Company is committed to offering equal opportunity in regard to employment, training, benefits, salary administration and promotional opportunities to all employees, regardless of race, color, religion, sex, age or national origin. The Bank has implemented an Affirmative Action Plan.

Upon written request, the Company will provide, without charge, a copy of its 2004 Annual Report on SEC Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission. Interested persons should write to:

Timothy R. Maynard, Senior Vice President
Union Bankshares Company
P.O. Box 479
Ellsworth, Maine 04605


MEMBER FDIC EQUAL HOUSING LENDER


CREDITS

COPYWRITING Karin Marshall Wilkes
CONCEPT, DESIGN AND PRODUCTION KMW Design, Ellsworth, Maine
PRINTING Furbush Roberts, Bangor, Maine
PHOTOS OF RIVERS
INSIDE FRONT COVER Union River, Ellsworth. Courtesy of Frenchman Bay
Conservancy
INSIDE BACK COVER Passagassawakeag River, Belfast. Courtesy of Coastal Mountains Land Trust
BACK COVER St. George River, Warren. Courtesy of Georges River Land Trust

BACK COVER

                                          04


UNION TRUST COMPANY               success starts here