Form 10-K, Exhibit 13
period 2005-12-31
UNION BANKSHARES CO/ME
filed 2006-03-31
CIK 745083

Exhibit 13

While the loan portfolio has shown strong growth the quality component has remained healthy.

We want to continue expanding our fee income to be a stronger complement to net interest income.

Our non-interest income increased last year due largely to an increase in our investment and trust service and fee income. Going forward, our goal is to be able to offer the best service at competitive prices as we continue to focus on growing our financial services business (investment management, trust and brokerage). Additional growth in non-interest income also came from service charges on deposit accounts. As the consumer mortgage market slowed during 2005 mainly due to a decline in refinancing activity, our heavy dependence on that business showed itself in reduced loan fee income. Going forward, our increased emphasis on developing commercial business should reduce that reliance.

We will strengthen our presence in the strongest markets to take advantage of the growth opportunities that they present.

This past year we refocused our resources in Washington County with the closure of our Machias Branch and the consolidation of our Cherryfield Branch with our Milbridge location at the end of 2004. This was in recognition of a number of demographic and economic pressures. The economies resulting from this will be felt more fully in future years. We took some of those savings and strengthened our presence in the Knox, Lincoln and Waldo county markets with the addition of staff focused on developing commercial relationships. We are relocating our Rockland Branch to a higher visibility location and turning our Camden location into a commercial branch capable of accepting deposits and conducting business related transactions. In addition, we relocated our Somesville branch to Town Hill to reflect the fact that we had outgrown that office.

We want to improve the customer experience since we believe that the quality of the service we deliver will determine our success.

We have a new Marketing Manager, Kristin Tardif, who has undertaken a top to bottom review of our branding, marketing and merchandising and you should be seeing the results of that during 2006. Our goal is to give ourselves a stronger brand image in our markets and capitalize on our strengths. We are also expanding our customer service training programs to encompass everyone in the bank.

Our goal in making these changes has been to strengthen our market presence, serve our customers and communities to the best of our abilities and provide a stronger return to our shareholders.

President and CEO

Union Bankshares Annual Report 2005	Page 1

Our
Aspirations

We aspire to be the
best company in the banking industry.
We will do this by:

Building customer loyalty
Inspiring employee passion and commitment
Consistently achieving our core business objectives
Acting with an entrepreneurial company spirit
Constantly improving our company and ourselves

Our
Beliefs

We believe in:

Respect for people and the community
Honesty and Integrity
Teamwork

Union Bankshares Annual Report 2005	Page 2

Union Trust is Proud to Present our Partners in Success

Their individual success stories are inspirational and collectively they form a gallery of portraits personifying the qualities behind the success of Union Trust itself.

We look for partners who share our values. Partners with vision, initiative, aspirations, ingenuity, determination, expertise and a commitment to their business and to the communities in which they live.

Whether a business partner is generating millions of dollars in sales or represents a much smaller, home grown business, our representatives give their time and attention to helping them grow, to working out problems, to seeing opportunities where there were obstacles.

The five success stories featured here are examples of the kind of partnerships we have forged over the years with people whose success has greatly contributed to our own.

It is with great pride and deep appreciation that we pay tribute to a small sampling of our many successful unions.

Union Bankshares Annual Report 2005	Page 3

Our Business Partners

Jon Wilson and Jim Miller Wooden Boat

Vision and Initiative

Jon Wilson stands outside the double sliding doors of the now internationally renown Wooden Boat School on the estate he purchased with the help of Union Trust. His wooden boat can be seen outside the Wooden School Pier.

As a young man in the early 1970s, Jon Wilson earned a modest living building and repairing wooden boats.

Preserving a rich tradition and keeping a fine art alive on the coast of Maine were reward enough, in those days.

But as time went on, it seemed to Jon that the art and tradition were in increasing danger of becoming extinct, and he began to consider what he could do to slow that seemingly inevitable process.

A perennial student, Jon thought that if he could create a magazine about wooden boats, he could simultaneously study and celebrate the genius of the great designers, builders and owners of wooden boats and yachts.

Union Bankshares Annual Report 2005	Page 4

Never mind that he knew "absolutely nothing" about the magazine business. Never mind that he knew "hardly anything" about business. He knew there were at least a handful of people like himself, and that if he could get a few issues published, it could catch hold. So he sold his boat and launched his dream.

That was more than thirty years ago, and today WoodenBoat is a thriving enterprise with three magazines, a mail order business, a book publishing division and a seasonal school. The wooden boat and yacht industry is a robust international enterprise. The art and tradition are anything but extinct.

Union Trust has been a partner from the beginning, when then vice-president Bob Boit saw in Jon the potential to make a vision work, and helped him understand how to apply fiscal discipline to that vision. The combination worked. It's been a great partnership for 30 years.

Union Bankshares Annual Report 2005	Page 5

Our Business Partners

Innovation and Aspiration

When Janet Eugley and her husband bought the Echo Hill Lodge in l996, it had stood empty for 3 years. With a bit of ingenuity, hard work and, of course, money, Janet knew it could be transformed into a successful dance and function hall.

Although, they began with another bank in purchasing Echo Hill, they found the costs too high and burdensome and turned to Union Trust for a second opinion.

Tina Torres-York in Waldoboro listened attentively and had a better idea. Realizing that the total property fell between commercial and residential, she was able to secure an affordable interest rate. But the partnership didn't stop there.

"Tina has been very accessible, very helpful through-out the years. She finds it so easy to say "We can look at that." And with her help we've been able to under-take the necessary renovations on the property. Tina can think outside the box and come up with successful solutions to problems. She has gone out on a limb with us more than once, but each time she's shared our conviction that we'll pull it off successfully. That's the kind of comfort we can't get from another bank."

Innovation is Janet's middle name - perhaps a legacy from her engineer father. As a laboratory technologist at an OB/GYN medical office for 15 years and mother of two she realized the importance of early monitoring of the unborn baby's heartbeat - before it can be picked up by conventional ultrasound. She put her technical skills and engineering bent to work and invented the EchoHeart Doppler. This inexpensive and practical instrument can monitor a fetal heartbeat at very early stages and enhance the chances for the successful delivery of a healthy baby.

Union Trust will always go the extra mile to form a lasting partnership with people like Janet Eugley. People with vision and passion and commitment. Our mutual success depends on it.

Janet Eugley Damariscotta EchoHeart Monitor
------------------------------------

A smiling Janet Eugley with a friend whose wedding ceremony was held at Echo Hill and whose early heart monitoring assured the delivery of her healthy baby. The EchoHeart Doppler shown has just recieved FDA approval.

Union Bankshares Annual Report 2005	Page 6

Union Bankshares Annual Report 2005	Page 7

Our
Business
Partners

Ingenuity and good taste

Kathy and Bob Bartlett embody the spirit of Yankee ingenuity that is so characteristic of Maine.

This enterprising couple left an established art glass career in Detroit and moved to Maine to do "something different", something that would fit their love of Maine and its natural resources and fulfill their passion for fine food and wine.

That something turned out to be the Bartlett Winery, the first and oldest winery in the state of Maine. It uses locally grown produce, berries and fruits, and produces top quality wines presented in beautiful bottles with exquisite botanical drawings that exemplify quality and good taste. So determined were the Bartletts to make their dream come true that they championed the passage of new legislation that for the first time allowed wineries to operate in the State of Maine, paving the way for others to follow.

Union Trust was the bank the Bartletts had chosen for their personal banking, so it was only natural that they turned to the same bank for their commercial needs.

They found a friend and mentor in John Lynch who remains their primary contact to this day.

"John believed in us and our mission. He was both conservative and flexible which was a perfect balance for us since what we were doing was out of the ordinary, yet we are by no means reckless. John understood perfectly our commitment to create a successful enterprise, but more than that he applauded and encouraged our commitment to using ingredients that would support Maine agriculture, our passion for quality and details and desire to leave behind a legacy of beauty and excellence. He was more than a banker to us. He was our mentor, our cheerleader, our sounding board, our friend."

Union Trust is proud to have business partners like the Bartlett's. We share the same values and aspirations. We share a commitment to our community, its people, its environment. We put our trust in the passionate attention to details and quality of work whether it is in the form of wine of financial acumen. It is this kind of partnership that makes for a successful union.

Union Bankshares Annual Report 2005	Page 8

Kathy and
Bob Bartlett
Bartlett Maine
Estate Winery
-----------------------------------------

Kathy and Bob
Bartlett proudly
showing their
beautifully labeled
bottles and oak kegs
used for aging their
gourmet wine.

Union Bankshares Annual Report 2005	Page 9

Our Business Partners

Dan and Rita
Chalmers
Ocean House Boat
Storage, LLC and
Chalmers
Enterprises, LLC
-----------------------------------------

Mark, a trusted
member of the crew
who helps to build
and install docks
and floats for
Chalmers Enterprises,
LLC, owned by Rita
and Dan Chalmers,
(right).

Union Bankshares Annual Report 2005	Page 10

Trust and Determination

When Dan Chalmers' long and successful career as a lobsterman ended, Dan took a good hard look at his options and together with his wife, Rita, started a new career.

With his intimate knowledge of the ocean and its people it was only natural that his new enterprise focused on serving other ocean people.

Dan knew that although anyone can own a boat not everyone can afford to store it professionally. What was needed was a "do it yourself" storage facility that would be affordable to his lobstermen friends as well as pleasure boat owners.

It was an ambitious undertaking because it involved purchasing a 28 acre property, and Dan did not have that kind of money. Still, he was determined to make a go of it and found a silent partner to help with the purchase.

Dan is the kind of man who inspires trust. People who know him and Rita know they'll do what it takes to see a project through - climbing under boats, painting, scraping - anything necessary to provide the kind of service boat people depend on.

Dan and Rita personify the kind of partners in success Union Trust actively seek out.

Soon after Dan had started his ambitious project, two representatives from the bank came to his site. They liked what they saw and told him they would be happy to provide financial assistance should he ever need it.

Union Trust has been Dan's bank ever since, providing financing for his ever expanding business which now includes 69 acres of land, a full time crew of nine, servicing 2000 moorings annually and building docks and floats from Seal Harbor to Brooklin and beyond.

"Union Trust has always treated me with respect", says Dan. "In fact, they treat me as if I'm doing them a favor rather than the other way around. Their extreme courtesy and knowledge has been a huge help and support to my wife and me in making difficult decisions. We look forward to doing future business with them. There's always room for expansion."

Union Bankshares Annual Report 2005	Page 11

Our
Business
Partners

Expertise and Expansion

Three years ago, Mike Cote left behind a long career in the premium food business, first with Pepperidge Farm and then Odwalla, and made two very big decisions: to go out on his own and move back to his home state, Maine.

With his partner, Cynthia Fisher, Mike bought Look's Cannery, an 85 year old, Down East, Maine premium food processor. They then rolled up their sleeves and went to work, keeping what was successful and changing what needed improvement.

One of the biggest obstacles was convincing people they could get gourmet food in a can. Undaunted, Mike took thermoses of his delicious lobster bisque and clam chowder to trade shows and food chains and proved that tasting was believing. Orders started pouring in from California to Japan.

Eighteen months later, Mike and Cynthia had expanded the line to thirty-eight products and had converted the Bar Harbor line to "All Natural," The quality of the finished product is so important to Mike that raw materials are hand-sorted and every batch is tasted before canning to insure consumers receive the best product possible. This obviously adds to the cost in a highly competitive arena but Mike is a firm believer in the axiom that "God is in the details" and it's this unwavering commitment to quality that sets Look's gourmet foods apart.

Mike and Cynthia know that discriminating consumers know the difference and are willing to pay for a truly premium product. The company's tagline, which appears on all new product labeling reads "Quality is our "Maine" Distinction" and rings true within the entire operation from the moment raw materials are received to final labeling and shipping.

Quality, commitment, skills honed over time, courage, ingenuity, long term vision - these are the qualities Union Trusts looks for in a successful partnership. We are pleased and proud to include the Look's Gourmet Company in our family of partners in success.

Look's Gourmet Foods Company

Mike Cote has much to be happy about. His highly successful Bar Harbor Premium line of chowders, bisques and sauces recently went "all natural". The little wharf pictured is the original wharf of Cutler's Cannery, purchased by Mike and Cynthia.

Union Bankshares Annual Report 2005	Page 12

Union Bankshares Annual Report 2005	Page 13

Union Bankshares Annual Report 2005	Page 14

BERRY.DUNN.MCNEIL & PARKER

CERTIFIED PUBLIC ACCOUNTANTS MANAGEMENT CONSULTANTS

To the Board of Directors of Union Bankshares Company:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Union Bankshares Company and its subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2005 (not presented herein); and in our report dated March 17, 2006, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

Portland, Maine
March 17, 2006

PORTLAND, ME BANGOR, ME LEBANON, NH MANCHESTER, NH WWW.BDMP.COM

Union Bankshares Annual Report 2005	Page 15

Union Bankshares Company and Subsidiary

Summary of Financial Highlights
December 31, 2005, 2004, 2003, 2002, and 2001
(Dollars in thousands, except per share data)

	2005	2004	2003	2002	2001

Summary of Operations
Net income	$ 4,747	$ 4,829	$ 4,278	$ 4,315	$ 3,226
Net interest income	15,817	15,932	14,131	14,001	13,058
Non-interest income	5,751	5,713	6,128	5,837	4,822
Non-interest expense	15,220	14,549	13,801	13,423	13,004
Provision for (recovery of ) loan losses	(215)	222	420	360	300

Per Common Share Data
Earnings per share (in dollars)	$ 4.28	$ 4.24	$ 3.73	$ 3.75	$ 2.79
Dividends declared per share (in dollars)	1.600	1.275	1.175	1.100	1.050
Book value per share (in dollars)	36.96	36.86	35.57	33.37	29.56

Financial Ratios
Return on average equity	11.61%	11.63%	10.75%	11.82%	9.92%
Return on average assets	0.91	1.03	1.06	1.15	0.93
Average equity to average assets	7.87	8.84	9.87	9.76	9.34
Net interest margin	3.41	3.77	3.95	4.30	4.33
Allowance for loan losses to total loans	1.19	1.45	1.52	1.63	1.63
Non performing loans to total loans	0.69	0.47	0.61	0.81	0.90
Efficiency ratio	68.30	65.89	66.56	65.90	70.33
Dividend payout ratio (declared)	37.36	30.18	31.46	29.34	37.60

At Year End
Total assets	$529,883	$488,355	$464,194	$381,029	$362,003
Loans, gross	355,858	309,951	286,333	226,226	211,568
Total investment securities	140,688	144,139	138,155	109,569	102,970
Total deposits	334,998	304,982	298,454	275,765	267,907
Total borrowed funds	147,695	134,414	117,729	59,284	54,366
Total shareholders' equity	40,575	41,092	40,752	38,318	34,136

All share amounts have been restated to reflect the Company's 2-for-1 stock split, in the form of a 100% stock dividend, paid on March 21, 2005.

Union Bankshares Annual Report 2005	Page 16

Union Bankshares Company and Subsidiary

Consolidated Balance Sheets
December 31
(Dollars in thousands)

	2005	2004		2005	2004

ASSETS			LIABILITIES
Cash and cash equivalents	$ 9,725	$ 10,112	Demand deposits	$ 49,006	$ 46,314
Securities, available for sale, at
market	128,852	134,157	NOW deposits	72,899	66,913
			Money market accounts	22,990	30,858
Securities, held to maturity	2,078	2,255	Savings deposits	73,623	70,921
Other investment securities	9,758	7,727	Certificates of deposit	116,480	89,976
Loans held for sale	-	246
			Total deposits	334,998	304,982
Loans	355,858	309,951
Less allowance for loan losses	4,248	4,504	Borrowings from Federal Home
			Loan Bank	130,111	120,160
Net loans	351,610	305,447	Other borrowed funds	17,584	14,254
			Other liabilities	6,615	7,867

Premises, furniture and			Total liabilities	489,308	447,263
equipment, net	6,220	5,672

Goodwill	6,305	6,305	SHAREHOLDERS' EQUITY
			Common stock	13,721	13,937
Bank owned life insurance	8,762	8,413	Surplus	1,932	2,973
Other assets	6,573	8,021	Retained earnings	27,126	24,152
			Accumulated other comprehensive
			income (loss)
			Net unrealized gain (loss) on
			securities available for sale	(1,438)	457
			Minimum pension liability adjustment	(766)	(427)

			Total shareholders' equity	40,575	41,092

Total assets	$529,883	$488,355	Total liabilities and shareholders' equity	$529,883	$488,355

Refer to the Union Bankshares 2005 Annual Report on Form 10-K for a complete set of consolidated financial statements, including information covering stock prices, dividends, outstanding shares, per share data and financial ratio calculations.

Union Bankshares Annual Report 2005	Page 17

Union Bankshares Company and Subsidiary

Consolidated Statements of Income
Years Ended December 31
(Dollars in thousands)

	2005	2004	2003

INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$19,491	$16,521	$15,311
Interest and dividends on investments	6,021	5,570	4,786

Total interest and dividend income	25,512	22,091	20,097

INTEREST EXPENSE
Interest on deposits	4,292	2,838	3,312
Interest on borrowed funds	5,403	3,321	2,654

Total interest expense	9,695	6,159	5,966

Net interest income	15,817	15,932	14,131
Provision for (recovery of ) loan losses	(215)	222	420

Net interest income after provision for (recovery of ) loan losses	16,032	15,710	13,711

NON-INTEREST INCOME
Net gains on sales of investment securities	4	237	558
Financial services fees and commissions	2,359	1,912	1,773
Service charges and fees on deposit accounts	1,928	1,792	1,252
Bankcard fees	309	227	385
Loan fees	763	888	1,496
Income from cash surrender value of life insurance	349	372	318
Other income	39	285	346

Total non-interest income	5,751	5,713	6,128

NON-INTEREST EXPENSE
Salaries and employee benefits	9,075	8,913	8,174
Net occupancy	1,543	1,530	1,527
Equipment and data processing	1,274	1,238	1,301
Other expense	3,328	2,868	2,799

Total non-interest expense	15,220	14,549	13,801

Income before income taxes	6,563	6,874	6,038
Income taxes	1,816	2,045	1,760

Net income	$ 4,747	$ 4,829	$ 4,278

Refer to the Union Bankshares 2005 Annual Report on Form 10-K for a complete set of consolidated financial statements, including information covering stock prices, dividends, outstanding shares, per share data and financial ratio calculations.

Union Bankshares Annual Report 2005	Page 18

Union Trust Officers

Peter Blyberg,	John Lynch,	Kent Winters, SVP,	Rebecca Sargent,	Peter Greene, SVP	Timothy Maynard, SVP
CEO and President	Executive VP,	Mid-Coast Regional	SVP, Trust and	Bank Operations	Chief Financial Officer
	Downeast Regional	Manager	Cornerstone
Manager

Debra Ehrlenbach, SVP,	Sally Hutchins, SVP,	Robert Carter, SVP	Michael Marino, VP,	Kristin Tardif, VP,	Terance Fancy, VP
Internal Audit	Bank Treasurer	Branch Operations	Credit	Marketing Director	Compliance Officer
Administration

Michelle Bannister,	Susan Saunders VP,	Sandy Salsbury, VP,	Bette Pierson, VP,	Jim Callnan, VP	Craig Worcester, VP,
VP, Training Officer	Bank Services	Human Resources	Mortgage Processing	Information Services	Cornerstone

Union Bankshares Annual Report 2005	Page 19

Union Trust Main Office	Union Trust Main Office
Support Staff

Deborah Preble,	Patrice Crossman,	Accounting Department
Audit/Payroll	Executive Administrative
Specialist	Assistant	Tim Maynard
Sally Hutchins
Michelle Moore,	Cindy Davis Pinkham,	Renee Ouellette
Purchasing Assistant	Bank Administration	Jared Merritt
Kathy Hawes
Steve Tobey,	Harold Batson,	Melissa Babbidge
Bank Administration	Maintenance	Kristie Fongemie

Mortgage Processing Department

Bette Pierson
Randy Bragg
Mary Lou Lane
Robin Hennigan
Sylvia Cunningham
Peter O'Brien
Gail Higgins
Ginni Spaulding
Kathe Marion

Information Services

Jim Callnan
Chuck Yestramski
Christina Cole
Patti Herrick
Debbie Allen

Deposit Services and Electronic Services

Wendy Brooks
Linda Carter
Darlene Hills
Melissa Hinckley
Kathy Leonard
Malerie Wirey
Louise Handy
Jamie Phillips

Union Bankshares Annual Report 2005	Page 20

Loan Services	Cornerstone

Andrea Swett	Craig Worcester
Denice Gray-York	Diane Rimm
Nicole Hinkel	Ron Hamilton
Dennis Kinghorn
Credit Administration	Mary Youngblood
Annalee Grindal
Mike Marino	Brian Beaulieu
Scott Shields
Karen LaCharite
Wanda Ring
Diana Preble
Kristen Curtis

Financial Services Trust and Investment Services

Rebecca Sargent
Janis Guyette
David Krech
Sarah Ruef-Lindquist
Lorraine Ouellette
Ed Bonenfant
Geddes Simpson
Sylvia Joy
Brenda Gatcomb
Rhonda Reardon
Elizabeth Gimpel
Brian Beaulieu
Annette Russell
Kim Saucier
Dodi Austin
Patty Dillon
Kelly Sprowl
Nancy Tucker
Victoria Grant
Mattie Treadwell
Marsha Scott

Union Bankshares Annual Report 2005	Page 21

Union Trust Office Employees

Bar Harbor	Castine

Chris Keefe, VP, RM	Donna Sawyer, Branch Manager
Mary Silverman, Branch Manager
Sara Gilmore, Teller
Amy Thompson, Teller

Belfast	Ellsworth Main Office

Paul Doody, VP, RM	Larry Fernald, VP, RM
Dawn Blake, RM	Thomas Estes, VP, RM
Sandra Otis-Anderson, Branch Manager	Chris Young, AVP, RM
Jeannie Hurd, CSR	Glen Carter, RM
Judith Gaul, Teller
Kimberly Tyler, Teller

Blue Hill	Beth Jewell, Branch Manager
Adele Berzinis, CSR
Pam Fowler, VP RM	April Ashmore, Teller
Dianne Thompson, Branch Manager	Rachel Neves, Teller
Brandi Candage, CSR	Stephanie Wilson, Teller
Joanne Douglas, Teller	Tia Dyer, Teller
Tracy Duffy, Teller	Tammy Kaspala, Teller
Gene Grindle, Teller
Kathleen Gielarowski, Teller
Bernadette Keenan-McCormick, Teller

Camden	Debra Kalloch
Kirsten Hamilton
Kent Winters, Sr. VP/Regional Manager	Deborah Tracy
Brian Beaulieu, Cornerstone Financial Consultant
Delia Lufkin, Office Manager
Sarah Ruef-Lindquist, VP, Sr. Admin. Officer
Christine Beacham, Business Banking Manager

Union Bankshares Annual Report 2005	Page 22

Ellsworth Shop. Ctr.	Stonington

Lynda Hamblen, VP, RM	Sherry Rochefort, Branch Manager
Melody Wright, Branch Manager, AVP	Roberta Dolbow, Teller
Lacy Alley, Teller	Michelle Eaton, Teller
Cathy Emerton, Teller	Regina McHenan, Teller
Annalee Grindal, Teller
Nichole Putnam, Teller
Lindsey Willey, Teller

Jonesport	Town Hill

Wendy Beal, VP, RM	Andrea Leonard, VP, RM
Lisa Look, Branch Manager	Jayne S. Wallace, Branch Manager
Lisa Carver, Teller	Missey Bonville, Teller
Cindy Kelley, Teller	John Foss, Teller
Michele Merchant, Teller

Milbridge	Waldoboro

Jimmy Haskell, VP, RM	Tina Torres-York, AVP, RM
Lisa Holmes, VP, RM	Kristin Lawson, Branch Manager
Caroline Merritt, Branch Manager	Jessica Day, CSR
Mindy Leighton, CSR	Kathe Marion, AVP, Mortgage Underwriter
Kathy Faulkner, Teller	Valerie Shields, RM
Cheryl Look, Teller	Jennifer Baum, Teller
Tammy Sargent, Teller	Audrey Chandler, Teller
Jessica Ward, Teller	Alanna Murray, Teller
Jessica Simmons, Teller

Rockland

Steve Staples, VP, Senior Commercial RM
Jane Dagley, VP, RM
Pam Dalfonso, Branch Manager
Suzette Oakes, CSR
Sylvia Colson, Teller
Sherry Emery, Teller
Gayle Hustus, Teller
Doria Morrison, Teller

Union Bankshares Annual Report 2005	Page 23

Dedication

We want to recognize the hard work and dedication of two long term members of the
Board of Directors, Richard Carver and John Sawyer.

Richard joined the Board in 1974 and his insights, comments and observations over the years have contributed in no small measure to our success in the Downeast region.

John Sawyer also joined the Board in 1974 and was elected Chairman in October 1988. He served the Bank well in his years on the Board with loyalty, dedication and a caring attitude toward customers, employees and shareholders. John's term of service saw tremendous changes in the Bank and his diligent approach toward his responsibilities helped guide us through tumultuous times.

We thank them both for their time and loyalty.

______________________

In Memory of
Richard W. Whitney
Director for 34 years

Design:
KNDA
Ellsworth, Maine
Photography:
Jamie Bloomquist,
Aaron Beauregard
Printing:
Penmor Lithographers,
Lewiston, Maine

Union Bankshares Annual Report 2005	Page 24